Exhibit (a)(1)(G)

INFINITY I-CHINA FUND (CAYMAN), L.P.

INFINITY I-CHINA FUND (ISRAEL), L.P.

INFINITY I-CHINA FUND (ISRAEL 2), L.P. AND

INFINITY I-CHINA FUND (ISRAEL 3), L.P.

Second Amended and Restated Offer to Purchase for Cash

Up to 5,750,000 Warrants to Purchase Ordinary Shares, no par value of

INFINITY CROSS BORDER ACQUISITION CORPORATION

at a Purchase Price of $0.60 Per Warrant

THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME,
ON APRIL 10, 2014 OR SUCH LATER TIME AND DATE TO WHICH THE OFFER IS
EXTENDED.

Infinity I-China Fund (Cayman), L.P., Infinity I-China Fund (Israel), L.P., Infinity I-China Fund (Israel 2), L.P. and Infinity I-China Fund (Israel 3), L.P. (collectively referred to as the “Purchasers”, “we”, “us” or “our”) hereby offer to purchase up to 5,750,000 of the outstanding Warrants (the “Warrants”) to purchase ordinary shares, no par value per share (the “Ordinary Shares”) of Infinity Cross Border Acquisition Corporation (“Infinity Corp.” or the “Company”), at a purchase price of $0.60 per Warrant, in cash, without interest (the “Purchase Price”), for an aggregate Purchase Price of $3,450,000 upon the terms and subject to certain conditions described in this second amended and restated offer to purchase (the “Offer to Purchase”) and in the related letter of transmittal (“Letter of Transmittal”) (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).

On January 8, 2014, the Company entered into a Merger and Share Exchange Agreement (as amended from time to time, the “Merger Agreement”) with Glori Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Infinity Corp. (“Infinity Acquisition”), Glori Merger Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Infinity Acquisition (“Merger Sub”), Infinity-C.S.V.C. Management Ltd., in its capacity under the Merger Agreement as the INXB Representative (the “INXB Representative”), and Glori Energy Inc., a Delaware corporation (“Glori”), pursuant to which:

•	Infinity Corp., a British Virgin Islands business company, will effect a merger in which it will merge with and into Infinity Acquisition, with Infinity Acquisition surviving the merger (the “Redomestication”); and

•	immediately following the Redomestication, Infinity Acquisition will effect an acquisition of Glori by Merger Sub, merging with and into Glori, with Glori surviving the merger (the “Transaction Merger” and, together with the Redomestication, the “Business Combination”).

The Purchasers are making the Offer to purchase the Warrants in connection with the Business Combination to provide Warrant holders with an opportunity to redeem their Warrants. See “The Offer—Section 2. Purposes of the Offer; Certain Effects of the Offer.”

Only Warrants validly tendered at the Purchase Price, and not properly withdrawn, will be purchased pursuant to the Offer. All Warrants tendered and not purchased pursuant to the Offer will be returned to the tendering Warrant holders at our expense promptly following the Expiration Date. See “The Offer—Section 3. Procedures for Tendering Warrants.”

The Offer is not conditioned on any minimum number of Warrants being tendered. The Offer is, however, subject to certain other conditions. Financing is not a condition to the Offer; however, consummation of the Business Combination is a condition to the Offer. See “The Offer —Section 2. Purposes of the Offer; Certain Effects of the Offer” and “The Offer—Section 6. Conditions of the Offer.”

The Warrants are listed and traded on the Nasdaq Capital Market (“Nasdaq”) under the symbol “INXBW”. On March 24, 2014, the closing price of the Warrants reported on Nasdaq was $0.77 per Warrant. Warrant holders are urged to obtain current market quotations for the Warrants before deciding whether to tender their Warrants pursuant to the Offer. See “The Offer—Section 7. Price Range of Ordinary Shares, Warrants and Units.”

None of the Company, the Purchasers, the Company’s board of directors, Morrow & Co., LLC, the information agent for the Offer (the “Information Agent”), or Continental Stock Transfer & Trust Company, the depositary for the Offer (“Continental” or the “Depositary”), is making any recommendation to you as to whether to tender or refrain from tendering your Warrants pursuant to the Offer. You must make your own decision as to whether to tender your Warrants and, if so, how many Warrants to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. See “The Offer —Section 2. Purposes of the Offer; Certain Effects of the Offer.” You should discuss whether to tender your Warrants with your own broker or other financial advisor, if any.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved this transaction, or passed upon the merits or fairness of the transaction or the accuracy or adequacy of the information contained in this Offer. Any representation to the contrary is a criminal offense.

Questions and requests for assistance regarding the Offer and requests for additional copies of the Offer to Purchase and the Offer documents may be directed to the Information Agent, at the telephone numbers and address set forth on the back cover of this Offer to Purchase.

March 27, 2014

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IMPORTANT

If you desire to tender all or any portion of your Warrants, you must do one of the following before the Offer expires:

•	If your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and have such nominee tender your Warrants for you;

•	If you hold Warrants registered in your own name, you must complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the Warrants and any other documents required by the Letter of Transmittal, to the Depositary at the address shown on the back cover of this Offer to Purchase. Do not send such materials to Infinity Corp. or the Information Agent;

•	If you are an institution participating in The Depository Trust Company, you must tender your Warrants according to the procedure for book-entry transfer described in “The Offer—Section 3. Procedures for Tendering Warrants”;

•	If you are the holder of Units, you must separate the Warrants from the Units prior to tendering your Warrants pursuant to the Offer. If your Units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to do so or, if you hold Units registered in your own name, you must contact the Depositary directly and instruct it to do so. If you fail to cause your Warrants to be separated in a timely manner before the Offer expires, you will likely not be able to validly tender such Warrants prior to the expiration of the Offer.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Warrants pursuant to the Offer. You should rely only on the information contained in this Offer to Purchase and in the related Letter of Transmittal to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the Offer, you must not rely upon that recommendation, information or representation as having been authorized by us, the Company, the Company’s board of directors, the Information Agent, or the Depositary for the Offer. Subject to applicable law (including Rules 13e-4(d)(2) and 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require that material changes be promptly disseminated to security holders in a manner reasonably designed to inform them of such changes), delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained or incorporated by reference in this Offer to Purchase is correct as of any time after the date of this Offer to Purchase or the respective dates of the documents incorporated herein by reference or that there has been no change in the information included or incorporated by reference herein or in the affairs of Infinity Corp. or any of its subsidiaries or affiliates since the date hereof or the respective dates of the documents incorporated herein by reference. See “Summary Term Sheet and Questions and Answers.”

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SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

This summary term sheet highlights important information regarding the Offer and this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should carefully read this entire Offer to Purchase and the related Letter of Transmittal that constitute the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics addressed in this Summary Term Sheet.

Securities Subject of the Offer	Up to 5,750,000 Warrants to purchase Ordinary Shares of Infinity Corp.

Price Offered Per Warrant	$0.60 net to the seller in cash, without interest thereon (the “Purchase Price”).

Scheduled Expiration of Offer	11:59 p.m., New York City time, on April 10, 2014, unless the Offer is otherwise extended or terminated (the “Expiration Date”).

Parties Making the Offer	Infinity I-China Fund (Cayman), L.P., Infinity I-China Fund (Israel), L.P., Infinity I-China Fund (Israel 2), L.P. and Infinity I-China Fund (Israel 3), L.P., each of whom is an affiliate of the Company.

For further information regarding the Offer, see “The Offer.”

The Business Combination

What is the Business Combination?

On January 8, 2014, Infinity Corp., Infinity Acquisition, Merger Sub, the INXB Representative and Glori entered into the Merger Agreement, pursuant to which, among other things and subject to the terms and conditions contained in the Merger Agreement:

•	Infinity Corp., will effect a merger in which it will merge with and into Infinity Acquisition, with Infinity Acquisition surviving the merger; and

•	immediately following the Redomestication, Infinity Acquisition will effect an acquisition of Glori by Merger Sub, merging with and into Glori, with Glori surviving the merger.

What is the structure of the Redomestication?

Pursuant to the terms and conditions of the Merger Agreement, Infinity Corp. will merge with and into Infinity Acquisition, with Infinity Acquisition surviving the merger.  At the time of the Redomestication:

•	Assuming none of the Ordinary Shares sold in the IPO (the “Public Shares”) are tendered pursuant to a separate tender offer being made by Infinity Corp. (the “Share Tender Offer”) to provide its shareholders with the opportunity to redeem their Public Shares, each of the 5,750,000 Public Shares then outstanding will be converted automatically into one substantially equivalent share of Infinity Acquisition’s Common Stock (“Common Stock”);

•	The 1,437,500 Ordinary Shares held by the Company’s sponsors, officers and directors that were issued prior to the Company’s IPO (the “Founder Shares”) will be converted automatically into 1,437,500 shares of Common Stock which will not be transferable until one year after the completion of the Business Combination subject to certain exception described in the Share Tender Offer;

•	Assuming no Warrants are tendered pursuant to the Offer, each of the 5,750,000 Warrants will be converted into one warrant to purchase Common Stock, each exercisable for one share of Common Stock at $10.00 per share, or the Infinity Acquisition Warrants;

•	Each of the 4,820,000 Insider Warrants (as defined below) will be converted into 4,820,000 Insider Warrants of Infinity Acquisition. However, the holders of the Insider Warrants have agreed that Infinity Acquisition has the right to demand that the Insider Warrants be converted into shares of Infinity Acquisition Common Stock, at a ratio of ten warrants for one share of Infinity Acquisition Common Stock, during the thirty day period commencing 31 days after the consummation of the Business Combination; and

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•	The underwriters of the IPO have agreed to convert the 500,000 unit purchase options of Infinity Corp. held by them or their designees into 100,000 shares of Infinity Acquisition’s Common Stock.

In connection with the Redomestication, Infinity Acquisition has filed a Registration Statement on Form S-4 with the SEC to register the distribution of Common Stock and Infinity Acquisition Warrants to Infinity Corp. shareholders and Warrant holders.

What is the structure of the Transaction Merger and the Transaction Merger Consideration?

Immediately following the Redomestication, Merger Sub, will be merged with and into Glori, with Glori surviving the merger.  Pursuant to the terms of the Merger Agreement, in exchange for all of the outstanding shares of Glori common stock and warrants, Infinity Acquisition will issue to the stockholders and warrant holders of Glori 23,584,557 shares of Common Stock on a pro rata basis with 707,537 of such shares to be deposited in escrow to support the parties indemnification obligations under the Merger Agreement. The shares of Common Stock held by Glori’s shareholders and warrantholders, or the Lock-up Common Stock, immediately following the Transaction Merger will be subject to a lock-up agreement, or the Lock-up Agreement, that will limit their ability to dispose of the Lock-up Common Stock until one year after the completion of the Business Combination subject to certain exception described in the Share Tender Offer.

The approximate dollar value of the merger consideration to be paid in Common Stock by Infinity Acquisition pursuant to the Merger Agreement is $188.7 million, based on the purchase price of the Ordinary Shares of $8.00.

Are the Warrants being amended in connection with the Business Combination?

As a condition to entering into the Merger Agreement, Glori required that Infinity Corp. effectuate certain changes with respect to the Infinity Corp. Warrants. Accordingly, to accommodate such requirement and induce Glori to enter into the Merger Agreement, Infinity Corp. obtained written consents from the holders of a majority of the outstanding Infinity Corp. Warrants to approve amendments (the “Warrant Amendment”) to the Infinity Corp. Warrants to: (i) increase the exercise price of the Infinity Corp. Warrants from $7.00 to $10.00 per ordinary share of Infinity Corp., (ii) increase the redemption price of the Infinity Corp. Warrants from $10.50 to $15.00 per ordinary share of Infinity Corp., (iii) increase the term of the Infinity Corp. Warrants from three years following the consummation of the Business Combination to five years following the consummation of the Business Combination, (iv) delete the provision decreasing the exercise price of the Infinity Corp. Warrants in connection with certain transactions and (v) allow the Infinity Corp. Warrants to be converted into Common Stock, on a one for ten basis, during the 30 day period commencing 31 days after the consummation of the Business Combination. The amendments to the Infinity Corp. Warrants will become effective upon the execution of an amendment to the warrant agreement in connection with the closing of the Business Combination.

Infinity Acquisition will also enter into a Registration Rights Agreement with the former Glori shareholders and warrantholders that provides for the registration of the Common Stock received as merger consideration.

Are the Offer, the Share Tender Offer and the Transaction Merger conditioned on one another?

Yes.  Pursuant to the terms of the Merger Agreement, it is a condition to the consummation of the Transaction Merger that the Offer and the Share Tender Offer are conducted in accordance with the terms of the Merger Agreement. The Offer and the Share Tender Offer are subject to certain conditions. If the conditions to the Offer or the Share Tender Offer are not satisfied by the expiration of the Offer or the Share Tender Offer, as the case may be, we will terminate or extend the Offer and the Company will terminate or extend the Share Tender Offer.  In the event either the Offer or the Share Tender Offer is terminated, the Company will not consummate the Business Combination. In such case or if the Merger Agreement is terminated for any reason, we will terminate the Offer and will promptly return any Warrants, at our expense, that were delivered pursuant to the Offer upon the expiration or termination of the Offer.   See “The Business Combination.”

Is there other information about the Business Combination and Glori’s business that I should be aware of?

Yes.  In addition to the information contained in this Offer to Purchase, you should carefully review the Second Amended and Restated Offer to Purchase relating to the Share Tender Offer, a copy of which is attached hereto as Annex A, which was included as Exhibit (a)(1)(G) to the Schedule TO filed with the SEC by Infinity Corp. on March 26, 2014.  The Second Amended and Restated Offer to Purchase relating to the Share Tender Offer contains, among other things, important information about, and various risks associated with, the Business Combination and Glori’ business.

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The Offer

Who is offering to purchase the Warrants?

Infinity I-China Fund (Cayman), L.P., Infinity I-China Fund (Israel), L.P., Infinity I-China Fund (Israel 2), L.P. and Infinity I-China Fund (Israel 3), L.P. are making an offer to buy your Warrants. Each of the Purchasers is a sponsor of the Company.

What is the background and purpose of the Offer?

The Company is a blank check company that was incorporated as a British Virgin Islands business company with limited liability on April 6, 2011 (under the name Infinity China 1 Acquisition Corporation) for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, contractual control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar business combination with one or more operating businesses or assets.

On July 25, 2012, the Company consummated its IPO of 5,000,000 Units (the “Units”), each Unit consisting of one Ordinary Share, and a Warrant to purchase one Ordinary Share, pursuant to the registration statement on Form F-1 (File No. 333-173575) (the “Registration Statement”) which was declared effective by the SEC on July 19, 2012.   The Units were sold at an offering price of $8.00 per Unit, generating gross proceeds of $40,000,000. The underwriters of the IPO were granted an option to purchase up to an additional 750,000 Units to cover over-allotments, if any. On July 26, 2012, the underwriters of the IPO exercised the option in full and, on July 27, 2012, the underwriters purchased all of the Over-Allotment Units, which were sold at an offering price of $8.00 per Unit, generating gross proceeds of $6,000,000.

Simultaneous with the closing of the IPO and the closing of the over-allotment option, the Company closed a private placement (the “Private Placement”) pursuant to which it sold an aggregate of 4,381,818 Warrants to the Purchasers (the “Sponsor Warrants”) and 438,182 Warrants to EarlyBirdCapital, Inc. (“EarlyBirdCapital”), the representative of the underwriters (“EBC Warrants,” and, collectively with the Sponsor Warrants, the “Insider Warrants”). As a result of the IPO and the full exercise of the over-allotment option, the Company raised $46,000,000 which was placed in a trust account (the “Trust Account”) pursuant to an investment management trust agreement between the Company and Continental as trustee.

In connection with the IPO, the Purchasers committed that they or their designees would purchase up to 40% of the Warrants in the aftermarket at $0.40 per Warrant during the period commencing on the later of 61 days after the date of the IPO prospectus or when the Warrants commenced separate trading and terminating on the earlier of the date of the announcement of a business combination or until the maximum number of such Warrants have been purchased. Purchases were to be made only in open market transactions pursuant to a 10b5-1 plan entered into by the Purchasers on or prior to July 19, 2012. No Warrants were acquired pursuant to the 10b5-1 plan. Additionally, the Purchasers committed to purchase at $0.60 per Warrant the outstanding Warrants in a tender offer to commence after the Company’s announcement of a merger and in connection with the Company’s initial business combination, which commitment is being satisfied through the Offer. The Purchasers have deposited the full Purchase Price with Continental, as escrow agent, into a segregated escrow account at Morgan Stanley & Co., LLC (representing $0.60 per Warrant for up to 5,750,000 Warrants) to fund the Offer.

Under the terms of the Merger Agreement, the Company agreed that it would cause the Purchasers to commence, prior to the closing date of the Business Combination, a tender offer to purchase up to 5,750,000 of the outstanding Warrants at a price of $0.60 per Warrant. The purchasers are making the Offer to purchase the Warrants pursuant to the terms of the prospectus related to our IPO and the Merger Agreement to provide holders of the Warrants that may not wish to retain their Warrants following the Business Combination the possibility of receiving cash for their Warrants. See “The Business Combination.”

If the Offer is consummated, the Company’s public stockholders will suffer no dilutive effect as the overall number of outstanding Warrants will remain unchanged. However, the relative voting power of the Purchasers with respect to the public stockholders on a fully diluted basis will increase based on their greater shareholding on an “as exercised” basis.

What will happen if I do not tender my Warrants?

Warrant holders who choose not to tender will retain their Warrants. In connection with the Redomestication, each Warrant will be converted automatically into a warrant of Infinity Acquisition. See “The Offer —Section 2. Purposes of the Offer; Certain Effects of the Offer.” If you choose not to tender your Warrants and such Warrants are converted into warrants of Infinity Acquisition, such warrants of Infinity will be subject to the Warrant Amendment.

If the Company is unable to close its initial business combination by April 25, 2014, holders of any outstanding Warrants will receive $0.60 per Warrant as promptly as reasonably possible but no more than five business days thereafter and such Warrants will expire worthless.

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How many Warrants are the Purchasers offering to purchase?

The Purchases are offering to purchase up to 5,750,000 of the outstanding Warrants. See “The Offer—Section 1. Number of Warrants; Purchase Price; No Proration.”

What will be the Purchase Price for the Warrants and what will be the form of payment?

The Purchase Price for the Offer is $0.60 per Warrant, in cash, without interest. All Warrants that we purchase in the Offer will be purchased at the Purchase Price. If you properly tender your Warrants in the Offer, we will pay you the Purchase Price promptly after the Expiration Date. Under no circumstances will we pay interest on the Purchase Price, including but not limited to, by reason of any delay in making payment. See “The Offer—Section 1. Number of Warrants; Purchase Price; No Proration” and “—Section 5. Purchase of Warrants and Payment of Purchase Price.”

Are Ordinary Shares or Units included in the Offer?

No. The Offer is only for Warrants. You may not tender Ordinary Shares or Units (each Unit consisting of an Ordinary Share and a Warrant). If you wish to tender Warrants included in such Units, you must first separate the Warrants from the Units prior to tendering your Warrants pursuant to the Offer. If your Units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must instruct your nominee to do so, or if you hold Units registered in your own name, you must contact Continental, the Company’s Transfer Agent, directly and instruct them to do so. If you fail to cause Warrants to be separated in a timely manner before the Offer expires, you will likely not be able to validly tender such Warrants prior to the Expiration Date. See “The Offer—Section 3. Procedures for Tendering Warrants.” Holders of Ordinary Shares may participate in the Share Tender Offer commenced by the Company, pursuant to which it has offered to purchase, collectively, up to 4,750,000 shares at $8.00 per share in connection with the Business Combination. The Share Tender Offer will be consummated, if at all, upon the consummation of the Business Combination.

How will the Purchasers pay for the Warrants?

We will pay the Purchase Price for the Warrants by using the $3,450,000 which has been deposited by the Purchasers into a segregated escrow account (representing $0.60 per Warrant for up to 5,750,000 Warrants) with Continental. These funds were initially deposited by the Purchasers in connection with the IPO. The funds held in the escrow account are invested only in United States treasuries or in money market funds that invest solely in United States treasuries with a maturity of 180 days or less. We expect to pay the aggregate Purchase Price by authorizing the release of the funds in escrow to the Depositary promptly after the Expiration Date. See “The Offer—Section 8. Source and Amount of Funds.”

How long do I have to tender my Warrants?

You may tender your Warrants pursuant to the Offer until the Offer expires. The Offer will expire at 11:59 p.m., New York City time, on April 10, 2014, or such later time and date to which we may extend the Offer. See “The Offer—Section 1. Number of Warrants; Purchase Price; No Proration” and “—Section 13. Extension of the Offer; Termination; Amendment.”

If a broker, dealer, commercial bank, trust company or other nominee holds your Warrants, it is likely such nominee has established an earlier deadline for you to act to instruct such nominee to accept the Offer on your behalf. We urge you to contact your nominee to find out the nominee’s deadline. See “The Offer – Section 3. Procedures for Tendering Warrants.”

Can the Offer be extended, amended or terminated?

We may elect to extend or amend the Offer for any reason. If we extend the Offer, we will delay the acceptance of any Warrants that have been tendered pursuant to the Offer prior to such extension. We can also terminate the Offer under certain circumstances. See “The Offer – Section 6. Conditions of the Offer” and “The Offer – Section 13. Extension of the Offer; Termination; Amendment.”

How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See “The Offer – Section 13. Extension of the Offer; Termination; Amendment.”

Are there any conditions to the Offer?

The Offer is conditioned upon the completion of the Business Combination. See “The Offer – Section 2. Purposes of the Offer; Certain Effects of the Offer” and “The Offer – Section 6. Conditions of the Offer.”

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How do I tender my Warrants?

If you desire to tender all or any portion of your Warrants prior to the Expiration Date, you must do one of the following:

•	If your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and have such nominee tender your Warrants for you;

•	If you hold Warrants registered in your own name, you must complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the Warrants and any other documents required by the Letter of Transmittal, to the Depositary;

•	If you are an institution participating in The Depository Trust Company, you must tender your Warrants according to the procedure for book-entry transfer described in “The Offer – Section 3. Procedures for Tendering Warrants”; or

•	If you are the holder of Units, each Unit consisting of an Ordinary Share and a Warrant, and wish to tender Warrants included in such Units, you must first separate the Warrants from the Units prior to tendering your Warrants pursuant to the Offer. If your Units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must instruct your nominee to do so or, if you hold Units registered in your own name, you must contact Continental, the Transfer Agent, directly and instruct them to do so. If you fail to cause your Warrants to be separated in a timely manner before the Offer expires, you will likely not be able to validly tender such Warrants prior to the Expiration Date.

You may contact the Information Agent or your broker, dealer, commercial bank, trust company or other nominee holding your Warrants for assistance. The contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

Until what time can I withdraw previously tendered Warrants?

You may withdraw your tendered Warrants at any time before the Expiration Date and, unless theretofore accepted for payment by the Purchasers pursuant to the Offer, you may also withdraw your tendered Warrants at any time after March 12, 2014. See “The Offer – Section 4. Withdrawal Rights.”

How do I withdraw Warrants previously tendered?

If you hold Warrants registered in your own name you must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Warrants to be withdrawn and the name of the registered holder of such Warrants. Some additional requirements apply if the Warrants to be withdrawn have been delivered to the Depositary or if your Warrants have been tendered under the procedure for book-entry transfer set forth in “The Offer – Section 3. Procedures for Tendering Warrants.” If your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee to withdraw your Warrants. It is possible they have an earlier deadline for you to act to instruct them to withdraw Warrants on your behalf.

Has Infinity Corp. or its board of directors adopted a position on the Offer?

None of Infinity Corp., its board of directors, the Purchasers, the Information Agent, or the Depositary is making any recommendation to you as to whether you should tender or refrain from tendering your Warrants pursuant to the Offer. You must make your own decision as to whether to tender your Warrants and, if so, how many Warrants to tender. In doing so, you should read carefully the information in this Offer to Purchase and the related Letter of Transmittal. You should discuss whether to tender your Warrants with your own broker or other financial advisor, if any. See “The Offer – Section 2. Purposes of the Offer; Certain Effects of the Offer.”

Will Infinity Corp.’s sponsors, directors and executive officers tender Warrants in the Offer?

None of Infinity Corp.’s sponsors, directors and executive officers will tender their Warrants pursuant to the Offer. See “The Offer – Section 9. Interests of Directors and Executive Officers; Certain Agreements.” The Sponsor Warrants will be automatically converted into the Infinity Acquisition Sponsor warrants in the Transaction Merger.

When will the Purchasers pay for the Warrants I tender that are accepted for purchase?

We will pay the Purchase Price in cash, without interest, for the Warrants we purchase by authorizing the release of the aggregate Purchase Price previously deposited in escrow to the Depositary promptly after the Expiration Date and the acceptance of the Warrants for payment. The Depositary will act as your agent and will transmit to you the payment for all of your Warrants accepted for payment. See “The Offer – Section 5. Purchase of Warrants and Payment of Purchase Price.”

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What is the recent market price for the Warrants?

On March 24, 2014, the most recent practicable date prior to the date of this Offer to Purchase, the closing price of the Warrants reported on Nasdaq was $0.77 per Warrant. You are urged to obtain current market quotations for the Warrants before deciding whether to tender your Warrants. See “The Offer – Section 7. Price Range of Ordinary Shares, Warrants and Units; Dividends.”

Will I have to pay brokerage fees and commissions if I tender my Warrants?

If you are a registered Warrant holder and you tender your Warrants directly to the Depositary, you will not incur any brokerage fees or commissions.

If you hold your Warrants through a broker, dealer, commercial bank, trust company or other nominee and such nominee will tender Warrants on your behalf, such nominee may charge you a fee for doing so. We urge you to consult your nominee to determine whether any charges will apply. See “The Offer – Section 3. Procedures for Tendering Warrants.”

What are the U.S. federal income tax consequences if I tender my Warrants?

The receipt of cash for your tendered Warrants generally will be treated for U.S. federal income tax purposes as a taxable sale of the Warrants so tendered. See “The Offer – Section 10. Material U.S. Federal Income Tax Consequences.”

Whom do I contact if I have questions about the Offer?

For additional information or assistance and to request additional copies of this Offer to Purchase and the Letter of Transmittal and other Offer documents, you may contact Morrow & Co., the Information Agent, at the telephone numbers and address set forth on the back cover of this Offer to Purchase.

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RISK FACTORS

You should carefully consider the following risk factors in addition to the other information included in this Offer to Purchase before you decide whether to tender Warrants in the Offer. We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Purchase, which speak only as of the date of this Offer to Purchase. Risk factors relating to the Business Combination and the Merger Agreement can be found in the Second Amended and Restated Offer to Purchase relating to the Share Tender Offer, a copy of which is attached hereto as Annex A, which was filed as Exhibit (a)(1)(G) to the Schedule TO filed with the SEC by Infinity Corp. on March 26, 2014.

There is no guarantee that your decision whether or not to tender your Warrants will put you in a better future economic position.

We can give no assurance as to the price at which a Warrant holder may be able to sell its Warrants in the future following the completion of the Offer. Certain events following the consummation of the Business Combination may cause an increase in the prices of the Warrants and shares underlying the Warrants, and may result in a lower value realized now than you might realize in the future had you not agreed to tender your Warrants. Similarly, if you do not tender your Warrants, you will bear the risk of ownership of your Warrants after the consummation of the Business Combination, and there can be no assurance that you can sell your Warrants in the future for a greater amount than the Purchase Price. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

If Infinity Corp. is not able to consummate the Business Combination by April 25, 2014 with enough support to allow the Business Combination to close, Infinity Corp. would cease all operations except for the purpose of the winding up of Infinity Corp. and its subsidiaries, and the Offer will be terminated.

Infinity Corp. is required to complete the Business Combination by the April 25, 2014. If Infinity Corp. is unable to consummate the Business Combination by April 25, 2014 with enough support to allow the Business Combination to close (including satisfaction of the closing condition that Infinity Acquisition have, between the remaining proceeds in the Trust Account and the proceeds of the PIPE Investment, at least $25.0 million in cash or in kind, including debt instruments), Infinity Corp. will, as promptly as reasonably possible but no more than five business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (less up to $50,000 of the net interest earned thereon to pay dissolution expenses), pro rata to shareholders of Infinity Corp. by way of redemption and cease all operations except for the purposes of winding up of its affairs and we will terminate the Offer. If Infinity Corp. is unable to consummate the Business Combination by April 25, 2014, holders of any outstanding Warrants will receive $0.60 per Warrant as promptly as reasonably possible but no more than five business days thereafter and such Warrants will expire worthless.

If you do not tender your Warrants in the Offer, your Warrants will be subject to the provisions of the Warrant Amendment.

As a condition to entering into the Merger Agreement, Glori required that Infinity Corp. effectuate certain changes with respect to the Warrants. Accordingly, to accommodate such requirement and induce Glori to enter into the Merger Agreement, Infinity Corp. obtained written consents from the holders of a majority of the outstanding Warrants to approve the Warrant Amendment, which will: (i) increase the exercise price of the Warrants from $7.00 to $10.00 per share, (ii) increase the redemption price of the Warrants from $10.50 to $15.00 per share, (iii) increase the term of the Warrants from three years following the consummation of the Business Combination to five years following the consummation of the Business Combination, (iv) delete the provision decreasing the exercise price of the Warrants in connection with certain transactions and (v) allow the Warrants to be converted into Common Stock, on a one for ten basis, during the 30 day period commencing 31 days after the consummation of the Business Combination. The Warrant Amendment will become effective upon the execution of an amendment to the Warrant Agreement in connection with the closing of the Business Combination. If you do not tender your Warrants in the Offer, your Warrants will be subject to the provisions of the Warrant Amendment.

In the event of a liquidation, the Warrants will expire worthless, other than the right to receive $0.60 per Warrant from us.

If the Company is unable to consummate the Business Combination by April 25, 2014 and is forced to liquidate, the Warrants will expire worthless, other than the right to receive $0.60 per Warrant from us.

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Following the Business Combination, Infinity Acquisition may amend the terms of the Warrants in a manner that may be adverse to holders with the approval by the holders of a majority of the then outstanding Warrants.

The Warrants were issued in registered form under a Warrant Agreement with Continental. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of a majority of the then outstanding Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, following the Business Combination, Infinity Acquisition may amend the terms of the Warrants in a manner adverse to a holder if holders of a majority of the then outstanding Warrants (including the Insider Warrants) approve of such amendment.

Following the Business Combination, Infinity Acquisition may redeem unexpired Warrants prior to their exercise at a time that is disadvantageous to a Warrant holder, thereby making such Warrants worthless.

Following the Business Combination, Infinity Acquisition may redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Warrant, provided that the last reported sales price of the Common Stock equals or exceeds $10.50 per share for any 20 trading days within a 30 trading-day period ending on the third business day prior to proper notice of such redemption provided that commencing five business days prior to the date the Company gives notice of redemption and during the entire period thereafter until the time the Company redeems the Warrants, the Company has an effective registration statement under the Securities Act covering the Common Stock issuable upon exercise of the Warrants and a current prospectus relating to them is available. If and when the Warrants become redeemable by Infinity Acquisition, it may exercise the redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force holders (1) to exercise their Warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so, (2) to sell their Warrants at the then-current market price when they might otherwise wish to hold on to the Warrants or (3) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of their Warrants. None of the Insider Warrants or the repurchased public Warrants will be redeemable by Infinity Acquisition so long as they are held by the initial purchasers or their permitted transferees.

There is no guarantee, even if the Business Combination is consummated, that the Warrants will ever be in the money and they may expire worthless.

Upon the closing of the Business Combination, the exercise price for the Warrants will be increased to $10.00 per share. There is no guarantee that the Warrants will ever be in the money prior to their expiration, and as such, the Warrants may expire worthless.

A market for the Warrants may not develop, which would adversely affect the liquidity and price of the Warrants.

Following the Business Combination, the price of the Warrants may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for the Warrants may never develop or, if developed, it may not be sustained. In addition, the price of the securities after the Business Combination can vary due to general economic conditions and forecasts, its general business condition and the release of its financial reports. Additionally, if the Warrants are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Board, an inter-dealer automated quotation system for equity securities not included in a securities exchange, the liquidity and price of the Warrants may be more limited than if the Warrants were quoted or listed on Nasdaq or another national exchange. You may be unable to sell your Warrants unless a market can be established or sustained.

In the event that a significant number of Warrants are redeemed in the Offer, the Warrants may become less liquid following the Business Combination.

If a significant number of Warrants are redeemed in the Offer, Infinity Acquisition may be left with a significantly smaller number of warrantholders following the Business Combination.  As a result, the number of Warrants owned by non-affiliate warrantholders and available for trading in the securities markets following the Offer and the Business Combination will be reduced, which may reduce the volume of trading in the Common Stock and may result in lower stock prices and reduced liquidity in the trading of the Common Stock prior to the completion of the Business Combination.

Holders of the Warrants will only be able to exercise such warrants if the issuance of Common Stock upon such exercise has been registered or qualified or is deemed exempt under the securities laws of the state of residence of the holder of the Warrants.

No Warrants will be exercisable on a cash basis and Infinity Acquisition will not be obligated to issue registered Common Stock unless the Common Stock issuable upon such exercise has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants.  Because the exemptions from qualification in certain states for re-sales of Warrants and for issuances of Common Stock by the issuer upon exercise of a Warrant may be different, a Warrant may be held by a holder in a state where an exemption is not available for issuance of Common Stock upon exercise of the Warrants and the holder will be precluded from exercising the Warrant.  As a result, the Warrants may be deprived of any value, the market for the Warrants may be limited and the holders of Warrants may not be able to exercise their Warrants if the Common Stock issuable upon such exercise is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants reside.

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THE BUSINESS COMBINATION

The parties to the Merger Agreement are Infinity Corp., Infinity Acquisition, Merger Sub, the INXB Representative and Glori.  Pursuant to the Merger Agreement, immediately prior to the Transaction Merger, Infinity Corp. will effect a merger in which it will merge with and into Infinity Acquisition, a Delaware corporation, with Infinity Acquisition surviving the merger.

Conversion of Infinity Corp. Securities to Infinity Acquisition Securities in connection with the Redomestication

Pursuant to the terms and conditions of the Merger Agreement, Infinity Corp., a British Virgin Islands business company, will merge with and into Infinity Acquisition, its wholly owned Delaware subsidiary, with Infinity Acquisition surviving the merger.  At the time of the Redomestication:

•	Assuming none of the Public Shares are tendered pursuant to the Share Tender Offer, each of the 5,750,000 Public Shares then outstanding will be converted automatically into one substantially equivalent share of Common Stock;

•	The 1,437,500 Founder Shares will be converted automatically into 1,437,500 shares of Common Stock which will not be transferable until one year after the completion of the Business Combination subject to certain exceptions described in the Share Tender Offer.

•	Assuming no Warrants are tendered pursuant to the Offer, each of the 5,750,000 Warrants will be converted into one warrant to purchase Common Stock, each exercisable for one share of Common Stock at $10.00 per share, or the Infinity Acquisition Warrants;

•	Each of the 4,820,000 Insider Warrants will be converted into 4,820,000 Insider Warrants of Infinity Acquisition. However, the holders of the Insider Warrants have agreed that Infinity Acquisition has the right to demand that the Insider Warrants be converted into shares of Infinity Acquisition Common Stock, at a ratio of ten warrants for one share of Infinity Acquisition Common Stock, during the thirty day period commencing 31 days after the consummation of the Business Combination; and

•	The underwriters have agreed to convert the 500,000 unit purchase options of Infinity Corp. held by them or their designees into 100,000 shares of Infinity Acquisition’s Common Stock.

Upon effectiveness of the Redomestication, Infinity Corp. will merge with and into Infinity Acquisition, whereupon the separate corporate existence of Infinity Corp. will cease and Infinity Acquisition will be the surviving corporation.  As a result, Infinity Acquisition will assume all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Infinity Corp., including any and all agreements, covenants, duties and obligations of Infinity Corp. set forth in the Merger Agreement.

General Description of the Transaction Merger; Merger Consideration

Immediately following the Redomestication, Merger Sub, a Delaware corporation and wholly owned subsidiary of Infinity Acquisition, will be merged with and into Glori, with Glori surviving the merger.  Pursuant to the terms of the Merger Agreement, in exchange for all of Glori’s outstanding shares of stock and warrants, Infinity Acquisition will issue to the stockholders and warrant holders of Glori 23,584,557 shares of Common Stock on a pro rata basis, with 707,537 of such shares set aside in escrow, and have $25.0 million in cash or in kind, including debt instruments (including the proceeds of the PIPE Investment) available in the surviving company for payment of transaction expenses and for working capital purposes. The approximate dollar value of the merger consideration to be paid in Common Stock by Infinity Acquisition pursuant to the Merger Agreement is approximately $188.7 million based on the purchase price of the Ordinary Shares of $8.00.

The terms of the Business Combination and related agreements are described in detail in the Second Amended and Restated Offer to Purchase relating to the Share Tender Offer, which is attached hereto as Annex A.

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The Warrant Amendment

As a condition to entering into the Merger Agreement, Glori required that Infinity Corp. effectuate certain changes with respect to the Infinity Corp. warrants. As a condition to entering into the Merger Agreement, Glori required that Infinity Corp. effectuate certain changes with respect to the Infinity Corp. warrants. Glori's board of directors insisted that these changes to the Infinity Corp. warrants were fundamental to the Business Combination due to the potential dilution from the Infinity Corp. warrants and advised that it would not approve the Business Combination unless Infinity Corp. agreed to these changes. Accordingly, Infinity’s board of directors determined that it was necessary to effectuate these changes since Glori would not otherwise approve the Business Combination. Accordingly, to accommodate such requirement and induce Glori to enter into the Merger Agreement, Infinity Corp. obtained written consents from the holders of a majority of the outstanding Infinity Corp. warrants to approve amendments ( the “Warrant Amendment”) to the warrant agreement for the Infinity Corp. warrants (the “Warrant Agreement”) to: (i) increase the exercise price of the Infinity Corp. warrants from $7.00 to $10.00 per ordinary share of Infinity Corp., (ii) increase the redemption price of the Infinity Corp. warrants from $10.50 to $15.00 per ordinary share of Infinity Corp., (iii) increase the term of the Infinity Corp. warrants from three years following the consummation of the Business Combination to five years following the consummation of the Business Combination, (iv) delete the provision decreasing the exercise price of the Infinity Corp. warrants in connection with certain transactions and (v) allow the Infinity Corp. warrants to be converted into Common Stock, on a one for ten basis, during the 30 day period commencing 31 days after the consummation of the Business Combination. The Warrant Amendment will become effective upon the execution of an amendment to the warrant agreement in connection with the closing of the Business Combination and will apply to the Infinity Acquisition warrants issued in exchange for the Infinity Corp. warrants in the Redomestication.

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THE OFFER

 Section 1. Number of Warrants; Purchase Price; No Proration.

Number of Warrants

Upon the terms and subject to certain conditions of the Offer, we will purchase a maximum of 5,750,000 of the Warrants, or such lesser number of Warrants validly tendered and not properly withdrawn, in accordance with “The Offer – Section 4. Withdrawal Rights”, before the Expiration Date at a price of $0.60 per Warrant, in cash, without interest, for an aggregate Purchase Price of up to $3,450,000.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Warrants and will be furnished to each broker, dealer, commercial bank, trust company or other nominee holders of Warrants and similar persons whose names, or the names of whose nominees, appear on Infinity Corp.’s Warrant holders list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Warrants.

The Offer will expire at 11:59 p.m., New York City time, on April 10, 2014, or such later time and date to which we may extend the Offer. Only Warrants validly tendered and not properly withdrawn will be purchased pursuant to the Offer. All Warrants tendered and not purchased pursuant to the Offer will be returned to the tendering Warrant holders at our expense promptly following the Expiration Date. We intend to extend the Offer to ensure that the Expiration Date of the Offer coincides with the completion of the Business Combination. See “The Offer – Section 13. Extension of the Offer; Termination; Amendment.”

The Offer is not conditioned on any minimum number of Warrants being tendered. The Offer is, however, subject to certain other conditions including consummation of the Business Combination. See “The Business Combination,” “The Offer—Section 2. Purposes of the Offer; Certain Effects of the Offer” and “The Offer—Section 6. Conditions of the Offer.”

  Purchase Price

The Purchase Price is $0.60 per Warrant, in cash, without interest. The Purchasers expressly reserve the right, it their sole discretion, to increase the Purchase Price, subject to applicable law. See “The Offer—Section 13. Extension of the Offer; Termination; Amendment.”

If the Purchasers increase the price that may be paid for Warrants from $0.60 per Warrant, then the Offer must remain open for at least ten business days following the date that notice of the increase is first published, sent or given. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. See “The Offer—Section 13. Extension of the Offer; Termination; Amendment.”

  No Proration

There will be no proration with respect to the Offer.

Section 2. Purposes of the Offer; Certain Effects of the Offer.

None of the Purchasers, the Company, the Company’s board of directors, the Information Agent, or the Depositary is making any recommendation to you as to whether to tender or refrain from tendering your Warrants pursuant to the Offer. You must make your own decision as to whether to tender your Warrants pursuant to the Offer and, if so, how many Warrants to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. You should discuss whether to tender your Warrants with your own broker or other financial advisor, if any.

Purposes of the Offer

In connection with the Company’s IPO, the Purchasers committed to purchase at $0.60 per Warrant the outstanding Warrants in a tender offer to commence after the Company’s announcement of the Company’s initial business combination. The Purchasers have deposited an aggregate of $3,450,000 with Continental as escrow agent into a segregated escrow account at Morgan Stanley & Co., LLC (representing $0.60 per Warrant for up to 5,750,000 Warrants) to fund the Offer.

Only Warrants properly tendered at the Purchase Price, and not properly withdrawn, will be purchased pursuant to the Offer. All Warrants tendered and not purchased pursuant to the Offer will be returned to the tendering Warrant holders at our expense promptly following the Expiration Date. See “Section 3. Procedures for Tendering Warrants” below.

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As of March 24, 2014, the Company had 5,750,000 issued and outstanding Warrants (excluding the Insider Warrants), each to purchase one Ordinary Share at an exercise price of $7.00 per share. The Offer provides Warrant holders with an opportunity to obtain liquidity for their Warrants.

Certain Effects of the Offer

We expect $3,450,000 will be required to purchase the Warrants in the Offer if the Offer is fully subscribed at the Purchase Price of $0.60 per Warrant. Warrant holders who choose not to tender will retain their Warrants. All Warrants tendered in the Offer will remain outstanding. In connection with the Redomestication, each of the Warrants will be converted automatically into warrants of Infinity Acquisition. If the Offer is consummated, the Company’s public stockholders will suffer no dilutive effect as the overall number of outstanding Warrants will remain unchanged. However, the relative voting power of the Purchasers with respect to the public stockholders on a fully diluted basis will increase based on their greater shareholding on an “as exercised” basis.

Based on published guidelines of Nasdaq and certain conditions of the Offer, we believe the purchase of up to 5,750,000 Warrants pursuant to the Offer may result in delisting of the remaining Warrants on Nasdaq.

Other Plans

Except as otherwise disclosed in this Offer to Purchase, including in “The Offer – Section 11. Important Information Concerning Infinity Corp.,” we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation involving the Company;

•	any purchase, sale or transfer of a material amount of assets of the Company;

•	any material change in the Company’s present dividend rate or policy, indebtedness or capitalization;

•	any change in the Company’s present board of directors or management;

•	any other material change in the Company’s business;

•	any class of equity securities becoming eligible to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association;

•	any class of equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of the Company’s obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of any material amount of additional securities of the Company, or the disposition of any material amount of securities of the Company; or

•	any changes to the Company’s memorandum and articles of association.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

 Section 3. Procedures for Tendering Warrants.

Valid Tender of Warrants

For a Warrant holder to make a valid tender of Warrants under the Offer, the Depositary must receive, at its address set forth on the back cover of this Offer to Purchase, and prior to the Expiration Date, Warrant certificates for the Warrants you wish to tender, or confirmation of receipt of the Warrants pursuant to the procedure for book-entry transfer described below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other required documents.

If a broker, dealer, commercial bank, trust company or other nominee holds your Warrants, you must contact such nominee to tender your Warrants. It is likely your nominee has an earlier deadline for you to act to instruct the nominee to tender Warrants on your behalf. We urge Warrant holders who hold Warrants through nominees to consult their nominees to determine whether transaction costs may apply if Warrant holders tender Warrants through their nominees.

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Units

The Offer is available only for outstanding Warrants. We have outstanding Units, each consisting of an one Ordinary Share and one outstanding Warrant. The Units were issued in the Company’s IPO in July 2012. You may tender Warrants that are included in Units, but to do so you must first separate such Warrants from the Units prior to tendering such Warrants.

  If you hold Units registered in your own name, you must deliver the certificate for such Units to Continental, the Company’s Transfer Agent, with written instructions to separate such Units into shares and Warrants. This must be completed far enough in advance of the Expiration Date of the Offer to permit the mailing of the Warrant certificates back to you so that you may then tender into the Offer the certificates received upon the separation of the Units.

If a broker, dealer, commercial bank, trust company or other nominee holds your Units, you must instruct such nominee to separate your Warrants from the Units. Your nominee must send written instructions by facsimile to the Depositary. Such written instructions must include the number of Units to be split and the nominee holding such Units. Your nominee must also initiate electronically, using Depository Trust Company’s (“DTC”) deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant Units and a deposit of an equal number of Ordinary Shares and Warrants. This must be completed far enough in advance of the Expiration Date of the Offer to permit your nominee to tender into the Offer the Warrants received upon the separation of the Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Warrants to be separated in a timely manner before the Offer expires, you will likely not be able to validly tender such Warrants prior to the Expiration Date.

Signature Guarantees

No signature guarantee will be required on a Letter of Transmittal if:

(i) the registered holder of the Warrants (including any participant in DTC whose name appears on a security position listing as the owner of the Warrants) tendered has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

(ii) Warrants are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution”, as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “eligible institution”). See Instruction 1 to the Letter of Transmittal.

Except as described above, all signatures on any Letter of Transmittal for Warrants tendered must be guaranteed by an eligible institution. If a Warrant certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Warrants not purchased or tendered are to be issued and returned, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate instruments of transfer, in either case signed exactly as the name of the registered holder or owner appears on the certificate, with the signatures on the certificate guaranteed by an eligible institution.

In all cases, payment for Warrants tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of Warrant certificates (or a timely confirmation of the book-entry transfer of the Warrants into the Depositary’s account at DTC, as described above), a properly completed and duly executed Letter of Transmittal including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Method of Delivery

The method of delivery of all documents, including Warrant certificates, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering holder. Warrants will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

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Book-Entry Delivery

For purposes of the Offer, the Depositary will establish an account with respect to the Warrants at DTC within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer those Warrants into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of Warrants may be effected through a book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Date.

The confirmation of a book-entry transfer of Warrants into the Depositary’s account at DTC is referred to herein as “book-entry confirmation”. Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the DTC participant tendering Warrants that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the DTC participant.

Return of Unpurchased Warrants

If any tendered Warrants are not purchased, or if less than all Warrants evidenced by a Warrant holder’s certificates are tendered, certificates for unpurchased Warrants will be returned promptly after the expiration or termination of the Offer or, in the case of Warrants tendered by book-entry transfer at DTC, the Warrants will be credited to the appropriate account maintained by the tendering Warrant holder at DTC, in each case without expense to the Warrant holder.

Tendering Warrant Holders’ Representations and Warranties; Tender Constitutes an Agreement

It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Warrants for such person’s own account unless at the time of tender and at the Expiration Date such person has a “net long position”, within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Warrants or equivalent securities at least equal to the Warrants being tendered and will deliver or cause to be delivered such Warrants for the purpose of tendering to us within the period specified in the Offer. A tender of Warrants made pursuant to any method of delivery set forth herein will constitute the tendering Warrant holder’s acceptance of the terms and conditions of the Offer, as well as the tendering Warrant holder’s representation and Warranty to us that (i) such Warrant holder has a “net long position”, within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Warrants or equivalent securities being tendered, and (ii) such tender of Warrants complies with Rule 14e-4.

A tender of Warrants made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering Warrant holder has full power and authority to tender, sell, assign and transfer the Warrants tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Warrants, and the same will not be subject to any adverse claim or right. Any such tendering Warrant holder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Warrants tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering Warrant holder and shall not be affected by, and shall survive, the death or incapacity of such tendering Warrant holder.

A tender of Warrants made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering Warrant holder that: (i) the Offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (ii) such Warrant holder is voluntarily participating in the Offer; (iii) the future value of the Warrants is unknown and cannot be predicted with certainty; (iv) such Warrant holder has received this Offer to Purchase; (v) such Warrant holder is not relying on the Purchasers, the Company, the Information Agent or the Depositary for tax or financial advice with regard to how the Offer will impact the tendering Warrant holder’s specific situation; (vi) any foreign exchange obligations triggered by such Warrant holder’s tender of Warrants or receipt of proceeds are solely his, her or its responsibility; (vii) regardless of any action that we take with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Warrants, such Warrant holder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility; and (viii) such Warrant holder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Warrants or equivalent securities at least equal to the Warrants being tendered, and the tender of Warrants complies with Rule 14e-4. In that regard, a tender of Warrants shall authorize us to withhold all applicable Tax Items potentially payable by a tendering Warrant holder. Our acceptance for payment of Warrants tendered pursuant to the Offer will constitute a binding agreement between the tendering Warrant holder and us upon the terms and subject to certain conditions of the Offer.

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Determination of Validity; Rejection of Warrants; Waiver of Defects; No Obligation to Give Notice of Defects

All questions as to the number of Warrants to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of Warrants will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding in a court of competent jurisdiction if our determinations are challenged by Warrant holders. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all tendered Warrants or waive any defect or irregularity in any tender with respect to any particular Warrants or any particular Warrant holder whether or not we waive similar defects or irregularities in the case of other Warrant holders. No tender of Warrants will be deemed to have been validly made until all defects or irregularities have been cured or waived. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Warrants. None of the Purchasers, the Company, the Information Agent, the Depositary or any other person will be obligated to give notification of defects or irregularities in tenders or incur any liability for failure to give notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties, subject to a Warrant holder’s right to challenge our determination in a court of competent jurisdiction. By tendering Warrants, you agree to accept all decisions we make concerning these matters and waive any rights you might otherwise have to challenge those decisions.

Section 4. Withdrawal Rights.

You may withdraw Warrants that you have previously tendered pursuant to the Offer at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchasers pursuant to the Offer, you may also withdraw your tendered Warrants at any time after March 12, 2014. Except as this “Section 4. Withdrawal Rights” otherwise provides, tenders of Warrants are irrevocable.

  For a withdrawal to be effective, a written notice of withdrawal must (i) be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and (ii) specify the name of the person having tendered the Warrants to be withdrawn, the number of Warrants to be withdrawn and the name of the registered holder of the Warrants to be withdrawn, if different from the name of the person who tendered the Warrants. To be effective, a notice of withdrawal must be in written, telegraphic or telex form.

  If a Warrant holder has used more than one Letter of Transmittal or has otherwise tendered Warrants in more than one group of Warrants, the Warrant holder may withdraw Warrants using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

  If Warrant certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the Warrant holder must submit the serial numbers shown on those certificates to the Depositary and, unless an eligible institution has tendered those Warrants, an eligible institution must guarantee the signatures on the notice of withdrawal. If Warrants have been delivered in accordance with the procedures for book-entry transfer described in “The Offer – Section 3. Procedures for Tendering Warrants”, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Warrants and must otherwise comply with DTC’s procedures.

  Withdrawals of tenders of Warrants may not be rescinded, and any Warrants properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Warrants may be retendered at any time prior to the Expiration Date by again following one of the procedures described in “The Offer – Section 3. Procedures for Tendering Warrants.”

  All questions as to the form and validity, including the time of receipt, of notices of withdrawal, will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding in a court of competent jurisdiction if our determinations are challenged by Warrant holders. We reserve the absolute right to waive any defect or irregularity in the withdrawal of Warrants by any Warrant holder, whether we waive similar defects or irregularities in the case of other Warrant holders. None of the Purchasers, the Company, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

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  If we extend the Offer, are delayed in our purchase of Warrants or are unable to purchase Warrants under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Warrants on our behalf. Such Warrants may not be withdrawn except to the extent tendering Warrant holders are entitled to withdrawal rights as described in this “Section 4. Withdrawal Rights.” Our reservation of the right to delay payment for Warrants which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Warrants tendered promptly after termination or withdrawal of a tender offer.

Section 5. Purchase of Warrants and Payment of Purchase Price.

Promptly following the Expiration Date, we (i) will determine which Warrant holders validly tendered Warrants and (ii) will accept for payment and pay for (and thereby purchase) up to 5,750,000 Warrants validly tendered and not properly withdrawn before the Expiration Date.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to conditional tender provisions of the Offer, Warrants that are validly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Warrants for payment pursuant to the Offer.

  In all cases, payment for Warrants tendered and accepted for payment in the Offer will be made promptly, but only after timely receipt by the Depositary of certificates for Warrants, or a timely book-entry confirmation of Warrants into the Depositary’s account at the DTC, a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any other required documents.

  We will pay for Warrants purchased in the Offer by authorizing the release of the aggregate Purchase Price from the escrow account to the Depositary, which will act as agent for tendering Warrant holders for the purpose of receiving payment from us and transmitting payment to tendering Warrant holders.

Certificates for all Warrants tendered and not purchased, including conditional tenders, will be returned or, in the case of Warrants tendered by book-entry transfer, will be credited to the account maintained with DTC by the broker/dealer participant who delivered the Warrants, to the tendering Warrant holder at our expense promptly after the Expiration Date or termination of the Offer, without expense to the tendering Warrant holders.

Certificates for all Warrants tendered and not purchased, including conditional tenders, will be returned or, in the case of Warrants tendered by book-entry transfer, will be credited to the account maintained with DTC by the broker/dealer participant who delivered the Warrants, to the tendering Warrant holders at our expense promptly after the Expiration Date or termination of the Offer, without expense to the tendering Warrant holders.

  Under no circumstances will we pay interest on the Purchase Price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Warrants in the Offer.

  We urge Warrant holders who hold Warrants through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender Warrants through their nominee and not directly to the Depositary.

Section 6. Conditions of the Offer.

Under the Merger Agreement, the Offer is conditioned upon completion of the Business Combination. The consummation of the Business Combination is subject to certain conditions, all of which as described in detail in the Second Amended and Restated Offer to Purchase filed as Exhibit (a)(1)(G) to the Schedule TO filed by Infinity Corp. with the SEC relating to the Share Tender Offer, attached hereto as Annex A.

Notwithstanding any other provision of the Offer, we will not accept for payment, purchase or pay for any Warrants tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Warrants tendered, subject to the rules under the Exchange Act, if:

•	At any time on or after the commencement of the Offer and before the Expiration Date, there has been instituted or is pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that (i) directly or indirectly challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of some or all of the Warrants pursuant to the Offer or (ii) in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any action or omission to act by us), makes it inadvisable to proceed with the Offer or with acceptance for payment; or

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•	the Merger Agreement is terminated prior to the Expiration Date.

The conditions referred to above are for our sole benefit with respect to the Offer and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our discretion until the Offer shall have expired or been terminated. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time until the Offer shall have expired or been terminated. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties.

Section 7. Price Range of Ordinary Shares, Warrants and Units; Dividends.

The Warrants are traded on Nasdaq under the symbol “INXBW”. On March 24, 2014, the closing price of the Warrants reported on Nasdaq was $0.77 per Warrant. On July 20, 2012, the Company’s Units commenced trading on Nasdaq under the symbol “INXBU”. On September 20, 2012, the Units were separated and the Ordinary Shares and Warrants began to trade on Nasdaq under the symbols “INXB” and “INXBW”, respectively.

The following table sets forth the high and low sales price of the Company’s Ordinary Shares, Warrants and Units, as reported on Nasdaq for the periods shown:

	Ordinary Shares		Warrants		Units
Time Period	High	Low	High	Low	High	Low
Quarter Ended
March 31, 2014 (through March 24, 2014)	$8.00	$7.89	$0.80	$0.60	$9.03	$8.39
December 31, 2013	$7.99	$7.81	$0.65	$0.60	$9.00	$7.83
September 30, 2013	$7.98	$7.82	$0.70	$0.56	$8.41	$8.11
June 30, 2013	$7.86	$7.70	$0.59	$0.56	$8.39	$8.3304
March 31, 2013	$7.81	$7.41	$0.59	$0.56	$8.55	$8.22
December 31, 2012	$8.03	$7.60	$0.591	$0.55	$8.42	$8.11
September 30, 2012*	$7.95	$7.55	$0.57	$0.55	$8.25	$8.01

* Period from September 20, 2012 for Ordinary Shares and Warrants and from July 20, 2012 for Units.

As of March 24, 2014, the closing prices of the Ordinary Shares and Units were $7.97 and $8.65, respectively.

  You should evaluate current market quotes and trading volume for the Warrants, among other factors, before deciding whether or not to accept the Offer.

Dividends

The Company has no current plans to pay dividends.  The Company does not currently have a paying agent.

Section 8. Source and Amount of Funds.

The Purchasers have deposited an aggregate of $3,450,000 with Continental, as escrow agent, into a segregated escrow account at Morgan Stanley & Co., LLC (representing $0.60 per Warrant for up to 5,750,000 Warrants) to fund the Offer. We expect to pay the aggregate Purchase Price by authorizing the release of the aggregate Purchase Price previously deposited in escrow to the Depositary promptly after the Expiration Date.

Section 9. Interests of Directors and Executive Officers; Certain Agreements.

The Company’s directors and executive officers are as set forth in “The Offer—Section 11. Important Information Concerning Infinity Corp.—Directors and Executive Officers.” Each of Amir Gal-Or, Avishai Silvershatz, Kersten Hui, Limei Zhao and Mark Chess holds an executive position with the management company of the Purchasers or their affiliated entities.

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The following table shows the number of Insider Warrants and Warrants beneficially owned by each Sponsor, director and executive officer of the Company and by all such persons as a group (excluding Warrants issuable upon conversion of promissory notes held by the Company’s sponsors).

The information set forth below is as of March 24, 2014:

Name	Number of Sponsor Warrants Owned	Number of Warrants Owned	Percentage of Total Warrants Outstanding	Cash to be received in Offer
Infinity I-China Fund (Cayman), L.P.(1)(2)	2,045,433	0	19.03%	-
Infinity I-China Fund (Israel), L.P. (1)(2)	1,043,749	0	9.71%	-
Infinity I-China Fund (Israel 2), L.P. (1)(2)	892,138	0	8.30%	-
Infinity I-China Fund (Israel 3), L.P. (1)(2)	400,498	0	3.73%	-
Infinity-CSVC Partners, Ltd. (1)(2)(3)	4,381,818	0	40.76%	-
Amir Gal-Or(1)(2)(3)	0	0	0	-
Avishai Silvershatz(1)(2)(3)	0	0	0	-
Mark Chess(1)	0	0	0	-
Limei Zhao(1)	0	0	0	-
Kersten Hui(1)	0	0	0	-
Mark B. Segal(1)	0	0	0	-
Thomas O. Hicks(4)	0	0	0	-
HH Energy Group, LP (4)	0	0	0	-
All directors and executive officers as a group (7 persons)	4,381,818	0	40.76%

(1)	The business address of each of the individuals is located at c/o Infinity-C.S.V.C. Management Ltd., 3 Azrieli Center (Triangle Tower), 42nd Floor, Tel Aviv, Israel, 67023.

(2)	Infinity-CSVC Partners, Ltd. is the general partner of each of the Purchasers. The board of managers of Infinity-CSVC Partners, Ltd. makes investment decisions on behalf of the limited partners of the Purchasers. No limited partner holds an interest in the Purchasers that could be deemed a 5% owner of the Company. Additionally, Infinity-CSVC Partners, Ltd. holds voting and dispositive power over the ordinary shares owned by the Purchasers. The board of managers is comprised of five individuals, including Amir Gal-Or, Avishai Silvershatz, Avi Fischer, Lin Xianghong and Fei Jianjiang. As a result, no single member of this board holds voting and dispositive power over the Company’s ordinary shares.

(3)	The shareholders of Infinity-CSVC Partners, Ltd., the general partner of each of the Purchasers, are Amir Gal-Or, Avishai Silvershatz, Clal Industries and Investments Ltd. and Hua Yuan International Limited.

(4)	Mr. Hicks is the sole member and manager of HEP-INXB LLC, the sole general partner of HH Energy Group, LP, and may be considered to have beneficial ownership of the securities owned by such entity. Mr. Hicks disclaims beneficial ownership of any Ordinary Shares in which he does not have a pecuniary interest. Their business address is 100 Crescent Court, Suite 1200, Dallas, Texas 75201.

Participation in the Offer

Certain of Infinity Corp.’s sponsors own Warrants; however, none of the sponsors are expected to tender their Warrants pursuant to the Offer.

 Recent Transactions in Warrants

Based on our records and the information provided to us by the Company’s sponsors, directors, executive officers, associates, subsidiaries, none of the Purchasers nor their respective officers or directors, or any director, officer, associate or majority-owned subsidiary of the foregoing, has purchased any Warrants in the past two years or effected any transactions in the Warrants in the past 60 days, except that simultaneously with the closing of the Company’s IPO and the closing of the over-allotment option, the Company sold an aggregate of 4,381,818 Sponsor Warrants to the Purchasers.

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Transfers of Founder Shares and Insider Warrants

The Founder Shares, Insider Warrants, repurchased public warrants and any ordinary shares and warrants purchased by the Purchasers in the IPO or issued upon exercise of the Insider Warrants or repurchased public warrants are each subject to transfer restrictions pursuant to lockup provisions in the letter agreements entered into between the Company, each of the Purchasers, initial shareholders and the representative of the Company’s underwriters. Those lock-up provisions provide that such securities are not transferable or salable (i) in the case of the Founder Shares, until the earlier of (1) one year after the completion of the initial business combination and (2) the date on which the Company consummates a liquidation, merger, share exchange or other similar transaction after its initial business combination that results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property, and (ii) in the case of the Insider Warrants, and the Ordinary Shares underlying such Warrants, until after the completion of the initial business combination, except in the case of both (i) and (ii): (a) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any of the Purchasers, or any affiliates of the Purchasers, including any members of management of any of the Purchasers; (b) by gift to a member of one of the members of the Sponsor’s immediate family or to a trust, the beneficiary of which is a member of one of the members of the Sponsor’s immediate family, an affiliate of the Purchasers or to a charitable organization; (c) by virtue of laws of descent and distribution upon death of one of the members of the Purchasers; (d) pursuant to a qualified domestic relations order; (e) by virtue of the laws of the jurisdiction of organization of the Purchasers upon dissolution of the Purchasers; (f) in the event of the Company’s liquidation prior to completion of the initial business combination; or (g) in the event of the Company’s consummation of a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to consummation of the initial business combination; provided, however, in the case of each of clauses (a) through (e), that these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions. Notwithstanding the foregoing, in the event the sales price of Ordinary Shares reaches or exceeds $9.60 for any 20 trading days within any 30-trading day period during such one year period, 50% of the Founder Shares shall be released from the lock-up and, if the Company’s share price reaches or exceeds $12.00 for any 20 trading days within any 30-trading day period during such one year period, the remaining 50% of the Founder Shares shall be released from the lock-up.

Registration Rights Agreement

The holders of the Founder Shares, Insider Warrants and warrants that may be issued upon conversion of working capital loans, have registration rights to require the Company to register a sale of any of the Company’s securities held by them pursuant to a registration rights agreement signed on July 19, 2012. These holders will be entitled to make up to three demands (or one demand in the case of the EBC Warrants), excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these shareholders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company.

Warrant Agreement

On July 19, 2012, the Company entered into the Warrant Agreement with Continental pursuant to which Continental agreed to act as Warrant agent in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants and the Insider Warrants (collectively, the “Company Warrants”).  A Company Warrant may be exercised at a price of $7.00 per share during the period commencing on the later of: (i) the date on which the Company completes an initial business combination or (ii) July 25, 2013, and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is three years after the date on which the Company completes its initial business combination, (y) the liquidation of the Company, or if the Company fails to consummate a business combination or (z) other than with respect to the Insider Warrants and the Repurchased Public Warrants, the date the Company elects to redeem all of the Warrants as provided in Section 6.2 of the Warrant Agreement. In January 2014, the Company obtained written consents from the holders of a majority of the warrants to amend the Warrant Agreement, as further discussed below.

The Insider Warrants are identical to the Warrants, except that (a) so long as they are held by the Purchasers or EarlyBirdCapital or any of their permitted transferees, the Insider Warrants and the Repurchased Public Warrants: (i) may be exercised for cash or on a cashless basis, (ii)  may not be transferred, assigned or sold until after the completion by the Company of the business combination and (iii) shall not be redeemable by the Company; and (b) the period during which the EBC Warrants are exercisable may not be extended beyond the date that is five years from the effective date of the registration statement filed by the Company in connection with the IPO.

The Warrant Agreement provides for, among other things, the form and provisions of the Company Warrants and the manner in which the Company Warrants may be exercised.  The Warrant Agreement also contains certain anti-dilution provisions and the manner in which the Company Warrants may be redeemed.

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On January 7, 2014, Infinity Corp. obtained written consents from the holders of a majority of the outstanding Company Warrants to approve an amendment to the Company Warrants to: (i) increase the exercise price of the Company Warrants from $7.00 to $10.00 per ordinary share, (ii) increase the redemption price of the Company Warrants from $10.50 to $15.00 per ordinary share, (iii) increase the term of the Company Warrants from three years following the consummation of the Business Combination to five years following the consummation of the Business Combination, (iv) delete the provision decreasing the exercise price of the warrants in connection with certain transactions and (v) allow the Company Warrants to be converted into Common Stock, on a one for ten basis, during the 30 day period commencing 31 days after the consummation of the Business Combination. The amendments to the Company Warrants will become effective upon the execution of an amendment to the warrant agreement in connection with the closing of the Business Combination.

Section 10. Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each as defined below) of Warrants of (i) the Offer and (ii) the Redomestication. The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of the Warrants that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of the Warrants is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences applicable specifically to Non-U.S. Holders are described below under the heading “Non-U.S. Holders.”

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own the Warrants as capital assets within the meaning of Section 1221 of the Code, and does not address the potential application of the alternative minimum tax. In addition, this discussion does not address the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own 5 percent or more of our voting shares;

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•	persons that acquired our Warrants in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold the Warrants as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or

•	persons whose functional currency is not the U.S. dollar.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of the Warrants. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold the Warrants through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of the Warrants, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. This discussion also assumes that any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of the Warrants will be in U.S. dollars.

Ellenoff Grossman & Schole LLP has rendered a tax opinion to Infinity Corp. that, subject to the following sentence, the Redomestication should qualify as a reorganization within the meaning of Section 368(a) for U.S. federal income tax purposes. However, due to the absence of guidance directly on how the provisions of Section 368(a) apply in the case of a merger of a corporation with no active business and only investment-type assets, this opinion is subject to some uncertainty. This opinion is based on factual representations and covenants made by Infinity Corp. and Infinity Acquisition (including those contained in tax representation letters provided by Infinity Corp. and Infinity Acquisition), and on customary assumptions. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences described in this prospectus could differ from those described in the tax opinion. The tax opinion represents the legal judgment of outside counsel to Infinity Corp. and is not binding on the U.S. Internal Revenue Service, or the IRS, or a court. None of Infinity Corp., Glori or Infinity Acquisition has sought, or will seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER TO HOLDERS OF OUR WARRANTS. EACH HOLDER OF WARRANTS IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

U.S. Holders

Non-Participation in the Tender Offer

Warrant holders who do not tender any of their Warrants in the Offer will not recognize any gain or loss for U.S. federal income tax purposes solely as a result of the consummation of the Offer. However, Warrant holders who participate in the Redomestication may recognize gain or loss as described below under “ – Tax Consequences of the Redomestication.”

Exchange of Warrants Pursuant to the Offer

This discussion of the tax consequences of an exchange of Warrants for cash is subject in its entirety to the discussion of the “passive foreign investment company rules” set forth below. The exchange of Warrants for cash pursuant to the Offer will be a taxable sale of the Warrants for U.S. federal income tax purposes. A U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Warrants. A holder’s adjusted tax basis in the Warrants generally will equal the holder’s acquisition cost, and if the holder purchased a unit consisting of both Ordinary Shares and Warrants, the cost of such unit must be allocated between the Ordinary Shares and the Warrants that comprised such unit based on their relative fair market values at the time of the purchase. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the Warrants exceeds one year. A holder must calculate gain or loss separately for each block of Warrants exchanged pursuant to the Offer (generally, Warrants acquired at the same cost in a single transaction). Long-term capital gain recognized by a non-corporate U.S. holder may be eligible for reduced rates of tax. The deduction of capital losses is subject to limitations, as is the deduction for losses realized upon a taxable disposition by a U.S. holder of Warrants if, within a period beginning 30 days before the date of such disposition and ending 30 days after such date, such U.S. holder has acquired (by purchase or by an exchange on which the entire amount of gain or loss was recognized), or has entered into a contract or option so to acquire, substantially identical stock or securities.

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Medicare Contribution Taxes

For taxable years beginning after December 31, 2012, U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, capital gains from the sale or other taxable disposition of securities, subject to certain limitations and exceptions. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their ownership and disposition of the Warrants.

Passive Foreign Investment Company Rules

A foreign (i.e., non-U.S.) corporation will be a PFIC if either (a) at least seventy-five percent (75%) of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least twenty-five percent (25%) of the shares by value, is passive income or (b) at least fifty percent (50%) of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least twenty-five percent (25%) of the shares by value, are held for the production of, or produce, passive income.  Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

 Pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income, if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years.

 If Infinity Corp. is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Warrants, such holder generally will be subject to special rules with respect to any gain recognized on the sale or other disposition of its Warrants.

Under these rules,

•	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for the Warrants;

•	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of Infinity Corp.’s first taxable year in which it qualified as a PFIC, will be taxed as ordinary income;

•	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

Although a determination as to Infinity Corp.’s PFIC status will be made annually, an initial determination that Infinity Corp. is a PFIC will generally apply for subsequent years to a U.S. Holder who held Warrants while Infinity Corp. was a PFIC, whether or not Infinity Corp. meets the test for PFIC status in those subsequent years.

Status of Infinity Corp. as a PFIC

 Because Infinity Corp. is a blank check company, with no current active business, it likely met the PFIC asset or income test for its initial taxable year ending March 31, 2012.  However, pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income, if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years.  It is unclear how the start-up exception applies to corporations such as Infinity Corp. that have not earned any gross income since inception.  Nevertheless, assuming Infinity Corp.’s initial taxable year ending March 31, 2012 is treated as its start-up year for purposes of this exception and Infinity Corp. is treated as a PFIC for either of its taxable years ending March 31, 2013 or March 31, 2014, Infinity Corp. will be treated as a PFIC since its formation.  Infinity Corp.’s actual PFIC status for any taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to its status as a PFIC for any taxable year.  The determination of whether Infinity Corp. is or has been a PFIC is primarily factual, and there is little administrative or judicial authority on which to rely to make a determination of PFIC status.  Accordingly, the IRS or a court considering the matter may not agree with Infinity Corp.’s analysis of whether or not it is or was a PFIC during any particular year.

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Tax Consequences of the Redomestication

The Redomestication should qualify as a reorganization within the meaning of Section 368(a) for U.S. federal income tax purposes. However, due to the absence of guidance directly on how the provisions of Section 368(a) apply in the case of a merger of a corporation with no active business and only investment-type assets, this result is not entirely free from doubt. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position.

If the Redomestication qualifies as a reorganization within the meaning of Section 368(a), except as otherwise provided below in the sections entitled “PFIC Considerations” and “Effect of Section 367,” a U.S. Holder of Infinity Corp. securities would not recognize gain or loss upon the exchange of its Infinity Corp. securities solely for Infinity Acquisition securities pursuant to the Redomestication. A U.S. Holder’s aggregate tax basis in the Common Stock and Infinity Acquisition warrants received in connection with the Redomestication should be the same as the aggregate tax basis of the Ordinary Shares and the Warrants surrendered in exchange therefor in the transaction, increased by any amount included in the income of such U.S. Holder under the PFIC rules or Section 367(b) of the Code. See the discussion under “PFIC Considerations” and “Effect of Section 367,” below. In addition, the holding period of the Infinity Acquisition securities received in the Redomestication generally should include the holding period of the Infinity Corp. securities surrendered in the Redomestication. Except as otherwise discussed below under “PFIC Considerations” below, any recognized gain or loss will generally be long-term capital gain or loss if the U.S. Holder’s holding period with respect to the Warrants exchanged for cash is more than one year at the effective time of the Redomestication.

If the Redomestication should fail to qualify as a reorganization under Section 368(a), a U.S. Holder of Infinity Corp. securities generally would recognize gain or loss with respect to its Infinity Corp. securities in an amount equal to the difference, if any, between the fair market value of the corresponding Infinity Acquisition securities received in the Redomestication and the U.S. Holder’s adjusted tax basis in its Infinity Corp. securities surrendered in exchange therefor. In such event, the U.S. Holder’s basis in the Infinity Acquisition securities would be equal to their fair market value on the date of the Redomestication, and such U.S. Holder’s holding period for the Infinity Acquisition securities would begin on the day following the date of the Redomestication.

PFIC Considerations

Even if the Redomestication qualifies as a reorganization within the meaning of Section 368(a) of the Code, the Redomestication may be a taxable event to U.S. Holders of the Warrants under the PFIC provisions of the Code, to the extent that Section 1291(f) of the Code applies. As a result, if a U.S. Holder of the Warrants sells or otherwise disposes of such Warrants (including for the purpose of exchanging the Warrants for Infinity Acquisition warrants in the Redomestication), any gain recognized will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if Infinity Corp. were a PFIC at any time during the period the U.S. Holder held the Warrants.

Non-U.S. Holders

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of Warrants unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from United States sources generally is subject to tax at a 30% rate or a lower applicable tax treaty rate).

Gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax (but not the Medicare contribution tax) at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes should apply to the proceeds from sales and other dispositions of Warrants by a U.S. Holder to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 28%, generally will apply to proceeds from sales and other dispositions of Warrants by a U.S. Holder who:

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•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that backup withholding is required; or

•	fails to comply with applicable certification requirements.

A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

We will withhold all taxes required to be withheld by law from any amounts otherwise payable to any holder of Warrants, including tax withholding required by the backup withholding rules. Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the requisite information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

Recently enacted legislation imposes withholding tax at a rate of 30% on payments to certain foreign entities of the gross proceeds of dispositions of U.S. equity interests, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied. Non-U.S. Holders should consult their tax advisors regarding the possible implications of this legislation on their ownership and/or disposition of the Warrants.

Section 11. Important Information Concerning Infinity Corp.

Except as specifically set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or is based upon information furnished by the Company or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to the Company’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. We have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue.

General

Infinity Corp. was incorporated on April 6, 2011 (under the name Infinity China 1 Acquisition Corporation). The Company is a blank check company incorporated as a British Virgin Islands business company with limited liability (meaning that our public shareholders have no additional liability, as members of the Company, for the liabilities of the Company over and above the amount paid for their shares) and formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, contractual control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar Merger with one or more businesses or entities. All activity through July 25, 2012 related to our formation and consummation of the IPO. Since July 25, 2012 the Company has been investigating prospective target businesses with which to consummate our initial business combination. The Company’s registered agent is Ogier Fiduciary Services (BVI) Limited and is located at Nemours Chambers, Road Town, Tortola, British Virgin Islands.

On July 25, 2012, the Company consummated its IPO of 5,000,000 Units, each Unit consisting of one Ordinary Share and a Warrant to purchase one Ordinary Share, pursuant to the Registration Statement which was declared effective on July 19, 2012.   The Units were sold at an offering price of $8.00 per Unit, generating gross proceeds of $40,000,000. The underwriters of the IPO were granted an option to purchase up to an additional 750,000 Units to cover over-allotments, if any. On July 26, 2012, the underwriters exercised the option in full and, on July 27, 2012, the underwriters purchased all of the over-allotment Units, which were sold at an offering price of $8.00 per Unit, generating gross proceeds of $6,000,000.

Simultaneously with the closing of the IPO and the closing of the over-allotment, the Company closed the Private Placement pursuant to which it sold an aggregate of 4,381,818 Sponsor Warrants to the Purchasers and 438,182 Placement Warrants to EarlyBirdCapital. As a result of the IPO and the full exercise of the over-allotment option, the Company raised $46,000,000.

On July 20, 2012, the Company’s Units commenced trading on Nasdaq under the symbol “INXBU”. On September 20, 2012, the Units were separated and the Ordinary Shares and Warrants began to trade on Nasdaq under the symbols “INXB” and “INXBW”, respectively.

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Subsequent to the IPO, an amount of $46,000,000 of the net proceeds of the IPO and Private Placement was deposited in an interest-bearing Trust Account which may be invested only in United States government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the 1940 Act, and that invest solely in United States treasuries.

The Company currently maintains its executive offices at 3 Azrieli Center (Triangle Tower) 42nd Floor, Tel Aviv, Israel, 67023. Commencing on July 20, 2012, the Company has been obligated to pay Infinity-C.S.V.C. Management Ltd, an affiliate of the Purchasers, an aggregate of $10,000 per month for office space, administrative services and secretarial support. The Company believes, based on rents and fees for similar services, that this amount is at least as favorable as the Company could have obtained from an unaffiliated person. The Company considers its current office space adequate for its current operations.

Directors and Executive Officers

The executive officers and directors of the Company are set forth in the following table:

Name	Age	Position
Amir Gal-Or	50	Co-Chief Executive Officer, Co-President and Co-Chairman
Avishai Silvershatz	55	Co-Chief Executive Officer, Co-President and Co-Chairman
Mark Chess	35	Executive Vice President
Limei Zhao	36	Vice President Legal Structuring
Kersten Hui	44	Vice President Business Development
Mark B. Segall	50	Director
Thomas O. Hicks	67	Director

The address and telephone number of each director and executive officer is: Infinity Cross Border Acquisition Corporation, c/o Infinity-C.S.V.C. Management Ltd., 3 Azrieli Center (Triangle Tower), 42nd Floor, Tel Aviv, Israel, 67023; telephone 011-972-3-607-5170.

During the last five years, none of the Company’s directors or executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Summary of the Warrants

Public Warrants.

The following is a summary of the existing terms of the Warrants. A description of the terms of the Infinity Acquisition Warrants to be issued following the closing of the Business Combination can be found in the Second Amended and Restated Offer to Purchase filed as Exhibit (a)(1)(G) to the Schedule TO filed by Infinity Corp. with the SEC relating to the Share Tender Offer, a copy of which is attached hereto as Annex A.

Each Warrant entitles the registered holder to purchase one Ordinary Share at a price of $7.00 per share, subject to adjustment as discussed below, on the later of the completion of the Company’s initial business combination and 12 months from the closing of the IPO. The Warrants will expire three years after the completion of an initial business combination, at 5:00 p.m., New York time, or earlier upon redemption or liquidation.

The Company will not be obligated to issue any Ordinary Shares pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Ordinary Shares underlying the Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No Warrant will be exercisable and the Company will not be obligated to issue Ordinary Shares upon exercise of a Warrant unless Ordinary Shares issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentence are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value. In no event will the Company be required to net cash settle any Warrant. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a Unit containing such Warrant will have paid the full Purchase Price for the Unit solely for the Ordinary Share underlying such Unit.

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The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of the Company’s initial business combination, the Company will use its best efforts to file with the SEC a new registration statement, for the registration, under the Securities Act, of the Ordinary Shares issuable upon exercise of the Warrants, and the Company will use its best efforts to take such action as is necessary to register or qualify for sale, in those states in which the Warrants were initially offered by the Company, the Ordinary Shares issuable upon exercise of the Warrants, to the extent an exemption is not available. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant agreement. In addition, the Company agreed to use its best efforts to register the Ordinary Shares issuable upon exercise of a Warrant under the blue sky laws of the states of residence of the exercising Warrant holder to the extent an exemption is not available.

No Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the Ordinary Shares issuable upon exercise of the Warrants and a current prospectus relating to such Ordinary Shares. Notwithstanding the foregoing, if a registration statement covering the Ordinary Shares issuable upon exercise of the Warrants has not been declared effective within 60 business days following the closing of the Company’s initial business combination, Warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act. If cashless exercise is permitted, each holder of Warrants exercising on a cashless basis would pay the exercise price by surrendering the Warrants for that number of Ordinary Shares equal to the quotient obtained by dividing: (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the difference between the Warrant exercise price and the “fair market value” by (y) the fair market value. For these purposes, fair market value will mean the volume weighted average price of Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant agent from the holder of such Warrants or the Company’s securities broker or intermediary.

Once the Warrants become exercisable, the Company may call the Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Warrant holder;

•	if, and only if, the reported last sale price of the Ordinary Shares equals or exceeds $10.50 per share for any 20 trading days within a 30-trading day period ending three business days before the notice of redemption to the Warrant holders; and

•	if, and only if, there is a current registration statement in effect with respect to the Ordinary Shares underlying such Warrants commencing five business days prior to the 30-day trading period and continuing each day thereafter until the date of redemption.

The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the Ordinary Shares may fall below the $10.50 redemption trigger price as well as the $7.00 Warrant exercise price after the redemption notice is issued.

If the Company calls the Warrants for redemption as described above, management will have the option to require any holder that wishes to exercise his, her or its Warrant to do so on a “cashless basis.” If the Company’s management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering his, her or its Warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Ordinary Shares to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. The Company believes this feature is an attractive option to it if it does not need the cash from the exercise of the Warrants after the initial business combination. If the Company calls the Warrants for redemption and its management does not take advantage of this option, the Purchasers and their permitted transferees would still be entitled to exercise their Sponsor Warrants for cash or on a cashless basis using the same formula described above that other Warrant holders would have been required to use had all Warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below.

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A holder of a Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant agent’s actual knowledge, would beneficially own in excess of 9.8% of the Ordinary Shares outstanding immediately after giving effect to such exercise.

If the number of outstanding Ordinary Shares is increased by a share dividend payable in Ordinary Shares, or by a split-up of Ordinary Shares or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of Ordinary Shares issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding Ordinary Shares. A rights offering to holders of Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the fair market value will be deemed a share dividend of a number of Ordinary Shares equal to the product of (i) one minus the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Ordinary Shares) multiplied by (ii) the quotient of (x) the price per Ordinary Share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or redemption and (ii) fair market value means the volume weighted average price of Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Ordinary Shares on account of such Ordinary Shares (or other shares into which the Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Ordinary Shares in connection with a proposed initial business combination, or (d) in connection with the redemption of Ordinary Shares upon the Company’s failure to consummate its initial business combination, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Ordinary Share in respect of such event.

If the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse shares split or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse shares split, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding Ordinary Shares.

Whenever the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than those described above or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. The Warrant agreement provides for certain modifications to what holders of Warrants will have the right to purchase and receive upon the occurrence of certain events, and that if more than 30% of the consideration receivable by the holders of Ordinary Shares in the applicable event is payable in the form of Ordinary Shares in the successor entity that is not listed for trading on a national securities exchange or on the OTC Bulletin Board, or is not to be so listed for trading immediately following such event, then the Warrant exercise price will be reduced in accordance with a formula specified in the Warrant agreement.

The Warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding Warrants in order to make any change that adversely affects the interests of the registered holders. No amendment to the Warrant Agreement shall amend the expiration date of the Warrants to a date prior to 30 days following the Company’s initial business combination without the written approval of EarlyBirdCapital.

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The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their Warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of Ordinary Shares to be issued to the Warrant holder.

As a condition to entering into the Merger Agreement, Glori required that the Company effectuate certain changes with respect to the Company Warrants. Accordingly, to accommodate such requirement and induce Glori to enter into the Merger Agreement, the Company obtained written consents from the holders of the majority of the outstanding the Company Warrants to approve an amendment to the Company Warrants to: (i) increase the exercise price of the Company Warrants from $7.00 to $10.00 per ordinary share of the Company, (ii) increase the redemption price of the Company Warrants from $10.50 to $15.00 per ordinary share of the Company, (iii) increase the term of the Company Warrants from three years following the consummation of the Business Combination to five years following the consummation of the Business Combination, (iv) delete the provision decreasing the exercise price of the Company Warrants in connection with certain transactions and (v) allow the Company Warrants to be converted into Common Stock, on a one for ten basis, during the 30 day period commencing 31 days after the consummation of the Business Combination. The amendments to the Company Warrants will become effective upon the execution of an amendment to the warrant agreement in connection with the closing of the Business Combination.

Insider Warrants

The following is a summary of the existing terms of the Insider Warrants. A description of the terms of the Insider Warrants to be issued following the closing of the Business Combination can be found in the Second Amended and Restated Offer to Purchase filed as Exhibit (a)(1)(G) to the Schedule TO filed by Infinity Corp. with the SEC relating to the Share Tender Offer, a copy of which is attached hereto as Annex A.

The Insider Warrants (including the Ordinary Shares issuable upon exercise of such Warrants) will not be transferable, assignable or salable until after the completion of our initial business combination (except, among other limited exceptions set forth in “The Offer– Section 9. Interests of Directors and Executive Officers; Certain Agreements” to the initial purchasers and their permitted transferees). The Insider Warrants and the Repurchased Public Warrants are identical to the Warrants underlying the Units sold in the IPO including having the same exercise period, except that the Insider Warrants and Repurchased Public Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by the Company, in each case so long as they are held by the initial purchasers or their affiliates. The holders have agreed that the Insider Warrants will not be sold or transferred by them (except to certain permitted transferees) until after the Company has completed an initial business combination. Additionally, the period during which the EBC Warrants are exercisable may not be extended beyond the date that is five years from the effective date of the registration statement filed by the Company in connection with the IPO.

If holders of the Insider Warrants or Repurchased Public Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of Warrant exercise is sent to the Warrant agent.

In order to finance transaction costs in connection with an intended initial business combination, the Company’s sponsors or their affiliates or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. Up to $500,000 of such loans may be convertible into Warrants of the post business combination entity at a price of $0.50 per Warrant at the option of the lender. The Warrants would be identical to the Insider Warrants. As of the date of this Offer to Purchase, the Company’s sponsors or their affiliates have loaned Infinity Corp. $500,000, which loans are convertible into warrants of Infinity Acquisition at a price of $0.50 per warrant at the option of the lenders.

Administrative Services Agreement

Infinity-C.S.V.C. Management Ltd., an affiliate of the Purchasers and the INXB Representative, has agreed that commencing on the date of the IPO, it will provide to the Company at a cost of $10,000 per month, office space, secretarial and administrative services until the earlier of (a) the successful completion of the initial business combination or (b) the date on which the Company is dissolved and liquidated.

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Section 12. Certain Legal Matters; Regulatory Approvals.

Except as otherwise discussed herein, based on our examination of publicly available information filed by the Company with the SEC and other information concerning the Company, we are not aware of any license or regulatory permit that is material to the Company’s business that might be adversely affected by our acquisition of the Warrants pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Warrants pursuant to the Offer. Should any approval or other action be required, we are unable to predict whether we will delay the acceptance for payment of or payment for Warrants tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to the Company’s business and financial condition.

Section 13. Extension of the Offer; Termination; Amendment.

Extension of the Offer

We expressly reserve the right, for any reason, at any time and from time to time prior to the Expiration Date, and regardless of whether any of the events set forth in “The Offer — Section 6. Conditions of the Offer” shall have occurred or are deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Warrants. We will effect any such extension by giving notice of such extension to the Depositary and making a public announcement of the extension.

Termination

We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Warrants not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Warrants upon the occurrence of any of the conditions specified in “The Offer—Section 6. Conditions of the Offer” by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Warrants which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Warrants tendered promptly after termination or withdrawal of a tender offer.

Amendment

Subject to compliance with applicable law (including Rule 13e-4 under the Exchange Act), we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in “The Offer—Section 6. Conditions of the Offer” have occurred or are deemed by us to have occurred, to amend the Offer prior to the Expiration Date for any reason. Amendments to the Offer may be made at any time and from time to time by public announcement. In the case of an extension of the Offer, such amendment must be announced no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Warrant holders in a manner reasonably designed to inform Warrant holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law or regulation (including Rule 13e-4 under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire, Business Wire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(l) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (i) we make any change to increase or decrease the price to be paid for Warrants, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to Warrant holders in the manner specified in this “Section 13. Extension of the Offer; Termination; Amendment”, the Offer will be extended until the expiration of such period for ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

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Section 14. Fees and Expenses.

The Purchasers have retained Morrow & Co. to act as Information Agent and Continental to act as Depositary in connection with the Offer. The Information Agent may contact holders of Warrants by mail, facsimile and personal interviews and may request brokers, dealers and other nominee Warrant holders to forward materials relating to the Offer to beneficial owners. The Information Agent and Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

The Purchasers will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of Warrants pursuant to the Offer. Warrant holders holding Warrants through brokers, dealers and other nominee stockholders are urged to consult the brokers, dealers and other nominee stockholders to determine whether transaction costs may apply if Warrant holders tender Warrants through the brokers, dealers and other nominee Warrant holders and not directly to the Depositary. The Purchasers will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Warrants held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer.

Section 15. Miscellaneous.

The Purchasers are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchasers become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Warrants, the Purchasers will make a good faith effort to comply with that statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, the Purchasers cannot comply with any such statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Warrants in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchasers by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchasers.

No person has been authorized to give any information or to make any representation on behalf of the Purchasers not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of the Purchasers, the Company, the Depositary, or the Information Agent for the purpose of the Offer.

WHERE YOU CAN FIND MORE INFORMATION

Infinity Corp. is subject to certain of the informational filing requirements of the Exchange Act. Since it is a “foreign private issuer,” it is exempt from the rules and regulations under the Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchase and sale of the Company’s securities. In addition, it is not required to file reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, the Company is required to file with the SEC an Annual Report on Form 20-F containing financial statements audited by an independent accounting firm. It also furnishes to the SEC, on Form 6-K, unaudited financial information after each of its first three fiscal quarters.

Additional information regarding the Business Combination and the Merger Agreement can be found in the Second Amended and Restated Offer to Purchase filed as Exhibit (a)(1)(G) to the Schedule TO filed by Infinity Corp. with the SEC on March 26, 2014 relating to the Share Tender Offer, a copy of which is attached hereto as Annex A.

The Purchasers have filed, pursuant to Rule 13e-4(c)(2), an Issuer Tender Offer Statement on Schedule TO as may be amended from time to time (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. The Company also filed, pursuant to Rule 13e-4(c)(2), an Issuer Tender Offer Statement on Schedule TO as may be amended from time to time with the SEC in connection with the Share Tender Offer, that includes additional information relating to the Merger Agreement and Business Combination.

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The SEC also maintains a website at http://www.sec.gov that contains reports and other information that we file with or furnish electronically with the SEC, including the Schedule TO. You may also request a copy of the Schedule TO and related exhibits, at no cost, by writing or calling the Information Agent for the Offer at the telephone numbers set forth on the back cover of this Offer to Purchase. You may also read and copy, at the SEC’s prescribed rates, any document filed with the SEC, including the Schedule TO (and its exhibits), at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

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Annex A

Second Amended and Restated Offer to Purchase Ordinary Shares, dated March 26, 2014

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Second Amended and Restated Offer to Purchase for Cash

by

INFINITY CROSS BORDER ACQUISITION CORPORATION

of

Up to 4,750,000 of its Ordinary Shares

at a Purchase Price of $8.00 Per Share

in Connection with its Consummation of a Proposed Business Combination

THE OFFER AND WITHDRAWAL RIGHTS SPECIFIED HEREIN WILL EXPIRE AT 11:59 P.M.,

NEW YORK CITY TIME, ON APRIL 10, 2014, UNLESS THE OFFER IS EXTENDED.

If you support our proposed Business Combination, do  not  tender your Ordinary Shares in the Offer because if more than 4,750,000 Ordinary Shares are tendered in the Offer,

we will not be able to consummate the Business Combination.

Infinity Cross Border Acquisition Corporation, a British Virgin Islands business company with limited liability (“Infinity Corp.,” “we,” “us” or “our”), hereby offers to purchase up to 4,750,000 of Infinity Corp.’s issued and outstanding ordinary shares of no par value (the “Ordinary Shares”), issued as part of the units in its initial public offering (each Ordinary Share issued as part of the units in the initial public offering, a “Public Share”) at a purchase price of $8.00 per Ordinary Share, net to the seller in cash, without interest (the “Share Purchase Price” or “Purchase Price”), for a total Purchase Price of up to $38.0 million, upon the terms and subject to the conditions described in this Second Amended and Restated Offer to Purchase for Cash (this “Offer to Purchase”) and in the Letter of Transmittal for the Public Shares (the “Letter of Transmittal,” which, together with this Offer to Purchase, as they may be amended or supplemented from time to time, constitute the “Offer”).  In accordance with the rules of the Securities and Exchange Commission (the “SEC”), in the event that more than 4,750,000 Ordinary Shares are so tendered, we may, and we expressly reserve our right to, accept for payment an additional amount of shares not to exceed 2% of our issued and outstanding Ordinary Shares without amending the Offer or extending the Expiration Date (such amount, the “2% Increase”).  However, if more than 4,750,000   Ordinary Shares are validly tendered and not properly withdrawn, and we do not exercise our right pursuant to the 2% Increase to purchase additional Ordinary Shares, or if we are unable to satisfy the Merger Condition (as defined herein) we may amend, terminate or extend the Offer.   Accordingly, there will be no proration in the event that more than 4,750,000 Ordinary Shares are validly tendered and not properly withdrawn in the Offer.  If we terminate the Offer, we will NOT: (1) purchase any Ordinary Shares pursuant to the Offer or (2) consummate the Business Combination (as defined herein) in accordance with the terms of the Merger and Share Exchange Agreement described in this Offer to Purchase.

The Share Purchase Price of $8.00 is equal to the amount per Ordinary Share sold in our initial public offering that is on deposit in the trust account established to hold the proceeds of our initial public offering (the “Trust Account”) as of two business days prior to the consummation of the Offer, excluding interest (which will be released to Infinity Corp. for working capital) earned on the initial public offering proceeds placed in the Trust Account.  See “The Offer — Number of Ordinary Shares; Share Purchase Price; No Proration.”

The Offer is being made pursuant to the terms of a Merger and Share Exchange Agreement, dated as of  January 8, 2014 (as may be amended from time to time, the “Merger Agreement”), by and among Infinity Corp., Glori Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Infinity Corp. (“Infinity Acquisition”), Glori Merger Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Infinity Acquisition (“Merger Sub”), Infinity-C.S.V.C. Management Ltd., in its capacity under the Merger Agreement as the INXB Representative (the “INXB Representative”) and Glori Energy Inc., a Delaware corporation (“Glori”), pursuant to which:

•	Infinity Corp., the British Virgin Islands business company, will effect a merger in which it will merge with and into Infinity Acquisition, a Delaware corporation and Infinity Corp.’s wholly owned subsidiary, with Infinity Acquisition surviving the merger (the “Redomestication”); and

•	immediately following the Redomestication, Infinity Acquisition will effect an acquisition of Glori by Merger Sub, Infinity Acquisition’s wholly owned Delaware subsidiary, merging with and into Glori, with Glori surviving the merger (the “Transaction Merger” and, together with the Redomestication, the “Business Combination”).

Pursuant to its memorandum and articles of association, as amended (“memorandum and articles of association”), Infinity Corp. is required, in connection with the Business Combination, to provide all holders of its Public Shares (the “public shareholders”) with the opportunity to redeem their Ordinary Shares for cash through a tender offer pursuant to the tender offer rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Offer is being made to provide Infinity Corp.’s public shareholders with such opportunity to redeem their Ordinary Shares.  See “The Offer — Purpose of the Offer; Certain Effects of the Offer.”

Glori stockholders approved the Transaction Merger prior to execution of the Merger Agreement.  Infinity Acquisition has filed a registration statement on Form S-4, as amended, with the SEC to register the distribution of the securities issuable by Infinity Acquisition to Infinity Corp.’s shareholders and warrantholders in connection with the Redomestication (the “Registration Statement”).

THE OFFER IS CONDITIONED ON SATISFACTION OF THE MAXIMUM TENDER CONDITION AND THE MERGER CONDITION (EACH AS FURTHER DESCRIBED IN THIS OFFER TO PURCHASE) AND THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE.  SEE “THE OFFER — CONDITIONS OF THE OFFER.”

Only Public Shares validly tendered and not properly withdrawn will be purchased pursuant to the Offer.  Public Shares tendered pursuant to the Offer but not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer.  See “The Offer —Procedures for Tendering Shares.”

We will fund the purchase of Public Shares in the Offer with cash available to us from the Trust Account upon consummation of the Business Combination.  Except as otherwise set forth in the Merger Agreement, all expenses (including, without limitation, each party’s respective legal, accounting and roadshow travel expenses) incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not the Redomestication or the Transaction Merger is consummated.  Following the Transaction Merger, the expenses of the parties will be reimbursed by Infinity Acquisition, as more fully described in the Merger Agreement. As of December 31, 2013, Infinity Corp. had approximately $2,329 of cash and cash equivalents held outside the Trust Account. See “The Offer — Source and Amount of Funds.”   The Offer is not conditioned on any minimum number of Ordinary Shares being tendered.  The Offer is, however, subject to certain other conditions, including the Maximum Tender Condition and the Merger Condition.   See “The Offer —Purchase of Shares and Payment of Purchase Price” and “—Conditions of the Offer.”

Infinity Corp.’s Ordinary Shares are listed on the NASDAQ Capital Market (“Nasdaq”) under the symbol “INXB.”  As of March 24, 2014, the closing price of the Ordinary Shares was $7.97 per share.   Shareholders are urged to obtain current market quotations for the Ordinary Shares before deciding whether to tender their Ordinary Shares pursuant to the Offer .  See “Price Range of Securities and Dividends.”

We also have issued and outstanding units comprised of one Ordinary Share and one warrant to acquire one Ordinary Share (an “Infinity Corp. Warrant” and, together with one Ordinary Share, a “Unit”).  The Infinity Corp. Warrants and Units are also listed on Nasdaq under the symbols “INXBW” and “INXBU,” respectively.  The Offer is only open for our Ordinary Shares, but not those together as part of the Units.  You may tender Ordinary Shares that are included in Units, but to do so you must separate such Ordinary Shares from the Infinity Corp. Warrants prior to tendering such Ordinary Shares.  While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation.  See “The Offer — Procedures for Tendering Shares.”

Infinity Corp. intends to consummate the Business Combination and its board of directors has unanimously (i) approved our making the Offer, (ii) declared the advisability of the Business Combination and approved the Merger Agreement and (iii) determined that the Business Combination is in the best interests of the shareholders of Infinity Corp. and, if consummated, would constitute our initial business combination pursuant to our memorandum and articles of association.  If you tender your Ordinary Shares in the Offer, you will not be participating in the Business Combination because you will not hold Common Stock of Infinity Acquisition upon the consummation of the Business Combination.  Further, if more than 4,750,000   Ordinary Shares are validly tendered and not properly withdrawn, subject to the 2% Increase, we will not be able to consummate the Business Combination.   See “Price Range of Securities and Dividends” and “The Offer.”

THEREFORE, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU DO  NOT  ACCEPT THE OFFER WITH RESPECT TO YOUR ORDINARY SHARES.

The members of our board of directors will directly benefit from the Business Combination and have interests in the Business Combination that may be different from, or in addition to, the interests of Infinity Corp. shareholders.  See “The Business Combination — Interests of Certain Persons in the Business Combination.”   You must make your own decision as to whether to tender your Ordinary Shares and, if so, how many Ordinary Shares to tender.  In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer.  See “The Offer — Purpose of the Offer; Certain Effects of the Offer.”  You should discuss whether to tender your Ordinary Shares with your broker, if any, or other financial advisor.  See “Risk Factors” for a discussion of risks that you should consider before participating in the Offer.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the Offer.  Any representation to the contrary is a criminal offense.

Questions and requests for assistance regarding the Offer may be directed to Morrow & Co., LLC, the information agent for the Offer (the “Information Agent”), at the telephone numbers set forth on the back cover of this Offer to Purchase.  You may request additional copies of this Offer to Purchase, the Letter of Transmittal and the other Offer documents from the Information Agent at the telephone numbers and address on the back cover of this Offer to Purchase.  You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

March 26, 2014

IMPORTANT

If you desire to tender all or any portion of your Ordinary Shares, you must do one of the following before the Offer expires:

•	if your Ordinary Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and have the nominee tender your Ordinary Shares for you;

•	if you hold certificates for Ordinary Shares registered in your own name, you must complete and sign the accompanying Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Ordinary Shares and any other documents required by the Letter of Transmittal, to Continental Stock Transfer & Trust Company (the “Depositary”) at the address shown on the back cover of this Offer to Purchase. Do not send such materials to Infinity Corp. or the Information Agent;

•	if you are an institution participating in The Depository Trust Company, you must tender your Ordinary Shares according to the procedure for book-entry transfer described in “The Offer — Procedures for Tendering Shares;” or

•	if you are the holder of Units and wish to tender Ordinary Shares included in such Units, you must separate the Ordinary Shares from the Units prior to tendering such Ordinary Shares pursuant to the Offer. If your Units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must instruct your broker to do so, or if you hold Units registered in your own name, you must contact the Depositary directly and instruct it to do so. If you fail to cause your Ordinary Shares to be separated in a timely manner before the Offer expires, you will likely not be able to validly tender such Ordinary Shares prior to the expiration of the Offer.

The Units that are not voluntarily separated into Ordinary Shares and Infinity Corp. Warrants will continue to trade as Units consisting of one Ordinary Share and one Infinity Corp. Warrant until Infinity Corp. consummates the Business Combination, at which time each Unit will automatically convert into one share of Common Stock and one Infinity Acquisition Warrant.

Glori stockholders approved the Transaction Merger prior to execution of the Merger Agreement.  Infinity Acquisition has filed the Registration Statement on Form S-4 with the SEC to register the distribution of the Infinity Acquisition common stock, $0.0001 par value per share (the “Common Stock”) and Infinity Acquisition Warrants for the purchase of one share of Common Stock (“Infinity Acquisition Warrants”), issuable by Infinity Acquisition to Infinity Corp.’s shareholders and warrantholders in connection with the Redomestication.

To validly tender Ordinary Shares pursuant to the Offer, other than Ordinary Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must properly complete and duly execute the Letter of Transmittal.

We are not making the Offer to shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to comply with the applicable laws and regulations to make the Offer to shareholders in any such jurisdiction.

Although the Business Combination does not require the approval of Infinity Corp. shareholders to become effective, Infinity Corp. shareholders do have appraisal rights in relation to the Redomestication. Under the Companies Act, a shareholder electing to dissent from the Redomestication is required to give Infinity Corp. a written notice of its decision to dissent within 20 days immediately following the date when the copy of a plan of merger approved by Infinity Corp. in connection with the Redomestication or an outline of the plan of merger is given to the shareholder under Section 172 of the Companies Act.  An outline of the plan of merger in relation to the Redomestication has been sent to the shareholders by inclusion in the documents relating to the Offer (a copy of the plan so given is also included herein for information under the section headed “Appraisal Rights - Outline of Plan of Merger”). However, to provide shareholders sufficient time to review the outline of the plan of merger, Infinity Corp. extended the deadline for submitting written notice of dissent to February 23, 2014 .

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Ordinary Shares pursuant to the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the Offer, you must not rely upon that recommendation, information or representation as having been authorized by us, our board of directors, the Depositary or the Information Agent. You should not assume that the information provided in this Offer to Purchase is accurate as of any date other than the date indicated, or if no date is otherwise indicated, the date of this Offer to Purchase.

Questions and requests for assistance should be directed to Morrow & Co., LLC, the Information Agent for the Offer, at its address and telephone numbers set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, and other materials related to the Offer may also be obtained for free from Morrow & Co., LLC. Copies of this Offer to Purchase, the Letter of Transmittal, and any other material related to the Offer may also be obtained at the website maintained by the Securities and Exchange Commission at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance. See “Where You Can Find More Information.”

The Information Agent for the Offer is:

Morrow & Co., LLC

470 West Avenue, 3rd Floor,

Stamford, CT 06902

Telephone: (800) 662-5200

Banks and brokerage firms: (203) 658-9400

Email: inxb.info@morrowco.com

Annex A	Merger and Share Exchange Agreement, dated as of January 8, 2014 by and among Infinity Corp., Infinity Acquisition, Merger Sub, the INXB Representative and Glori, as amended.

Certain Definitions

As further set forth in this Offer to Purchase and unless otherwise indicated or where the context otherwise requires:

•	references to “we,” “us,” “our,” “company” or “our company” refer to Infinity Corp. prior to the Business Combination and Infinity Acquisition following the Business Combination;

•	references to “Bbl” refer to one stock tank barrel of 42 U.S. gallons liquid volume used herein in reference to crude oil, condensate or NGLs;

•	references to “Boe” refer to one barrel of oil equivalent, calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one Bbl of oil;

•	references to the “Business Combination” refer to the Redomestication together with the Transaction Merger;

•	references to the “Business Combination Deadline” refer to April 25, 2014;

•	references to the “Closing” mean the consummation of the Business Combination in accordance with the Merger Agreement;

•	references to “Common Stock” and “Infinity Acquisition Warrants” refer to securities of Infinity Acquisition;

•	references to “Companies Act” refer to the BVI Business Companies Act, 2004 of the British Virgin Islands;

•	references to “EBC” refer to EarlyBirdCapital, Inc. the representative of the underwriters of Infinity Corp.’s initial public offering;

•	references to “EBC Warrants” refer to the Infinity Corp. Warrants to purchase an aggregate of 438,182 Ordinary Shares, each exercisable for one Ordinary Share at $7.00 per share, issued to EBC or its affiliates in private placements that occurred simultaneous with the consummation of Infinity Corp.’s initial public offering and Infinity Acquisition Warrants after the Business Combination;

•	references to the “First Merger Agreement Amendment” refer to the First Amendment to the Merger Agreement, dated February 20, 2014;

•	references to “Founder Shares” refer to the Ordinary Shares held by our Sponsors, officers and directors that were issued prior to the initial public offering of Infinity Corp.;

•	references to an “FPI” or “FPI status” refer to a foreign private issuer as defined by and determined pursuant to Rule 3b-4 of the Exchange Act;

•	references to “Glori” refer to Glori Energy Inc., a Delaware corporation, and its subsidiaries, unless the context otherwise indicates, and the post-Transaction Merger subsidiary of Infinity Acquisition whose name is expected to be changed to Glori Energy Technology, Inc. after the Business Combination;

•	references to “gross acres” or “gross wells” refer to the total acres or wells, as the case may be, in which a Working Interest is owned;

•	references to “Infinity Acquisition” refer to Glori Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Infinity Corp., whose name is expected to be changed to Glori Energy Inc. after the Business Combination;

•	references to “Infinity Corp.” refer to the registrant, Infinity Cross Border Acquisition Corporation, a British Virgin Islands business company with limited liability and the parent company of Infinity Acquisition;

•	references to the “Infinity Funds” refers to Infinity I-China Fund (Cayman), L.P., Infinity I-China Fund (Israel), L.P., Infinity I-China Fund (Israel 2), L.P. and Infinity I-China Fund (Israel 3), L.P., each of which is a limited partnership; the general partner of each of the aforementioned funds is Infinity-CSVC Partners, Ltd., a Cayman Islands exempted company;

•	references to the “Initial Shareholders” refers to our Sponsors, officers and directors who were initially issued the Founder Shares and their permitted transferees;

•	references to “Insider Warrants” refer to the EBC Warrants and the Sponsors Warrants;

•	references to the “INXB Representative” refer to Infinity-C.S.V.C. Management Ltd., in its capacity under the Merger Agreement as the INXB Representative;

•	references to the “memorandum and articles of association” refer to Infinity Corp.’s memorandum and articles of association, as amended;

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•	references to the “MBoe” refer to one thousand Boe;

•	references to the “Merger Agreement” refer to the Merger and Share Exchange Agreement dated January 8, 2014 by and among Infinity Corp., Infinity Acquisition, Merger Sub, the INXB Representative and Glori, as amended by the First Merger Agreement Amendment and the Second Merger Agreement Amendment;

•	references to “Merger Sub” refer to Glori Merger Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Infinity Acquisition formed for the purpose of the Transaction Merger, which, is referred to in post-Transaction Merger periods as “Glori;”

•	references to “Net Revenue Interests” refer to a working interest owner's gross working interest in production less the royalty, overriding royalty, production payment and net profit interests;

•	references to “Ordinary Shares,” “Infinity Corp. Warrants” and “Units” refer to securities of Infinity Corp.;

•	references to “private placements” refer to the private placements of the Insider Warrants;

•	references to “proved reserves” refer to the estimated quantities of oil, natural gas and NGLs which geological and engineering data demonstrate with reasonable certainty to be commercially recoverable in future years from known reservoirs under existing economic and operating conditions;

•	references to “"proved undeveloped reserves" or "PUDs" refer to proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. Undrilled locations can be classified as having PUDs only if a development plan has been adopted indicating that such locations are scheduled to be drilled within five years, unless specific circumstances justify a longer time;

•	references to “Public Shares” refer to Ordinary Shares sold as part of the Units in the initial public offering (whether they were purchased in the offering or thereafter in the open market);

•	references to “public shareholders” refer to holders of Public Shares, including the Initial Shareholders and Infinity Corp. management team to the extent the Initial Shareholders and/or members of the management team hold Public Shares, provided that the Initial Shareholders and each member of management shall be considered a “public shareholder” only with respect to any Public Shares held by them;

•	references to “Public Warrants” refer to Infinity Corp. Warrants that were sold as part of the Units in Infinity Corp.’s initial public offering (whether they were purchased in the offering or thereafter in the open market);

•	references to the “Redomestication” refer to the merger of Infinity Corp. with and into Infinity Acquisition, a wholly owned subsidiary of Infinity Corp., with Infinity Acquisition surviving the merger;

•	references to “reserves" refer to estimated remaining quantities of oil and natural gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and natural gas or related substances to market and all permits and financing required to implement the project. Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations);

•	references to the “Second Merger Agreement Amendment” refer to the Second Amendment to the Merger Agreement, dated March 19, 2014;

•	references to the “Securities Act” refer to the United States Securities Act of 1933, as amended, and references to the “Exchange Act” refer to the United States Securities Exchange Act of 1934, as amended;

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•	references to the “Sponsors” refers to the Infinity Funds and, from and after January 7, 2014, HH Energy Group, LP;

•	references to “Sponsors Warrants” refer to the Infinity Corp. Warrants to purchase an aggregate of 4,381,818 Ordinary Shares, each exercisable for one Ordinary Share at $7.00 per share, issued to the Sponsors (or their permitted transferees) in private placements that occurred simultaneous with the consummation of Infinity Corp.’s initial public offering and Infinity Acquisition Warrants after the Business Combination;

•	references to the “Transaction Merger” refer to the transaction immediately following the Redomestication, pursuant to which Merger Sub will be merged with and into Glori, with Glori surviving the merger;

•	references to “underwriters” refer to the underwriters of Infinity Corp.'s initial public offering; and

•	references to “undeveloped acreage" refer to lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves ;

•	references to “Warrant Tender Offer” refer to the Infinity Funds’ offer to purchase up to 5,750,000 of Infinity Corp.’s issued and outstanding Public Warrants at a purchase price of $0.60 per Public Warrant;

•	references to “Working Interest” refer to the right granted to the lessee of a property to explore for and to produce and own natural gas or other minerals. The working interest owners bear the exploration, development and operating costs on either a cash, penalty or carried basis; and

•	all dollar amounts are in U.S. dollars unless otherwise indicated.

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SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

This summary term sheet highlights important information regarding the Offer and the Business Combination.  To understand the Offer and the Business Combination fully and for a more complete description of the terms of the Offer and the Business Combination, you should carefully read this entire Offer to Purchase, including any appendices and documents incorporated by reference, and the Letter of Transmittal.  We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics addressed in this summary term sheet.

Ordinary Shares Subject to the Offer	Up to 4,750,000 Ordinary Shares, no par value. However, in accordance with the rules of the SEC, in the event that more than 4,750,000 Ordinary Shares are validly tendered and not properly withdrawn, we may, and we expressly reserve our right to, accept for payment an additional amount of shares not to exceed 2% of our issued and outstanding Ordinary Shares without amending the Offer or extending the Expiration Date, if it permits us to accept for payment all Ordinary Shares validly tendered in this Offer and the 2% Increase is approved by the other parties to the Merger Agreement.

Price Offered Per Ordinary Share	$8.00 net to the seller in cash, without interest thereon.

Scheduled Expiration of the Offer	11:59 p.m., New York City time, on April 10, 2014, unless the Offer is otherwise extended, which may depend on the timing and process of SEC review of this Offer to Purchase and the Registration Statement on Form S-4 filed separately by Infinity Acquisition, or terminated (the “Expiration Date”).

Party Making the Offer	Infinity Cross Border Acquisition Corporation

Conditions to the Offer	Our obligation to purchase Ordinary Shares validly tendered and not properly withdrawn at the Expiration Date is conditioned upon, among other things, the satisfaction of the Maximum Tender Condition and the satisfaction of the Merger Condition.

See “The Offer — Conditions of the Offer” and “The Merger Agreement — Conditions to Closing of the Business Combination.”

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For further information regarding the Offer, see “The Offer.”

General

What is the background of Infinity Corp.?

Infinity Corp. is a blank check company formed on April 6, 2011 pursuant to the laws of the British Virgin Islands for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation or contractual control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar business combination with one or more operating businesses. Infinity Corp. consummated its initial public offering of 5,000,000 Units, each Unit consisting of one Ordinary Share and one Infinity Corp. Warrant to purchase one Ordinary Share, on July 25, 2012. The underwriters of the IPO were granted an option to purchase up to an additional 750,000 Units to cover over-allotments, if any. On July 26, 2012, the underwriters exercised the option in full and, on July 27, 2012, the underwriters purchased all of the over-allotment Units. The net proceeds of the initial public offering, together with approximately $2.4 million from Infinity Corp.’s sale of 4,820,000 Insider Warrants, collectively, to our Sponsors and the underwriters of our initial public offering, for an aggregate of approximately $46.0 million, were deposited in the Trust Account.

Who is Infinity Acquisition?

Infinity Acquisition is a wholly owned subsidiary of Infinity Corp. formed as a corporation in Delaware in January 2014 for the purpose of engaging in the Business Combination.  Infinity Acquisition will be the surviving entity following the Redomestication and will be the parent company of Glori following the Transaction Merger. Infinity Acquisition intends to change its name to Glori Energy, Inc. in connection with the consummation of the Business Combination.

Who is Glori?

Glori is a technology focused energy company that deploys its proprietary biotechnology to facilitate the secondary production of oil at less than $10 per barrel. Only one third of discovered oil is typically recovered during the life of an oilfield, as recovery of the remaining two thirds of oil is not economically viable with current technology. By activating in-situ microbiology within the reservoir, Glori can efficiently produce a portion of this remaining oil. Glori acquires, owns and operates mature oilfields into which it applies its AERO System technology and additionally is deploying its technology in a range of different geographies and geologies for E&P clients. In furtherance of its acquisition strategy, on February 4, 2014, Glori Holdings Inc. (formerly Glori Oil Holdings Company) (“Glori Holdings”), a previously dormant wholly-owned subsidiary of Glori, entered into the Petro-Hunt Purchase Agreement to acquire the Coke Field Assets (each as defined below) for approximately $40 million and this transaction closed on March 14, 2014.

As of January 1, 2014, the net proved developed producing oil and natural gas reserves associated with the Coke Field Assets based upon estimates provided by William M. Cobb & Associates, Inc. were 1,749 MBoe (approximately 96% oil and 4% natural gas), and for the month ended December 31, 2013, the average net daily production associated with the Coke Field Assets was 506 Boe per day (approximately 91% oil and 9% natural gas). Glori intends to deploy its AERO System technology in the Coke Field Assets in an attempt to improve production rates and overall oil recovery from these assets.

Glori, which is based in Houston, Texas, was incorporated as Glori Oil Limited, a Delaware Corporation, in November 2005 and changed its name to Glori Energy Inc. in May 2011. In September 2010, Glori incorporated Glori Canada Ltd. (formerly Glori Oil Ltd.) in the province of Alberta, Canada, with registration in the province of Saskatchewan, as a wholly-owned subsidiary, to conduct Glori’s business in Canada. In October 2010, Glori activated Glori Holdings, to acquire a 100% working interest in the Etzold field. In February 2011, Glori incorporated Glori California Inc. (formerly Glori Oil California Limited) to conduct its operations in the state of California. In September 2013, Glori incorporated OOO Glori Energy to conduct its operations in the Russian Federation. In March 2014, Glori formed Glori Energy Production Inc., a wholly-owned subsidiary of Glori Holdings, to purchase the Coke Field Assets. Glori, Glori Holdings, Glori Canada Ltd., Glori Oil (Argentina) Limited, Glori California Inc., Glori Oil S.R.L., OOO Glori Energy, Inc., and Glori Energy Production Inc. comprise the entities within the Glori corporate structure. Glori has undertaken the dissolution of Glori Oil S.L.R. and is awaiting confirmation that the dissolution was effective.

In addition to the initial funding by Glori’s founders, Glori has successfully concluded a series of venture capital and private equity offerings between 2007 and March 2014 totaling approximately $57.3 million. Glori’s principal stockholders include the following stockholders and some of their affiliates: GTI Group, Kleiner Perkins Caufield & Byers, Oxford Bioscience Partners, Rawoz Technology Company Ltd., Malaysian Life Sciences Capital Fund Ltd., Gentry-Glori Energy Investment, Advantage Capital Partners, and Energy Technology Ventures, LLC, which is a joint venture of General Electric, ConocoPhillips, and NRG Cleantech Investments LLC.

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Additional information regarding Glori can be found on its website at www.glorienergy.com. None of the information on Glori’s website shall be deemed to be a part of this Offer to Purchase.

Who is offering to purchase the securities?

Infinity Corp. is offering to purchase up to 4,750,000 outstanding Public Shares.  See “ Infinity Corp. Business” and “The Offer.”

What securities are sought?

We are offering to purchase up to 4,750,000 outstanding Public Shares validly tendered and not validly withdrawn pursuant to the Offer. However, if you support our proposed Business Combination, do not tender your Public Shares in the Offer because if more than 4,750,000 Public Shares are tendered in the Offer, we will not be able to consummate the Business Combination, except, in accordance with the rules of the SEC, in the event that more than 4,750,000 Public Ordinary Shares are validly tendered and not properly withdrawn, we may, and we expressly reserve our right to, accept for payment an additional amount of shares pursuant to the 2% Increase without amending the Offer or extending the Expiration Date.  Any such purchases would only be made if it permitted us to accept for payment all Public Shares validly tendered in this Offer and the 2% Increase is approved by the other parties to the Merger Agreement.

Unless otherwise expressly stated, this Offer to Purchase assumes that no more than 4,750,000 Public Shares will be accepted for payment in this Offer, and that Infinity Corp. will not elect to exercise its rights pursuant to the 2% Increase to purchase additional shares.

Why is the Offer for 4,750,000 Public Shares?

Pursuant to our memorandum and articles of association, Infinity Corp. is required, in connection with the Business Combination, to provide all holders of its Public Shares with the opportunity to redeem their Public Shares through a tender offer pursuant to the tender offer rules promulgated under the Exchange Act.  The Offer is being made to provide Infinity Corp. shareholders with such opportunity to redeem their Public Shares in connection with consideration of the Business Combination.  See “The Offer — Purpose of the Offer; Certain Effects of the Offer.”   As required by the terms of the Merger Agreement, we cannot consummate the Business Combination unless the shareholders of Glori approve the Business Combination and we retain an amount of cash no less than $8.0 million, after payment of the Purchase Price for shares validly tendered in the Offer (but not including expenses, deferred IPO expenses or the proceeds of the PIPE Investment (defined below)).  Therefore, and subject to the 2% Increase, we will be unable to consummate the Business Combination if more than 4,750,000 Ordinary Shares (or approximately 83% of our Public Shares) are validly tendered and not properly withdrawn (we refer to the condition to our obligation to purchase Public Shares that no more than 4,750,000 Public Shares be tendered and not properly withdrawn prior to the Expiration Date as the “Maximum Tender Condition”).

What if more than 4,750,000 Ordinary Shares are validly tendered in this Offer?

Our obligation to purchase Ordinary Shares validly tendered and not properly withdrawn at the Expiration Date is conditioned upon, among other things, the Maximum Tender Condition.  In the event that more than 4,750,000 Ordinary Shares are validly tendered and not properly withdrawn, we may, and we expressly reserve our right to, accept for payment an additional amount of shares pursuant to the 2% Increase without amending the Offer or extending the Expiration Date.  Any such purchases would only be made if it permitted us to accept for payment all Ordinary Shares validly tendered in this Offer.  However, if more than 4,750,000 Ordinary Shares are validly tendered and not properly withdrawn, and we do not exercise our right pursuant to the 2% Increase to purchase additional Ordinary Shares, or if we are unable to satisfy the other conditions set forth in this Offer to Purchase, we may amend, terminate or extend the Offer.  If we terminate the Offer, we will NOT:  (1) purchase any Ordinary Shares pursuant to the Offer or (2) consummate the Business Combination in accordance with the terms of the Merger Agreement.  Ordinary Shares tendered pursuant to the Offer but not purchased in the Offer will be returned at our expense promptly following the expiration or termination of the Offer.

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What will be the purchase price for the securities and what will be the form of payment?

The Purchase Price is $8.00 per Ordinary Share.  All Ordinary Shares we purchase pursuant to the Offer will be purchased at the Purchase Price.  See “The Offer — Number of Ordinary Shares; Purchase Price; No Proration.”  If your Ordinary Shares are purchased in the Offer, you will be paid the Purchase Price, in cash, without interest, promptly after the Expiration Date.  Our memorandum and articles of association require that we offer a price per Ordinary Share equal to the aggregate amount held in the Trust Account pending completion by Infinity Corp. of an initial business combination as of the date that is two business days prior to the commencement of the Offer, excluding interest (which will be released to Infinity Corp. for working capital) earned on the initial public offering proceeds placed in the Trust Account, divided by the number of Ordinary Shares sold as part of the Units in our initial public offering, other than those held by directors or officers, that are still outstanding.  Although we do not anticipate any change to the Purchase Price, if we need to adjust the Purchase Price to comply with our memorandum and articles of association, we will amend the Offer and, if necessary, extend the Expiration Date for at least 10 business days.  Under no circumstances will we pay interest on the Purchase Price, including, but not limited to, by reason of any delay in making payment.  See “The Offer — Number of Ordinary Shares; Purchase Price; No Proration” and “— Purchase of Shares and Payment of Purchase Price.”

Has Infinity Corp. or its board of directors adopted a position on the Offer?

Our intention is to consummate the Business Combination.  Our board of directors has unanimously (i) approved our making the Offer, (ii) declared the advisability of and approved the Business Combination and (iii) determined that the Business Combination is in the best interests of the shareholders of Infinity Corp. and, if consummated, would constitute the initial business combination pursuant to our memorandum and articles of association.  If the Maximum Tender Condition is not satisfied, we will be unable to consummate the Business Combination.  If you tender your Ordinary Shares pursuant to the Offer, you will not be participating in the Business Combination because you will not hold Common Stock in Infinity Acquisition upon the consummation of the Business Combination, and therefore, our board of directors recommends that you do not accept the Offer with respect to your Ordinary Shares.  The members of our board of directors may directly benefit from the Business Combination and have interests in the Business Combination that may be different from, or in addition to, the interests of the public shareholders.  See “Risk Factors — Risk Factors Relating to the Business Combination” and “The Business Combination — Interests of Certain Persons in the Business Combination.”  You must make your own decision as to whether to tender your Ordinary Shares and, if so, how many to tender.  In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purpose and effects of the Offer.

How is the Offer different from typical tender offers?

Typically an issuer or a third party commencing a tender offer wants to purchase the entire amount of the securities they are offering to purchase.  In this case, Infinity Corp. does not want its shareholders to tender any Ordinary Shares, and Infinity Corp.’s board of directors recommends that existing shareholders not tender their Ordinary Shares after they review this Offer to Purchase.  In fact, unlike most tender offers where an offeror’s purchase of securities enables them to consummate a business combination, here, your decision to tender your Ordinary Shares would make it less likely that we can consummate the Business Combination with Glori because if more than 4,750,000 Ordinary Shares are validly tendered and not properly withdrawn in the Offer and our rights pursuant to the 2% Increase are not exercised, we will not be able to consummate the Business Combination.  In essence, the Offer functions as a “reverse” tender offer in which a shareholder can exercise their redemption rights for Ordinary Shares and we will only be able to consummate the Business Combination if the Maximum Tender Condition is met.  Accordingly, your decision to tender your Ordinary Shares in the Offer would make it less likely that we will be able to consummate the Business Combination.

In addition, unlike a typical tender offer, there will be no proration in the event more than 4,750,000 Ordinary Shares are validly tendered and not properly withdrawn in the Offer.  Assuming no shares are purchased pursuant to the 2% Increase, if more than 4,750,000 Ordinary Shares are validly tendered and not properly withdrawn, we will terminate or extend the Offer.  Shareholders have the right, pursuant to our memorandum and articles of association, to a pro-rata portion of our Trust Account, absent a Business Combination, only in the event that Infinity Corp. is required to liquidate.  Consequently, if we terminate the Offer, we will NOT: (1) purchase any Ordinary Shares pursuant to the Offer or (2) consummate the Business Combination in accordance with the terms of the Merger Agreement, and we will promptly return all Ordinary Shares delivered pursuant to the Offer at our expense upon expiration or termination of the Offer.

Why must we complete the Business Combination by April 25, 2014?

Pursuant to our memorandum and articles of association, we have until April 25, 2014 to complete a business combination.  If we do not consummate a business combination within such time, we (1) will distribute the Trust Account, pro rata, to our public shareholders by way of redemption and (2) cease all operations except for the purposes of winding up of our affairs.  If we do not consummate the Business Combination, it is unlikely that we will be able to consummate a different business combination by the Business Combination Deadline, because we will probably not have enough time to identify another target, perform due diligence, negotiate a definitive agreement related to such business combination and complete a new tender offer.

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Is there any limit on the maximum number of Ordinary Shares each shareholder can tender in the Offer?

No.  Pursuant to Infinity Corp.’s memorandum and articles of association and the laws of British Virgin Islands, Infinity Corp. may consummate the Business Combination without approval of its shareholders (subject to their rights of appraisal, as set forth in “Appraisal Rights — Outline of Plan of Merger”) by offering to redeem their Public Shares upon the consummation of the Business Combination, pursuant to the tender offer rules promulgated under the Exchange Act.  The Offer is being made in part to provide the holders of Infinity Corp.’s Public Shares with such opportunity to redeem their Ordinary Shares and to allow the Redomestication and the Transaction to be completed without a shareholder vote.  See “The Offer — Purpose of the Offer; Certain Effects of the Offer.”  There is no limit on the maximum number of Ordinary Shares each shareholder can tender in the Offer; however, in the event that more than 4,750,000 Ordinary Shares are validly tendered and not properly withdrawn, or if the other Offer conditions set forth in this Offer to Purchase are not satisfied, we may amend, terminate or extend the Offer.  If we terminate the Offer, we will NOT:  (1) purchase any Ordinary Shares pursuant to the Offer or (2) consummate the Business Combination in accordance with the terms of the Merger Agreement, and we will promptly return all Ordinary Shares delivered pursuant to the Offer at our expense.

The Business Combination

Is there a Merger Agreement related to the Offer?

Yes.  On January 8, 2014, Infinity Corp., Infinity Acquisition, Merger Sub, the INXB Representative and Glori entered into the Merger Agreement, pursuant to which, among other things and subject to the terms and conditions contained in the Merger Agreement:

•	Infinity Corp., the British Virgin Islands business company, will effect a merger in which it will merge with and into Infinity Acquisition, a Delaware corporation and Infinity Corp.’s wholly owned subsidiary, with Infinity Acquisition surviving the merger (the “Redomestication”); and

•	Immediately following the Redomestication, Infinity Acquisition will effect an acquisition of Glori by Merger Sub, Infinity Acquisition’s wholly owned Delaware subsidiary, merging with and into Glori, with Glori surviving the merger (the “Transaction Merger” and, together with the Redomestication, the “Business Combination”).

In connection with the Business Combination, Infinity Acquisition has filed the Registration Statement on Form S-4 with the SEC to register the distribution of Common Stock and Infinity Acquisition Warrants to Infinity Corp. shareholders and warrantholders in connection with the Redomestication. Pursuant to its memorandum and articles of association, Infinity Corp. is required, in connection with the Business Combination, to provide public shareholders with the opportunity to redeem their Ordinary Shares through a tender offer pursuant to the tender offer rules promulgated under the Exchange Act.  Glori has obtained its shareholders’ approval of the Transaction Merger. See “The Business Combination” and “The Merger Agreement.”

What is the structure of the Redomestication?

Pursuant to the terms and conditions of the Merger Agreement, Infinity Corp., the British Virgin Islands business company, will merge with and into Infinity Acquisition, its wholly owned Delaware subsidiary, with Infinity Acquisition surviving the merger.  At the time of the Redomestication:

•	Assuming no Public Shares are tendered pursuant to the Offer, each of the 5,750,000 Public Shares then outstanding will be converted automatically into one substantially equivalent share of Infinity Acquisition’s Common Stock;

•	The 1,437,500 Founder Shares will be converted automatically into 1,437,500 shares of Common Stock which will not be transferable for one year after the completion of the Business Combination except that: (1) 50% of such Common Stock will be released from such lock-up arrangement if the closing price of the Common Stock exceeds $9.60 for any 20 trading days within a 30-trading day period following the consummation of the Business Combination, and (2) the remaining 50% of such Common Stock will be released from such lock-up arrangement if the closing price of the Common Stock exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of the Business Combination.

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•	Assuming no Public Warrants are tendered pursuant to the Warrant Tender Offer (as defined below), each of the 5,750,000 Public Warrants will be converted into one warrant to purchase Common Stock, each exercisable for one share of Common Stock at $10.00 per share, or the Infinity Acquisition Warrants;

•	Each of the 4,820,000 Insider Warrants will be converted into 4,820,000 Insider Warrants of Infinity Acquisition. However, the holders of the Insider Warrants have agreed that Infinity Acquisition has the right to demand that the Insider Warrants be converted into shares of Infinity Acquisition Common Stock, at a ratio of ten warrants for one share of Infinity Acquisition Common Stock, during the thirty day period commencing 31 days after the consummation of the Business Combination; and

•	The underwriters have agreed to convert the 500,000 unit purchase options of Infinity Corp. held by them or their designees into 100,000 shares of Infinity Acquisition’s Common Stock.

In connection with the Redomestication, Infinity Acquisition has filed the Registration Statement on Form S-4 with the SEC to register the distribution of Common Stock and Infinity Acquisition Warrants to Infinity Corp. shareholders and warrantholders.  See “The Merger Agreement,” The Offer” and “Description of the Combined Company’s Securities Following the Business Combination.”

What is the structure of the Transaction Merger and the Transaction Merger Consideration?

Immediately following the Redomestication, Merger Sub, a Delaware corporation and wholly owned subsidiary of Infinity Acquisition, will be merged with and into Glori, with Glori surviving the merger. Pursuant to the terms of the Merger Agreement, in exchange for all of Glori’s outstanding shares and warrants, Infinity Acquisition will issue to the stockholders and warrantholders of Glori 23,584,557 shares of Common Stock on a pro rata basis, with 707,537 of such shares set aside in escrow, and have $25.0 million in cash or in kind, including debt instruments of no more than $2.0 million (including the proceeds of the PIPE Investment, defined below) available in the surviving company for payment of transaction expenses and for working capital purposes. The shares of Common Stock held by the former Glori shareholders and warrantholders, or the Lock-up Common Stock, immediately following the Transaction Merger will be subject to a lock-up agreement, or the Lock-up Agreement. The approximate dollar value of the merger consideration to be paid in Common Stock by Infinity Acquisition pursuant to the Merger Agreement is approximately $188.7 million based on the purchase price of the Ordinary Shares of $8.00 per share .

Prior to the Business Combination, as set forth in Infinity Corp.’s memorandum and articles of association, Infinity Corp. must offer the holders of its Ordinary Shares the opportunity to redeem their Ordinary Shares pursuant to a tender offer. This Offer is being made to provide Infinity Corp.’s shareholders with such opportunity to redeem their Ordinary Shares. Pursuant to the Merger Agreement, Infinity Acquisition will be required to have at least $25.0 million in cash or in kind, including debt instruments of no more than $2.0 million, as a condition to closing the Business Combination (including the proceeds of the PIPE Investment).  Therefore, Infinity Corp. must have sufficient funds remaining in its Trust Account following redemptions to be able to satisfy the cash requirements of the Transaction Merger.

What will be the ownership and organizational structure of Infinity Acquisition after the consummation of the Business Combination?

After the Business Combination, assuming no redemptions of Public Shares for cash in the Offer, Infinity Corp.’s current public shareholders will own approximately 18% of Infinity Acquisition, Infinity Corp.’s current directors, officers, Sponsors and affiliates will own approximately 7% of Infinity Acquisition, and the pre-Business Combination stockholders and warrantholders of Glori will own approximately 74% of Infinity Acquisition. After the Business Combination, assuming redemption by holders of 4,750,000 Public Shares for cash in the Offer, Infinity Corp.’s public shareholders will own approximately 3.5% of Infinity Acquisition, Infinity Corp.’s current directors, officers, Sponsors and affiliates will own approximately 12% of Infinity Acquisition, and the pre-Business Combination stockholders and warrantholders of Glori will own approximately 83% of Infinity Acquisition.

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What is the Warrant Amendment?

As a condition to entering into the Merger Agreement, Glori required that Infinity Corp. effectuate certain changes with respect to the Infinity Corp. Warrants. Accordingly, to accommodate such requirement and induce Glori to enter into the Merger Agreement, Infinity Corp. obtained written consents from the holders of a majority of the outstanding Infinity Corp. Warrants to approve amendments to the Infinity Corp. Warrants to: (i) increase the exercise price of the Infinity Corp. Warrants from $7.00 to $10.00 per ordinary share of Infinity Corp., (ii) increase the redemption price of the Infinity Corp. Warrants from $10.50 to $15.00 per ordinary share of Infinity Corp., (iii) increase the term of the Infinity Corp. Warrants from three years following the consummation of the Business Combination to five years following the consummation of the Business Combination, (iv) delete the provision decreasing the exercise price of the Infinity Corp. Warrants in connection with certain transactions and (v) allow the Infinity Corp. Warrants to be converted into Common Stock, on a one for ten basis, during the thirty day period commencing 31 days after the consummation of the Business Combination. The amendments to the Infinity Corp. Warrants will become effective upon the execution of an amendment to the warrant agreement in connection with the closing of the Business Combination.

Will there be a single controlling shareholder following the completion of the Business Combination?

Yes. The ownership of the Common Stock following the consummation of the Business Combination will depend on the number of Ordinary Shares that are validly tendered, not validly withdrawn and accepted for payment pursuant to the Offer.  Assuming that 31,934,557 shares of Common Stock are outstanding upon consummation of the Business Combination and that no Infinity Corp. Ordinary Shares have been redeemed, Glori’s shareholders will beneficially own in the aggregate approximately 74% of the outstanding Common Stock.

See “Security Ownership of Certain Beneficial Owners of Infinity Corp.” for more information regarding the beneficial ownership of Infinity Acquisition following the Business Combination.

How will the Offer and Business Combination affect the number of Infinity Acquisition’s outstanding shares and holders?

As of March 24, 2014, there were 7,187,500 Ordinary Shares outstanding (including Ordinary Shares underlying the outstanding Units), no preferred shares outstanding and 10,570,000 Infinity Corp. Warrants outstanding (including Infinity Corp. Warrants underlying the outstanding Units). In addition, there were unit purchase options outstanding to purchase 500,000 Units at an exercise price of $8.80 per Unit.  Each of the Units, Ordinary Shares and Infinity Corp. Warrants are registered pursuant to Section 12 of the Exchange Act.

Immediately following the Business Combination, Infinity Acquisition will have 31,934,557 shares of Common Stock outstanding in the event no Ordinary Shares are tendered in this Offer, and 28,247,057 shares of Common Stock outstanding in the event 4,750,000 Ordinary Shares are accepted in the Offer.  See “The Offer — Purpose of the Offer; Certain Effects of the Offer” and “Security Ownership of Certain Beneficial Owners of Infinity Corp.”

To the extent any of our shareholders validly tender their Public Shares (without subsequently properly withdrawing such tendered Shares) and that tender is accepted, the number of our holders following the Business Combination would be reduced.  See “The Offer —Purpose of the Offer; Certain Effects of the Offer.”

Are there other agreements that will be entered into in connection with the Business Combination?

On January 7, 2014, Infinity Corp. and Infinity Acquisition entered into a share purchase agreement with the Sponsors and other investors pursuant to which the Sponsors and the other investors collectively (i) agreed to purchase between $8.5 million and $17.0 million of shares of Common Stock, provided that, at a minimum, the Sponsors and such other investors would purchase that number of shares, at a purchase price of $8.00 per share (the “Minimum Commitment”), necessary to ensure that Infinity Corp. meets the $25.0 million minimum balance requirement set forth in the Merger Agreement (which may be in the form of cash or in kind, including debt instruments), assuming that at least $8.0 million in cash remains in the Trust Account following the consummation of the Offer, and (ii) were granted an option to purchase additional shares of Common Stock (above and beyond the Minimum Commitment) to increase their total investment to a maximum of $25.0 million, such additional investment to be used to provide additional working capital to Infinity Acquisition (the “PIPE Investment”). It is presently contemplated that at the closing of the PIPE Investment, Petro Hunt (as defined below) may, at its option, contribute to Infinity Acquisition the $2.0 million convertible note Petro-Hunt received at the close of the Petro-Hunt Purchase Agreement in exchange for 250,000 shares of Common Stock in order to satisfy Petro-Hunt’s obligations pursuant to the PIPE Investment. It is not presently contemplated that Infinity Acquisition will receive any other debt instruments or other property as part of the PIPE Investment. The purchase price for the shares to be issued in the PIPE Investment is $8.00 per share. The PIPE Investment will be consummated simultaneously with the closing of the Business Combination. Infinity Acquisition and the investors in the PIPE Investment will also enter into a registration rights agreement that provides for the registration of the Common Stock purchased in the PIPE Investment.

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In connection with the Transaction Merger, Glori, Infinity Acquisition, the INXB Representative and Continental Stock Transfer & Trust Company will enter into an Escrow Agreement, pursuant to which Continental Stock Transfer & Trust Company, as the escrow agent, will hold in escrow the 707,537 shares of Infinity Acquisition Common Stock set aside from the merger consideration and delivered by Infinity Acquisition to the escrow agent at the Closing and any earnings on such shares (other than ordinary income dividends) to satisfy each of Glori’s and Infinity Acquisition’s indemnification obligations under the Merger Agreement. All property in the escrow account, less any amounts reserved for pending indemnification claims, will be released for distribution to the former Glori shareholders and warrantholders on the first anniversary of the Closing.

The former Glori shareholders and warrantholders will be required to enter into a Lock-Up Agreement that will subject them to the same limitations on transferring their shares of Common Stock of Infinity Acquisition received as merger consideration that apply to the Sponsors, such that their shares of Common Stock acquired in the Transaction Merger will not be transferable for one year after the completion of the Business Combination except that: (1) 50% of such Common Stock will be released from such lock-up arrangement if the closing price of the Common Stock exceeds $9.60 for any 20 trading days within a 30-trading day period following the consummation of the Business Combination, (2) 100% of such Common Stock will be released from such lock-up arrangement if the closing price of the Common Stock exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of the Business Combination, and (3) if the Infinity Funds sell the Common Stock they acquire pursuant to the PIPE Investment, up to 42% of the locked-up Common Stock may be released. In the Lock-Up Agreement, the former Glori shareholders and warrantholders also provide a general release of Glori for any pre-Closing claims. The shares of Common Stock issued as Merger Consideration in exchange for Glori’s series C-2 preferred stock are not subject to lock-up.

Infinity Acquisition will enter into a Registration Rights Agreement with the former Glori shareholders and warrantholders that provides for the registration of the Common Stock received as merger consideration.

What is the Coke Field Acquisition?

On February 4, 2014, Glori Holdings entered into a Purchase and Sale Agreement (the “Petro-Hunt Purchase Agreement”) to acquire (the “Coke Field Acquisition”) from Petro-Hunt, L.L.C. (“Petro-Hunt”), among other things, certain oil, gas, and mineral leases including all interest in the lands covered by such leases, all Working Interests, and Net Revenue Interests in and to, together with all of Petro-Hunt’s rights, titles, and interests in and to the leases, leasehold interest, mineral fee interests, royalty, and overriding royalty interests and any pooling, unitization, communitization, operating, and other agreements and assets in the Coke field and Quitman field in Wood County, Texas (collectively referred to as the “Coke Field Assets”). On March 14, 2014, the Coke Field Acquisition was closed, after being amended to (1) extend the period between signing and closing and (2) reflect the assignment of the Petro-Hunt Purchase Agreement by Glori Holdings to its wholly-owned subsidiary, Glori Energy Production Inc., a Texas corporation. Pursuant to the Petro-Hunt Purchase Agreement, (A) Glori Holdings issued to Petro-Hunt an unsecured, subordinated convertible promissory note for $2.0 million and (2) Glori Energy Production Inc. paid to Petro-Hunt $37,204,396 in cash. The cash portion included a $4.0 million deposit held in escrow following the signing of the Petro-Hunt Purchase Agreement. As of January 1, 2014, the net proved developed producing oil and gas reserves based upon estimates provided by William M. Cobb & Associates, Inc. were 1,749 MBoe (approximately 96% oil and 4% natural gas), and for the month ended December 31, 2013, the average net daily production associated with the Coke Field Assets was 506 Boe per day (approximately 91% oil and 9% natural gas).

Are the Offer and the Transaction Merger conditioned on one another?

Yes.  Pursuant to the terms of the Merger Agreement, it is a condition to the consummation of the Transaction Merger that the Offer is conducted in accordance with the terms of the Merger Agreement, and, pursuant to the terms of this Offer to Purchase, the Offer is subject to the condition that the Merger Condition (as described below) is satisfied.  If the Merger Condition is not satisfied by the Expiration Date, we will terminate or extend the Offer.  In the event the Offer is terminated, we will promptly return any Ordinary Shares, at our expense, that were delivered pursuant to the Offer upon the expiration or termination of the Offer and we will not consummate the Transaction Merger.   See “The Merger Agreement.”

What assumptions have we made when disclosing ownership information?

We have made several assumptions with respect to ownership of Common Stock following the consummation of the Business Combination.  These assumptions impact certain calculations of post-Business Combination and voting rights throughout this Offer to Purchase.  Unless otherwise expressly stated, all such calculations relating to beneficial ownership and voting rights post-Business Combination assume:  : (i) that no   Ordinary Shares are validly tendered pursuant to the Offer; (ii) the issuance of 5,750,000 shares of Common Stock to Infinity Corp. shareholders in connection with the Redomestication; (iii) the issuance of 23,584,557 shares of Common Stock as merger consideration to Glori stockholders and warrantholders in connection with the Transaction Merger; (iv) that no warrants or options are exercised or converted into Common Stock, (v) that the 1,437,500 Founder Shares will be converted into 1,437,500 shares of Common Stock, subject to certain restrictions on transfer, (vi) that the 500,000 UPOs owned by the underwriters or their designees will be converted into 100,000 shares of Common Stock, subject to certain restrictions on transfer, and (vii) that 1,062,500 shares of Common Stock are purchased through the PIPE Investment.

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What are the most significant conditions to the Offer and the Business Combination?

Our obligation to purchase Ordinary Shares validly tendered and not properly withdrawn at the Expiration Date is conditioned upon, among other things:

•	the Maximum Tender Condition; and

•	the Transaction Merger, in our reasonable judgment to be determined immediately prior to the Expiration Date, being capable of being consummated contemporaneously with the Offer, but in no event later than five business days after the Expiration Date (the “Merger Condition”).

The consummation of the Business Combination is subject to the satisfaction or waiver of each of the following conditions, among others:

•	Infinity Corp. shall have completed the Offer and accepted for payment all Ordinary Shares that have been validly tendered and not properly withdrawn in the Offer;

•	the cash available to Infinity Acquisition immediately prior to the Transaction Merger shall be no less than $8.0 million after giving effect to redemptions (but not including expenses, deferred IPO expenses or the proceeds of the PIPE Investment), and the cash or in kind property, including debt instruments, shall be no less than $25.0 million after giving effect to the proceeds of the PIPE Investment;

•	the SEC shall have declared Infinity Acquisition’s Registration Statement on Form S-4 effective and no stop order suspending effectiveness of such Registration Statement, or any part thereof, shall have been issued;

•	The PIPE Investment shall have been consummated for at least $8.5 million in cash or in kind, including debt instruments;

•	The Infinity Corp. Public Warrants and Insider Warrants amendments shall be in effect to: (i) increase the exercise price of the Infinity Corp. Warrants from $7.00 to $10.00 per ordinary share of Infinity Corp., (ii) increase the redemption price of the Infinity Corp. Warrants from $10.50 to $15.00 per ordinary share of Infinity Corp., (iii) increase the term of the Infinity Corp. Warrants from three years following the consummation of the Business Combination to five years following the consummation of the Business Combination, (iv) delete the provision decreasing the exercise price of the warrants in connection with certain transactions and (v) allow the Infinity Corp. Warrants to be converted into Common Stock, on a one for ten basis, during the thirty day period commencing 31 days after the consummation of the Business Combination; and

•	standard transaction closing conditions (e.g., representations and warranties are true and correct, covenants and agreements have been performed, certificates and other instruments have been executed and delivered, antitrust and regulatory approvals have been obtained, no material adverse effect has occurred with respect to Infinity Corp., Infinity Acquisition or Glori, and no law or order is in effect prohibiting the Transaction Merger).

If any of the conditions to the Redomestication or the Transaction Merger are not satisfied, Infinity Corp., Infinity Acquisition or Glori may choose to exercise any applicable right to terminate the Merger Agreement.  See “Risk Factors — Risk Factors Relating to the Business Combination” and “The Merger Agreement — Conditions to Closing of the Business Combination.”  We refer to the conditions to the Offer and the Business Combination, as the “Offer conditions.”  See “The Merger Agreement — Conditions to Closing of the Business Combination” and “The Offer — Conditions of the Offer.”

What interests do the Sponsors, directors and executive officers of Infinity Corp. have in the Business Combination?

Infinity Corp.’s directors and executive officers have interests in the Business Combination that may be different from, or in addition to, the interests of Infinity Corp. shareholders, including:

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•	If the proposed Business Combination is not completed by the Business Combination Deadline, Infinity Corp. will be required to liquidate. In such event, the 1,437,500 Founder Shares held by the Sponsors, and the 4,381,818 Sponsors Warrants collectively owned by the Infinity Funds will expire worthless. Such Founder Shares had an aggregate market value of approximately $11.5 million based on the closing price of the Ordinary Shares of $7.99 on Nasdaq as of February 19, 2014. Such Sponsors Warrants had an aggregate market value of approximately $3.2 million based on the closing price of the Infinity Corp. Warrants of $0.72, on Nasdaq as of February 19, 2014. The Initial Shareholders purchased the 1,437,500 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.022 per share, and the 4,381,818 Sponsors Warrants for an aggregate purchase price of approximately $2.2 million, or $0.50 per Sponsors Warrant.

•	Unless Infinity Corp. consummates the Business Combination, its officers, directors and Sponsors will not receive reimbursement for any out-of-pocket expenses incurred by them. As of the date of this Offer to Purchase, Infinity Corp.’s officers, directors and Sponsors were entitled to $75,000 in reimbursable expenses. As a result, the financial interest of Infinity Corp.’s officers, directors and its Sponsors or their affiliates could influence its officers’ and directors’ motivation in pursuing Glori as a target and therefore there may have been a conflict of interest when the directors and officers determined that the Business Combination was in Infinity Corp. shareholders’ best interests.

•	As of the date of this Offer to Purchase, our Sponsors have made loans to us in the aggregate amount of $500,000. In the event of liquidation, Infinity Corp. will not be able to repay the loans to our Sponsors.

•	Infinity Corp.’s Sponsors have contractually agreed that, if Infinity Corp. liquidates prior to the consummation of a business combination, they will be liable to ensure that the proceeds in the Trust Account are not reduced below $8.00 per share by the claims of target businesses or claims of vendors or other entities that are owed money by Infinity Corp. for services rendered or contracted for or products sold to it, subject to certain limitations.

•	If the Business Combination with Glori is completed, Mark Chess and Thomas O. Hicks of Infinity Corp. will serve as directors of Infinity Acquisition.

•	If the Business Combination with Glori is completed, Infinity Corp.’s officers, directors or consultants may receive up to an aggregate of $400,000 as determined by Infinity Corp.’s board of directors. In the event of liquidation, Infinity Corp.’s officers and directors will not receive any such fees.

•	The exercise of Infinity Corp.’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in the best interests of Infinity Corp.’s shareholders.

The Offer

Why are we making the Offer?

We are making the Offer in connection with the Business Combination because the provisions of our memorandum and articles of association, as disclosed in the prospectus related to our initial public offering, and the Merger Agreement require us to conduct the Offer to provide our public shareholders an opportunity to redeem their Ordinary Shares for a pro-rata portion of our Trust Account upon our consummation of the Business Combination.  We also represented that in connection with this redemption opportunity, we would provide our shareholders with offering documents that contained substantially the same financial and other information about our proposed Business Combination and redemption rights that would otherwise be required under Regulation 14A of the Exchange Act, which regulates the solicitation of proxies.  Accordingly, we are making the Offer so that we may provide our shareholders with appropriate disclosure regarding the business and finances of Infinity Corp., Infinity Acquisition, Glori and the post-Business Combination company so that our shareholders can decide whether to hold their Ordinary Shares or ask that they be redeemed by us pursuant to this Offer if the Offer conditions are satisfied.  See “The Offer — Purpose of the Offer; Certain Effects of the Offer.”

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Promptly following the scheduled Expiration Date, we will publicly announce whether the Maximum Tender Condition and the other conditions to this Offer have been satisfied or waived (as applicable) and whether the Offer has been completed, extended or terminated.  If such conditions are satisfied or waived, promptly after the Expiration Date, Infinity Corp. shall purchase and pay the Purchase Price for each Ordinary Share validly tendered and not properly withdrawn.  Upon consummation of the Redomestication, which shall occur no later than five business days following the Expiration Date and prior to the Transaction Merger, Infinity Corp. will merge with and into Infinity Acquisition.  The Redomestication will be completed without a meeting of Infinity Corp.’s shareholders pursuant to our memorandum and articles of association and the laws of the British Virgin Islands.  Upon consummation of the Transaction Merger, which shall occur immediately after the Redomestication and no later than five business days following the Expiration Date, Glori will merge with and into Merger Sub, a wholly owned subsidiary of Infinity Acquisition.  The Transaction Merger will be completed without a meeting of Infinity Acquisition’s shareholders pursuant to Infinity Acquisition’s Certificate of Incorporation and Bylaws and the DGCL.  See “The Business Combination.”

How will Infinity Corp. fund the payment for the Ordinary Shares?

Infinity Corp. will use a portion of the approximately $46.0 million which is currently held in the Trust Account and will become available to it upon consummation of the Business Combination to purchase the Ordinary Shares tendered in the Offer.  See “The Offer — Source and Amount of Funds” and “The Merger Agreement.”

How does Infinity Corp. intend to allocate the approximate $46.0 million in the Trust Account?

Of the approximate $46.0 million in the Trust Account, Infinity Corp. intends to retain an amount of cash no less than $8.0 million after giving effect to redemptions (but not including expenses, deferred IPO expenses or the proceeds of the PIPE Investment) in order to satisfy the Merger Condition.   $38.0   million will be required to purchase the Ordinary Shares in the Offer at the Purchase Price of $8.00 per share if the Offer is fully subscribed.  We estimate approximately $3.0   million of the $8.0 million will be required to pay fees and expenses specifically related to the Offer and Business Combination, including costs for legal, accounting, printing and EDGAR filings, services of the Information Agent and Depositary for distribution and handling of the Offer materials and other services related to the Offer.   These fees and expenses will also include an advisory fee equal to $860,000 to EBC, $100,000 of deferred legal fees from our initial public offering and up to an aggregate of $400,000 payable to our officers, directors and consultants, as determined by Infinity Corp.’s board of directors. See “The Offer — Source and Amount of Funds.”

How long do I have to tender my Ordinary Shares?

You may tender your Ordinary Shares pursuant to the Offer until the Offer expires on the Expiration Date.  Consistent with the terms of the Offer, Infinity Corp. may need to extend the Offer depending on the timing and process of the SEC’s staff review of this Offer to Purchase and related materials.  The Offer will expire on April 10, 2014, at 11:59 p.m., New York City time, unless we terminate or extend the Offer.  We may extend the Offer for various reasons, including to provide sufficient time to enable Infinity Acquisition’s Registration Statement to be declared effective.  See “The Offer — Number of Ordinary Shares; Purchase Price; No Proration” and “— Extension of the Offer; Termination; Amendment.”  If a broker, dealer, commercial bank, trust company or other nominee holds your Ordinary Shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf.  We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline.  See “The Offer — Procedures for Tendering Shares.”

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

We may extend or amend the Offer to the extent we determine such extension or amendment is necessary or is required by applicable law or regulation, subject to certain restrictions in our memorandum and articles of association and in the Merger Agreement.  We may extend the Offer for various reasons, including to provide sufficient time to enable the Registration Statement on Form S-4 to be declared effective.  If we extend the Offer, we will delay the acceptance of any Ordinary Shares that have been validly tendered and not properly withdrawn pursuant to the Offer.  We can also terminate the Offer if any of the Offer conditions listed in “The Offer — Conditions of the Offer” are not satisfied, or the satisfaction thereof has not been waived.  See “The Offer — Extension of the Offer; Termination; Amendment.”

How will I be notified if the Offer is extended, amended or terminated?

If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date.  We will announce any amendment to or termination of the Offer by making a public announcement of the amendment or termination.  See “The Offer — Extension of the Offer; Termination; Amendment.”

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How do I tender my Ordinary Shares?

If you hold your Ordinary Shares in your own name as a holder of record and decide to tender your Ordinary Shares, you must deliver your Ordinary Shares by mail or physical delivery and deliver a completed and signed Letter of Transmittal or an Agent’s Message (as defined in “The Offer — Procedures for Tendering Shares”) to Continental Stock Transfer & Trust Company (the “Depositary”) before 11:59 p.m., New York City time, on April 10, 2014, or such later time and date to which we may extend the Offer.

If you hold your Ordinary Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker or other nominee if you wish to tender your Shares.  See “The Offer — Procedures for Tendering Shares” and the instructions to the Letter of Transmittal.

If you are an institution participating in The Depository Trust Company, you must tender your Ordinary Shares according to the procedure for book-entry transfer described in “The Offer — Procedures for Tendering Shares.”

You may contact Morrow & Co., LLC   or your broker for assistance.  The telephone numbers for the Information Agent are set forth on the back cover of this Offer to Purchase.  See “The Offer —Procedures for Tendering Shares” and the instructions to the Letter of Transmittal.

Can I tender my Units or Infinity Corp. Warrants?

No.  If you hold Units, comprised of one Ordinary Share and one Infinity Corp. Warrant, and desire to tender the Ordinary Shares included in such Units in the Offer, you must separate the Ordinary Shares from the Infinity Corp. Warrants that comprise the Units prior to tendering your Ordinary Shares pursuant to the Offer.  You may instruct your broker to do so, or if you hold Units registered in your own name, you must contact the Depositary directly and instruct them to do so.  While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation.  If you fail to cause your Ordinary Shares to be separated in a timely manner before the Offer expires, you will likely not be able to validly tender those Ordinary Shares prior to the expiration of the Offer.  See “The Offer — Procedures for Tendering Shares.” Holders of Infinity Corp. Warrants may participate in the Warrant Tender Offer (discussed below) commenced by the Infinity Funds, pursuant to which they have offered to purchase, collectively, up to 5,750,000 warrants at $0.60 per warrant in connection with the Business Combination. The Warrant Tender Offer will be consummated, if at all, upon the consummation of the Business Combination.

Until what time can I withdraw previously tendered Ordinary Shares?

You may withdraw Ordinary Shares that you have previously tendered pursuant to the Offer at any time prior to the Expiration Date, namely 11:59 p.m., New York City time, on April 10, 2014, or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered Ordinary Shares for payment, you may withdraw your tendered Ordinary Shares at any time after 11:59 p.m., New York City time on March 10, 2014. See “The Offer — Withdrawal Rights.”

How do I properly withdraw Ordinary Shares previously tendered?

You must deliver, on a timely basis, a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase.  Your notice of withdrawal must specify your name, the number of Ordinary Shares to be withdrawn and the name of the registered holder of such Ordinary Shares.  Certain additional requirements apply if the certificates for Ordinary Shares to be withdrawn have been delivered to the Depositary or if your Ordinary Shares have been tendered under the procedure for book-entry transfer set forth in “The Offer — Procedures for Tendering Shares.”  See “The Offer — Withdrawal Rights.”

When and how will Infinity Corp. pay for the Ordinary Shares I tender that are accepted for payment?

We will pay the Purchase Price in cash, without interest, for the Ordinary Shares we purchase promptly after (i) the expiration of the Offer if the Offer conditions are satisfied, and (ii) our acceptance of the Ordinary Shares for payment.  We will pay for the Ordinary Shares accepted for purchase by transferring funds held in the Trust Account sufficient to pay the aggregate Purchase Price to the Depositary promptly after the expiration of the Offer provided that the Offer conditions are met.  The Depositary will act as your agent and will transmit to you the payment for all of your Ordinary Shares accepted for payment.  See “The Offer — Purchase of Shares and Payment of Purchase Price.”

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Will I have to pay brokerage fees and commissions if I tender my Ordinary Shares?

If you are a holder of record of your Ordinary Shares and you tender your Ordinary Shares directly to the Depositary, you will not incur any brokerage fees or commissions.  If you hold your Ordinary Shares in street name through a broker, bank or other nominee and your broker tenders Ordinary Shares on your behalf, your broker may charge you a fee for doing so.  We urge you to consult your broker or nominee to determine whether any charges will apply.  See “The Offer — Procedures for Tendering Shares.”

What are the U.S. federal income tax consequences if I tender my Ordinary Shares?

If you are a U.S. person, the receipt of cash for your tendered Ordinary Shares will generally be treated for U.S. federal income tax purposes either as a sale or distribution.  See “The Offer — Material U.S. Federal Income Tax Considerations.”

Will I have to pay stock transfer tax if I tender my Ordinary Shares?

We will not pay any stock transfer taxes in connection with this Offer.  If you instruct the Depositary in the Letter of Transmittal to make the payment for the Ordinary Shares to anyone other than the registered holder, you may incur domestic stock transfer tax.  See “The Offer —Purchase of Shares and Payment of Purchase Price.”

What are the U.S. federal income tax consequences if I do not tender my Ordinary Shares?

If you do not tender your Ordinary Shares, the U.S. federal income tax consequences of owning your Ordinary Shares will not change solely as a result of the Offer (but you may be required to recognize income as a result of the Redomestication, as described under “The Offer — Material U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences of the Redomestication”).  See “The Offer — Material U.S. Federal Income Tax Considerations.”

What is the Warrant Tender Offer?

In connection with Infinity Corp.’s initial public offering, the Infinity Funds collectively committed to offer to purchase up to 5,750,000 of the Infinity Corp. Warrants at a purchase price of $0.60 per warrant in a proposed tender offer that would commence after the announcement of Infinity Corp.’s initial business combination and expire upon the consummation of such initial business combination (the “Warrant Tender Offer”). The purpose of the Warrant Tender Offer is to provide holders of Public Warrants that may not wish to retain their Public Warrants following Infinity Corp.’s initial business combination the possibility of receiving cash for their Public Warrants. The Infinity Funds deposited an aggregate of $3,450,000 with Continental Stock Transfer & Trust Company into a segregated escrow account (representing $0.60 per warrant for up to 5,750,000 warrants) to fund the Warrant Tender Offer. The Infinity Funds will commence the Warrant Tender Offer in connection with the Business Combination after the commencement of the Offer. The Warrant Tender Offer will be consummated, if at all, upon the consummation of the Business Combination.

If I object to the Redomestication, will I have repurchase rights?

Yes.  Upon consummation of the Redomestication, each Ordinary Share shall thereafter represent only the right to receive the same number of shares of Common Stock.  Each certificate formerly representing Ordinary Shares owned by former Infinity Corp. shareholders who have validly elected to dissent (“Dissenting Shareholders”) from the Redomestication pursuant to Section 179(5) of the Companies Act shall represent only the right to receive fair value for their Ordinary Shares.  The notice required by the Companies Act is included in this Offer to Purchase.  See “Appraisal Rights — Outline of Plan of Merger.”  For the convenience of the Infinity Corp. shareholders, Infinity Corp. has also allowed its shareholders to affect their election to dissent by tendering all, but not less than all, of their Ordinary Shares in this Offer if the shareholder agrees the price offered pursuant thereto constitutes the fair value of such shares (however, if a shareholder wished to dissent and did not so agree, the shareholder must have served written notice within the required 20 day period discussed in “Appraisal Rights — Outline of Plan of Merger”, which period expired on February 23, 2014).

What will happen if I do not tender my Ordinary Shares?

Shareholders who choose not to tender their Ordinary Shares will retain their Ordinary Shares and participate in the Business Combination.  In connection with the Redomestication, each of their Ordinary Shares will be converted automatically into one share of Infinity Acquisition’s Common Stock. See “The Offer — Purpose of the Offer; Certain Effects of the Offer” and “Security Ownership of Certain Beneficial Owners of Infinity Corp.” If you participate in the Business Combination, you will be subject to various risks associated with being a shareholder of Infinity Acquisition. See “Risk Factors — Risk Factors Relating to Glori’s Business,” “Risk Factors — Risks Related to Glori’s Intellectual Property,” “Risk Factors — Environmental and Regulatory Risks” and “Risk Factors — Risk Factors Relating to the Business Combination.”

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What is the recent market price for the Ordinary Shares?

As of March 24, 2014, the closing price on Nasdaq of Infinity Corp.’s Ordinary Shares was $7.97.  You are urged to obtain current market quotations for the Ordinary Shares before deciding whether to tender your Ordinary Shares.  See “Price Range of Securities and Dividends.”

Will the Common Stock and Infinity Acquisition Warrants be listed on a stock exchange following the Business Combination?

The Ordinary Shares and Infinity Corp. Warrants are currently listed on Nasdaq.  In connection with the Redomestication, assuming you do not tender your Ordinary Shares, you will exchange your Ordinary Shares for shares of Common Stock of Infinity Acquisition and your Infinity Corp. Warrants for Infinity Acquisition Warrants.  Infinity Acquisition has filed the Registration Statement with the SEC to register the distribution of the securities issuable by Infinity Acquisition to Infinity Corp. shareholders and warrantholders in connection with the Redomestication.  Infinity Acquisition has submitted an application to Nasdaq to list the Common Stock and Infinity Acquisition Warrants following the Business Combination; however, there can be no assurance concerning Infinity Acquisition’s ability to meet Nasdaq’s qualification standards.  See “Risk Factors — Risk Factors Relating to the Offer” and “—Risk Factors Relating to the Business Combination.”

Who do I contact if I have questions about the Offer?

For additional information or assistance, you may contact the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.  You may request additional copies of this Offer to Purchase, the Letter of Transmittal and the other Offer documents from the Information Agent at the telephone numbers and address on the back cover of this Offer to Purchase. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events.  Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  Words or phrases such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “will” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.  Examples of forward-looking statements in this Offer to Purchase include, but are not limited to, statements regarding our disclosure concerning Infinity Acquisition’s proposed operations, cash flows, financial position and dividend policy following the consummation of the Business Combination.

Forward-looking statements appear in a number of places in this Offer to Purchase including, without limitation, in the sections entitled “Management’s Discussion and Analysis of Financial Conditions and Results of Operations of Infinity Corp.,” “Infinity Corp. Business,” “Management’s Discussion and Analysis of Financial Conditions and Results of Operations of Glori” and “Glori Business.”  The risks and uncertainties include, but are not limited to the risk that:

•	more than 4,750,000 Public Shares will be validly tendered and not properly withdrawn prior to the Expiration Date which would then cause us to (i) be unable to satisfy the Maximum Tender Condition and the Merger Condition, (ii) be unable to consummate the Business Combination and (iii) withdraw the Offer;

•	Infinity Acquisition’s Registration Statement on Form S-4 is not declared effective prior to April 25, 2014;

•	governmental and regulatory review of the tender offer documents may delay the Business Combination or result in the inability of the Business Combination to be consummated by April 25, 2014;

•	a condition to consummation of the Business Combination may not be satisfied or waived;

•	the anticipated benefits of the Business Combination may not be fully realized or may take longer to realize than expected;

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•	any projections, including earnings, revenues, expenses or any other financial items are not realized;

•	changing legislation and regulatory environments negatively impact the combined company’s results of operation;

•	the combined company’s operations may be negatively impacted by such factors as: (i) competition and competitive factors in the markets in which Glori operates; (ii) the expected cost of recovering oil using the AERO System; (iii) demand for Glori’s AERO System and expectations regarding future projects; (iv) adaptability of the AERO System and development of additional capabilities that will expand the types of oil fields to which Glori can apply its technology; (v) plans to acquire and develop additional non-producing end of life oil fields and low-producing late-life oil fields and the availability of debt and equity financing to fund any such acquisitions; (vi) the percentage of the world’s reservoirs that are suitable for the AERO System; (vii) the advantages of the AERO System compared to other enhanced oil recovery methods; and (viii) Glori’s ability to develop and maintain positive relationships with its customers and prospective customers

•	any assumptions or estimates related to reserves, realized oil prices, the timing and amount of future production of oil, hedging strategy and results and costs of developing our properties may prove to be inaccurate;

•	the combined company will not be able to meet or satisfy Nasdaq’s listing standards, including having the requisite number of round lot holders or stockholders and meeting the independent director requirements for the board of directors and its committees; and

•	other factors discussed in “Risk Factors” will negatively impact the combined company.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this Offer to Purchase.  Accordingly, you should not rely on these forward-looking statements, which speak only as of the date of this Offer to Purchase.  We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events except as required under Rule 13e-4(d)(2) and Rule 13e-4(e)(3) under the Exchange Act or any other federal securities laws..  You should, however, review the factors and risks Infinity Corp. or Infinity Acquisition describe in the reports Infinity Corp. or Infinity Acquisition will file from time to time with the SEC after the date of this Offer to Purchase.

MARKET, INDUSTRY AND OTHER DATA

Unless otherwise indicated, information contained in this Offer to Purchase concerning Glori’s industry and the markets in which Glori operates, including its general expectations and market position, market opportunity and market size, is based on information from various sources, on assumptions that it has made that are based on that information and other similar sources and on Glori’s knowledge of the markets for its services. That information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While Glori believes that information from third-party sources used in this Offer to Purchase is generally reliable, it has not independently verified the accuracy or completeness of this information. In addition, projections, assumptions and estimates of Glori’s future performance and the future performance of the industry in which Glori operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this Offer to Purchase. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by Glori.

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RISK FACTORS

You should carefully consider the following risk factors in addition to the other information included in this Offer to Purchase, including matters addressed in the section entitled “Forward-Looking Statements” before you decide whether to tender Ordinary Shares in the Offer. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein, as well as in the final prospectus related to our IPO dated July 19, 2012 (Registration No. 333-173575) and our Annual Report on Form 20-F for the fiscal year ended March 31, 2013. Note that references to Glori herein refer to the post-Transaction Merger subsidiary of Infinity Acquisition.

Risk Factors Relating to Glori’s Business

Glori’s business is difficult to evaluate due to its limited operating history.

Since Glori’s inception in November 2005, the majority of Glori’s resources have been dedicated to its research and development efforts, and Glori has only recently begun to transition into the early stages of (i) commercializing the AERO System and (ii) acquiring, restoring and operating mature oil fields that fit its criteria for the AERO System. In addition, Glori does not have a stable operating history that you can rely on in connection with your evaluation of Glori’s current business and its future business prospects. Glori’s business and prospects must be carefully considered in light of the limited history of the AERO System and Glori’s acquisition of mature oilfields, and the many business risks, uncertainties and difficulties that are typically encountered by companies that have uncertain revenues and are committed to focusing on research, development and technology testing for an indeterminate period of time.

Glori’s proposed business strategies described in this Offer to Purchase incorporate its management’s current analysis of potential markets, opportunities and difficulties that Glori faces. Glori cannot assure you that its underlying assumptions accurately reflect current trends and conditions in Glori’s industry, that the AERO System will be successful or that Glori will be able to profitably operate any oilfields that it acquires. Glori’s business strategies may change substantially from time to time or may be abandoned as its management reassesses Glori’s opportunities and reallocates Glori’s resources. If Glori is unable to develop or implement these strategies, or if the AERO System becomes not economically viable, Glori may never achieve profitability. Even if Glori does achieve profitability, Glori cannot predict the level of such profitability, and it may not be sustainable.

Glori has incurred substantial losses to date, may continue to incur losses in the future and may never achieve or sustain profitability.

Glori has incurred substantial net losses since its inception, including net losses of $11.9 million and $10.6 million for the years ended December 31, 2012 and 2013, respectively, and these losses may continue. As of December 31, 2013, we had an accumulated deficit of $76.4 million. Glori expects to incur additional costs and expenses related to the continued development and expansion of its business, including its research and development operations, the commercialization of the AERO System and the acquisition, restoration and operation of additional mature oil fields. Glori’s ability to achieve profitability depends on its success in increasing industry acceptance of the AERO System and the completion and successful integration of oil property acquisitions. There can be no assurance that Glori will achieve profitability.

The AERO System has only been applied to a limited number of reservoirs, and the viability of the AERO System in a broader range of reservoirs is still uncertain.

Glori’s AERO System has only been applied in a limited number of sandstone reservoirs to date. The future success of its business depends on its ability (i) to demonstrate that the AERO System has the ability to increase oil recovery on a more widespread basis, on a larger scale and on attractive economic terms and (ii) to profitably restore and operate any oil fields it may acquire. Reservoir characteristics differ and, consequently, certain elements of Glori’s services are specifically engineered for each reservoir. As a result, Glori may not be able to achieve results in other reservoirs consistent with those it has thus far achieved in the reservoirs where the AERO System has successfully been applied. Subsequent implementations of the AERO System could yield less favorable oil production rates and overall oil recovery results than those thus far achieved. Any inability to broaden Glori’s customer base and increase the commercialization of the AERO System applications effectively or to realize sufficiently favorable oil recovery results in a significant number of other reservoirs, including those Glori may acquire, will limit the commercial acceptance and viability of the AERO System, which would materially harm our business, financial condition and results of operations.

The success of the AERO System is dependent upon the information Glori receives.

The success of an application of the AERO System to a particular reservoir is dependent upon information that Glori receives regarding the reservoir characteristics and geology. If this information is inaccurate, Glori may not be able to achieve results in such a reservoir consistent with those Glori has thus far achieved in the reservoirs where the AERO System has been applied successfully. With respect to Glori’s customers, because of the uniqueness of Glori’s technology and the early stage of its development, Glori must educate potential customers on its technology in order to be able to generate business. New customers generally prefer to initially test Glori’s technology in a small portion of their lowest-priority oil field. Since Glori’s test only includes a small portion of the injection wells and production wells in the oil field, it is important that the customer be able to identify which injection wells are servicing the production wells in the test area. For example, on a recent project one of the customer’s production wells was subsequently determined to be outside of the sand-body structure, and therefore not directly connected to the reservoir, so any waterflooding or application of the AERO System could not be effective for that production well since water could not flow from the injection well to the production well.

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Glori may have difficulties gaining market acceptance and successfully marketing the AERO System to its potential customers.

A primary component of Glori’s business strategy is to market the AERO System to oil producers. To gain market acceptance and successfully market the AERO System to oil producers, Glori must effectively demonstrate the commercial advantages of using the AERO System as an alternative to, or in addition to, other enhanced oil recovery methods. Glori must prove that the AERO System significantly increases the amount of oil that can be recovered from a reservoir cost effectively. If Glori is unable to demonstrate this to oil producers, it will not be able to penetrate this market, generate new business or retain existing customers. In addition, until the efficacy of Glori’s technology is more widely demonstrated Glori is likely to experience long sales cycles and long test cycles, which may harm its business, financial condition and results of operations.

Glori’s revenue to date has been derived from a limited number of customers, and the loss of any of these customers could materially harm its business, financial condition and results of operations.

Glori has a limited number of customers. For the year ended December 31, 2013, all of Glori service revenue was generated from 11 customers. If any of these customers terminates or significantly reduces its business with Glori, or if Glori fails to generate new business, Glori’s business, financial condition and results of operations could be materially harmed. However, Glori intends to mitigate this risk by continuing to diversify its revenue stream by acquiring, restoring and operating mature oil fields that fit its criteria for the AERO System.

Oil prices are volatile, and a decline in the price of oil could harm Glori’s business, financial condition and results of operations.

Glori’s results of operations and future growth will depend on the level of activity for oil development and production. Demand for the AERO System depends on Glori’s customers’ willingness to make operating and capital expenditures for waterflooding procedures and the AERO System. Glori’s business will suffer if these expenditures decline. Declining oil prices, or the perception of a future decline in oil prices, would adversely affect the prices Glori can obtain from its customers or prevent it from obtaining new customers for Glori’s services. Glori’s customers’ willingness to develop and produce oil using waterflooding and the AERO System is highly dependent on prevailing market conditions and oil prices that are influenced by numerous factors over which Glori has no control, including:

•	changes in the supply of or the demand for oil;

•	the condition of the United States and worldwide economies;

•	market uncertainty;

•	the level of consumer product demand;

•	the actions taken by foreign oil producing nations;

•	domestic and foreign governmental regulation and taxes;

•	political conditions or hostilities in oil producing nations;

•	the price and availability of alternate fuel sources;

•	terrorism; and

•	the availability of pipeline or other takeaway capacity.

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Oil prices have historically been volatile and cyclical. A prolonged reduction in the price of oil will likely affect oil production levels and therefore affect demand for Glori’s services. In addition, a prolonged significant reduction in the price of oil could make it more difficult for us to collect outstanding account receivables from Glori’s customers. A material decline in oil prices or oil development or production activity levels could materially harm Glori’s business, financial condition and results of operations.

Oil fields, once acquired, may not be appropriate for Glori’s purposes or may have environmental or other liabilities associated with them that may negatively affect Glori’s business, financial condition and results of operations.

In addition to marketing the AERO system, Glori intends to acquire mature fields and implement the AERO system. Glori cannot assure you that oil fields it acquires will result in commercially viable projects. The potential of a given property to continue to produce oil or resume production of oil and to be adaptable to the AERO System cannot be determined with a high level of precision prior to Glori’s acquisition of the property. Glori will continue to perform due diligence reviews of the properties it seeks to acquire in a manner that Glori believes is both consistent with practices in the industry and necessary to determine the characteristics of such properties and the viability of the oil fields for the application of the AERO System. However, these reviews are inherently incomplete and cannot assure Glori of the quality of the oil fields or of the likelihood of success of the AERO System in enhancing their production of oil. It is generally not possible for Glori to test a property or conduct an in-depth review of its related records as part of its acquisition. Even if Glori is able to complete an in-depth review and sampling of these properties, such a review may not reveal existing or potential problems or permit us to become sufficiently familiar with the properties to fully assess their potential for successful application of the AERO System.

Even when problems are identified, it may be necessary for Glori to assume known or unknown environmental and other risks and liabilities to complete the acquisition of such properties. In addition, since the properties Glori is targeting are older, mature oil fields, their existing infrastructure may be out of date, damaged, in need of repair or removed, and Glori could incur unanticipated costs to repair or replace this infrastructure. The discovery of any unanticipated material liabilities or remediation costs or the incurrence of any unanticipated costs associated with Glori’s oilfield acquisitions could harm Glori’s results of operations and financial condition.

If water that is not toxic to microbes is not available at a well site, the AERO System will not work or will require additional costs either to clean the water or bring in non-toxic water to perform correctly and, therefore, may not be a viable option for some oil fields.

The AERO System requires non-toxic water to support microbial activity in the reservoir. The water used in waterflooding does not have to be potable water, but if suitable water is not being used, the AERO System will not work unless additional costs are expended to clean the water or to bring in water that is non-toxic. These additional costs may make the AERO System less cost effective or not cost effective for some oil fields. For example, in a recent implementation of the AERO System, the salinity of the produced water used in the waterflood operations was very high, making it toxic to most microbes. While Glori’s customer began using water from an existing nearby water well to provide a better environment for the microbes, which made the AERO System more effective, Glori may not be able to provide non-toxic water to some oil fields, eliminating these oil fields as candidates for the AERO System.

The AERO System is currently useable only in oil reservoirs with specific characteristics, which limits the potential market for Glori’s services.

For an oil reservoir to be suitable for the AERO System, the reservoir must be waterflooded or a candidate for waterflooding, must be composed of sandstone, must have permeability greater than 50 milli-darcies and must have a suitable water source. Glori believes that these requirements mean that approximately 46% of the world’s oil recovery comes from reservoirs that are suitable for the AERO System as currently developed and that the market for Glori’s services is correspondingly limited. This may negatively impact Glori’s results of operations and profitability.

Glori’s operations involve operating hazards, which, if not insured or indemnified against, could harm its results of operations and financial condition.

Glori’s operations are subject to hazards inherent in our technology, including exposure to pressurized air that may be used in the AERO System equipment and pressurized fluids that may be associated with the water injection system, and to hazards typically associated with oilfield service operations, oilfield development and oil production activities, including fire, explosions, blowouts, spills and damage or loss from natural disasters, each of which could result in substantial damage to the oil producing formations and oil wells, production facilities, other property, equipment and the environment or in personal injury or loss of life. These hazards could also result in the suspension of operations or in claims by employees, customers or third parties which could have a material adverse effect on Glori’s financial condition. Operations also may be suspended because of equipment breakdowns and failure of subcontractors to perform or supply goods or services.

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Some of these risks are either not insurable or insurance is available only at rates that Glori considers uneconomical. Although Glori will maintain liability insurance in an amount that it considers consistent with industry practice, the nature of these risks is such that liabilities could exceed policy limits. Glori may not always be successful in obtaining contractual indemnification from our customers, and customers who provide contractual indemnification protection may not maintain adequate insurance or otherwise have the financial resources necessary to support their indemnification obligations. Glori’s insurance or indemnification arrangements may not adequately protect it against liability or loss from all the hazards of its operations. The occurrence of a significant event that Glori has not fully insured or indemnified against or the failure of a customer to meet its indemnification obligations to Glori could materially and adversely affect its results of operations and financial condition.

Glori’s operations involve risks associated with the sale and distribution of crude oil.

The sale of Glori’s crude oil production (if any) depends on a number of factors beyond its control, including the availability, proximity and capacity of, and costs associated with, gathering, processing, compression and transportation facilities owned by third parties. In addition, lack of financing, construction and permitting delays, permitting costs and other constraints could limit or delay the construction of new gathering, processing, compression and transportation facilities by third parties or Glori, and Glori may experience delays or increased costs in accessing the pipelines, gathering systems or rail systems necessary to transport its production to points of sale or delivery. Any significant change in market or other conditions affecting gathering, processing, or transportation facilities or the availability of these facilities, including due to Glori’s failure or inability to obtain access to these facilities on terms acceptable to it or at all, could materially and adversely affect its business and, in turn, our financial condition and results of operations.

A portion of Glori’s oil production in any region may be interrupted, or shut in, from time to time for numerous reasons, including as a result of weather conditions, accidents, loss of pipeline or gathering system access, field labor issues or strikes, or capital constraints that limit the ability of third parties to construct gathering systems, processing facilities, or interstate pipelines to transport Glori’s production, or Glori might voluntarily curtail production in response to market conditions. If a substantial amount of Glori’s production is interrupted at the same time, it could temporarily adversely affect our cash flows.

Glori’s hedging activities may prevent the realization of the full benefits of price increases.

To the extent that Glori engages in commodity-price-risk management activities to protect its cash flows from commodity price declines, it may be prevented from realizing the full benefits of price increases above the levels of the derivative instruments used to manage price risk. In addition, Glori’s commodity-price-risk management and trading activities may expose it to the risk of financial loss in certain circumstances, including instances in which: i) Glori’s production is less than the hedged volumes, ii) there is a widening of price basis differentials between delivery points for Glori’s production and the delivery point assumed in the hedge arrangement, iii) the counterparties to Glori’s hedging or other price-risk management contracts fail to perform under those arrangements or iv) a sudden unexpected event materially impacts oil prices.

Glori periodically enters into or may enter into hedging activities with respect to a portion of its production to manage its exposure to oil, gas and natural gas liquids price volatility. To the extent that Glori engages in price risk management activities to protect itself from commodity price declines, it may be prevented from fully realizing the benefits of commodity price increases above the prices established by its hedging contracts. In addition, Glori’s hedging arrangements may expose it to the risk of financial loss in certain circumstances, including instances in which the counterparties to its hedging contracts fail to perform under the contracts.

The loss of key personnel or the failure to attract and retain highly qualified personnel could compromise Glori’s ability to effectively manage its business and pursue its growth strategy.

Glori’s future performance depends on the continued service of its key technical, development, sales, services and management personnel. In particular, Glori is heavily dependent on the following key employees: Stuart M. Page, President and Chief Executive Officer, Michael Pavia, Chief Technology Officer, William M. Bierhaus II, Senior Vice President of Business Development, Thomas Holland, Senior Vice President of Production, Ken Nimitz, Senior Vice President of Operations, and Victor M. Perez, Chief Financial Officer. The loss of key employees could result in significant disruptions to Glori’s business, and the integration of replacement personnel could be costly and time consuming, could cause additional disruptions to Glori’s business and could be unsuccessful. Glori does not carry key person life insurance covering any of its employees.

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Glori’s future success also depends on its continued ability to attract and retain highly qualified technical, development, sales, services and management personnel. A significant increase in the wages paid by competing employers could reduce Glori’s skilled labor force and increase the wages that it must pay to motivate, retain or recruit skilled employees.

In addition, wage inflation and the cost of retaining Glori’s key personnel in the face of competition for such personnel may increase its costs faster than Glori can offset these costs with increased prices or increased sales of the AERO System.

Glori may require substantial additional financing to achieve its goals and to make future acquisitions, and a failure to obtain this capital when needed or on acceptable terms could materially affect Glori’s growth rate and force Glori to delay, limit, reduce or terminate its research and development and commercialization efforts.

Since Glori’s inception, most of its resources have been dedicated towards research and development, as well as demonstrating the effectiveness of the AERO System in Glori’s labs and in the field. Glori intends to expend substantial resources for the foreseeable future on further developing the AERO System. Also, Glori anticipates that it will expend significant resources on the acquisition and operation of additional mature oil fields to continue to test and demonstrate the AERO System in reservoirs with a variety of characteristics. Glori cannot assure you that debt or equity financing will be available or sufficient to meet its requirements. Glori’s inability to access sufficient amounts of capital on acceptable terms, or at all, for its operations could materially harm Glori business, financial condition and results of operations.

Glori’s quarterly operating results may fluctuate in the future.

Glori’s financial condition and operating results have varied significantly in the past and may continue to fluctuate from quarter to quarter and year to year in the future due to a variety of factors, many of which are beyond its control. Factors relating to Glori’s business that may contribute to these fluctuations are described elsewhere in this Offer to Purchase. Accordingly, the results of any prior quarterly or annual periods should not be relied upon as indications of Glori’s future operating performance.

Glori’s industry is highly competitive, and if it does not compete successfully, Glori’s business, financial condition and results of operations will be harmed.

The enhanced oil recovery industry is large and intensely competitive. Glori’s competition comes mainly from other methods of enhanced oil recovery, such as thermal injection (for example, steam), gas injection (for example, carbon dioxide) and chemical injection into producing properties. There are also other companies developing or planning to commercialize microbial technology that is similar to the AERO System or other emerging enhanced oil recovery technologies, including Geo Fossil Fuels, LLC, Titan Oil Recovery, Inc. and Micro-Bac International, Inc. Some of Glori’s competitors have longer operating histories, greater recognition in the industry and substantially greater financial and other resources for developing new technologies as well as for recruiting and retaining qualified personnel than Glori does. Their greater financial resources may also make them better able to withstand downturns in the market, expand into new areas more aggressively or operate in developing markets without immediate financial returns. Strong competition and significant investments by competitors to develop new and better technology may make it difficult for Glori to maintain and expand its customer base, force it to reduce its prices or increase its costs to develop new technology.

Glori’s success will depend on its ability to adapt to these competitive forces, to adapt to technological advances and to educate potential customers about the benefits of using Glori’s technology rather than its competitors’ technology. Glori’s failure to respond successfully to these competitive challenges could harm Glori’s business, financial condition and results of operations.

Glori’s industry is characterized by technological change, and if it fails to keep up with these changes, Glori’s business, financial condition and results of operations will be harmed.

The enhanced oil recovery industry is characterized by changes in technology, evolving methods of oil recovery and emerging competition. Glori’s future business prospects largely depend on its ability to anticipate and respond to technological changes and to develop competitive products. If other enhanced oil recovery methods yield better results or are less expensive than Glori’s method, Glori’s business will suffer. Glori may not be able to respond successfully to new technological developments and challenges or identify and respond to new market opportunities, services or products offered by competitors. In addition, Glori’s efforts to respond to new methods of oil recovery and competition may require significant capital investments and resources, and Glori may not have the necessary resources to respond to these challenges. Failure to keep up with future technological changes could harm Glori business, financial condition and results of operations.

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If Glori engages in any acquisitions, it will incur a variety of costs and could face numerous risks that would adversely affect its business and operations.

If appropriate opportunities become available, Glori may acquire businesses, assets, technologies or products to enhance its business in the future. In connection with any future acquisitions, Glori could:

•	issue additional equity securities which would dilute Glori’s current stockholders;

•	incur substantial debt to fund the acquisitions; or

•	assume significant liabilities.

Acquisitions involve numerous risks, including problems integrating the purchased operations, technologies or products, unanticipated costs and other liabilities, diversion of management’s attention from Glori’s core business, adverse effects on existing business relationships with current and/or prospective partners, customers and/or suppliers, risks associated with entering markets in which Glori has no or limited prior experience and potential loss of key employees. Glori may not be able to successfully integrate any businesses, assets, products, technologies or personnel that Glori might acquire in the future without a significant expenditure of operating, financial and management resources, if at all. The integration process could divert management time from focusing on operating Glori’s business, result in a decline in employee morale and cause retention issues to arise from changes in compensation, reporting relationships, future prospects or the direction of the business. Acquisitions may also require Glori to record goodwill, non-amortizable intangible assets that will be subject to impairment testing on a regular basis and potential periodic impairment charges, incur amortization expenses related to certain intangible assets and incur large and immediate write-offs and restructuring and other related expenses, all of which could harm Glori’s operating results and financial condition. In addition, Glori may acquire companies that have insufficient internal financial controls, which could impair its ability to integrate the acquired company and adversely impact its financial reporting. If Glori fails in its integration efforts with respect to any of its acquisitions and is unable to efficiently operate as a combined organization, Glori’s business, financial condition and results of operations may be materially harmed.

If Glori fails to manage future growth effectively, its business could be harmed.

If the AERO System becomes commercially accepted, Glori may experience rapid growth. Any such growth would likely place significant demands on Glori’s management and on Glori’s operational and financial infrastructure. To manage growth effectively, Glori would need to, among other things, improve and enhance its managerial, operational and financial controls, hire sufficient numbers of capable employees and upgrade its infrastructure. Glori would also need to manage an increasing number of relationships with its customers, suppliers, business partners and other third parties. These activities would require significant expenditures and allocation of valuable management resources. If Glori fails to maintain the efficiency of its organization as it grows, Glori’s revenues and profitability may be harmed, and it might be unable to achieve its business objectives.

Some of Glori’s contracts will be governed by non-U.S. law, which may make them more difficult or expensive to enforce than contracts governed by United States law.

Glori expects that some of its customer contracts will be governed by non-U.S. law, which may create both legal and practical difficulties in case of a dispute or conflict. Glori plans to establish operations in regions where the ability to protect contractual and other legal rights may be limited compared to regions with better-established legal systems. In addition, having to pursue litigation in a non-U.S. country may be more difficult or expensive than pursuing litigation in the United States.

Glori’s business operations in countries outside the United States are subject to a number of United States federal laws and regulations, including restrictions imposed by the Foreign Corrupt Practices Act as well as trade sanctions administered by the Office of Foreign Assets Control of the United States Department of Treasury and the United States Department of Commerce, which could adversely affect Glori’s operations if violated.

Glori must comply with all applicable export control laws and regulations of the United States and other countries. Glori cannot provide services to certain countries subject to United States trade sanctions administered by the Office of Foreign Asset Control of the United States Department of the Treasury or the United States Department of Commerce unless Glori first obtains the necessary authorizations. In addition, Glori is subject to the Foreign Corrupt Practices Act, which generally prohibits bribes or unreasonable gifts to non-U.S. governments or officials. Violations of these laws or regulations could result in significant additional sanctions including fines, more onerous compliance requirements, more extensive debarments from export privileges or loss of authorizations needed to conduct aspects of Glori’s international business. In certain countries, Glori may engage third party agents or intermediaries to act on its behalf in dealings with government officials, such as customs agents, and if these third party agents or intermediaries violate applicable laws, their actions may result in penalties or sanctions being assessed against Glori.

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Glori’s international operations are subject to additional or different risks than its United States operations.

Glori intends to expand its AERO System services and operations into a number of countries outside the United States. There are many risks inherent in conducting business internationally that are in addition to or different than those affecting Glori’s United States operations, including:

•	sometimes vague and confusing regulatory requirements that can be subject to unexpected changes or interpretations;

•	import and export restrictions;

•	tariffs and other trade barriers;

•	difficulty in staffing and managing geographically dispersed operations and culturally diverse work forces and increased travel, infrastructure and legal compliance costs associated with multiple international locations;

•	differences in employment laws and practices among different countries, including restrictions on terminating employees;

•	differing technology standards;

•	fluctuations in currency exchange rates;

•	imposition of currency exchange controls;

•	potential political and economic instability in some regions;

•	legal and cultural differences in the conduct of business;

•	less due process and sometimes arbitrary application of laws and sanctions, including criminal charges and arrests;

•	difficulties in raising awareness of applicable United States laws to Glori agents and third party intermediaries;

•	potentially adverse tax consequences;

•	difficulties in enforcing contracts and collecting receivables;

•	difficulties and expense of maintaining international sales distribution channels; and

•	difficulties in maintaining and protecting Glori’s intellectual property.

Operating internationally exposes Glori’s business to increased regulatory and political risks in some non-U.S. jurisdictions where it operates. In addition to different laws and regulations, changes in governments or changes in governmental policies in these jurisdictions may alter current interpretation of laws and regulations affecting Glori’s business. Glori also faces increased risk of incidents such as war or other international conflict and nationalization.

Many of the countries in which Glori plans to operate have legal systems that are less developed and less predictable than legal systems in the United States. It may be difficult for Glori to obtain effective legal redress in the courts of some jurisdictions, whether in respect of a breach of law or regulation, or in an ownership dispute because of: (i) a high degree of discretion on the part of governmental authorities, which results in less predictability; (ii) a lack of judicial or administrative guidance on interpreting applicable rules and regulations; (iii) inconsistencies or conflicts between or within various laws, regulations, decrees, orders and resolutions; (iv) the relative inexperience of the judiciary and courts in such matters or (v) a predisposition in favor of local claimants against United States companies. In certain jurisdictions, the commitment of local business people, government officials and agencies and the judicial system to abide by legal requirements and negotiated agreements may be unreliable. In particular, agreements may be susceptible to revision or cancellation and legal redress may be uncertain or time-consuming. Actions of governmental authorities or officers may adversely affect joint ventures, licenses, license applications or other legal arrangements, and such arrangements in these jurisdictions may not be effective or enforced.

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The authorities in the countries where Glori operates, or plans to operate, may introduce additional regulations for the oil industry with respect to, but not limited to, various laws governing prospecting, development, production, taxes, price controls, export controls, currency remittance, expropriation of property, foreign investment, maintenance of claims, environmental legislation, land use, land claims of local people, water use, labor standards, occupational health network access and other matters. New rules and regulations may be enacted or existing rules and regulations may be applied or interpreted in a manner which could limit Glori’s ability to provide its technology. Amendments to current laws and regulations governing operations and activities in the oil and gas industry could harm Glori’s operations and financial results.

Compliance with and changes in tax laws or adverse positions taken by taxing authorities could be costly and could affect Glori’s operating results. Compliance related tax issues could also limit Glori’s ability to do business in certain countries. Changes in tax laws or tax rates, the resolution of tax assessments or audits by various taxing authorities, disagreements with taxing authorities over Glori’s tax positions and the ability to fully utilize Glori’s tax loss carry-forwards and tax credits could have a significant financial impact on Glori’s future operations and the way it conducts, or if it conducts, business in the affected countries.

Glori’s ability to use its net operating loss carryforwards to offset future taxable income may be subject to certain limitations.

As of December 31, 2013, Glori had net operating loss carryforwards, or NOLs, of approximately $36.8 million. In general, under Section 382 of the U.S. Internal Revenue Code of 1986, as amended, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its NOLs to offset future taxable income. Glori believes that its issuance of series B preferred stock on October 15, 2009 resulted in a Section 382 ownership change limitation. Glori estimates that approximately $5.4 million of its NOLs will expire early due to Section 382 ownership change limitations. In addition, if Glori undergoes an additional ownership change, Glori’s ability to utilize NOLs could be further limited by Section 382 of the Internal Revenue Code. Future changes in Glori’s stock ownership, some of which are outside of Glori’s control, could result in an ownership change under Section 382 of the Internal Revenue Code. Furthermore, Glori’s ability to utilize NOLs of companies that Glori may acquire in the future may be subject to limitations.

Glori’s loan agreements place financial restrictions and operating restrictions on its business, which may limit its flexibility to respond to opportunities and may harm its business, financial condition and results of operations.

The operating and financial restrictions and covenants in Glori’s loan agreement with Hercules, Glori Energy Production Inc.’s note purchase agreement with Stellus Capital Investment Corp., as administrator, and the note issued by Glori to E.W. Holdings Inc. restrict any future financing agreements and could restrict its ability to finance future operations or capital needs or to engage, expand or pursue its business activities. For example, these loan agreements restrict Glori’s ability to:

•	change the nature of its business;

•	enter into a merger, consolidate or make an investment in other entities;

•	incur additional indebtedness;

•	incur liens on the property secured by the loan agreement and our intellectual property;

•	pay cash dividends; and

•	sell or dispose of its assets, including its oil properties.

Glori’s and Glori Energy Production Inc.’s compliance with these provisions may materially adversely affect Glori’s ability to react to changes in market conditions, take advantage of business opportunities it believes to be desirable, obtain future financing, fund needed capital expenditures, finance acquisitions or withstand a future downturn in its business. In addition, Glori Energy Production Inc.’s note purchase agreement requires it to maintain specified financial ratios.

Glori’s and Glori Energy Production Inc.’s ability to comply with the covenants and restrictions contained in these loan agreements may be affected by events beyond its control. If Glori violates any of the restrictions or covenants in its loan agreements, the indebtedness under the loan agreements may become immediately due and payable. Glori or and Glori Energy Production Inc.’s might not have, or be able to obtain, sufficient funds to make these accelerated payments. Even if Glori could obtain alternative financing, that financing may not be on terms that are favorable or acceptable to it. In addition, Glori’s obligations under its loan agreement with Hercules is secured by substantially all of its assets, except for its intellectual property (which is not encumbered but is subject to a negative pledge covenant) and indirect interests in Glori Energy Production Inc. (which has been pledged to Stellus). If Glori is unable to repay amounts borrowed, the holders of the debt could initiate a bankruptcy proceeding or foreclose on the collateral.

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Glori’s estimated proved reserves are based on many assumptions that may turn out to be inaccurate. The actual quantities and present value of Glori’s proved reserves may prove to be materially lower than it has estimated.

The process of estimating oil reserves is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to current and future economic conditions and commodity prices. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of reserves shown in Glori’s financial statements provided as part of this Offer to Purchase.

In order to prepare its estimates, Glori must project production rates and the timing of development expenditures. Glori’s must also analyze available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary. The process also requires economic assumptions about matters such as oil prices, operating expenses, capital expenditures, taxes and availability of funds. Although the reserve information contained herein is reviewed by Glori’s independent reserve engineers, Collarini Associates, estimates of oil and natural gas reserves are inherently imprecise. Furthermore, different reserve engineers may make different estimates of reserves and cash flows based on the same available data.

Actual future production, oil prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil reserves will vary from Glori’s estimates. Any significant variance could materially affect the estimated quantities and present value of reserves shown in Glori’s financial statements provided as part of this Offer to Purchase. In addition, Glori may adjust estimates of proved reserves to reflect production history, prevailing oil prices and other factors, many of which are beyond its control.

Glori’s stockholders may lose appraisal rights if they fail to strictly comply with Delaware law.

Holders of Glori common stock are entitled to exercise appraisal rights in connection with the Transaction Merger under Section 262 of the DGCL. The provisions of Delaware law governing appraisal rights are complex and multiple steps must be taken to properly exercise and perfect such rights. Failure to comply strictly with all of the procedures set forth in Section 262 may cause Glori stockholders to lose their appraisal rights. See “Appraisal Rights” for a more detailed description of the appraisal rights and these procedures.

Risks Related to Glori’s Intellectual Property

Glori may not be able to protect its proprietary information or technology adequately.

Glori’s success depends on its proprietary information and technology. See the section titled “Glori Business - Intellectual Property Portfolio” for further discussion. Glori has adopted an intellectual property strategy, relying on a combination of patents and trade secret laws, as well as on confidentiality and non-compete agreements, in order to establish and protect its proprietary rights. Glori’s pending and future patent applications may not issue as patents or, if issued, may not issue in a form that will provide Glori with any meaningful protection or any competitive advantage. Existing or future patents may be challenged, including with respect to the development and ownership thereof, or narrowed, invalidated or circumvented, which could limit Glori’s ability to stop competitors from developing and marketing similar technology or limit the length of terms of patent protection Glori may have for its technology. In addition, any such challenge could be costly and become a significant diversion of Glori’s management’s time and resources. Further, other companies may design around technology Glori has patented, licensed or developed and, therefore, diminish any competitive advantage Glori may have from its technology. Also, changes in patent laws or their interpretation in the United States and other countries could diminish the value of Glori’s intellectual property or narrow the scope of Glori’s patent protection.

These concerns apply equally to patents Glori has licensed or may in the future license, which may likewise be challenged, invalidated or circumvented. In addition, Glori generally does not control the patent prosecution and maintenance of subject matter that it licenses from others. Generally, the licensors are primarily or wholly responsible for the patent prosecution and maintenance activities pertaining to the patent applications and patents Glori licenses, while Glori may only be afforded opportunities to comment on such activities. Accordingly, Glori is unable to exercise the same degree of control over licensed intellectual property as Glori exercises over its own intellectual property, and Glori faces the risk that its licensors will not prosecute or maintain it as effectively as Glori would like.

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Third parties may infringe or misappropriate Glori’s patents or other intellectual property rights, which could adversely affect its business, financial condition and results of operations. Litigation may be necessary to enforce Glori’s intellectual property rights, protect its trade secrets or determine the validity and scope of the proprietary rights of others. In order to protect or enforce Glori’s intellectual property rights, it may initiate litigation against third parties, such as infringement suits or interference proceedings. Such litigation may be costly and may not be successful. Litigation may be necessary to:

•	assert claims of infringement;

•	enforce Glori’s patents;

•	enforce Glori’s licenses;

•	protect Glori’s trade secrets or know-how; or

•	determine the enforceability, scope and validity of the proprietary rights of others.

The steps Glori has taken to deter misappropriation of Glori’s proprietary information and technology may be insufficient to protect it, and Glori may be unable to prevent infringement of its intellectual property rights or misappropriation of its proprietary information. Any infringement or misappropriation could harm any competitive advantage Glori currently derives or may derive in the future from its proprietary rights. In addition, if Glori operates in foreign jurisdictions in the future, it may not be able to protect its intellectual property in the foreign jurisdictions in which it operates. The legal systems of certain countries do not favor the aggressive enforcement of intellectual property and the laws of certain foreign countries may not protect Glori’s rights to the same extent as the laws of the United States. Any actions taken in those countries may have results that are different than if such actions were taken under the laws of the United States. Patent litigation and other challenges to Glori’s patents are costly and unpredictable and represent a significant diversion of Glori’s management’s time and resources. Glori’s intellectual property may also fall into the public domain. If Glori is unable to protect its proprietary rights, Glori may be at a disadvantage to others who did not incur the substantial time and expense it has incurred to create its technology.

Confidentiality agreements with employees and others may not adequately prevent disclosures of trade secrets and other proprietary information.

Glori relies in part on trade secret protection to protect its confidential and proprietary information and processes. However, trade secrets are difficult to protect. Glori has taken measures to protect its trade secrets and proprietary information, but these measures may not be effective. Glori requires new employees and consultants to execute confidentiality agreements upon the commencement of an employment or consulting arrangement with it. These agreements generally require that all confidential information developed by the individual or made known to the individual by Glori during the course of the individual’s relationship with it be kept confidential and not disclosed to third parties. These agreements also generally provide that know-how and inventions conceived by the individual in the course of rendering services to Glori are Glori’s exclusive property. Nevertheless, these agreements may be breached or may not be enforceable, Glori’s proprietary information may be disclosed, and others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to Glori’s trade secrets, and Glori may not have adequate remedies for any resulting losses. Costly and time-consuming litigation could be necessary to enforce and determine the scope of Glori’s proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect Glori’s competitive business position.

Glori’s technology may infringe upon the intellectual property rights of others. Intellectual property infringement claims would be time consuming and expensive to defend and may result in limitations on Glori’s ability to use the intellectual property subject to these claims.

Claims asserting that Glori has violated or infringed upon third party intellectual property rights may be brought against it in the future. Glori may be unaware of intellectual property rights of others that may cover some of Glori’s technology or third parties may have or eventually be issued patents on which Glori’s current and future technology may infringe. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Any claims and any resulting litigation could subject Glori to significant liability for damages, cause it to incur significant expenses and divert management time. A court could enter orders temporarily, preliminarily or permanently enjoining Glori from making, using, selling or importing any current and future technology or could enter an order mandating that Glori undertake certain remedial activities. An adverse determination in any litigation of this type could require Glori to design around a third party’s patent or license alternative technology from another third party, which may not be available on acceptable terms or at all. If Glori cannot do these things on a timely and cost-effective basis, its revenues may decrease substantially and Glori could be exposed to significant liability. In addition, litigation is time-consuming and expensive to defend and could result in limitations on Glori’s ability to use the intellectual property subject to these claims.

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Environmental and Regulatory Risks

Glori is subject to complex laws and regulations, including environmental regulations, which can adversely affect the cost, manner or feasibility of its business.

Glori’s operations are subject to federal, state and local laws and regulations, including environmental and health and safety laws and regulations governing, among other things, the generation, storage, handling, emission, use, transportation and discharge of hazardous substances and other materials into the environment, the integrity of groundwater aquifers and the health and safety of Glori’s employees. These laws and regulations can adversely affect the cost, manner or feasibility of doing business. Glori incurs, and expects to continue to incur, capital and operating costs to comply with environmental laws and regulations. Many laws and regulations require permits for the operation of various facilities, and these permits are subject to revocation, modification and renewal. Governmental authorities have the power to enforce compliance with their regulations, and violations could subject Glori to fines, injunctions or both.

Glori could be held liable for contamination at or from Glori’s current or former properties and any sites Glori acquires in the future, as well as for contamination at or from third party sites where Glori has operated or has disposed of waste, regardless of Glori’s fault. Glori could also be subject to claims from landowners alleging property damage as a result of Glori’s operations. Further, Glori could be held liable for any and all consequences arising out of human exposure to hazardous substances or other environmental damage. In addition, if Glori is named in an environmental lawsuit alleging contamination at any such site, even if it is not at fault, any such lawsuit could harm Glori’s reputation and be costly and become a significant diversion of its management’s time and resources.

Environmental laws are complex, change frequently and have tended to become more stringent over time. Changes in, or additions to, environmental and health and safety laws and regulations could lead to increased operating and compliance costs. Therefore, no assurance can be given that Glori’s costs of complying with current and future environmental and health and safety laws, and its liabilities arising from past or future releases of, or exposure to, hazardous substances or other materials will not materially harm Glori’s business, financial condition and results of operations.

Glori relies on oil producers to obtain the appropriate permits to operate their wells and waterflood systems, and if they fail to obtain proper permits they could be subject to fines or penalties, and that could harm Glori’s business.

In the typical application of the AERO System to a reservoir, the well operator (which may include Glori) will be responsible for having all applicable permits for operating its wells and waterflood systems. If the well operator fails to have such permits, it could be subject to fines or penalties, which could, in turn, harm Glori’s business. In addition, because Glori’s technology is new, regulatory agencies may not be sure how to apply existing rules to the AERO System or may have concerns that could delay or restrict use of the AERO System in some wells. Any such delays or restrictions could harm Glori’s business.

Climate change legislation and regulatory initiatives could result in increased operating costs and decreased demand for Glori’s products and services.

Changes in environmental requirements may negatively impact demand for Glori’s services. For example, oil exploration and production may decline as a result of environmental requirements (including land use policies responsive to environmental concerns). State, national, and international governments and agencies have been evaluating climate-related legislation and other regulatory initiatives that would restrict emissions of greenhouse gases in areas in which Glori conducts business. Because Glori’s business depends on the level of activity in the oil industry, existing or future laws, regulations, treaties or international agreements related to greenhouse gases and climate change, including incentives to conserve energy or use alternative energy sources, could have a negative impact on Glori’s business if such laws, regulations, treaties, or international agreements reduce the worldwide demand for oil or oil prices. Likewise, such restrictions may result in additional compliance obligations with respect to the release, capture and use of greenhouse gases such as carbon dioxide that could adversely affect Glori’s business, financial condition and results of operations.

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The adoption of any future federal or state laws or implementing regulations imposing restrictions on hydraulic fracturing, if extended to oil recovery operations, could materially harm Glori’s business, financial condition and results of operations.

The Environmental Protection Agency, or EPA, has recently focused on concerns about the risk of water contamination and public health problems from drilling and hydraulic fracturing activities. The EPA is conducting a comprehensive research study on the potential adverse effects that hydraulic fracturing may have on water quality and public health. While Glori’s technology is unrelated to hydraulic fracturing, it is possible that any federal, state and local laws and regulations that might be imposed on fracturing activities could also apply to oil recovery operations. Although it is not possible to predict the outcome of EPA’s study or whether any new legislation or regulations would impact Glori’s business, such future laws and regulations could result in increased compliance costs or additional operating restrictions, which, in turn, could materially harm Glori’s financial position, results of operations and cash flows.

As a result of the Coke Field Acquisition, Glori’s producing properties are located primarily in the East Texas Basin, making it vulnerable to risks associated with operating in one major geographic area.

With the closing of the Coke Field Acquisition, substantially all of Glori’s producing properties are geographically concentrated in the East Texas Basin. At December 31, 2013, substantially all of Glori’s total estimated proved reserves were attributable to properties located in this area. As a result of this concentration, Glori may be disproportionately exposed to the impact of regional supply and demand factors, delays or interruptions of production from wells in this area caused by governmental regulation, processing or transportation capacity constraints, market limitations, availability of equipment and personnel, water shortages or other drought related conditions or interruption of the processing or transportation of oil, natural gas or NGLs.

The development of Glori’s estimated PUDs may take longer and may require higher levels of capital expenditures than it currently anticipates. Therefore, Glori’s estimated PUDs may not be ultimately developed or produced.

With the closing of the Coke Field Acquisition, as of December 31, 2013, none of Glori’s total estimated proved reserves were classified as proved undeveloped. Development of these undeveloped reserves may take longer and require higher levels of capital expenditures than Glori currently anticipates. Delays in the development of Glori’s reserves, increases in costs to develop such reserves or decreases in commodity prices will reduce the value of Glori’s estimated PUDs and future net revenues estimated for such reserves and may result in some projects becoming uneconomic. In addition, delays in the development of reserves could cause Glori to have to reclassify its PUDs as unproved reserves.

Glori is susceptible to the potential difficulties associated with rapid growth and expansion and has a limited operating history.

Giving effect to the Coke Field Acquisition and the Business Combination, Glori has grown rapidly. Glori’s management believes that its future success depends on its ability to manage the rapid growth that it has experienced and the demands from increased responsibility on management personnel. The following factors could present difficulties:

•	increased responsibilities for Glori’s executive level personnel;
•	increased administrative burden;
•	increased capital requirements; and
•	increased organizational challenges common to large, expansive operations.

Glori’s operating results could be adversely affected if it does not successfully manage these potential difficulties. The historical financial information incorporated herein is not necessarily indicative of the results that may be realized in the future. In addition, Glori’s operating history is limited and the results from its current producing wells are not necessarily indicative of future operations.

Glori may be subject to risks in connection with acquisitions of properties.

The successful acquisition of producing properties requires an assessment of several factors, including:

•	recoverable reserves;
•	future oil and natural gas prices and their applicable differentials;
•	operating costs; and
•	potential environmental and other liabilities.

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The accuracy of these assessments is inherently uncertain. In connection with these assessments, Glori performs a review of the subject properties that it believes to be generally consistent with industry practices. Glori’s review will not reveal all existing or potential problems nor will it permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Inspections may not always be performed on every well, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems.

Glori may incur losses as a result of title defects in the properties in which it invests.

The existence of a material title deficiency can render a lease worthless and can adversely affect Glori’s results of operations and financial condition. While Glori conducts customary due diligence prior to acquiring a property, the failure of title may not be discovered until after Glori acquires the property, in which case Glori may lose the lease and the right to produce all or a portion of the minerals under the property.

Risk Factors Relating to the Business Combination

Shareholders of Infinity Corp. will not be afforded an opportunity to vote on the Business Combination, which means Infinity Corp. may consummate the Business Combination even though a majority of its public shareholders do not support such a combination.

Infinity Corp. will not hold a shareholder vote to approve the Business Combination. The Nasdaq rules generally require a company to obtain shareholder approval in the following circumstances: (a) in connection with an acquisition, if a company issues shares equal to 20% or more of its pre-transaction outstanding shares, or 5% or more of its pre-transaction outstanding shares when a related party has a 5% or greater interest in the target; (b) in connection with a stock issuance that results in a change of control (whereby, as a result of an issuance, an investor or a group would own, or have the right to acquire, 20% or more of the outstanding shares of common stock or voting power and such ownership or voting power would be the largest ownership position in the company); (c) in connection with an equity compensation plan (whereby a company establishes or materially amends a stock option or purchase plan or other arrangement pursuant to which stock may be acquired by officers, directors, employees or consultants); or (d) in connection with a private placement where the issuance (together with sales by officers, directors, or substantial shareholders, if any) equals 20% or more of the pre-transaction outstanding shares of the company at a price less than the greater of book or market value.

Many blank check companies listed on Nasdaq would be required to seek shareholder approval in connection with their initial business combination (for example, if the consideration paid in connection with the transaction includes the issuance of 20% or more of such company’s then issued and outstanding shares). Because Infinity Corp. is a foreign private issuer, it is not required to seek shareholder approval under the Nasdaq rules to the extent the laws of the British Virgin Islands do not require such a vote. The laws of the British Virgin Islands provide Infinity Corp. with a variety of methods to consummate the Business Combination without a shareholder vote to approve the Business Combination, including the manner in which the Merger Transaction is structured. Accordingly, Infinity Corp. may consummate the Business Combination even if holders of a majority of its Public Shares do not approve the Business Combination.

The only opportunities shareholders of Infinity Corp. have to make an investment decision regarding the Business Combination will be to either exercise their right to redeem Infinity Corp. Ordinary Shares for cash in the Offer or to dissent from the Redomestication.

Because Infinity Corp. intends to consummate the Business Combination without seeking shareholder approval, shareholders will not have the right or opportunity to vote on the Business Combination. Accordingly, the only opportunities afforded to the shareholders of Infinity Corp. to make an investment decision regarding the Business Combination are to either exercise their redemption rights within the period of time (which will be at least 20 business days) as set forth in this Offer to Purchase or to dissent from the Redomestication by providing written notice of the decision to dissent within 20 days of the dissenting shareholder’s receipt of the outline of the plan of merger provided in accordance with the Companies Act, which has been sent to the shareholders by inclusion in the documents relating to the Offer (a copy of the plan so given is also included herein for information under the section headed “Appraisal Rights - Outline of Plan of Merger”).   However, to provide shareholders sufficient time to review the outline of the plan of merger, Infinity Corp. extended the deadline for submitting written notice of dissent to February 23, 2014 .

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Unlike many blank check companies, Infinity Corp. does not have a specified maximum redemption threshold. The redemption of Infinity Corp. Ordinary Shares is limited only by the terms and conditions of the Business Combination, which requires that at least 1,000,000 Ordinary Shares not be tendered and remain outstanding following the Offer.  Accordingly, Infinity Corp. may consummate the Business Combination even if a majority of its public shareholders are not in favor of it.

Since Infinity Corp. does not have a specified percentage threshold for redemption contained in its memorandum and articles of association, its structure is different in this respect from the structure that has been used by many blank check companies.  Many blank check companies would not be able to consummate an initial business combination if the holders of their public shares voted against a proposed business combination and elected to redeem or convert more than a specified percentage of the shares sold in such company’s initial public offering, which percentage threshold had typically been between 19.99% and 39.99%. As a result, many blank check companies have been unable to complete business combinations because the amount of shares voted by their public shareholders against a proposed business combination and electing redemption or conversion exceeded the maximum threshold pursuant to which such company could proceed with the Business Combination.

However, Infinity Corp. is limited only by the terms and conditions of the Business Combination. For example, there must be $8.0 million after giving effect to redemptions (but not including expenses, deferred IPO expenses or the proceeds of the PIPE Investment) in cash remaining in the Trust Account following the Offer to retain enough cash for working capital and transaction cost purposes, which requires that at least 1,000,000 Public Shares not be tendered and remain outstanding following the Offer.  Accordingly, holders of no more than 4,750,000 of the 5,750,000 Public Shares may redeem their shares in the Offer.  As a result, Infinity Corp. may be able to consummate the Business Combination even though holders of a majority of its Public Shares have chosen to redeem their shares.

If Infinity Corp.’s due diligence investigation of Glori was inadequate, then stockholders of Infinity Acquisition following the Business Combination could lose some or all of their investment.

Even though Infinity Corp. conducted a due diligence investigation of Glori, it cannot be sure that this diligence uncovered all material issues that may be present in Glori or its business, or that it would be possible to uncover all material issues through a more protracted amount of due diligence, or that factors outside of Glori and its business and outside of its control will not later arise.  The requirement that Infinity Corp. must complete the Business Combination by the Business Combination Deadline, and Infinity Corp.’s lack of experience investing in or managing companies in the secondary oil recovery industry utilizing biotechnology may have limited its ability to conduct due diligence, and the Business Combination may be consummated pursuant to terms that Infinity Corp. would have rejected upon a more comprehensive investigation. As a result, stockholders of Infinity Acquisition following the Business Combination could lose some or all of their investment.

The issuance of Common Stock in connection with the Business Combination and the potential exercise of the outstanding Infinity Acquisition Warrants after the Business Combination will result in substantial dilution and could have an adverse effect on the market prices of Infinity Acquisition’s securities.

Infinity Corp. currently has an unlimited number of authorized Ordinary Shares with no par value and unlimited shares of preferred shares with no par value.  Infinity Acquisition will be authorized to issue 100,000,000 shares of Common Stock with a par value of $0.0001 per share and 5,000,000 shares of preferred stock with a par value of $0.0001 per share. Infinity Corp. has 7,187,500 Ordinary Shares issued and outstanding, including Ordinary Shares underlying the Units. In connection with the Transaction Merger and pursuant to the Merger Agreement, Infinity Acquisition will issue 23,584,557 shares of Common Stock to the stockholders and warrantholders of Glori as merger consideration, a minimum of 1,062,500 shares of Common Stock to investors in the PIPE Investment and 100,000 shares of Common Stock to the underwriters upon conversion of their unit purchase options. Additionally, upon the completion of the Business Combination, the Infinity Acquisition Warrants will be exercisable for shares of Common Stock.  The issuance of Common Stock as part of the merger consideration for the Business Combination and the potential exercise of outstanding Infinity Acquisition Warrants will result in substantial dilution and could have an adverse effect on the market price of Infinity Acquisition securities.

Upon the consummation of the Business Combination, Infinity Corp.’s former public shareholders will own:

•	approximately 18.0% of the outstanding shares of Common Stock assuming no tender of Ordinary Shares in connection with the Offer; or

•	approximately 3.5% of the outstanding shares of Common Stock assuming the maximum tender of 4,750,000 Ordinary Shares are validly tendered and not properly withdrawn, and are purchased, in the Offer.

In addition, if the Infinity Acquisition Warrants (including the Insider Warrants) outstanding following the consummation of the Business Combination are exercised, there would be an additional 10,570,000 shares of Common Stock eligible for trading in the public market (assuming no Public Warrants are tendered pursuant to the Warrant Tender Offer). Furthermore, there are 6,711,821 Glori options outstanding as of March 17, 2014. Based on the currently estimated exchange ratio of Glori common stock for Infinity Acquisition Common Stock, which ratio may change prior to the closing, options for 2,314,421 shares of Infinity Acquisition Common Stock will be outstanding upon the consummation of the Business Combination.

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The issuance of additional Common Stock and the exercise of Infinity Acquisition Warrants and options:

•	will significantly dilute the equity interest of existing Infinity Corp. shareholders; and

•	may adversely affect prevailing market prices for Common Stock and Infinity Corp. Warrants.

A limited number of shares issued in the Transaction Merger will be held in escrow.   Consequently, Infinity Acquisition may not be able to be compensated for indemnifiable losses that it may sustain.

Until the first anniversary of the date of the Closing, (i) Glori has agreed to indemnify Infinity Acquisition and its affiliates from any damages arising from any breach of any representation, warranty or covenant made by Glori and (ii) Infinity Acquisition has agreed to indemnify Glori from any damages arising from any breach of any representation, warranty or covenant for any pre-closing period made by Infinity Corp., Infinity Acquisition or Merger Sub. However, except with respect to certain fundamental representations and fraud-related claims, neither party has any liability for indemnification until the related losses of Infinity Acquisition and its affiliates or Glori and its affiliates, as applicable, exceed $1.0 million in the aggregate, and then only amounts in excess of $1.0 million in the aggregate will be subject to indemnification.

Any indemnification claims against either Glori or Infinity Acquisition will be paid from the escrow account maintained by Continental Stock Transfer & Trust Company as the escrow agent under the Escrow Agreement to be entered by Glori, the INXB Representative and the escrow agent. The escrow account will consist of the 707,537 shares of Infinity Acquisition Common Stock set aside from the merger consideration at the Closing and any non-cash earnings on such shares other than ordinary income dividends. Each party’s indemnification obligations under the Merger Agreement will be limited to the property then remaining in the escrow account. Consequently, Infinity Acquisition may not be able to be fully compensated for indemnifiable losses that it may sustain.   In addition, as shareholders of Infinity Acquisition after the Closing, Glori’s former shareholders and warrantholders will share along with all other shareholders of Infinity Acquisition in the benefit of any indemnification payments.

If the Offer is completed, the amount of cash available for Glori’s working capital purposes will be reduced, additional sources of financing may not be available.

Although the board of directors of Infinity Corp. has determined that the Business Combination is in the best interests of its shareholders, the Offer exposes Infinity Corp. to a number of risks including:

•	use of funds to redeem Ordinary Shares in the Offer and to pay expenses of the Offer will reduce the funds available as working capital for the continuation of Glori’s business following the Business Combination; and

•	Infinity Acquisition may not be able to replenish cash reserves by raising debt or equity financing in the future on terms acceptable to us, or at all.

Infinity Corp. is not required to obtain an opinion from an independent investment banking firm, and consequently, an independent source will not confirm that the price Infinity Corp. is paying for the in the Transaction Merger is fair to its shareholders from a financial point of view.

Infinity Corp. is not required to obtain an opinion from an independent investment banking firm that the price it is paying in the Transaction Merger is fair to its shareholders from a financial point of view. Shareholders of Infinity Corp. will be relying on the judgment of Infinity Corp.’s board of directors, who determined the fair market value. We cannot assure you that their determination was correct.

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Since Infinity Corp.’s Initial Shareholders will lose their entire investment if the Business Combination is not consummated, a conflict of interest exists for Infinity Corp.’s officers and directors in determining whether the Business Combination is appropriate for Infinity Corp.’s initial business combination.

In April 2011, the Initial Shareholders purchased 1,150,000 Founder Shares for a purchase price of $25,000, or approximately $0.022 per share. On May 24, 2012, Infinity Corp.’s directors approved a 1.25-for-1 forward split of its outstanding Ordinary Shares, increasing the number of Founder Shares to 1,437,500. The Initial Shareholders purchased the 4,381,818 Sponsors Warrants for an aggregate purchase price of approximately $2.2 million, or $0.50 per Sponsors Warrant. In January 2014, the Infinity Funds sold 575,000 Founder Shares to HH Energy Group, LP, an affiliate of a new director.

The Founder Shares and Sponsors Warrants are not transferable until an initial business combination occurs and, as such, will be worthless if Infinity Corp. does not consummate an initial business combination. Such Founder Shares had an aggregate market value of approximately $11.5   million based on the closing price of the Ordinary Shares of $7.99 on Nasdaq as of March 24, 2014.  Such Sponsors Warrants had an aggregate market value of approximately $3.4   million based on the closing price of the Infinity Corp. Warrants of $0.77, on Nasdaq as of March 24, 2014.

Since certain of Infinity Corp.’s officers and directors are affiliated with Infinity Corp.’s Initial Shareholders, the personal and financial interests of Infinity Corp.’s officers and directors may influence their motivation in completing the Business Combination.

Following the consummation of the Business Combination, Infinity Acquisition will be a holding company and rely on distributions, loans and other payments, advances and transfers of funds from Glori to pay dividends and pay expenses and meet its other obligations.

Following the consummation of the Business Combination, Infinity Acquisition will have no direct operations and no significant assets other than the ownership of Glori. Infinity Acquisition will depend on Glori for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company, and to pay any dividends with respect to the Common Stock. Legal and contractual restrictions in agreements governing future indebtedness of Glori, as well as the financial condition and operating requirements of Glori, may limit Infinity Acquisition’s ability to obtain cash from Glori. The earnings from, or other available assets of, Glori may not be sufficient to pay dividends or make distributions or loans to enable Infinity Acquisition to pay any dividends on Common Stock or satisfy its other financial obligations.

Infinity Corp. may waive one or more of the conditions to the Business Combination.

Infinity Corp. may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by applicable laws.  For example, it is a condition to Infinity Corp.’s obligations to close the Business Combination that there be no breach of Glori’s representations and warranties as of the closing date that would have a material adverse effect on Glori or its subsidiaries. However, if the board of directors of Infinity Corp. determines that despite such breach the Business Combination is still desirable, then the board may elect to waive that condition and close the Business Combination.

There is no guarantee, even if we consummate the Business Combination, that the Public Warrants will ever be in the money and they may expire worthless.

Upon the closing of the Business Combination, the exercise price for our Public Warrants will be increased to $10.00 per share. There is no guarantee that the Public Warrants will ever be in the money prior to their expiration, and as such, the Public Warrants may expire worthless.

Holders of our Founder Shares and Insider Warrants as well as holders of shares issued to Glori’s shareholders and warrantholders in connection with the Business Combination and investors in the PIPE Investment, have registration rights, the future exercise of which may adversely affect the market price of the Common Stock.

Pursuant to an agreement entered into concurrently with our initial public offering, following the Business Combination, holders of our Founder Shares and Insider Warrants may demand that we register their unregistered Common Stock and Infinity Acquisition Warrants. In addition, Infinity Acquisition will be required to register the shares issued to Glori’s shareholders and warrantholders in connection with the Business Combination and to the investors in the PIPE Investment. Infinity Acquisition will bear the cost of registering these securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of the Common Stock.

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Our directors and officers have a conflict of interest in determining to pursue the acquisition of Glori, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to, interests of our shareholders.

Our management and directors have interests in and arising from the Business Combination that are different from, or in addition to, interests of our shareholders, which result in a conflict of interest. These interests include:

•	If the proposed Business Combination is not completed by the Business Combination Deadline, Infinity Corp. will be required to liquidate. In such event, the 1,437,500 Founder Shares held by the Sponsors, and the 4,381,818 Sponsors Warrants collectively owned by the Infinity Funds will expire worthless. Such Founder Shares had an aggregate market value of approximately $11.5 million based on the closing price of the Ordinary Shares of $7.97 on Nasdaq as of March 24, 2014. Such Sponsors Warrants had an aggregate market value of approximately $3.4 million based on the closing price of the Infinity Corp. Warrants of $0.77, on Nasdaq as of March 24, 2014. The Initial Shareholders purchased the 1,437,500 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.022 per share, and the 4,381,818 Sponsors Warrants for an aggregate purchase price of approximately $2.2 million, or $0.50 per Sponsors Warrant.

•	Unless Infinity Corp. consummates the Business Combination, its officers, directors and Sponsors will not receive reimbursement for any out-of-pocket expenses incurred by them. As of the date of this Offer to Purchase, Infinity Corp.’s officers, directors and Sponsors were entitled to $75,000 in reimbursable expenses. As a result, the financial interest of Infinity Corp.’s officers, directors and Sponsors or their affiliates could influence its officers’ and directors’ motivation in pursuing Glori as a target and therefore there may have been a conflict of interest when the directors and officers determined that the Business Combination was in Infinity Corp. shareholders’ best interests.

•	As of the date of this Offer to Purchase, our Sponsors have made loans to Infinity Corp. in the aggregate amount of $500,000. In the event of liquidation, Infinity Corp. will not be able to repay the loans to our Sponsors.

•	Infinity Corp.’s Sponsors have contractually agreed that, if Infinity Corp. liquidates prior to the consummation of a business combination, they will be liable to ensure that the proceeds in the Trust Account are not reduced below $8.00 per share by the claims of target businesses or claims of vendors or other entities that are owed money by Infinity Corp. for services rendered or contracted for or products sold to it, subject to certain limitations.

•	If the Business Combination with Glori is completed, Mark Chess and Thomas O. Hicks, affiliates of Infinity Corp., will serve as directors of the combined company.

•	If the Business Combination with Glori is completed, Infinity Corp.’s officers, directors or consultants may receive up to an aggregate of $400,000 as determined by Infinity Corp.’s board of directors. In the event of liquidation, Infinity Corp.’s officers and directors will not receive any such fees.

•	The exercise of Infinity Corp.’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in the best interests of Infinity Corp.’s shareholders.

Infinity Acquisition’s ability to successfully effect the Business Combination and to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel, including certain personnel of Glori, whom we expect to join Infinity Acquisition following the Business Combination. The loss of such key personnel could negatively impact the operations and profitability of the post-combination business.

Infinity Acquisition’s ability to successfully effect the Business Combination and successfully operate the business is dependent upon the efforts of certain key personnel , including certain personnel of Glori. Although we expect such key personnel to remain with Infinity Acquisition and Glori following the Business Combination, it is possible that we will lose some key personnel, the loss of which could negatively impact the operations and profitability of our post-combination business. Furthermore, while we have scrutinized individuals Infinity Acquisition intends to engage to stay with Infinity Acquisition following the Business Combination, our assessment of these individuals may not prove to be correct. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause us to have to expend time and resources helping them become familiar with such requirements.

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A market for the securities of Infinity Acquisition may not develop, which would adversely affect the liquidity and price of its securities.

Following the Business Combination, the price of Infinity Acquisition’s securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for Infinity Acquisition’s securities may never develop or, if developed, it may not be sustained. In addition, the price of the securities after the Business Combination can vary due to general economic conditions and forecasts, its general business condition and the release of its financial reports. Additionally, if Infinity Acquisition’s securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities not included in a securities exchange, the liquidity and price of Infinity Acquisition’s securities may be more limited than if Infinity Acquisition were quoted or listed on Nasdaq or another national exchange. You may be unable to sell your securities unless a market can be established or sustained.

On February 24, 2014, Infinity Corp.  received a written notice from Nasdaq indicating that Infinity Corp. is not in compliance with Listing Rule 5550(a)(3), which requires Infinity Corp. to have at least 300 public holders of its ordinary shares for continued listing on the exchange. Infinity Corp. intends to submit to Nasdaq on or before April 10, 2014, a plan to regain compliance with the foregoing listing rule. However, there is no assurance that Nasdaq will accept the plan.  If Nasdaq does not accept the plan, Infinity Corp. will have the opportunity to appeal the decision in front of a hearings panel, which appeal would stay any delisting actions until the issuance of a decision by the panel. If the panel does not accept the plan, Infinity Acquisition’s securities will likely commence trading on the OTC Bulletin Board subsequent to the Business Combination, which may adversely affect the liquidity and trading of Infinity Acquisition’s securities.

As a result of the Redomestication, we will lose our status as an FPI, which will make us subject to additional regulatory disclosures which may require substantial financial and management resources.

As a result of no longer being an FPI, we will become subject to the following requirements, among others:

•	the filing of our quarterly reports on Form 10-Q, annual reports on Form 10-K or current reports on Form 8-K with the SEC;

•	the filing of Section 16 reports by our officers, directors and 10% stockholders with the SEC;

•	preparing our financial statements in accordance with U.S. GAAP rather than the ability to use any of U.S. GAAP or the International Accounting Standards Board International Financial Reporting Standards (IASB IFRS);

•	being subject to the U.S. proxy rules;

•	being subject to Regulation FD which requires issuers to make public disclosures of any “material non-public information” that has been selectively disclosed to securities industry professionals (for example, analysts) or shareholders;

•	being subject to the Sarbanes-Oxley Act. Although the Sarbanes-Oxley Act generally does not distinguish between domestic U.S. issuers and FPIs, the SEC has adopted a number of significant exemptions for the benefit of FPIs in the application of its rules adopted under the Sarbanes-Oxley Act. These exemptions cover areas such as: (1) audit committee independence; and (2) black-out trading restrictions (Regulation BTR); and

•	being subject to a more detailed executive compensation disclosure.

We may be forced to expend significant management and financial resources to meet our disclosure obligations listed above.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of Infinity Acquisition’s securities may decline.

The market price of Infinity Corp.’s securities prior to the consummation of the Business Combination or the market price of Infinity Acquisition’s securities following the consummation of the Business Combination may decline as a result of the Business Combination if the market does not view the Business Combination positively.  Accordingly, stockholders may experience a loss as a result of a decline in the market price of Infinity Corp.’s securities prior to the consummation of the Business Combination or Infinity Acquisition’s securities following the consummation of the Business Combination.  A decline in the market price could adversely affect Infinity Acquisition’s ability to issue additional securities and obtain additional financing in the future.

In the event that a significant number of Ordinary Shares are redeemed, the Common Stock issued by Infinity Acquisition may become less liquid following the Business Combination.

If a significant number of Ordinary Shares are redeemed, Infinity Acquisition may be left with a significantly smaller number of stockholders following the Redomestication.  As a result, the “public float,” which is the number of shares owned by non-affiliate shareholders and available for trading in the securities markets, following the Offer and the Business Combination, will be reduced, which may reduce the volume of trading in the Common Stock and may result in lower stock prices and reduced liquidity in the trading of the Common Stock prior to the completion of the Business Combination. Accordingly, your ability to sell your shares in the market could be adversely affected.

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Holders of the Infinity Acquisition Warrants will only be able to exercise such warrants if the issuance of Common Stock upon such exercise has been registered or qualified or is deemed exempt under the securities laws of the state of residence of the holder of the Infinity Acquisition Warrants.

No Infinity Acquisition Warrants will be exercisable on a cash basis and Infinity Acquisition will not be obligated to issue registered Common Stock unless the Common Stock issuable upon such exercise has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Infinity Acquisition Warrants.  Because the exemptions from qualification in certain states for re-sales of Infinity Acquisition Warrants and for issuances of Common Stock by the issuer upon exercise of an Infinity Acquisition Warrant may be different, an Infinity Acquisition Warrant may be held by a holder in a state where an exemption is not available for issuance of Common Stock upon exercise of the Infinity Acquisition Warrants and the holder will be precluded from exercising the Infinity Acquisition Warrant.  As a result, the Infinity Acquisition Warrants may be deprived of any value, the market for the Infinity Acquisition Warrants may be limited and the holders of Infinity Acquisition Warrants may not be able to exercise their Infinity Acquisition Warrants if the Common Stock issuable upon such exercise is not qualified or exempt from qualification in the jurisdictions in which the holders of the Infinity Acquisition Warrants reside.

Risk Factors Relating to the Tax Treatment of the Redomestication and the Ownership of Infinity Acquisition Securities.

There is a risk that a U.S. Holder may recognize taxable gain with respect to its Infinity Corp. securities at the effective time of the Redomestication.

Ellenoff Grossman & Schole LLP has rendered a tax opinion to Infinity Corp. that, subject to the following sentence, the Redomestication should qualify as a reorganization within the meaning of Section 368(a) for U.S. federal income tax purposes. However, due to the absence of guidance directly on how the provisions of Section 368(a) apply in the case of a merger of a corporation with no active business and only investment-type assets, this opinion is subject to some uncertainty. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. If the Redomestication should fail to qualify as a reorganization under Section 368(a), a U.S. Holder (as that term is defined in the section entitled “Material U.S. Federal Income Tax Consequences — General”) of Infinity Corp. securities generally would recognize gain or loss with respect to its Infinity Corp. securities in an amount equal to the difference, if any, between the fair market value of the corresponding Infinity Acquisition securities received in the Redomestication and the U.S. Holder’s adjusted tax basis in its Infinity Corp. securities surrendered in exchange therefor.

Furthermore, even if the Redomestication qualifies as a reorganization under Section 368(a) of the Code, a U.S. Holder of Infinity Corp. securities may still recognize gain (but not loss) upon the exchange of its Infinity Corp. securities solely for the securities of Infinity Acquisition pursuant to the Redomestication under the “passive foreign investment company,” or PFIC, rules of the Code or under Section 367(b) of the Code, equal to the excess, if any, of the fair market value of the Infinity Acquisition securities received in the Redomestication and the U.S. Holder’s adjusted tax basis in the corresponding Infinity Corp. securities surrendered in exchange for the Infinity Acquisition securities.  In such event, the U.S. Holder’s aggregate tax basis in the Infinity Acquisition securities received in connection with the Redomestication should be the same as the aggregate tax basis of the Infinity Corp. securities surrendered in the transaction, increased by any amount included in the income of such U.S. Holder under the PFIC rules or Section 367(b) of the Code, and such U.S. Holder’s holding period for the Infinity Acquisition securities received in the Redomestication generally should include the holding period of the Infinity Corp. securities surrendered in the Redomestication.  See the discussion in the sections entitled “The Offer — Material U.S. Federal Income Tax Considerations —U.S. Holders—Tax Consequences of the Redomestication,” “—PFIC Considerations” and “—Effect of Section 367(b).”

There is a risk that Infinity Corp. is and has been a PFIC since its inception, which may increase the likelihood that a U.S. Holder may recognize taxable gain with respect to its Infinity Corp. securities at the effective time of the Redomestication.

A foreign (i.e., non-U.S.) corporation will be a PFIC if either (a) at least seventy-five percent (75%) of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least twenty-five percent (25%) of the shares by value, is passive income or (b) at least fifty percent (50%) of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least twenty-five percent (25%) of the shares by value, are held for the production of, or produce, passive income.  Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Because Infinity Corp. is a blank check company, with no current active business, it likely met the PFIC asset or income test for its initial taxable year ending March 31, 2012. However, pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income, if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years. It is unclear how the start-up exception applies to corporations such as Infinity Corp. that have not earned any gross income since inception. Nevertheless, assuming Infinity Corp.’s initial taxable year ending March 31, 2012 is treated as its start-up year for purposes of this exception and Infinity Corp. is treated as a PFIC for either of its taxable years ending March 31, 2013 or March 31, 2014, Infinity Corp. will be treated as a PFIC since its formation. Infinity Corp.’s actual PFIC status for any taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to its status as a PFIC for any taxable year. The determination of whether Infinity Corp. is or has been a PFIC is primarily factual, and there is little administrative or judicial authority on which to rely to make a determination of PFIC status. Accordingly, the IRS or a court considering the matter may not agree with Infinity Corp.’s analysis of whether or not it is or was a PFIC during any particular year.

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It is uncertain how the amount of the purchase price paid by a holder for a Unit would be allocated between the Ordinary Share and the Infinity Corp. Warrant to acquire one Ordinary Share that makes up the Unit.

There is no authority that addresses the U.S. federal income tax treatment of Units. Therefore, it is uncertain how the amount of the purchase price paid by a holder for a Unit would be allocated between the Ordinary Share and the Infinity Corp. Warrant to acquire one Ordinary Share that makes up the Unit. However, in the case of investment units consisting of one debt instrument and one warrant or other equity security, the tax law requires the holder of such investment unit to allocate its purchase price based on the relevant fair market value of each component of such investment unit. By analogy to the tax law applicable to debt instrument investment units, each Unit should be treated for U.S. federal income tax purposes as consisting of one Ordinary Share and one Infinity Corp. Warrant to acquire one Ordinary Share. Based on this analogy, for U.S. federal income tax purposes, each holder of a Unit must allocate the purchase price of a Unit between the Ordinary Share and the Infinity Corp. Warrant that comprise the Unit based on the relative fair market value of each at the time of purchase. The price allocated to each Ordinary Share and Infinity Corp. Warrant is the holder’s tax basis in such share or warrant, as the case may be.

The foregoing treatment of Ordinary Shares and Infinity Corp. Warrants and a holder’s purchase price allocation are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the Units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each holder is advised to consult his, her or its own tax adviser regarding the alternative characterizations of a Unit and regarding an allocation of the purchase price between the Ordinary Share and the Infinity Corp. Warrant that comprise a Unit.

The tax consequences of a cashless exercise of Infinity Acquisition Warrants are not clear under current tax law.

The tax consequences of a cashless exercise of Infinity Acquisition Warrants are not clear under current tax law. A cashless exercise may be tax-free, either because it is not a realization event (i.e., not a transaction in which gain or loss is realized) or because the transaction is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s tax basis in the Common Stock received would equal the U.S. Holder’s adjusted tax basis in the Infinity Acquisition Warrants. If the cashless exercise were treated as not being a realization event, the U.S. Holder’s holding period in the Common Stock could be treated as commencing on the date following the date of exercise of the Infinity Acquisition Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Common Stock received would include the holding period of the Infinity Acquisition Warrants.

It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of Infinity Acquisition Warrants with a fair market value equal to the exercise price for the number of Infinity Acquisition Warrants deemed exercised. For this purpose, the number of Infinity Acquisition Warrants deemed exercised would be equal to the number of shares of Common Stock issued pursuant to the cashless exercise of the Infinity Acquisition Warrants. In this situation, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Infinity Acquisition Warrants deemed surrendered to pay the exercise price and the U.S. Holder’s tax basis in such Infinity Acquisition Warrants deemed surrendered. Such gain or loss would be long-term or short-term depending on the U.S. Holder’s holding period in the Infinity Acquisition Warrants. In this case, a U.S. Holder’s tax basis in the Common Stock received would equal the sum of the fair market value of the Infinity Acquisition Warrants deemed surrendered to pay the exercise price and the U.S. Holder’s tax basis in the Infinity Acquisition Warrants deemed exercised, and a U.S. Holder’s holding period for the Common Stock should commence on the date following the date of exercise of the Infinity Acquisition Warrants. There also may be alternative characterizations of any such taxable exchange that would result in similar tax consequences, except that a U.S. Holder’s gain or loss would be short-term.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of Infinity Acquisition Warrants it is unclear which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Infinity Acquisition Warrants.

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Risk Factors Relating to the Failure to Consummate the Business Combination

If Infinity Corp. is not able to consummate the Business Combination by the Business Combination Deadline with enough support to allow the Business Combination to close, Infinity Corp. would cease all operations except for the purpose of the winding up of Infinity Corp. and its subsidiaries, and Infinity Corp. would redeem its Public Shares and liquidate.

Infinity Corp. is required to complete the Business Combination by the Business Combination Deadline. If Infinity Corp. is unable to consummate the Business Combination by the Business Combination Deadline with enough support to allow the Business Combination to close, Infinity Corp. will, as promptly as reasonably possible but no more than five business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (less up to $50,000 of the net interest earned thereon to pay dissolution expenses), pro rata to shareholders of Infinity Corp. by way of redemption and cease all operations except for the purposes of winding up of its affairs. This redemption from the Trust Account shall be done automatically by function of Infinity Corp.’s memorandum and articles of association and prior to any voluntary winding up. If Infinity Corp. is unable to consummate the Business Combination by the Business Combination Deadline, holders of Infinity Corp.’s Warrants will be entitled to receive $0.60 per warrant from the Infinity Funds.

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The ability of a large number of our shareholders to exercise redemption rights may not allow Infinity Corp. to consummate the Business Combination or optimize its capital structure.

In connection with the consummation of the Business Combination, our public shareholders may redeem, pursuant to a tender offer, up to that number of Ordinary Shares that would permit us to have $8.0 million after giving effect to redemptions (but not including expenses, deferred IPO expenses or the proceeds of the PIPE Investment) available under the Merger Agreement. Such requirement may limit Infinity Corp.’s ability to effectuate the Business Combination.

If the Business Combination cannot be consummated, shareholders of Infinity Corp. would have to wait for liquidation in order to redeem their shares.

If the Business Combination cannot be consummated, shareholders of Infinity Corp. would not receive their pro rata portion of the Trust Account until Infinity Corp. is liquidated. If shareholders of Infinity Corp. are in need of immediate liquidity, they could attempt to sell their shares in the open market; however, Infinity Corp. shares may trade at a discount to the pro rata amount in Infinity Corp.’s Trust Account. In either situation, shareholders of Infinity Corp. may suffer a material loss on their investment or lose the benefit of funds expected in connection with the redemption until Infinity Corp. liquidates or shareholders of Infinity Corp. are able to sell their shares in the open market.

If third parties bring claims against Infinity Corp., the proceeds held in trust could be reduced and the per-share liquidation price received by Infinity Corp.’s shareholders may be less than $8.00 per share.

Infinity Corp.’s placing of funds in trust may not protect those funds from third party claims against Infinity Corp.  Although Infinity Corp. has received, from many of the vendors, service providers and prospective target businesses with which it does business, executed agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Infinity Corp.’s public shareholders, they may still seek recourse against the Trust Account.  Additionally, a court may not uphold the validity of such agreements.  Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of Infinity Corp.’s public shareholders.  If Infinity Corp. liquidates the Trust Account and distributes the proceeds held in the Trust Account to its public shareholders, our Sponsors have agreed that they will be personally liable to ensure that the proceeds in the Trust Account are not reduced below $8.00 per share by the claims of target businesses or claims of vendors or other entities that are owed money by Infinity Corp. for services rendered or contracted for or products sold to Infinity Corp.  However, Infinity Corp. cannot assure you that the Sponsors will be able to meet such obligation.  Therefore, the per-share distribution from the Trust Account may be less than $8.00 due to such claims.

Additionally, if Infinity Corp. is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Infinity Corp.’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders.  To the extent any bankruptcy claims deplete the Trust Account, Infinity Corp. may not be able to return $8.00 to its public shareholders.

In the event of a liquidation, the Infinity Corp. Warrants will expire worthless, other than the right to receive $0.60 per warrant from the Infinity Funds.

If Infinity Corp. is unable to complete a business combination by the Business Combination Deadline and is forced to liquidate, the Infinity Corp. Warrants, which will expire worthless, other than the right to receive $0.60 per warrant from the Infinity Funds .

If, in the event the Business Combination is not consummated before Infinity Corp. distributes the proceeds in the Trust Account to shareholders of Infinity Corp., Infinity Corp. files a bankruptcy petition or an involuntary bankruptcy petition is filed against Infinity Corp. that is not dismissed, a bankruptcy court may seek to recover such proceeds.  Additionally, the members of Infinity Corp.’s board of directors may be viewed as having breached their fiduciary duties to Infinity Corp.’s creditors, exposing the members of Infinity Corp.’s board of directors and Infinity Corp. to claims of punitive damages and the claims of creditors in such proceeding may have priority over the claims of the shareholders of Infinity Corp.  Any bankruptcy related claims may reduce the per-share amount that would otherwise be received by the shareholders of Infinity Corp. in connection with Infinity Corp.’s liquidation.

If, in the event the Business Combination is not consummated, before distributing the proceeds in the Trust Account to the shareholders of Infinity Corp., Infinity Corp. files a bankruptcy petition or an involuntary bankruptcy petition is filed against Infinity Corp. that is not dismissed, any distributions received by the shareholders of Infinity Corp. could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by the shareholders of Infinity Corp. In addition, Infinity Corp.’s board of directors may be viewed as having breached its fiduciary duty to Infinity Corp.’s creditors and/or having acted in bad faith, thereby exposing Infinity Corp.’s board of directors and Infinity Corp. to claims of punitive damages, by paying the shareholders of Infinity Corp. from the Trust Account prior to addressing the claims of creditors.  Additionally, the proceeds held in the Trust Account may be included in Infinity Corp.’s bankruptcy estate and subject to the claims of third parties with priority over the claims of the shareholders of Infinity Corp. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by the shareholders of Infinity Corp. in connection with Infinity Corp.’s liquidation may be reduced.

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Infinity Corp.’s disinterested directors may decide not to enforce indemnification obligations against the Sponsors, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Infinity Corp.’s public shareholders.

In the event that the proceeds in the Trust Account are reduced below $8.00 per share and the Sponsors assert that they are unable to satisfy their obligations or that they have no indemnification obligations related to a particular claim, Infinity Corp.’s independent directors would determine on Infinity Corp.’s behalf whether to take legal action against the Sponsors to enforce their indemnification obligations. While it is expected that in exercising their fiduciary duties (to the extent applicable under British Virgin Islands law) to Infinity Corp.’s shareholders, Infinity Corp.’s independent directors would take legal action on Infinity Corp.’s behalf against the Sponsors to enforce their indemnification obligations to us, it is possible that the disinterested directors in exercising their business judgment may choose not to do so in any particular instance. If Infinity Corp.’s disinterested directors choose not to enforce these indemnification obligations on Infinity Corp.’s behalf, the amount of funds in the Trust Account available for distribution to Infinity Corp.’s public shareholders may be reduced below $8.00 per share.

The terms of the Merger Agreement require that Infinity Acquisition have at least $25.0 million in cash or in kind to complete the Business Combination.

Pursuant to the terms of the Merger Agreement, there must be at least $25.0 million in cash or in kind including debt instruments, held by Infinity Acquisition (such requirement is referred to herein as the “Minimum Balance Requirement”), including any amounts remaining in the Trust Account after taking into account the Ordinary Shares that are tendered in the Offer and any amounts received from the PIPE Investment in an amount between $8.5 million and $25.0 million in cash or in kind. Accordingly, if we do not have at least $25.0 million in cash or in kind (including at least $8.0 million in the Trust Account following the redemptions of the shareholders of Infinity Corp.), Infinity Corp. and Infinity Acquisition may not be able to complete the Business Combination.

Risk Factors Relating to the Offer

Holders of the Ordinary Shares may fail to understand that they should NOT tender their Ordinary Shares if they support the Business Combination. To the extent the Maximum Tender Condition is not satisfied, we will be unable to consummate the Transaction.

There is a risk that holders of Ordinary Shares will tender their Ordinary Shares despite the fact that they support the Business Combination. Infinity Corp. is a blank check, or special purpose acquisition company (“SPAC”), and the Offer is designed to afford holders of Ordinary Shares with the opportunity to redeem their shares if they do not approve of our proposed business combination. Unlike a typical third party or issuer tender offer in which the offeror desires that shareholders tender securities that are the subject of the tender offer, confusion may arise stemming from the fact that we have commenced the Offer but we do not want our shareholders to tender their Ordinary Shares in the Offer. Furthermore, our board of directors recommends that shareholders not tender Ordinary Shares pursuant to the Offer. If shareholders approve of the Business Combination and desire to retain their Ordinary Shares, the shareholders should not tender any of their Ordinary Shares. If more than 4,750,000 Ordinary Shares are validly tendered and not properly withdrawn, we will terminate or extend the Offer. If we terminate the Offer, it is unlikely that we will be able to consummate another business combination by April 25, 2014 and be required to liquidate.

There is no guarantee that a shareholder’s decision whether to tender Ordinary Shares will put the shareholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell the stockholder’s Common Stock of Infinity Acquisition in the future following the completion of the Business Combination.  Certain events following the consummation of the Business Combination may cause an increase in our share price, and may result in a lower value realized now than a shareholder of Infinity Acquisition might realize in the future had the shareholder not agreed to tender Ordinary Shares.  Similarly, if a shareholder of Infinity Corp. does not tender Ordinary Shares, the shareholder will bear the risk of ownership of the Common Stock of Infinity Acquisition after the consummation of the Business Combination, and there can be no assurance that a shareholder can sell the stockholders shares in the future for a greater amount than the redemption price set forth in the Offer.  A shareholder of Infinity Corp. should consult the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

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If certain conditions to the Offer are not met, Infinity Corp. will not have access to the funds in the Trust Account to purchase any shares which are validly tendered and not properly withdrawn and will terminate the Offer.

We plan to use the cash available from the funds held in the Trust Account to purchase the Ordinary Shares validly tendered and not properly withdrawn pursuant to the Offer. Accordingly, if the conditions to the Offer are not satisfied, including the Maximum Tender Condition and the Merger Condition, we will not be able to access the funds held in the Trust Account and thus will terminate or extend the Offer. See “The Offer — Conditions of the Offer” and “The Merger Agreement — Conditions to Closing of the Business Combination.”

INFORMATION ABOUT THE COMPANIES

Infinity Corp.

Infinity Cross Border Acquisition Corporation

c/o Infinity-C.S.V.C. Management Ltd.

3 Azrieli Center (Triangle Tower)

42nd Floor,

Tel Aviv, Israel, 67023

Telephone: 011-972-3-607-5170

Infinity Corp. is a blank check company that was incorporated as a British Virgin Islands business company with limited liability on April 6, 2011 (under the name Infinity China 1 Acquisition Corporation) for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, contractual control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar business combination with one or more operating businesses or assets.

Prior to Infinity Corp.’s initial public offering, the Initial Shareholders purchased 1,150,000 Founder Shares for a purchase price of $25,000, or approximately $0.022 per share. On May 24, 2012, Infinity Corp.’s directors approved a 1.25-for-1 forward split of its outstanding Ordinary Shares, increasing the number of Founder Shares to 1,437,500.

Infinity Corp. consummated its initial public offering of 5,000,000 Units, each Unit consisting of one Ordinary Share and one Infinity Corp. Warrant to purchase one Ordinary Share, on July 25, 2012. The underwriters of the IPO were granted an option to purchase up to an additional 750,000 Units to cover over-allotments, if any. On July 26, 2012, the underwriters exercised the option in full and, on July 27, 2012, the underwriters purchased all of the over-allotment Units. The net proceeds of the initial public offering, together with approximately $2.4 million from Infinity Corp.’s sale of 4,820,000 Insider Warrants, collectively, to the Infinity Funds and the underwriters of our initial public offering, for an aggregate of approximately $46.0 million, were deposited in the Trust Account.

On July 20, 2012, the Units commenced trading on Nasdaq under the symbol “INXBU.” On September 20, 2012, certain of the Units were voluntarily separated into the Ordinary Shares and Infinity Corp. Warrants underlying the Units and commenced trading on Nasdaq under the symbols “INXB” and “INXBW,” respectively. Following the separation, the Units continue trading.

The Units that are not voluntarily separated into Ordinary Shares and Infinity Corp. Warrants will continue to trade as Units consisting of one Ordinary Share and one Infinity Corp. Warrant until Infinity Corp. consummates the Business Combination, at which time each Unit will automatically convert into one share of Common Stock and one Infinity Acquisition Warrant. Upon the consummation of the Business Combination, the Units, Ordinary Shares and Infinity Corp. Warrants will become eligible for termination of reporting under Section 12(g)(4) of the Exchange Act.

Infinity Acquisition

Glori Acquisition Corp.

c/o Infinity-C.S.V.C. Management Ltd.

3 Azrieli Center (Triangle Tower)

42nd Floor, Tel Aviv, Israel, 67023

Telephone: 011-972-3-607-5170

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Infinity Acquisition is a wholly owned subsidiary of Infinity Corp. formed in January 2014 for the purpose of engaging in the Business Combination. Infinity Acquisition will be the survivor of the Redomestication and will be the parent company of Glori following the Transaction Merger. Infinity Acquisition intends to change its name to Glori Energy, Inc. in connection with the consummation of the Business Combination.

Merger Sub

Glori Merger Subsidiary, Inc.

c/o Infinity-C.S.V.C. Management Ltd.

3 Azrieli Center (Triangle Tower)

42nd Floor, Tel Aviv, Israel, 67023

Telephone: 011-972-3-607-5170

Merger Sub is a wholly owned subsidiary of Infinity Acquisition formed in January 2014 for the purpose of the Transaction Merger.  Merger Sub will merge with and into Glori, with Glori being the surviving company, upon consummation of the Transaction Merger.

Glori

Glori Energy Inc.

4315 South Drive

Houston, Texas 77053

Telephone: (713) 237-8880

Glori is a technology focused energy company that deploys its proprietary biotechnology to facilitate the secondary production of oil at less than $10 per barrel. Only one third of discovered oil is typically recovered during the life of an oilfield, as recovery of the remaining two thirds of oil is not economically viable with current technology. By activating in-situ microbiology within the reservoir, Glori can efficiently produce a portion of this remaining oil. Glori acquires, owns and operates mature oilfields into which it applies its AERO System technology and additionally is deploying its technology in a range of different geographies and geologies for E&P clients. In furtherance of its acquisition strategy, on February 4, 2014, a wholly-owned subsidiary of Glori entered into the Petro-Hunt Purchase Agreement to acquire the Coke Field Assets for approximately $40 million, and this transaction closed on March 14, 2014.

As of January 1, 2014, the net proved developed producing oil and natural gas reserves associated with the Coke Field Assets based upon estimates provided by William M. Cobb & Associates, Inc. were 1,749 MBoe (approximately 96% oil and 4% natural gas), and for the month ended December 31, 2013, the average net daily production associated with the Coke Field Assets was 506 Boe per day (approximately 91% oil and 9% natural gas). Glori intends to deploy its AERO System technology in the Coke Field Assets in an attempt to improve production rates and overall oil recovery from these assets.

Glori, which is based in Houston, Texas, was incorporated as Glori Oil Limited, a Delaware Corporation, in November 2005 and changed its name to Glori Energy Inc. in May 2011. In September 2010, Glori incorporated Glori Canada Ltd. (formerly Glori Oil Ltd.) in the province of Alberta, Canada, with registration in the province of Saskatchewan, as a wholly-owned subsidiary, to conduct Glori’s business in Canada. In October 2010, Glori activated Glori Holdings to acquire a 100% working interest in the Etzold field. In February 2011, Glori incorporated Glori California Inc. (formerly Glori Oil California Limited) to conduct its operations in the state of California. In September 2013, Glori incorporated OOO Glori Energy to conduct its operations in the Russian Federation. In March 2014, Glori formed Glori Energy Production Inc., a wholly-owned subsidiary of Glori Holdings, to purchase the Coke Field Assets. Glori, Glori Holdings, Glori Canada Ltd., Glori Oil (Argentina) Limited, Glori California Inc., Glori Oil S.R.L., OOO Glori Energy, Inc., and Glori Energy Production Inc. comprise the entities within the Glori corporate structure. Glori has undertaken the dissolution of Glori Oil S.L.R. and is awaiting confirmation that the dissolution was effective.

In addition to the initial funding by Glori’s founders, Glori has successfully concluded a series of venture capital and private equity offerings between 2007 and March 2014 totaling approximately $57.3 million. Glori’s principal stockholders include the following stockholders and some of their affiliates: GTI Group, Kleiner Perkins Caufield & Byers, Oxford Bioscience Partners, Rawoz Technology Company Ltd., Malaysian Life Sciences Capital Fund Ltd., Gentry-Glori Energy Investment, Advantage Capital Partners, and Energy Technology Ventures, LLC, which is a joint venture of General Electric, ConocoPhillips, and NRG Cleantech Investments LLC.

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SELECTED HISTORICAL FINANCIAL INFORMATION OF INFINITY CORP.

Infinity Corp. is providing the following selected financial information to assist you in your analysis of the financial aspects of the Business Combination. The statement of operations data for the period from April 6, 2011 (date of inception) through March 31, 2013 and the balance sheet data as of March 31, 2013 have been derived from Infinity Corp.’s audited financial statements included elsewhere in this Offer to Purcahse. The statement of operations data for the nine months ended December 31, 2013 and the balance sheet data as of December 31, 2013 have been derived from Infinity Corp.’s unaudited financial statements included elsewhere in this Offer to Purchase. Infinity Corp.’s unaudited statement of operations for the nine months ended December 31, 2013 may not be indicative of the results that may be expected for the full year.

The information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Infinity Corp.” and Infinity Corp.’s audited and unaudited financial statements and notes included elsewhere in this Offer to Purchase.

Summary Consolidated Financial Data

Summary Statements of Operations:

Summary Consolidated Financial Data

Summary Statements of Operations:

		April 6, 2011 (date
	Nine Months	of inception)
	Ended December 31,	though March 31,
(in thousands, except share and per share data)	2013	2013

Revenues	$-	$-
Formation and operating costs	415	321
Decrease (increase) in fair value of Trust Fund	18	(14)
Increase in fair value of warrant liability	317	106
Net loss attributable to ordinary shares not subject to possible redemption	(750)	(413)

Net loss per ordinary share, excluding shares subject to possible redemption	$(0.26)	$(0.22)

Weighted average number of ordinary shares outstanding, excluding shares subject to possible redemption	2,845,144	1,906,195

Summary Cash Flow Data (in thousands) :

Net cash used in operating activities	$(383)	$(104)
Net cash used in investing activities	-	(46,000)
Net cash provided by financing activities	-	46,489

Summary Consolidated Balance Sheet Data as of period end (in thousands) :

Cash (including restricted cash held in trust)	$46,998	$46,399
Total assets	46,001	46,409
Total stockholders' equity	5,000	5,000

SELECTED HISTORICAL FINANCIAL INFORMATION OF GLORI

Glori is providing the following selected financial information to assist you in your analysis of the financial aspects of the Business Combination. The statement of operations and cash flow data for the years ended December 31, 2012 and 2013 and the balance sheet data as of December 31, 2012 and 2013 have been derived from Glori’s audited financial statements included elsewhere in this Offer to Purchase.

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The information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Glori” and Glori’s audited and unaudited financial statements and notes thereto included elsewhere in this Offer to Purchase.

Summary Consolidated Financial Data

Summary Consolidated Statements of Operations:

(in thousands, except per share data)	Year Ended December 31,
	2012	2013

Revenues	$2,181	$3,219
Operating expenses:
Operations	3,901	4,511
Science and technology	1,459	1,682
Write-off of deferred offering costs	1,492	126
Impairment of oil and gas property	-	2,190
Selling, general and administrative	3,411	4,279
Depreciation, depletion and amortization	560	603
Total operating expenses	10,823	13,391

Loss from operations	(8,642)	(10,172)

Total other expense, net	(3,298)	(437)

Net loss	(11,940)	(10,609)

Accretion of redeemable preferred stock and preferred stock dividends	(9,736)	(14,317)

Net loss applicable to common stockholders	$(21,676)	$(24,926)

Net loss per common share, basic and diluted	$(7.08)	$(7.79)

Weighted average common shares outstanding, basic and diluted	3,060	3,201

Summary Consolidated Cash Flow Data (in thousands) :

Net cash used in operating activities	(6,867)	(6,553)
Net cash used in investing activities	(2,332)	(530)
Net cash provided by financing activities	19,060	9,243

Summary Consolidated Balance Sheet Data as of period end (in thousands) :

Cash and cash equivalents	18,707	20,867
Total assets	24,477	24,619
Long term debt, including current maturities	7,879	5,270
Total temporary equity	64,109	78,669
Total stockholders' equity	(52,634)	(76,378)

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COKE FIELD ACQUISITION SUMMARY FINANCIAL INFORMATION

Glori is providing the following selected financial information to assist you in your analysis of the financial aspects of the Business Combination. On February 4, 2014, Glori Holdings entered into the Petro-Hunt Purchase and Sale Agreement with Petro-Hunt to acquire among other things, the Coke Field Assets. On March 3, 2014, Glori incorporated Glori Energy Production Inc. as a wholly owned subsidiary of Glori Holdings Inc. to affect the Coke Field Acquisition, which closed on March 14, 2014. In exchange, Glori Energy Production Inc. (1) issued Petro-Hunt an unsecured, subordinated convertible promissory note for $2.0 million and (2) paid to Petro-Hunt approximately $37.2 million in cash.

The Coke Field Acquisition summary statement of revenues and direct operating expenses for years ended December 31, 2012 and 2013 were derived from the audited Coke Field Acquisition statements of revenue and direct operating expenses included elsewhere in this Offer to Purchase.

The information presented below should be read in conjunction with the Coke Field Acquisition audited and unaudited statements of revenues and direct operating expenses and notes thereto included elsewhere in this Offer to Purchase.

The Coke Field Acquisition

Summary Statement of Revenues and Direct Operating Expenses

(in thousands)

	Year Ended
	December 31,
	2012	2013

Revenues	$15,962	$16,162

Direct operating expenses	7,921	8,568
Severance tax	740	753

Revenue in excess of direct operating expenses	$7,301	$6,841

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following tables sets forth selected historical and pro forma financial information, including equity ownership information for Infinity Corp. and Glori and unaudited pro forma combined per share ownership information after giving effect to the Coke Field Acquisition and the Business Combination, assuming (i) that no holders of Public Shares properly tender such shares in the Offer and (ii) that holders of the Public Shares have fully exercised the maximum tender.

The balance sheet data used in the calculations below are derived from the unaudited condensed combined pro forma balance sheets (referred to as the “pro forma balance sheet”) for Infinity Corp. and Glori as of December 31, 2013. The pro forma balance sheets are shown as if the Coke Field Acquisition and the Business Combination described herein occurred and any adjustments made are done on the balance sheet date, December 31, 2013.

The statements of operations data used in the calculations below are derived from the unaudited condensed combined pro forma statement of operations (referred to as the “pro forma statement of operations”) for Infinity Corp. and Glori. The statement of operations for the twelve months ended March 31, 2013 combines the historical statement of operations for Infinity Corp. for the year ended March 31, 2013 with Glori’s operating results for the year ended December 31, 2013. These pro forma statements of operations have been prepared assuming that the Coke Field Acquisition and the Business Combination and any adjustments made had been completed as of the beginning of the fiscal year for each entity. The statement of operations for the nine months ended December 31, 2013 combines the historical statements of operations for Infinity Corp. for the nine months ended December 31, 2013 with Glori’s operating results for the nine months ended December 31, 2013. These pro forma statements of operations have been prepared assuming that the Business Combination transaction described herein and any adjustments made had been completed as of the beginning of the nine month period (April 1, 2013).

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Infinity Corp. and Glori are providing this information to aid you in your analysis of the financial aspects of the Business Combination.  The historical information should be read in conjunction with the financial statements included elsewhere in this Offer to Purchase. The unaudited pro forma per share information is derived from, and should be read in conjunction with, the pro forma financial statements included elsewhere in this Offer to Purchase.

The pro forma balance sheet, pro forma statement of operations and the unaudited pro forma condensed consolidated per share information does not purport to represent what the actual results of operations of Infinity Corp. and Glori would have been had Coke Field Acquisition and the Business Combination been consummated as of the dates indicated above or any other date or to project Infinity Corp.’s or Glori’s results of operations that may be achieved after the Coke Field Acquisition and the Business Combination.  The pro forma financial data is unaudited, but, in management’s opinion, includes all adjustments, consisting of only normal, recurring adjustments, necessary for a fair presentation of the data, and which are included elsewhere in this Offer to Purchase. The unaudited pro forma book value per share information below does not purport to represent what the value of Infinity Corp. and Glori would have been had the Coke Field Acquisition and the Business Combination been consummated as of the dates indicated above or any other date nor the book value per share for any future date or period.

The information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Infinity Corp.”, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Glori” and Glori’s and Infinity Corp.’s audited and unaudited financial statements and notes thereto included elsewhere in this Offer to Purchase, respectively.

Pro Forma Summary Consolidated Financial Data (unaudited)

Summary Consolidated Statements of Operations:

(in thousands, except per share data)

Summary Consolidated Statements of Operations:

(in thousands, except share and per share data)

	For The Year Ended March 31, 2013		For The Nine Months Ended December 31, 2013
	Combined Pro	Combined Pro forma	Combined Pro	Combined Pro forma
	Forma (Assuming No	(Assuming Maximum	Forma (Assuming No	(Assuming Maximum
	Tender)	Tender)	Tender)	Tender)

Revenues:
Oil and gas revenue	$16,425	$16,425	$13,047	$13,047
Service revenue	1,718	1,718	2,026	2,026
Total revenues	18,143	18,143	15,073	15,073

Operating expenses:
Oil and gas operations	10,447	10,447	9,251	9,251
Services operations	2,115	2,115	1,710	1,710
Science and technology	1,459	1,459	1,315	1,315
Write-off of deferred offering costs	1,492	1,492	126	126
Impairment of oil and gas property	-	-	2,190	2,190
Selling, general and administrative	3,705	3,705	3,627	3,627
Depreciation, depletion and amortization	4,420	4,420	3,516	3,516
Total operating expenses	23,638	23,638	21,735	21,735

Loss from operations	(5,495)	(5,495)	(6,662)	(6,662)

Total other expense	(3,142)	(3,142)	(2,903)	(2,903)

Net loss before taxes on income	(8,637)	(8,637)	(9,565)	(9,565)

Taxes on income	-	-	-	-

Net loss	(8,637)	(8,637)	(9,565)	(9,565)

Net loss per common share basic and diluted	$(0.27)	$(0.31)	$(0.30)	$(0.34)

Weighted average common shares outstanding, basic and diluted	31,934,557	28,247,057	31,934,557	28,247,057

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Summary Consolidated Balance Sheet Data (in thousands ):	As of December 31, 2013
		Combined Pro
	Combined Pro Forma	Forma (Assuming
	(Assuming No Tender)	Maximum Tender)

Cash and cash equivalents	62,060	32,560
Total assets	106,208	76,708
Total current liabilities	10,806	10,806
Total long-term liabilities	22,519	22,519
Total stockholders' equity	72,883	43,383
Total liabilities and stockholders' equity	106,208	76,708

Summary Comparative Historical and Unaudited Pro Forma Per Share Data

		Nine Months
	Year Ended	Ended
	March 31,	December 31,
Historical data per share of Infinity Cross Border Acquisition Corporation	2013	2013
Book value per share as of period end (1)		$5.48

Net loss per ordinary share (3)	$(0.16)	$(0.26)

		Nine Months
	Year Ended	Ended
	December 31,	December 31,
Historical data per share of Glori Energy Inc. and Subsidiaries	2013	2013
Book value per share as of period end (2)		$0.05

Net loss per share, basic and diluted (4)	$(7.08)	$(5.92)

		Nine Months
	Year Ended	Ended
	March 31,	December 31,
Combined pro forma data per share	2013	2013

Assuming no redemptions (5):

Book value per share as of period end		$2.28
Net loss per common share, basic and diluted	$(0.27)	$(0.30)

Assuming maximum redemptions (6):

Book value per share as of period end		$1.54
Net loss per common share, basic and diluted	$(0.31)	$(0.34)

Full pro rata portion of Infinity Cross Border Acquisition's trust account as of December 31, 2013		$8.00

(1)	The book value per share for Infinity Cross Border Acquisition Corp. at December 31, 2013 is calculated by net assets divided by 7,187,500 shares (4,300,751 ordinary shares subject to possible redemption and 2,886,749 ordinary shares).

(2)	The book value per share for Glori Energy Inc. and Subsidiaries at December 31, 2013 is calculated by net assets divided by 48,821,276 shares (3,295,771 ordinary shares and 45,525,505 common shares convertible from preferred shares).

(3)	The net loss per common share for Infinity Cross Border Acquisition Corp. uses a weighted average per share amount of 2,365,902 and 2,845,144 the year ended March 31, 2013 and nine months ended December 31, 2013, respectively. This excludes shares subject to redemption as the result would be anti-dilutive.

(4)	The net loss per common share for Glori Energy Inc. and Subsidiaries uses a weighted average per share amount of 3,060,000 and 3,242,000 the year ended December 31, 2013 and nine months ended December 31, 2013, respectively. This includes common shares only as the impact from the addition of any preferred share or warrant conversion would be anti-dilutive.

(5)	The book value (net assets) per common share and net loss per common share assuming no redemptions takes these pro forma amounts and divides them by the number of shares outstanding of 31,934,557 in the business combination with no redemptions. This excludes effect of warrant conversion as these shares would be anti-dilutive.

(6)	The book value (net assets) per common share and net loss per common share assuming no redemptions takes these pro forma amounts and divides them by the number of shares outstanding of 28,247,057 in the business combination with maximum redemptions. This excludes effect of warrant conversion as these shares would be anti-dilutive.

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THE BUSINESS COMBINATION

General Description of the Redomestication

On January 8, 2014, Infinity Corp., Infinity Acquisition, Merger Sub, the INXB Representative and Glori entered into the Merger Agreement.  Pursuant to the Merger Agreement, immediately prior to the Transaction Merger, Infinity Corp. will effect a merger in which it will merge with and into Infinity Acquisition, a Delaware corporation, with Infinity Acquisition surviving the merger. The Merger Agreement is described below in greater detail under “The Merger Agreement.”  The description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Annex A.

Conversion of Infinity Corp. Securities to Infinity Acquisition Securities in connection with the Redomestication

Pursuant to the terms and conditions of the Merger Agreement, Infinity Corp., the British Virgin Islands business company, will merge with and into Infinity Acquisition, its wholly owned Delaware subsidiary, with Infinity Acquisition surviving the merger.  At the time of the Redomestication:

•	Assuming no Public Shares are tendered pursuant to the Offer, each of the 5,750,000 Public Shares then outstanding will be converted automatically into one substantially equivalent share of Infinity Acquisition’s Common Stock;

•	The 1,437,500 Founder Shares will be converted automatically into 1,437,500 shares of Common Stock which will not be transferable for one year after the completion of the Business Combination except that: (1) 50% of such Common Stock will be released from such lock-up arrangement if the closing price of the Common Stock exceeds $9.60 for any 20 trading days within a 30-trading day period following the consummation of the Business Combination, and (2) the remaining 50% of such Common Stock will be released from such lock-up arrangement if the closing price of the Common Stock exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of the Business Combination.

•	Assuming no Public Warrants are tendered pursuant to the Warrant Tender Offer (as defined below), each of the 5,750,000 Public Warrants will be converted into one warrant to purchase Common Stock, each exercisable for one share of Common Stock at $10.00 per share, or the Infinity Acquisition Warrants;

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•	Each of the 4,820,000 Insider Warrants will be converted into 4,820,000 Insider Warrants of Infinity Acquisition. However, the holders of the Insider Warrants have agreed that Infinity Acquisition has the right to demand that the Insider Warrants be converted into shares of Infinity Common Stock, at a ratio of ten warrants for one share of Infinity Acquisition Common Stock, during the thirty day period commencing 31 days after the consummation of the Business Combination; and

•	The underwriters have agreed to convert the 500,000 unit purchase options of Infinity Corp. held by them or their designees into 100,000 shares of Infinity Acquisition’s Common Stock.

Assuming no Ordinary Shares are tendered pursuant to the Offer and no Public Warrants are tendered pursuant to the Warrant Tender Offer, the Infinity Corp. securities outstanding immediately prior to the Redomestication and the corresponding Infinity Acquisition securities that will be outstanding immediately following the Redomestication are as follows:

Infinity Corp.		Infinity Acquisition

Ordinary Shares (Public Shares)	7,187,500	Common Stock	7,187,500

Ordinary Shares (Founder Shares), which will not be transferable until for one year after the completion of the Business Combination except that: (1) 50% of the Ordinary Shares may be released if the closing price of the Ordinary Shares exceeds $9.60 for any 20 trading days within a 30-trading day period following the consummation of the Business Combination, and (2) the remaining 50% of the Ordinary Shares may be released if the closing price of the Ordinary Shares exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of the Business Combination.	1,437,500	Common Stock, which will not be transferable for one year after the completion of the Business Combination except that: (1) 50% of such Common Stock may be released if the closing price of the Common Stock exceeds $9.60 for any 20 trading days within a 30-trading day period following the consummation of the Business Combination, and (2) the remaining 50% of such Common Stock may be released if the closing price of the Common Stock exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of the Business Combination.	1,437,500

Warrants to purchase one Ordinary Share for a purchase price of $7.00	5,750,000	Warrants to purchase one share of Common Stock for $10.00 (Assuming no Public Warrants are tendered pursuant to the Warrant Tender Offer)	5,750,000

Insider Warrants to purchase one Ordinary Share at $7.00 per share	4,820,000	Insider Warrants to purchase one share of Common Stock at $10.00 per share. Holders of the Insider Warrants have agreed that Infinity Acquisition has the right to demand that the Insider Warrants be converted into shares of Infinity Acquisition Common Stock, at a ratio of ten warrants for one share of Infinity Acquisition Common Stock, during the thirty day period commencing 31 days after the consummation of the Business Combination.	4,820,000

Unit Purchase Options to purchase units at $8.80 per unit, with each unit consisting of one Ordinary Share and one Warrant to purchase one Ordinary Share.	500,000	Common Stock	100,000

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Upon effectiveness of the Redomestication, Infinity Corp. will merge with and into Infinity Acquisition, whereupon the separate corporate existence of Infinity Corp. will cease and Infinity Acquisition will be the surviving corporation.  As a result, Infinity Acquisition will assume all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Infinity Corp., including any and all agreements, covenants, duties and obligations of Infinity Corp. set forth in the Merger Agreement. For further information regarding the Merger Agreement, see “The Merger Agreement.”

General Description of the Transaction Merger; Merger Consideration

Immediately following the Redomestication, Merger Sub, a Delaware corporation and wholly owned subsidiary of Infinity Acquisition, will be merged with and into Glori, with Glori surviving the merger. Pursuant to the terms of the Merger Agreement, in exchange for all of Glori’s outstanding shares and warrants, Infinity Acquisition will issue to the stockholders and warrantholders of Glori 23,584,557 shares of Common Stock on a pro rata basis, with 707,537 of such shares set aside in escrow, and have $25.0 million in cash or in kind, including debt instruments of no more than $2.0 million (including the proceeds of the PIPE Investment, defined below) available in the surviving company for payment of transaction expenses and for working capital purposes. The shares of Common Stock held by the former Glori shareholders and warrantholders, or the Lock-up Common Stock, immediately following the Transaction Merger will be subject to a lock-up agreement, or the Lock-up Agreement. The approximate dollar value of the merger consideration to be paid in Common Stock by Infinity Acquisition pursuant to the Merger Agreement is approximately $188.7 million based on the purchase price of the Ordinary Shares of $8.00 per share .

Prior to the Business Combination, as set forth in Infinity Corp.’s memorandum and articles of association, Infinity Corp. must complete the Offer. Pursuant to the Merger Agreement, Infinity Acquisition will be required to have at least $25.0 million in cash or in kind, including debt instruments of no more than $2.0 million (including the proceeds of the PIPE Investment), to close the Business Combination.

After the Business Combination, assuming no redemptions of Public Shares for cash in the Offer, Infinity Corp.’s current public shareholders will own approximately 18% of Infinity Acquisition, Infinity Corp.’s current directors, officers, Sponsors and affiliates will own approximately 7% of Infinity Acquisition, and the pre-Business Combination stockholders and warrantholders of Glori will own approximately 74% of Infinity Acquisition. After the Business Combination, assuming redemption by holders of 4,750,000 Public Shares for cash in the Offer, Infinity Corp.’s public shareholders will own approximately 3.5% of Infinity Acquisition, Infinity Corp.’s current directors, officers, Sponsors and affiliates will own approximately 12% of Infinity Acquisition, and the pre-Business Combination stockholders and warrantholders of Glori will own approximately 83% of Infinity Acquisition.

The Offer

Under the terms of its memorandum and articles of association, Infinity Corp. is conducting the Offer, prior to the consummation of the Business Combination, to provide the Public Shareholders with the opportunity to redeem their Ordinary Shares for cash equal to $8.00 per Ordinary Share, upon and subject to the consummation of the Business Combination.  See “The Offer.”

Warrant Tender Offer

In connection with Infinity Corp.’s initial public offering, the Infinity Funds collectively committed to offer to purchase up to 5,750,000 of the Infinity Corp. Warrants at a purchase price of $0.60 per warrant in a proposed tender offer that would commence after the announcement of Infinity Corp.’s initial business combination and expire upon the consummation of such initial business combination (the “Warrant Tender Offer”). The purpose of the Warrant Tender Offer is to provide holders of Public Warrants that may not wish to retain their Public Warrants following Infinity Corp.’s initial business combination the possibility of receiving cash for their Public Warrants. The Infinity Funds deposited an aggregate of $3,450,000 with Continental Stock Transfer & Trust Company into a segregated escrow account (representing $0.60 per warrant for up to 5,750,000 warrants) to fund the Warrant Tender Offer. The Infinity Funds have commenced the Warrant Tender Offer. The Warrant Tender Offer will be consummated, if at all, upon the consummation of the Business Combination.

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PIPE Investment

On January 7, 2014, Infinity Corp. and Infinity Acquisition entered into a share purchase agreement with the Sponsors and other investors pursuant to which the Sponsors and the other investors collectively (i) agreed to purchase between $8.5 million and $17.0 million of shares of Common Stock, provided that, at a minimum, the Sponsors and such other investors would purchase that number of shares, at a purchase price of $8.00 per share, necessary to ensure that Infinity Corp. meets the $25.0 million minimum balance requirement set forth in the Merger Agreement (which may be in the form of cash or in kind, including debt instruments), assuming that at least $8.0 million in cash remains in the Trust Account following the consummation of the Offer, and (ii) were granted an option to purchase additional shares of Common Stock (above and beyond the Minimum Commitment) to increase their total investment to a maximum of $25.0 million, such additional investment to be used to provide additional working capital to Infinity Acquisition. It is presently contemplated that at the closing of the PIPE Investment, Petro Hunt (as defined below) may, at its option, contribute to Infinity Acquisition the $2.0 million convertible note Petro-Hunt received at the close of the Petro-Hunt Purchase Agreement in exchange for 250,000 shares of Common Stock in order to satisfy Petro-Hunt’s obligations pursuant to the PIPE Investment. It is not presently contemplated that Infinity Acquisition will receive any other debt instruments or other property as part of the PIPE Investment. The purchase price for the shares to be issued in the PIPE Investment is $8.00 per share. The PIPE Investment will be consummated simultaneously with the closing of the Business Combination. Infinity Acquisition and the investors in the PIPE Investment will also enter into a registration rights agreement that provides for the registration of the Common Stock purchased in the PIPE Investment.

Related Agreements

Prior to the closing of the Transaction Merger, Infinity Acquisition, Glori and the Glori stockholders will enter into the following agreements related to the Transaction Merger.

Escrow Agreement

In connection with the Transaction Merger, Glori, Infinity Acquisition, the INXB Representative and Continental Stock Transfer & Trust Company will enter into an Escrow Agreement, pursuant to which Continental Stock Transfer & Trust Company, as the escrow agent, will hold in escrow the 707,537 shares of Infinity Acquisition Common Stock set aside from the merger consideration and delivered by Infinity Acquisition to the escrow agent at the Closing and any earnings on such shares (other than ordinary income dividends) to satisfy each of Glori’s and Infinity Acquisition’s indemnification obligations under the Merger Agreement. All property in the escrow account, less any amounts reserved for pending indemnification claims, will be released for distribution to the former Glori shareholders and warrantholders on the first anniversary of the Closing.

Lock-Up Agreements

In connection with the Transaction Merger, the former Glori shareholders and warrantholders will be required to enter into a Lock-Up Agreement that will subject them to the same limitations on transferring their shares of Common Stock of Infinity Acquisition received as merger consideration that apply to the Sponsors, such that their shares of Common Stock acquired in the Transaction Merger will not be transferable for one year after the completion of the Business Combination except that: (1) 50% of such Common Stock will be released from such lock-up arrangement if the closing price of the Common Stock exceeds $9.60 for any 20 trading days within a 30-trading day period following the consummation of the Business Combination, (2) 100% of such Common Stock will be released from such lock-up arrangement if the closing price of the Common Stock exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of the Business Combination, and (3) if the Infinity Funds sell the Common Stock they acquired pursuant to the PIPE Investment, up to 42% of the locked-up Common Stock may be released. In the Lock-Up Agreement, the former Glori shareholders and warrantholders also provide a general release of Glori for any pre-Closing claims. The shares of Common Stock issued as Merger Consideration in exchange for Glori’s series C-2 preferred stock are not subject to lock-up.

Registration Rights Agreement

In connection with the Transaction Merger, Infinity Acquisition will enter into a Registration Rights Agreement with the former Glori shareholders and warrantholders that provides for the registration of the Common Stock received as merger consideration. The former Glori shareholders and warrantholders will be entitled to make up to three demands for registration of their shares, excluding short form registration demands, that Infinity Acquisition register such securities for sale under the Securities Act. In addition, the former Glori shareholders and warrantholders will have “piggy-back” registration rights to include their securities in other registration statements filed by Infinity Acquisition.

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The Warrant Amendment

As a condition to entering into the Merger Agreement, Glori required that Infinity Corp. effectuate certain changes with respect to the Infinity Corp. Warrant, which it viewed as fundamental to the Business Combination due to the potential dilution from the Infinity Corp. Warrants and advised that it would not approve the Business Combination unless Infinity Corp. agreed to these changes. Accordingly, Infinity’s board of directors determined that it was necessary to effectuate these changes since Glori would not otherwise approve the Business Combination. Accordingly, to accommodate such requirement and induce Glori to enter into the Merger Agreement, Infinity Corp. obtained written consents from the holders of a majority of the outstanding Infinity Corp. Warrants to approve amendments ( the “Warrant Amendment”) to the warrant agreement for the Infinity Corp. Warrants (the “Warrant Agreement”) to: (i) increase the exercise price of the Infinity Corp. Warrants from $7.00 to $10.00 per ordinary share of Infinity Corp., (ii) increase the redemption price of the Infinity Corp. Warrants from $10.50 to $15.00 per ordinary share of Infinity Corp., (iii) increase the term of the Infinity Corp. Warrants from three years following the consummation of the Business Combination to five years following the consummation of the Business Combination, (iv) delete the provision decreasing the exercise price of the Infinity Corp. Warrants in connection with certain transactions and (v) allow the Infinity Corp. Warrants to be converted into Common Stock, on a one for ten basis, during the 30 day period commencing 31 days after the consummation of the Business Combination. The Warrant Amendment will become effective upon the execution of an amendment to the warrant agreement in connection with the closing of the Business Combination and will apply to the Infinity Acquisition Warrants issued in exchange for the Infinity Corp. Warrants in the Redomestication.

Sponsor Loan

On January 8, 2014, Infinity Corp. borrowed, pursuant to certain non-interest bearing unsecured convertible promissory notes (the “Notes”), an aggregate of $500,000 from Infinity-C.S.V.C. Management Ltd., an affiliate of the Infinity Funds ($250,000) and HH Energy Group, LP, one of the Sponsors ($250,000), for the payment of various expenses in connection with the Business Combination and the Offer. The Notes are due upon consummation of the Business Combination. The Notes may, at the option of each holder, be converted into warrants of the post-business transaction entity at a price of $0.50 per warrant that have identical terms to the Insider Warrants, as set forth in Infinity Corp.’s IPO prospectus. Accordingly, if the Notes are converted by the holders in full, the holders would be issued an aggregate of 1,000,000 warrants of Infinity Acquisition upon consummation of the Business Combination, which warrants would be subject to the terms set forth in the Warrant Amendment. The holders of the Notes have waived all claims against Infinity Corp.’s Trust Account. The holders of the Notes have certain registration rights as described therein. If the Business Combination is not consummated, the Notes will not be repaid from funds in the Trust Account.

The Coke Field Acquisition

On February 4, 2014, Glori Holdings entered into the Petro-Hunt Purchase Agreement to acquire the Coke Field Assets. On March 14, 2014, the Coke Field Acquisition was closed, after being amended to (1) extend the period between signing and closing and (2) reflect the assignment of the Petro-Hunt Purchase Agreement by Glori Holdings to its wholly-owned subsidiary, Glori Energy Production Inc., a Texas corporation. Pursuant to the Petro-Hunt Purchase Agreement, (A) Glori Holdings issued to Petro-Hunt an unsecured, subordinated convertible promissory note for $2.0 million and (2) Glori Energy Production Inc. paid to Petro-Hunt $37,204,396 in cash. The cash portion included a $4.0 million deposit held in escrow following the signing of the Petro-Hunt Purchase Agreement. As of January 1, 2014, the net proved developed producing oil and gas reserves based upon estimates provided by William M. Cobb & Associates, Inc. were 1,749 MBoe (approximately 96% oil and 4% natural gas), and for the month ended December 31, 2013, the average net daily production associated with the Coke Field Assets was 506 Boe per day (approximately 91% oil and 9% natural gas).

C-2 Preferred Issuance

In order to finance the Coke Field Acquisition, on March 13, 2014, Glori entered into the Series C-2 Stock and Warrant Purchase Agreement with certain of its existing shareholders, as more fully described below. Glori sold approximately 1.84 million shares of its series C-2 preferred stock to these purchasers, for proceeds of approximately $5.0 million. Glori’s series C-2 preferred stock has substantially the same rights as Glori’s series C and C-1 preferred stock, which are entitled to distributions of Common Stock at closing as if each share of series C, C-1 and C-2 preferred stock had converted to approximately two shares of Glori Common Stock. However, the series C-2 preferred stock has a senior preference upon liquidation of Glori, and, as discussed above, pursuant to the Registration Rights Agreement and Lock-Up Agreement the shares of Common Stock to be received by holders of Glori’s series C-2 preferred stock will not be subject to lock-up and will have enhanced registration rights relative to other shares of Common Stock to be received by Glori stockholders.

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Senior Secured First Lien Note

On March 14, 2014, Glori Energy Production Inc. entered into the Note Purchase Agreement with the purchasers listed on Schedule 1 thereto and with Stellus Capital Investment Corp. as administrative agent for the benefit of the purchasers. Glori Energy Production Inc. issued an $18.0 million in face value senior secured first lien note, due March 14, 2017, which will be funded net of a 2% origination fee of $360,000. The note bears interest at a varying per annum interest rate equal to LIBOR plus 1000 basis points. The note is to be repaid quarterly, with $112,500 of principal due on the first day of each quarter, plus a percentage Glori Energy Production Inc.’s positive consolidated net cash flow for the preceding quarter, to the extent that such amount exceeds $112,500. The note is secured by a lien on (a) all of the property of Glori Energy Production Inc. and any subsidiaries which may be formed and (b) all of the shares of Glori Energy Production Inc.’s common stock.

Second Lien Secured Term Note

On March 13, 2014, Glori issued a Second Lien Secured Term Note to E.W. Holdings Inc., in the face amount of $4.0 million, due March 14, 2016. The note bears interest at a rate of 12% per annum for the six months following the date of the note, and 20% per annum thereafter. The note must be prepaid 60 days after the earlier of the Closing or after the termination of the Merger Agreement, among other events. Such prepayment will be made at 110% of principal. This note is secured by the personal property of Glori Energy and Glori California Inc., and is subordinated to the Hercules debt.

Shareholder Approvals

Pursuant to Section 23.3 of Infinity Corp.’s memorandum and articles of association, Infinity Corp. may enter into the Business Combination without submitting such Business Combination to its shareholders for approval.  However, Infinity Corp. shareholders will have appraisal rights in relation to the Redomestication.  See “Appraisal Rights – Outline of Plan of Merger.”

Prior to the execution of the Merger Agreement, the stockholders of Glori holding a majority of the issued and outstanding shares of voting stock of Glori executed a written consent in lieu of a stockholder meeting to approve and adopt the Merger Agreement.

Background of the Business Combination

The terms of the Merger Agreement are the result of negotiations between the representatives of Infinity Corp. and Glori. The following is a brief description of the background of these negotiations and the related transactions.

Infinity Corp. is a blank check company formed on April 6, 2011 as a British Virgin Islands business company with limited liability and formed for the purpose of acquiring, engaging in a share exchange, share reconstruction, and amalgamation, contractual control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar business combination with one or more operating businesses or assets, which we refer to throughout as the initial business combination.

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A registration statement for Infinity Corp.’s initial public offering was declared effective on July 19, 2012. Infinity Corp. consummated its initial public offering of 5,000,000 Units on July 25, 2012. The underwriters of the IPO were granted an option to purchase up to an additional 750,000 Units to cover over-allotments, if any. On July 26, 2012, the underwriters exercised the option in full and, on July 27, 2012, the underwriters purchased all of the over-allotment Units. The net proceeds of the initial public offering, together with approximately $2.4 million from Infinity Corp.’s sale of 4,820,000 Insider Warrants, collectively, to the Infinity Funds and the underwriters of our initial public offering, for an aggregate of approximately $46.0 million, were deposited in the Trust Account.

Prior to the consummation of its IPO, neither Infinity Corp., nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with Infinity Corp.

Subsequent to the consummation of the IPO, Infinity Corp. commenced consideration of potential target companies with the objective of consummating an initial business combination. Infinity Corp. met with over fifty potential targets identified by its directors, officers and representatives. Infinity Corp. identified these targets through its network of contacts and worked with consultants to focus on the most relevant businesses. Infinity Corp. originally focused on (although not exclusively) solid profitable businesses with some or all of the following attributes: an enterprise value of between $70 million and $100 million, consistent predictable cash flows, operations in a technology-related sector and Infinity Corp.’s ability to add value to their business in China. Infinity Corp. reviewed the potential acquisition targets based on the same criteria discussed below and used in evaluating the Transaction Merger, including management capabilities, growth opportunities, financial results, competitive position and industry dynamics.

Infinity Corp. attempted to schedule meetings or phone calls with CEOs and senior management of these entities. After discussions with the potential targets that responded to the meeting requests, Infinity Corp. narrowed its focus based on the interest expressed by the potential targets and their suitability as merger partners. During the course of discussions with these targets, Infinity Corp. determined that the dilution inherent in its capital structure, including large numbers of warrants, made it difficult to structure a transaction with a company with an enterprise value of less than $150.0 million. Management determined that targets with larger enterprise values would be less impacted by the dilutive effect of a business combination and would be more open to structuring a transaction. This narrowed the list of potential targets to 20, with whom Infinity Corp. entered into non-disclosure agreements. After intense negotiations with operating businesses having consistent 10-15% annual growth rates, management realized that a target needed to have a higher growth rate to offset the negative effects of the warrant dilution. Infinity Corp. further narrowed its list down to ten targets whose high growth rates and operating success would be most compatible for a business combination. Infinity Corp. negotiated terms and/or letters of intent with the ten targets based on the interest expressed by these targets and Infinity Corp.’s determination as their suitability as merger partners. However, many of those targets preferred to conduct their own initial public offering rather than conduct a reverse merger with a SPAC, including two targets that subsequently conducted their own initial public offerings and were ultimately listed on Nasdaq in 2013.

While between ten and twenty of the potential targets met the criteria set forth in Infinity Corp.’s IPO prospectus, Infinity Corp. decided to enter into the Business Combination with Glori due to its significant potential in China and that it operated in the natural resources sector, a sector which Infinity Corp. identified in its IPO prospectus. In addition, Glori previously filed a registration statement with the SEC and had discussions with investment bankers in connection with its proposed initial public offering in 2012 (which was ultimately aborted due to market conditions). In addition, Infinity Corp. believed that the transaction with Glori was preferable since Glori had the following attributes: (i) management and shareholder support for a transaction, (ii) a high-growth company with a technology-related focus that Infinity Corp. believed it could add value to through its contacts in China, (iii) maintained organized audited financial statements and corporate governance characteristic of a Nasdaq-traded company and (iv) an enterprise valuation high enough that the overhang from the Public Warrants and Insider Warrants, as amended, would not be overly dilutive.

Infinity Corp.’s analysis of the potential targets progressed to the due diligence phase with seven companies(including Glori) for which significant mutual interest was shared by the parties. The first target was eliminated in October 2012 as its management determined that a merger with Infinity Corp. would be too dilutive to its shareholder base. In December 2012, in consideration of the challenges of structuring a transaction with a target with a relatively small market valuation, Infinity Corp.’s board of directors decided that Infinity Corp. should broaden the scope of its search for potential targets to include high growth pre-IPO companies. In December 2012 and January 2013, the second and third targets were eliminated because certain key owners of the targets did not want their companies to become publicly listed through a reverse merger and decided to wait for a standard IPO process.

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In January and February 2013, Infinity Corp. negotiated letters of intent with three separate targets, including two traditional operating businesses with strong profitability and one asset business in a strong growth industry, which we refer to as Company A. The two operating businesses were eliminated in March 2013 because the growth trajectory was not strong enough to justify its listing as a public company via a reverse merger. On March 21, 2013, Infinity Corp.’s board of directors approved the execution of a letter of intent for a business combination with Company A. However, as mentioned below, Infinity Corp. eliminated Company A in November 2013 due to Company A’s inability to obtain foreign regulatory tax approval and board approval for a transaction with Infinity Corp. within Infinity Corp.’s very limited time frame to consummate its initial business combination.

On May 29, 2013, Dan Avnir, a managing director of Bryant Park Capital, an investment bank, sent an e-mail to Eyal Rosenthal, an employee of Infinity-C.S.V.C. Management Ltd., an affiliate of the Infinity Funds (“CSVC Management”), regarding a possible transaction with Glori. Mr. Avnir had a prior relationship with Mr. Rosenthal. Mr. Avnir contacted Mr. Rosenthal regarding Glori after reviewing public information regarding Infinity Corp.

On May 30, 2013, Mr. Rosenthal forwarded the e-mail to Mark Chess, Executive Vice President of Infinity Corp., to inquire whether or not Glori may be a suitable candidate for Infinity Corp. Mr. Chess believed that a transaction with Glori would be more appropriate for one of the Infinity Funds rather than for Infinity Corp., since Infinity Corp. had previously entered into a letter of intent with Company A and Glori was only looking for a $12.0 million investment, an amount far below the $46.0 million held in the Trust Account and the 80% listing requirement of Nasdaq.

On June 11, 2013, Gentry organized a conference call between Mr. Chess and Mr. Rosenthal and Glori’s management team, including Stuart Page and Victor Perez, Glori’s chief executive officer and chief financial officer, respectively. After the call, it was determined that the next step would be for the parties to meet in person. The parties negotiated a non-disclosure agreement during June 2013.

On June 30, 2013, by coincidence, Mr. Chess met with Mr. Ganesh Kishore, a member of Glori’s board of directors, and managing director of the Malaysian Life Sciences Fund at an unrelated meeting. They discussed multiple portfolio companies of mutual interest and Mr. Kishore mentioned to Mr. Chess that one of his best companies was Glori. Mr. Kishore did not know at that time that Mr. Chess had already engaged in discussions with Glori.

On July 1, 2013, Infinity Corp. and Glori executed a non-disclosure agreement and Infinity Corp. began conducting due diligence of Glori, including reviewing Glori’s online data room.

On July 5, 2013, Mr. Chess met with Mr. Page in Houston, Texas. After discussion, both agreed that based on Glori’s considerable traction and low capital needs at the time, a direct investment via one of the Infinity-I China Funds rather than a reverse merger with Infinity Corp. was the correct path to explore. As a next step, Mr. Page sent Mr. Chess a non-confidential presentation highlighting Glori’s opportunities in China.

On July 6, 2013, Mr. Chess sent the presentation to Infinity’s team in China, including. Amir Gal-Or, Infinity Corp.’s co-chief executive officer and president, who then engaged CSVC Management’s Chinese team to determine whether Glori was a suitable investment opportunity for one of the one of the Infinity-I China Funds.

On July 8, 2013, Mr. Chess visited Glori’s headquarters office in Houston, Texas. Mr. Chess met with Mr. Perez, members of Glori’s technical research and development team and Ken Nimitz, Glori’s senior vice president of operations. Mr. Chess toured Glori’s facility and learned more about the integration between Glori’s research and development activities and its operations.

On July 23, 2013, Avishai Silvershatz, Infinity Corp.’s co-chief executive officer and president, participated in a conference call with Mr. Page to learn more about Glori.

On August 15, 2013, Mr. Chess and Mr. Page held a conference call in which Mr. Chess communicated to Mr. Page that the applicability of Glori’s technology to China would be a critical due diligence factor. Mr. Page subsequently sent Mr. Chess information related to data support and case studies related to Glori’s technology performance.

On August 20, 2013, Mr. Chess and Mr. Page held a conference call in which they discussed historical data points related to Glori’s pilots, trials and case studies.

Between August 21, 2013 and September 15, 2013, CSVC Management’s team in China explored Glori’s business opportunities in China.

On September 16, 2013, William Li, a China-based employee of CSVC Management had a conference call with Mr. Page to discuss CSVC Management’s findings and conclusions about opportunities for Glori in China.

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On September 24, 2013, Mr. Li and Mr. Page discussed further Glori’s next steps in China and agreed that they should aim to build a partnership relationship with Petro-King, one of China’s largest oil services providers.

On September 30, 2013, Mr. Page held a conference call with Petro-King’s representatives to discuss Glori’s opportunities via a strategic partnership. At the conclusion of the call, the parties agreed that the next step was for Mr. Page to visit China in person on or about October 22, 2013.

On October 21, 2013, Mr. Chess advised Company A, that the slow pace of the transaction and regulatory challenges to closing the transaction between Infinity Corp. and Company A would force Infinity Corp. to explore other opportunities and talk to other potential target companies about a business combination.

Between October 21 and October 23, 2013, Mr. Page, with the Sponsor’s facilitation, visited China and met with senior executives of Petro-King who introduced him to the chief engineer of CNOOC, one of China’s largest oil companies. Mr. Page believed that the meetings were extremely productive and discussions moved immediately towards a framework agreement between Glori and Petro-King. On January 6, 2014, Glori and Petro-King executed an Agency Representation Agreement, which provided that, among other things, Petro-King will provide marketing and business development services for Glori’s AERO System technology in China.

On October 22, 2013, Mr. Chess met with Mr. Michael Schulhof, a founder and member of Glori’s board of directors. The two discussed Glori’s opportunities in China, and a potential investment of $10.0 million in Glori. Mr. Chess mentioned to Mr. Schulhof that Infinity Corp. had entered into a letter of intent to merge with a separate target but if that transaction does not close and if Glori would consider a larger capital contribution, then a reverse merger between Infinity Corp. and Glori may be a viable alternative.

On October 31, 2013, Mr. Chess and Mr. Page held a conference call in which Mr. Chess advised Mr. Page that, while the Sponsor previously considered investing up to $10.0 million directly into Glori as a private equity investment, it believed that Glori needed substantially more capital to execute its acquisition strategy. In parallel, Mr. Schulhof and Mr. Chess exchanged e-mails about exploring the parallel process of either direct investment of $10.0 million from the Sponsor or a reverse merger between Infinity Corp. and Glori. Mr. Schulhof advised Mr. Chess that he was interested in presenting this option to Glori’s board of directors at a board meeting to be held on November 20, 2013.

On November 5, 2013, Mr. Chess began more extensive due diligence of Glori’s technology, intellectual property, financial projections, customer relationships and property acquisition strategy and received more materials from Mr. Page and Mr. Perez.

On November 9, 2013, Mr. Chess sent a draft letter of intent to Mr. Page and Mr. Perez outlining proposed deal terms for a transaction between Infinity Corp. and Glori.

On November 18, 2013, Mr. Chess communicated to the chairman of Company A that it was likely that Infinity Corp. would terminate the existing letter of intent and negotiate a transaction with another entity.

On November 20, 2013, Mr. Silvershatz and Mr. Chess attended the meeting of Glori’s board of directors in Houston to discuss the letter of intent, timing, logistics and benefits of a transaction with Infinity Corp. In addition, Mr. Silvershatz and Mr. Chess met separately key executives of Glori, including Tom Holland, Michael Pavia, William Bierhaus and Mr. Nimitz. Mr. Silvershatz and Mr. Chess also conducted further due diligence in Houston and met with Sean Rice, a managing director of The Goldman Sachs Group, Inc. Mr. Rice advised Mr. Silvershatz and Mr. Chess that Glori was a good company and that he believed a transaction with Infinity Corp. would be a good intermediate step to proving Glori’s acquisition strategy and utilizing the capital markets to finance its expansion. Mr. Silvershatz and Mr. Chess continued negotiation of the letter of intent with Mr. Page, Mr. Perez and Mr. Matthew Gibbs, a representative of Glori’s board of directors. The parties determined that they would aim to sign the letter of intent by November 28, 2013.

On November 21, 2013, Mr. Silvershatz and Mr. Chess met with Thomas O. Hicks and the members of Hicks Holdings LLC. The parties discussed the transaction with Glori, including the possibility of Hicks Holdings LLC or one of its affiliates (“Hicks”) joining as a co-sponsor of Infinity Corp. and Mr. Hicks joining Infinity Corp.’s board of directors.

On November 26, 2013, Mr. Chess updated Infinity Corp.’s board of directors on the status of the negotiations with Glori as well as the challenges of completing a transaction with Company A. The primary challenge was the unpredictable timeline for foreign regulatory tax approval, which was a condition of such transaction but which may not have occurred with sufficient time for Infinity Corp. to consummate an initial business combination with Company A. Mr. Chess gave the board an overview of the terms of the transaction with Glori, the benefits to Infinity Corp.’s investors, and the challenges of closing a transaction with Glori. These challenges included demands by Glori's board of directors for a minimum balance requirement as well as a significant increase in the exercise price of the Infinity Corp. Warrants, the latter of which would require the approval of a majority of the holders of the Infinity Corp. Warrants. Mr. Chess sent supporting materials to the board members for their review and the board unanimously supported the termination of the letter of intent with Company A and the signing of a letter of intent with Glori.

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On November 27, 2013, Infinity Corp. terminated the letter of intent with Company A.

On November 28, 2013, Infinity Corp. and Glori executed the letter of intent for the Business Combination.

On December 3, 2013, Infinity Corp. executed a term sheet with Hicks to become a co-sponsor of Infinity Corp.

On December 16, 2013, Glori’s board of directors reviewed the transaction terms, received an update from management regarding the status of negotiations with respect to the proposed transaction and deliberated the merits of the proposed transaction. Glori’s board of directors designated a special committee of independent directors (the “Special Committee”) comprised of Mr. John Clarke and Mr. Mark Puckett, to consider the fairness of the proposed transaction to shareholders of Glori. The newly formed Special Committee convened at the conclusion of the board of directors meeting and engaged in further discussion of the proposed transaction and determined to engage an outside advisory firm to provide a fairness opinion to the Special Committee.

On December 17, 2013, Mr. Silvershatz, Mr. Chess, Mr. Page and Mr. Rick Neuman, a partner at Hicks Holdings LLC, held meetings in New York City with multiple investment banks to discuss the transaction and the related road show.

On December 20, 2013, the Special Committee reconvened to engage in further discussion of the merits of the proposed transaction. The Special Committee also interviewed Stout Risius Ross, Inc. (“S.R.R.”) to provide a fairness opinion for the proposed Transaction Merger. At the conclusion of the meeting, the Special Committee determined to engage S.R.R.

Between December 2, 2013 and January 7, 2014, Infinity Corp., Glori and their respective counsels conducted due diligence and negotiated the terms and forms of the Merger Agreement and related agreements.

On December 26, 2013, the directors of Infinity Corp. held a conference call to review the Glori transaction and consider the Merger Agreement and related agreements. Mr. Chess and Infinity Corp.’s counsel discussed the structure and anticipated timing of the transaction. After discussion, Infinity Corp.’s board approved the Business Combination, the Merger Agreement and the related agreements.

On January 2, 2014, Glori’s board of directors reconvened and were provided with a preliminary report from the Special Committee. Glori’s board of directors also received advice from counsel regarding issues associated with the proposed transaction and further deliberated the merits of the proposed transaction.

On January 6, 2014, the Special Committee convened and reviewed an analysis of S.R.R. as to the transaction. Also on January 6, 2014, Glori’s board of directors reconvened and the Special Committee provided a summary of its evaluation of the financial analysis of the proposed transaction by S.R.R. and other items it had considered and recommended the proposed transaction subject to receipt of a final fairness opinion from S.R.R.

On January 7, 2014, the Glori board convened a final meeting and discussed the final terms of the PIPE Investment.

On January 7, 2014, Mr. Hicks joined the board of directors of Infinity Corp. In connection with Mr. Hicks’ appointment, the Infinity Funds sold 575,000 Founder Shares to HH Energy Group, LP, an affiliate of Mr. Hicks.

On January 7, 2014, Infinity Corp. and Infinity Acquisition entered into the share purchase agreement for the PIPE Investment with the Sponsors and other investors.

On January 8, 2014, Glori’s board of directors received the S.R.R. fairness opinion, which had been delivered to the Special Committee, and unanimously approved the transaction pursuant to a written consent.

On January 8, 2014, the parties finalized and executed the Merger Agreement and related agreements and issued a press release announcing the Business Combination.

On January 8, 2014, the parties finalized and executed the Merger Agreement and related agreements and issued a press release announcing the Business Combination.

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On January 10, 2014, Infinity Corp. commenced the Offer.

On January 14, 2014, the Infinity Funds commenced the Warrant Tender Offer.

On January 16, 2014 Infinity Corp. filed with the SEC the Registration Statement to register the issuance of the Infinity Acquisition shares of Common Stock and Public Warrants to be issued in connection with the Redomestication.

 On February 20, 2014, Glori’s board of directors approved, by written consent, the First Merger Agreement Amendment reflecting the Coke Field Acquisition.

On February 20, 2014, Infinity Corp.’s board of directors approved, by written consent, the Merger Agreement Amendment reflecting the Coke Field Acquisition. Infinity Corp.’s decision to acquire Glori was based on the thesis that public equity would enable Glori to aggressively pursue its oil field acquisition strategy. Substantially all of the funds remaining in the Trust Account subsequent to the Business Combination will be dedicated to acquiring oil fields that will utilize Glori's AERO System technology. While Infinity Corp. considered the Coke Field Acquisition to be an important step in implementing Glori’s oil acquisition strategy, such acquisition was not a prerequisite for Infinity Corp.’s decision to acquire Glori.

On March 13, 2014, Glori’s board of directors approved, by written consent, the Second Merger Agreement Amendment reflecting the issuance of Glori’s series C-2 preferred stock and the related increase in the merger consideration.

On March 18, 2014, Infinity Corp.’s board of directors approved, by written consent, the Second Merger Agreement Amendment reflecting the issuance of Glori’s series C-2 preferred stock and the related increase in the merger consideration.

Ownership of Infinity Corp. Shareholders in the Business Combination

After the Business Combination, assuming no redemptions of Public Shares for cash in the Offer, Infinity Corp.’s current public shareholders will own approximately 18% of Infinity Acquisition, Infinity Corp.’s current directors, officers, Sponsors and affiliates will own approximately 7% of Infinity Acquisition, and the pre-Business Combination stockholders and warrantholders of Glori will own approximately 74% of Infinity Acquisition. After the Business Combination, assuming redemption by holders of 4,750,000 Ordinary Shares for cash in the Offer, Infinity Corp.’s public shareholders will own approximately 3.5% of Infinity Acquisition, Infinity Corp.’s current directors, officers, Sponsors and affiliates will own approximately 12% of Infinity Acquisition, and the pre-Business Combination stockholders and warrantholders of Glori will own approximately 83% of Infinity Acquisition.

Interests of Certain Persons in the Business Combination

Infinity Corp.’s directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of its shareholders, including:

•	If the proposed Business Combination is not completed by the Business Combination Deadline, Infinity Corp. will be required to liquidate. In such event, the 1,437,500 Founder Shares held by the Sponsors, and the 4,381,818 Sponsors Warrants collectively owned by the Infinity Funds will expire worthless. Such Founder Shares had an aggregate market value of approximately $11.5 million based on the closing price of the Ordinary Shares of $7.97 on Nasdaq as of March 24, 2014. Such Sponsors Warrants had an aggregate market value of approximately $3.4 million based on the closing price of the Infinity Corp. Warrants of $0.77, on Nasdaq as of March 24, 2014. The Initial Shareholders purchased the 1,437,500 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.022 per share, and the 4,381,818 Sponsors Warrants for an aggregate purchase price of approximately $2.2 million, or $0.50 per Sponsors Warrant.

•	Unless Infinity Corp. consummates the Business Combination, its officers, directors and Sponsors will not receive reimbursement for any out-of-pocket expenses incurred by them. As of the date of this Offer to Purchase, Infinity Corp.’s officers, directors and Sponsors were entitled to $75,000 in reimbursable expenses. As a result, the financial interest of Infinity Corp.’s officers, directors and Sponsors or their affiliates could influence its officers’ and directors’ motivation in pursuing Glori as a target and therefore there may have been a conflict of interest when the directors and officers determined that the Business Combination was in Infinity Corp. shareholders’ best interests.

•	As of the date of this Offer to Purchase, our Sponsors have made loans to Infinity Corp. in the aggregate amount of $500,000. In the event of liquidation, Infinity Corp. will not be able to repay the loans to our Sponsors.

•	Infinity Corp.’s Sponsors have contractually agreed that, if Infinity Corp. liquidates prior to the consummation of a business combination, they will be liable to ensure that the proceeds in the Trust Account are not reduced below $8.00 per share by the claims of target businesses or claims of vendors or other entities that are owed money by Infinity Corp. for services rendered or contracted for or products sold to it, subject to certain limitations.

•	If the Business Combination with Glori is completed, Mark Chess and Thomas O. Hicks, affiliates of Infinity Corp., will serve as directors of the combined company.

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•	If the Business Combination with Glori is completed, Infinity Corp.’s officers, directors or consultants may receive up to an aggregate of $400,000 as determined by Infinity Corp.’s board of directors. In the event of liquidation, Infinity Corp.’s officers and directors will not receive any such fees.

•	The exercise of Infinity Corp.’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in the best interests of Infinity Corp.’s shareholders.

Based on the foregoing, Infinity Corp.’s Sponsors have a financial interest in consummating any business combination, thereby resulting in a conflict of interest. Infinity Corp.’s Sponsors or their affiliates could influence Infinity Corp.’s officers’ and directors’ motivation in pursuing Glori as a target and therefore there may have been a conflict of interest when the directors and officers determined that the Business Combination was in Infinity Corp. shareholders’ best interests.

Anticipated Accounting Treatment

It is anticipated that the Transaction Merger will be accounted for as a “reverse merger” and recapitalization since Glori’s shareholders will control the combined company immediately following the completion of the Business Combination. Glori believes that this transaction is contemplated by ASC 805-40-05-2, ASC 805-40-25-1 and ASC 805-40-30-1. In this case, the public company, Infinity Acquisition, is the legal acquirer, but the private company, Glori, will be the accounting acquirer. Infinity Corp.’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of Glori after the consummation of the Transaction Merger. Accordingly, the assets and liabilities and the historical operations that will be reflected in the financial statements will be those of Glori and will be recorded at the historical cost basis of Glori.  As such, Glori further believes that this transaction qualifies as a reverse merger, in that the owners of the private entity, Glori, will have control, both quantitatively and qualitatively, over the combined entity after the transaction, with the (minority) shareholders of the former public corporation continuing only as minority investors.

After the Transaction Merger, Glori will maintain its fiscal year end of December 31, as opposed to conforming to the fiscal year end of Infinity Acquisition of March 31; therefore the financial information to be included in the Form 8-K to be filed by Infinity Acquisition within four days of completing the Business Combination and in subsequent periodic reports may differ from the current presentation.

THE MERGER AGREEMENT

This section describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is incorporated herein by reference. Shareholders and other interested parties are urged to read the Merger Agreement, as amended, a copy of which is attached as Annex A hereto, in its entirety because it is the primary legal document that governs the Business Combination. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Merger Agreement.

The Merger Agreement has been included to provide information regarding the terms of the Business Combination. The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement  Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty to the extent material to an investment decision have been included in this Offer to Purchase and we are not aware of any other specific material facts that contradict the representations or warranties in the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Infinity Acquisition and Glori do not believe that these schedules contain information that is material to an investment decision. The representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this Offer to Purchase.

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General Description of the Merger Agreement

The parties to the Merger Agreement are Infinity Corp., Infinity Acquisition, Merger Sub, Glori and the INXB Representative. Pursuant to the Merger Agreement, Infinity Corp., a British Virgin Islands business company, will effect the Redomestication. Immediately following the Redomestication, Infinity Acquisition will effect the Transaction Merger.

In the Redomestication, the outstanding equity securities of Infinity Corp. will be cancelled and the holders of the outstanding Ordinary Shares of Infinity Corp. Warrants will receive substantially identical securities of Infinity Acquisition. In the Transaction Merger, the outstanding shares of capital stock and warrants of Glori will be cancelled in exchange for the right to receive in the aggregate 23,584,557 shares of Common Stock, subject to the amount withheld for escrow, as described below, with holders of Glori preferred stock being treated on an as-converted to Glori common stock basis. Outstanding options of Glori will be replaced with substantially equivalent options of Infinity Acquisition, with the number of shares of Common Stock that can be acquired thereunder and the exercise price of such options revised based on the exchange ratio of Glori common stock for Infinity Acquisition Common Stock implied by the merger consideration.

As a result of the consummation of the Business Combination, Infinity Corp. will cease to exist and the equity holders of Infinity Corp. will instead own, along with the former equity holders of Glori, the outstanding equity securities of Infinity Acquisition, and Glori will be a wholly-owned subsidiary of Infinity Acquisition. Immediately after the Closing, the former shareholders and warrantholders of Glori will own a majority of the outstanding shares of Infinity Acquisition.

In connection with the consummation of the Transaction Merger with Glori, Infinity Corp. is conducting the Offer for the outstanding Infinity Corp. Public Shares for cash as described in the Offer. However, there can be no assurance that we will be able to consummate the Transaction Merger with Glori.

Merger Consideration in the Transaction Merger

As consideration in the Transaction Merger, Infinity Acquisition (as the successor to Infinity Corp. in the Redomestication) will issue to the shareholders and warrantholders of Glori 23,584,557 shares of Common Stock at the closing of the Business Combination (the “Closing”), with 707,537 of such shares of Common Stock (or 3% of the total merger consideration) set aside in escrow for one year after the Closing to satisfy any indemnification claims under the Merger Agreement. Immediately after the Closing, the former shareholders and warrantholders of Glori will own a majority of the outstanding shares of Infinity Acquisition. Each shareholder and warrantholder of Glori will receive a share of the merger consideration calculated pro rata, based on the number of outstanding shares of Glori common stock owned by each shareholder (treating shares of Glori preferred stock on an as-converted to Glori common stock basis) and the number of shares of Glori common stock which can be acquired by each warrantholder (treating warrants for Glori preferred stock on an as-converted to common stock basis), taking into account the exercise price of such warrants. Each shareholder and warrantholder of Glori will also share in the burden of the escrow on the same pro rata basis. The former Glori shareholders and warrantholders will also be required to enter into Lock-Up Agreements restricting the transfer of the securities that they receive in the Transaction Merger, as described below under the section “Lock-Up Agreements.”

Redomestication and Glori Shares Conversion

Immediately prior to the Transaction Merger, Infinity Corp. will be merged with and into Infinity Acquisition, whereupon the separate corporate existence of Infinity Corp. will cease and Infinity Acquisition will continue as the surviving corporation. In connection with the Redomestication, Infinity Corp.’s issued and outstanding capital stock will be converted as follows:

•	Assuming no Public Shares are tendered pursuant to the Offer, each of the 5,750,000 Public Shares then outstanding will be converted automatically into one substantially equivalent share of Common Stock of Infinity Acquisition.

•	The 1,437,500 Founder Shares will be converted automatically into 1,437,500 shares of Common Stock which will not be transferable for one year after the completion of the Business Combination except that: (1) 50% of such Common Stock will be released from such lock-up arrangement if the closing price of the Common Stock exceeds $9.60 for any 20 trading days within a 30-trading day period following the consummation of the Business Combination, and (2) the remaining 50% of such Common Stock will be released from such lock-up arrangement if the closing price of the Common Stock exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of the Business Combination.

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•	Assuming no Public Warrants are tendered pursuant to the Warrant Tender Offer, each of the 5,750,000 Public Warrants of Infinity Corp. will be converted into one substantially equivalent warrant to purchase Common Stock of Infinity Acquisition, each exercisable for one share of Common Stock at $10.00 per share (each such warrant also referred to herein as an Infinity Acquisition Warrant).

•	Each of the 4,820,000 Insider Warrants will be converted into 4,820,000 Insider Warrants of Infinity Acquisition. However, the holders of the Insider Warrants have agreed that Infinity Acquisition has the right to demand that the Insider Warrants be converted into shares of Infinity Acquisition Common Stock, at a ratio of ten warrants for one share of Infinity Acquisition Common Stock, during the thirty day period commencing 31 days after the consummation of the Business Combination; and

•	The underwriters have agreed to convert the 500,000 unit purchase options of Infinity Corp. held by them or their designees into 100,000 shares of Infinity Acquisition’s Common Stock.

Infinity Acquisition has filed the Registration Statement to register the shares of Infinity Acquisition Common Stock and Warrants to be issued to the holders of Infinity Corp.’s Ordinary Shares and Warrants in the Redomestication.

In the Transaction Merger, all outstanding shares of common stock and preferred stock of Glori will be terminated and in exchange therefor the holders thereof will be entitled to receive their portion of the merger consideration as described above, with holders of Glori preferred stock being treated on an as-converted to Glori common stock basis after giving effect to the Series C/C-1 Preference. All such capital stock in Glori along with the outstanding Glori warrants will be terminated as a result of the Transaction Merger and in exchange therefor, the holders thereof shall be entitled to receive their share of the merger consideration described above.

Outstanding options of Glori will be replaced with substantially equivalent options of Infinity Acquisition (including an identical vesting schedule, except that no replacement options will be exercisable until at least one year after the Closing, except for certain exceptions for employees whose employment is terminated prior to such time), with the number of shares of Common Stock that can be acquired thereunder and the exercise price of such options revised based on the exchange ratio of Glori common stock for Infinity Acquisition Common Stock implied by the merger consideration (including the escrowed shares), subject to the portion subject to forfeiture as described below. In order to align the merger consideration received by the Glori optionholders and Glori stockholders, 3% of each Infinity Acquisition option issued in this exchange will be subject to potential forfeiture and an additional lockup arrangement preventing exercise, in each case, that is directly tied to the shares set aside in escrow from the merger consideration for indemnification obligations, as more fully described below under the section “ Indemnification and Escrow ”. In order to issue the replacement options, Glori’s stock option plan will be adopted by Infinity Acquisition with modifications to certain terms, including a proportional adjustment to the number of total awards available under the plan.

Post-Business Combination Ownership of Infinity Acquisition

After the Business Combination, assuming no redemptions of Public Shares for cash in the Offer, Infinity Corp.’s current public shareholders will own approximately 18% of Infinity Acquisition, Infinity Corp.’s current directors, officers, Sponsors and affiliates will own approximately 7% of Infinity Acquisition, and the pre-Business Combination stockholders and warrantholders of Glori will own approximately 74% of Infinity Acquisition. After the Business Combination, assuming redemption by holders of 4,750,000 Ordinary Shares for cash in the Offer, Infinity Corp.’s public shareholders will own approximately 3.5% of Infinity Acquisition, Infinity Corp.’s current directors, officers, Sponsors and affiliates will own approximately 12% of Infinity Acquisition, and the pre-Business Combination stockholders and warrantholders of Glori will own approximately 83% of Infinity Acquisition.

Minimum Balance Requirement

To consummate the Transaction Merger, there must be at least $25.0 million in cash or in kind, including debt instruments, held by Infinity Acquisition (such requirement is referred to herein as the “Minimum Balance Requirement”), including any amounts remaining in the Trust Account after taking into account the Ordinary Shares that are tendered in the Offer and any amounts received from the PIPE Investment, which will be consummated effective at the Closing in an amount between $8.5 million and $25.0 million. It is presently contemplated that at the closing of the PIPE Investment, Petro Hunt may, at its option, contribute to Infinity Acquisition the $2.0 million convertible note Petro-Hunt received at the close of the Petro-Hunt Purchase Agreement in exchange for 250,000 shares of Common Stock. The agreement to accept in kind contributions as part of the Minimum Balance Requirement was negotiated as a term of the PIPE Investment between the parties thereto. It is not presently contemplated that Infinity Acquisition will receive any other debt instruments or other property which will be counted as part of the Minimum Balance Requirement. The balance held by Infinity Acquisition will be used at the Closing to pay (1) certain Business Combination-related expenses, including a fee of $860,000 payable to EBC and up to an aggregate of $400,000 payable to Infinity Corp.’s officers or directors or other persons for consulting services, in any case, as determined by Infinity Corp.’s board of directors in connection with the consummation of the Business Combination, (2) advisory fees and (3) deferred legal fees from Infinity Corp.’s IPO. The remaining cash in Infinity Acquisition will be used for general corporate purposes.

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Closing of the Business Combination

The Business Combination is expected to be consummated no later than five business days following the satisfaction or waiver of the conditions described below under the subsection entitled “Conditions to Closing of the Business Combination,” unless the parties agree in writing to hold the Closing at another time but no later than April 25, 2014. The Redomestication will occur immediately prior to the Transaction Merger.

Conditions to Closing of the Business Combination

The obligations of the parties to the Merger Agreement to consummate the Transaction Merger are subject to the satisfaction (or waiver by each other party) of the following specified conditions set forth in the Merger Agreement before consummation of the Transaction Merger:

•	The Offer and the Warrant Tender Offer shall have been completed;

•	The SEC shall have declared the Registration Statement relating to the Redomestication effective, and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued;

•	The Redomestication shall have been consummated and the applicable filings made in the appropriate jurisdictions;

•	The waiting period (and any extension thereof) applicable to the consummation of the Merger Agreement under any anti-trust laws shall have expired or been terminated;

•	All consents, approvals, notices and filings required to be obtained from or made with any governmental authority or certain other third parties in order to consummate the transactions contemplated by the Merger Agreement shall have been obtained or made;

•	No provisions of any applicable law and no order shall prohibit the consummation of the Closing; and

•	There shall not be any action brought by a third party non-affiliate to enjoin or otherwise restrict the consummation of the Closing.

The obligation of Glori to consummate the Transaction Merger is subject to satisfaction (or waiver in writing by Glori) of the following additional conditions:

•	the representations and warranties of Infinity Corp., Infinity Acquisition and Merger Sub contained in the Merger Agreement and in any certificate or other writing delivered by them pursuant to the Merger Agreement shall be true and correct on and as of the date of the Closing, as if made on such date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date) and (ii) any failures to be true and correct that do not materially and adversely affect Infinity Corp.’s, Infinity Acquisition’s or Merger Sub’s ability consummate the transactions contemplated by the Merger Agreement;

•	each of Infinity Corp., Infinity Acquisition and Merger Sub shall have performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the date of the Closing;

•	no fact, event, occurrence, change or effect shall have occurred since the date of the Merger Agreement that would reasonably be expected to have a material adverse effect on any of Infinity Corp., Infinity Acquisition or Merger Sub;

•	Glori shall have received a certificate signed by an authorized officer of each of Infinity Corp., Infinity Acquisition and Merger Sub regarding the first three points;

•	Glori shall have received a certificate signed by the secretary of each of Infinity Corp., Infinity Acquisition and Merger Sub certifying with respect to such entity as to its organizational documents, approval of the Merger Agreement and the other ancillary agreements and the consummation of the transactions contemplated thereby, and the incumbency of its officers authorized to execute the Merger Agreement and the other ancillary agreements;

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•	Glori shall have received good standing certificates for each of Infinity Corp., Infinity Acquisition and Merger Sub;

•	The PIPE Investment shall have been consummated for at least $8.5 million in cash or in kind, including debt instruments;

•	The Minimum Balance Requirement shall have been met, with the Infinity Corp. expenses (excluding certain commissions payable to brokers, investment bankers or financial advisors) payable at or after the closing not exceeding $3.0 million;

•	The Warrant Amendment shall have become effective;

•	Glori shall have received a legal opinion from counsel to Infinity Corp.;

•	Glori shall have received a fully-executed copy of the Escrow Agreement;

•	Infinity Corp.’s Ordinary Shares and Public Warrants shall be listed on Nasdaq on the date of the Closing, prior to the Redomestication;

•	Glori shall have received copies of the Lock-Up Agreement executed by Infinity Acquisition and the INXB Representative and the Registration Rights Agreement executed by Infinity; and

•	Glori shall have received a legal opinion from Infinity Acquisition’s counsel.

The obligation of each of Infinity Corp., Infinity Acquisition and Merger Sub to consummate the Business Combination is subject to satisfaction of the following conditions (or waiver in writing by Infinity Corp.):

•	the representations and warranties of Glori contained in the Merger Agreement and in any certificate or other writing delivered by it pursuant to the Merger Agreement shall be true and correct on and as of the date of the Closing, as if made on such date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date) and (ii) any failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on, or with respect to, Glori or its subsidiaries;

•	Glori shall have performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the date of the Closing;

•	no fact, event, occurrence, change or effect shall have occurred since the date of the Merger Agreement that would reasonably be expected to have a material adverse effect on Glori or its subsidiaries;

•	Infinity Acquisition shall have received a certificate signed by an authorized officer of Glori regarding the first three points;

•	Infinity Acquisition shall have received a certificate signed by the secretary of Glori certifying with respect to Glori as to its organizational documents, approval of the Merger Agreement and the other ancillary agreements and the consummation of the transactions contemplated thereby, and the incumbency of its officers authorized to execute the Merger Agreement and the other ancillary agreements;

•	Infinity Acquisition shall have received good standing certificates for Glori and its subsidiaries organized in jurisdictions where good standings are readily obtainable;

•	Infinity Acquisition shall have received employment agreements from certain executive officers and key employees of Glori and its subsidiaries;

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•	Infinity Acquisition shall have received Lock-Up Agreements and the Registration Rights Agreement from each Glori shareholder and warrantholder (except for dissenting shareholders);

•	Infinity Acquisition shall have received Warrant Termination Agreements from each Glori warrantholder;

•	Infinity Acquisition shall have received an Escrow Agreement executed by Glori and the escrow agent;

•	Infinity Acquisition shall have received a legal opinion from Glori’s counsel;

•	Infinity Acquisition shall have received a certificate that meets the requirements of Treasury Regulation Section 1.897-2(h)(1); and

•	The total consolidated indebtedness of Glori and its subsidiaries shall not exceed $6.0 million and the consolidated cash on hand of Glori and its subsidiaries (net of outstanding checks) shall be at least $15.0 million, both as modified for, as applicable, indebtedness incurred or cash used between the date of the Merger Agreement and the date of the Closing as the purchase price to acquire material assets or business of another person or entity that is permitted under the Merger Agreement.

Waivers

If permitted under applicable law, either Infinity Corp. or Glori may waive any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the Merger Agreement. There can be no assurance that all of the conditions will be satisfied or waived. The First Merger Agreement Amendment includes a waiver by Infinity Corp. of Glori’s failure to obtain Warrant Termination Agreements from certain of Glori’s warrantholders. The Second Merger Agreement Amendment includes a waiver by Infinity Corp. of Glori’s failure to obtain Warrant Termination Agreements from certain of Glori’s stockholders who have received warrants for Glori’s series C-2 preferred stock in connection with their purchase of shares of Glori’s series C-2 preferred stock.

Termination

The Merger Agreement may be terminated prior to the Closing as follows:

•	By mutual written agreement of Infinity Corp. and Glori.

•	By written notice by any party to the Merger Agreement if any of the closing conditions set forth in the Merger Agreement have not been satisfied by the Business Combination Deadline. However, this right to terminate will not be available to a party to the Merger Agreement if the intentional failure by such party to fulfill any of the other party’s Closing conditions under the Merger Agreement has been the cause of, or resulted in, the failure of the Business Combination to occur on or before the Business Combination Date.

•	By written notice by any party to the Merger Agreement if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Business Combination or the other transactions contemplated by the Merger Agreement, and such order or other action has become final and non-appealable. However, this right to terminate will not be available to any party the Merger Agreement whose failure to comply with any provision of the Merger Agreement has been a substantial cause of, or substantially resulted in, such action by such governmental authority.

•	By written notice by Glori, if (i) there has been a breach by Infinity Corp., Infinity Acquisition or Merger Sub of any of their respective representations, warranties, covenants or agreements contained in the Merger Agreement, or if any representation or warranty of such party shall have become untrue or inaccurate, in any case, which would result in a failure of the related closing conditions described above to be satisfied, and (ii) such breach or inaccuracy is incapable of being cured or is not cured within the earlier of 20 days after written notice of such breach or inaccuracy is provided by Glori or the Business Combination Deadline.

•	By written notice by Infinity Corp. or Infinity Acquisition, if (i) there has been a breach by Glori of any of its representations, warranties, covenants or agreements contained in the Merger Agreement, or if any representation or warranty of Glori shall have become untrue or inaccurate, in any case, which would result in a failure of the related closing conditions described above to be satisfied, and (ii) such breach or inaccuracy is incapable of being cured or is not cured within the earlier of 20 days after written notice of such breach or inaccuracy is provided by Infinity Acquisition or its affiliates or the Business Combination Deadline.

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In the event that Glori, on the one hand, or Infinity Corp. or Infinity Acquisition, on the other hand, terminates the Merger Agreement prior to the Closing due to a breach by the other party as described above, the breaching party shall be required to pay the other party a termination fee equal to 75% of its expenses (up to a maximum of $300,000) incurred in connection with the Merger Agreement and the transactions contemplated thereby.

Fees and Expenses

All expenses incurred in connection with the Merger Agreement and the Business Combination prior to the Closing will be paid by the party incurring such expense; provided, however, in the event the Business Combination is completed, Infinity Acquisition will use its cash to pay fees of Infinity Corp. related to the Business Combination.

As a result of the Business Combination, Infinity Acquisition will owe EBC an advisory fee equal to $860,000, and fees for other advisors it may engage, which will be paid at the Closing with the cash in Infinity Acquisition. The board of directors of Infinity Corp. currently anticipates that if the Closing occurs, it will also pay to its officers, directors and consultants fees in an aggregate amount of $400,000 in connection with the consummation of the Business Combination.

As a result of the Business Combination, at Closing Glori will owe Gentry Capital Advisors LLC, its prior financial advisor, a fee of $400,000 for its services in introducing Infinity Corp. to Glori. In addition, Glori will owe (i) $125,000 in advisory fees to S.S.R. Financial Solutions, (ii) $200,000 in advisory fees to Goldman Sachs, and (iii) accounting and legal fees.

Management and Board of Directors Following the Business Combination

Immediately following the Closing, the board of directors of Infinity Acquisition will have a staggered structure with two classes of directors (A and B) serving two year terms, with the initial tenure for the Class A directors being one year and the initial tenure for the Class B directors being two years. The board shall consist of twelve members, ten of whom shall be the directors of Glori prior to the Closing and the remaining two of whom shall be appointed by Infinity Acquisition prior to the Closing or by the INXB Representative thereafter. It is presently contemplated that Mark Chess, Executive Vice President of Infinity Corp., Thomas O. Hicks, a director of Infinity Corp., John Clarke, Dr. Ganesh Kishore and Mark Puckett will each serve as a Class B director, and that Stuart Page, Matthew Gibbs, Jonathan Schulhof, Michael Schulhof, Larry Aschebrook, and Damon L. Rawie will each serve as a Class A director. The parties will work together to ensure that a majority of the directors qualify as independent directors under the rules of the SEC and NASDAQ. Following the Closing, the officers of Glori shall serve as the officers of Infinity Acquisition.

Tender Offers

Prior to the Closing, Infinity Corp. is obligated by its memorandum and articles of association to undertake the Offer pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act. Through the Offer, shareholders of Infinity Corp. are being provided with the opportunity to redeem their Public Shares for $8.00 per share upon the consummation of the Business Combination.

Additionally, prior to the Closing, the Infinity Funds are obligated to undertake the Warrant Tender Offer to purchase all of the issued and outstanding Public Warrants of Infinity Corp. for $0.60 per warrant. The purpose of the Warrant Tender Offer is to provide holders of such warrants that may not wish to retain their warrants following Infinity Corp.’s initial business combination the possibility of receiving cash for their warrants. The Infinity Funds deposited an aggregate of $3,450,000 with Continental Stock Transfer & Trust Company into a segregated escrow account (representing $0.60 per warrant for up to 5,750,000 warrants) to fund the Warrant Tender Offer. The Infinity Funds have commenced the Warrant Tender Offer. The Warrant Tender Offer will be consummated, if at all, upon the consummation of the Business Combination.

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Representations and Warranties

In the Merger Agreement, Glori makes certain customary representations and warranties to Infinity Corp., Infinity Acquisition and Merger Sub. These representations and warranties, among others, relate to the following: (1) Due Organization and Good Standing; (2) Authorization; Binding Agreement; (3) Capitalization; (4) Subsidiaries; (5) Governmental Approvals; (6) Non-Contravention; (7) Financial Statements; (8) Absence of Certain Changes; (9) Compliance with Laws; (10) Permits; (11) Litigation; (12) Material Contracts; (13) Intellectual Property; (14) Taxes and Returns; (15) Real Property; (16) Personal Property; (17) Title to and Sufficiency of Assets; (18) Employee Matters; (19) Employee Benefit Plans and ERISA; (20) Environmental Matters; (21) Transactions with Related Persons; (22) Insurance; (23) Top Customers and Suppliers; (24) Books and Records; (25) Accounts Receivable; (26) Oil and Gas Matters; (27) Ethical Business Practices; (28) Money Laundering Laws; (29) OFAC; (30) Investment Company Act; (31) Finders and Investment Bankers; (32) Independent Investigation; (33) Information Supplied; and (34) Disclosure.

In the Merger Agreement, each of Infinity Corp., Infinity Acquisition and Merger Sub makes certain customary representations and warranties to Glori. These representations and warranties, among others, relate to the following: (1) Due Organization and Good Standing; (2) Authorization; Binding Agreement; (3) Governmental Approvals; (4) Non-Contravention; (5) Capitalization; (6) SEC Filings and Financial Statements; (7) Absence of Certain Changes; (8) Compliance with Laws; (9) Actions; Orders; Permits; (10) Taxes and Returns; (11) Employees and Employee Benefit Plans; (12) Intellectual Property; (13) Real and Personal Property; (14) Material Contracts; (15) Transactions with Affiliates; (16) Investment Company Act; (17) Finders and Brokers; (18) Trust Account; (19) Ownership of Purchaser Securities; (20) Ethical Business Practices; (21) Money Laundering Laws; (22) OFAC; (23) Insurance; (24) Nasdaq Fair Market Value Determination; (25) PIPE Investment; (26) Warrant Amendment; (27) Infinity Corp. UPO Termination; (28) Warrant Conversion Agreement; and (29) Independent Investigation.

Certain of the representations and warranties are qualified by materiality or material adverse effect.  For the purposes of the Merger Agreement, material adverse effect means, with respect to any specified person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, liabilities, results of operations, prospects or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole, or (b) the ability of such person or any of its subsidiaries to consummate the transactions contemplated by the Merger Agreement on a timely basis. However, it excludes any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following: (i) general changes in the financial or securities markets or general economic or political conditions in the United States or any other country or region in which such person or any of its subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such person or any of its subsidiaries principally operate; (iii) changes in U.S. generally accepting accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such person and its subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such person and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (except that the underlying cause of any such failure may be considered in determining whether a material adverse effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); and (vi), with respect to Infinity Corp., the consummation and effects of the Offer or the Warrant Tender Offer; provided that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) above shall be taken into account in determining whether a material adverse effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such person or any of its subsidiaries compared to other participants in the industries in which such person or any of its subsidiaries primarily conducts its businesses.

Covenants of the Parties

Each of Infinity Corp. and Glori has agreed to use their commercially reasonable efforts to take all necessary actions to effect the Business Combination and to comply as promptly as practicable with all requirements of governmental authorities applicable to the Business Combination. Each of Infinity and Glori also covenanted to conduct its business in the ordinary course of business consistent with past practice, to comply with all applicable laws and to preserve its business and assets and to not take, without the prior consent of the other party, certain specified actions. Glori also agreed to provide Infinity Corp. with periodic financial statements until the Closing.

Infinity Corp. agreed to keep current and timely file its public filings with the SEC and otherwise comply in all material respects with all applicable securities laws, and to use its commercially reasonable efforts to maintain the Nasdaq listing of the Ordinary Shares and Public Warrants.

The Merger Agreement contains covenants by the parties with respect to the Offer and the Warrant Tender Offer, as well as with respect to the Registration Statement to register the issuance of the Infinity Acquisition shares of Common Stock and Public Warrants to be issued in connection with the Redomestication.

Glori also agreed to enter into a Warrant Termination Agreement with each Glori warrantholder within ten business days after the date of the Merger Agreement and to amend its charter to clarify the preferred stock distribution provisions applicable to the Business Combination.

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The Merger Agreement also contains customary covenants related to access to properties and information, confidentiality, exclusivity and notification.

Indemnification and Escrow

Until the first anniversary of the date of the Closing, (i) Glori has agreed to indemnify Infinity Acquisition and its affiliates from any damages arising from any breach of any representation, warranty or covenant made by Glori and (ii) Infinity Acquisition has agreed to indemnify Glori from any damages arising from any breach of any representation, warranty or covenant for any pre-Closing period made by Infinity Corp., Infinity Acquisition or Merger Sub. However, except with respect to certain fundamental representations and fraud-related claims, neither party has any liability for indemnification until the related losses of Infinity Acquisition and its affiliates or Glori and its affiliates, as applicable, exceed $1.0 million in the aggregate, and then only amounts in excess of $1.0 million in the aggregate will be subject to indemnification.

Any indemnification claims against either Glori or Infinity Acquisition will be paid from the escrow account maintained by Continental Stock Transfer & Trust Company as the escrow agent under the Escrow Agreement to be entered by Glori, the INXB Representative and the escrow agent. The escrow account will consist of the 707,537 shares of Infinity Acquisition Common Stock delivered by Infinity Acquisition to the escrow agent at the Closing and any earnings on such shares other than ordinary income dividends. Each party’s indemnification obligations under the Merger Agreement will be limited to the property then remaining in the escrow account. All property in the escrow account, less any amounts reserved for pending indemnification claims, will be released on the first anniversary of the Closing for distribution to the former Glori shareholders and warrantholders, and the amounts reserved for pending claims will be distributed either to Infinity Acquisition or to the former Glori shareholders and warrantholders upon final resolution of such claims. All ordinary income dividends on the escrowed shares will be paid to the former Glori shareholders and warrantholders promptly after such dividends are paid by Infinity Acquisition and will not be retained in the escrow account.

The INXB Representative will represent Infinity Acquisition and its affiliates in connection with any indemnification claims made by or against Infinity Acquisition or its affiliates under the Merger Agreement. Glori will represent itself and its affiliates in connection with any indemnification claim made by or against Glori or its affiliates under the Merger Agreement.

In order to align the merger consideration received by the Glori optionholders and Glori stockholders, 3% of each Infinity Acquisition option issued in exchange for a Glori option as part of the Transaction Merger will be subject to potential forfeiture and an additional lockup arrangement preventing exercise, in each case, that is directly tied to the shares set aside in escrow from the merger consideration for indemnification obligations. If there is a successful indemnification claim made against Glori by Infinity Acquisition, a portion of each such Infinity Acquisition option will be forfeited in the same ratio that the escrow shares used to pay the indemnification claim bear to the total aggregate merger consideration, and if there are any escrow shares that are retained in escrow after one year to secure pending indemnification claims, a similar proportion of each Infinity Acquisition option will not be exercisable until such escrow shares are released to the Exchange Agent for distribution to the Glori stockholders and optionholders upon final resolution of such pending claims.

Trust Account Waiver

Glori agreed that it will not have any right, title, interest or claim of any kind in or to any monies in the Trust Account, and will not make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between Infinity Corp. and Glori, the Merger Agreement or any other matter, although Infinity Acquisition will have all rights of Infinity Corp. to any distributions made to Infinity Corp. upon consummation of the Business Combination after giving effect to distributions made by the trustee to holders of Ordinary Shares that tender their Ordinary Shares in the Offer and the payment of expenses incurred by or on behalf of Infinity Corp.

Public Announcements

Infinity Corp. and Glori agreed not to make any public announcement with respect to the Merger Agreement or the Transaction Merger without the prior written consent of the other parties, except to the extent required by applicable law or the rules and regulations of a securities exchange, and in such case the party making such announcement shall provide the other parties with reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

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Related Agreements

This section describes the material provisions of certain additional agreements to be entered into pursuant to the Merger Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof.  The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements, copies of which have been filed by Infinity Corp. with the SEC.  Shareholders and other interested parties are urged to read such Related Agreements in their entirety.

Escrow Agreement

In connection with the Transaction Merger, Glori, Infinity Acquisition, the INXB Representative and Continental Stock Transfer & Trust Company will enter into an Escrow Agreement, pursuant to which Continental Stock Transfer & Trust Company, as the escrow agent, will hold in escrow the 707,537 shares of Infinity Acquisition Common Stock set aside from the merger consideration and delivered by Infinity Acquisition to the escrow agent at the Closing and any earnings on such shares (other than ordinary income dividends) to satisfy each of Glori’s and Infinity Acquisition’s indemnification obligations under the Merger Agreement. All property in the escrow account, less any amounts reserved for pending indemnification claims, will be released for distribution to the former Glori shareholders and warrantholders on the first anniversary of the Closing.

Lock-Up Agreements

In connection with the Transaction Merger, the former Glori shareholders and warrantholders will be required to enter into a Lock-Up Agreement that will subject them to the same limitations on transferring their shares of Common Stock of Infinity Acquisition received as merger consideration that apply to the Sponsors, such that their shares of Common Stock acquired in the Transaction Merger will not be transferable for one year after the completion of the Business Combination except that: (1) 50% of such Common Stock will be released from such lock-up arrangement if the closing price of the Common Stock exceeds $9.60 for any 20 trading days within a 30-trading day period following the consummation of the Business Combination, (2) 100% of such Common Stock will be released from such lock-up arrangement if the closing price of the Common Stock exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of the Business Combination, and (3) if the Infinity Funds sell the Common Stock they acquire pursuant to the PIPE Investment, up to 42% of the Lock-up Common Stock subject to the Lock-Up Agreements may be released. In the Lock-Up Agreements, the former Glori shareholders and warrantholders also provide a general release of Glori for any pre-Closing claims. The shares of Common Stock issued as Merger Consideration in exchange for Glori’s series C-2 preferred stock are not subject to lock-up.

Registration Rights Agreement

In connection with the Transaction Merger, Infinity Acquisition will enter into a Registration Rights Agreement with the former Glori shareholders and warrantholders that provides for the registration of the Common Stock received as merger consideration. The former Glori shareholders and warrantholders will be entitled to make up to three demands, excluding short form registration demands, that Infinity Acquisition register such securities for sale under the Securities Act. In addition, the former Glori shareholders and warrantholders will have “piggy-back” registration rights to include their securities in other registration statements filed by Infinity Acquisition.

Infinity Corp.’s Reasons to Enter into the Transaction

At its meeting on December 26, 2013, the board of directors of Infinity Corp. voted unanimously to enter into the Merger Agreement and complete the Business Combination with Glori.  The board of directors of Infinity Corp. concluded that the Business Combination and the related transactions are in the best interests of Infinity Corp.’s shareholders and that the consideration to be paid in the Transaction Merger with Glori and the related transactions is fair to Infinity Corp.

The board of directors of Infinity Corp. considered many factors in making its decision, including but not limited to:

•	various industry and financial data;

•	Glori’s operational information and financial data supplied by Glori’s management;

•	Glori’s high-growth prospects;

•	Glori’s ability to benefit from Infinity Corp.’s contacts in China;

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•	certain forward looking assumptions and projections of Glori’s industry, market and business;

•	certain valuation metrics that were compiled in order to determine that the consideration to be paid in the Transaction Merger with Glori and the related transactions is fair, from a financial perspective, to Infinity Corp. and in the best interests of Infinity Corp. and its shareholders;

•	the potential value to Infinity Corp. shareholders who choose to participate in the business combination;

•	the likelihood of being able to complete a business combination with Glori;

•	the fact that the Infinity Corp. shareholders would have an opportunity to tender their Public Shares for cash if any of them decided not to participate in the Business Combination with Glori;

•	the challenge of meeting the $25.0 million minimum balance requirement; and

•	the challenge of obtaining the approval of a majority of the holders of the Infinity Corp. Warrants to significantly increase the exercise price of the Infinity Corp. Warrants.

Infinity Corp.’s board of directors did not assign relative weights to the specific factors it considered, but instead considered the transaction as a whole and found it to be overall favorable to the Infinity Corp. shareholders. The Infinity Corp. board of directors unanimously approved the Business Combination.  The Infinity Corp. board of directors did not obtain a fairness opinion in connection with the proposed Business Combination.

Glori’s Reasons to Enter into the Transaction

On January 8, 2014, Glori’s board of directors unanimously agreed to enter into the Merger Agreement and to recommend that Glori shareholders approve the Merger Agreement. In the course of reaching its decision to adopt the Merger Agreement, Glori’s board of directors consulted with Glori’s management, as well as its outside legal counsel and carefully considered the following material factors:

•	certain financial data, due diligence and publically available materials with respect to Infinity Corp.;

•	information concerning the business, operations, competitive position and prospects of Glori following the Transaction Merger;

•	the ability of Infinity Acquisition to have access to U.S. capital markets upon completion of the Transaction Merger and to effect acquisitions of oil and gas assets;

•	the amount and form of the consideration to be received by Glori stockholders in the Transaction Merger;

•	that the Minimum Balance Requirement would provide working capital to Infinity Acquisition;

•	the intended treatment of the Transaction Merger as a tax-free reorganization for U.S. federal income tax purposes;

•	the role that Glori’s current management is expected to play in the management of Infinity Acquisition;

•	the ability of Infinity Acquisition to attract and retain additional employees due to its status as a public company;

•	the experience and resources associated with Infinity Acquisition;

•	that ten members of Glori’s board of directors would become directors of Infinity Acquisition and that Glori’s Chairman would become the chairman of Infinity Acquisition; and

•	the availability of appraisal rights under Delaware law for Glori stockholders who do not vote in favor of the Transaction Merger.

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In view of the number and wide variety of factors considered in connection with its evaluation of the Transaction Merger and the complexity of these matters, Glori’s board of directors did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered. In addition, the Glori board of directors did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to its ultimate determination or assign any particular weight to any factor, but conducted an overall analysis of the factors described above, including through discussions with Glori’s management. In considering the factors described above, individual members of the board of directors may have given different weight to different factors. Glori’s board of directors considered all of the above factors together and, on the whole, considered them to be favorable to, and to support, its determination.

THE OFFER

Number of Ordinary Shares; Purchase Price; No Proration

Number of Ordinary Shares

Upon the terms and subject to certain conditions of the Offer, we will purchase up to 4,750,000 Ordinary Shares validly tendered and not properly withdrawn, in accordance with the “Withdrawal Rights” described below, before the Expiration Date, at a Purchase Price of $8.00 per share, net to the seller in cash, without interest, for an aggregate Purchase Price of up to $38.0 million, as further described below under the heading “Purchase Price.”

In accordance with the rules of the SEC, in the event that more than 4,750,000 Ordinary Shares are validly tendered and not properly withdrawn in the Offer, we may, and we expressly reserve our right to, accept for payment an additional amount of shares pursuant to the 2% Increase without amending the Offer or extending the Expiration Date.  If any of the Offer conditions are not met, we may amend, terminate or extend the Offer.  If we terminate the Offer, we will NOT: (1) purchase any Ordinary Shares pursuant to the Offer or (2) consummate the Business Combination in accordance with the terms of the Merger Agreement.

Only Ordinary Shares validly tendered and not properly withdrawn will be purchased pursuant to the Offer.  All Ordinary Shares tendered and not purchased pursuant to the Offer will be returned to the tendering shareholders at our expense promptly following our termination of the Offer or the Expiration Date.

Purchase Price

The Purchase Price is $8.00   per share.  Pursuant to our memorandum and articles of association, the Purchase Price has been calculated based on the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (all of which may be released to Infinity Corp.) but net of taxes payable, divided by the total number of outstanding Ordinary Shares sold as part of the Units in our initial public offering.  We are required to conduct the Offer in accordance with the terms of our memorandum and articles of association.

If we modify the price that may be paid for Ordinary Shares from $8.00, then the Offer must remain open for at least 10 business days following the date that notice of the modification is first published, sent or given.  For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m.  through 12:00 midnight, New York City time.  See “The Offer — Extensions of the Offer; Termination; Amendment.”

No Proration

There will be no proration in the event of an over-subscription of the Offer.

In order for the Business Combination to be consummated, and without giving effect to any purchases pursuant to the 2% Increase, no more than 4,750,000 Ordinary Shares can be validly tendered and not properly withdrawn pursuant to the Offer.  If more than 4,750,000 Ordinary Shares are validly tendered and not properly withdrawn, and we do not exercise our right pursuant to the 2% Increase to purchase additional Ordinary Shares, or if we are unable to satisfy the other Offer conditions, we may amend, terminate or extend the Offer.  Accordingly, we will not offer proration in the Offer.  If we terminate the Offer, we will NOT: (1) purchase any Ordinary Shares pursuant to the Offer or (2) consummate the Business Combination in accordance with the terms of the Merger Agreement, and we will promptly return all Ordinary Shares delivered pursuant to the Offer at our expense upon expiration or termination of the Offer.   See “The Merger Agreement — Conditions to Closing of the Business Combination” for a description of conditions to consummation of the Business Combination.

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This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Public Shares and will be furnished to brokers, dealers and other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on Infinity Corp.’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Ordinary Shares.

Purpose of the Offer; Certain Effects of the Offer

Purpose of the Offer

Infinity Corp., Infinity Acquisition, Merger Sub, the INXB Representative, and Glori executed the Merger Agreement on January 8, 2014.  In connection with the Business Combination, Infinity Acquisition is offering to purchase up to 4,750,000 of its outstanding Ordinary Shares as contemplated by the Offer.  The Offer provides our shareholders an opportunity to have Infinity Corp. redeem their Ordinary Shares for a pro-rata portion of our Trust Account as required by our memorandum and articles of association, and as disclosed in the prospectus for our initial public offering.

Our intention is to consummate the Business Combination.  Our board of directors has unanimously (1) approved the Offer, (2) declared the advisability of the Business Combination and approved the Merger Agreement, the agreements and the transactions contemplated thereby and (3) determined that the Business Combination is in the best interests of the shareholders of Infinity Corp. and, if consummated, would constitute our initial business combination pursuant to our memorandum and articles of association.  If you tender your Ordinary Shares pursuant to the Offer, you will not be participating in the Business Combination because you will not hold Common Stock in Infinity Acquisition following the consummation of the Business Combination.   Therefore, our board of directors unanimously recommends that you do not accept the Offer with respect to your Ordinary Shares.

The members of our board of directors will directly benefit from the Business Combination and have interests in the Business Combination that may be different from, or in addition to, the interests of Infinity Corp. shareholders.  See “The Business Combination — Interests of Certain Persons in the Business Combination.”  You must make your own decision as to whether to tender your Ordinary Shares pursuant to the Offer and, if so, how many Ordinary Shares to tender.  In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer.  You should discuss whether to tender your Ordinary Shares with your broker, if any, or other financial advisor.

Certain Effects of the Offer

$38.0 million will be required to purchase the Ordinary Shares in the Offer at the Purchase Price of $8.00 per share if the Offer is fully subscribed.  Of the approximate $46.0 million in the Trust Account, Infinity Corp. intends to retain an amount of cash no less than $8.0 million after giving effect to redemptions (but not including expenses, deferred IPO expenses or the proceeds of the PIPE Investment) in order to satisfy the Merger Condition.  We estimate approximately $3.0   million of the $8.0 million will be required to pay fees and expenses specifically related to the Offer and Business Combination, including costs for legal, accounting, printing and EDGAR filings, services of the Information Agent and Depositary for distribution and handling of the Offer materials and other services related to the Offer.   These fees and expenses will also include an advisory fee equal to $860,000   to EBC, $100,000 of deferred legal fees from Infinity Corp.’s initial public offering and up to an aggregate of $400,000 payable to Infinity Corp.’s officers, directors and consultants, as determined by Infinity Corp.’s board of directors.

The purchase of Ordinary Shares in the Offer will be funded by Infinity Corp. from the initial public offering proceeds held in our Trust Account, which will be released to us upon consummation of the Business Combination.  Assuming the Business Combination is successfully completed, we believe that our anticipated financial condition, any cash flow and access to capital will provide us with adequate financial resources to meet our working capital requirements and to fund our activities.

Our securities are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC.  Infinity Acquisition has filed the Registration Statement with the SEC to register the distribution of the securities issuable by Infinity Acquisition to Infinity Corp.’s shareholders and warrantholders in connection with the Redomestication.  Once the Infinity Acquisition securities are registered under the Exchange Act, Infinity Acquisition will become subject to similar disclosure requirements.  In addition, Infinity Corp.’s Ordinary Shares, Warrants and Units are currently listed on Nasdaq.  In connection with the Redomestication, assuming you do not tender your Ordinary Shares, you will exchange your Ordinary Shares for shares of Common Stock in Infinity Acquisition.  Infinity Acquisition has submitted an application to Nasdaq to list the Common Stock and Infinity Acquisition Warrants following the Business Combination; however, there can be no assurance concerning Infinity Acquisition’s ability to meet Nasdaq’s qualification standards.  See “Risk Factors — Risk Factors Relating to the Offer” and “— Risk Factors Relating to the Business Combination.”

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Ordinary Shares acquired pursuant to the Offer will initially be held as treasury shares, but will be cancelled in connection with the Redomestication.

Except as disclosed in this Offer to Purchase, including, without limitation, under the headings “The Business Combination,” “The Merger Agreement,” “The Business Combination — Related Agreements,” “The Offer—Material U.S. Federal Income Tax Considerations,” “Material Differences in the Rights of Infinity Corp. Shareholders Following the Business Combination” and “Price Range of Securities and Dividends,” Infinity Corp. currently has no active plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation involving Infinity Corp.;

•	any purchase, sale or transfer of a material amount of assets of Infinity Corp.;

•	any material change in Infinity Corp.’s present dividend rate or policy, indebtedness or capitalization;

•	any change in Infinity Corp.’s present board of directors or management;

•	any other material change in Infinity Corp.’s business;

•	any class of equity securities becoming eligible to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association;

•	any class of equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of Infinity Corp.’s obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of any material amount of additional securities of Infinity Corp., or the disposition of any material amount of securities of Infinity Corp.; or

•	any changes to Infinity Corp.’s memorandum and articles of association.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

Procedures for Tendering Shares

Valid Tender of Ordinary Shares

For a shareholder to make a valid tender of Ordinary Shares pursuant to the Offer, the Depositary must receive, at its address set forth on the back cover of this Offer to Purchase, and prior to the Expiration Date, the certificates for the Ordinary Shares you wish to tender, or confirmation of receipt of the Ordinary Shares pursuant to the procedure for book-entry transfer described below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other required documents.

If a broker, dealer, commercial bank, trust company or other nominee holds your Ordinary Shares, you must contact your broker or nominee to tender your shares.  It is likely they have an earlier deadline for you to act to instruct them to tender shares on your behalf.  We urge shareholders who hold Ordinary Shares through nominees to consult their nominees to determine whether transaction costs may apply if shareholders tender Ordinary Shares through the nominees and not directly to the Depositary.

Units and Warrants

The Offer is only for Ordinary Shares.  No Units or Infinity Corp. Warrants tendered will be accepted and will be promptly returned.  We have outstanding Units comprised of an Ordinary Share and an Infinity Corp. Warrant.  You may tender Ordinary Shares that are included in Units, but to do so you must separate such Ordinary Shares from the Units prior to tendering them.

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To separate your Ordinary Shares from the Units, you must instruct your broker to do so for Units held by a broker, dealer, commercial bank, trust company or other nominee on your behalf.  Your broker must send written instructions by facsimile to our transfer agent, Continental Stock Transfer & Trust Company, Attention: Reorganization Dept.   at (212) 616-7617.  Such written instructions must include the number of Units to be split and the nominee holding such Units.  Your broker must also initiate electronically, using Depository Trust Company’s (“ DTC ”) DWAC (Deposit Withdrawal at Custodian) System, a withdrawal of the relevant Units and a deposit of an equal number of Ordinary Shares and Infinity Corp. Warrants.  This must be completed far enough in advance of the Expiration Date to permit your broker to tender pursuant to the Offer the Ordinary Shares received upon the split up of the Units.  While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation.  If you fail to cause your Ordinary Shares to be separated in a timely manner before the Offer expires, you will likely not be able to validly tender your Ordinary Shares prior to the Expiration Date.

If you hold Units registered in your own name, you must deliver the certificate for such Units to our transfer agent, Continental Stock Transfer & Trust Company at 17 Battery Place, 8th Floor, New York, New York 10004, Attention: Reorganization Dept., with written instructions to separate such Units into Ordinary Shares and Infinity Corp. Warrants.  This must be completed far enough in advance of the Expiration Date to permit the mailing of the certificates for Ordinary Shares back to you so that you may then tender pursuant to the Offer the share certificates received upon the split up of the Units.

Signature Guarantees

No signature guarantee will be required on a Letter of Transmittal if:

•	the registered holder of the Ordinary Shares (including, for purposes hereof, any participant in DTC whose name appears on a security position listing as the owner of the Ordinary Shares) tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•	Ordinary Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “eligible institution”). See Instruction 1 to the Letter of Transmittal.

Except as described above, all signatures on any Letter of Transmittal for shares tendered must be guaranteed by an eligible institution.  If a certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Ordinary Shares not purchased or tendered are to be issued and returned, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder or owner appears on the certificate, with the signatures on the certificate guaranteed by an eligible institution.

In all cases, payment for Ordinary Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the Ordinary Shares tendered (or a timely confirmation of the book-entry transfer of the securities into the Depositary’s account at DTC, as described above), a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Method of Delivery

The method of delivery of all documents, including certificates for Ordinary Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering shareholder.  Ordinary Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation).  If delivery is by mail, we recommend registered mail with return receipt requested, properly insured.  In all cases, sufficient time should be allowed to ensure timely delivery.

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Book-Entry Delivery

For purposes of the Offer, the Depositary will establish an account with respect to the Ordinary Shares at DTC within two business days after the date of this Offer to Purchase.  Any financial institution that is a participant in DTC’s system may make book-entry delivery of securities by causing DTC to transfer those Ordinary Shares into the Depositary’s account in accordance with DTC’s procedures for that transfer.  Although delivery of Ordinary Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at its address on the back cover of this Offer to Purchase prior to the Expiration Date.  For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday, or U.S. federal holiday and consists of the time period from 12:01 a.m.  through 12:00 midnight, New York City time.

The confirmation of a book-entry transfer of shares into the Depositary’s account at DTC is referred to herein as “book-entry confirmation.”  Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the DTC participant tendering shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Infinity Corp. may enforce such agreement against the DTC participant.

Return of Unpurchased Ordinary Shares

If any tendered shares are not purchased, or if less than all Ordinary Shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased Ordinary Shares will be returned promptly after the expiration or termination of the Offer or, in the case of shares tendered by book-entry transfer at DTC, the securities will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder.

Tendering Shareholders’ Representations and Warranties; Tender Constitutes an Agreement

It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender securities for such person’s own account unless at the time of tender and at the Expiration Date such person has a “net long position” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the securities or equivalent securities at least equal to the securities being tendered and will deliver or cause to be delivered such securities for the purpose of tendering to us within the period specified in the Offer.  A tender of securities made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) such shareholder has a “net long position” in securities or the equivalent securities at least equal to the securities being tendered within the meaning of Rule 14e-4 and (ii) such tender of securities complies with Rule 14e-4.

A tender of securities made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the securities, and the same will not be subject to any adverse claim or right.  Any such tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the shares tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.  A tender of securities made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering shareholder that: (i) the Offer is discretionary and may be extended, modified, or terminated by us as provided herein; (ii) such shareholder is voluntarily participating in the Offer; (iii) the future value of our Ordinary Shares is unknown and cannot be predicted with certainty; (iv) such shareholder has been advised to read this entire Offer to Purchase, including the Appendix thereto; (v) such shareholder has been advised to consult his, her or its tax and financial advisors with regard to how the Offer will impact the tendering shareholder’s specific situation; (vi) any foreign exchange obligations triggered by such shareholder’s tender of Ordinary Shares or receipt of proceeds are solely his, her or its responsibility; and (vii) regardless of any action that we take with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of securities, such shareholder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility.  In that regard, a tender of Ordinary Shares shall authorize us to withhold all applicable Tax Items potentially payable by a tendering shareholder.  Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to certain conditions of the Offer.

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Determination of Validity; Rejection of Ordinary Shares; Waiver of Defects; No Obligation to Give Notice of Defects

All questions as to the number of Ordinary Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of Ordinary Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction.  We reserve the absolute right prior to the Expiration Date to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful.  We also reserve the absolute right, subject to applicable law, to waive any waivable conditions of the Offer with respect to all tendered shares or waive any defect or irregularity in any tender with respect to any particular securities or any particular shareholder whether or not we waive similar defects or irregularities relating thereto in the case of other shareholders.  No tender of securities will be deemed to have been validly made until all defects or irregularities have been cured or waived.  We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares.  None of Infinity Corp., the Information Agent, the Depositary or any other person will be under any duty to give notification of defects or irregularities in tenders or incur any liability for failure to give any such notification.  Our interpretation of the terms of and conditions to the Offer, including each Letter of Transmittal and the instructions thereto, will be final and binding on all parties, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction.  By tendering Ordinary Shares, you agree to accept all decisions we make concerning these matters and waive any rights you might otherwise have to challenge those decisions.

Lost or Destroyed Certificates

If any certificate representing Ordinary Shares has been lost, destroyed or stolen, the shareholder should complete the Letter of Transmittal, indicate the certificate(s) representing Ordinary Shares is lost and return it to the Depositary.  The shareholder will then be instructed as to the steps that must be taken in order to replace the certificate.  The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been completed.  Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Withdrawal Rights

You may withdraw Ordinary Shares that you have previously tendered pursuant to the Offer at any time prior to the Expiration Date, namely 11:59 p.m. on April 10, 2014.  In addition, unless we have already accepted your tendered Ordinary Shares for payment, you may withdraw your tendered Ordinary Shares at any time after 11:59 p.m., New York City time on March 10, 2014. Except as this section otherwise provides, tenders of Ordinary Shares are irrevocable.

For a withdrawal to be effective, a valid written notice of withdrawal must (i) be received in a timely manner by the Depositary at the address set forth on the back cover of this Offer to Purchase and (ii) specify the name of the person having tendered the Ordinary Shares to be withdrawn, the number of Ordinary Shares to be withdrawn and the name of the registered holder of the Ordinary Shares to be withdrawn, if different from the name of the person who tendered the shares.  To be effective, a notice of withdrawal must be in writing.

If a shareholder has used more than one Letter of Transmittal or has otherwise tendered Ordinary Shares in more than one group of Ordinary Shares, the shareholder may withdraw Ordinary Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If certificates for Ordinary Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the shareholder must submit the serial numbers shown on those certificates to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.  If Ordinary Shares have been delivered in accordance with the procedures for book-entry transfer described in “Procedures for Tendering Shares” above, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.

Withdrawals of tenders of Ordinary Shares may not be rescinded, and any Ordinary Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer.  Withdrawn securities may be retendered at any time prior to the Expiration Date by again following one of the procedures described in this section.

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All questions as to the form and validity, including the time of receipt, of notices of withdrawal, will be determined by us, in our sole discretion, and our determination will be final and binding on all parties subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction.  We reserve the absolute right to waive any defect or irregularity in the withdrawal of securities by any shareholder, whether we waive similar defects or irregularities in the case of other shareholders.  None of Infinity Corp., the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

If we extend the Offer, are delayed in our purchase of securities or are unable to purchase securities pursuant to the Offer for any reason, then, without prejudice to our rights pursuant to the Offer, the Depositary may, subject to applicable law, retain tendered Ordinary Shares on our behalf.  Such Ordinary Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this section.  Our reservation of the right to delay payment for Ordinary Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

Purchase of Shares and Payment of Purchase Price

Promptly following the Expiration Date (but in no event later than three business days after the Expiration Date), we will accept for payment and pay for (and thereby purchase) up to 4,750,000 Ordinary Shares validly tendered and not properly withdrawn prior to the Expiration Date. There will be no proration in the event more than 4,750,000 Ordinary Shares are validly tendered and not properly withdrawn in the Offer.  If more than 4,750,000 Ordinary Shares have been validly tendered and not properly withdrawn prior to the Expiration Date, or if any of the Offer conditions, including the Merger Condition has not been satisfied, we will either extend the Offer or terminate the Offer and will promptly return all Ordinary Shares tendered at our expense.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the terms and conditions of the Offer, Ordinary Shares that are validly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Ordinary Shares for payment pursuant to the Offer.

In all cases, payment for Ordinary Shares tendered and accepted for payment in the Offer will be made promptly, but only after timely receipt by the Depositary of certificates for Ordinary Shares, or a timely book-entry confirmation of Ordinary Shares into the Depositary’s account at the DTC, a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any other required documents.  In no event shall payment for Ordinary Shares tendered be made unless the Maximum Tender Condition and Merger Condition have been satisfied.  We will make prompt payment upon satisfaction of the Offer conditions, but in no event later than three business days after the Expiration Date.

Infinity Corp. will pay for Ordinary Shares purchased in the Offer by transferring funds held in the Trust Account sufficient to pay the aggregate Purchase Price to the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to tendering shareholders.

Certificates for all Ordinary Shares tendered and not purchased will be returned or, in the case of Ordinary Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the broker/dealer participant who delivered the securities, to the tendering shareholder at our expense promptly after the Expiration Date or termination of the Offer, without expense to the tendering shareholders.

Under no circumstances will we pay interest on the Purchase Price, including, but not limited to, by reason of any delay in making payment.  In addition, if certain events occur, we may not be obligated to purchase Ordinary Shares pursuant to the Offer.  See “Conditions of the Offer” below.

We will not pay any transfer taxes, if any, payable on the transfer to us of Ordinary Shares purchased pursuant to the Offer.  If payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Ordinary Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price, as applicable, unless satisfactory evidence of the payment of the transfer taxes, or exemption from payment of the transfer taxes, is submitted.

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We urge shareholders who hold Ordinary Shares through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender Ordinary Shares through their nominee and not directly to the Depositary.

Conditions of the Offer

All the conditions of the Offer within the control of Infinity Corp. must be satisfied or waived prior to the Expiration Date (as the same may be extended).  Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the rights and obligations of Infinity Corp. to extend, terminate or modify the Offer (subject to the terms and conditions of the Merger Agreement), Infinity Corp. (i) shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 13e-4(f)(5) and Rule 14e-1(c) under the Exchange Act (relating to the obligation of Infinity Corp. to pay for or return tendered Ordinary Shares promptly after termination or withdrawal, respectively, of the Offer), pay for, or may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Ordinary Shares and (ii) may terminate or amend the Offer as to Ordinary Shares not then paid for, in the event that at the then-scheduled Expiration Date or immediately prior to such payment,

•	the Maximum Tender Condition, subject to our right to accept for payment an additional amount of shares pursuant to the 2% Increase, prior to the Expiration Date, or the Merger Condition have not been satisfied. For a description of the conditions to the Transaction, see “Merger Agreement — Conditions to Closing of the Business Combination”; and

•	the other Offer conditions have not been satisfied.

We may not waive the Merger Condition and may not make a material change which imposes additional conditions to the Offer (including changing the Purchase Price) inconsistent with those conditions described herein, without the prior written consent of Glori.

Furthermore, we will not accept for payment, purchase or pay for any Ordinary Shares tendered, and may amend the Offer or may postpone, in accordance with Rule 13e-4(f)(5) and Rule 14e-1(c) under the Exchange Act, the acceptance for payment of, or the purchase of and the payment for Ordinary Shares tendered until the SEC has advised us that they have no further comment with respect to the Offer and its related documents unless we have earlier terminated the Offer. We intend to extend the term of the Offer until such time, and intend to provide interim amendments to the Offer electronically via filings with the SEC to the shareholders. Upon notification from the SEC that it has no further comment regarding the Offer, to the extent the Offer has been materially modified, we will redistribute this Offer to Purchase, as amended or supplemented, or a supplement to a previously distributed Offer to Purchase, and the Letter of Transmittal to the shareholders, setting forth a final Expiration Date.

The Offer conditions referred to above may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived, in whole or in part, at any time and from time to time (subject to the terms and conditions of the Merger Agreement). Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date and from time to time. However, once the Offer has expired, then all of the conditions to the Offer, including the Merger Condition, must have been satisfied or waived prior to the Expiration Date. In certain circumstances, if the conditions described above are waived, we may be required to extend the Expiration Date.  Any determination concerning the events described above will be final and binding on all parties, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction.

You should evaluate current market quotes for our Ordinary Shares, among other factors, before deciding whether or not to accept the Offer.  See “Price Range of Securities and Dividends” and “Risk Factors.”

Source and Amount of Funds

We expect that up to $38.0 million   will be required to purchase Ordinary Shares in the Offer at the Purchase Price of $8.00 per share if the Offer is fully subscribed.   Of the approximately $46.0 million in the Trust Account, Infinity Corp. intends to retain an amount of cash no less than $8.0 million after giving effect to redemptions (but not including expenses, deferred IPO expenses or the proceeds of the PIPE Investment) in order to satisfy the Merger Condition.  We estimate approximately $3.0   million of the $8.0 million will be required to pay fees and expenses specifically related to the Offer and Business Combination, including costs for legal, accounting, printing and EDGAR filings, services of the Information Agent and Depositary for distribution and handling of the Offer materials and other services related to the Offer.   These fees and expenses will also include an advisory fee equal to $860,000   to EBC, $100,000 of deferred legal fees from our initial public offering and up to an aggregate of $400,000 payable to our officers, directors and consultants as determined by Infinity Corp.’s board of directors.  The receipt of funds necessary to purchase Ordinary Shares tendered in the Offer is dependent on the consummation of the Business Combination.

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After the consummation of the Business Combination and PIPE Investment, we believe that our anticipated financial condition and anticipated credit facility, cash flow from operations and access to capital will provide us with adequate financial resources to meet Glori’s working capital requirements for the next twelve months.

Certain Information Concerning Infinity Corp., Infinity Acquisition, Glori and the Business Combination

Set forth elsewhere in this Offer to Purchase is information concerning Infinity Corp., Infinity Acquisition, Glori and the Business Combination.  Shareholders are urged to review such information, including the information set forth in “Risk Factors,” prior to making a decision whether to tender their Ordinary Shares.

Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Ordinary Shares

See “The Business Combination — Interests of Certain Persons in the Business Combination,” “The Merger Agreement,” “The Business Combination — Related Agreements,”  “Management of Combined Company,” “Certain Relationships and Related Transactions,” and “Description of the Combined Company’s Securities Following the Business Combination” herein for information related to the proposed Business Combination, our management following the consummation of the Business Combination and certain transactions and arrangements concerning the securities.

Based on our records and on information provided to us by our directors, executive officers, and affiliates, neither we nor any of our directors, executive officers, affiliates have effected any transactions involving the Ordinary Shares during the 60 days prior to the date of this Offer to Purchase except for the following transaction:

•	On January 7, 2014, the Infinity Funds sold 575,000 Founder Shares to HH Energy Group, LP., an affiliate of a new board member.

•	On January 7, 2014, Infinity Corp. and Infinity Acquisition entered into a share purchase agreement with the Sponsors and other investors pursuant to which the Sponsors and the other investors collectively (i) agreed to purchase the Minimum Commitment necessary to ensure that Infinity Corp. meets the $25.0 million minimum balance requirement set forth in the Merger Agreement, assuming that at least $8.0 million in cash remains in the Trust Account following the consummation of the Offer, and (ii) were granted an option to purchase an additional $8.0 million of shares of Common Stock (above and beyond the Minimum Commitment) to increase their total investment to a maximum of $25.0 million, such additional investment to be used to provide additional working capital to Infinity Acquisition. The purchase price for the shares to be issued in the PIPE Investment is $8.00 per share. The PIPE Investment will be consummated simultaneously with the closing of the Business Combination. Infinity Acquisition and the investors in the PIPE Investment will also enter into a registration rights agreement that provides for the registration of the Common Stock purchased in the PIPE Investment.

Certain Legal Matters; Regulatory Approvals

The Business Combination and the other transactions contemplated by the Merger Agreement are not subject to any additional federal or state regulatory requirements or approvals, including the Hart-Scott Rodino Antitrust Improvements Act of 1976, except for filings with the State of Delaware and the British Virgin Islands necessary to effectuate the transactions contemplated by the Merger Agreement.

Material U.S. Federal Income Tax Considerations

General

The following sets forth the material U.S. federal income tax consequences of (i) the Redomestication to the U.S. Holders (as defined below) of Units, Ordinary Shares and Infinity Corp. Warrants, which are sometimes referred to collectively, or individually, as Infinity Corp. securities, (ii) the redemption of Ordinary Shares if a U.S. Holder elects to redeem its Ordinary Shares pursuant to the exercise of its redemption right under the terms of the memorandum and articles of association, and (iii) the ownership and disposition of Infinity Acquisition Warrants and Common Stock, which are sometimes referred to collectively, or individually, as Infinity Acquisition securities, following the Business Combination. The information set forth in this section is based upon laws and relevant interpretations thereof in effect as of the date of this Offer to Purchase, all of which are subject to change.

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Because the components of a Unit are separable at the option of the holder, the holder of a Unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying Ordinary Share and Infinity Corp. Warrant components of the Unit.  As a result, the discussion below of the U.S. federal income tax consequences with respect to actual holders of Ordinary Shares and Infinity Corp. Warrants should also apply to the holders of Units (as the deemed owners of the Ordinary Shares and warrants underlying the Units).  See “Characterization of a Unit and its Components” below.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of Infinity Corp. securities or Infinity Acquisition securities that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of Infinity Corp. securities or Infinity Acquisition securities is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.”  The material U.S. federal income tax consequences applicable specifically to Non-U.S. Holders of the ownership and disposition of Infinity Acquisition securities following the Business Combination are described below under the heading “Non-U.S. Holders.”

The information set forth in this section is based on the Internal Revenue Code of 1986, as amended, or the Code, its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances.  In particular, this discussion considers only holders that own and hold Infinity Corp. securities and that will own and hold Infinity Acquisition securities as a result of owning the corresponding Infinity Corp. securities, as capital assets within the meaning of Section 1221 of the Code.  This discussion does not address the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

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•	certain expatriates or former long-term residents of the United States;

•	Non-U.S. Holders (except as specifically provided below);

•	persons that actually or constructively own five percent (5%) or more of Infinity Corp.’s voting securities or Infinity Acquisition’s voting securities (except as specifically provided below);

•	persons that acquired Infinity Corp. securities or Infinity Acquisition securities pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

•	persons that hold Infinity Corp. securities or Infinity Acquisition securities as part of a straddle, constructive sale, hedging, redemption or other integrated transaction;

•	persons whose functional currency is not the U.S. dollar;

•	controlled foreign corporations; or

•	passive foreign investment companies.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of Infinity Corp. securities, Glori securities or Infinity Acquisition securities.  Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold Infinity Corp. securities or will hold Infinity Acquisition securities, through such entities.  If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of Infinity Corp. securities (or Infinity Acquisition securities), the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.  This discussion also assumes that any distribution made (or deemed made) on Infinity Corp. securities (or Infinity Acquisition securities) and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of Infinity Corp. securities (or Infinity Acquisition securities) will be in U.S. dollars.

Ellenoff Grossman & Schole LLP has rendered a tax opinion to Infinity Corp. that, subject to the following sentence, the Redomestication should qualify as a reorganization within the meaning of Section 368(a) for U.S. federal income tax purposes. However, due to the absence of guidance directly on how the provisions of Section 368(a) apply in the case of a merger of a corporation with no active business and only investment-type assets, this opinion is subject to some uncertainty. This opinion is based on factual representations and covenants made by Infinity Corp. and Infinity Acquisition (including those contained in tax representation letters provided by Infinity Corp. and Infinity Acquisition), and on customary assumptions. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences described herein could differ from those described in the tax opinion. The tax opinion represents the legal judgment of outside counsel to Infinity Corp. and is not binding on the U.S. Internal Revenue Service, or the IRS, or a court. None of Infinity Corp., Glori or Infinity Acquisition has sought, or will seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

BECAUSE OF THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR HOLDER OF INFINITY CORP. SECURITIES OR INFINITY ACQUISITION SECURITIES IN CONNECTION WITH OR FOLLOWING THE BUSINESS COMBINATION MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH HOLDER OF INFINITY CORP. SECURITIES OR INFINITY ACQUISITION SECURITIES IS URGED TO CONSULT WITH ITS OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE BUSINESS COMBINATION, AND THE OWNERSHIP AND DISPOSITION OF INFINITY CORP. SECURITIES OR INFINITY ACQUISITION SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

Characterization of a Unit and its Components

There is no authority that addresses the U.S. federal income tax treatment of Units.  Therefore, it is uncertain how the amount of the purchase price paid by a holder for a Unit would be allocated between the Ordinary Share and the Infinity Corp. Warrant to acquire one Ordinary Share that makes up the Unit.  However, in the case of investment units consisting of one debt instrument and one warrant or other equity security, the tax law requires the holder of such investment unit to allocate its purchase price based on the relevant fair market value of each component of such investment unit.  By analogy to the tax law applicable to debt instrument investment units, each Unit should be treated for U.S. federal income tax purposes as consisting of one Ordinary Share and one Infinity Corp. Warrant to acquire one Ordinary Share.  Based on this analogy, for U.S. federal income tax purposes, each holder of a Unit must allocate the purchase price of a Unit between the Ordinary Share and the Infinity Corp. Warrant that comprise the Unit based on the relative fair market value of each at the time of purchase.  The price allocated to each Ordinary Share and Infinity Corp. Warrant is the holder’s tax basis in such share or warrant, as the case may be.

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The foregoing treatment of Ordinary Shares and Infinity Corp. Warrants and a holder’s purchase price allocation are not binding on the IRS or the courts.  Because there are no authorities that directly address instruments that are similar to the Units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below.  Accordingly, each holder is advised to consult his, her or its own tax adviser regarding the alternative characterizations of a Unit and regarding an allocation of the purchase price between the Ordinary Share and the Infinity Corp. Warrant that comprise a Unit.  The balance of this discussion assumes that the characterization of the Units described above is respected for U.S. federal income tax purposes.

U.S. Holders

Tax Consequences of the Redomestication

The Redomestication should, and is very likely to, qualify as a reorganization within the meaning of Section 368(a) for U.S. federal income tax purposes. However, due to the absence of guidance directly on how the provisions of Section 368(a) apply in the case of a merger of a corporation with no active business and only investment-type assets, this result is not entirely free from doubt. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position.

If the Redomestication qualifies as a reorganization within the meaning of Section 368(a), except as otherwise provided below in the sections entitled “PFIC Considerations” and “Effect of Section 367,” a U.S. Holder of Infinity Corp. securities would not recognize gain or loss upon the exchange of its Infinity Corp. securities solely for Infinity Acquisition securities pursuant to the Redomestication.  A U.S. Holder’s aggregate tax basis in the Common Stock and Infinity Acquisition Warrants received in connection with the Redomestication should be the same as the aggregate tax basis of the Ordinary Shares and Infinity Corp. Warrants surrendered in exchange therefor in the transaction, increased by any amount included in the income of such U.S. Holder under the PFIC rules or Section 367(b) of the Code.  See the discussion under “PFIC Considerations” and “Effect of Section 367,” below.  In addition, the holding period of the Infinity Acquisition securities received in the Redomestication generally should include the holding period of the Infinity Corp. securities surrendered in the Redomestication.  Except as otherwise discussed below under “PFIC Considerations” below, any recognized gain or loss will generally be long-term capital gain or loss if the U.S. Holder’s holding period with respect to the Infinity Corp. securities exchanged for Infinity Acquisition securities is more than one year at the effective time of the Redomestication.

If the Redomestication should fail to qualify as a reorganization under Section 368(a), a U.S. Holder of Infinity Corp. securities generally would recognize gain or loss with respect to its Infinity Corp. securities in an amount equal to the difference, if any, between the fair market value of the corresponding Infinity Acquisition securities received in the Redomestication and the U.S. Holder’s adjusted tax basis in its Infinity Corp. securities surrendered in exchange therefor.  In such event, the U.S. Holder’s basis in the Infinity Acquisition securities would be equal to their fair market value on the date of the Redomestication, and such U.S. Holder’s holding period for the Infinity Acquisition securities would begin on the day following the date of the Redomestication.

PFIC Considerations

Even if the Redomestication qualifies as a reorganization within the meaning of Section 368(a) of the Code, the Redomestication may be a taxable event to U.S. Holders of Infinity Corp. securities under the PFIC provisions of the Code, to the extent that Section 1291(f) of the Code applies.

Definition and General Taxation of a PFIC

A foreign (i.e., non-U.S.) corporation will be a PFIC if either (a) at least seventy-five percent (75%) of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least twenty-five percent (25%) of the shares by value, is passive income or (b) at least fifty percent (50%) of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least twenty-five percent (25%) of the shares by value, are held for the production of, or produce, passive income.  Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

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Pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income, if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years.

If Infinity Corp. is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Ordinary Shares or Infinity Corp. Warrants and the U.S. Holder did not make either (a) a timely QEF election for Infinity Corp.’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Ordinary Shares, (b) a QEF election along with a “purging election,” or (c) an MTM election, all of which are discussed further below, such holder generally will be subject to special rules with respect to:

•	any gain recognized by the U.S. Holder on the sale or other disposition of its Ordinary Shares or Infinity Corp. Warrants; and

•	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Ordinary Shares).

Under these rules,

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares or Infinity Corp. Warrants;

•	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Infinity Corp.’s first taxable year in which it qualified as a PFIC, will be taxed as ordinary income;

•	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if Infinity Corp. is determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above with respect to its Ordinary Shares by making a timely QEF election (or a QEF election along with a purging election), or an MTM election, all as described below. Pursuant to the QEF election, a U.S. Holder will be required to include in income its pro rata share of Infinity Corp.’s net capital gain (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, whether or not distributed, in the taxable year of the U.S. Holder in which or with which Infinity Corp.’s taxable year ends. Infinity Corp., however, does not believe that it had any earnings and profits in any prior taxable year or will have any earnings and profits for its current taxable year. Pursuant to the MTM election, a U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its Ordinary Shares at the end of its taxable year over the adjusted basis in such Ordinary Shares and may, under certain circumstances, be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Ordinary Shares over the fair market value of its Ordinary Shares at the end of its taxable year.

Status of Infinity Corp. as a PFIC

Because Infinity Corp. is a blank check company, with no current active business, it likely met the PFIC asset or income test for its initial taxable year ending March 31, 2012.  However, pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income, if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years.  It is unclear how the start-up exception applies to corporations such as Infinity Corp. that have not earned any gross income since inception.  Nevertheless, assuming Infinity Corp.’s initial taxable year ending March 31, 2012 is treated as its start-up year for purposes of this exception and Infinity Corp. is treated as a PFIC for either of its taxable years ending March 31, 2013 or March 31, 2014, Infinity Corp. will be treated as a PFIC since its formation.  Infinity Corp.’s actual PFIC status for any taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to its status as a PFIC for any taxable year.  The determination of whether Infinity Corp. is or has been a PFIC is primarily factual, and there is little administrative or judicial authority on which to rely to make a determination of PFIC status.  Accordingly, the IRS or a court considering the matter may not agree with Infinity Corp.’s analysis of whether or not it is or was a PFIC during any particular year.

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Impact of PFIC Rules on Certain U.S. Holders

The impact of the PFIC rules on a U.S. Holder of Infinity Corp. securities will depend on whether the U.S. Holder has made a timely and effective election to treat Infinity Corp. as a QEF, under Section 1295 of the Code for Infinity Corp.’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Ordinary Shares, or if the U.S. Holder made a QEF election along with a “purging election,” or if the U.S. Holder made an MTM election, all as discussed below.  A U.S. Holder of a PFIC that made either a timely and effective MTM election, a timely and effective QEF election for Infinity Corp.’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Ordinary Shares, or a QEF election along with a purging election, all as discussed below, is hereinafter referred to as an “Electing Shareholder.”  A U.S. Holder of a PFIC that did not make either a timely and effective MTM election, a timely and effective QEF election for Infinity Corp.’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Ordinary Shares, or a QEF election along with a “purging election,” is hereinafter referred to as a “Non-Electing Shareholder.”

A U.S. Holder’s ability to make a QEF election with respect to Infinity Corp. is contingent upon, among other things, the provision by Infinity Corp. of certain information that would enable the U.S. Holder to make and maintain a QEF election.  Infinity Corp. has previously indicated that it would endeavor to provide such information, including a PFIC annual information statement, upon request of a U.S. Holder.

As indicated above, if a U.S. Holder of Ordinary Shares has not made a timely and effective QEF election with respect to Infinity Corp.’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Ordinary Shares, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its Ordinary Shares for their fair market value on the “qualification date.”  The qualification date is the first day of Infinity Corp.’s tax year in which Infinity Corp. qualifies as a QEF with respect to such U.S. Holder.  The purging election can only be made if such U.S. Holder held Ordinary Shares on the qualification date.  The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above.  As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its Ordinary Shares by the amount of the gain recognized and will also have a new holding period in the Ordinary Shares for purposes of the PFIC rules.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable shares, the U.S. Holder may make a mark-to-market (or MTM) election with respect to such shares for such taxable year. If the U.S. Holder makes a valid MTM election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Ordinary Shares in us and for which Infinity Corp. is determined to be a PFIC, such holder will not be subject to the PFIC rules described above in respect to its Ordinary Shares.  Instead, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its Ordinary Shares at the end of its taxable year over the adjusted basis in its Ordinary Shares.  The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Ordinary Shares over the fair market value of its Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election).  The U.S. Holder’s basis in its Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the Ordinary Shares will be treated as ordinary income.  The MTM election is available only for shares that are regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value.  U.S. Holders should consult their own tax advisers regarding the availability and tax consequences of an MTM election in respect to Ordinary Shares under their particular circumstances.

A U.S. Holder may not make a QEF or MTM election with respect to its Infinity Corp. Warrants. As a result, if a U.S. Holder of Infinity Corp. Warrants sells or otherwise disposes of such warrants (including for the purpose of exchanging the Infinity Corp. Warrants for Infinity Acquisition Warrants in the Redomestication), any gain recognized will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if Infinity Corp. were a PFIC at any time during the period the U.S. Holder held the Infinity Corp. Warrants .

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Effect of PFIC Rules on the Redomestication

Even if the Redomestication qualifies as a reorganization for U.S. federal income tax purposes under Section 368(a) of the Code, Section 1291(f) of the Code requires that, to the extent provided in regulations, a U.S. person that disposes of stock of a PFIC (including warrants to acquire stock of a PFIC) must recognize gain notwithstanding any other provision of the Code. No final Treasury regulations are in effect under Section 1291(f). Proposed Treasury regulations under Section 1291(f) were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, those regulations would require taxable gain recognition by a Non-Electing Shareholder with respect to its exchange of Infinity Corp. securities for Infinity Acquisition securities in the Redomestication if Infinity Corp. were classified as a PFIC at any time during such U.S. Holder’s holding period in the Infinity Corp. securities. Any such gain would be treated as an “excess distribution” made in the year of the Redomestication and subject to the special tax and interest charge rules discussed above under “Definition and General Taxation of a PFIC.” In addition, the regulations would provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury regulations under Section 1291(f) applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) requires the shareholder to recognize gain or include an amount in income as a distribution under Section 301 of the Code, the gain realized on the transfer is taxable as an excess distribution under Section 1291 of the Code, and the excess, if any, of the amount to be included in income under Section 367(b) over the gain realized under Section 1291 is taxable as provided under Section 367(b). See the discussion below under the section entitled “Effect of Section 367.” The proposed Treasury regulations under Section 1291(f) should not apply to an Electing Shareholder with respect to its Ordinary Shares for which a timely MTM election or QEF election (or a QEF election along with a purging election) is made. An Electing Shareholder may, however, be subject to the rules discussed below under the section entitled “Effect of Section 367.” In addition, as discussed above, since neither a QEF election nor an MTM election can be made with respect to Infinity Corp. Warrants, the proposed Treasury regulations under Section 1291(f) should apply to cause gain recognition under the PFIC rules on the exchange of Infinity Corp. Warrants for Infinity Acquisition Warrants pursuant to the Redomestication.

The rules dealing with PFICs and with the MTM election, the QEF election and the purging election are very complex and are affected by various factors in addition to those described above.  Accordingly, a U.S. Holder of Infinity Corp. securities should consult its own tax advisor concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.

Effect of Section 367

Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as a Section 368(a) reorganization. When it applies, Section 367 imposes income tax on certain U.S. persons in connection with transactions that would otherwise be tax-free. Section 367(b) generally will apply to U.S. Holders that exchange Ordinary Shares (but not Infinity Corp. Warrants) for Common Stock as part of the Redomestication.

U.S. Shareholders of Infinity Corp.

A U.S. Holder that on the day of the Redomestication beneficially owns (directly, indirectly or constructively) ten percent (10%) or more of the total combined voting power of all classes of Infinity Corp. securities entitled to vote (a U.S. Shareholder) must include in income as a dividend the “all earnings and profits amount” attributable to the Ordinary Shares it directly owns, within the meaning of Treasury Regulation Section 1.367(b)-2(d), in lieu of recognizing the gain on the exchange. Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power of all classes of Infinity Corp. securities entitled to vote for U.S. federal income tax purposes.

A U.S. Shareholder’s all earnings and profits amount with respect to its Ordinary Shares is the net positive earnings and profits of the corporation (as determined under Treasury Regulation Section 1.367(b)-2(d)(2)) attributable to the Ordinary Shares (as determined under Treasury Regulation Section 1.367(b)-2(d)(3)) but without regard to any gain that would be realized on a sale or exchange of such Ordinary Shares.

Accordingly, under Treasury Regulation Section 1.367(b)-3(b)(3), a U.S. Shareholder will be required to include in income as a deemed dividend the all earnings and profits amount (as defined in Treasury Regulation Section 1.367(b)-2(d)) with respect to its Ordinary Shares.  Infinity Corp., however, does not expect that its cumulative earnings and profits will be greater than zero through the date of the Redomestication.  If Infinity Corp.’s cumulative earnings and profits through the date of Redomestication are not greater than zero, then a U.S. Shareholder generally would not (depending on what period the Ordinary Shares were held) be required to include in gross income an all earnings and profits amount with respect to its Ordinary Shares.

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It is possible, however, that the amount of Infinity Corp.’s earnings and profits could be greater than expected through the date of the Redomestication or could be adjusted as a result of an IRS examination.  The determination of Infinity Corp.’s earnings and profits is a complex determination and may be impacted by numerous factors.  Therefore, it is possible that one or more factors may cause Infinity Corp. to have positive earnings and profits through the date of the Redomestication.  As a result, depending upon the period in which such a U.S. Shareholder held its Ordinary Shares, such U.S. Shareholder could be required to include all its earnings and profits amount in income as a deemed dividend under Treasury Regulation Section 1.367(b)-3(b)(3) as a result of the Redomestication.  See above under “PFIC Considerations — Effect of PFIC Rules on the Redomestication” for a discussion of whether the amount of inclusion under Section 367(b) of the Code should be reduced by amounts required to be taken into account by a Non-Electing Shareholder under the proposed Treasury regulations under Section 1291(f) of the Code.

U.S. Holders That Own Less Than 10 Percent of Infinity Corp.

A U.S. Holder that on the day of the Redomestication beneficially owns (directly, indirectly or constructively) Ordinary Shares with a fair market value of $50,000 or more but less than ten percent (10%) of the total combined voting power of all classes of Infinity Corp. securities entitled to vote must either recognize gain with respect to the Redomestication or, in the alternative, elect to recognize the “all earnings and profits” amount as described below.

Unless a U.S. Holder makes the “all earnings and profits election” as described below, such holder generally must recognize gain (but not loss) with respect to Infinity Acquisition securities received in exchange for its Ordinary Shares pursuant to the Redomestication.  Any such gain would be equal to the excess of the fair market value of such Infinity Acquisition securities received over the U.S. Holder’s adjusted tax basis in the Ordinary Shares deemed to be surrendered in exchange therefor.  Subject to the PFIC rules discussed above, such gain would be capital gain, and should be long-term capital gain if the U.S. Holder held the Ordinary Shares for longer than one year.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the all earnings and profits amount attributable to its Ordinary Shares under Section 367(b) as a dividend. There are, however, strict conditions for making this election. This election must comply with applicable Treasury regulations and generally must include, among other things: (i) a statement that the Redomestication is a Section 367(b) exchange; (ii) a complete description of the Redomestication, (iii) a description of any stock, securities or other consideration transferred or received in the Redomestication, (iv) a statement describing the amounts required to be taken into account for U.S. federal income tax purposes, (v) a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from Infinity Corp. establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s Infinity Corp. Ordinary Shares, and (B) a representation that the U.S. Holder has notified Infinity Corp. (or Infinity Acquisition) that the U.S. Holder is making the election, and (vi) certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury regulations thereunder. In addition, the election must be attached by the U.S. Holder to its timely filed U.S. federal income tax return for the year of the Redomestication, and the U.S. Holder must send notice to Infinity Corp. (or Infinity Acquisition) of the election no later than the date such tax return is filed. In connection with this election, Infinity Corp. intends to provide each U.S. Holder eligible to make such an election with information regarding Infinity Corp.’s earnings and profits upon request.

Infinity Corp. does not expect that its cumulative earnings and profits will be greater than zero through the date of the Redomestication and if that proves to be the case, U.S. Holders who make this election generally would not (depending on what period the Ordinary Shares were held) have an income inclusion under Section 367(b) provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements.  Thus, it is expected that the making of any election to include the all earnings and profits amount in income as a dividend generally would be advantageous to a U.S. Holder that would otherwise recognize gain under Section 367(b) with respect to its Ordinary Shares in the Redomestication.  However, as noted above, if it were determined that Infinity Corp. had positive earnings and profits through the date of the Redomestication, a U.S. Holder that makes the election described herein could have an all earnings and profits amount with respect to its Ordinary Shares, and thus could be required to include that amount in income as a deemed dividend as a result of the Redomestication.  See above under “PFIC Considerations — Effect of PFIC Rules on the Redomestication” for a discussion of whether the amount of inclusion under Section 367(b) of the Code should be reduced by amounts required to be taken into account by a Non-Electing Shareholder under the proposed Treasury regulations under Section 1291(f) of the Code.

U.S. Holders are strongly urged to consult with their own tax advisors regarding whether to make this election and if the election is determined to be advisable, the appropriate filing requirements with respect to this election.

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U.S. Holders That Own Infinity Corp. Ordinary Shares with a Fair Market Value Less Than $50,000

A U.S. Holder that, on the date of the Redomestication, owns (or is considered to own) Ordinary Shares with a fair market value less than $50,000 would not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Redomestication, and would not be required to include any part of the all earnings and profits amount in income under Section 367(b) (the de minimis exception).

Shareholder Basis in and Holding Period for Infinity Acquisition Securities

For a discussion of a U.S. Holder’s tax basis and holding period in Infinity Acquisition securities received in the Redomestication, see above under “Tax Consequences of the Redomestication.”

Taxation on the Redemption of Ordinary Shares

In the event that a U.S. Holder of Ordinary Shares elects to redeem the holder’s Ordinary Shares and receive cash pursuant to the exercise of the holder’s redemption right in connection with the Business Combination, the amount received on any such redemption of Ordinary Shares generally will be treated for U.S. federal income tax purposes as a payment in consideration for the sale of the Ordinary Shares, rather than as a distribution.  Except as otherwise discussed above under “PFIC Considerations” and discussed below, any recognized gain or loss will generally be long-term capital gain or loss if the U.S. Holder’s holding period with respect to the Ordinary Shares exchanged for cash is more than one year at the time the redemption is consummated.  Amounts received in connection with any such redemption, however, will be treated as a distribution for U.S. federal income tax purposes if (i) the redemption is “substantially equivalent to a dividend” (meaning that the U.S. Holder’s percentage ownership in Infinity Corp. (including Ordinary Shares the U.S. Holder is deemed to own under certain constructive ownership rules) after the redemption is not meaningfully reduced from what its percentage ownership in Infinity Corp. (including constructive ownership) was prior to the redemption), (ii) the redemption is not “substantially disproportionate” as to that U.S. Holder (“substantially disproportionate” meaning, among other requirements, that the percentage of Infinity Corp. outstanding voting shares owned (including constructive ownership) immediately following the redemption is less than 80% of that percentage owned (including constructive ownership) by such holder immediately before the redemption) and (iii) the redemption does not result in a “complete termination” of the U.S. Holder’s interest in Infinity Corp. (taking into account certain constructive ownership rules).  If the U.S. Holder had a relatively minimal interest in Ordinary Shares and, taking into account the effect of redemptions by other holders, its percentage ownership (including constructive ownership) in Infinity Corp. is reduced as a result of the redemption, such holder generally should be regarded as having a meaningful reduction in interest.  For example, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”  A U.S. Holder should consult with its own tax advisors as to the tax consequences to it of any redemption of its Ordinary Shares.

Taxation of Cash Distributions Paid on Common Stock

A U.S. Holder of Common Stock generally will be required to include in gross income as ordinary income the amount of any cash dividend paid on the Common Stock.  A cash distribution on such stock generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of Infinity Acquisition’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles).  The portion of such distribution, if any, in excess of such earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Common Stock.  Any remaining excess generally will be treated as gain from the sale or other disposition of the Common Stock and will be treated as described under “Taxation on the Disposition of Infinity Acquisition Securities” below.

Any cash dividends Infinity Acquisition pays to a U.S. Holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends-received deduction if the applicable holding period and other requirements are satisfied.  If, however, any such dividends are “extraordinary dividends” subject to Section 1059 of the Code, a corporate U.S. Holder may be required to reduce the adjusted tax basis in its Common Stock by the nontaxed portion of such dividends (and if the nontaxed portion of such dividends exceeds such basis, such excess may be treated as gain from the sale or exchange of such Common Stock for taxable year in which the extraordinary dividend is received).

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Taxation on the Disposition of Infinity Acquisition Securities

Upon a sale or other taxable disposition of Common Stock or Infinity Acquisition Warrants by a U.S. Holder, such U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in such Common Stock or warrants that were sold or disposed of.  See “Exercise or Lapse of an Infinity Acquisition Warrant,” below for a discussion regarding a U.S. Holder’s basis in the Infinity Acquisition Common Stock acquired pursuant to the exercise of an Infinity Acquisition Warrant.

The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders may be subject to a reduced rate of tax.  Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the securities exceeds one year.  The deductibility of capital losses is subject to various limitations.

Medicare Contribution Taxes

U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, dividends on, and capital gains from the sale or other taxable disposition of, Infinity Corp. securities or Infinity Acquisition securities, subject to certain limitations and exceptions.  U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their ownership and disposition of Infinity Corp. securities or Infinity Acquisition securities.

Possible Constructive Distributions with Respect to Infinity Acquisition Warrants

The terms of each Infinity Acquisition Warrant provide for an adjustment to the number of shares of Common Stock for which the Infinity Acquisition Warrant may be exercised or to the exercise price of the Infinity Acquisition Warrant in certain events, as discussed in the section of this Offer to Purchase captioned “Description of the Combined Company’s Securities Following the Business Combination.”  An adjustment that has the effect of preventing dilution generally is not taxable.  However, the U.S. Holders of the Infinity Corp. Warrants would be treated as receiving a constructive distribution from Infinity Acquisition if, for example, the adjustment increases the warrant holders’ proportionate interest in Infinity Acquisition’s assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of Common Stock, which is taxable to the U.S. Holders of such stock as described under “Taxation of Cash Distributions Paid on Common Stock,” above.  Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the Infinity Corp. Warrants received a cash distribution from Infinity Acquisition equal to the fair market value of such increased interest.

Exercise or Lapse of an Infinity Acquisition Warrant

A U.S. Holder generally will not recognize gain or loss by reason of its exercise of an Infinity Acquisition Warrant for cash. Common Stock acquired pursuant to the exercise of an Infinity Acquisition Warrant for cash generally   will have a tax basis equal to the U.S. Holder’s tax basis in the Infinity Acquisition Warrant, increased by the amount paid to exercise the Infinity Acquisition Warrant. The U.S. Holder’s holding period of such Common Stock generally will begin on the date of exercise of the Infinity Acquisition Warrant and will not include the period(s) during which the U.S. Holder held the Infinity Acquisition Warrant. If an Infinity Acquisition Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s adjusted tax basis in the Infinity Acquisition Warrant.

The tax consequences of a cashless exercise of Infinity Acquisition Warrants are not clear under current tax law.  A cashless exercise may be tax-free, either because it is not a realization event (i.e., not a transaction in which gain or loss is realized) or because the transaction is treated as a recapitalization for U.S. federal income tax purposes.  In either tax-free situation, a U.S. Holder’s tax basis in the Common Stock received would equal the U.S. Holder’s adjusted tax basis in the Infinity Acquisition Warrants.  If the cashless exercise were treated as not being a realization event, the U.S. Holder’s holding period in the Common Stock could be treated as commencing on the date following the date of exercise of the Infinity Acquisition Warrants.  If the cashless exercise were treated as a recapitalization, the holding period of the Common Stock received would include the holding period of the Infinity Acquisition Warrants.

It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss is recognized.  In such event, a U.S. Holder could be deemed to have surrendered a number of Infinity Acquisition Warrants with a fair market value equal to the exercise price for the number of Infinity Acquisition Warrants deemed exercised.  For this purpose, the number of Infinity Acquisition Warrants deemed exercised would be equal to the number of shares of Common Stock issued pursuant to the cashless exercise of the Infinity Acquisition Warrants.  In this situation, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Infinity Acquisition Warrants deemed surrendered to pay the exercise price and the U.S. Holder’s tax basis in such Infinity Acquisition Warrants deemed surrendered.  Such gain or loss would be long-term or short-term depending on the U.S. Holder’s holding period in the Infinity Acquisition Warrants.  In this case, a U.S. Holder’s tax basis in the Common Stock received would equal the sum of the fair market value of the Infinity Acquisition Warrants deemed surrendered to pay the exercise price and the U.S. Holder’s tax basis in the Infinity Acquisition Warrants deemed exercised, and a U.S. Holder’s holding period for the Common Stock should commence on the date following the date of exercise of the Infinity Acquisition Warrants.  There also may be alternative characterizations of any such taxable exchange that would result in similar tax consequences, except that a U.S. Holder’s gain or loss would be short-term.

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Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of Infinity Acquisition Warrants it is unclear which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law.  Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Infinity Acquisition Warrants.

Non-U.S. Holders

Taxation of Distributions on Infinity Acquisition Securities

Any cash distribution (including a constructive distribution) Infinity Acquisition makes to a Non-U.S. Holder of Infinity Acquisition securities, to the extent paid out of Infinity Acquisition’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute a dividend for U.S. federal income tax purposes.  Any such dividend paid to a Non-U.S. Holder with respect to Infinity Acquisition securities that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, as described below, generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN).  In satisfying the foregoing withholding obligation with respect to a distribution, Infinity Acquisition may withhold up to 30% of either (i) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend, as described above, or (ii) the amount of the distribution Infinity Acquisition projects will be a dividend, based upon a reasonable estimate of both its current and accumulated earnings and profits for the taxable year in which the distribution is made.  If U.S. federal income tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, the Non-U.S. Holder may obtain a refund of all or a portion of the excess amount withheld by timely filing a claim for refund with the IRS.  Any such distribution not constituting a dividend generally will be treated, for U.S. federal income tax purposes, first as reducing the Non-U.S. Holder’s adjusted tax basis in such securities (but not below zero) and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain from the sale or other taxable disposition of such securities, which will be treated as described under “Taxation on the Disposition of Infinity Acquisition Securities” below.

Cash dividends (including constructive dividends) Infinity Acquisition pays to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) generally will not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI).  Instead, such dividends generally will be subject to U.S. federal income tax (but not the Medicare contribution tax), net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder.  If the Non-U.S. Holder is a corporation, such dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Taxation on the Disposition of Infinity Acquisition Securities

A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of Infinity Acquisition securities unless:

•	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

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•	Infinity Acquisition is a ‘‘United States real property holding corporation’’ (‘‘USRPHC’’) for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such securities disposed of, and, generally, in the case where Infinity Acquisition securities are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or indirectly, more than 5% of such securities, as applicable, at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the security disposed of. There can be no assurance that Infinity Acquisition securities will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable tax treaty provides otherwise, gain described in the first and third bullet points above generally will be subject to U.S. federal income tax (but not the Medicare contribution tax), net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder.  Any gain described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation also may be subject to an additional “branch profits tax” at a 30% rate (or a lower applicable tax treaty rate).  Any U.S. source capital gain of a Non-U.S. Holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) generally will be subject to a flat 30% U.S. federal income tax rate (or a lower applicable tax treaty rate).

In connection with the third bullet point above, Infinity Acquisition generally will be classified as a USRPHC if (looking through certain subsidiaries) the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes.   No assurance can be given that Infinity Acquisition will not become a USRPHC in the future.  Non-U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of owning and disposing of Infinity Acquisition securities.

Other Taxation Consequences of Holding Infinity Acquisition Securities

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of an Infinity Acquisition Warrant, or the lapse of such warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of an Infinity Acquisition Warrant by a U.S. Holder, as described under “U.S. Holders — Exercise or Lapse of an Infinity Acquisition Warrant,” above.

Payments After July 1, 2014

Effective generally for payments made on or after July 1, 2014, certain Non-U.S. Holders may be subject to a U.S. federal withholding tax at a 30% rate with respect to dividends on, and the gross proceeds from the sale or other disposition of, Infinity Acquisition securities if certain disclosure requirements related to the U.S. accounts maintained by, or the U.S. ownership of, such Non-U.S. Holders are not satisfied.  The IRS has indicated, however, that withholding with respect to such dividends will be required only for payments made on or after July 1, 2014, and withholding with respect to such proceeds will be required only for payments made on or after January 1, 2017.  Non-U.S. Holders should consult their own tax advisors regarding the effect, if any, of such withholding taxes on their ownership and disposition of Infinity Acquisition securities.

Information Reporting and Backup Withholding

Infinity Acquisition generally must report annually to the IRS and to each holder the amount of cash dividends and certain other distributions it pays to such holder on such holder’s securities and the amount of tax, if any, withheld with respect to those distributions.  In the case of a Non-U.S. Holder, copies of the information returns reporting those distributions and withholding also may be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.  Information reporting is also generally required with respect to proceeds from the sales and other dispositions of Infinity Acquisition securities to or through the U.S. office (and in certain cases, the foreign office) of a broker.  In addition, pursuant to recently enacted legislation, certain information concerning a U.S. Holder’s adjusted tax basis in its securities and adjustments to that tax basis and whether any gain or loss with respect to such securities is long-term or short-term also may be required to be reported to the IRS.

Moreover, backup withholding of U.S. federal income tax, currently at a rate of 28%, generally will apply to cash distributions made on Infinity Acquisition securities to, and the proceeds from sales and other dispositions of such securities by, a U.S. Holder (other than an exempt recipient) who:

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•	fails to provide an accurate taxpayer identification number;
•	is notified by the IRS that backup withholding is required; or
•	in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax.  Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.  Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

Anticipated Accounting Treatment

It is anticipated that the Transaction Merger will be accounted for as a “reverse merger” and recapitalization since Glori’s shareholders will control the combined company immediately following the completion of the Business Combination. Glori believes that this transaction is contemplated by ASC 805-40-05-2, ASC 805-40-25-1 and ASC 805-40-30-1. In this case, the public company, Infinity Acquisition, is the legal acquirer, but the private company, Glori, will be the accounting acquirer. Infinity Corp.’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of Glori after the consummation of the Transaction Merger. Accordingly, the assets and liabilities and the historical operations that will be reflected in the financial statements will be those of Glori and will be recorded at the historical cost basis of Glori.  As such, Glori further believes that this transaction qualifies as a reverse merger, in that the owners of the private entity, Glori, will have control, both quantitatively and qualitatively, over the combined entity after the transaction, with the (minority) shareholders of the former public corporation continuing only as minority investors.

After the Transaction Merger, Glori will maintain its fiscal year end of December 31, as opposed to conforming to the fiscal year end of Infinity Acquisition of March 31; therefore the pro forma information in Form 8-K to be filed within four days of completing the transaction and in subsequent reporting periodic reports may differ from the current presentation.

Extension of the Offer; Termination; Amendment

We expressly reserve the right, at any time and from time to time prior to the scheduled Expiration Date, and regardless of whether any of the events set forth in “Conditions of the Offer” shall have occurred or are deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Ordinary Shares.  We will affect any such extension by giving oral or written notice of such extension to the Depositary and making a public announcement of the extension.  We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Ordinary Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Ordinary Shares upon the occurrence of any of the conditions specified in “Conditions of the Offer” by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement.  Our reservation of the right to delay payment for Ordinary Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) and Rule 14e-1(c) under the Exchange Act, which requires that we must pay the consideration offered or return the Ordinary Shares tendered promptly after termination or withdrawal of a tender offer.  Subject to compliance with applicable law (including Rule 13e-4 and Rule 14e-1(c) under the Exchange Act), we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in “Conditions of the Offer” have occurred or are deemed by us to have occurred, to amend the Offer prior to the Expiration Date to increase the Purchase Price, or otherwise if we determine such other amendments are required by applicable law or regulation.  Amendments to the Offer may be made at any time and from time to time by public announcement.  In the case of an extension of the Offer, such announcement must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date.  Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change.  Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law or regulation (including Rule 13e-4 and Rule 14e-1(c) under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable service.

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If we materially change the terms of the Offer or the information concerning the Offer, including the material terms of the Merger Agreement, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), and 13e-4(f)(1) promulgated under the Exchange Act.  These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, the Offer will remain open for at least five business days following the date that a notice concerning a material change in the terms of, or information concerning, the Offer is first published, sent or given to shareholders.  If (i) we make any change to increase the Share Purchase Price for Ordinary Shares, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase is first published, sent or given to shareholders in the manner specified in this section, the Offer will be extended until the expiration of such period of 10 business days.  For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m.  through 12:00 midnight, New York City time.

Fees and Expenses

We have retained Morrow & Co., LLC to act as Information Agent and Continental Stock Transfer & Trust Company to act as Depositary in connection with the Offer.  The Information Agent may contact holders of securities by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners.  The Information Agent and Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by Infinity Corp. for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of Ordinary Shares pursuant to the Offer.  Shareholders holding securities through brokers, dealers and other nominee shareholders are urged to consult the brokers, dealers and other nominee shareholders to determine whether transaction costs may apply if any such shareholder tenders Ordinary Shares through the brokers, dealers and other nominee shareholders and not directly to the Depositary.  We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Ordinary Shares held by them as a nominee or in a fiduciary capacity.  No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer.  We will not pay or cause to be paid any stock transfer taxes, if any, on our purchase of securities.

If the Business Combination with Glori is completed, Infinity Corp.’s officers, directors and consultants may receive up to an aggregate of $400,000 as determined by Infinity Corp.’s board of directors.

In addition, we will incur and pay reasonable and customary fees and expenses for financial printing services.

Miscellaneous

The Offer is not being made to, nor will we accept tenders from, or on behalf of, owners of Ordinary Shares in any state in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that state.  We are not aware of any state in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Ordinary Shares in accordance with the Offer would not be in compliance with the laws of such state.  We, however, reserve the right to exclude shareholders in any state in which it is asserted that the Offer cannot lawfully be made or tendered Ordinary Shares cannot lawfully be accepted, purchased or paid for.  So long as we make a good-faith effort to comply with any state law deemed applicable to the Offer, we believe that the exclusion of holders residing in any such state is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.

You should only rely on the information contained in this document or to which we have referred you.  We have not authorized any person to provide you with information or make any representation in connection with the Offer other than those contained in this Offer to Purchase, the Letter of Transmittal or in the other documents that constitute a part of the Offer.  If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, our board of directors, the Depositary or the Information Agent.

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DESCRIPTION OF INFINITY CORP.’S SECURITIES

General

Infinity Corp.’s memorandum and articles of association authorizes it to issue an unlimited number of both Ordinary Shares of no par value and preferred shares of no par value.  As of March 24, 2014, there were 7,187,500 Ordinary Shares are outstanding (including Ordinary Shares underlying the outstanding Units), no preferred shares outstanding and 10,570,000 Infinity Corp. Warrants outstanding (including 4,820,000 Insider Warrants). In addition, there were unit purchase options outstanding to purchase 500,000 Units at an exercise price of $8.80 per Unit.  Each of the Units, Ordinary Shares and Infinity Corp. Warrants are registered pursuant to Section 12 of the Exchange Act.

Units

Infinity Corp. issued 5,750,000 Units in its initial public offering. Each Unit consists of one Ordinary Share and one Infinity Corp. Warrant.  Each Infinity Corp. Warrant entitles the holder to purchase one Ordinary Share.  The Ordinary Shares and Infinity Corp. Warrants comprising the Units began separate trading on September 20, 2012.

Holders of Units have the option to continue to hold Units or separate their Units into the component pieces.  Holders are required to have their brokers contact Infinity Corp.’s transfer agent in order to separate the Units into Ordinary Shares and Infinity Corp. Warrants.

The Units that are not voluntarily separated into Ordinary Shares and Infinity Corp. Warrants will continue to trade as Units consisting of one Ordinary Share and one Infinity Corp. Warrant until Infinity Corp. consummates the Business Combination, at which time each Unit will automatically convert into one share of Common Stock and one Infinity Acquisition Warrant. Upon the consummation of the Business Combination, the Units, Ordinary Shares and Infinity Corp. Warrants will become eligible for termination of reporting under Section 12(g)(4) of the Exchange Act.

Ordinary Shares

There are currently 7,187,500 Ordinary Shares issued and outstanding, 5,750,000 of which are Public Shares and 1,437,500 of which are Founder Shares.  The Founder Shares are subject to restrictions as more fully described below.

Under the Companies Act, the Ordinary Shares are deemed to be issued when the name of the shareholder is entered in Infinity Corp.’s register of members. Infinity Corp.’s register of members is maintained by Infinity Corp.’s transfer agent, Continental Stock & Trust Company, which entered the name of Cede & Co. in Infinity Corp.’s register of members as nominee for each of the respective shareholders. If (a) information that is required to be entered in the register of members is omitted from the register or is inaccurately entered in the register, or (b) there is unreasonable delay in entering information in the register, a shareholder of the company, or any person who is aggrieved by the omission, inaccuracy or delay, may apply to the BVI courts for an order that the register be rectified, and the court may either refuse the application or order the rectification of the register, and may direct the company to pay all costs of the application and any damages the applicant may have sustained.

Shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. The rights attaching to Ordinary Shares may only be amended prior to the Business Combination by a resolution passed at a meeting by the holders of at least 65% of the Ordinary Shares that have voted (and are entitled to vote on) the resolution or where the amendment is for the purposes of approving, or in conjunction with, the consummation of the Business Combination and thereafter following the consummation of the Business Combination, by a resolution passed at a meeting by the holders of more than 50% of the Ordinary Shares that are present and have voted (and are entitled to vote) thereon. Infinity Corp.’s board of directors is divided into two classes, each of which will generally serve for a term of two years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Infinity Corp. shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor. Infinity Corp.’s memorandum and articles of association provide that any of its provisions, including those related to pre-Business Combination activity, may be amended prior to Infinity Corp.’s initial business combination if approved by the affirmative vote of holders holding at least 65% (or 50% if approved in connection with the Business Combination) of Infinity Corp.’s outstanding shares that have voted on such amendment and are entitled to vote.

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Infinity Corp. is not required under BVI law to hold an annual meeting of shareholders and Infinity Corp. will not hold an annual meeting of shareholders prior to the consummation of its initial business combination. Therefore, if Infinity Corp.’s shareholders want Infinity Corp. to hold a meeting prior to such consummation, they may requisition the directors to hold one upon the written request of members entitled to exercise at least 30% of the voting rights in respect of the matter for which the meeting is requested. Under British Virgin Islands law, Infinity Corp. may not increase the required percentage to call a meeting above such 30% level.

Infinity Corp. will provide its shareholders with the opportunity to redeem their shares upon the consummation of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest but net of taxes payable, divided by the number of then outstanding Public Shares, subject to the limitations described herein and any limitations (including, but not limited to, cash requirements) agreed to in connection with the negotiation of terms of the Merger Agreement. The amount in the Trust Account is anticipated to be $8.00 per share. Infinity Corp.’s Initial Shareholders have agreed to waive their redemption rights with respect to any of their Founder Shares or Public Shares in connection with the consummation of the Business Combination.

Infinity Corp. will conduct redemptions pursuant to the tender offer rules. Infinity Corp.’s memorandum and articles of association require these tender offer documents to contain substantially the same financial and other information about the Business Combination and the redemption rights as is required under the SEC’s proxy rules.

Pursuant to Infinity Corp.’s memorandum and articles of association, if Infinity Corp. is unable to consummate the Business Combination by the Business Combination Deadline, Infinity Corp. will, as promptly as reasonably possible but no more than five business days thereafter, (i) distribute the aggregate amount then on deposit in the Trust Account (less up to $50,000 of the net interest earned thereon to pay dissolution expenses), pro rata to Infinity Corp.’s public shareholders by way of redemption and (ii) cease all operations except for the purposes of winding up of its affairs. This redemption of public shareholders from the Trust Account shall be done automatically by function of Infinity Corp.’s memorandum and articles of association and prior to any voluntary winding up. Infinity Corp.’s Initial Shareholders have agreed to waive their rights to liquidating distributions with respect to the Founder Shares if Infinity Corp. fails to consummate the Business Combination by the Business Combination Deadline. However, if Infinity Corp.’s Initial Shareholders, or any of Infinity Corp.’s officers, directors or affiliates acquire Public Shares, they will be entitled to receive liquidating distributions with respect to such Public Shares if Infinity Corp. fails to consummate the Business Combination within the required time period.

Infinity Corp. shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of legally available funds. In the event of a liquidation or winding up of the company after the Business Combination, the shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the Ordinary Shares. Infinity Corp. shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Ordinary Shares, except that Infinity Corp. will provide Infinity Corp.’s shareholders with the redemption rights set forth above.

Infinity Corp. may, at the discretion of the directors, issue fractional shares and may, upon the issue of fractional shares, round up or round down to the nearest whole number.

Founder Shares

The Founder Shares are Ordinary Shares, and holders of Founder Shares have the same shareholder rights as public shareholders, except that (i) the Founder Shares are subject to certain transfer restrictions, as described in more detail below, and (ii) Infinity Corp.’s Initial Shareholders have agreed (A) to waive their redemption rights with respect to any of their Founder Shares or Public Shares in connection with the consummation of the Business Combination and (B) to waive their redemption rights with respect to any Founder Shares if Infinity Corp. fails to consummate the Business Combination by the Business Combination Deadline, although they will be entitled to redemption rights with respect to any Public Shares they hold if Infinity Corp. fails to consummate the Business Combination.

With certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to Infinity Corp.’s officers and directors and other persons or entities affiliated with the Initial Shareholders, each of whom will be subject to the same transfer restrictions) until they are released from lockup other than if Infinity Corp. consummates a liquidation, merger, share exchange or other similar transaction after the Business Combination that results in all of the shareholders having the right to exchange their Ordinary Shares for cash, securities or other property.  The Founder Shares are not transferable for one year after the completion of the Business Combination except that: (1) 50% of such Ordinary Shares may be released if the closing price of the Ordinary Shares exceeds $9.60 for any 20 trading days within a 30-trading day period following the consummation of the Business Combination, and (2) the remaining 50% of such Ordinary Shares may be released if the closing price of the Ordinary Shares exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of the Business Combination.

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Preferred Shares

Infinity Corp.’s memorandum and articles of association authorize the issuance of an unlimited number of preferred shares divided into five classes, Class A through Class E each with such designation, rights and preferences as may be determined by Infinity Corp.’s board of directors. Infinity Corp. has five classes of preferred shares to give Infinity Corp. flexibility as to the terms on which each Class is issued. Unlike Delaware law, all shares of a single class must be issued with the same rights and obligations. Accordingly, starting with five classes of preference shares would allow Infinity Corp. to issue shares at different times on different terms. No preferred shares are currently issued or outstanding. Accordingly, Infinity Corp.’s board of directors is empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of Ordinary Shares. However, the underwriting agreement Infinity Corp. entered into in connection with its initial public offering prohibits it, prior to the Business Combination, from issuing preferred shares which participate in any manner in the proceeds of the Trust Account. Infinity Corp. does not intend to issue preferred shares in connection with the Business Combination.

The rights of preferred shareholders, if the preferred shares are in issue, may only be amended by a resolution of the holders of at least 65% of the outstanding shares of the relevant preferred class that have voted (and are entitled to vote thereon) in relation to any such resolution prior to the Business Combination, or by the holders of a majority of the outstanding shares of the relevant preferred class that have voted (and are entitled to vote thereon) in relation to any such resolution after the completion of the Business Combination (or by a resolution of directors if there are no preferred shares of the relevant class in issue). If Infinity Corp.’s preferred shareholders want Infinity Corp. to hold a meeting of preferred shareholders (or of a class of preferred shareholders), they may requisition the directors to hold one upon the written request of preferred shareholders entitled to exercise at least 30% of the voting rights in respect of the matter (or class) for which the meeting is requested. Under British Virgin Islands law, Infinity Corp. may not increase the required percentage to call a meeting above 30%.

There are currently no preferred shares of Infinity Corp. outstanding.

Warrants

There are 10,570,000 Infinity Corp. Warrants currently outstanding, 5,750,000 of which are Public Warrants and 4,820,000 of which are Sponsors Warrants.

Public Warrants

Each Infinity Corp. Warrant currently entitles the registered holder to purchase one Ordinary Share at a price of $7.00 per share, subject to adjustment as discussed below, at any time commencing after the completion of the Business Combination. The Infinity Corp. Warrants currently will expire three years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

In January 2014, Infinity Corp. obtained written consents from the holders of a majority of the outstanding Infinity Corp. Warrants to approve amendments to the Infinity Corp. Warrants to: (i) increase the exercise price of the Infinity Corp. Warrants from $7.00 to $10.00 per ordinary share of Infinity Corp., (ii) increase the redemption price of the Infinity Corp. Warrants from $10.50 to $15.00 per ordinary share of Infinity Corp., (iii) increase the term of the Infinity Corp. Warrants from three years following the consummation of the Business Combination to five years following the consummation of the Business Combination, (iv) delete the provision decreasing the exercise price of the warrants in connection with certain transactions and (v) allow the Infinity Corp. Warrants to be converted into Common Stock, on a one for ten basis, during the thirty day period commencing 31 days after the consummation of the Business Combination. The amendments to the Infinity Corp. Warrants will become effective upon the execution of an amendment to the warrant agreement at the closing of the Business Combination.

Except as set forth below, Infinity Corp. will not be obligated to issue any Ordinary Shares pursuant to the exercise of an Infinity Corp. Warrant unless a registration statement under the Securities Act with respect to the Ordinary Shares underlying the Infinity Corp. Warrants is then effective and a prospectus relating thereto is current. No Infinity Corp. Warrant will be exercisable and Infinity Corp. will not be obligated to issue Ordinary Shares upon exercise of an Infinity Corp. Warrant unless the Ordinary Share issuable upon such Infinity Corp. Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Infinity Corp. Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to an Infinity Corp. Warrant, the holder of such Infinity Corp. Warrant will not be entitled to exercise such warrant and such Infinity Corp. Warrant may have no value and expire worthless except for the right of holders of the Public Warrants (other than the Sponsors) to receive $0.60 for each Public Warrant. In no event will Infinity Corp. be required to net cash settle any Infinity Corp. Warrant. In the event that a registration statement is not effective for the exercised Infinity Corp. Warrants and in compliance with the applicable state securities laws, the purchaser of a Unit containing such Infinity Corp. Warrant will have paid the full purchase price for the Unit solely for the Ordinary Share underlying such Unit.

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No Infinity Corp. Warrants will be exercisable for cash unless Infinity Corp. has an effective and current registration statement covering the Ordinary Shares issuable upon exercise of the Infinity Corp. Warrants and a current prospectus relating to such Ordinary Shares. Notwithstanding the foregoing, if a registration statement covering the Ordinary Shares issuable upon exercise of the Public Warrants has not been declared effective within 60 business days following the closing of the Business Combination, Infinity Corp. Warrant holders may, until such time as there is an effective registration statement and during any period during which Infinity Corp. has failed to maintain an effective registration statement, exercise Infinity Corp. Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act. If cashless exercise is permitted, each holder of Infinity Corp. Warrants exercising on a cashless basis will pay the exercise price by surrendering the Infinity Corp. Warrants for that number of Ordinary Shares equal to the quotient obtained by dividing: (x) the product of the number of Ordinary Shares underlying the Infinity Corp. Warrants, multiplied by the difference between the Infinity Corp. Warrant exercise price and the “fair market value” by (y) the fair market value. For these purposes, fair market value will mean the volume weighted average price of Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the warrant agent from the holder of such Infinity Corp. Warrants or Infinity Corp.’s securities broker or intermediary.

Once the Infinity Corp. Warrants become exercisable, Infinity Corp. may call the Infinity Corp. Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per Infinity Corp. Warrant;

•	upon not less than 30 days’ prior written notice of redemption, or the 30-day redemption period, to each Infinity Corp. Warrant holder; and

•	if, and only if, the last sale price of Ordinary Shares equals or exceeds $10.50 per share ($15.00 upon consummation of the Business Combination) for any 20 trading days within a 30-trading day period ending on the third business day before Infinity Corp. sends the notice of redemption to the Infinity Corp. Warrant holders.

Infinity Corp. will not redeem the Infinity Corp. Warrants unless there is a current registration statement in effect covering the Ordinary Shares issuable upon exercise of the Infinity Corp. Warrants and a current prospectus in respect thereof is available commencing five business days prior to the 30-day redemption period and continuing throughout the 30-day redemption period.

Infinity Corp. has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Infinity Corp. Warrant exercise price. If the foregoing conditions are satisfied and Infinity Corp. issues a notice of redemption of the Infinity Corp. Warrants, each Infinity Corp. Warrant holder will be entitled to exercise his, her or its Infinity Corp. Warrant prior to the scheduled redemption date. However, the price of the Ordinary Shares may fall below the redemption trigger price as well as the warrant exercise price after the redemption notice is issued.

If Infinity Corp. calls the Infinity Corp. Warrants for redemption as described above, Infinity Corp.’s management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” If Infinity Corp.’s management takes advantage of this option, all holders of Infinity Corp. Warrants would pay the exercise price by surrendering his, her or its warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Infinity Corp. Warrants, multiplied by the difference between the exercise price of the Infinity Corp. Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Infinity Corp. Warrants. If Infinity Corp.’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Ordinary Shares to be received upon exercise of the Infinity Corp. Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. Infinity Corp. believes this feature is an attractive option to it if it does not need the cash from the exercise of the Infinity Corp. Warrants after the Business Combination. If Infinity Corp. calls the Infinity Corp. Warrants for redemption and Infinity Corp.’s management does not take advantage of this option, the Infinity Funds and their permitted transferees would still be entitled to exercise their Sponsors Warrants for cash or on a cashless basis using the same formula described above that other Infinity Corp. Warrant holders would have been required to use had all Infinity Corp. Warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

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A holder of an Infinity Corp. Warrant may notify Infinity Corp. in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Infinity Corp. Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% of the Ordinary Shares outstanding immediately after giving effect to such exercise.

If the number of outstanding Ordinary Shares is increased by a share dividend payable in Ordinary Shares, or by a split-up of Ordinary Shares or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of Ordinary Shares issuable on exercise of each Infinity Corp. Warrant will be increased in proportion to such increase in the outstanding Ordinary Shares. A rights offering to holders of Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the fair market value will be deemed a share dividend of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Ordinary Shares) multiplied by (ii) one (1) minus the quotient of (x) the price per Ordinary Share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Infinity Corp., at any time while the Infinity Corp. Warrants are outstanding and unexpired, pays a dividend or make a distribution in cash, securities or other assets to the holders of Ordinary Shares on account of such Ordinary Shares (or other shares into which the Infinity Corp. Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Ordinary Shares in connection with the Business Combination, or (d) in connection with the redemption of Infinity Corp. Public Shares upon Infinity Corp.’s failure to consummate the Business Combination, then the Infinity Corp. Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Ordinary Share in respect of such event.

If the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse shares split or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse shares split, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Infinity Corp. Warrant will be decreased in proportion to such decrease in outstanding Ordinary Shares.

Whenever the number of Ordinary Shares purchasable upon the exercise of the Infinity Corp. Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Ordinary Shares purchasable upon the exercise of the Infinity Corp. Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than those described above or that solely affects the par value of such ordinary shares), or in the case of any merger or consolidation of Infinity Corp. with or into another corporation (other than a consolidation or merger in which Infinity Corp. is the continuing corporation and that does not result in any reclassification or reorganization of Infinity Corp.’s outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Infinity Corp. Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Infinity Corp. Warrants and in lieu of the Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their Infinity Corp. Warrants immediately prior to such event. The warrant agreement provides for certain modifications to what holders of Infinity Corp. Warrants will have the right to purchase and receive upon the occurrence of certain events, and that if more than 30% of the consideration receivable by the holders of Ordinary Shares in the applicable event is payable in the form of Ordinary Shares in the successor entity that is not listed for trading on a national securities exchange or on the OTC Bulletin Board, or is not to be so listed for trading immediately following such event, then the warrant exercise price will be reduced in accordance with a formula specified in the warrant agreement. Pursuant to the Warrant Amendment, this adjustment will not be applicable following the consummation of the Business Combination.

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The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Infinity Corp. The warrant agreement provides that the terms of the Infinity Corp. Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders. No amendment to the warrant agreement shall amend the expiration date of the warrants to a date prior to 30 days following our initial business combination without the written approval of EBC.

The Infinity Corp. Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Infinity Corp. Warrants being exercised. The Infinity Corp. Warrant holders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their Infinity Corp. Warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the Infinity Corp. Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the Infinity Corp. Warrants. If, upon exercise of the Infinity Corp. Warrants, a holder would be entitled to receive a fractional interest in a share, Infinity Corp. will, upon exercise, round up to the nearest whole number the number of Ordinary Shares to be issued to the Infinity Corp. Warrant holder.

Insider Warrants and Repurchased Public Warrants

The Insider Warrants and repurchased Public Warrants (including the Ordinary Shares issuable upon exercise of such warrants) will not be transferable, assignable or salable until after the completion of Infinity Corp.’s initial business combination (except, among other limited exceptions as described under “Security Ownership of Certain Beneficial Owners of Infinity Corp.— Transfers of Founder Shares and Sponsors Warrants” to the Initial Stockholders and their permitted transferees). The Insider Warrants and the repurchased Public Warrants will be identical to the Public Warrants including having the same exercise period, except that the Insider Warrants and repurchased Public Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by Infinity Corp., in each case so long as they are held by the Initial Shareholders or their affiliates. Additionally, the period during which the EBC Warrants are exercisable may not be extended beyond five years from the effective date of the registration statement for Infinity Corp.’s initial public offering. The purchasers have agreed that the Insider Warrants will not be sold or transferred by them (except to certain permitted transferees) until after Infinity Corp. has completed an initial business combination.

If holders of the Insider Warrants or repurchased Public Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Additionally, any Infinity Corp. Warrants purchased by our Initial Shareholders in the open market or as required and described elsewhere in this Offer will also be non-redeemable by us and may be exercised on a cashless basis so long as they continue to be held by such Initial Shareholders or their permitted transferees.

The Sponsor Warrants (including the Ordinary Shares issuable upon exercise of such Infinity Corp. Warrants), are not transferable, assignable or salable until after the completion of the Business Combination (except, among other limited exceptions as described under “Security Ownership of Certain Beneficial Owners of Infinity Corp.— Transfers of Founder Shares and Sponsors Warrants” to Infinity Corp. officers and directors and other persons or entities affiliated with, as applicable, the Sponsors or the underwriters (and/or their designees) and they will not be redeemable by Infinity Corp. so long as they are held by the Sponsors, the underwriters (and/or their designees) or their permitted transferees). Otherwise, the Sponsor Warrants have terms and provisions that are identical to those of the Infinity Corp. Warrants sold as part of the Units in Infinity Corp.’s initial public offering (provided, however, that for so long as Sponsor Warrants are held by the underwriters and their affiliates, the Sponsor Warrants will not be exercisable after the five year anniversary of the effective date of the registration statement filed in connection with Infinity Corp.’s initial public offering). If the Sponsor Warrants are held by holders other than Infinity Corp.’s Sponsors, the underwriters (and/or their designees) or their permitted transferees, the Sponsor Warrants will be redeemable by Infinity Corp. and exercisable by the holders on the same basis as the Infinity Corp. Warrants sold as part of the Units in Infinity Corp.’s initial public offering.

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As part of the Business Combination, each of the 4,820,000 Insider Warrants will be converted into 4,820,000 Insider Warrants of Infinity Acquisition. However, the holders of the Insider Warrants have agreed that Infinity Acquisition has the right to demand that the Insider Warrants be converted into shares of Infinity Acquisition Common Stock, at a ratio of ten warrants for one share of Infinity Acquisition Common Stock, during the thirty day period commencing 31 days after the consummation of the Business Combination mandatory conversion of the Insider Warrants for the 30 day period commencing on the 31st day following closing of the Merger Transaction at a ratio of one share for 10 warrants

Even during such periods of time when insiders will be permitted to sell Infinity Corp. securities, an insider cannot trade in Infinity Corp. securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their Infinity Corp. Warrants and sell the Ordinary Shares received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities.

In order to finance transaction costs in connection with an intended initial business combination, the Sponsors or an affiliate of the Sponsors or certain of Infinity Corp.’s officers and directors may, but are not obligated to, loan Infinity Corp. funds as may be required. Up to $500,000 of such loans may be convertible into warrants of the post business combination entity at a price of $0.50 per warrant at the option of the lender. The warrants would be identical to the Sponsors Warrants. As of the date of this Offer to Purchase, the Sponsors or their affiliates have loaned Infinity Corp. $500,000, which loans are convertible into warrants of Infinity Acquisition at a price of $0.50 per warrant at the option of the lenders.

Unit Purchase Options

In connection with its initial public offering, Infinity Corp. sold to EBC and/or its designees, for $100, an option to purchase up to 500,000 Units at $8.80 per Unit. The underwriters’ unit purchase options may be exercised on a cashless basis starting on the later of the Business Combination and ending on the fifth anniversary of Infinity Corp.’s initial public offering. Except for the exercise price of the Units, the Units issuable upon exercise of the option are identical to the Units.

EBC has agreed to exchange, at the closing of the Business Combination, the unit purchase options to purchase up to a total of 500,000 units held by it or its designees into 100,000 shares of Common Stock.

Dividends

Infinity Corp. has not paid any cash dividends on its Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

Trust Account

Upon the closing of the initial public offering and the private placements, $46.0 million was placed into the Trust Account. The proceeds placed into the Trust Account may be invested only in U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest solely in U.S. Treasuries.  The Trust Account is held at J.P. Morgan Chase N.A., London Branch and maintained by Continental Stock Transfer & Trust Company, acting as trustee pursuant to the investment management trust agreement with Infinity Corp. dated July 19, 2012. The amount in the Trust Account will only be released to Infinity Corp. upon the earlier of: (1) the consummation of a Business Combination and (2) a redemption to public shareholders prior to any voluntary winding-up in the event the Company does not consummate a Business Combination.

British Virgin Islands Regulatory Considerations

There are no material British Virgin Islands regulatory considerations in this regard except for filings with the British Virgin Islands necessary to effectuate the transactions contemplated by the Merger Agreement.

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Infinity Corp.’s Transfer Agent and Warrant Agent

The transfer agent for Infinity Corp.’s securities and warrant agent for Infinity Corp. Warrants is Continental Stock Transfer & Trust Company. The transfer agent’s address is 17 Battery Place, New York, New York 10004, and its telephone number is (212) 845-3212.

Appraisal Rights

There is no vote of Infinity Corp. shareholders required for the approval of the Business Combination.  However, Infinity Corp. shareholders had appraisal rights in relation to the Redomestication.

As part of the Offer, Infinity Corp. shareholders have been provided with an outline of the plan of merger in respect of the Redomestication. The plan of merger itself (as set out in the outline so provided, but subject to any necessary changes to the number of outstanding shares or warrants as a consequence of this Offer and/or Warrant Tender Offer) will ultimately be filed at the Registry of Corporate Affairs in the British Virgin Islands immediately before the effect of the Redomestication. See “Appraisal Rights – Outline of Plan of Merger.” Under the Companies Act, a shareholder electing to dissent from the Redomestication was required to give Infinity Corp. a written notice of its decision to dissent within 20 days immediately following the date when the copy of a plan of merger approved by Infinity Corp. in connection with the Redomestication or an outline of the plan of merger is given to the shareholder under Section 172 of the Companies Act.  An outline of the plan of merger in relation to the Redomestication had been sent to the shareholders by inclusion in the documents relating to the Offer (a copy of the plan so given is also included herein for information under the section headed “Appraisal Rights - Outline of Plan of Merger”). However, to provide shareholders sufficient time to review the outline of the plan of merger, Infinity Corp. extended the deadline for submitting written notice of dissent to February 23, 2014, and no shareholders provided notice of exercise of appraisal rights at such date.

Upon the giving of a notice of election to dissent in these circumstances, the Infinity Corp. shareholder to whom the notice relates would have ceased to have any of the rights of an Infinity Corp. shareholder except the right to be paid the fair value of the shareholder’s Ordinary Shares.

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DESCRIPTION OF THE COMBINED COMPANY’S SECURITIES FOLLOWING THE BUSINESS COMBINATION

General

Infinity Acquisition’s Certificate of Incorporation will authorize the issuance of up to 100,000,000 shares of Common Stock, par value $0.0001 per share, and 5,000,000 shares of Infinity Acquisition preferred stock, par value $0.0001 per share.  As of the date of this Offer to Purchase, Infinity Acquisition had 1,000 outstanding shares of common stock, par value $0.01 per share, and no shares of outstanding preferred stock.  The Common Stock and Infinity Acquisition Warrants are expected to be registered pursuant to Section 12 of the Exchange Act. Infinity Acquisition intends to change its name to Glori Energy, Inc. in connection with the consummation of the Business Combination and Glori intends to change its name to Glori Energy Technology, Inc.  Accordingly, the Common Stock and Warrants issued by Infinity Acquisition in connection with the Business Combination will be issued in the name of Glori Energy, Inc.  Infinity Acquisition has submitted an application to Nasdaq to list the Common Stock and Infinity Acquisition Warrants following the Business Combination; however, there can be no assurance concerning Infinity Acquisition’s ability to meet Nasdaq’s qualification standards.

Common Stock

In connection with the consummation of the Business Combination, the 5,750,000 outstanding Public Shares of Infinity Corp. will be converted into 5,750,000 shares of Common Stock of Infinity Acquisition (assuming no Public Shares are tendered pursuant to the Offer).  The 1,437,500 Founder Shares will be converted into 1,437,500 shares of Common Stock, which will not be transferable for one year after the completion of the Business Combination except that: (1) 50% of such Common Stock will be released from such lock-up arrangement if the closing price of the Common Stock exceeds $9.60 for any 20 trading days within a 30-trading day period following the consummation of the Business Combination, and (2) the remaining 50% of such Common Stock will be released from such lock-up arrangement if the closing price of the Common Stock exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of the Business Combination.

The holders of the Common Stock are entitled to one vote for each share held on all matters to be voted on by stockholders and do not have cumulative voting rights.  The holders of Common Stock are entitled to receive their pro rata share of any dividends, if and when declared by the board of directors out of funds legally available therefor.  In the event of a liquidation, dissolution or winding up of Infinity Acquisition, Infinity Acquisition’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Infinity Common Stock.  Infinity Acquisition’s common stockholders have no preemptive or other subscription rights.

Preferred Stock

The Infinity Acquisition charter will authorize the issuance of 5,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by Infinity Acquisition’s board of directors.  Accordingly, Infinity Acquisition’s board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects.  The ability of Infinity Acquisition’s board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Infinity Acquisition or the removal of existing management.  No shares of preferred stock are currently issued or outstanding.

Warrants

In connection with the consummation of the Business Combination, the 5,750,000 Public Warrants will be converted into 5,750,000 Infinity Acquisition Warrants (assuming no Public Warrants are tendered pursuant to the Warrant Tender Offer).  The 4,820,000 Insider Warrants will be converted into 4,820,000 Infinity Acquisition Insider Warrants.

Each Infinity Acquisition Warrant entitles the registered holder to purchase one share of Common Stock at a price of $10.00 per share, subject to adjustment as discussed below, at any time after the completion of the Business Combination. The Infinity Acquisition Warrants will expire five years after the completion of the Business Combination, at 11:59 p.m., New York City time, or earlier upon redemption or liquidation.

Except as set forth below, Infinity Acquisition will not be obligated to issue any Common Stock pursuant to the exercise of an Infinity Acquisition Warrant unless a registration statement under the Securities Act with respect to the Common Stock underlying the Infinity Acquisition Warrant is then effective and a prospectus relating thereto is current. No Infinity Acquisition Warrant will be exercisable and Infinity Acquisition will not be obligated to issue Common Stock upon exercise of an Infinity Acquisition Warrant unless Common Stock issuable upon such Infinity Acquisition Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Infinity Acquisition Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to an Infinity Acquisition Warrant, the holder of such Infinity Acquisition Warrant will not be entitled to exercise such warrant and such Infinity Acquisition Warrant may have no value and expire worthless. In no event will Infinity Acquisition be required to net cash settle any Infinity Acquisition Warrant.

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No Infinity Acquisition Warrants will be exercisable for cash unless Infinity Acquisition has an effective and current registration statement covering the Common Stock issuable upon exercise of the Infinity Acquisition Warrants and a current prospectus relating to such Common Stock. Notwithstanding the foregoing, if a registration statement covering the Common Stock issuable upon exercise of the Public Warrants is not at the time of exercise effective, Infinity Acquisition Warrant holders may, until such time as there is an effective registration statement and during any period during which Infinity Acquisition has failed to maintain an effective registration statement, exercise Infinity Acquisition Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act. If cashless exercise is permitted, each holder of Infinity Acquisition Warrants exercising on a cashless basis would pay the exercise price by surrendering the Infinity Acquisition Warrants for that number of Common Stock equal to the quotient obtained by dividing: (x) the product of the number of Common Stock underlying the Infinity Acquisition Warrants, multiplied by the difference between the Infinity Acquisition Warrant exercise price and the “fair market value” by (y) the fair market value. For these purposes, fair market value will mean the volume weighted average price of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the warrant agent from the holder of such Infinity Acquisition Warrants or our securities broker or intermediary.

Once the Infinity Acquisition Warrants become exercisable, Infinity Acquisition may call the Infinity Acquisition Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per Infinity Acquisition Warrant;

•	upon not less than 30 days’ prior written notice of redemption, the 30-day redemption period, to each Infinity Acquisition Warrant holder; and

•	if, and only if, the last sale price of Common Stock equals or exceeds $15.00 per share for any 20 trading days within a 30-trading day period ending on the third business day before Infinity Acquisition sends the notice of redemption to the Infinity Acquisition Warrant holders.

Infinity Acquisition will not redeem the Infinity Acquisition Warrants unless there is an effective registration statement covering the Common Stock issuable upon exercise of the Infinity Acquisition Warrants and a current prospectus in respect thereof is available throughout the 30-day redemption period.

Infinity Acquisition has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Infinity Acquisition Warrant exercise price. If the foregoing conditions are satisfied and Infinity Acquisition issues a notice of redemption of the Infinity Acquisition Warrants, each Infinity Acquisition Warrant holder will be entitled to exercise his, her or its Infinity Acquisition Warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $15.00 redemption trigger price as well as the $10.00 warrant exercise price after the redemption notice is issued.

A holder of an Infinity Acquisition Warrant may notify Infinity Acquisition in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Infinity Acquisition Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% of the Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding Common Stock is increased by a share dividend payable in Common Stock, or by a split-up of Common Stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of Common Stock issuable on exercise of each Infinity Acquisition Warrant will be increased in proportion to such increase in the outstanding Common Stock. A rights offering to holders of Common Stock entitling holders to purchase Common Stock at a price less than the fair market value will be deemed a share dividend of a number of Common Stock equal to the product of (i) the number of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

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In addition, if Infinity Acquisition, at any time while the Infinity Acquisition Warrants are outstanding and unexpired, pays a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such Common Stock (or other shares into which the Infinity Acquisition Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the Infinity Acquisition Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding Common Stock is decreased by a consolidation, combination, reverse shares split or reclassification of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse shares split, reclassification or similar event, the number of Common Stock issuable on exercise of each Infinity Acquisition Warrant will be decreased in proportion to such decrease in outstanding Common Stock.

Whenever the number of Common Stock purchasable upon the exercise of the Infinity Acquisition Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Common Stock purchasable upon the exercise of the Infinity Acquisition Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Common Stock so purchasable immediately thereafter.

The Infinity Acquisition Warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Infinity Acquisition. Infinity Acquisition Warrant holders should review a copy of the warrant agreement, a form of which has been filed by Infinity Corp. with the SEC, for a complete description of the terms and conditions applicable to the Infinity Acquisition Warrants.

The Infinity Acquisition Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Infinity Acquisition Warrants being exercised. The Infinity Acquisition Warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Infinity Acquisition Warrants and receive Common Stock. After the issuance of Common Stock upon exercise of the Infinity Acquisition Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Infinity Acquisition Warrants. If, upon exercise of Infinity Acquisition Warrants, a holder would be entitled to receive a fractional interest in a share of Common Stock, Infinity Acquisition will, upon exercise, round up to the nearest whole number the number of shares of Common Stock to be issued to the Infinity Acquisition Warrant holder.

Dividends

Infinity Acquisition has no obligation or immediate plans to pay dividends to the holders of its Common Stock.  However, Infinity Acquisition reserves the right to pay dividends at the discretion of its board of directors at any time in the future.

Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Infinity Acquisition pursuant to the foregoing provisions, Infinity Acquisition has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Warrant Agent

The transfer agent for Infinity Acquisition’s securities and warrant agent for its warrants is Continental Stock Transfer & Trust Company, whose address is 17 Battery Place, New York, New York 10004, and telephone number is (212) 845-3212.

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MATERIAL DIFFERENCES IN THE RIGHTS OF INFINITY CORP. SHAREHOLDERS FOLLOWING THE BUSINESS COMBINATION

The rights of Infinity Corp. shareholders are and will be governed by British Virgin Islands law and Infinity Corp.’s memorandum and articles of association until the completion of the Redomestication.  If Infinity Corp. shareholders do not tender their Ordinary Shares in the Offer, after the Redomestication such shareholders will become stockholders of Infinity Acquisition and their rights will be governed by Delaware law and Infinity Acquisition’s Certificate of Incorporation and Bylaws.

Although the corporate statutes of Delaware and the British Virgin Islands are similar, certain differences exist.  Summarized below are the most significant differences between the rights of the shareholders of Infinity Corp. versus the rights of the Infinity Acquisition stockholders (which will include former Infinity Corp. shareholders after the Redomestication).

The following discussions are summaries only.  They do not give you a complete description of any non-material differences that may affect security holders.  Neither the Companies Act nor the memorandum and articles of association of Infinity Corp. impose any limitations on the right of nonresident or foreign owners to hold or vote securities.  Under the Companies Act law, holders of a company’s stock are referred to as members, as opposed to shareholders, and such reference is carried through in the table.

PROVISION	INFINITY CORP. (BVI)	INFINITY ACQUISITION (DELAWARE)
Authorized Capital Stock	Infinity Corp. is authorized to issue an unlimited number of shares of no par value divided into six classes of shares: Ordinary shares or no par value, Class A preferred shares of no par value, Class B preferred shares of no par value, Class C preferred shares of no par value, Class D preferred shares of no par value and Class E preferred shares of no par value.	The authorized capital stock of Infinity Acquisition will consist of 100,000,000 shares of common stock, $0.0001 par value per share, and 5,000,000 shares of preferred stock, par value $0.0001 par value per share.

Dividend Policy	Subject to Regulation 23 (Business Combination) of the Articles, the directors may, by resolution of directors, authorize a distribution at a time and of an amount they think fit if they are satisfied, on reasonable grounds, that immediately after the distribution the value of the assets of Infinity Corp. will exceed its liabilities and Infinity Corp. will be able to pay its debts as and when they fall due.	Subject to applicable law and the Certificate of Incorporation, dividends upon the shares of capital stock of the Infinity Acquisition may be declared by the board of directors at any regular or special meeting of the board of directors. Dividends may be paid in cash, in property or in shares of the Infinity Acquisition’s capital stock, unless otherwise provided by applicable law or the Certificate of Incorporation.

Preferred (Preference) Shares	Directors may, subject to making the necessary amendments to the memorandum and articles of association of Infinity Corp., fix the designations, powers, preferences, rights, qualifications, limitations and restrictions, if any, appertaining to any and all classes of shares that may be authorized to be issued under Infinity Corp.’s memorandum and articles of association.	Directors may fix by resolution the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any unissued series of preferred stock, as well as the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, subject to any requirements of the Delaware General Corporation Law, the DGCL, and the Certificate of Incorporation.

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PROVISION	INFINITY CORP. (BVI)	INFINITY ACQUISITION (DELAWARE)
Registered Shares	Infinity Corp. is only authorized to issue registered shares. Infinity Corp. is not authorized to issue bearer shares, convert registered shares to bearer shares or exchange registered shares for bearer shares.	Silent.

Purpose of Corporation	Infinity Corp. has full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, subject to the Companies Act, any other legislation of the British Virgin Islands and Regulation 23 (Business Combination) of the Articles.	To engage in any lawful act or activity for which corporations may be organized under the DGCL.

Registered Office	Nemours Chambers, PO Box 3170, Road Town, Tortola, British Virgin Islands.	Vcorp Services, LLC 1811 Silverside Road Wilmington, Delaware, 19810

Transfer Agent	The board of directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents.	The board of directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents.

Voting Rights

The holders of Ordinary Shares shall have the right to vote at a meeting of the members or on any resolution of Members.

The holders of the Preferred Shares shall have the rights, privileges, restrictions and conditions as set out in the amended and restated Memorandum prior to the issue of such shares.

The holders of common stock shall have the right to one vote for each share of common stock.

Redemption of Equity	Regulation 6 of the articles of association provides that Infinity Corp. may purchase, redeem or otherwise acquire and hold its own shares provided the consent of the member whose shares are to be purchase, redeemed or otherwise acquired is obtained (unless Infinity Corp. is permitted by the Companies Act or any other provision in the memorandum or articles of association to purchase, redeem or otherwise acquire the shares without such consent).	Silent.

Stockholder/Member Consent	Prior to the initial public offering, any action that may be taken by the members at a meeting could also be taken by a resolution of members consented to in writing, without the need for prior notice.	Any action required or permitted to be taken by the stockholders of Infinity Acquisition must be effected at a duly called annual or special meeting of stockholders and may not be effected by any action by written consent by such stockholders.

Notice Requirements for Stockholder/Member Relating to Nominations and Other Proposals	Directors convening a meeting of members are required to give not less than 10 nor more than 60 days' written notice of a meeting to the other members and the other directors.	In general, to bring a matter before an annual meeting or to nominate a candidate for director, a stockholder must give notice of the proposed matter or nomination (1) not less than 90 days and not more than 120 days prior to the anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is not more than 30 days in advance and (2) with respect to any other annual meeting of stockholders, the close of business on the 10th day following the date of public disclosure of the date of such meeting.

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PROVISION	INFINITY CORP. (BVI)	INFINITY ACQUISITION (DELAWARE)
Meetings of Stockholders/Members – Presence	In person or by proxy or by telephone or other electronic means provided all members participating in the meeting are able to hear each other.	In person, by proxy or by means of remote communication.

Meeting of Stockholders/Members – Notice	Directors convening a meeting of members are required to give not less than 10 nor more than 60 days' written notice of a meeting to the other members and the other directors.	Not less than 10 days nor more than 60 days.

Meetings of Stockholders/Members – Call of Meeting	Members entitled to exercise 30% or more of the voting rights in respect of the matter for which the meeting is requested may request in writing that the directors convene a meeting of members.	Annual meetings shall, or special meetings may be called by the board of directors.

Meetings of Stockholders/Members – Place	Within or outside the British Virgin Islands.	Within or without Delaware.

Meetings of Stockholders/Members – Quorum	At the commencement of the meeting, present in person or by proxy not less than 50% of the votes of the shares entitled to vote on resolutions of members to be considered at the meeting.	Majority of the aggregate voting power of the shares of capital stock of Infinity Acquisition issued and outstanding and entitled to vote thereat. Meeting may be adjourned for up to 30 days without additional notice to stockholders.

Meeting of Stockholders/Members – Record Date	The director convening the meeting of members shall fix in the notice of the meeting the record date for determining those members that are entitled to vote at the meeting.	As fixed by the board of directors, no more than 60 days and no less than 10 days before the meeting. If after adjournment a new record date is fixed for the adjourned meeting, notice must be given to stockholders.

Directors – Election

The first directors are appointed by the registered agent within 30 days of incorporation.

Following this, directors are appointed by resolution of members or by resolution of directors.

Immediately before the consummation of an initial public offering, the directors shall pass a resolution of directors dividing themselves into two classes, being the class A directors and the class B directors.

By the stockholders at the annual meeting of the stockholders.

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PROVISION	INFINITY CORP. (BVI)	INFINITY ACQUISITION (DELAWARE)
Directors – Term	Each director holds office for the term, if any, fixed by the resolution of directors or resolution of members appointing him, or until his earlier death, resignation or removal. If no fixed term is on the appointment, the director serves indefinitely until his earlier death, resignation or removal.	Directors are generally elected to serve two-year terms, or until such directors’ successor is elected and qualified, with approximately one-half of such members’ terms expiring each year. The terms of directors expire at the annual meeting of shareholders held in the second year following their election, but directors whose terms of office expire may be re-elected.

Directors – Removal	A director may be removed from office with or without cause by a resolution of members passed at a meeting of members called for the purposes including the removal of the director or by a written resolution passed by at least 75% of the members of Infinity Corp. entitled to vote, or subject to Regulation 9.1(b) of the articles of association of Infinity Corp. in relation to its initial public offering, by a resolution of the directors.	By the majority of the voting power of the shares then entitled to vote at an election of directors, for cause only.

Directors – Vacancy

A vacancy occurs if a director dies or otherwise ceases to hold office prior to the expiration of his term of office.

Subject to the Articles, the directors may at any time appoint any person to be a director either to fill a vacancy or as an addition to the existing directors.  Where the directors appoint a person as director to fill a vacancy, the term may not exceed the term that remained when the person who has ceased to be a director ceased to hold office.

By the vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Directors – Number	The minimum number of directors is one and there is no maximum number.	As determined by the board of directors, but not less than one.

Directors – Quorum and Vote Requirements	A resolution of directors is defined in the Articles as either: (i) a resolution approved at a duly convened and constituted meeting of directors or of a committee of directors by the affirmative vote of a majority of the directors present at the meeting who voted, except that where a director is given more than one vote, he shall be counted by the number of votes he casts for the purposes of establishing a majority, or (ii) a resolution consented to in writing by all directors or by all members of a committee of directors, as the case may be.	A majority of the entire board of directors or such committee of the board of directors. The act of a majority of the directors present at any meeting of the board of directors, or a committee thereof, at which a quorum is present shall be the act of the board of directors or such committee.

Directors – Powers	The business and affairs of Infinity Corp. shall be managed by, or under the direction or supervision of, the directors and they have all powers necessary for managing and for directing and supervising the business and affairs of Infinity Corp.	Directors may exercise all powers of Infinity Acquisition not reserved to the stockholders.

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PROVISION	INFINITY CORP. (BVI)	INFINITY ACQUISITION (DELAWARE)
Directors – Committees	The directors may, by resolution of directors, designate one or more committees, each consisting of one or more directors, and delegate one or more of their powers.	The board of directors may establish one or more committees with the authority that the board of directors determines.

Directors – Consent Action	An action that may be taken by the directors or a committee of directors at a meeting may also be taken by a resolution of directors or a resolution of a committee of directors consented to in writing by all directors or by all members of the committee, without the need for notice.	Directors may take action by written consent of all directors, in addition to action by meeting.

Directors – Alternates	Until the consummation of a business combination, a director may not appoint an alternate director. Following this, a director may by written instrument appoint an alternate director.	Directors may designate one or more directors as alternate members of any committee.

Directors – Appoint Officers	The directors may by resolution appoint officers at such times as may be considered necessary or expedient.	Directors appoint the officers with such powers and duties as the board of directors shall determine.

Directors – Limitation of Liability	Directors shall not be liable for any debt, obligation or default of Infinity Corp. unless specifically provided in the Companies Act or other enactment of the British Virgin Islands, and except in so far as he may be liable for his own conduct or acts.	Directors shall have no personal liability to Infinity Acquisition or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102(b)(7) of the DGCL expressly provides that the liability of a director may not be eliminated or limited.

Directors – Indemnification Insurance	Infinity Corp. may indemnify, hold harmless and exonerate against all direct and indirect costs, fees and expenses of any type or nature whatsoever any person who is or was a party or is threatened to be made a party to any proceeding by reason of the fact that such person is or was a director, officer, key employee, adviser of Infinity Corp. or is or was, at the request of Infinity serving as a director of, or in any other capacity is or was acting for another enterprise.

Any person who is or was a director or officer shall have a right to indemnification and to the advancement of expenses in connection with proceedings relating to their role as such.

If rights to indemnification and to the advancement of expenses are not provided, the indemnitee may bring a suit against Infinity Acquisition to collect such indemnification and/or expenses.

	There is a requirement that the person to be indemnified acted honestly and in good faith with a view to the best interests of Infinity Corp. and in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.	Infinity Acquisition may purchase and maintain insurance in relation to any person who is or was a director or officer of Infinity Acquisition.

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PROVISION	INFINITY CORP. (BVI)	INFINITY ACQUISITION (DELAWARE)
Infinity Corp. may purchase and maintain insurance, purchase or furnish similar protection or make other arrangements including, but not limited to, providing a trust fund, letter of credit, or surety bond in relation to any indemnified person.

Amendments to Organizational Documents	Infinity Corp. may amend its Memorandum or Articles by a resolution of members or by a resolution of directors, save that no amendment may be made by a resolution of directors: (i) to restrict the rights or powers of the members to amend the Memorandum or Articles, (ii) to change the percentage of members required to pass a resolution of members to amend the Memorandum or Articles, (iii) in circumstances where the memorandum or Articles cannot be amended by the members, or (iv) to clause 7 (Variation of Rights), 8 (Rights Not Varied by Issue of Shares Pari Passu), 11 (Amendment of Memorandum and Articles) or Regulation 23 (Business Combination) of the Articles. Also, the shareholders' ability to amend Regulation 23 (Business Combination) prior to any business combination is subject to certain restrictions.

Amendments to the certificate of incorporation must be approved by the board of directors and the affirmative vote of the holders of at least 66⅔% of the total voting power of the outstanding stock, voting together as a single class.

Bylaws may be amended by a majority vote of the board of directors. Bylaws may also be amended by the affirmative vote of the holders of a majority of the total voting power of the outstanding stock, voting together as a single class; provided, however, that the affirmative vote of the holders of at least 66⅔% of the total voting power of the outstanding stock, voting together as a single class, shall be required for the board of directors or stockholders to amend, or adopt any bylaw inconsistent with, the bylaws relating to meetings of stockholders; director powers, number, classes, election, term of office, resignation, vacancies and removal; indemnification of directors and officers; and amendments.

Sale of Assets	Regulation 10.10 of the Articles of Association of Infinity Corp. expressly dis-applies section 175 of the Act (the section requiring members' authorization to any disposal of assets representing 50% or more in value of the assets of a company).	The sale of all or substantially all the assets of the company requires stockholder approval.

Anti-Takeover Provisions	There are no anti-takeover provisions applicable to Infinity Corp.	Silent

Appraisal Rights	A member is entitled to payment for the fair value of his shares upon dissenting from a merger, consolidation, transfer/disposal of assets, redemption of his shares and an arrangement (if permitted by the Court).	Provision is made under Delaware corporate law to dissent and obtain fair value of shares in connection with certain corporate actions that require stockholder approval or consent. However, the DGCL does not confer appraisal rights if the Delaware corporation’s stock is either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders.

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PRICE RANGE OF SECURITIES AND DIVIDENDS

Infinity Corp.’s Ordinary Shares, Infinity Corp. Warrants and Units are each quoted on Nasdaq, under the symbols “INXB,” “INXBW” and “INXBU,” respectively.  Each Unit consists of one Ordinary Share and one Infinity Corp. Warrant to purchase an additional Ordinary Share.  Units commenced trading on July 20, 2012.  Ordinary Shares and Infinity Corp. Warrants commenced trading on September 20, 2012.

The Units that are not voluntarily separated into Ordinary Shares and Infinity Corp. Warrants will continue to trade as Units consisting of one Ordinary Share and one Infinity Corp. Warrant until Infinity Corp. consummates the Business Combination, at which time each Unit will automatically convert into one share of Common Stock and one Infinity Acquisition Warrant. Upon the consummation of the Business Combination, the Units, Ordinary Shares and Infinity Corp. Warrants will become eligible for termination of reporting under Section 12(g)(4) of the Exchange Act.

The table below sets forth the high and low sales prices of Infinity Corp.’s Ordinary Shares, Infinity Corp. Warrants and Units as reported on Nasdaq for the period from September 20, 2012 (the date on which the Ordinary Shares and Infinity Corp. Warrants were first quoted on Nasdaq) through December 31, 2013 and for the period from July 20, 2012 (the date on which the Units were first quoted on Nasdaq) through December 31, 2013.

	Ordinary Shares		Infinity Corp. Warrants		Units
Time Period	High	Low	High	Low	High	Low
Quarter Ended
March 31, 2014 (through March 24, 2014)	$8.00	$7.89	$0.80	$0.60	$9.03	$8.39
December 31, 2013	$7.99	$7.81	$0.65	$0.60	$9.00	$7.83
September 30, 2013	$7.98	$7.82	$0.70	$0.56	$8.41	$8.11
June 30, 2013	$7.86	$7.70	$0.59	$0.56	$8.39	$8.3304
March 31, 2013	$7.81	$7.41	$0.59	$0.56	$8.55	$8.22
December 31, 2012	$8.03	$7.60	$0.591	$0.55	$8.42	$8.11
September 30, 2012*	$7.95	$7.55	$0.57	$0.55	$8.25	$8.01

* Period from September 20, 2012 for Ordinary Shares and Infinity Corp. Warrants and from July 20, 2012 for Units.

As of March 24, 2014, the closing prices of the Ordinary Shares, Infinity Corp. Warrants, and Units were $7.97, $0.77 and $8.65, respectively.

Infinity Acquisition’s securities and Glori’s securities are not publicly traded.

Infinity Acquisition has submitted an application to Nasdaq to list the Common Stock and Infinity Acquisition Warrants following the Business Combination; however, there can be no assurance concerning Infinity Acquisition’s ability to meet Nasdaq’s qualification standards.

Holders

As of January 9, 2014, there was one   holder of record of the Units, 11 holders of record of the Ordinary Shares and six holders of record of the Infinity Corp. Warrants.

As of January 8, 2014, there were 45 stockholders of record of Glori preferred stock and common stock.

For information regarding the expected effect that the Business Combination will have on the amount and percentage of the present holdings of the Ordinary Shares owned by beneficial owners of more than five percent of the Ordinary Shares, each director of Infinity Corp. and all directors and officers of Infinity Corp. as a group, please see “Security Ownership of Certain Beneficial Owners of Infinity Corp.” elsewhere in this Offer to Purchase.

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Dividends

Infinity Corp. has not paid any dividends on its Ordinary Shares to date and does not intend to pay dividends prior to the consummation of the Business Combination.

Glori has never declared dividends on its common stock. Currently, Glori has four classes of preferred stock, series A convertible preferred, series B convertible preferred, series C convertible preferred, series C-1 convertible preferred and series C-2 convertible preferred that have dividend preferences senior to the rights of the common stock to receive dividends and these senior dividend preferences currently materially limit Glori’s ability to pay dividends to the holders of its common stock. In the Transaction Merger, all outstanding shares of common stock and preferred stock of Glori will be terminated and in exchange therefor the holders thereof will be entitled to receive their portion of the merger consideration as described above, with holders of Glori preferred stock being treated on an as-converted to Glori common stock basis. As part of the issuance of Glori’s series C-2 convertible preferred stock, Glori’s charter has been amended to fix the conversion ratios of Glori preferred stock into common stock, and no further preference is applicable to the Glori preferred stock in connection with the Closing. These fixed conversion ratios reflect an agreement among the shareholders that Glori’s series C, C-1 and C-2 preferred stock are entitled to approximately a 2 to 1 preference over Glori’s common stock at Closing.

Glori currently does not plan to declare dividends on shares of its common stock in the foreseeable future, whether before or after the Transaction Merger.  Glori expects to retain future earnings, if any, for use in the operation and expansion of its business. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of our board of directors, will be paid out of funds legally available therefor, and will depend upon such factors as earnings levels, capital requirements, our overall financial condition and any other factors deemed relevant by our board of directors.

Infinity Acquisition has no obligation or immediate plans to pay dividends to the holders of its Common Stock following the consummation of the Business Combination.  However, Infinity Acquisition reserves the right to pay dividends at the discretion of its board of directors at any time in the future out of funds legally available therefor.

INFINITY CORP. BUSINESS

Overview

Infinity Corp. is a blank check company formed on April 6, 2011 as a British Virgin Islands business company with limited liability for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, contractual control arrangement with, purchasing all or substantially all of the assets of or engaging in any other similar business combination with one or more operating businesses or assets.

Infinity Corp.’s memorandum and articles of association also provide that it will, inter alia, commence a winding up of its affairs and will liquidate the Trust Account and distribute the funds included therein to the holders of Ordinary Shares sold in Infinity Corp.’s initial public offering if Infinity Corp. does not consummate the Business Combination by the Business Combination Deadline.

History

Prior to Infinity Corp.’s initial public offering, the Initial Shareholders purchased 1,150,000 Founder Shares for a purchase price of $25,000, or approximately $0.022 per share. On May 24, 2012, Infinity Corp.’s directors approved a 1.25-for-1 forward split of its outstanding Ordinary Shares, increasing the number of Founder Shares to 1,437,500.

Infinity Corp. consummated its initial public offering of 5,000,000 Units, each Unit consisting of one Ordinary Share and one Infinity Corp. Warrant to purchase one Ordinary Share, on July 25, 2012. The underwriters of the IPO were granted an option to purchase up to an additional 750,000 Units to cover over-allotments, if any. On July 26, 2012, the underwriters exercised the option in full and, on July 27, 2012, the underwriters purchased all of the over-allotment Units. The net proceeds of the initial public offering, together with approximately $2.4 million from Infinity Corp.’s sale of 4,820,000 Insider Warrants, collectively, to the Infinity Funds and the underwriters of our initial public offering, for an aggregate of approximately $46.0 million, were deposited in the Trust Account.

In connection with Infinity Corp.’s initial public offering, Infinity Corp. sold to the underwriters, for $100, an option to purchase up to 500,000 Units at $8.80 per Unit. The underwriters’ unit purchase options are exercisable starting on the consummation of the Business Combination through July 19, 2017. Except for the exercise price of the Units, Units issuable upon exercise of the options are identical to the Units sold in Infinity Corp.’s initial public offering.

On July 20, 2012, Units commenced trading on Nasdaq under the symbol “INXBU.” On September 20, 2012, the Units separated into the Ordinary Shares and Infinity Corp. Warrants underlying the Units and the Ordinary Shares and Infinity Corp. Warrants commenced trading on Nasdaq under the symbols “INXB” and “INXBW,” respectively.

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The Units that are not voluntarily separated into Ordinary Shares and Infinity Corp. Warrants will continue to trade as Units consisting of one Ordinary Share and one Infinity Corp. Warrant until Infinity Corp. consummates the Business Combination, at which time each Unit will automatically convert into one share of Common Stock and one Infinity Acquisition Warrant. Upon the consummation of the Business Combination, the Units, Ordinary Shares and Infinity Corp. Warrants will become eligible for termination of reporting under Section 12(g)(4) of the Exchange Act.

Business Combination Activities

All of Infinity Corp.’s activity through July 25, 2012 related to its formation and initial public offering and its activities subsequent to July 25, 2012 related to the identification and pursuit of potential target businesses and assets. On January 8, 2014, Infinity Corp. entered into the Merger Agreement. Pursuant to the Merger Agreement, Infinity Corp., a British Virgin Islands business company, will effect the Redomestication pursuant to which it will merge with and into Infinity Acquisition, a Delaware corporation, with Infinity Acquisition surviving the merger. Immediately following the Redomestication, Infinity Acquisition will effect the Transaction Merger pursuant to which Merger Sub will merge with and into Glori, with Glori surviving the merger.

See “The Merger Agreement” for more information.

Redemption Rights

Pursuant to Infinity Corp.’s memorandum and articles of association, Infinity Corp. will provide its shareholders with the opportunity to redeem, subject to the limitations described herein, their shares upon the consummation of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest but net of taxes payable, divided by the number of then outstanding Public Shares. As of the date of this Offer to Purchase, the amount in the Trust Account was approximately $8.00 per share. There will be no redemption rights upon the consummation of the Business Combination with respect to the Infinity Corp. Warrants. However, holders of the Public Warrants (other than the Sponsors) will be entitled to receive $0.60 for each Public Warrant they own. Infinity Corp.’s Initial Shareholders have agreed to waive their redemption rights with respect to any Founder Shares and any Public Shares they may hold in connection with the consummation of the Business Combination. In addition, Infinity Corp.’s directors and officers have also agreed to waive their redemption rights with respect to any Public Shares in connection with the consummation of the Business Combination.

Manner of Conducting Redemptions

Unlike many blank check companies that hold shareholder votes and conduct proxy solicitations in conjunction with their initial business combinations and provide for related redemptions of public shares for cash upon consummation of such initial business combinations even if not required by law, Infinity Corp. will not seek approval of the Business Combination from shareholders. Infinity Corp. will conduct redemptions of its Public Shares in accordance with the tender offer rules as discussed below. Pursuant to Infinity Corp.’s memorandum and articles of association, in connection with such redemptions, Infinity Corp. will:

•	offer to redeem its Public Shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, which regulate issuer tender offers, and

•	file tender offer documents with the SEC prior to consummating the Business Combination, which will contain substantially the same financial and other information about the Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act, which regulates the solicitation of proxies.

In accordance with Rule 14e-1(a) under the Exchange Act, the Offer shall remain open for at least 20 business days, and Infinity Corp. will not be permitted to consummate the Business Combination until the expiration of the tender offer period.

In connection with the successful consummation of the Business Combination, Infinity Corp. may redeem pursuant to the Offer up to that number of Ordinary Shares that would result in $8.0 million remaining in the Trust Account after giving effect to redemptions (but not including expenses, deferred IPO expenses or the proceeds of the PIPE Investment). However, the redemption threshold is further limited by the terms and conditions of the Business Combination. For example, Infinity Acquisition is required to retain at least $25.0 million (including the proceeds of the PIPE Investment) in cash or in kind, including debt instruments of no more than $2.0 million, for working capital and transaction costs. Therefore, there must be enough cash remaining following the Offer to be able to retain at least $25.0 million in cash or in kind, including debt instruments of no more than $2.0 million.

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In order to comply with the tender offer rules, the Offer will be made to all Infinity Corp. shareholders, not just Infinity Corp.’s public shareholders. Infinity Corp.’s Initial Shareholders and other directors and officers have agreed to waive their redemption rights with respect to any Founder Shares or Public Shares owned by them in connection with the Offer.

Many blank check companies would not be able to consummate an initial business combination if the holders of the company’s Public Shares voted against a proposed business combination and elected to redeem or convert more than a specified maximum percentage of the shares sold in such company’s initial public offering, which percentage threshold has typically been between 19.99% and 39.99%. As a result, many blank check companies have been unable to complete business combinations because the amount of shares voted by their public shareholders electing conversion exceeded the maximum conversion threshold pursuant to which such company could proceed with an initial business combination. Since Infinity Corp. has no such specified maximum redemption threshold, its structure is different in this respect from the structure that has been used by many blank check companies. However, in no event will Infinity Corp. redeem its Public Shares in an amount that would cause it to have less than $8.0 million remaining in the Trust Account after giving effect to redemptions (but not including expenses, deferred IPO expenses or the proceeds of the PIPE Investment).

Redemption of Public Shares and Subsequent Voluntary Liquidation if No Business Combination

Infinity Corp. must complete the Business Combination by the Business Combination Deadline. If Infinity Corp. is unable to consummate the Business Combination by the Business Combination Deadline, Infinity Corp. will, as promptly as possible but no more than five business days after the Business Combination Deadline, distribute the aggregate amount then on deposit in the Trust Account (less up to $50,000 of the net interest earned thereon to pay dissolution expenses) pro rata to its public shareholders by way of redemption and cease all operations except for the purposes of winding up its affairs. This redemption of public shareholders from the Trust Account shall be done automatically by function of Infinity Corp.’s memorandum and articles of association and prior to any voluntary winding up, although at all times subject to the Companies Act.

In order to redeem public shareholders from the Trust Account, Infinity Corp. will instruct the trustee to distribute the aggregate amount then on deposit in the Trust Account (less up to $50,000 of the net interest earned thereon to pay dissolution expenses), pro rata to Infinity Corp.’s public shareholders. Infinity Corp.’s Initial Shareholders have agreed to waive their rights to liquidating distributions with respect to their Founder Shares if Infinity Corp. fails to consummate the Business Combination by the Business Combination Deadline. However, if Infinity Corp.’s Initial Shareholders, or any of its other officers, directors or affiliates own Public Shares acquired in or after Infinity Corp.’s initial public offering, they will be entitled to receive liquidating distributions with respect to such Public Shares if Infinity Corp. fails to consummate the Business Combination within the required time period. There will be no redemption rights or liquidating distributions with respect to Infinity Corp. Warrants, which will expire worthless in the event Infinity Corp. does not consummate the Business Combination except for the right of holders of the Public Warrants (other than the Sponsors) to receive $0.60 for each Public Warrant. Infinity Corp. will pay the costs of the liquidation of the Trust Account from its remaining assets outside of the Trust Account or from interest not previously withdrawn from the Trust Account. However, if those funds are not sufficient to cover these costs and expenses, Infinity Corp. may request the trustee to release to Infinity Corp. an additional amount of up to $50,000 of such accrued interest to pay those costs and expenses. In addition, Infinity Corp.’s Sponsors have agreed to indemnify Infinity Corp. for all claims of creditors to the extent Infinity Corp. fails to obtain executed waivers from such entities in order to protect the amounts held in trust and except as to any claims under Infinity Corp.’s indemnity of the underwriters of Infinity Corp.’s initial public offering against certain liabilities, including liabilities under the Securities Act. Following the redemption of public shareholders from the Trust Account and payment of Infinity Corp.’s creditors, Infinity Corp. anticipates that it will have no operations or assets (other than funds sufficient to pay the costs of Infinity Corp.’s liquidation), and intends to enter voluntary liquidation, which is the statutory process for formally closing and dissolving a company under the laws of the British Virgin Islands. If it does not complete the Business Combination by the Business Combination Deadline, it intends to wind-up its affairs and commence a voluntary liquidation following the redemption of public shareholders from the Trust Account. Therefore in these circumstances, Infinity Corp. expects that the “voluntary liquidation” process will not cause any delay to the payment of redemption proceeds from its Trust Account to its public shareholders. The voluntary liquidation process which includes the liquidator of the company making a number of filings at the Registry of Corporate Affairs and the placing of statutory advertisements in the British Virgin Islands Official Gazette, a British Virgin Islands newspaper and a newspaper circulating where the company has its principal place of business. At the end of the voluntary liquidation process, the liquidator will prepare its final statement of the company’s accounts and make a notification filing with the Registry. The final stage is for the Registry to strike Infinity Corp. off the Register of Companies and issue a Certificate of Dissolution, at which point the company is dissolved. However, there is no assurance that a creditor or shareholder will not file a petition with the BVI court which, if successful, may result in Infinity Corp.’s liquidation being subject to the supervision of that court. In the event such a petition is successfully made prior to the redemption of public shareholders from the Trust Account, such events might delay distribution of some or all of Infinity Corp.’s assets to its public shareholders.

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If Infinity Corp. were to expend all of the net proceeds of its initial public offering, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders upon its dissolution would be $8.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of Infinity Corp.’s creditors which would have higher priority than the claims of its public shareholders. There is no assurance that the actual per-share redemption amount received by shareholders will not be less than $8.00, plus interest (net of any taxes payable).

Although Infinity Corp. seeks to have all vendors, service providers, prospective target businesses or other entities with which it does business execute agreements with Infinity Corp. waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Infinity Corp.’s public shareholders, there is no guarantee that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Infinity Corp.’s assets, including the funds held in the Trust Account. In the case any third party refuses or has refused to execute an agreement waiving such claims to the monies held in the Trust Account, Infinity Corp.’s management performs an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Infinity Corp. than any alternative. Examples of possible instances where Infinity Corp. may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Infinity Corp. and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsors have agreed that they will be liable to Infinity Corp., if and to the extent any claims by a vendor for services rendered or products sold to Infinity Corp., or a prospective target business with which Infinity Corp. has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $8.00 per share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Infinity Corp.’s indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsors will not be responsible to the extent of any liability for such third party claims.

In the event that the proceeds in the Trust Account are reduced below $8.00 per share and the Sponsors assert that they are unable to satisfy any applicable obligations or that they have no indemnification obligations related to a particular claim, Infinity Corp.’s disinterested directors would determine whether to take legal action against them to enforce the indemnification obligations. While Infinity Corp. currently expects that its disinterested directors in exercising their fiduciary duties to Infinity Corp. and to its shareholders would take legal action on Infinity Corp.’s shareholders’ behalf against the Sponsors to enforce their indemnification obligations to Infinity Corp., it is possible that the disinterested directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, there is no assurance that due to claims of creditors the actual value of the per-share redemption price will not be less than $8.00 per share.

If Infinity Corp. is deemed insolvent for the purposes of the British Virgin Islands Insolvency Act, or the Insolvency Act, (i.e. (i) it fails to comply with the requirements of a statutory demand that has not been set aside under section 157 of the Insolvency Act; (ii) execution or other process issued on a judgment, decree or order of a British Virgin Islands court in favor of a creditor of Infinity Corp. is returned wholly or partly unsatisfied; or (iii) either the value Infinity Corp.’s liabilities exceeds its assets, or the company is unable to pay its debts as they fall due), then there are very limited circumstances where prior payments made to shareholders or other parties may be deemed to be a “voidable transaction” for the purposes of the Insolvency Act. A voidable transaction would be, for these purposes, payments made as “unfair preferences” or “transactions at an undervalue.” Where a payment was at risk of being a voidable transaction, a liquidator appointed over an insolvent company could apply to the British Virgin Islands Court for an order, inter alia, for the transaction to be set aside as a voidable transaction in whole or in part.

Additionally, if Infinity Corp. enters insolvent liquidation under the Insolvency Act, the funds held in the Trust Account will likely be included in Infinity Corp.’s estate and subject to the claims of third parties with priority over the claims of Infinity Corp.’s shareholders. To the extent any insolvency claims deplete the Trust Account there is no assurance that Infinity Corp. will be able to return to its public shareholders the liquidation amounts due them.

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Infinity Corp.’s public shareholders will be entitled to receive funds from the Trust Account only in the event of a redemption to public shareholders prior to winding up in the event Infinity Corp. does not consummate the Business Combination or Infinity Corp.’s liquidation or if they redeem their shares in connection with the Business Combination. In no other circumstances shall a shareholder have any right or interest of any kind to or in the Trust Account.

Facilities

Infinity Corp. currently maintains its executive offices at 3 Azrieli Center (Triangle Tower) 42nd Floor, Tel Aviv, Israel, 67023. Commencing on July 20, 2012, Infinity Corp. has been obligated to pay Infinity-C.S.V.C. Management Ltd, an affiliate of the Sponsors, an aggregate of $10,000 per month for office space, administrative services and secretarial support. Infinity Corp. believes, based on rents and fees for similar services, that this amount is at least as favorable as we could have obtained from an unaffiliated person. Infinity Corp. considers the current office space adequate for its current operations.

Employees

Infinity Corp. has five employees. These individuals are not obligated to devote any specific number of hours to Infinity Corp.’s matters but they intend to devote as much of their time as they deem necessary to Infinity Corp.’s affairs until Infinity Corp. has completed the Business Combination. Infinity Corp. does not have, nor will it have, any full time employees prior to the consummation of the Business Combination. See “Management of Combined Company” for information regarding Infinity Acquisition’s officers and directors following the Business Combination.

Legal Proceedings

There is no litigation currently pending or, to Infinity Corp.’s knowledge, contemplated against Infinity Corp., its Sponsors or any of its officers or directors in their capacities as such.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF INFINITY CORP.

Overview

Infinity Corp. is a blank check company formed on April 6, 2011 pursuant to the laws of the British Virgin Islands with limited liability (meaning its public shareholders have no additional liability, as members of the company, for the liabilities of the company over and above the amount paid for their shares) formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation or contractual control arrangement with, purchasing all or substantially all of the assets of, or engaging in any other similar business combination with one or more businesses or entities. Infinity Corp. consummated its initial public offering of 5,000,000 Units, each Unit consisting of one Ordinary Share and one Infinity Corp. Warrant, on July 25, 2012. The underwriters of the initial public offering were granted an option to purchase up to an additional 750,000 Units to cover over-allotments, if any. On July 26, 2012, the underwriters exercised the option in full and, on July 27, 2012, the underwriters purchased all of the over-allotment Units. The net proceeds of the initial public offering, together with approximately $2.4 million from Infinity Corp.’s sale of 4,820,000 Insider Warrants, collectively, to the Infinity Funds and the underwriters of its initial public offering, for an aggregate of approximately $46.0 million, were deposited in the Trust Account. Subsequent to the consummation of Infinity Corp.’s initial public offering on July 25, 2012, its focus has been on identifying a prospective target business for its initial business combination.

Through December 31, 2013, Infinity Corp.’s efforts have been limited to organizational activities, activities relating to its initial public offering, activities relating to identifying and evaluating prospective acquisition candidates and activities relating to general corporate matters. Infinity Corp. has not generated any revenues to date and will not generate any revenues until after it consummates the Business Combination, at the earliest. Infinity Corp. will generate non-operating income in the form of interest income on cash and cash equivalents.

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Results of Operations for the Year Ended March 31, 2013, for the Period from April 6, 2011 (date of inception) to March 31, 2012, and for the Period from April 6, 2011 (date of inception) to March 31, 2013

For the year ended March 31, 2013, Infinity Corp. had a net loss of $386,188, $294,154 of which is attributable to operating costs expenses, $105,700 of which is attributable to the change in fair value of the warrant liability, offset by income of $13,666 which is attributable to the change in fair value of the Trust Account.

From inception (April 6, 2011) through March 31, 2012, Infinity Corp. had a net loss of $27,124 which is attributable to operating costs expenses.

From inception (April 6, 2011) through March 31, 2013, Infinity Corp. had a net loss of $413,312, $321,278 of which is attributable to operating costs expenses, $105,700 of which is attributable to the change in fair value of the warrant liability, offset by income of $13,666 which is attributable to the change in fair value of the Trust Account.

Results of Operations for the Nine Months Ended December 31, 2013 and 2012, and for the Period from April 6, 2011 (date of inception) to December 31, 2013

For the nine months ended December 31, 2013, Infinity Corp. had a net loss of $750,255, $415,349 of which is attributable to operating costs expenses, $317,100 of which is attributable to the change in fair value of the warrant liability and $17,806 of which is attributable to the change in fair value of the Trust Account.

For the nine months ended December 31, 2012, Infinity Corp. had a net loss of $572,423, $227,305 of which is attributable to operating costs expenses, $28,018 of which is attributable to the change in fair value of the Trust Account and $317,100 which is attributable to the change in fair value of the warrant liability.

For the period from April 6, 2011 (inception) through December 31, 2013, Infinity Corp. had a net loss of $1,163,568, $736,628 of which is attributable to operating costs expenses, $422,800 of which is attributable to the change in fair value of the warrant liability, $4,140 of which is attributable to the change in fair value of the Trust Account. The Trust Account is presented at fair value. As of December 31, 2013, the fair value of the Trust Account was $45,995,860.

Results of Operations for the Three Months Ended December 31, 2013 and 2012

For the three months ended December 31, 2013, Infinity Corp. had a net gain of $361,212, $166,368 of which is attributable to operating costs expenses, offset by income of $528,500 which is attributable to the change in fair value of the warrant liability and loss of $920 which is attributable to the change in fair value of the Trust Account.

For the three months ended December 31, 2012, Infinity Corp. had a net loss of $500,198, $61,108 of which is attributable to operating costs expenses, $16,290 of which is attributable to the change in fair value of the Trust Account and $422,800 which is attributable to the change in fair value of the warrant liability.

Liquidity and Capital Resources

On July 25, 2012, Infinity Corp. consummated its initial public offering at a price of $8.00 per unit. Simultaneously with the consummation of Infinity Corp.’s initial public offering, it consummated the sale of the Insider Warrants at a price of $0.50 per warrant for an aggregate purchase price of $2,200,000. On July 27, 2012, simultaneously with the sale of the over-allotment Units, Infinity Corp. consummated the sale of an additional 420,000 warrants at a price of $0.50 per warrant for an aggregate purchase price of $210,000. Infinity Corp. received net proceeds from its initial public offering and the sale of the Insider Warrants of $44,053,775, net of the offering costs and other expenses of approximately $336,225.

As of December 31, 2013, Infinity Corp. had $45,995,860 in a Trust Account available for use by management to cover the costs associated with identifying a target business, negotiating an acquisition or merger and consummating its initial business combination. Until the consummation of Infinity Corp.’s initial public offering, its only source of liquidity was $138,265 of loans and advances made to Infinity Corp. by the Sponsors. This loan (which was due and payable upon closing of Infinity Corp.’s initial public offering), was repaid in December 2012.

Infinity Corp. will depend on the cash held outside its Trust Account and on interest earned on the proceeds held in the Trust Account to provide it with the working capital it needs to identify one or more target businesses, conduct due diligence and complete its initial business combination, as well as to pay any taxes that it may owe. The amounts in the Trust Account may be invested only in any of (i) U.S. treasuries having a maturity of 180 days or less, (ii) any open ended investment company that holds itself out as a registered money market fund, which invests in U.S. treasuries, or (iii) any open ended investment company that holds itself out as a money market fund, which invests in U.S. treasuries selected by Infinity Corp. meeting the conditions of paragraphs (c)(2), (c)(3) and (c)(4) of Rule 2a-7 promulgated under the Investment Company Act. The current low interest rate environment has made it more difficult for such investments to generate sufficient funds, together with the amounts available outside the trust account, to locate, conduct due diligence, structure, negotiate and close Infinity Corp.’s initial business combination. As a result, Infinity Corp. will likely need to seek additional capital to continue its operations. If Infinity Corp. needs to seek additional capital, it intends to borrow funds from the Sponsors or its management team to operate. The Sponsors or affiliates of the Sponsors or certain of Infinity Corp.’s officers and directors may, but are not obligated to, loan it funds as may be required. If Infinity Corp. consummates an initial business combination, it would repay such loaned amounts. In the event that the initial business combination does not close, Infinity Corp. may use a portion of the offering proceeds held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment, other than the interest on such proceeds that may be released to Infinity Corp. for working capital purposes. Up to $500,000 of such loans may be convertible into warrants of the post business combination entity at a price of $0.50 per warrant at the option of the lender. The warrants would be identical to the Insider Warrants. As of the date of this Offer to Purchase, the Sponsors or their affiliates have loaned Infinity Corp. $500,000, which loans are convertible into warrants of Infinity Acquisition at a price of $0.50 per warrant at the option of the lenders.

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Infinity Corp. intends to use substantially all of the funds held in the Trust Account (net of taxes) to consummate its initial business combination. To the extent that Infinity Corp.’s capital stock or debt is used, in whole or in part, as consideration to consummate the initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue Infinity Corp.’s growth strategies.

If Infinity Corp. is unable to consummate its initial business combination by April 25, 2014, it will distribute the aggregate amount then on deposit in the Trust Account (less up to $50,000 of the net interest earned thereon to pay dissolution expenses), pro rata to its public shareholders by way of redemption and cease all operations except for the purposes of winding up of its affairs.

Off-Balance Sheet Financing Arrangements

Infinity Corp. has no obligations, assets or liabilities which would be considered off-balance sheet arrangements. Infinity Corp. does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet financing.

MANAGEMENT OF INFINITY CORP.

Current Directors and Executive Officers

Infinity Corp.’s current directors and executive officers are as follows:

Name	Age	Position

Amir Gal-Or	50	Co-Chief Executive Officer, Co-President, Director and Co-Chairman

Avishai Silvershatz	55	Co-Chief Executive Officer, Co-President, Director and Co-Chairman

Mark Chess	35	Executive Vice President

Limei Zhao	36	Vice President Legal Structuring

Kersten Hui	44	Vice President Business Development

Mark B. Segall	50	Director

Thomas O. Hicks	67	Director

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Amir Gal-Or  has been our Co-Chief Executive Officer, Co-President and Co-Chairman since inception. Mr. Gal-Or joined Infinity Venture Capital as a partner during August, 1999 and has been managing partner of FBR Infinity II Ventures since its formation in August, 2001. Since January 2007, Mr. Gal-Or has been the Managing Partner of Infinity I-China Fund. Mr. Gal-Or is also a member of the board of directors of the management company and general partner of each of FBR Infinity II Ventures and Infinity I-China Fund and is a member of their respective investment committees. From December 2002 until November 2010 Mr. Gal-Or served as chairman of Maayan Ventures Ltd., (Tel Aviv Stock Exchange — MAYN), Israel’s first publicly traded technology incubator and has served as a director of TecnoPlus Ventures Ltd., a publicly traded venture capital investment company from December, 2006 until 2009. Since 2002, Mr. Gal-Or has been a director and controlling shareholder of I.M.S. Group Ltd., a company providing venture capital portfolio management services to Clal Industries and Investments Ltd. and Orama Ltd. Mr. Gal-Or has been a director of I-CSVC Venture Management Co. Ltd. since its inception during May, 2004. Mr. Gal-Or has also served on the board of directors of a number of Israeli and Chinese technology companies including China Wafer Level CSP Ltd., China’s leading wafer level packaging provider and Shellcase Ltd., a leading developer of wafer level packaging products whose intellectual property and certain other assets were sold to Tessera Technologies Inc., during 2005. Mr. Gal-Or was a director of Nanomotion Ltd., a leader in the development and manufacture of ceramic servo motors which is controlled by Hong Kong based Johnson Electric Holdings Ltd. Mr. Gal-Or also served on the board of directors of Proneuron Biotechnologies, Inc., Glucon Medical Ltd., Applisonix Ltd., Nicast Ltd., Redent-Nova Ltd., Opthocare Ltd., Bio-Sense Technologies Ltd., Orama Ltd., Engineering and IP Advanced Technologies Ltd., D&A Hi-Tech Information Ltd. and Tegrity Ltd. Mr. Gal-Or holds an MBA from Tel Aviv University and completed a Harvard University program in venture capital and private equity investments. Mr. Gal-Or is a Major (Ret.) in the Israeli Air Force where he piloted F-16 and F-4 fighter aircraft and was a member of the A-4 Acrobatic team. Mr. Gal-Or’s designation as a director and co-Chairman of our board of directors was based on his extensive background in acquiring businesses operating in China and his substantial experience with growing businesses.

Avishai Silvershatz has been our Co-Chief Executive Officer, Co-President and Co-Chairman since inception. Mr. Silvershatz has been managing partner of FBR Infinity II Ventures since its formation in August 2001. Mr. Silvershatz has been the Managing Partner of Infinity I-China Fund since January 2007. Mr. Silvershatz is also a member of the board of directors of the management company and general partner of the Infinity I-China Fund and is a member of its investment committee. Since 2002, Mr. Silvershatz has been a director and controlling shareholder of I.M.S. Group Ltd., a company providing venture capital portfolio management services to Clal Industries and Investments Ltd. and Orama Ltd. During 1995, Mr. Silvershatz co-founded Verisity Ltd. (formerly Nasdaq: VRST), a provider of software tools for chip designers and served as its President and Chief Executive Officer from 1995 until 1999. Mr. Silvershatz also co-founded ScanVec Amiable Ltd. (Nasdaq: SVECF) during 1991 and served as its Chief Executive Officer from 1991 to 1993, a leader in CAD/CAM software solutions for the sign making, machining and imaging industries. Mr. Silvershatz was a director of Maayan Ventures Ltd., (Tel Aviv Stock Exchange — MAYN), Israel’s first publicly traded technology incubator, Tegrity Ltd. and Mate — Media Access Technologies Ltd. Mr. Silvershatz has been a director of Infinity-CSVC Venture Capital Enterprise since its inception during May 2004. Mr. Silvershatz was also a director of Power Paper Ltd., Mate-Media Access Technologies Ltd., Cerel (Ceramics Technologies) Ltd., PowerID Ltd., On-Line Media Solutions Ltd., Orama Ltd., Capital Point Ltd., Exelate Ltd. and Tegrity Ltd. Mr. Silvershatz has a B.Sc. in Computer Science from Ben Gurion University (cum laude) and a M.Sc. in Computer Science from the Weizman Institute of Science (cum laude). Mr. Silvershatz’s designation as a director and co-Chairman of our board of directors was based on extensive background in acquiring businesses operating in China and his substantial experience with growing businesses.

Mark Chess  has been our Executive Vice President since inception. Mr. Chess is a managing director with Infinity Equity and has been with the firm since 2001. He has negotiated investments on behalf of Infinity with Futuragene (AIM: FGN) which was subsequently sold to Suzano for $90 million. Mr. Chess helped establish the first Infinity-CSVC fund in China in 2005 and manages the Fund’s strategic relationships with institutions in the United States, particularly the Infinity-NSF portfolio. Mr. Chess has been with Infinity since 2001. Since January 2007, Mr. Chess has been responsible for off-shore investments in the information technology and agriculture industries for Infinity I-China Fund. Prior to Infinity, Mr. Chess was a Director with Partners500, where he led its international business strategy. In the philanthropic community, Mr. Chess is the Chairman of The Presentense Group, LEG-UP Microfinance Fund, and Yesh Shabbat. In addition, Mr. Chess sits on the Boards of  The Museum of Psalms, JSC, and  The Initiative Center of the Negev. He graduated with a degree in Business Honors from the University of Texas at Austin.

Limei Zhao  has been our Vice President, Legal Structuring since inception. Since January 2008, Limei has been Infinity’s Senior Director of Legal Structuring in China. In this capacity, Limei is responsible for the structure and all aspects of the legal functions of the Infinity group in China, including fund raising, formation and management of RMB funds, negotiating and drafting investment documents, and administering portfolio companies in China. Prior to joining Infinity, in 2007, Limei was an associate at Debevoise & Plimpton LLP after working with Davis Wright Tremaine’s Shanghai Office. Before that, she served as PRC legal director of the worldwide biggest laptop manufacturer, Quanta Computer Group. Her prior practice focused on private equity, venture capital, mergers & acquisitions, commercial transactions, foreign direct investments, and general corporate matters. Limei is a member of the New York State Bar Association and is qualified for the national bar of China. She received her LL.M. degree from the University of Pennsylvania School of Law, and both LL.B. and LL.M. degrees from Fudan University Law School with first-class honors. Limei has published several books and written about 20 articles addressing various legal issues.

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Kersten Hui  has been our Vice President Business Development since inception. Since January 2008, Mr. Hui has been Managing Director of the Hong Kong office of Infinity Group. In this capacity, Kersten is responsible for a wide range of projects including: investment analysis, transaction structuring, financial modeling/forecasting, business development/sourcing, due diligence and investment monitoring. He is also responsible for the origination and execution of investments across the region and development of new investments, capitalizing on Infinity’s networks in the market. Mr. Hui is a board member of Power Paper. Kersten is an investment professional with over 12 years of experience in the corporate M&A, private equity investment, property investment and corporate development arena and ranging from Internet start-ups to infrastructure projects, FMCG and Business activities covering primarily China and Hong Kong. In 2007, prior to joining Infinity, Kersten was a Partner at Stone Drum Capital, a company focused on the private equity secondary markets in Asia. Mr. Hui has a Master of Business Administration (MBA) from Washington State University and a BSc in Business Administration from Lewis Clark State College.

Mark B. Segall  has been our director since February 2012. Mr. Segall is the Senior Managing Director of Kidron Corporate Advisors, LLC, a New York based mergers and acquisitions corporate advisory boutique serving emerging growth companies primarily in the technology, media and financial services sectors, which he founded in 2003. He is also a Founder and Managing Member of Kidron’s private equity fund, Kidron Opportunity Fund I, LLC and is the Chief Executive Officer of Kidron Capital Advisors LLC, a registered broker dealer. Mr. Segall was the Co-Chief Executive Officer of Investec, Inc., the U.S. investment banking operations of the Investec Group, a South African based specialist bank, from 2001 to 2003. He served as head of investment banking and general counsel at Investec Inc. from 1999 to 2001. From 1996 to 1999, Mr. Segall was a partner at the law firm of Kramer, Levin, Naftalis & Frankel LLP, specializing in cross-border mergers and acquisitions and capital markets activities and between 1991 and 1995 he was an associate at the same firm. Mr. Segall has served as a director and chairman of the audit committee of ATMI Inc. (NASDAQ:ATMI), an enabling process materials and technology company for the semiconductor, display and life sciences industries, since May 2013. He has served as a director of Integrated Asset Management plc, an alternative asset management company, since 2000. Mr. Segall has served as a director of Ronson Europe N.V., a Polish residential real estate development company, since 2008 (appointed Vice Chairman in 2010 and Chairman in 2011). Mr. Segall has served as director of Temco Service Industries, Inc., a facilities support services company, since February 2011 and as a director of Bel Fuse, Inc. (NASDAQ:ATMI), an electronic component manufacturer, since July 2011. Mr. Segall served as a director of Answers Corporation, the owner and operator of the Q&A site Answers.com, from December 2004 through April 2011 (when it was sold to Announce Media). Mr. Segall served as director of the Spectrum Group (formerly Escala Group Inc.), a trading and collectibles network company, from 1999 to June 2007, and of Cogo (formerly Comtech Group Inc.), a customized module design solutions business, focusing on the digital media, telecommunications equipment, and industrial business end-markets in China, from 2000 to 2006. Mr. Segall served as a director of Siliconix Inc., a semiconductor component company, from 2000 to 2005. Mr. Segall received an AB in History from Columbia University and a JD from New York University Law School.

Thomas O. Hicks has been a member of Infinity Corp.’s board of directors since January 2014. Mr. Hicks is founder, Chairman and Chief Executive Officer of Hicks Holdings LLC, a Dallas-based family office that owns and manages his family’s real estate, corporate assets, and investments. Hicks Equity Partners LLC (“HEP”), the private equity firm led by Mr. Hicks, targets acquisitions, recapitalizations, buyouts, buy-and-builds, corporate divestitures and selected growth capital investments, typically investing $15-100 million per portfolio company, in companies with enterprise values between $40-400 million.  Some of HEP’s investments to date include: Anvita Health; DirecPath; Drilling Tools International; Grupo Pilar; Just Brakes; Latrobe Specialty Steel; Ocular LCD, Inc.; and, through H-D Advanced Manufacturing, Inc, Overton Chicago Gear and Innovative Mechanical Solutions, or iMech. In 2007, Mr. Hicks founded and served as Chairman of Hicks Acquisition Company I, Inc. (“HAC I”), a $552 million Special Purpose Acquisition Company (SPAC), which in September 2009, completed a successful merger with Resolute Natural Resources to form Resolute Energy Corporation, which is listed on the NYSE under the ticker symbol REN. Sales of Major League Baseball’s Texas Rangers and the National Hockey League’s Dallas Stars, each formerly held by Mr. Hicks and his affiliates, were completed in 2010 and 2011, respectively, each through a court-supervised auction process under Chapter 11 of the U.S. Bankruptcy Code. Previously, Mr. Hicks co-founded, and was Chairman from 1989 through 2004 of Hicks, Muse, Tate & Furst, Inc., (“HMTF”), a nationally prominent private equity firm specializing in leveraged acquisitions. During Mr. Hicks' tenure as Chairman, HMTF successfully raised over $12 billion of private equity funds and consummated over $50 billion of leveraged acquisitions. Mr. Hicks serves on the boards of directors of Carpenter Technology Corporation, Drilling Tools International, Just Brakes, Ocular LCD, H-D Advanced Manufacturing, Inc., the University of Southern California Marshall School of Business Dean's Board of Advisors, the University Of Texas Southwestern Medical Foundation Board Of Trustees, and the University of Texas Chancellor's Council. He recently served on the Board of Trustees for The Center for Strategic and International Studies.  A former member of the University of Texas System Board of Regents, Mr. Hicks served as Chairman of the University of Texas Investment Management Company (UTIMCO), which manages the $20 billion University of Texas Permanent University Fund and Long Term Funds.  Mr. Hicks graduated with an MBA from the University of Southern California in 1970 and a BBA from the University of Texas in 1969.  He is also a past recipient of the University of Texas’ Distinguished Alumnus Award, and has served several years as a Distinguished Guest Lecturer at Stanford University's Graduate School of Business. Mr. Hicks brings extensive management and investment experience to Infinity Acquisition’s board of directors.

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Audit Committee and Audit Committee Financial Expert

Infinity Corp.’s board of directors will establish an audit committee prior to the consummation of the Business Combination.  Infinity Corp. will adopt a charter for the audit committee in connection with the closing of the Business Combination.  Accordingly, Infinity Corp. does not have an audit committee financial expert at this time and will not have such an expert until it consummates the Business Combination.

Code of Ethics

Infinity Corp. intends to adopt a code of conduct and ethics applicable to its directors, officers and employees in accordance with applicable federal securities laws after the consummation of the Business Combination.

Compensation Discussion and Analysis

None of our executive officers or directors has received any cash (or non-cash) compensation for services rendered. As of the date that our securities were first listed on Nasdaq and terminating on the consummation of our initial business combination (or our earlier liquidation), we have agreed to pay Infinity-C.S.V.C. Management Ltd, an affiliate of the Sponsors, an aggregate of $10,000 per month for office space, administrative services and secretarial support. This arrangement was agreed to by the Sponsors for our benefit and is not intended to provide the Sponsors compensation in lieu of a salary. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated third party for such services. Other than this fee, and an aggregate maximum of $400,000 payable to Infinity Corp.’s officers, directors and consultants as determined by our board, no compensation will be paid to the Sponsors, executive officers and directors, or any of their respective affiliates, prior to or in connection with the consummation of an initial business combination. Additionally, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

GLORI BUSINESS

Overview

Glori is a technology focused energy company that deploys its proprietary biotechnology to facilitate the production of oil at less than $10 per barrel. Only about one-third of the oil discovered in a typical reservoir is recoverable using conventional oil production technology, leaving the remaining two-thirds trapped in the reservoir rock. Glori’s AERO System technology stimulates the native microorganisms that reside in the reservoir to improve the recoverability of this trapped oil. Glori derives revenues from fees earned as a service provider of its technology to third party exploration and production (“E&P”) companies, and also intends to use its technology to increase oil production in oil fields that it acquires and redevelops in the United States.

Glori has assembled a team of oil industry professionals with extensive experience in all facets of acquiring and managing oil properties. Glori intends to acquire and redevelop mature oil fields with historically long-lived, predictable production profiles that fit its criteria for the AERO System. These are mature active waterfloods, or assets with clear waterflood potential, sandstone reservoirs and onshore in the United States. Glori believes it can enhance the revenues, cash flows and acquisition returns from such oil fields through well recompletions, waterflood optimization and implementation of its AERO System of enhanced oil recovery. Glori believes this strategy will enable it to further demonstrate the efficacy of its AERO System while allowing it to capture the increase in revenues and ultimate recovery. Glori believes the acquisition of principally proved producing oil reserves, with production and cash flow history, is an economically attractive, low-risk complement to its service business which is dependent on customer adoption of the AERO System technology. Glori’s acquisition team is developing a “pipeline” of potential acquisitions, both through direct private negotiations as well as the public bid process. Further, by owning its own oil properties, Glori can manage the implementation of AERO System in a controlled environment and accelerate the industry adoption of the technology.

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Glori Technology Services

Glori’s AERO System incorporates a dedicated field deployment unit designed to work with existing waterflood operations. Waterflooding is a commonly used process of injecting water into the reservoir in order to increase oil recovery. The AERO System does not have any significant new impact on the environment because it utilizes existing production equipment and infrastructure, and does not change the nature of the customer’s oil production operations. Implementation of the AERO System does not require the drilling of new wells nor does it require other significant new capital investment.

Glori believes its AERO System increases the oil production rate and the ultimate quantity of oil recovered over the life of the oil field, and extends the life of the field by integrating sophisticated biotechnology with traditional oil production techniques. Glori believes that other enhanced oil recovery techniques, such as the injection of gas, steam or chemicals into the reservoir, introduce new environmental risks and are more expensive. Glori’s initial results on commercial field deployment indicate that the AERO System may recover up to 20% of the oil that remains trapped in a reservoir after the application of conventional oil recovery operations, and may improve total production rates by 60% to 100%. These initial results on commercial field deployment were published in a paper Glori published with Merit Energy Company and Statoil and presented at a July 2011 Society of Petroleum Engineers conference.

Based on commercial applications, Glori believes that, excluding minimal upfront capital investment, Glori’s technology can recover incremental oil at an operating cost of not more than $6 per barrel, depending on the size and life of the project. For example, with respect to the first commercial field deployment of Glori’s AERO System, Glori estimates that its cost for this project, excluding minimum upfront capital costs, research and development costs and selling, general and administrative costs, was approximately $6 per incremental barrel of oil. Glori expects that the costs for future full scale commercial implementations of its technology would not be higher than $6 per barrel, particularly if the size of the project is larger than its first AERO System commercial field deployment. However, these cost estimates are derived from the results for only one project.

Further, Glori believes that the incremental oil recovered from the Stirrup field pilot well would not have been recovered without implementation of the AERO System because traditional enhanced oil recovery technologies, such as thermal injection, gas injection and chemical injection, generally require large scale operations or involve significant costs, making them cost-effective only in larger reservoirs.

Glori has performed extensive laboratory and field testing to validate, integrate and advance technology transferred from three different scientific groups that collectively represent decades of funded research and development. Glori’s technology is protected by several patents and patent applications. Glori and its collaborators, Statoil Petroleum AS, or Statoil, in Norway, The Energy and Resources Institute, or TERI, in India, and Bio Topics S.A., in Argentina, have applied Glori’s predecessor technologies and the AERO System in more than 100 wells throughout the world. Glori estimates that these predecessor technology implementations have recovered over six million barrels of oil that would not have otherwise been recovered. Glori currently has 19 active projects in various stages of analysis and field deployment with international and domestic exploration and production, or E&P, companies. Glori anticipates continuing to demonstrate results with its AERO System technology and expand its customer base as well as utilizing AERO System technology on its own oil fields.

Glori was incorporated as Glori Oil Limited, a Delaware Corporation, in November 2005 and changed its name to Glori Energy Inc. in May 2011. In September 2010, Glori incorporated Glori Canada Ltd. (formerly Glori Oil Ltd.) in the province of Alberta, Canada, with registration in the province of Saskatchewan, as a wholly-owned subsidiary, to conduct Glori’s business in Canada. In October 2010, Glori activated Glori Holdings to acquire a 100% working interest in the Etzold field, in Kansas. In February 2011, Glori incorporated Glori California Inc. (formerly Glori Oil California Limited) to conduct its operations in the state of California. In September, 2013, Glori incorporated OOO Glori Energy to conduct its operations in the Russian Federation. In March 214, Glori formed Glori Energy Production Inc., a wholly-owned subsidiary of Glori Holdings, to purchase the Coke Field Assets. Glori Energy Inc., Glori Holdings, Glori Canada Ltd., Glori Oil (Argentina) Limited, Glori California Inc., OOO Glori Energy Inc., Glori Energy, Glori Oil S.R.L. and Glori Energy Production Inc. comprise the entities within the Glori corporate structure. Glori has undertaken the dissolution of Glori Oil S.L.R. and is awaiting confirmation that the dissolution was effective.

In addition to the initial funding by Glori’s founders, Glori has successfully concluded a series of venture capital and private equity offerings between 2007 and March 2014 totaling approximately $57.3 million. Glori’s principal stockholders include the following stockholders and some of their affiliates: GTI Group, Kleiner Perkins Caufield & Byers, Oxford Bioscience Partners, Rawoz Technology Company Ltd., Malaysian Life Sciences Capital Fund Ltd., Gentry-Glori Energy Investments, LLC, Advantage Capital Partners, and Energy Technology Ventures, LLC, which is a joint venture of General Electric, ConocoPhillips, and NRG Cleantech Investments LLC.

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Glori Market Opportunity

Glori’s market for its AERO System consists of domestic and international oil production waterflood sites. According to the EIA report, demand for oil globally is projected to grow from 85.7 million barrels per day in 2008 to 112.2 million barrels per day in 2035, representing a compound annual growth rate of 1%. As oil trades on a global market, the price of oil is not significantly sensitive to local demand and supply fluctuations. While global demand for oil is forecasted to grow, there is an increasing gap between new discoveries and production, decreasing the world’s oil reserves, as it is becoming harder and more expensive to find new oil reservoirs. As a result, enhanced oil recovery technology to improve oil production at mature fields is increasingly important to offset declining reserves.

Conventional oil recovery operations, including waterflood, are commonly believed to only extract around one third of the original oil in place in a reservoir, leaving large quantities behind at the end of life of an oil field. According to the Oil and Gas Journal, “ Global Oil Reserves-2: Recovery factors leave EOR plenty of room for growth” , Volume 105, Issue 42, dated November 12, 2007, a one percent increase in the efficiency of global hydrocarbon recovery would expand conventional oil reserves by 88 billion barrels, which would be enough to replace three years of world production at the current rate.

According to EIA data released in July 2011, waterflooding accounts for more than one-half of the United States domestic oil production, or over 2.5 million barrels of oil per day. Glori estimates the annual incremental production opportunity for oil producers using the AERO System to be greater than $10 billion in the United States based on an assumed price of $80.00 per barrel and a total production rate increase from the application of Glori’s AERO System of only 30%. As the United States accounts for approximately 9% of the world’s oil production according to the IEA, May 2011 Oil Market Report, the potential annual international market is substantially larger.

Glori believes its AERO System represents the most cost effective enhanced oil recovery method from both a capital expenditure and an operating cost perspective. Glori anticipates its primary competition for this sizable market will come from traditional enhanced oil recovery technologies, such as thermal injection, gas injection and chemical injection, as well as from other microbial enhanced oil recovery methods. Glori believes that its AERO System is superior to traditional enhanced oil recovery technologies both economically and environmentally and that the AERO System is able to recover oil that traditional enhanced oil recovery methods cannot recover on an economic basis. Because the AERO System works with naturally occurring microbes in the reservoir, Glori believes its processes do not cause any damage to the environment. Glori also views its AERO System as presenting the lowest capital expenditure profile of any traditional enhanced oil recovery technology since it requires no new meaningful infrastructure investment. In addition, Glori considers oil produced using its AERO System to have a distinct cost advantage over many renewable energy sources, including biofuels, in that the oil can be sold directly into existing markets using existing infrastructure.

According to a November 2007 Oil & Gas Journal article, about 50% of the world’s oil lies in small to medium sized reservoirs, which are generally untouched by traditional enhanced oil recovery processes. Glori’s AERO System is well suited for smaller and medium sized reservoirs because its technology does not require large scale operations to be economical, unlike thermal injection, gas injection and chemical injection.

According to the United States Environmental Protection Agency, approximately 144,000 wells were being used for waterflooding of oil reservoirs in the United States. Glori’s AERO System is currently designed for sandstone reservoirs with a permeability range greater than 50 milli-darcies.

According to the United States Environmental Protection Agency, approximately 144,000 wells were being used for waterflooding of oil reservoirs in the United States. Glori’s AERO System is currently designed for sandstone reservoirs with a permeability range greater than 50 milli-darcies.

Technology

Traditional Oil Production

Traditional oil production is carried out through primary reservoir pressure, artificial lift mechanisms and pumps followed by water injection, also known as waterflood, which increases reservoir pressure and displaces some of the oil remaining in the reservoir. However, two-thirds of the original oil in place typically remains trapped in the oil reservoir even after waterflooding.

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Glori’s Technology

Microbes residing in oil reservoirs have the natural ability to use oil as a food source to facilitate growth given the right conditions. Growth of microbes on the oil is a fundamental requirement for AERO System functionality. Since the oil acts as a food source, the bulk of ingredients to fuel the AERO System are already in the reservoir, limiting the externally added components to the specific nutrients Glori introduces and water, and the microbial growth and action occur only where the oil is trapped. This process is complex and depends on several distinct groups of microbes performing specialized tasks in the chain of biological reactions. The complexity of the process makes it vulnerable to disruption from external changes in the surrounding environment. Glori leverages its knowledge of how to establish a consistent environment with the right characteristics for mobilization of trapped oil in its AERO System. Glori does not introduce specific microbes selected for its purposes, nor does it rely upon genetically-engineered microorganisms. Instead Glori adds customized nutrients to the reservoir to grow the existing indigenous microbes in that reservoir.

When the analysis and process development for the candidate field have been completed, the project moves into the deployment phase. Glori has designed its deployment systems to integrate with current oilfield waterflood equipment to simplify installation. This has resulted in modular field units that can be customized for continuous input of nutrients to the reservoir. Glori’s field units are equipped with sensors to monitor performance remotely, which allows us to service oil fields efficiently in remote locations. The oil that is produced from the utilization of the AERO System is delivered to market using the existing wells and pipelines that are already available to the oil producer. The additional oil that is captured by the AERO System is not altered in the process. Glori has verified this process by continuous operation of an oil field pilot project for more than three years during which no significant change in the n-alkane distribution could be detected. Oil is composed of a large collection of carbon-containing molecules, or hydrocarbons. A significant percentage of these hydrocarbons are n-alkanes, on average, about 30%. Oil quality reflects the compositional characteristics of its hydrocarbons. Removal of n-alkanes from crude oil results in decreased oil quality; thus, the measure of n-alkanes is a measure of oil quality. Removal of n-alkanes from oil commonly occurs by biodegradation caused by microbes. Oil biodegrading organisms have a specific order of preference for compounds that they remove from oil. Degradation of crude oil tends to remove n-alkanes first. Therefore, measurement of n-alkanes before, during, and after technology application represents a measure of the ability of the process to affect oil quality. The result of “no significant change in n-alkane distribution” demonstrates Glori’s technology has no measurable effect on oil quality.

As part of the implementation of the AERO System process, Glori analyzes the injection water and water treatment system at the candidate oil field to determine if the water quality is compatible with AERO System requirements. Glori does not need potable water for the AERO System to be successful, but it does need the water to be non-toxic to the microbes. Glori’s results indicate that the AERO System may recover up to 9-12% of the original oil in place in a reservoir.

Research and Development

Glori’s research and development strategy seeks to extend the reach and effectiveness of the AERO System by focusing on the fundamental mechanisms of microbe-oil interactions. Glori has made significant investments in the development of the AERO System and will continue to fund further technology development in the future. Deployment of the AERO System enables and activates key microbial functionalities within an oil reservoir. These functionalities mobilize otherwise trapped oil resulting in increased production of oil. The functionalities required for successful deployment of the AERO System will be analogous between different reservoir conditions, but the microbes performing them and the nutrients required to best stimulate their growth may be different. To understand this complex system of diverse microbes and their interactions requires understanding the molecular mechanisms at work. As Glori’s knowledge of the biochemistry of oil mobilization by the AERO System develops, it expects to have the ability to both improve current deployment strategies and deploy the AERO System in a greater range of reservoir conditions.

Combined, these research and development programs are designed to drive down costs per incremental barrel of oil produced by increasing oil yield and production rates as well as by increasing both the number of candidate oil fields and the scale of deployment.

In 2006, Glori obtained technology and intellectual property from TERI, a research company based in India, and implemented several field projects. In 2008, Glori acquired know-how of Biotopics, an Argentine company working on related microbial technology in the enhanced oil recovery industry, through a technology development agreement and retained key employees of Biotopics. In 2009, Glori entered into a technology cooperation agreement with Statoil, which has been replaced by an updated 2011 agreement, to incorporate intellectual property and know-how that Statoil has been developing for many years. Glori scientists and engineers have been able to further develop and expand the intellectual property and know-how obtained from these three technology partners to create the AERO System. In addition, Glori is working with the Winogradsky Institute of Microbiology in Moscow on AERO System technology for carbonates.

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Glori’s Competitive Strengths

•	Disruptive and proven technology: Glori believes that the AERO System is a transformative and disruptive innovation that manipulates the existing reservoir microbial communities to improve the recovery of oil in waterflood oil fields. Glori believes its AERO System is applicable in more oil fields than other existing enhanced oil recovery technologies. Unlike many other new and emerging clean-energy technologies, Glori has not only demonstrated the commercial efficacy of its technology, but has passed the significant milestone of one million incremental gallons of oil produced via the AERO System. Glori currently has 19 active projects in various stages of analysis and field deployment of the AERO System technology.

•	Attractive returns from acquisition of oil fields: Glori intends to acquire mature oil fields which are under waterflood or are good candidates for waterflood. By acquiring oil fields and implementing the AERO System technology, Glori can capture 100% of the increase in production, revenues and ultimate oil recovery, resulting in the potential for superior acquisition returns. Additionally, by acquiring its own fields, Glori expects to accelerate the industry adoption of its technology.

•	Established commercial contracts: Glori customers include international oil companies and independent oil and gas companies in North America. Glori has had active projects with more than 19 companies.

•	Profitable stand-alone economics: Glori’s current commercial application of the AERO System is profitable on a project level basis. For example, Glori estimates that the total operating cost per barrel, excluding minimal upfront capital costs, attributed to the use of Glori’s technology over the life of Glori’s first project, based on the first year of operation, was approximately $6 per incremental barrel of oil. Unlike many other emerging clean-energy technologies, successful commercialization of the AERO System does not depend on the availability of government subsidies or mandates.

•	Capital-light technology: Unlike other enhanced oil recovery processes, the AERO System has a capital-light deployment strategy. The AERO System is applied to a reservoir by utilizing Glori’s field deployment module, which requires relatively minor capital investment, alongside Glori’s existing wells. Glori believes its technology has the potential to create a sustainable source of additional economic oil production that will extend the lives of oil fields and related infrastructure for many years.

•	Clean alternative to traditional enhanced oil recovery: Glori’s AERO System increases the oil recoverable from an existing field using infrastructure already built and in place. Deployed in a waterflood reservoir, no new wells need to be drilled, no new pipelines are laid, no new significant energy input is required into the process and there is no new disruption to the environment. Furthermore, because the activity is biological and occurs in the reservoir, there is minimal consequent carbon dioxide or greenhouse gas footprint. Once the application of the AERO System ends, the microbes in the reservoir are no longer supplied with nutrients and the reservoir will return to its pre-treatment status. By way of comparison, other enhanced oil recovery techniques require significant energy input, such as thermal injection, or significant additional infrastructure to implement, such as gas injection. In addition, other enhanced oil recovery techniques introduce new environmental impacts, in particular gas injection and chemical injection techniques, which result in a sizable carbon dioxide or greenhouse gas footprint or the addition of a large quantity of chemicals or polymers into the reservoir.

•	Intellectual property position: Glori’s intellectual property, consisting of substantial know-how and trade secrets, is the result of decades of research and development by Glori, Statoil Petroleum AS, or Statoil, in Norway, The Energy and Resources Institute, or TERI, in India, and Bio Topics S.A., or Biotopics, in Argentina. In addition, Glori is working with the Winogradsky Institute of Microbiology in Moscow on AERO System technology for carbonates. Glori also has multiple patents and patent applications. Glori believes its intellectual property and decades of research provide it with a strong competitive advantage and creates a high barrier to entry. See the section titled “Glori Business - Intellectual Property Portfolio” for further discussion.

•	Experienced management and technical team: Glori’s management and technical team’s expertise includes microbiology, chemistry and biochemistry, microbial genomics, engineering, geology and geosciences, petroleum engineering, reservoir engineering and production management, and in their respective careers, Glori’s team members played key roles in the commercialization of dozens of successful large-scale industrial biotechnology and traditional oilfield acquisition and development projects.

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Milestones and Commercialization Strategy

Technology Milestones

Confirmation of microbial activity: Glori has determined through field sampling and laboratory testing that essentially all hydrocarbon bearing reservoirs either contain microbes or can be injected with source water that does contain microbes that are capable of utilizing the residual hydrocarbon to grow, and in doing so create biomass as biofilms. Glori is continuously refining its methodologies to grow these microbes and Glori’s criteria for selection of nutrients to facilitate certain functionalities in the process. Below is a table that shows, from the sample set Glori has tested, 80% of hydrocarbon bearing reservoirs contain microbes suitable for enhanced recovery. For those that do not show evidence of viable microbes, there is associated “source water” (usually from a subterranean reservoir at a different depth from the target reservoir) that does contain viable microbes:

	Evidence of viable microbes in:
	Production system	Source water	Production + Source Water
Reservoirs tested	18	6	6
Positive findings	83%	100%	100%

Improvement in oil recovery factors: Over the past five years, Glori has achieved a number of significant advances in its research and development effort. Glori’s application of technology progressed from small, discreet application at producing wells under a “huff and puff” process (whereby the nutrient mix is injected into a producer well which is then shut-in for a period of days to allow the microbes to grow before the well is re-opened to production), to full scale application at injection wells under a continuous injection process. In addition, Glori added microbial genomics and bioinformatics capabilities in its laboratory facilities to further advance Glori understanding of the microbial processes involved in oil mobilization.

Development of Glori’s AERO System technology: In 2010, Glori implemented its pilot commercial AERO System project in the field. In April 2011, Glori applied for patent protection of this technology. In 2012, Glori applied for two additional patents associated with exploitation of the AERO mechanism.

Commercialization Milestones

Demonstration of commercial application: Between 2007 and 2009, Glori demonstrated that proprietary nutrient formulations delivered through its “huff and puff” process could accelerate the production of oil through improvement of flow conditions in the near wellbore environment of a production well. Thereafter, Glori applied the AERO System technology at the water injector well continuously and demonstrated improved recovery rates at economically attractive costs. The AERO System implementation builds on predecessor technology implementations that collectively account for over 100 treatments in different wells in multiple locations around the world including the United States, Argentina, the North Sea and India.

Commercialization Strategy

Glori’s mission is to use microbiology to efficiently recover large quantities of oil currently trapped in reservoirs using existing oil wells. To achieve this Glori intends to:

•	Acquire and operate oilfields: Deployment of the AERO System technology to its own oil fields will enable Glori to capture 100% of the revenues and cash flow benefit from the increased production and to generate enhanced acquisition returns. In October 2010, Glori acquired the North Etzold field to demonstrate the application of the AERO System. To accelerate adoption of the AERO System, Glori plans to strategically acquire and develop additional mature oil fields in geographies that it expects will improve its portfolio of field successes.

•	Expand Glori’s project portfolio: As of December 31, 2013, Glori had seven customer projects in the Field Deployment stage and another 12 in the Reservoir Analysis and Treatment Design phase. Glori expects to initiate a growing number of projects that are currently in various stages of evaluation. As Glori continues to develop its customer base, it expects its AERO System revenues to grow significantly.

•	Optimize Glori’s performance and expand the applicability of the AERO System: While Glori is already active on a commercial scale, it intends to continue to improve its performance and predictability of the AERO System using the Etzold field laboratory as well as additional customer projects and assets Glori acquires. Glori believes that in the future it will develop additional capabilities that will expand the types of fields to which it can apply its technology, such as expanding the applicability of Glori’s technology to carbonate reservoirs.

•	Accelerate execution by leveraging additional strategic partnerships: Commercialization of Glori’s technology could be further accelerated and expanded through additional strategic partnerships. Glori currently has collaboration arrangements with Statoil and TERI. Glori is currently exploring collaboration opportunities with a number of major oil companies and other potential partners.

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AERO System Service Offering

Glori employs a two-step process to screen and evaluate an oilfield for AERO System suitability, whether for an oil field to be acquired or for a customer. This process ensures a systematic, engineered and customized approach to technology deployment in each reservoir. The same process is used to screen an oilfield acquisition.

Reservoir Analysis and Treatment Design Phase (Analysis Phase) : Glori obtains representative oil and water samples from the reservoir as part of its screening process to evaluate AERO System potential. Samples are taken to Glori’s Houston laboratory where detailed geochemical analysis is performed. The heart of the Analysis Phase deals with microbiological activities, where the indigenous formation microbes are analyzed for functionality. The general activities for the Analysis Phase are:

•	Review field characteristics data;

•	Perform a geological suitability analysis of the target structure;

•	Collect samples from targeted wells;

•	Conduct geochemical characterization of oil and water;

•	Determine the indigenous microbes present in the reservoir fluids.

•	Incubate and study indigenous microbes; and

•	Develop an optimal nutrient package for field application including any needed modifications to the field injection water.

Tests are performed at Glori’s Houston laboratory using microbes from the reservoir and nutrient media with the formation water and oil to verify AERO System performance under simulated reservoir conditions. Several iterations of tests are often performed to optimize the system compositions to achieve the optimal AERO System activity. If microbial growth and economical oil recovery can be demonstrated, the project then moves forward to the Field Deployment Phase.. The Reservoir Analysis and Treatment Design phase typically takes an aggregate of two months to complete.

Field Deployment Phase : Once the viability of the AERO System is demonstrated in the Analysis Phase, a detailed project development plan is finalized, and the project proceeds to the Field Deployment Phase where the AERO System is initiated in the oil field to stimulate the indigenous microbes in the oil bearing reservoir.

Glori mobilizes skid-mounted injection equipment to the field location. This equipment has been specially designed and tested by Glori at its Houston facility, and is manufactured by select third parties. The equipment is continuously monitored and operated remotely from Glori’s project command center in Houston. The equipment remains on the lease throughout the duration of AERO System activities. It is usually installed near the waterflood water injection plant where Glori’s microbial nutrient media are injected into waterflood flowlines for delivery to the reservoir.

Once initiated, Glori and its customer continually evaluate the technical, operational and economic results of the Field Deployment Phase activity. Assuming the project meets the desired criteria, Glori works with the customer to prepare a project expansion plan, up to and including full-field deployment of the AERO System.

Typically Glori starts the Field Deployment Phase as an initial field validation in a small section of a producing field. Results from the AERO System are typically detected within two to three months after it initiates the Field Deployment Phase. After the initial Field Deployment Phase field validation is complete, Glori expects to enter into a longer term contract with its customer to continue the use of the AERO System in the entire or in specific areas of the oil field.

Sales and Marketing

Glori uses a direct sales channel to market its AERO System technology to the E&P industry. As of December 31, 2013, the business development group is comprised of four people, based in Houston and Fort Worth.

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Because of the uniqueness of Glori’s technology and the early stage of its development, Glori must educate its customers on its technology in order to generate business. Customers generally introduce Glori to their operations on a limited scope and generally in their lowest-priority oil field in order to test the technology. This approach results in a trial that is suboptimal, but Glori believes will generate additional opportunities to expand its relationship with the customer once Glori’s technology is proven to them.

Customers

Glori has entered into master service agreements that define its legal relationships with oil producers. The scope of work and commercial terms for a particular project are defined in a separate document specific to that project. Most of Glori’s contracts are for a pilot implementation of the AERO System and incorporate a fee for service for the Analysis Phase and a monthly charge for initial Field Deployment Phase validation. After completion of the initial Field Development Phase, Glori anticipates that successful field validation performance will lead to negotiated evergreen contracts for continued Field Development Phase activities.

Glori’s customer base comprises international oil companies and independent oil and gas companies in North America. During 2011, three individual E&P companies exceeded 10% of Glori’s total service revenues for the year: Merit Energy Company LLC, Husky Oil Operations Limited, and Hilcorp Energy Company. During 2012, six individual E&P companies exceeded 10% of Glori’s total service revenues for the year: Cenovus Energy Inc., Enerplus Corporation, Denbury Onshore, LLC, Merit Energy Company LLC, Husky Oil Operations Limited, and Riyam Engineering & Services LLC/ Petroleum Development Oman. During 2013, four individual E&P companies exceeded 10% of Glori’s total service revenues for the year: Cenovus Energy Inc., ConocoPhillips Company, T-C Oil Company, LLC and Merit Energy Company.

Oilfield Acquisition Strategy

Glori intends to acquire and redevelop mature oil fields with historically long-lived, predictable production profiles. Glori believes it can enhance the revenues, cash flows and acquisition returns from such oil fields through well recompletions, secondary recovery, waterflood optimization and implementation of its AERO System of enhanced oil recovery. Glori also plans to selectively acquire fields which may have low current production but have (i) excellent reservoir qualities, (ii) significant original oil in place remaining, and (iii) provide opportunities to re-enter existing wells, return them to production, and deploy the AERO System to capture significant economic quantities of oil. Glori believes this strategy will enable it to further demonstrate the efficacy of its AERO System while allowing it to capture the increase in revenues and ultimate recovery. Often these mature fields have not been fully exploited and have not been exposed to enhanced oil recovery technologies. Additionally, by owning its own oil properties Glori will be able to manage the implementation of the AERO System in a controlled environment and accelerate the industry adoption of the technology. Glori has assembled a team of oil industry professionals with extensive experience in all facets of acquiring and managing oil properties. Glori is seeking and evaluating acquisitions that fit its criteria for the AERO System. These fields are mature active waterfloods, or assets with clear waterflood potential, sandstone reservoirs and are located onshore in the United States. Glori’s acquisition team is developing a “pipeline” of potential acquisitions, both through direct private negotiations as well as the public bid process.

Glori’s Properties

The Coke Field Acquisition

On March 14, 2014, Glori Energy Production Inc. closed the acquisition of the Coke Field Assets for a purchase price of approximately $40 million as described elsewhere in this Offer to Purchase. The Coke Field Assets are in the East Texas Basin, located in Wood County, Texas, and include total acreage of 2,446, an average Working Interest percentage of 98.2% (average of Producing well Working Interest). As of January 1, 2014, the net proved developed producing oil and natural gas reserves associated with the Coke Field Assets based upon estimates provided by William M. Cobb & Associates, Inc. were 1,749 MBoe (approximately 96% oil and 4% natural gas), and for the month ended December 31, 2013, the average net daily production associated with the Coke Field Assets was 506 Boe per day (approximately 91% oil and 9% natural gas).

The Coke Field Assets are comprised of the majority of the Coke Field along with three leases in the Quitman Field. All leases will be operated by Glori. Glori will become the operator on March 15, 2014. The Coke Field is a salt dome structure discovered in 1942. The primary oil producing zone has been the upper Paluxy formation at about 6300 ft. which has a natural water drive. Glori’s Working Interest is 100% in all the Paluxy wells. The Sub-Clarksville formation occurs at about 4100 ft and a unit has been formed across the whole field. Glori’s Working Interest in the Sub-Clarksville unit is 83.26%. Glori’s Working Interest is 100% in the three Quitman Field leases.

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The Etzold Field Acquisition

In the fourth quarter of 2010, Glori acquired the North Etzold field, an oilfield in Kansas. North Etzold is part of the Shuck Field and produces from the Chester sandstone. Reservoir properties are around 12 – 14% porosity and 40 – 70 milli-darcies permeability. Historical cumulative production for North Etzold was 1,283,343 barrels of oil at the time Glori started the redevelopment in 2011. The North Etzold field consisted of 14 shut-in wells which had been stripped of wellbore tubulars, artificial lift equipment and the associated oil and water processing and storage facilities. In the first quarter of 2011, Glori recompleted some of these wells and commenced injection into two wells and producing from two oil wells. Based on production data measured at the primary production well, after the implementation of the AERO System the daily production rate from the impacted well increased by 45% from the average measured for the three months prior to the AERO System implementation. As secondary production proceeds, the oil reservoir gradually depletes and the daily production rate decreases until production is no longer economical. Accordingly, the incremental oil associated with implementation of the AERO system will also continue only as long as oil can continue to be produced economically. This oil field has served as a controlled environment to implement revisions in technology and surface systems to accelerate development and adoption of Glori’s AERO System technology.

Based upon the favorable results of the initial redevelopment, Glori recompleted other producing wells within North Etzold and in September 2012 acquired the contiguous South Etzold field, consisting of four shut-in wells in similar condition to the original acquisition (collectively these fields are referred to as “Etzold This second redevelopment was operated for approximately one year and averaged net daily oil production of approximately 4 barrels. The revenue obtained from this production did not cover the direct production costs and thus the response from this second redevelopment effort was not commercially viable. As a result, no further redevelopment of the Etzold field was undertaken. Glori’s property is a 100% working interest in approximately 760 surface acres located in the Shuck Field in Seward County, Kansas.

Management periodically assesses the carrying value of the Etzold field compared to its estimated fair value, and in the fourth quarter of 2013, based upon the unfavorable response to the second redevelopment effort, determined that the historical carrying value of this asset significantly exceeded its fair value as of December 31, 2013, and accordingly, determined that a charge of $2.2 million to reduce the carrying value was appropriate. The revision in the carrying value results from the removal of behind the pipe, proved developed producing reserves previously considered commercially viable and now reserve estimates are based entirely on phase 1 of the Etzold field redevelopment.

Collarini Associates, one of Glori’s independent petroleum engineering firms, has estimated that as of January 1, 2014, proved reserves net to Glori’s interest in its property was approximately 18 MBoe, all of which were classified as PDP. The proved reserves are generally characterized as long-lived, with predictable production profiles. The technical person primarily responsible for preparing the relevant reserve report is Mr. Mitchell C. Reece. Mr. Reece attended Texas A&M University and graduated in 1979 with a Bachelor of Science Degree in Petroleum Engineering. Mr. Reece is a Registered Professional Engineer in the State of Texas, United States of America, and has in excess of 30 years’ experience in petroleum engineering studies and evaluation.

Suppliers

Glori has preferred suppliers of nutrient chemicals. However, Glori’s raw material ingredients are widely available, and Glori is not dependent upon any one company for supplies needed for its business. Also, there are no geographical limitations on the availability of these materials. Currently, the raw materials are delivered directly to Glori’s Houston, Texas facility while a third party blends its formula in Alberta, Canada. Glori anticipates expanding this strategy to each geographical region, utilizing local suppliers to minimize logistical costs.

Competition

Glori competes for projects with other microbial technology enhanced oil recovery companies, emerging enhanced oil recovery technologies and traditional enhanced oil recovery technologies.

Other Microbial Enhanced Oil Recovery Companies

There are other companies developing or planning to commercialize microbial technology that is similar to Glori’s AERO System. These companies include Titan Oil Recovery, Inc., Geo Fossil Fuels, LLC and Micro-Bac International, Inc. Glori believes that the enhanced oil recovery market is large enough to support multiple competitors if the technology of these companies proves to be competitive with ours.

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Emerging Enhanced Oil Recovery Technologies

Glori is aware of other companies developing or planning to commercialize different technologies for enhanced oil recovery. These technologies include low salinity water, polymer and wave vibration. TIORCO (a Nalco Company) is the biggest of the companies, of which Glori is aware, involved in deployment of any of these technologies. Glori believes that the economics of the AERO System are more attractive, resulting in a lower capital investment and a lower operating cost, than these other new technologies.

Traditional Enhanced Oil Recovery Technologies

Traditional enhanced oil recovery technologies include thermal injection (for example, steam), gas injection (for example, carbon dioxide) and chemical injection (for example, surfactants and polymers). Thermal injection such as steam is used to heat the oil to make it flow more easily through the reservoir. Gas injection is used to increase pressure in the reservoir and increase the viscosity of the oil. Chemical injection is used to reduce surface tension of the oil to allow it to flow better through the reservoir.

According to a November 2007 Oil & Gas Journal article, about 50% of the world’s oil lies in small to medium sized reservoirs, which are generally untouched by traditional enhanced oil recovery processes. Glori’s AERO System is well suited for smaller and medium sized reservoirs because its technology does not require large scale operations to be economical, unlike thermal injection, gas injection and chemical injection.

Glori believes that the economics of its AERO System are more attractive, resulting in a lower capital investment and a lower operating cost than these more traditional technologies. Additionally, the AERO System has a lower environmental impact since Glori process uses infrastructure that is already in place and nutrients that are not harmful to the environment.

Title to Properties

Prior to completing an acquisition of producing oil and natural gas leases, Glori performs title reviews on the most significant leases and, depending on the materiality of properties, it may obtain a title opinion, obtain an updated title review or opinion or review previously obtained title opinions. Glori’s oil and natural gas properties are subject to customary royalty and other interests, liens for current taxes and other burdens which it believes do not materially interfere with the use of or affect its carrying value of the properties.

Glori believes that it has satisfactory title to all of its material assets. Although title to these properties is or may be subject to encumbrances in some cases, such as customary interests generally retained in connection with the acquisition of real property, customary royalty interests and contract terms and restrictions, liens under operating agreements, liens related to environmental liabilities associated with historical operations, liens for current taxes and other burdens, easements, restrictions and minor encumbrances customary in the oil and natural gas industry, Glori believes that none of these liens, restrictions, easements, burdens and encumbrances will materially detract from the value of these properties or from its interest in these properties or materially interfere with its use of these properties in the operation of its business. In addition, Glori believes that it has obtained sufficient rights-of-way grants and permits from public authorities and private parties for it to operate its business in all material respects as described in this Offer to Purchase.

Oil and Natural Gas Leases

The oil and natural gas lease agreements covering Glori’s Etzold property provides for the payment of royalties to the mineral owners for all oil and natural gas produced from any wells drilled on the leased premises. The lessor royalties on Glori’s production is 20%, resulting in a net revenue interest to Glori of 80%.

The oil and natural gas lease agreements covering the Coke Acquisition property provide for the payment of royalties to the mineral owner for all oil and natural gas produced from any wells drilled on the leased premises. The lessor royalties on Coke Acquisition production range from 3% to 34%, with a production weighted average of 14%, resulting in a net revenue interest to Coke Acquisition of 86%.

On a pro forma basis based upon gross and net production for the year ended December 31, 2013, the lessor royalties on oil and natural gas lease agreements covering these properties is 14%, resulting in a pro forma net revenue interest of 86%.

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Regulation of the Oil and Natural Gas Industry

Glori’s operations are substantially affected by federal, state and local laws and regulations. All of the jurisdictions in which Glori owns or operates producing oil and natural gas properties have statutory provisions regulating the exploration for and production of oil and natural gas, including provisions related to permits for the drilling of wells, bonding requirements to drill or operate wells, the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, sourcing and disposal of water used in the drilling and completion process, and the abandonment of wells. Glori’s operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units, the number of wells which may be drilled in an area, and the unitization or pooling of crude oil or natural gas wells, as well as regulations that generally prohibit the venting or flaring of natural gas, and impose certain requirements regarding the ratability or fair apportionment of production from fields and individual wells.

Failure to comply with applicable laws and regulations can result in substantial penalties. The regulatory burden on the industry increases the cost of doing business and affects profitability. Although Glori believes it is in substantial compliance with all applicable laws and regulations, such laws and regulations are frequently amended or reinterpreted. Therefore, Glori is unable to predict the future costs or impact of compliance. Additional proposals and proceedings that affect the oil and natural gas industry are regularly considered by Congress, the states, the FERC and the courts. Glori cannot predict when or whether any such proposals may become effective.

Glori believes it is in substantial compliance with currently applicable laws and regulations and that continued substantial compliance with existing requirements will not have a material adverse effect on its financial position, cash flows or results of operations. However, current regulatory requirements may change, currently unforeseen environmental incidents may occur or past non-compliance with environmental laws or regulations may be discovered.

Regulation of Production of Oil and Natural Gas

The production of oil and natural gas is subject to regulation under a wide range of local, state and federal statutes, rules, orders and regulations. Federal, state and local statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. Glori owns interests in properties located in Texas, which regulates drilling and operating activities by requiring, among other things, permits for the drilling of wells, maintaining bonding requirements in order to drill or operate wells, and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled and the plugging and abandonment of wells. The laws of Texas also govern a number of conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum allowable rates of production from oil and natural gas wells, the regulation of well spacing or density, and plugging and abandonment of wells. The effect of these regulations is to limit the amount of oil and natural gas that Glori can produce from its wells and to limit the number of wells or the locations at which it can drill, although it can apply for exceptions to such regulations or to have reductions in well spacing or density. Moreover, Texas imposes a production or severance tax with respect to the production and sale of oil, natural gas and NGLs within its jurisdiction.

The failure to comply with these rules and regulations can result in substantial penalties. Glori’s competitors in the oil and natural gas industry are subject to the same regulatory requirements and restrictions that affect its operations.

Regulation of Transportation of Oil

Sales of oil, condensate and NGLs are not currently regulated and are made at negotiated prices. Nevertheless, Congress could reenact price controls in the future.

Glori’s sales of oil are affected by the availability, terms and cost of transportation. The transportation of oil in common carrier pipelines is also subject to rate and access regulation. The FERC regulates interstate oil pipeline transportation rates under the Interstate Commerce Act. In general, interstate oil pipeline rates must be cost-based, although settlement rates agreed to by all shippers are permitted and market based rates may be permitted in certain circumstances.

Intrastate oil pipeline transportation rates are subject to regulation by state regulatory commissions. The basis for intrastate oil pipeline regulation, and the degree of regulatory oversight and scrutiny given to intrastate oil pipeline rates, varies from state to state. Insofar as effective interstate and intrastate rates and regulations regarding access are equally applicable to all comparable shippers, Glori believes that the regulation of oil transportation will not affect its operations in any way that is of material difference from those of its competitors who are similarly situated.

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Regulation of Transportation and Sales of Natural Gas

Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated by agencies of the U.S. federal government, primarily FERC. In the past, the federal government has regulated the prices at which natural gas could be sold. While sales by producers of natural gas can currently be made at uncontrolled market prices, Congress could reenact price controls in the future. Deregulation of wellhead natural gas sales began with the enactment of the NGPA, and culminated in adoption of the Natural Gas Wellhead Decontrol Act which removed controls affecting wellhead sales of natural gas effective January 1, 1993. The transportation and sale for resale of natural gas in interstate commerce is regulated primarily under the NGA, and by regulations and orders promulgated under the NGA by FERC. In certain limited circumstances, intrastate transportation and wholesale sales of natural gas may also be affected directly or indirectly by laws enacted by Congress and by FERC regulations.

The Energy Policy Act of 2005 (“EP Act of 2005”) is a comprehensive compilation of tax incentives, authorized appropriations for grants and guaranteed loans, and significant changes to the statutory policy that affects all segments of the energy industry. Among other matters, the EP Act of 2005 amends the NGA to add an anti-market manipulation provision which makes it unlawful for any entity to engage in prohibited behavior to be prescribed by FERC, and furthermore provides FERC with additional civil penalty authority. The EP Act of 2005 provides FERC with the power to assess civil penalties of up to $1,000,000 per day for violations of the NGA and increases FERC's civil penalty authority under the NGPA from $5,000 per violation per day to $1,000,000 per violation per day. The civil penalty provisions are applicable to entities that engage in the sale of natural gas for resale in interstate commerce. On January 19, 2006, FERC issued Order No. 670, a rule implementing the anti-market manipulation provision of the EP Act of 2005, and subsequently denied rehearing. The rules make it unlawful to: (i) in connection with the purchase or sale of natural gas subject to the jurisdiction of FERC, or the purchase or sale of transportation services subject to the jurisdiction of FERC, for any entity, directly or indirectly, to use or employ any device, scheme or artifice to defraud; (ii) to make any untrue statement of material fact or omit to make any such statement necessary to make the statements made not misleading; or (iii) to engage in any act or practice that operates as a fraud or deceit upon any person. The new anti-market manipulation rule does not apply to activities that relate only to intrastate or other non-jurisdictional sales or gathering, but does apply to activities of gas pipelines and storage companies that provide interstate services, as well as otherwise non-jurisdictional entities to the extent the activities are conducted "in connection with" gas sales, purchases or transportation subject to FERC jurisdiction, which now includes the annual reporting requirements under Order 704, described below. The anti-market manipulation rule and enhanced civil penalty authority reflect an expansion of FERC's NGA enforcement authority.

On December 26, 2007, FERC issued Order 704, a final rule on the annual natural gas transaction reporting requirements, as amended by subsequent orders on rehearing. Under Order 704, wholesale buyers and sellers of more than 2.2 million MMBtus of physical natural gas in the previous calendar year, including natural gas producers, gatherers and marketers, are now required to report, on May 1 of each year, aggregate volumes of natural gas purchased or sold at wholesale in the prior calendar year to the extent such transactions utilize, contribute to, or may contribute to the formation of price indices. It is the responsibility of the reporting entity to determine which individual transactions should be reported based on the guidance of Order 704. Order 704 also requires market participants to indicate whether they report prices to any index publishers, and if so, whether their reporting complies with FERC's policy statement on price reporting.

Gathering service, which occurs upstream of jurisdictional transmission services, is regulated by the states onshore and in state waters. Section 1(b) of the NGA exempts natural gas gathering facilities from regulation by FERC as a natural gas company under the NGA. Although FERC has set forth a general test for determining whether facilities perform a non-jurisdictional gathering function or a jurisdictional transmission function, FERC's determinations as to the classification of facilities is done on a case by case basis. To the extent that FERC issues an order that reclassifies certain jurisdictional transmission facilities as non-jurisdictional gathering facilities, and depending on the scope of that decision, our costs of getting gas to point of sale locations may increase. Glori believes that the natural gas pipelines in its gathering systems meet the traditional tests FERC has used to establish a pipeline's status as a gatherer not subject to regulation as a natural gas company. However, the distinction between FERC-regulated transmission services and federally unregulated gathering services is the subject of ongoing litigation, so the classification and regulation of Glori’s gathering facilities are subject to change based on future determinations by FERC, the courts or Congress. State regulation of natural gas gathering facilities generally include various safety, environmental and, in some circumstances, nondiscriminatory-take requirements. Although such regulation has not generally been affirmatively applied by state agencies, natural gas gathering may receive greater regulatory scrutiny in the future.

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The price at which Glori sells natural gas is not currently subject to federal rate regulation and, for the most part, is not subject to state regulation. However, with regard to Glori’s physical sales of these energy commodities, it is required to observe anti-market manipulation laws and related regulations enforced by FERC under the EP Act of 2005 and under the Commodity Exchange Act ("CEA"), and regulations promulgated thereunder by the CFTC. The CEA prohibits any person from manipulating or attempting to manipulate the price of any commodity in interstate commerce or futures on such commodity. The CEA also prohibits knowingly delivering or causing to be delivered false or misleading or knowingly inaccurate reports concerning market information or conditions that affect or tend to affect the price of a commodity. Should Glori violate the anti-market manipulation laws and regulations, it could also be subject to related third-party damage claims by, among others, sellers, royalty owners and taxing authorities.

Intrastate natural gas transportation is also subject to regulation by state regulatory agencies. The basis for intrastate regulation of natural gas transportation and the degree of regulatory oversight and scrutiny given to intrastate natural gas pipeline rates and services varies from state to state. Insofar as such regulation within a particular state will generally affect all intrastate natural gas shippers within the state on a comparable basis, Glori believes that the regulation of similarly situated intrastate natural gas transportation in any states in which it operates and ships natural gas on an intrastate basis will not affect its operations in any way that is of material difference from those of its competitors. Like the regulation of interstate transportation rates, the regulation of intrastate transportation rates affects the marketing of natural gas that we produce, as well as the revenues Glori receives for sales of its natural gas.

Changes in law and to FERC policies and regulations may adversely affect the availability and reliability of firm and/or interruptible transportation service on interstate pipelines, and Glori cannot predict what future action FERC will take. We do not believe, however, that any regulatory changes will affect us in a way that materially differs from the way they will affect other natural gas producers, gatherers and marketers with which we compete.

Regulation of Environmental and Occupational Safety and Health Matters

Glori’s oil and natural gas exploration and production operations are subject to numerous stringent federal, regional, state and local statutes and regulations governing occupational safety and health, the discharge of materials into the environment or otherwise relating to environmental protection, some of which carry substantial administrative, civil and criminal penalties for failure to comply. These laws and regulations may require the acquisition of a permit before drilling or other regulated activity commences; restricts the location, manner of drilling, design, construction and operation of wells; restrict the types, quantities and concentrations of various substances that can be injected into the subsurface or released into the environment in connection with drilling, production and transporting through pipelines; govern the sourcing and disposal of water used in the drilling and completion process; limit or prohibit drilling activities in certain areas and on certain lands lying within wilderness, wetlands, frontier and other protected areas; require some form of remedial action to prevent or mitigate pollution from former operations such as plugging abandoned wells or closing earthen pits; establish specific safety and health criteria addressing worker protection; and impose substantial liabilities for pollution resulting from operations or failure to comply with regulatory filings. In addition, these laws and regulations may restrict the rate of production.

Environmental laws and regulations are complex and subject to frequent change. In some cases, they can impose liability for the entire cost of cleanup on any responsible party, without regard to negligence or fault, and can impose liability on Glori for the conduct of others or conditions others have caused, or for Glori’s acts that complied with all applicable requirements when Glori performed them. Glori may also be exposed to environmental or other liabilities originating from businesses and assets that it purchased from others. Compliance with applicable environmental laws and regulations has not, to date, materially affected Glori capital expenditures, earnings or competitive position. Glori does not expect to incur material capital expenditures in its next fiscal year in order to comply with current environment control regulations. However, Glori’s compliance with amended, new or more stringent requirements, stricter interpretations of existing requirements or the future discovery of contamination may require it to make material expenditures or subject it to liabilities that Glori currently do not anticipate. In addition, because Glori’s technology is new, regulatory agencies may not be sure how to apply existing rules to the AERO System or may have concerns that could delay or restrict use of the AERO System in some wells. Any such delays or restrictions could harm Glori business.

The following is a summary of the more significant existing environmental and occupational health and safety laws and regulations, as amended from time to time, to which Glori’s business operations are subject and for which compliance may have a material adverse impact on its capital expenditures, results of operations or financial position.

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Hazardous Substances and Waste Handling

CERCLA, also known as the "Superfund" law, and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that are considered to have contributed to the release of a "hazardous substance" into the environment. These persons include the current and past owner or operator of the disposal site or the site where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances at the site where the release occurred. Under CERCLA, such persons may be subject to joint and several strict liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. Glori is able to control directly the operation of only those wells with respect to which it acts as operator. Notwithstanding Glori’s lack of direct control over wells operated by others, the failure of an operator other than Glori to comply with applicable environmental regulations may, in certain circumstances, be attributed to Glori. Glori generates materials in the course of its operations that may be regulated as hazardous substances but Glori is unaware of any liabilities for which it may be held responsible that would materially and adversely affect it.

The RCRA and analogous state laws, impose detailed requirements for the generation, handling, storage, treatment and disposal of nonhazardous and hazardous solid wastes. RCRA specifically excludes drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal energy from regulation as hazardous wastes. However, these wastes may be regulated by the EPA or state agencies under RCRA's less stringent nonhazardous solid waste provisions, state laws or other federal laws. Moreover, it is possible that these particular oil and natural gas exploration, development and production wastes now classified as nonhazardous solid wastes could be classified as hazardous wastes in the future. A loss of the RCRA exclusion for drilling fluids, produced waters and related wastes could result in an increase in Glori costs to manage and dispose of generated wastes, which could have a material adverse effect on its results of operations and financial position. In addition, in the course of Glori’s operations, it generates some amounts of ordinary industrial wastes, such as paint wastes, waste solvents, laboratory wastes and waste compressor oils that may be regulated as hazardous wastes if such wastes have hazardous characteristics. Although the costs of managing hazardous waste may be significant, Glori does not believe that its costs in this regard are materially more burdensome than those for similarly situated companies.

Glori currently owns, leases or operates properties that have been used for oil and natural gas exploration and production activities for many years. Although Glori believes that it has utilized operating and waste disposal practices that were standard in the industry at the time, hazardous substances, wastes or petroleum hydrocarbons may have been released on, under or from the properties owned or leased by Glori, or on, under or from other locations, including off-site locations, where such substances have been taken for recycling or disposal. In addition, some of our properties have been operated by third parties or by previous owners or operators whose treatment and disposal of hazardous substances, wastes or petroleum hydrocarbons was not under Glori’s control. These properties and the substances disposed or released on, under or from them may be subject to CERCLA, RCRA and analogous state laws. Under such laws, Glori could be required to undertake response or corrective measures, which could include removal of previously disposed substances and wastes, cleanup of contaminated property or performance of remedial plugging or pit closure operations to prevent future contamination.

Water Discharges

The Clean Water Act and comparable state laws impose restrictions and strict controls regarding the discharge of pollutants, including produced waters and other oil and natural gas wastes, into or near regulated surface waters. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or the state. The discharge of dredge and fill material in regulated waters, including wetlands, is also prohibited, unless authorized by a permit issued by the U.S. Army Corps of Engineers. Obtaining permits has the potential to delay the development of oil and natural gas projects. These laws and any implementing regulations provide for administrative, civil and criminal penalties for any unauthorized discharges of pollutants to regulated waters without a permit.

Pursuant to these laws and regulations, Glori may be required to obtain and maintain approvals or permits for the discharge of wastewater or storm water and are required to develop and implement spill prevention, control and countermeasure plans, also referred to as "SPCC plans," in connection with on-site storage of significant quantities of oil. Glori believes that it maintains all required discharge permits necessary to conduct our operations, and further believe it is in substantial compliance with the terms thereof. Glori is currently undertaking a review of recently acquired oil properties to determine the need for new or updated SPCC plans and, where necessary, it will be developing or upgrading such plans implementing the physical and operation controls imposed by these plans, the costs of which are not expected to significantly impact Glori’s financial results.

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The primary federal law related specifically to oil spill liability is the OPA, which amends and augments the oil spill provisions of the Clean Water Act and imposes certain duties and liabilities on certain “responsible parties” related to the prevention of oil spills and damages resulting from such spills in or threatening waters of the United States or adjoining shorelines. For example, operators of certain oil and natural gas facilities must develop, implement and maintain facility response plans, conduct annual spill training for certain employees and provide varying degrees of financial assurance. Owners or operators of a facility, vessel or pipeline that is a source of an oil discharge or that poses the substantial threat of discharge is one type of "responsible party" who is liable. The OPA and similar state laws apply joint and several liability, without regard to fault, to each liable party for oil removal costs, remediation, and a variety of public and private damages. In addition, persons responsible for a reportable release subject to OPA and similar state laws may be subject to civil and criminal penalties. Although defenses exist, they are limited. As such, a violation of the OPA and similar state laws would have the potential to adversely affect Glori’s operations.

Air Emissions

The federal Clean Air Act and comparable state laws restrict the emission of air pollutants from many sources, such as, for example, compressor stations, through air emissions standards, construction and operating permitting programs and the imposition of other compliance requirements. These laws and regulations may require Glori to obtain pre-approval for the construction or modification of certain projects or facilities expected to produce or significantly increase air emissions, obtain and strictly comply with stringent air permit requirements or utilize specific equipment or technologies to control emissions of certain pollutants. The need to obtain permits has the potential to delay the development of oil and natural gas projects. Over the next several years, Glori may be required to incur certain capital expenditures for air pollution control equipment or other air emissions related issues. For example, on August 16, 2012, the EPA published final rules under the Clean Air Act that subject air emissions from oil and natural gas production, processing, transmission and storage operations to regulation under the New Source Performance Standards and National Emission Standard for Hazardous Air Pollutant programs, amended after reconsideration and published in the Federal Register on September 23, 2013. The regulations limit VOC emissions from many types of oil and gas sector equipment and operations. Glori’s and its customers’ waterflood operations are not subject to many of the new regulatory requirements, such as those for hydraulic fracturing, but are subject to new requirements for control of emissions from production-related wet seal and reciprocating compressors and pneumatic controllers, which both Glori and its customers use in their production operations. The regulations also establish new controls for storage vessels above a specified emissions threshold, effective April 15, 2014, or April 15, 2015, depending upon when construction of the storage vessel commenced. Compliance with these and other air pollution control and permitting requirements has the potential to delay the development of oil and natural gas projects and increase Glori’s costs of development and production, which costs could be significant. However, Glori does not believe that compliance with such requirements will have a significant effect on its results of operations.

Regulation of GHG Emissions

In response to findings that emissions of carbon dioxide, methane and other GHGs present an endangerment to public health and the environment, the EPA has adopted regulations under existing provisions of the federal Clean Air Act that, among other things, establish PSD construction and Title V operating permit reviews for certain large stationary sources that are potential major sources of GHG emissions. On July 12, 2012, the EPA issued a final rule that retained previously established emissions thresholds such that only these large stationary sources are subject to greenhouse gas permitting, but those thresholds could be adjusted downward in the future. And despite numerous legal challenges to the EPA's authority to regulate GHGs, federal courts have affirmed that the EPA does have the authority to regulate greenhouse gas emissions under the Clean Air Act. Facilities required to obtain PSD permits for their GHG emissions also will be required to meet "best available control technology" standards that will be established by the states or, in some cases, by the EPA on a case-by-case basis. These EPA rulemakings could adversely affect Glori’s operations and restrict or delay its ability to obtain air permits for new or modified sources. In addition, the EPA has adopted rules requiring the monitoring and reporting of GHG emissions from specified onshore and offshore oil and natural gas production sources in the United States on an annual basis, which include certain of our operations. In addition, the EPA has continued to adopt GHG regulations of other industries, such as the recently re-proposed September 2013 GHG rule restricting future development of coal-fired power plants. As a result of this continued regulatory focus, future GHG regulations of the oil and natural gas industry remain a possibility. Glori is monitoring GHG emissions from its operations in accordance with the GHG emissions reporting rule and believe that its monitoring activities are in substantial compliance with applicable reporting obligations.

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While Congress has from time to time considered legislation to reduce emissions of GHGs, there has not been significant activity in the form of adopted legislation to reduce GHG emissions at the federal level in recent years. In the absence of such federal climate legislation, a number of state and regional efforts have emerged that are aimed at tracking and/or reducing GHG emissions by means of cap and trade programs that typically require major sources of GHG emissions, such as electric power plants, to acquire and surrender emission allowances in return for emitting those GHGs. If Congress undertakes comprehensive tax reform in the coming year, it is possible that such reform may include a carbon tax, which could impose additional direct costs on operations and reduce demand for refined products. In any event, the Obama administration recently announced its Climate Action Plan, which, among other things, directs federal agencies to develop a strategy for the reduction of methane emissions, including emissions from the oil and natural gas agency. As part of the Climate Action Plan, the Obama Administration also announced that it intends to adopt additional regulations to reduce emissions of GHGs and to encourage greater use of low carbon technologies in the coming years. Although it is not possible at this time to predict how legislation or new regulations that may be adopted to address GHG emissions would impact Glori’s business, any such future laws and regulations imposing reporting obligations on, or limiting emissions of GHGs from, its equipment and operations could require Glori to incur costs to reduce emissions of GHGs associated with its operations. Substantial limitations on GHG emissions could adversely affect demand for the oil and natural gas Glori produces. Finally, it should be noted that some scientists have concluded that increasing concentrations of GHGs in the Earth's atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, floods and other climatic events; if any such effects were to occur, they could have a material adverse effect on Glori’s exploration and production operations.

Hydraulic Fracturing The EPA has recently focused on concerns about the risk of water contamination and public health problems from drilling and hydraulic fracturing activities. The EPA is conducting a comprehensive research study on the potential adverse effects that hydraulic fracturing may have on water quality and public health. While Glori’s technology is unrelated to hydraulic fracturing, it is possible that any federal, state and local laws and regulations that might be imposed on fracturing activities could also apply to oil recovery operations. Although it is not possible to predict the final outcome of the EPA’s study or whether new legislation or regulations that might be adopted would impact Glori’s business, any such future laws and regulations could result in increased compliance costs or additional operating restrictions, which, in turn, could adversely affect Glori’s financial position, results of operations and cash flows.

Intellectual Property Portfolio

The AERO System and the efficiency it brings to oil production is central to the future of the combined business, as it gives Glori its competitive advantage in the field of enhanced oil recovery. As a result, Glori has taken steps to protect the underlying intellectual property.

The AERO System is based in part on intellectual property and know-how developed by TERI (an Indian company), Biotopics (an Argentine company), and Statoil (a Norwegian company), and has been further developed and expanded by Glori scientists and engineers. Glori’s access to this underlying intellectual property includes access to certain key U.S. patents granted by a technology cooperation agreement with Statoil, dated April 11, 2011. This agreement gives Glori perpetual, irrevocable, royalty free licenses to U.S. patent 5,163,510 (Method of microbial enhanced oil recovery, issued 11/17/1992, expiration date 2/21/2011), U.S. patent 6,546,962 (Introduction of air into injection water, issued 4/15/2003, expected expiration 7/7/2020), and U.S. patent 7,124,817 (Method of treating a hydrocarbon bearing formation, issued 10/24/2006, expiration 11/3/2020). Glori holds one U.S. patent, US Patent 7,681,638 (Wellbore treatment for reducing wax deposits, expiration date 6/12/2028). In addition, Glori has filed four active U.S. patent applications, including U.S. Appl. No. 13/085308 (Systems and Methods of Microbial Enhanced Oil Recovery, filed 4/12/11), U.S. Appl. No. 13/166382 (Microbial Enhanced Oil Recovery Delivery Systems and Methods, filed 6/22/11), U.S. Appl. No. 13/826827 (Ultra Low Concentration Surfactant Flooding, filed 3/14/13), and U.S. Appl. No. 13/827639 (Optimizing Enhanced Oil Recovery by the Use of Oil Tracers, filed 3/14/13). Glori expects that with the coverage anticipated from Glori’s U.S. Appl. No. 13/085,308, it will be possible to extend both the scope and coverage time of certain of the Statoil patents.

Employees

As of March 17, 2014, Glori had a total of 39 active employees consisting of ten employees engaged in research and development, 20 employees in operations and nine employees in management, business development and administrative positions. Glori believes its employee relations are satisfactory.

Facilities

Glori’s headquarters are located in Houston, Texas. Glori leases its headquarters facility, which comprises approximately 17,000 square feet of warehouse, laboratory and office space. The term of this lease runs through May 2014 and Glori has agreed in principle with the landlord to extend the lease for another 36 months at a comparable monthly rate. Glori also leases a nearby office and warehouse which are also leased through May 2014. Glori believes its current facilities are adequate for its current needs and for the foreseeable future.

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Legal Proceedings

From time to time, Glori has been subject to various claims and legal actions in the ordinary course of its business. Glori is not currently otherwise involved in any legal proceeding the ultimate outcome of which, in Glori’s judgment based on information currently available, would have a material adverse impact on its business, financial condition or results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF GLORI

You should read the following description of Glori’s results of operations and financial condition in conjunction with the section above titled “Risk Factors” and Glori’s consolidated audited and unaudited financial statements presented in this Offer to Purchase.

Glori

Glori is a technology focused energy company that deploys its proprietary biotechnology to facilitate the secondary production of oil at less than $10 per barrel. Only one third of discovered oil is typically recovered during the life of an oilfield, as recovery of the remaining two thirds of oil is not economically viable with current technology. By activating in-situ microbiology within the reservoir, Glori can efficiently produce a portion of this remaining oil. Glori acquires, owns and operates mature oilfields into which it applies its AERO technology and additionally is deploying its technology in a range of different geographies and geologies for E&P clients.

Glori, which is based in Houston, Texas, was incorporated as Glori Oil Limited, a Delaware Corporation, in November 2005 and changed its name to Glori Energy Inc. in May 2011. In September 2010, Glori incorporated Glori Canada Ltd. (formerly Glori Oil Ltd.) in the province of Alberta, Canada, with registration in the province of Saskatchewan, as a wholly-owned subsidiary, to conduct Glori’s business in Canada. In October 2010, Glori activated a previously dormant wholly-owned subsidiary, Glori Holdings to acquire a 100% working interest in the Etzold field. In February 2011, Glori incorporated Glori California Inc. (formerly Glori Oil California Limited) to conduct its operations in the state of California. In September 2013, Glori incorporated OOO Glori Energy to conduct its operations in the Russian Federation. In March 2014, Glori formed Glori Energy Production Inc., a wholly-owned subsidiary of Glori Holdings, to purchase the Coke Field Assets. Glori, Glori Holdings, Glori Canada Ltd., Glori Oil (Argentina) Limited, Glori California Inc., Glori Oil S.R.L. OOO Glori Energy and Glori Energy Production Inc. comprise the entities within the Glori corporate structure. Glori has undertaken the dissolution of Glori Oil S.L.R. and is awaiting confirmation that the dissolution was effective.

Overview of Oil and Gas Operating Information

Glori’s Properties

On March 14, 2014, Glori Energy Production Inc. closed the acquisition of the Coke Field Assets for a purchase price of approximately $40 million as described elsewhere in this Offer to Purchase. As of January 1, 2014, the net proved developed producing oil and natural gas reserves associated with the Coke Field Assets based upon estimates provided by William M. Cobb & Associates, Inc. were 1,749 MBoe (approximately 96% oil and 4% natural gas), and for the month ended December 31, 2013, the average net daily production associated with the Coke Field Assets was 506 Boe per day (approximately 91% oil and 9% natural gas). The Coke Field Assets are located in the East Texas basin in Wood County, Texas and include total acreage of 2,446, an average Working Interest percentage of 98.2% (the average of producing well Working Interest).

The Coke Field Assets are comprised of the majority of the Coke Field along with three leases in the Quitman Field. All leases are operated. The Coke Field is a salt dome structure discovered in 1942. The primary oil producing zone has been the upper Paluxy formation at about 6300 ft. which has a natural water drive. Glori will become the operator of the Coke Field Assets on March 1, 2014. Glori’s Working Interest is 100% in all the Paluxy wells. The Sub-Clarksville formation occurs at about 4100 ft and a unit has been formed across the whole field. Glori’s Working Interest in the Sub-Clarksville unit is 83.26%. Glori’s Working Interest is 100% in the three Quitman Field leases.

In addition, in the fourth quarter of 2010, Glori acquired the North Etzold field, an oilfield in Kansas, and in September 2012 Glori acquired the contiguous South Etzold field. The Etzold field is located in Seward County, Kansas and includes total acreage of 760 acres, an average Working Interest percentage of 100% and estimated net proved reserves of approximately 14 Mboe as of December 31, 2013. Current net production is approximately 14 Boe per day.

How Glori Evaluates Its Operations

Giving effect to the Coke Field Acquisition, Glori use a variety of financial and operational metrics to assess the performance of its oil operations, including:

•	production volumes;

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•	realized prices on the sale of oil; and
•	lease operating expenses.

Pro Forma Production Volumes

The following table sets forth summary pro forma information with respect to Glori’s and the Coke Field Acquisition’s combined oil and natural gas production for the years ended December 31, 2012 and 2013. This pro forma information gives effect to the Coke Field Acquisition as if it occurred on January 1, 2012. Glori’s and the Coke Field Acquisition’s oil and natural gas production data presented below is based on the proved reserve reports as of January 1, 2013 and 2014 by Collarini Associates for the Etzold field, internal engineering estimates as of January 1, 2013 for the Coke Field Assets and the proved reserved report as of January 1, 2014 by Willam M. Cobb & Associates, Inc. for the Coke Field Assets. Collarini Associates and William M. Cobb Associates, Inc. are Glori’s independent petroleum engineering firms for the Etzold field and Coke Field Assets, respectively. Copies of the proved reserve reports prepared by Collarini Associates and William M. Cobb & Associates, Inc. with respect to these properties are included as exhibits to the Registration Statement.

	Production for the Year Ended December 31,
	2012
	Glori Energy	Coke Field	Pro Forma
	Inc.	Acquisition	Combined

Oil (MBbls)	3	189	192
NGL (MBbls)	-	-	-
Natural Gas (MMcf)	-	72	72
Total (Mboe) (1)	3	201	204

(1) Assumes a ratio of 6 Mcf of natural gas per barrel of oil.

	Production for the Year Ended December 31, 2013
	Glori Energy	Coke Field	Pro Forma
	Inc.	Acquisition	Combined

Oil (MBbls)	6	172	178
NGL (MBbls)	-	-	-
Natural Gas (MMcf)	-	102	102
Total (Mboe) (1)	6	189	195

(1) Assumes a ratio of 6 Mcf of natural gas per barrel of oil.

Over time, production from a given well or formation decreases. Growth in Glori’s future production and reserves will depend on its ability to implement the AERO System and to continue to add proved reserves in excess of its production. Accordingly, one of Glori’s key focuses is on adding reserves through acquisitions. Glori’s ability to add reserves through development projects and acquisitions is dependent on many factors, including its ability to borrow or raise capital, obtain regulatory approvals, procure necessary equipment, materials, and personnel and successfully identify and consummate acquisitions. Please read "Risk Factors—Risks Related to Glori’s Business" for a discussion of these and other risks affecting Glori’s proved reserves and production.

Pro Forma Oil and Natural Gas Production Prices and Production Costs

The following table sets forth information regarding actual net production prices and production costs of oil and natural gas produced by Glori for the years ended December 31, 2012 and 2013:

	2012	2013	2013 Pro Forma
Average sales price per Boe/MCF:			$84
Glori	$87	$92
Coke Field Assets - Oil	$86	$90
Coke Field Assets – Natural gas	$1.82	$2.66

Average production cost per Boe equivalent:			$46
Glori	$100	$76
Coke Field Assets	$39	$45

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Drilling and Other Exploratory and Development Activities

As of December 31, 2013, Glori had 3 gross and net productive wells and the Coke Field Assets had 28 total gross and 27.5 net productive wells. During 2012 and 2013, 1 productive well in the Coke Field Assets (2012) and no exploratory wells were drilled. Productive wells are producing wells plus other wells mechanically capable of production.

Present Activities

At December 31, 2013, the Etzold property was being assessed for long-term economic viability, with specific attention to reducing direct operating expenses primarily by continuing the initiative commenced in the fourth quarter of 2013 by reducing the number of wells being operated. These considerations included historical direct operating expenses, production history of each producing well, and assessment by our Science Advisory Board of the expected response of our AERO process. As a result of this effort, the direct production costs for the property have been reduced from $76 per barrel in 2013 to a projected $55 per barrel in 2014, primarily due to significantly reduced electricity use. Etzold continued its intended role of providing a controlled environment for AERO implementation strategies, especially with respect to the quality of water used in the injection process.

As of December 31, 2013, no wells were in the process of being drilling (including wells temporarily suspended), no waterfloods were in process of being installed, and no pressure maintenance operations were being conducted.

Delivery Commitments

Glori does not have any commitments to provide a fixed and determinable quantity of oil under existing contracts or agreements.

Pro Forma Oil and Natural Gas Data

Proved Reserves

Evaluation and Review of Proved Reserves.    Glori has retained Collarini Associates, independent petroleum engineers, to provide an estimate of proved reserves at the Etzold property as of January 1, 2013 and 2014. Glori has also retained William M. Cobb and Associates, Inc., independent petroleum engineers, to provide an estimate of proved reserves for the Coke Field Assets as of January 1, 2014. Neither Collarini Associates nor William M. Cobb and Associates, Inc. own interests in any of Glori’s properties, nor are they employed by Glori on a contingent basis. A copy of the independent petroleum engineering firms’ proved reserve reports are included as an exhibits to the Registration Statement.

The technical persons responsible for preparing Glori’s proved reserve estimates meet the requirements with regard to qualifications, independence, objectivity and confidentiality set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers.

Glori maintains an internal staff of petroleum engineers and geoscience professionals who work closely with its independent reserve engineers to ensure the integrity, accuracy and timeliness of the data used to calculate its proved reserves relating to its assets. Glori’s internal technical team members meet with its independent reserve engineers periodically during the period covered by the proved reserve report to discuss the assumptions and methods used in the proved reserve estimation process. Glori provides historical information to its independent petroleum engineers for its properties, such as ownership interest, oil and natural gas production, well test data, commodity prices and operating and development costs. Mr. Tor Meling, Glori’s Vice President of Reserve Engineering, is primarily responsible for overseeing the preparation of all of Glori’s reserve estimates. Mr. Meling is a petroleum engineer with over 24 years of reservoir and operations experience, and Glori’s geoscience staff has an average of approximately 30 years of energy industry experience per person.

The preparation of Glori’s proved reserve estimates are completed in accordance with its internal control procedures. These procedures, which are intended to ensure reliability of reserve estimations, include the following:

•	review and verification of historical production data, which data is based on actual production as reported by Petro-Hunt;
•	preparation of reserve estimates by Mr. Meling or under his direct supervision;
•	review by Glori’s Chief Executive Officer of all of its reported proved reserves at the close of each quarter, including the review of all significant reserve changes and all new PUDs additions;
•	direct reporting responsibilities by Mr. Meling to Glori’s Chief Executive Officer; and
•	verification of property ownership by competent legal counsel or individuals under counsel’s direct supervision prior to an acquisition.

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Estimation of Proved Reserves.     Under SEC rules, proved reserves are those quantities of oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs and under existing economic conditions, operating methods and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. If deterministic methods are used, the SEC has defined reasonable certainty for proved reserves as a “high degree of confidence that the quantities will be recovered.” All of Glori’s proved reserves as of September 30, 2013 were estimated using a deterministic method. The estimation of reserves involves two distinct determinations. The first determination results in the estimation of the quantities of recoverable oil and natural gas and the second determination results in the estimation of the uncertainty associated with those estimated quantities in accordance with the definitions established under SEC rules. The process of estimating the quantities of recoverable oil and natural gas reserves relies on the use of certain generally accepted analytical procedures. These analytical procedures fall into four broad categories or methods: (i) production performance-based methods; (ii) material balance-based methods; (iii) volumetric-based methods; and (iv) analogy. These methods may be used singularly or in combination by the reserve evaluator in the process of estimating the quantities of reserves. Reserves for PDP wells were estimated using production performance methods for the vast majority of properties. Certain new producing properties with very little production history were forecast using a combination of production performance and analogy to similar production, both of which are considered to provide a relatively high degree of accuracy. Non-producing reserve estimates, for developed and undeveloped properties, were forecast using either volumetric or analogy methods, or a combination of both. These methods provide a relatively high degree of accuracy for predicting proved developed non-producing and PUDs for Glori’s properties, due to the mature nature of the properties targeted for development and an abundance of subsurface control data.

To estimate economically recoverable proved reserves and related future net cash flows, Collarini Associates and William M. Cobb and Associates, Inc. considered many factors and assumptions, including the use of reservoir parameters derived from geological, geophysical and engineering data which cannot be measured directly, economic criteria based on current costs and the SEC pricing requirements and forecasts of future production rates .

Under SEC rules, reasonable certainty can be established using techniques that have been proven effective by actual production from projects in the same reservoir or an analogous reservoir or by other evidence using reliable technology that establishes reasonable certainty. Reliable technology is a grouping of one or more technologies (including computational methods) that has been field tested and has been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation. To establish reasonable certainty with respect to our estimated proved reserves, the technologies and economic data used in the estimation of our proved reserves have been demonstrated to yield results with consistency and repeatability, and include production and well test data, downhole completion information, geologic data, electrical logs, radioactivity logs, core analyses, available seismic data and historical well cost and operating expense data.

Summary of Pro Forma Oil and Natural Gas Reserves.

The following table presents Glori’s estimated pro forma net proved oil and natural gas reserves as of December 31, 2012 and 2013, after giving effect to the Coke Field Acquisition and the Business Combination as if these transactions had occurred on January 1, 2012, based on the proved reserve reports as of January 1, 2013 and 2014 by Collarini Associates, Glori’s independent petroleum engineering firm for the Etzold field, proved reserve reports as of January 1, 2014 by William M. Cobb & Associates, Inc., Glori’s independent petroleum engineering firm for the Coke Field Assets, and internally generated estimates for the Coke Field Assets as of January 1, 2013, prepared in accordance with the rules and regulations of the SEC. All of Glori’s proved reserves are located in the United States. A copy of the proved reserve reports prepared by Collarini Associates and William M. Cobb & Associates, Inc. with respect to these properties are included as exhibits to the Registration Statement. Glori’s estimates of net proved reserves have not been filed with or included in reports to any federal authority or agency other than the SEC in connection with this offering. Future exploration, exploitation and development expenditures, as well as future commodity prices and service costs, will affect the reserve volumes attributable to the acquired properties. The reserve estimates shown below were determined using a 12-month average price for oil, NGLs and natural gas for the year ended December 31, 2013.

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	Estimated Quantities of Reserves as of December
	31, 2012
	Glori Energy	Coke Field	Pro Forma
	Inc.	Acquisition	Combined
Estimated Proved Reserves:
Oil (MBbls)	103	2,193	2,296
NGL (MBbls)	-	-	-
Natural Gas (MMcf)	-	965	965
Total (Mboe) (1)	103	2,354	2,457
Estimated Proved Developed Reserves:
Oil (MBbls)	103	1,673	1,776
NGL (MBbls)	-	-	-
Natural Gas (MMcf)	-	965	965
Total (Mboe) (1)	103	1,834	1,937
Estimated Proved Undeveloped Reserves:
Oil (MBbls)	-	520	520
NGL (MBbls)	-	-	-
Natural Gas (MMcf)	-	-	-
Total (Mboe) (1)	-	520	520

(1) Assumes a ratio of 6 Mcf of natural gas per barrel of oil.

	Estimated Quantities of Reserves as of December
	31, 2013
	Glori Energy	Coke Field	Pro Forma
	Inc.	Acquisition	Combined
Estimated Proved Reserves:
Oil (MBbls)	18	1,682	1,700
NGL (MBbls)	-	-	-
Natural Gas (MMcf)	-	401	401
Total (Mboe) (1)	18	1,749	1,767
Estimated Proved Developed Reserves:
Oil (MBbls)	18	1,682	1,700
NGL (MBbls)	-	-	-
Natural Gas (MMcf)	-	401	401
Total (Mboe) (1)	18	1,749	1,767
Estimated Proved Undeveloped Reserves:
Oil (MBbls)	-	-	-
NGL (MBbls)	-	-	-
Natural Gas (MMcf)	-	-	-
Total (Mboe) (1)	-	-	-

(1) Assumes a ratio of 6 Mcf of natural gas per barrel of oil.

The changes from December 31, 2012 estimated proved reserves to December 31, 2013 estimated proved reserves reflect production during this period of approximately 189 MBoe. The increase in proved developed reserves is attributable to changes in engineering estimates used in the reserve reports. The change also includes the downward revision of PDP reserves for the Etzold field of 79 MBoe and the downward revision of 416 MBoe PUD for the Coke Field Assets. The downward revision for Etzold is attributable to the loss of PDBP because the redevelopment of these reserves was considered commercially unviable as discussed previously. The downward revision in the Coke Field Assets PUD resulted from the exclusion of Sub Clarksville PUD in the independent reserve report because Glori does not have a development plan or assigned budget to develop these resources.

Reserve engineering is and must be recognized as a subjective process of estimating volumes of economically recoverable oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation. As a result, the estimates of different engineers often vary. In addition, the results of drilling, testing and production may justify revisions of such estimates. Accordingly, reserve estimates often differ from the quantities of oil and natural gas that are ultimately recovered. Estimates of economically recoverable oil and natural gas and of future net revenues are based on a number of variables and assumptions, all of which may vary from actual results, including geologic interpretation, prices and future production rates and costs. Please read "Risk Factors" appearing elsewhere in this Offer to Purchase.

Additional information regarding our proved reserves can be found in the notes to Glori’s financial statements included elsewhere in this Offer to Purchase.

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Pro Forma Productive Wells

As of December 31, 2013, on a pro forma basis, Glori owned an average 98.3%% Working Interest in 32 gross productive wells and in 31.5 net productive wells. Productive wells consist of producing wells and wells capable of production, including natural gas wells awaiting pipeline connections to commence deliveries and oil wells awaiting connection to production facilities. Gross wells are the total number of producing wells in which Glori has an interest, and net wells are the sum of its fractional working interests owned in gross wells.

Pro Forma Gross, Developed and Undeveloped Acreage

The following table sets forth information as of December 31, 2013 relating to Glori’s pro forma gross, developed and undeveloped leasehold acreage:

	Developed Acreage(1)		Undeveloped Acreage (2)		Total Acreage
	Gross (3)	Net (4)	Gross (3)	Net (4)	Gross (3)	Net (4)
Glori	760	760	0	0	760	760
Coke Field Assets	2,446	2,446	0	0	2,446	2,446
Pro Forma	3,206	3,206	0	0	3,206	3,206

(1)	Developed acres are acres spaced or assigned to productive wells and does not include undrilled acreage held by production under the terms of the lease. Developed acres are determined on surface acres.

(2)	Undeveloped acres are acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil or natural gas, regardless of whether such acreage contains proved reserves.

(3)	A gross acre is an acre in which a Working Interest is owned. The number of gross acres is the total number of acres in which a Working Interest is owned.

(4)	A net acre is deemed to exist when the sum of the fractional ownership Working Interests in gross acres equals one.

Critical Accounting Policies

The discussion of Glori’s financial condition and results of operations is based upon its consolidated financial statements, which have been prepared in accordance with United States generally accepted accounting principles. The preparation of these financial statements requires Glori to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, costs and expenses. On an ongoing basis, Glori evaluates its estimates and assumptions, including those related to revenue, bad debts, long-lived assets, income taxes and stock-based compensation. These estimates are based on historical experience and on various other assumptions that Glori believes are reasonable under the circumstances. The results of Glori’s analysis form the basis for making assumptions about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates, and the impact of such differences may be material to Glori’s consolidated financial statements.

Critical accounting policies are those policies that, in management’s view, are most important in the portrayal of Glori’s financial condition and results of operations. The footnotes to Glori’s consolidated financial statements also include disclosure of significant accounting policies. The methods, estimates and judgments that Glori uses in applying its accounting policies have a significant impact on the results that Glori reports in its financial statements. These critical accounting policies require Glori to make difficult and subjective judgments, often as a result of the need to make estimates regarding matters that are inherently uncertain. Those critical accounting policies and estimates that require the most significant judgment are discussed below.

Revenue Recognition

Revenue is recognized when all services are concluded, and there is evidence that the customer has accepted the services, which generally coincides with invoicing. For contracts which have multiple deliverable arrangements, including those contracts lacking objective and reliable evidence regarding the fair value of the undelivered items, revenue recognition is deferred in accordance with Accounting Standards Codification (“ASC”) 605, Revenue Recognition: Multiple-element Arrangements .

In this regard, Glori’s contracts have historically fallen into three categories and each category receives distinct application of revenue recognition based upon management’s assessment of its contractual elements:

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Contracts that are only for research-related services in the Reservoir Analysis and Treatment Design (Analysis Phase). Revenues for services delivered under such contracts are deferred until the conclusion of the service and acceptance by the customer, usually denoted by the presentation by Glori of a written report to the customer.

Contracts that are only for field-related services in the Field Deployment phase. Revenues are recognized ratably over the term of the field-related services.

Contracts containing both research-related services and field-related services. Revenues are recognized for the research related services and the field-related services as described above, if the customer has the unilateral right to proceed to field-related services after completion of the research-related services. If the field-related services will be delivered under the contract terms without the customer’s unilateral right to proceed, revenue for the research-related services are deferred and recognized ratably over the term of the field-related services.

Oil and Gas Activities

Successful Efforts Method . Glori uses the successful efforts method of accounting for oil producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip development wells are capitalized.

Revenue Recognition . Glori follows the “sales” method of accounting for crude oil revenue. Under this method, Glori recognizes revenue on production as it is taken and delivered to its purchasers.

Depletion . The estimates of crude oil reserves utilized in the calculation of depletion are estimated in accordance with guidelines established by the Society of Petroleum Engineers, the SEC and the Financial Accounting Standards Board, which require that reserve estimates be prepared under existing economic and operating conditions with no provision for price and cost escalations except by contractual arrangements. Glori emphasizes that reserve estimates are inherently imprecise. Accordingly, the estimates are expected to change as more current information becomes available. Glori’s policy is to amortize capitalized costs on the unit of production method, based upon these reserve estimates.

Glori assesses its proved properties for possible impairment on an annual basis at a minimum, or as circumstances warrant, based on geological trend analysis, changes in proved reserves or relinquishment of acreage. When impairment occurs, the adjustment is recorded to accumulated depletion.

Asset Retirement Obligation

In October 2010, Glori acquired the North Etzold field in exchange for nominal consideration, Glori’s agreement to indemnify the seller for certain environmental matters and the assumption of liabilities relating to the leasehold interest, including the asset retirement obligation (plugging and abandonment liability) for the existing wells on the leasehold. In September 2012, Glori acquired the contiguous South Etzold field for similar consideration plus $85,000 cash. Glori accounts for its asset retirement obligation, or ARO, in accordance with ASC 410, Asset Retirement and Environmental Obligations . The fair value of a liability for an ARO is required to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made, and the associated retirement costs are capitalized as part of the carrying amount of the long-lived asset. Glori determines its ARO by calculating the present value of the estimated cash flows related to the liability based upon estimates derived from management and external consultants familiar with the requirements of the retirement and Glori’s ARO is reflected in the accompanying consolidated balance sheets as a noncurrent liability. Glori has not funded nor dedicated any assets to this retirement obligation. The liability is periodically adjusted to reflect (1) new liabilities incurred; (2) liabilities settled during the period; (3) accretion expense; and (4) revisions to estimated future plugging and abandonment costs.

Stock-Based Compensation

Prior to the adoption of Glori’s 2012 Omnibus Incentive Plan, it had one stock-based compensation plan, the Glori Oil Limited Amended and Restated 2006 Stock Option and Grant Plan, or the 2006 Plan. All equity instruments granted under the 2006 Plan are settled in stock. Since the adoption of its 2006 Plan, Glori has recorded all share based payment expenses in accordance with the provisions of ASC 718, Compensation- Stock Compensation . The following table summarizes the stock options granted in 2012 and 2013 with their exercise prices and the fair value of the underlying common stock per share.

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Date of Issuance	Number of Options	Exercise Price per Share	Fair Value per Underlying Share
January 3, 2012*	101,478	0.4	0.4
January 24, 2012*	4,000	0.4	0.4
February 10, 2012*	307,500	0.4	0.4
March 19, 2012*	300,000	0.4	0.4
September 26, 2012*	160,000	0.4	0.4
June 4, 2013	1,397,494	0.4	0.4
June 10, 2013	20,000	0.4	0.4
June 17, 2013	40,000	0.4	0.4
June 19, 2013	192,500	0.4	0.4
July 3, 2013	10,000	0.4	0.4
July 29, 2013	10,000	0.4	0.4
August 29, 2013	10,000	0.4	0.4
November 1, 2013	3,000	0.4	0.4
November 25, 2013	150,000	0.4	0.4
December 2, 2013	50,000	0.4	0.4
December 16, 2013	767,179	0.4	0.4

*	The options issued in 2012 were initially issued at an exercise price equal to the common share fair value of $1.15. These options were subsequently repriced to $0.40.

In the absence of a public market for Glori common stock, it engages a third-party valuation advisor to provide a valuation of its stock. Glori’s board of directors considered the October 31, 2011 valuation in making its fair value determination as of October 31, 2011. This valuation resulted in a $1.15 fair value per common share. Glori’s board of directors continued to utilize the October 31, 2011 common stock valuation to establish the exercise price for the stock options granted from December 26, 2011 through December 31, 2012, as it was the most recent valuation of Glori common stock, and Glori’s board of directors determined that no material developments had occurred in its business to change that valuation materially.

As of January 1, 2013, Glori’s board of directors determined that there have been material developments in its business and, accordingly, engaged the same third-party valuation advisor that provided the 2011 valuation to provide a valuation of Glori common stock as of January 1, 2013. The valuation resulted in a fair value per common share of $0.40. Based on the valuation, Glori’s board of directors set the exercise price of the options equal to the fair value of the common shares at $0.40. With the new lower exercise price fair value the compensation committee of the board of directors elected to reprice the previously issued 2011 options with an exercise price of $1.15. The reduction in exercise price affected 1.8 million options, and the repricing adjustment resulted in expense of approximately $47,000 recognized in June 2013.

Glori recognizes expense for stock-based compensation using the calculated fair value of options on the grant date of the awards. Glori does not issue fractional shares nor pay cash in lieu of fractional shares and currently does not have any awards accounted for as a liability.

Glori’s policy is to recognize compensation expense for service-based awards on a straight-line basis over the requisite service period for the entire award. Stock-based compensation expense is based on awards ultimately expected to vest.

The fair value of each option award was estimated on the grant date using a Black-Scholes option valuation model, which uses certain assumptions as of the date of grant:

Risk-free interest rate — risk-free rate, for periods within the contractual terms of the options, is based on the U.S. Treasury yield curve in effect at the time of grant;

Expected volatility — based on peer group price volatility for periods equivalent to the expected term of the options;

Expected dividend yield — expected dividends based on Glori’s expected dividend rate at the date of grant;

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Expected life (in years) — expected life adjusted based on management’s best estimate for the effects of non-transferability, exercise restriction and behavioral considerations; and

Expected forfeiture rate — expected forfeiture rate based on historical and expected employee turnover.

Glori Energy has computed the fair value of all options granted during the years ended December 31, 2012 and 2013 using the following assumptions:

	2012	2013
Risk-free interest rate	.87%	2.23%
Expected volatility	89%	55%
Expected dividend yield	0%	0%
Expected life (in years)	4.47	7.09
Expected forfeiture rate	-	-

Taxes

Glori accounts for income taxes using the asset and liability method wherein deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and to net operating loss carry forwards, measured by enacted tax rates for years in which taxes are expected to be paid, recovered or settled. A valuation allowance is established to reduce deferred tax assets if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of December 31, 2013, Glori has a total valuation allowance of $12.4 million.

Glori follows ASC 740, Income Taxes (ASC 740), which creates a single model to address accounting for the uncertainty in income tax positions and prescribes a minimum recognition threshold a tax position must meet before recognition in the consolidated financial statements. Glori does not have an uncertain tax position meeting the criteria of ASC 740.

Glori’s ability to use its net operating loss carryforwards to offset future taxable income may be subject to certain limitations. In general, under Section 382 of the U.S. Internal Revenue Code of 1986, as amended, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating loss carryforwards, or NOLs, to offset future taxable income. Glori believes that its issuance of series B preferred stock on October 15, 2009 resulted in a Section 382 ownership change limitation. Glori estimates that approximately $5.4 million of Glori’s $36.8 million NOLs as of December 31, 2013 will expire unused due to Section 382 ownership change limitations. In addition, if Glori undergoes an ownership change in connection with or after this Transaction Merger, Glori’s ability to utilize NOLs could be further limited by Section 382 of the Internal Revenue Code. Future changes in Glori’s stock ownership, some of which are outside of its control, could result in an ownership change under Section 382 of the Internal Revenue Code. Furthermore, Glori’s ability to utilize NOLs of companies that it may acquire in the future may be subject to limitations.

New Accounting Pronouncements

See Glori’s audited and unaudited consolidated financial statements included elsewhere in this Offer to Purchase for details regarding its implementation. Glori’s management has assessed other accounting standards not adopted and determined that, at this time, there will be no material impact to Glori from these other accounting standards.

Factors Affecting the Comparability of Glori’s Pro Forma Results of Operations to its Historical Results of Operations

Glori’s pro forma results of operations and its future results of operations may not be comparable to the historical results of operations of Glori for the periods presented, due to, among other things, the Coke Field Acquisition and the Business Combination.

Historical Results of Operations for Glori

The following table sets forth selected financial data for the periods indicated (in thousands):

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	Year Ended December 31,
	2012	2013

Revenue	$2,181	$3,219

Operating expenses:
Operations	3,901	4,511
Science and technology	1,459	1,682
Write-off of deferred offering costs	1,492	126
Impairment of oil and gas property	-	2,190
Selling, general and administrative	3,411	4,279
Depreciation, depletion and amortization	560	603
Total operating expenses	10,823	13,391

Loss from operations	(8,642)	(10,172)

Other (expense) income:
Loss on change in fair value of derivative liabilities	(2,317)	-
(Loss) gain on change in fair value of warrant liabilities	(506)	592
Interest expense	(480)	(959)
Gain (loss) on disposal of property and equipment and other	5	(70)
Total other expense, net	(3,298)	(437)

Net loss	(11,940)	(10,609)

Year ended December 31, 2012 and 2013

Revenue. Revenue increased by $1,038,000, or 48%, to $3,219,000 for the year ended December 31, 2013, from $2,181,000 for the year ended December 31, 2012. The increase was primarily attributable to an increase in field injection services of $1,506,000 and an increase in oil sales of $113,000. The increases were partially offset by a decrease of $574,000 in Analysis Phase work. The $1,506,000 field injection services increase is primarily due to an increase in revenues from AERO field injection services of $925,000 in Texas and $728,000 in Canada offset by a decline of $250,000 in Montana, due to the conclusion of a project in 2012. The $574,000 decline in Analysis Phase work was primarily due to the decrease in lab analysis performed on Canadian projects as these projects moved on to the Field Deployment Phase in 2013. The increase in oil sales were due to an increase in production in 2013.

Operations. Operations expense increased by $610,000, or 16%, to $4,511,000 for the year ended December 31, 2013, from $3,901,000 for the year ended December 31, 2012. The increase in operations expense was caused by an increase of $438,000 due to additional staff for our oil production and acquisitions activities as we ramped up staffing for oil acquisitions, a $212,000 increase in operations expense in Canada due to greater field services activity during 2013, a $218,000 increase due to the commencement of operations in Brazil, offset in part by a $211,000 decrease in California operations primarily due to water treatment expenses in 2012 on a single project that were not incurred in 2013.

Science and technology. Science and technology expenses increased by $223,000, or 15%, to $1,682,000 for the year ended December 31, 2013, from $1,459,000 for the year ended December 31, 2012. The increase was attributable to an increase of $116,000 in compensation expenses from added staff hired to handle the increased business, an increase in intellectual property related legal expenses of $93,000, an increase in expenses for laboratory supplies of $79,000 as a result of increased project activity, reduced by $59,000 for the conclusion of field trials for a particular customer.

Write-off of deferred offering costs. During 2012 Glori wrote off $1,492,000 in deferred offering costs accumulated during the Company’s IPO efforts in 2011 and 2012. The 2012 deferred offering cost write-off was a result of Glori’s withdrawal of our IPO due to unfavorable market conditions. During 2013 Glori wrote off $176,000 in deferred offering costs related to an additional C-1 preferred stock offering that was withdrawn in the fourth quarter of 2013 as Glori management focused efforts towards the proposed business combination with Infinity Cross Border Acquisition Corporation.

Impairment of oil and gas properties. During 2013 Glori wrote off $2,190,000 of the Company’s oil and gas property, the Etzold Field. The property was originally procured in exchange for nominal consideration and served as field laboratory for our AERO technology. The write-off was the result of a decline in proved reserves as of December 31, 2013. The decline in reserves was due to Glori’s decision not to spend the additional capital required to develop such reserves based on the expected results.

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Selling, general and administrative. Selling, general and administrative expenses increase by $868,000, or 25%, to $4,279,000 for the year ended December 31, 2013, from $3,411,000 for the year ended December 31, 2012. The increase was caused by a number of factors including an increase in compensation expense of $775,000, due primarily to increased stock based compensation expense and a full year’s compensation for an employee added in mid-2012, an increase of $47,000 related to consulting services associated with developing AERO services projects in Russia, an increase of $130,000 in accounting and legal fees partially offset by a $122,000 decrease in promotional spending by the business development department during 2013.

Depreciation, depletion and amortization. Depreciation, depletion and amortization increased by $43,000 or 8%, to $603,000 for the year ended December 31, 2013, from $560,000 for the year ended December 31, 2012. The increase was attributable to an increase in depletion expense of $74,000 resulting from greater production on the Etzold property as well as a reduction in the proved reserves estimates originated from Glori’s third party reserve report. This increase was partially offset by a decrease in depreciation of $31,000 as many of the Glori’s initial asset investments became fully depreciated in 2012.

Total other expense, net. Total other expense, net decreased $2,861,000 from an expense of $3,298,000 during the year ended December 31, 2012 to $437,000 during the year ended December 31, 2013. The loss on change in fair value of the derivative liabilities decreased $2,317,000 when compared to 2012. During the year ended December 31, 2012 Glori incurred a loss on change in fair value of derivative liability of $2,317,000 due to a change in valuation. In April of 2013 the Glori board of directors removed the condition that created the embedded derivative and as a result there was no change in the fair value of derivative for the year ended December 31, 2013. The previously recorded fair value of the derivative was treated as a capital contribution and removed from the balance sheet during 2013. For the year ended December 31, 2013 there was a gain on change in the fair value of the warrant liabilities of $592,000 due to a decrease in the valuation of the warrant liabilities compared to a loss of $506,000 for the year ended December 31, 2012. The $1,098,000 decrease in expense when comparing 2013 to 2012 changes in fair value of the warrant liabilities was the result of a change in valuations performed as of December 31, 2012 and 2013 due to a change in assumption, which was a decrease in proceeds of anticipated liquidity events within the next 3 years. Interest expense increased $479,000 from $480,000 during 2012 to $959,000, an increase of 100%. The increase resulted primarily from the full commitment indebtedness to Hercules outstanding for the entire year ended December 31, 2013 compared to only part of 2012.

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Liquidity and Capital Resources

Glori’s primary sources of liquidity and capital since its formation have been proceeds from equity issuances and borrowings. To date, Glori’s primary use of capital has been to fund its operations and science and technology activities. Through December 31, 2013, Glori raised approximately $58.8 million of net proceeds through private offerings of Glori common and preferred stock. On January 19, 2012 in combination with a sale in December of 2011, Glori issued and sold an aggregate of 7,296,607 shares of series C preferred stock for aggregate consideration of approximately $20 million. On June 11, 2012, Glori entered into the loan agreement with Hercules that provided a total lending commitment of $8 million. Glori borrowed an initial $4 million upon commencement of the agreement, and the remaining $4 million in August of 2012. In 2013, Glori issued C-1 Preferred Stock, C Preferred Warrants and C-1 Preferred Warrants in a bundled transaction for $11.7 million in net proceeds.

At December 31, 2013, Glori had working capital of $1,161,000, including cash and cash equivalents of $20,867,000, accounts receivable of $307,000 and other current assets of $95,000, offset by $534,000 in accounts payable, $1,753,000 in deferred revenue, $417,000 in accrued expenses, $13,905,000 in warrant liabilities and $3,499,000 in current portion of long-term debt.

At December 31, 2012, Glori had working capital of $11,402,000, including cash and cash equivalents of $18,707,000, accounts receivable of $231,000 and other current assets of $217,000, offset by $368,000 in accounts payable, $995,000 in deferred revenue, $454,000 in accrued expenses, $2,329,000 in derivative liabilities, $701,000 in warrant liabilities and $2,906,000 in current portion of long-term debt.

Beginning January 2012 through December 2013, Glori’s capital expenditures totaled $2,862,000, which were principally to revitalize its Etzold field, for field and laboratory equipment and to construct its AERO System field deployment modules and related equipment. Glori’s capital expenditures were funded primarily from available working capital, private equity issuances and debt financing.

During the twelve months after completion of the Transaction Merger, Glori expects its principal sources of liquidity to be from the cash provided by the Transaction Merger, its own cash on hand, new credit facilities to be used for financing future oil property acquisitions and cash flows from operating activities. Such new acquisition debt facilities will be based on the value of the oil and gas reserves acquired and secured by those same oil assets. Glori expects these sources of liquidity will enable it to fund its capital expenditures and working capital needs for the next twelve months.

On March 14, 2014, Glori Energy Production Inc. acquired the Coke Field Assets for $37.2 million in cash, subject to certain adjustments, and a $2 million convertible note, subject to purchase price adjustments primarily for net revenues in excess of direct operating expenses of the property since January 1, 2014 through the acquisition date. The note payable to Petro-Hunt has a one year term bearing interest at 6% and is convertible into 250,000 common shares of Infinity Corp. at either party’s option upon consummation of the Transaction Merger.

Glori has entered into debt financings and the sale of C-2 cumulative convertible redeemable preferred shares (Series C-2 Preferred Stock) and C-2 preferred share warrants to finance a portion of the $37.2 million cash portion of the acquisition. The debt financing consists of two notes of $18 million and $4 million.

The $18 million note is a three year senior secured term loan facility, secured by the Coke Field Assets, bears interest at 11% per annum and is payable in principal payments of $112,500 plus interest quarterly. The credit agreement requires additional quarterly principal payments equal to 50% of the excess cash flow, as defined therein, from the Coke Field Assets during the first year and 75% of excess cash flow thereafter. The credit agreement also requires Glori Energy Production Inc. to enter into hedges covering approximately 75% of its oil production based on a third party reserve report for projected proved developed production.

The $4 million note is a 2 year subordinated secured term note bearing interest at 12% per annum and is secured by the assets of Glori Energy Inc., but is subordinated to existing Glori Energy Inc. debt. As a condition of this financing, the lender of Glori’s term debt in the original amount of $8 million, as described in Note 8 – Long Term Debt, waived certain covenants restricting incurrence of additional debt, liens and capital expenditures. The note requires that it be paid within 60 days of consummation of the Transaction Merger, with a 10% prepayment penalty.

In addition to the debt, effective March 13, 2014, Glori issued to its current investors 1,842,028 Series C-2 Preferred Stock and 1,640,924 Series C-2 preferred share warrants for gross proceeds of $5,049,000. The Series C-2 Preferred Stock has preference in liquidation but is otherwise substantially equivalent to the Series C Preferred Stock and Series C-1 Preferred Stock.

Following completion of the Transaction Merger, Glori intends to pursue additional acquisitions of producing oil assets on which to deploy its AERO System technology of enhanced oil recovery. In addition to the Coke Field Acquisition purchase, planned capital expenditures for the next twelve months include approximately $1.4 million for the first phase of development and implementation of Glori’s AERO System technology in the Coke Field and approximately $1.2 million for field equipment for Glori’s AERO System service for customers and Glori’s research and development laboratory in Houston, Texas. Capital expenditures associated with the Coke Field for the first twelve months could increase by an estimated $4.4 million, from $1.4 million, if Glori elects to pursue a full field implementation of its AERO technology on a more accelerated basis than originally planned. As of December 31, 2013, Glori did not have any commitments for the acquisition of oil properties or any other capital commitments.

Revenues and cash flows from the Coke Field Assets will, in the near-term, represent the majority of Glori’s cash from operating activities until Glori completes other acquisitions of oil producing assets or Glori experiences significant growth in AERO services revenues. Operating cash flow from the Coke Field Assets, after direct operating expenses and related overhead costs, will principally be dedicated to servicing acquisition-related debt and capital expenditures. Such operating cash flow will be influenced by a number of factors such as oil production rates, oil prices and operating expenses. While Glori will enter into hedges for a portion of its oil production, variability in operating cash flow may require additional resources to fund future capital expenditures and service associated debt.

Future cash requirements and the requirement for new financing will be dependent primarily upon Glori’s success in generating additional acquisition opportunities and their related capital expenditures. Although Glori believes that it will have sufficient liquidity and capital resources to meet its operating requirements and to fund expansion plans for the next twelve months, Glori may pursue additional opportunities which could require additional debt or equity financing. If Glori is not successful in securing such additional financing on favorable terms, its ability to achieve its desired level of revenue growth could be materially adversely affected.

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The following table sets forth the major sources and uses of cash for the periods presented (in thousands):

	Years Ended December 31,
	2012	2013

Net cash used in operating activities	$(6,867)	$(6,553)
Net cash used in investing activities	(2,332)	(530)
Net cash provided by operating activities	19,060	9,243

Operating Activities

During the year months ended December 31, 2013, Glori’s operating activities used $6,553,000 in cash. Glori’s net loss for the year ended December 31, 2013 was $10,609,000. Non-cash loss totaled $3,544,000, consisting of $603,000 of depreciation, depletion and amortization, $2,190,000 impairment of Glori’s oil and gas property, $774,000 for stock based compensation expense, amortization of deferred loan costs of $156,000 and various other non-cash expenses totaling $413,000 offset by a $592,000 gain on change in fair value of warrant liabilities. Accounts receivable increased by $156,000, prepaid expenses decreased by $51,000, inventory decreased by $21,000, accounts payable decreased by $125,000, deferred revenue increased by $758,000 and accrued expenses decreased by $37,000, each having a corresponding offset to cash. The increase in deferred revenue resulted from the commencement of new projects for which revenue could not yet be recognized.

During the year ended December 31, 2012, Glori’s operating activities used $6,867,000 in cash. Glori’s net loss for the year ended December 31, 2012 was $11,940,000. Non-cash items totaled $5,323,000 consisting of a loss on the change in fair value of the derivative liabilities of $2,317,000, a net write-off of deferred offering costs of $1,492,000, $560,000 in charges for depreciation, depletion and amortization, $506,000 loss on change in fair value of warrant liability, $291,000 for stock-based compensation expense and $157,000 for other non-cash expenses. Inventory increased by $7,000, accounts receivable decreased by $141,000, prepaid expenses increased by $106,000, accounts payable decreased by $761,000, deferred revenue increased by $362,000 and accrued expenses increased by $121,000, each having a corresponding offset to cash. The increase in deferred revenue relates to additional contracts, with the revenue for some contracts being deferred because they contained multiple deliverable elements. The decrease in the accounts payable and accrued expenses resulted from the payment on various costs primarily related to legal and accounting fees that had built up at December 31, 2011.

Glori’s future cash flow from operations will depend on many factors including its ability to acquire oil fields, successfully deploy its AERO System technology on such oil fields and the level of oil prices. Other variables affecting Glori’s cash flow from operations is the adoption rate of Glori technology and the demand for Glori services, which can also be impacted by the level of oil prices and the capital expenditure budgets of Glori customers and potential customers.

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Investing Activities

Glori’s capital expenditures were $530,000 for the year ended December 31, 2013 compared to $2,332,000 for the year ended December 31, 2012. Capital expenditures for the year ended December 31, 2013 consisted primarily of construction of skid mounted injection equipment used in the AERO System process of $445,000. The remaining capital expenditures of $85,000 were on various items such as laboratory equipment, oil property and office equipment. Capital expenditures for the year ended December 31, 2012 consisted primarily of expenditures in connection with redeveloping Glori’s Etzold Field for $1,370,000 and the construction of skid-mounted injection equipment used in the AERO System process totaling $736,000.

Financing Activities

During the year ended December 31, 2013, cash provided by financing activities was $9,243,000, primarily due to the net proceeds of $11,858,000 from a bundled sale transaction consisting of 4,462,968 shares of C-1 preferred stock, 6,337,494 shares of C preferred warrants and 3,975,718 shares of C-1 preferred warrants. Glori also received $260,000 in proceeds from the issuance common and preferred stock during the period. These financing activity inflows were partially offset by principal payments of $2,676,000 primarily related to the monthly payments on Glori’s $8 million secured term promissory note which began in April 2013 and deferred offering cost payments made of $163,000 primarily related to the C-1 financing transaction.

During the year ended December 31, 2012, cash provided by financing activities was $19,060,000, primarily due to the proceeds of issuance of series C preferred stock for $11,843,000. Additionally, Glori received $7,557,000 in net proceeds primarily from the issuance of the Hercules note, a secured promissory note, in mid-2012. In addition to the note, Glori received $195,000 proceeds from Hercules in exchange for a warrant. These proceeds were partially offset by payments made in 2012 for deferred offering costs of $534,000.

Off-Balance Sheet Arrangements

Glori does not have any off-balance sheet arrangements, except for operating lease obligations presented in the table below.

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Contractual Obligations and Commercial Commitments

At December 31, 2013, Glori had contractual obligations and commercial commitments as follows (in thousands):

	Payments Due By Period
		Less			More
		Than			Than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years
Operating Lease Obligations (1)	$142	$137	$4	$1	$-
Asset Retirement Obligation (2)	305	-	217	-	88
Long-term debt (3)	5,270	3,499	1,771	-	-
Total	$5,717	$3,636	$1,992	$1	$88

(1)	Glori commitments for operating leases primarily relate to the lease of Glori’s office and warehouse facilities in Houston, Texas and warehouse in Hazlett, Saskatchewan.

(2)	Relates to the Etzold field, net of accretion.

(3)	On June 11, 2012, Glori entered into a 3 year loan agreement that provides for a total lending commitment of $8 million. Glori has borrowed the full amount under the loan agreement. Monthly principal payments began in April 2013.

Recently Issued Accounting Pronouncements

In February 2013, The Financial Accounting Standards Board, or the FASB, issued FASB ASU 2013-02 “Comprehensive Income (Topic 220) Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” The amendments in this update seek to obtain that objective by requiring an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. generally accepted accounting principles (GAAP) to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross reference other disclosures required under U.S. GAAP that provide additional detail about these amounts. The amendment is effective prospectively for reporting periods beginning after December 15, 2012. For non-public entities, the amendments are effective prospectively for reporting periods beginning after December 15, 2013. Early adoption is permitted. The adoption of this pronouncement is not anticipated to have a material impact on Glori’s financial results or disclosures.

In July 2013 the FASB issued ASU 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists,” which amends ASC 740, “Income Taxes.” This new guidance requires that a liability related to an unrecognized tax benefit be offset against a deferred tax asset for a net operating loss carryforward, a similar tax loss or a tax credit carryforward if certain criteria are met. The provisions of this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Early adoption is permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. The adoption of this pronouncement is not anticipated to have a material impact on Glori’s financial results or disclosures.

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JOBS Act

In April 2012, the JOBS Act was enacted into law. The JOBS Act provides, among other things, that an emerging growth company is entitled to the following exemptions from, and modifications of, the disclosure, accounting, auditing and other requirements that would otherwise apply to a public company:

•	reduced financial statement and Management’s Discussion and Analysis (“MD&A”) disclosure;

•	delayed application of new accounting standards;

•	exemption from new Public Company Accounting Oversight Board (“PCAOB”) audit requirements;

•	reduced executive compensation disclosure;

•	exemption from internal controls audit attestation; and

•	exemption from “say-on-pay,” “say-on-frequency” and “say-on-parachute” requirements.

In general, under the JOBS Act a company is an emerging growth company if the company had less than $1 billion of total annual gross revenues during its last completed fiscal year. A company will no longer qualify as an emerging growth company after the earliest of:

•	the last day of its fiscal year following the fifth anniversary of the first sale of its common equity securities in a public offering;

•	the last day of a fiscal year during which it had total annual gross revenues of $1 billion (adjusted for inflation every five years);

•	the date on which it has, during the previous three-year period, issued more than $1 billion in non-convertible debt; or

•	the date on which it is deemed to be a “large accelerated filer” (a company that has been public for at least twelve months, has filed one Form 10-K, and has a public float of at least $700 million).

Infinity Acquisition qualifies, and following the acquisition of Glori in connection with the Business Combination will continue to qualify, as an emerging growth company under the JOBS Act.  As such, the JOBS Act’s new guidelines and exemptions may impact us following the Business Combination.  Described below are certain of the various exemptions that are available to Infinity Acquisition as a qualifying emerging growth company.

Reduced Financial Statement and MD&A Disclosure.

The financial disclosure required in a registration statement filed by an emerging growth company pursuant to the Securities Act of 1933 differs from registration statements filed by other companies as follows:

•	audited financial statements are required for only two fiscal years;

•	if an emerging growth company is required to include separate financial statements for an acquired business, the maximum time period for which such separate financial statements must be provided is also two years, regardless of the significance of the acquisition under Regulation S-X;

•	selected financial data is required for only the fiscal years that were audited; and

•	MD&A must cover only the fiscal periods presented in the required financial statements.

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Delayed Application of New Accounting Standards

Emerging growth companies are not subject to any accounting standards that are adopted or revised on or after April 5, 2012, unless and until these standards are required to be applied to non-public companies (companies that are not subject to the reporting requirements of the Exchange Act and have not filed a pending registration statement under the Securities Act), although emerging growth companies may elect to be subject to such accounting standards at the time they become applicable to public companies.  This election must be made on an “all or nothing” basis and is irrevocable.

Exemption from New PCAOB Audit Requirements

Emerging growth companies are exempt from any future mandatory audit firm rotation requirement and any rules requiring that auditors supplement their audit reports with additional information about the audit or financial statements of the company that the PCAOB might adopt.  Any other new auditing standards adopted by the PCAOB will not apply to audits of emerging growth companies unless the SEC determines that application of the new rules to audits of emerging growth companies is necessary or appropriate in the public interest, after considering the protection of investors and whether the action will promote efficiency, competition, and capital formation.

Reduced Executive Compensation Disclosures

An emerging growth company is allowed to provide the “scaled” executive compensation disclosures previously available only to smaller reporting companies.  As a result, an emerging growth company need not provide compensation discussion and analysis (“CD&A”), compensation information is required only for three named executive officers (including the CEO), only three of the seven compensation tables otherwise required must be provided, the Summary Compensation Table is only required to cover two years (as opposed to three), payments due to named executive officers on termination or severance do not have to be quantified and narrative disclosure of compensation policies and practices as they relate to risk management is not required.

Emerging growth companies are exempt from the Dodd-Frank Wall Street Reform and Consumer Protection Act requirements yet to be implemented generally that will include disclosures about the relationship between executive compensation and financial performance and the ratio between CEO compensation and median employee compensation.

Exemption from Internal Control Attestation

The JOBS Act also provides an exemption from the requirement under Section 404(b) of the Sarbanes-Oxley Act of 2002 of Infinity Acquisition’s independent registered public accounting firm to file a report on the effectiveness of a company's internal control over financial reporting (“ICFR”).  However, emerging growth companies are not exempt from the requirement to maintain an effective system of ICFR and to provide an annual management report on ICFR and a quarterly ICFR certification from the CEO and CFO.

Exemption from “Say-on-Pay,” “Say-on-Frequency” and “Say-on-Parachute” Requirements

Section 102(a) of the JOBS Act exempts emerging growth companies from the requirements in §14A(e) of the Exchange Act for companies with a class of securities registered under the Exchange Act to hold shareholder votes for executive compensation arrangements and golden parachutes.

Election to Opt-Out of Transition Period

The JOBS Act provides a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt-out is irrevocable and must be made with respect to all such requirements. Infinity Acquisition has elected to opt-out of the transition period.

MANAGEMENT OF COMBINED COMPANY

Directors and Executive Officers after the Business Combination

Infinity Acquisition’s directors and executive officers after the Business Combination will be largely as follows, provided, however, that one of the directors to be appointed pursuant to the Merger Agreement has not yet been identified:

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	Term
Name	Expires	Age	Position
Stuart M. Page	2015	50	President and Chief Executive Officer and Director
Victor M. Perez	N/A	60	Chief Financial Officer
Dr. Michael Pavia	N/A	57	Chief Technology Officer
William M. Bierhaus II	N/A	53	Senior Vice President of Business Development
Kenneth E. Nimitz	N/A	44	Senior Vice President of Operations
Thomas Holland	N/A	62	Senior Vice President of Acquisitions and Production
John Clarke	2016	60	Chairman of the Board
Larry Aschebrook	2015	35	Director
Mark Chess	2016	35	Director
Matthew Gibbs	2015	44	Director
Thomas O. Hicks	2016	67	Director
Dr. Ganesh Kishore	2016	59	Director
Mark Puckett	2016	61	Director
Damon L. Rawie	2015	44	Director
Jonathan Schulhof	2015	39	Director
Michael Schulhof	2015	70	Director

The terms of office of the directors of Infinity Acquisition will be staggered such that directors are generally elected to serve two-year terms, or until such directors’ successors are elected and qualified, with one-half of such members’ terms expiring each year. The terms of directors expire at the annual meeting of shareholders held in the second year following their election, but directors whose terms of office expire may be re-elected.

Stuart M. Page has served as Glori’s Chief Executive Officer since March 2007. In June 2011, he assumed the additional title of President. Mr. Page has also served as a member of Glori’s board of directors since March 2007. Prior to joining Glori, Mr. Page was Vice President of IHS Energy, Inc., an information delivery services company, from February 2005 to March 2007 where he was responsible for the company’s mergers and acquisitions activity. He holds a bachelor’s and master’s degree in engineering science from Oxford University, England, and an M.B.A. from Harvard Business School. Mr. Page brings an intimate knowledge of Glori’s business and its industry to the Infinity Acquisition board.

Victor M. Perez has served as Glori’s Chief Financial Officer since August 2011. Prior to joining Glori, Mr. Perez was Chief Financial Officer of Allis-Chalmers Energy Inc., an oilfield services company, from August 2004 to July 2011. From July 2003 to July 2004, Mr. Perez was a private consultant engaged in corporate and international finance advisory. From February 1995 to June 2003, Mr. Perez was Vice President and Chief Financial Officer of Trico Marine Services, Inc., a marine transportation company serving the offshore energy industry. Trico Marine Services, Inc. filed a petition under the federal bankruptcy laws in December 2004. Mr. Perez was Vice President of Corporate Finance with Offshore Pipelines, Inc., an oilfield marine construction company, from October 1990 to January 1995. Mr. Perez also has 15 years of international and energy banking experience. Mr. Perez has an M.B.A, from University of Texas at Arlington and a bachelor’s degree in economics from Virginia Tech.

Kenneth E. Nimitz has served as Glori’s Senior Vice President of Operations since January 2012. Prior to joining Glori, Mr. Nimitz served as a Regional Vice President Americas at Neptune Marine Services Limited, a provider of engineered solutions to the oil and gas, marine and renewable energy industries that is traded on the Australian Securities Exchange, from May 2009 to January 2012. Prior to that, Mr. Nimitz spent 18 years with Schlumberger Limited, a supplier of technology, integrated project management and information solutions to the oil and gas industry, where he held various operational, engineering and management positions, including his most recent Schlumberger position as GeoMarket Operations Manager. Mr. Nimitz holds a bachelor’s of science degree in mechanical engineering from the Massachusetts Institute of Technology and a M.B.A. from Duke University’s Fuqua School of Business.

Dr. Michael Pavia has served as Glori’s Chief Technology Officer since May 2013. Prior to joining Glori, Dr. Pavia was Entrepreneur-in-Residence with the venture capital firm Oxford Bioscience Partners from 2002 to 2010. Before joining Oxford, Dr. Pavia was Chief Technology Officer at Millennium Pharmaceuticals, where his major focus was to improve the productivity of the drug discovery and development process through the appropriate use of new technologies. Dr. Pavia has over 20 years of experience in pharmaceutical research and discovery. He was formerly Vice President-Cambridge Research at Sphinx Pharmaceuticals, a division of Eli Lilly & Co., focusing on the development of combinatorial chemistry technologies. Prior to Sphinx, Dr. Pavia held senior scientific positions in the Department of Chemistry at the Parke-Davis Pharmaceutical Research Division of Warner-Lambert with a focus on drugs of the central nervous system. He serves on the boards of Azevan Pharmaceuticals Inc., and Selventa, Inc. Dr. Pavia holds a bachelor’s degree in chemistry from Lehigh University and a doctorate in organic chemistry from the University of Pennsylvania.

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William M. Bierhaus II has served as Glori’s Senior Vice President of Business Development since March 2010. Prior to joining Glori, Mr. Bierhaus spent 28 years with Halliburton Energy Services, Inc., a provider of various products and services to the energy industry for the exploration, development, and production of oil and natural gas worldwide, where he held various field operational, engineering and management positions throughout the United States and Middle East. His most recent Halliburton position was Global Manager of Business Development and Marketing-Cementing with responsibility for business development activities in over 70 countries. Mr. Bierhaus holds a B.S. in civil engineering from Purdue University.

Thomas Holland has served as Glori’s Senior Vice President of Acquisitions and Production since December 2013. Prior to joining Glori, Mr. Holland was involved in two E&P startup companies following a 25-year career with ARCO (1975 to 2000). At ARCO, Mr. Holland held a number of responsible positions in the company’s Land organization including U.S. Land Operations Manager. In 1990 he was named Vice President, Commercial for ARCO Permian, responsible for Land, Acquisitions & Divestitures, Crude Oil Marketing and Regulatory & Compliance for the Western U.S. He oversaw the divestiture of over $600 million of low-performing assets, and led or played a key role in the IPO of Vastar, early stage work on the successful acquisition of Union Texas Petroleum, and several company-level acquisition evaluations. He also led the acquisition of the company’s significant position in the Sprayberry/Wolfcamp play in the Permian Basin. After BP’s acquisition of ARCO in 2000, Mr. Holland, along with other members of the ARCO Permian management team, formed Westwin Energy, LLC, raising private equity capital to acquire and exploit oil in the Permian Basin. The team built the company to about 2,000 barrels of oil production per day before the company was sold in 2004. In 2005, he formed Petrus Exploration to focus on using 3D seismic to generate and sell prospects along the Gulf Coast of Texas and Louisiana. The company’s production was sold to an independent oil company in 2011. Mr. Holland holds a BBA (Petroleum Land Management) from the University of Oklahoma and completed the Seminar for Senior Executives in the Oil & Gas Industry from Southern Methodist University.

John Clarke has served as a member of Glori’s board of directors since April 2011. Mr. Clarke became the Chairman of Glori’s board of directors on January 1, 2012. Since May 2011, Mr. Clarke has been a Partner with Turnbridge Capital, LLC, a private equity investment firm focused on energy related investments. Mr. Clarke has served as President of Concept Capital Group, Inc., a financial and strategic consulting firm founded by him in 1995, since November 2009. From December 2004 until its sale in November 2009, Mr. Clarke served as Chairman and Chief Executive Officer of NATCO Group Inc., an oil services company. Previously, Mr. Clarke served as Managing Director of SCF Partners, a private equity investment firm, Executive Vice President and Chief Financial Officer of Dynegy, Inc., an energy trading company, Managing Director of Simmons & Co. International, an energy investment banking firm, and Executive Vice President and Chief Financial and Administrative Officer of Cabot Oil & Gas Corporation, an oil and gas exploration and production company. Mr. Clarke holds an M.B.A. from Southern Methodist University and a B.A. in economics from the University of Texas at Austin. Mr. Clarke serves on the boards of directors of Penn Virginia Corporation and Tesco Corporation, and previously served on the board of directors of Harvest Natural Resources, Inc. (October 2000 to May 2008), The Houston Exploration Company (December 2003 to June 2007) and NATCO Group Inc. (February 2000 to November 2009). Mr. Clarke brings a wealth of public company board experience and knowledge of the energy industry to Infinity Acquisition’s board of directors.

Matthew Gibbs has served as a member of Glori’s board of directors since October 2009. Mr. Gibbs is a General Partner of Oxford Bioscience Partners, a venture capital firm that has invested over one billion dollars in life science, clean-energy, and healthcare technologies. Mr. Gibbs has 17 years of experience in financing venture backed technology companies. Mr. Gibbs joined Oxford in 1997, became a General Partner in January 2005 and leads the clean-energy initiative at Oxford with investments in microbial generated natural gas and biotechnology enhanced oil recovery. Mr. Gibbs was with MedVest, Inc., a venture capital syndicated fund, Johnson & Johnson Development Corp. and Oak Investment Partners, from 1994 to 1996. He holds a B.A. from the University of Colorado – Boulder. Mr. Gibbs serves on the board of directors of Luca Technologies Inc. Mr. Gibbs brings extensive experience in business and the building of companies from early stage to commercial scale to Infinity Acquisition’s board of directors.

Dr. Ganesh Kishore has served as a member of Glori’s board of directors since October 2009. Since April 2007, he has served as Chief Executive Officer of Malaysian Life Sciences Capital Fund Ltd., where he oversees fund management, investment portfolio management and governance of companies in which Malaysian Life Sciences Capital Fund Ltd. has made investments. Since January 2009, he has also served as President and Chief Executive Officer of K Life Sciences, LLC where he provides advisory services to life science businesses. Between April 2007 and December 2008, Dr. Kishore served as a Managing Director of Burrill & Company, where his responsibilities included fund management, fund raising and governance of companies in which Burrill & Company invested. Prior to joining Burrill & Company, Dr. Kishore served as Chief Biotechnology Officer at E. I. du Pont de Nemours and Company from March 2005 to April 2007, where he was responsible for overall biotechnology leadership for DuPont’s life science businesses. Dr. Kishore holds a Ph.D. in biochemistry from the Indian Institute of Science, an M.S. in biochemistry from the University of Mysore and a B.S. in physics and chemistry from the University of Mysore. Dr. Kishore serves on the board of directors of Gevo, Inc. and previously served on the board of Embrex, Inc. (January 2002 to January 2007). Dr. Kishore brings extensive knowledge of the biotechnology industry and experience in advising and managing early stage companies to Infinity Acquisition’s board of directors.

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Jonathan Schulhof has served as a member of Glori’s board of directors since its inception in November 2005 and was Chairman of Glori’s board of directors through January 1, 2012. Mr. Schulhof is a founder and managing partner of GTI Capital Group, a New York and India based firm formed in 2010 that specializes in private equity investments, as well as advisory services in the aerospace, healthcare, energy and media sectors. Mr. Schulhof maintains oversight over day to day operations of GTI Capital Group and has led the purchase and sale of several U.S. and Indian companies and has supervised the launch of several startup businesses. Prior to joining GTI Capital Group in 2010, Mr. Schulhof had been a managing partner of GTI Companies since 2002. Prior to joining GTI Companies, Mr. Schulhof was a Director of Business Development at Tellme Networks, Inc., where he developed company strategy and business plans, and executed strategic sales. Prior to joining Tellme Networks, Inc., Mr. Schulhof was a corporate associate at Schulte Roth & Zabel LLP, a law firm specializing in mergers and acquisitions, bankruptcy, securities, structured finance, and investment management services. Mr. Schulhof holds a B.A. from Dartmouth College and a J.D. from Stanford Law School, and is a member of the New York State Bar. Mr. Schulhof brings a wealth of knowledge in advising and managing early stage companies to Infinity Acquisition’s board of directors.

Michael Schulhof has served as a member of Glori’s board of directors since Glori’s inception in 2005. Since 1998, Mr. Schulhof has been a managing director of GTI Capital Group. From 1993 to 1996, he was President and Chief Executive Officer of Sony Corporation of America. Mr. Schulhof holds a B.A. from Grinnell College, Master of Science from Cornell University and Ph.D. from Brandeis University. Mr. Schulhof also received an Honorary Degree as Doctor of Physics from Grinnell College. Mr. Schulhof serves on the board of directors of j2 Global Communications, Inc. Mr. Schulhof brings extensive experience with global business operations and finance to Infinity Acquisition’s board of directors.

Mark Puckett has served as a member of Glori’s board of directors since April 2011. Mr. Puckett began his career at Chevron Corporation, a company engaging in petroleum, chemicals, mining, power generation, and energy operations worldwide, in 1973 and retired in May 2008. During his tenure at Chevron, Mr. Puckett held a variety of positions of increasing responsibility in Chevron’s upstream operations before ultimately retiring as the President of Chevron’s Energy Technology Company, where he was responsible for managing the company’s technology resources across all business segments. In addition, Mr. Puckett served on Chevron’s management committee from 1997 until his retirement and served on Chevron’s upstream and gas leadership team from 2001 until his retirement. Since his retirement, Mr. Puckett has been involved in private investments. He is a member of the Society of Petroleum Engineers and the Dean’s Advisory Council, College of Engineering at Texas A&M University. Mr. Puckett holds a bachelor’s degree in civil engineering from Texas A&M University. Mr. Puckett serves on the board of directors of Concho Resources Inc. Mr. Puckett brings extensive knowledge of the energy industry to Infinity Acquisition’s board of directors, including in the areas of primary, secondary and enhanced oil recovery.

Larry Aschebrook is the founder and has served as Chief Executive Officer of Gentry Financial Holdings Group LLC (“Gentry”), a diversified financial services firm. Mr. Aschebrook has created and raised capital for numerous investment partnerships, and established close ties to a number of top-tier venture funds. Mr. Aschebrook currently is a member of the National Venture Capital Association and serves on the board of directors of Solexel, Inc., Agrivida, Inc. and FloDesign Wind Turbine Corp. Mr. Aschebrook was nominated for the M&A Advisors Magazine “40 under 40” award in 2012. Prior to founding Gentry, Mr. Aschebrook owned multiple businesses and previously served as a Vice President level administrator for five large academic institutions. Mr. Aschebrook’s primary responsibility in these positions was development activity, raising funds from private and corporate donors. Over the course of his career, he was responsible for overseeing more than $500 million in grants, donations, and sponsorships. He also had responsibility for multimillion-dollar projects such as stadium naming rights, television and radio rights, as well as all revenue generation activities for Athletics. Mr. Aschebrook holds an MBA from the W.P. Carey School of Business at Arizona State University, a M.S. in Sports Administration and a B.S. from the University of Wisconsin. Mr. Aschebrook brings extensive investment experience to Infinity Acquisition’s board of Directors.

Damon L. Rawie has served as a managing director with Advantage Capital Partners (“ACP”), an investment firm that specializes in providing capital to companies based in areas underserved by traditional capital providers, since 1999.  Founded in 1992, ACP is a multi-stage investor that has raised over $1.6 billion in capital and makes investments in companies representing a wide variety of industries. Based in Austin and a member of the ACP team since 1999, Mr. Rawie is an active multi-stage investor for the firm.  His investment experience covers a variety of industries including energy technology, business services, software and new media.  Mr. Rawie serves as a member of the board of directors for a number of ACP’s portfolio companies and is also a board member of the Texas Coalition for Capital, a non-profit statewide organization that supports various economic development initiatives including job creation and access to capital for emerging businesses. Prior to joining ACP, Mr. Rawie worked in investment banking and operational consulting.  Mr. Rawie was a Manager at China International Capital Corporation (“CICC”), a Morgan Stanley/China Construction Bank joint venture investment bank in Beijing. Before working with CICC, Mr. Rawie was a management consultant at PricewaterhouseCoopers and an investment banking analyst at J.P. Morgan Securities. Mr. Rawie holds an M.B.A. from the University of Chicago Graduate School of Business and a bachelor’s degree from Wesleyan University. Mr. Rawie’s brings extensive investment experience to Infinity Acquisition’s board of directors.

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Mark Chess  has been our Executive Vice President since inception. Mr. Chess is a managing director with Infinity Equity and has been with the firm since 2001. He has negotiated investments on behalf of Infinity with Futuragene (AIM: FGN) which was subsequently sold to Suzano for USD$90 million. Mr. Chess helped establish the first Infinity-CSVC fund in China in 2005 and manages the Fund’s strategic relationships with institutions in the United States, particularly the Infinity-NSF portfolio. Mr. Chess has been with Infinity since 2001. Since January 2007, Mr. Chess has been responsible for off-shore investments in the information technology and agriculture industries for Infinity I-China Fund. Prior to Infinity, Mr. Chess was a Director with Partners500, where he led its international business strategy. In the philanthropic community, Mr. Chess is the Chairman of The Presentense Group, LEG-UP Microfinance Fund, and Yesh Shabbat. In addition, Mr. Chess sits on the Boards of  The Museum of Psalms, JSC, and  The Initiative Center of the Negev. He graduated with a degree in Business Honors from the University of Texas at Austin.

Thomas O. Hicks has been a member of Infinity Corp.’s board of directors since January 2014. Mr. Hicks is founder, Chairman and Chief Executive Officer of Hicks Holdings LLC, HEP, the private equity firm led by Mr. Hicks, targets acquisitions, recapitalizations, buyouts, buy-and-builds, corporate divestitures and selected growth capital investments, typically investing $15-100 million per portfolio company, in companies with enterprise values between $40-400 million.  Some of HEP’s investments to date include: Anvita Health; DirecPath; Drilling Tools International; Grupo Pilar; Just Brakes; Latrobe Specialty Steel; Ocular LCD, Inc.; and, through H-D Advanced Manufacturing, Inc, Overton Chicago Gear and Innovative Mechanical Solutions, or iMech. In 2007, Mr. Hicks founded and served as Chairman of HAC I, a $552 million Special Purpose Acquisition Company (SPAC), which in September 2009, completed a successful merger with Resolute Natural Resources to form Resolute Energy Corporation, which is listed on the NYSE under the ticker symbol REN. Sales of Major League Baseball’s Texas Rangers and the National Hockey League’s Dallas Stars, each formerly held by Mr. Hicks and his affiliates, were completed in 2010 and 2011, respectively, each through a court-supervised auction process under Chapter 11 of the U.S. Bankruptcy Code. Previously, Mr. Hicks co-founded, and was Chairman from 1989 through 2004 of HMTF, a nationally prominent private equity firm specializing in leveraged acquisitions. During Mr. Hicks' tenure as Chairman, HMTF successfully raised over $12 billion of private equity funds and consummated over $50 billion of leveraged acquisitions. Mr. Hicks serves on the boards of directors of Carpenter Technology Corporation, Drilling Tools International, Just Brakes, Ocular LCD, H-D Advanced Manufacturing, Inc., the University of Southern California Marshall School of Business Dean's Board of Advisors, the University Of Texas Southwestern Medical Foundation Board Of Trustees, and the University of Texas Chancellor's Council. He recently served on the Board of Trustees for The Center for Strategic and International Studies.  A former member of the University of Texas System Board of Regents, Mr. Hicks served as Chairman of the University of Texas Investment Management Company (UTIMCO), which manages the $20 billion University of Texas Permanent University Fund and Long Term Funds.  Mr. Hicks graduated with an MBA from the University of Southern California in 1970 and a BBA from the University of Texas in 1969.  He is also a past recipient of the University of Texas’ Distinguished Alumnus Award, and has served several years as a Distinguished Guest Lecturer at Stanford University's Graduate School of Business. Mr. Hicks brings extensive management and investment experience to Infinity Acquisition’s board of directors.

Independence

With the exception at Mr. Page and Mr. Chess, each of the members of the board of directors of Infinity Acquisition meets the independence requirements of Nasdaq.

Board Committees

Infinity Acquisition’s bylaws grant the board of directors the authority to delegate its powers to committees.  Infinity Acquisition’s committees are required to conduct meetings and take action in accordance with the directions of the board of directors, the charter and the terms of the respective committee charters.  Prior to the consummation of the Business Combination, Infinity Acquisition will create three standing committees:  the audit committee, the compensation committee and the nominating and corporate governance committee.  Each of the audit committee, compensation committee and nominating and corporate governance committee may not delegate any of its authority to subcommittees unless otherwise authorized by the board of directors.

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Audit Committee

Infinity Acquisition intends to establish an audit committee prior to the consummation of the Business Combination.  The audit committee will be comprised entirely of independent directors who meet the independence requirements of Nasdaq and Rule 10A-3 of the Exchange Act, and will include at least one “audit committee financial expert,” as defined by the SEC rules.  Messrs. Clarke, Puckett and J. Schulhof will serve as members of the audit committee and Mr. Clarke will serve as chairman of the audit committee. Each member of the audit committee is financially literate and Mr. Clarke qualifies as an “audit committee financial expert.” The audit committee will be responsible for, among other things:

•	retaining and overseeing our independent accountants;

•	assisting the board of directors in its oversight of the integrity of our financial statements, the qualifications, independence and performance of our independent auditors and our compliance with legal and regulatory requirements;

•	reviewing and approving the plan and scope of the internal and external audit;

•	pre-approving any audit and non-audit services provided by our independent auditors;

•	approving the fees to be paid to our independent auditors;

•	reviewing with our chief executive officer and chief financial officer and independent auditors the adequacy and effectiveness of our internal controls;

•	preparing the audit committee report to be filed with the SEC; and

•	reviewing and assessing annually the audit committee’s performance and the adequacy of its charter.

Compensation Committee

Infinity Acquisition intends to establish a compensation committee prior to the consummation of the Business Combination.  The compensation committee will be comprised entirely of independent directors who meet the independence requirements of Nasdaq.  In accordance with the compensation committee charter, the members will be “outside directors” as defined in Section 162(m) of the Code and “non-employee directors” within the meaning of Section 16 of the Exchange Act.  Messrs. Clarke and Puckett will serve as members of the compensation committee and Mr. Puckett will serve as chairman of the compensation committee. The responsibilities of the compensation committee include:

•	determining the compensation of our executive officers;

•	making recommendations to the board of directors regarding equity-based and incentive compensation plans, policies and programs.

•	reviewing executive compensation policies and plans;

•	implementing and administering incentive compensation equity-based remuneration plans;

•	assisting management in complying with proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for executive officers and employees;

•	producing a report on executive compensation to be included in the annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

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Nominating and Corporate Governance Committee

Infinity Acquisition will establish a nominating and corporate governance committee prior to the consummation of the Business Combination.  The nominating and corporate governance committee will be comprised entirely of independent directors who meet the independence requirements of Nasdaq.  Messrs. Clarke, Kishore and Puckett will serve as members of the nominating and corporate governance committee and Dr. Kishore will serve as chairman of the nominating and corporate governance committee. The nominating and corporate governance committee will be responsible for, among other things:

•	recommending the number of directors to comprise the board;

•	identifying and evaluating individuals qualified to become members of the board, and soliciting recommendations for director nominees from the chairman and chief executive officer of Infinity Acquisition;

•	recommending to the board of directors the director nominees for each annual stockholders’ meeting;

•	recommending to the board of directors the candidates for filling vacancies that may occur between annual stockholders’ meetings;

•	reviewing independent director compensation and board processes, self-evaluations and policies;

•	overseeing compliance with the code of ethics and conduct by our officers and directors; and

•	monitoring developments in the law and practice of corporate governance.

Corporate Governance

Infinity Acquisition intends to adopt corporate governance guidelines that set forth its corporate governance objectives and policies after the consummation of the Business Combination.  Following the consummation of the Business Combination, Infinity Acquisition’s corporate governance guidelines will be available in print from it without charge upon request in writing to Investor Relations at 4315 South Drive, Houston, Texas 77053.

Infinity Acquisition intends to also adopt a code of ethics that sets forth its commitment to ethical business practices.  Infinity Acquisition’s code of ethics will apply to its directors, officers and employees, including its chief executive officer and chief financial officer.  Following the consummation of the Business Combination, Infinity Acquisition’s code of ethics will be available in print from it without charge upon request by writing to Investor Relations at 4315 South Drive, Houston, Texas 77053.

Communications to the board of directors, to non-management directors as a group or to any director individually may be made by writing to the following address:

Prior to the consummation of the Business Combination:

Glori Acquisition Corp.

c/o Infinity-C.S.V.C. Management Ltd.

3 Azrieli Center (Triangle Tower)

42nd Floor, Tel Aviv, Israel, 67023

Following the consummation of the Business Combination:

Attention:  Board of Directors

Glori Energy Inc.

4315 South Drive

Houston, Texas 77053

Communications sent to the physical mailing address are forwarded to the relevant director, if addressed to an individual director or to the chairman of our board of directors if addressed to the full board.

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Insider Trading Policy

Directors, executive officers and employees may acquire confidential information from time to time through their employment or fiduciary relationship with Glori.

After the Business Combination, Infinity Acquisition’s board of directors intends to establish an insider trading policy reinforcing the principles behind the insider trading prohibition under U.S. law.  Among other things, directors, executive officers and employees will be prohibited from executing any trade in securities of Infinity Acquisition and any other company about which they acquire material non-public information in the course of their duties for Infinity Acquisition.

Compensation of Directors and Executive Officers

Compensation of Officers and Directors of Infinity Corp.

None of Infinity Corp.’s directors or officers has received any cash compensation for services rendered to Infinity Corp. Infinity Corp.’s Initial Shareholders purchased 1,437,500 Founder Shares for aggregate consideration of $25,000. In addition, the Infinity Funds purchased an aggregate of 4,381,818 Sponsors Warrants, each exercisable for one ordinary share at $7.00 per share, for a purchase price of approximately $2.2 million, or $0.50 per warrant. The Founder Shares and the Sponsors Warrants will be worthless if Infinity Corp. does not consummate an initial business combination.

As of the date that Infinity Corp.’s securities were first listed on Nasdaq and terminating on the consummation of our initial business combination (or our earlier liquidation), Infinity Corp. has agreed to pay Infinity-C.S.V.C. Management Ltd, an affiliate of the Infinity Funds, an aggregate of $10,000 per month for office space, administrative services and secretarial support. Other than this fee, and an aggregate maximum of $400,000 payable to our officers, directors and consultants as determined by Infinity Corp.’s board, no compensation will be paid to the Sponsors, Infinity Corp.’s executive officers and directors, or any of their respective affiliates, prior to or in connection with the consummation of an initial business combination. Additionally, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Infinity Corp.’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

EXECUTIVE COMPENSATION OF GLORI

The following table provides information regarding the compensation of Glori’s chief executive officer, chief financial officer and each of Glori’s other three most highly compensated executive officers during 2012 and 2013 and should be read in conjunction with the narrative disclosure to the Summary Compensation Table. Glori refers to these executive officers as its named executive officers.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards (1)	All Other Compensation	Total
Stuart M. Page President and	2012	$300,000	$30,750	-	$0	-	$330,750
Chief Executive Officer	2013	309,000	23,175	-	$108,536	-	440,711
Victor M. Perez	2012	230,000	23,000	-	244,307	-	253,000
Chief Financial Officer	2013	236,900	17,360	-	50,387	-	304,647
William M. Bierhaus II	2012	361,643	-	-	0	-	361,643
Senior Vice President of	2013	419,939	-	-	7,529	-	412,002
Business Development(2)

(1)	Amounts in this column represent the aggregate grant date fair value of stock awards and option awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation, or FASB ASC Topic 718. The assumptions Glori used in valuing options are described in Note 14 “Stock Based Compensation” to Glori’s consolidated financial statements included herein.

(2)	Includes commissions.

Employment Agreements

Set forth below is a description of the current employment agreements of Glori’s executive officers. Each of Messrs. Page, Perez and Bierhaus, as well as certain other key employees of Glori will be entering into new employment agreements in connection with the Business Combination.

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Stuart M. Page

Glori is party to an employment agreement with its chief executive officer, Stuart M. Page, dated March 1, 2007. Mr. Page’s initial annual base salary was set at $275,004, subject to increase from time to time. The employment agreement also provided for certain initial option and restricted stock awards, all of which have since vested.

If Glori terminates Mr. Page’s employment without “cause” or Mr. Page terminates his employment with Glori for “good reason”, he is entitled to (i) continued base salary payments for twelve months, (ii) continued medical benefits for twelve months and (iii) continued vesting of any unvested shares and options granted to him at the time he became an employee for an additional six month period after his termination. If Glori terminates Mr. Page’s employment for “cause” or if Mr. Page terminates his employment with us without “good reason”, Mr. Page will not be entitled to receive any payment from us other than the portion of his base salary that is earned but unpaid.

For this purpose, “cause” is defined as any of the following: (i) the commission of any act of fraud or embezzlement by Mr. Page; (ii) any unauthorized use or disclosure by Mr. Page of any of Glori’s material confidential information or trade secrets; (iii) Mr. Page’s indictment for, conviction of, or plea of no contest with respect to any felony violation or any crime of moral turpitude or dishonesty; (iv) Mr. Page’s unauthorized absence from work for reasons other than illness or legally protected leave of absence; (v) Mr. Page’s substance abuse or other misconduct that in any manner materially interferes with the performance of his duties on behalf of Glori; (vi) any failure or refusal by Mr. Page to perform his duties in an acceptable manner or to follow the lawful and proper directives of Glori’s board of directors that are within the scope of his duties in each case after a reasonable notice and cure period not less than 15 days; or (vii) any other misconduct by Mr. Page that adversely affects Glori’s business or affairs after a reasonable notice and cure period not less than 15 days.

For this purpose, “good reason” is defined as Mr. Page’s voluntary resignation within six (6) months following: (i) a change in his position with Glori that materially reduces his duties and responsibilities; (ii) a reduction in Mr. Page’s base salary by more than 5%, other than a reduction that, by resolution of Glori’s board of directors including Mr. Page’s consent, is applicable to all of Glori executive officers generally; or (iii) a relocation of his principal place of employment by more than seventy-five miles without his consent; provided and only if any such change, reduction or relocation is effected by Glori without Mr. Page’s consent.

If an “acceleration event” occurs, certain options granted to Mr. Page at the time of the commencement of his employment and in connection with prior third party financings will accelerate and vest in full. As of September 30, 2013, there were no outstanding unvested options held by Mr. Page that would be subject to acceleration upon the occurrence of an “acceleration event”. For this purpose, “acceleration event” is defined as (i) the sale of all or substantially all of Glori assets on a consolidated basis to an unrelated person or entity, or (ii) a merger, reorganization or consolidation in which the outstanding shares of Glori stock are converted into or exchanged for securities of the successor entity and the holders of Glori outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction.

If Mr. Page’s employment is terminated for any reason, he is subject to: ongoing confidentiality and non-disclosure obligations; restrictive covenants of non-solicitation of employees for a period of two years from his termination date and non-solicitation of customers for a period of one year from his termination date; and restrictive covenants of non-competition for a period of nine months from his termination date if Mr. Page resigns or is terminated for cause or six months from his termination date following Glori’s termination of his employment for any other reason.

Victor M. Perez

Glori is party to an employment agreement with its chief financial officer, Victor M. Perez, dated July 26, 2011. Mr. Perez’s initial annual base salary was set at $230,000, subject to increase from time to time. The employment agreement also provides for an initial option grant of 400,000 options which were granted on December 26, 2011.

If Glori terminates Mr. Perez’s employment without “cause” or Mr. Perez terminates his employment with Glori for “good reason”, he is entitled to (i) that portion of any bonus earned but unpaid, (ii) continued base salary payments for six months and (iii) continued medical benefits for six months. If Glori terminates Mr. Perez’s employment for “cause” or if Mr. Perez terminates his employment with Glori without “good reason”, Mr. Perez will not be entitled to receive any payment from Glori other than the portion of his base salary that is earned but unpaid.

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For this purpose, “cause” is defined as any of the following: (i) being convicted of, or submitting a plea of nolo contendere or guilty to, a felony or any other crime involving moral turpitude, (ii) engaging in grossly negligent or willful misconduct in the performance of duties, which actions have had a material detrimental effect on Glori, (iii) breaching any material provision of the employment agreement, (iv) engaging in conduct which is materially injurious, to Glori (including, without limitation, misuse or misappropriation of Glori’s funds or other property) or (v) committing an act of fraud; provided, however, that Glori must give Mr. Perez written notice of the acts or omissions constituting cause within 60 days after one of Glori’s officers (other than Mr. Perez) first learns of the occurrence of such acts or omissions, and no termination shall be for cause under clauses (ii), (iii), (iv) or (v) unless and until Mr. Perez has been afforded an opportunity to cure such acts or omissions and has failed to do so within 15 days following receipt of such written notice or of having been afforded the opportunity to cure, whichever occurs later.

For this purpose, “good reason” is defined as the occurrence of one of the following without Mr. Perez’s consent: (i) a cumulative reduction of ten percent or more in his base salary, except a reduction which is approved by Glori’s board of directors, is applicable to all of Glori’s executive officers and does not occur in connection with or after an acceleration event (as such term is defined below); (ii) a demotion or assigning to a lesser position as measured by title, a material diminution in Mr. Perez’s authority, duties, responsibilities or reporting relationship; (iii) a permanent relocation in the geographic location at which Mr. Perez is normally required to perform services to a location more than 75 miles from the location at which he normally performed services immediately before the relocation; or (iv) any other action or inaction that constitutes a material breach by Glori of his employment agreement. If Mr. Perez alleges good reason as a basis for his termination of employment, (i) he must provide notice to Glori of the event alleged to constitute good reason within 90 days after the occurrence of such event and (ii) Glori must have the opportunity to remedy the alleged good reason event within 30 days from receipt of notice of such allegation. If not remedied within that 30-day period, Mr. Perez may submit a notice of termination, provided that the notice of termination must be given no later than 60 days after the expiration of such 30-day period.

If an “acceleration event” occurs, 50% of any remaining unvested options granted to Mr. Perez will accelerate and vest in full. As of December 31, 2013, there were outstanding 166,672 unvested options held by Mr. Perez that would be subject to acceleration upon the occurrence of an “acceleration event”. For this purpose, “acceleration event” is defined as (i) the sale of all or substantially all of Glori’s assets on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation in which the outstanding shares of Glori stock are converted into or exchanged for securities of the successor entity and the holders of Glori outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, (iii) prior to the effective date of registration of the sale of any of our securities pursuant to the Securities Act, Glori (in one or a series of transactions) effect the issuance of voting securities to one or more persons or entities not affiliated with Glori, resulting in Glori stockholders prior to any such transaction not retaining at least 51% of our issued and outstanding voting securities following the transaction or (iv) any entity, person or group of persons acting as a group, who previously owned no shares of Glori stock, or owned shares of Glori stock which in the aggregate represented less than a majority of the combined voting power of all shares of Glori stock, acquires the majority of Glori’s combined voting power.

If Mr. Perez’s employment is terminated for any reason, he is subject to: ongoing confidentiality and nondisclosure obligations; restrictive covenants of non-solicitation of employees for a period of two years from his termination date and non-solicitation of customers for a period of nine months from his termination date if Mr. Perez resigns or is terminated for cause or six months from his termination date following Glori’s termination of his employment for any reason other than cause; and restrictive covenants of non-competition for a period of nine months from his termination date if Mr. Perez resigns or is terminated for cause or six months from his termination date following the termination of his employment for any other reason.

William M. Bierhaus II

Glori is party to an employment agreement with Mr. Bierhaus dated March 5, 2010. Mr. Bierhaus’ initial annual base salary was set at $220,000, subject to increase from time to time. The employment agreement also provides that Mr. Bierhaus will receive a ten percent commission from all sales, payable within 30 days of the receipt of funds from the customer. This commission rate will be reviewed by Glori annually and Glori has agreed that the commission for the second year of Mr. Bierhaus’ employment will not be less than six percent of sales. The employment agreement also provides for an initial grant of 338,034 options to Mr. Bierhaus which were granted on April 1, 2010.

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If Glori terminates Mr. Bierhaus’ employment without “cause”, he is entitled to continued base salary payments for six months, to be paid on regular payroll dates. If Glori terminates Mr. Bierhaus’ employment for “cause”, Mr. Bierhaus will not be entitled to receive any payment from Glori other than the portion of his base salary that is earned but unpaid. For this purpose, “cause” has the same definition as in Mr. Page’s employment agreement.

If Mr. Bierhaus’ employment is terminated for any reason, he is subject to: ongoing confidentiality and non-disclosure obligations; restrictive covenants of non-solicitation of employees for a period of two years from his termination date and non-solicitation of customers for a period of nine months from his termination date if Mr. Bierhaus resigns or is terminated for cause or six months from his termination date following Glori’s termination of his employment for any reason other than cause; and restrictive covenants of non-competition for a period of nine months from his termination date if Mr. Bierhaus resigns or is terminated for cause or six months from his termination date following termination of his employment for any reason other than cause.

Outstanding Equity Awards at Fiscal Year-End; Option Exercises and Stock Vested

The following table shows grants of stock options outstanding on the last day of the fiscal year ended December 31, 2013, to each of Glori’s named executive officers.

	Option Awards					Stock Awards
	Number of Shares Underlying Unexercised Options
	Exercisable		Unexercisable	Option Exercise Price	Option Exercise Date	Number of Shares of Units of Stock That Have Not Vested	Market Value of Shares of Units of Stock That Have Not Vested
Stuart Page	289,840	(1)	-	$.407	03/01/2017
	1,022,718	(2)	-	$.078	10/15/2019
	664,892	(3)	-	$.078	10/15/2020
	52,174	(4)	-	$1.15	12/26/2021
	328,451	(6)	-	$.40	6/4/2003
	173,813	(7)	-	$.40	12/16/2023
William M. Bierhaus II	316,894	(5)	21,140	$.078	4/1/2020	-
	19,130	(4)	-	$1.15	12/26/2021
	35,870	(6)	-	$.40	6/4/2013
Victor Perez	240,506	(4)	166,672	$1.15	12/26/2021
	149,585	(6)	-	$.40	6/4/2023
	69,140	(7)	-	$.40	12/16/2023

(1)	The date of award was March 27, 2007. These options vested 80,511 on the last day of each of the first 35 calendar months and 80,526 on the last day of the 36 th calendar month.

(2)	The date of award was October 15, 2009. These options vest over a three year period with 1/36th of the shares vesting on the last day of each of the 36 calendar months after the grant date.

(3)	The date of award was October 15, 2010. These options vest over a three year period with 1/36th of the shares vesting on the last day of each of the 36 calendar months after the grant date.

(4)	The date of the award was December 26, 2011.

(5)	The date of the award was April 1, 2010.

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(6)	The date of the award was June 4, 2013.

(7)	The date of the award was December 16, 2013.

Post-Merger Compensation

Following the business combination, Glori’s executive team will be compensated according to the recommendations of an independent compensation consultant and as adopted by the compensation committee in January 2014.

Director Compensation

Prior to the Business Combination, Glori did not pay its directors that held management positions or with affiliation to owners over 10% any compensation for services on its board of directors. Glori compensated only its two independent directors in 2011 and 2012 for services they performed. In 2011, Glori granted Mr. Clarke and Mr. Puckett a one time option award to acquire 156,000 shares (subsequently reduced to 115,000 shares) of Glori common stock upon joining the Glori board of directors. In 2012, Glori granted Mr. Clarke an additional award to acquire 63,000 shares of Glori common stock upon accepting the role of Chairman of the Board of Directors. In 2013, Glori granted Mr. Clark an additional award to acquire 62,000 shares of common stock. All directors were entitled to reimbursement for reasonable travel and other business expenses incurred in connection with attending meetings of the board of directors or committees of the board of directors.

The following table sets forth certain information regarding the compensation earned by, or awarded to, each director, who is not also a named executive officer, who served as a member of our Board of Directors during the year ended December 31, 2013. Directors who are our employees are not compensated for their service as directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Grant Date Fair Value of SAR Award(s) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
John Clark	$65,000					$13,082	(1)	$78,082
Mark Puckett	$50,000							$50,000

(1)	Value of 62,000 common option shares at an original exercise price of $0.40 per share.

Following the Business Combination, Infinity Acquisition’s directors will be entitled to receive compensation at rates which are to be determined based on the recommendations of a third-party consultants.

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS

Selected Unaudited Condensed Combined Pro Forma Information

The unaudited condensed combined pro forma financial statements (referred to as the “pro forma financial statements”) combine the historical financial statements and operating results of Infinity Corp., Glori Energy Inc. and its subsidiaries and the Coke Field Assets to illustrate the effect of the Coke Field Acquisition and the Business Combination.

Pursuant to the terms and conditions of the Merger Agreement, Infinity Corp., the British Virgin Islands business company, will merge with and into Infinity Acquisition, its wholly owned Delaware subsidiary, with Infinity Acquisition surviving the merger.

Redomestication will occur prior to the Transaction Merger and there will be an exchange of equity instruments. Assuming no Public Shares are tendered pursuant to the Offer, each of the 5,750,000 Public Shares then outstanding will be converted automatically into one substantially equivalent share of Common Stock. The 1,437,500 Founder Shares will be converted automatically into 1,437,500 shares of Common Stock.

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It is anticipated that the Transaction Merger will be accounted for as a “reverse merger” and recapitalization since Glori’s shareholders will control the combined company immediately following the completion of the Business Combination. Glori believes that this transaction is contemplated by ASC 805-40-05-2, ASC 805-40-25-1 and ASC 805-40-30-1. In this case, the public company, Infinity Acquisition, is the legal acquirer, but the private company, Glori, will be the accounting acquirer. Infinity Corp.’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of Glori after the consummation of the Transaction Merger. Accordingly, the assets and liabilities and the historical operations that will be reflected in the financial statements will be those of Glori and will be recorded at the historical cost basis of Glori.  As such, Glori further believes that this transaction qualifies as a reverse merger, in that the owners of the private entity, Glori, will have control, both quantitatively and qualitatively, over the combined entity after the transaction, with the (minority) shareholders of the former public corporation continuing only as minority investors.

After the Transaction Merger, Glori will maintain its fiscal year end of December 31, as opposed to conforming to the fiscal year end of Infinity Acquisition of March 31; therefore the financial information to be included in the Form 8-K to be filed by Infinity Acquisition within four days of completing the Business Combination and in subsequent periodic reports may differ from the current presentation.

In addition, on March 14, 2014, the Coke Field Acquisition was closed. Pursuant to the Petro-Hunt Purchase Agreement, (1) Glori Holdings issued to Petro-Hunt an unsecured, subordinated convertible promissory note for $2.0 million and (2) Glori Energy Production Inc. paid to Petro-Hunt $37,204,396 in cash.

To finance part of the cash requirement in the Petro-Hunt Purchase Agreement, Glori entered into two debt transactions and the sale of C-2 cumulative convertible redeemable preferred shares (“Series C-2 Preferred Stock”) and C-2 preferred share warrants. The debt financing consists of two notes of $18 million and $4 million which closed on March 14, 2014. The $18 million note is a senior secured term loan facility secured by the assets of a subsidiary of Glori, Glori Energy Production, and has a three year term bearing interest at 11%. The $4 million note has a 2 year term bearing interest at 12% and is secured by the assets of Glori and is subordinate to exiting Glori debt. The note must be repaid within 60 days of consummation of the Business Combination and Glori will incur a 10% pre-payment penalty. In addition to the debt, effective March 13, 2014, Glori also issued to current investors 1,842,028 shares of Series C-2 Preferred Stock and 1,640,924 Series C-2 preferred share warrants for gross proceeds of $5,049,000.

The pro forma financial statements were based on and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma financial statements;

·	Infinity Corp.’s financial statements as of and for the nine months ended December 31, 2013 and as of and for the period beginning April 6, 2011 (date of inception) through March 31, 2013, and the notes relating thereto included elsewhere in this Offer to Purchase;

·	Glori’s consolidated financial statements as of and for the years ended December 31, 2012 and 2013 and the notes relating thereto included elsewhere in this Offer to Purchase; and

·	Statements of Revenues and Direct Operating Expenses of the Coke Field Acquisition for the years ended December 31, 2012 and 2013 and the notes relating thereto included elsewhere in this Offer to Purchase.

The unaudited condensed combined pro forma balance sheet (referred to as the “pro forma balance sheet”) combines the historical balance sheets for Infinity Corp. and Glori as of December 31, 2013. The adjustments made are shown as if the Coke Field Acquisition and the Business Combination occurred on the balance sheet date, December 31, 2013. Adjustments reflected in the unaudited pro forma consolidated balance sheet give effect to events that are directly attributable to these transactions and are factually supportable.

The unaudited condensed combined pro forma statement of operations (referred to as the “pro forma statement of operations”) for the year ended March 31, 2013 combines the historical statements of operations for Infinity Corp. for the year ended March 31, 2013 with Glori operating results for the year ended December 31, 2012. These pro forma statements of operations have been prepared assuming that the Coke Field Acquisition and the Business Combination had been completed as of the beginning of the fiscal year for each entity. Adjustments reflected in these pro forma statements of operations include those items that are directly attributable to these transactions, factually supportable and expected to have a continuing impact.

The unaudited condensed combined pro forma statement of operations for the nine months ended December 31, 2013 combines the historical statements of operations for Infinity Corp. for the nine months ended December 31, 2013 with Glori operating results for the nine months ended December 31, 2013. The Glori interim operating results were adjusted in order to provide nine month operating results from the nine months ended December 31, 2013 financial statements. This adjustment to the Glori operating results omits the three months ended March 31, 2013. These pro forma statements of operations have been prepared assuming that the Coke Field Acquisition and the Business Combination had been completed as of the beginning of the nine month period (April 1, 2013) and are presented in a similar manner. Adjustments reflected in these pro forma statements of operations include those items that are directly attributable to these transactions, factually supportable and expected to have a continuing impact.

The pro forma balance sheets as of December 31, 2013 have been prepared using two different levels of Public Share tenders by the Infinity Corp. as follows:

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·	Assuming No Tender of Public Shares: The presentation assumes that no Infinity Corp. Public Shares are tendered in the Offer or Business Combination. With no tender of shares, the PIPE Investment requirement is 1,062,500 shares purchased for $8.5 million in cash or in kind, including debt instruments of no more than $2.0 million.

·	Assuming Maximum Tender of Public Shares: This presentation assumes that an aggregate of 4,750,000 Public Shares are tendered pursuant to the Tender Offer and Business Combination. Such maximum number of Public Shares is referred to in this Offer to Purchase as the maximum tender. With a maximum tender of shares, the PIPE Investment requirement is 2,125,000 shares purchased for $17 million in cash or in kind, including debt instruments of no more than $2.0 million.

In connection with the business combination the Infinity Corp. warrants currently outstanding and currently reported as liabilities will be amended such that they will be classified as equity after the transaction.

The pro forma financial statements have been presented for informational purposes only and are not indicative of the operating results or financial position that would have occurred if the Coke Field Acquisition and the Business Combination had been consummated on the dates indicated, nor are they indicative of any future operating results or financial position of the combined business.

The Coke Field Acquisition and the Business Combination have not been consummated as of the date of the preparation of these pro forma financial statements and there can be no assurances that the Coke Field Acquisition or the Business Combination will be consummated. See “Risk Factors” for additional discussion of risk factors associated with the pro forma financial statements.

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Infinity Cross Border Acquisition Corporation

Unaudited Condensed Combined Pro Forma Balance Sheet

Assuming No Tender of Ordinary Shares

As of December 31, 2013

(in thousands, except share and per share data)

						Glori Energy Inc.,
						and Infinity Corp.
	Glori Energy		Coke Field			Pro Forma	Combined Pro
	Inc.		Acquisition (1)	Infinity Corp.		Adjustments	Forma

ASSETS

Current assets:
Cash and cash equivalents	$20,867	(2)	$(10,595)	$2	(7)	45,996	$62,060
					(13)	(100)
					(14)	(2,610)
					(16)	6,500
					(6)	2,000
Accounts receivable, net of allowance for doubtful accounts of $80	307		-	-			307
Prepaid expenses and other current assets	71		-	3			74
Inventory	24		-	-			24
Restricted cash held in trust	-		-	45,996	(7)	(45,996)	-
Total current assets	21,269		(10,595)	46,001			62,465

Property and equipment, at cost, net of accumulated depreciation, depletion and amortization	2,810	(3)	39,953	-			42,763

Deferred offering costs	378		-	-			378

Deferred loan costs and other	162	(4)	440	-			602
Total assets	$24,619		$29,798	$46,001			$106,208

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$534		$-	$-			$534
Deferred revenue	1,753		-	-			1,753
Accrued expenses	417		-	153			570
Deferred legal fees	-		-	100	(13)	(100)	-
Warrant liabilities	13,905	(5)	2,051	6,342	(12)	(22,298)	-
Current portion of long-term debt	3,499	(4)	450	-	(18)	4,000	7,949
Total current liabilities	20,108		2,501	6,595			10,806

Long-term liabilities:
Long-term debt, less current portion	1,771	(4)	23,550	-	(18)	(4,000)	21,321
Other long-term liabilities	449	(3)	749	-			1,198
Total long-term liabilities	2,220		24,299	-			22,519
Total liabilities	22,328		26,800	6,595			33,325

Commitments and contingencies

Temporary equity:
Infinity Corp. ordinary shares subject to possible redemption; 4,300,751 shares (at redemption value)	-		-	34,406	(8)	(34,406)	-
Glori Energy Inc. Series A cumulative convertible redeemable preferred stock, $.0001 par value, 521,852 shares authorized; 475,541 shares issued and outstanding; stated at liquidation preference	13,762		-	-	(10)	(13,762)	-
Glori Energy Inc. Series B cumulative convertible redeemable preferred stock, $.0001 par value; 2,901,052 shares authorized, issued and outstanding; stated at liquidation preference	31,900		-	-	(10)	(31,900)	-
Glori Energy Inc. Series C cumulative convertible redeemable preferred stock, $.0001 par value; 13,780,033 shares authorized; 7,296,607 shares issued and outstanding; stated at liquidation preference	29,773		-	-	(10)	(29,773)	-
Glori Energy Inc. Series C-1 cumulative convertible redeemable preferred stock, $.0001 par value; 8,836,718 shares authorized; 4,462,968 shares issued and outstanding; stated at liquidation preference	3,234		-	-	(10)	(3,234)	-
Glori Energy Inc. Series C-2 cumulative convertible redeemable preferred stock, $.0001 par value; 3,482,952 shares authorized issued and outstanding; stated at liquidation preference	-	(5)	2,998	-	(10)	(2,998)	-
Total temporary equity	78,669		2,998	34,406			-

Stockholders' equity:
Pro forma warrants	-		-	-	(12)	6,342	6,342
Pro forma combined common stock; $0.001 par value; unlimited shares authorized; 31,934,557 shares issued and outstanding (19)	-		-	-	(15)	32	32
Infinity Corp. ordinary shares, no par value; unlimited shares authorized; 2,886,749 issued and outstanding (which excludes 4,300,751 shares subject to possible redemption)	-		-	-			-
Glori Energy Inc. common stock, $.0001 par value, 100,000,000 shares authorized; 3,295,771 shares issued and outstanding	1		-	-	(17)	(1)	-
Additional paid-in capital (20)	-			5,000	(8)	34,406	111,537
					(11)	47,706
					(12)	15,956
					(15)	(32)
					(16)	6,500
					(17)	1
					(6)	2,000
Accumulated deficit	(76,379)		-	-	(10)	81,667	(45,028)
					(11)	(47,706)
					(14)	(2,610)

Total stockholders' equity	(76,378)		-	5,000			72,883
Total liabilities, temporary equity and stockholders' equity	$24,619		$29,798	$46,001			$106,208

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Coke Field Acquisition Balance Sheet and Transaction

(1)	Glori Energy Inc. has agreed to pay $37.204 million in cash for the Coke Field Acquisition and to incur a note payable to Petro-Hunt for $2 million which is convertible into 250,000 shares of common stock in the Business Combination upon consummation of the transaction at the option of Petro-Hunt or post-Business Combination management. Since the conversion is optional, the pro forma presentation shown above shows the Petro-Hunt note payable to remain outstanding. The Business Combination also requires Petro-Hunt to hold 250,000 shares upon consummation of the transaction through either contribution of the note in exchange for Common Stock or payment of $2 million for Common stock. If the note payable were to remain outstanding, as is shown, Petro-Hunt would be required to contribute $2 million for Common Stock also shown in the presentation above. Glori Energy Inc. obtained financing for the required cash portion of the transaction through two credit facilities, a senior secured loan facility of $18 million with 11% interest which will be funded net of a 2% origination fee of $360,000 and a subordinated $4 million credit facility with 12% interest which will be funded net of a 2% origination fee of $80,000. The $4 million subordinated loan is required to be paid off within 60 days upon consummation of the Business Combination with Infinity Corp. The cash required in the transaction was also funded by Glori Energy Inc.'s issuance of 1,842,028 C-2 preferred shares and 1,640,924 C-2 warrants. The remaining balance will be paid out of Glori Energy Inc.'s cash.

(2)	The Coke Field Acquisition cash balance of a negative $10,595 million represents Glori Energy Inc.'s cash payment required in Coke Field Acquisition. The balance is made up of the $39.204 million that Glori Energy Inc. agreed to pay in total for the Coke Field Assets less the $2 million in cash received from Petro-Hunt in the form of the convertible note payable, the $17.64 million net cash received from the $18 million note payable (the $18 million note payable is funded net of a $360,000 origination fee), the $3.92 million net cash received from the $4 million note payable (the $4 million note payable is funded net of an $80,000 origination fee) and the $5.049 million obtained through the issuance of the C-2 preferred shares and warrants.

(3)	The Coke Field Acquisition balance sheet is composed of property and equipment in the amount of $39.953 million, which represents the $39.204 million purchase price of the acquisition and $749,000 related to the asset portion of the asset retirement obligation. The Coke Field Acquisition balance sheet is also made up of another long-term liability of $749,000 which represents the liability portion of the asset retirement obligation estimate (the plugging and abandonment liability) associated with the Coke Field Assets.

(4)	The Coke Field Acquisition combined long-term and current debt balance of $24 million is comprised of the $18 million senior secured note payable, the $4 million subordinated note payable and the $2 million convertible Petro-Hunt note payable, $450,000 of which is current debt. The deferred loan costs of $440,000 represents the origination fee (expensed) portion of the debt. Both the $18 million and $4 million credit facilities were funded net of the origination fee. The $18 million note payable has a $360,000 fee and the $4 million note payable has an $80,000 fee.

(5)	The $5.049 million received for the C-2 preferred shares and warrants represents the 1,842,028 preferred shares and 1,640,924 warrants issuance which occurred in March 2014 to facilitate the financing of the Coke Field Assets. The $5.049 million cash value received was allocated, for pro forma purposes, by first assigning warrant value based on Glori's valuation as of December 31, 2013 which resulted in a $1.25 price per warrant for the C and C-1 warrants. The remaining cash value was allocated to the series C-2 preferred shares. The C-2 preferred shares and warrants are substantially equivalent to the C and C-1 preferred shares and warrants.

Glori and Infinity Pro Forma Adjustments

(6)	The $2 million pro forma adjustment is the equity amount in the Business Combination required to be held by Petro-Hunt. This portion represents 250,000 shares in the Business Combination and is Petro-Hunt's portion of the PIPE Investment (the remaining portion of the PIPE Investment is included in footnote (16)). In the pro forma presentation above it is assumed that the optional $2 million Petro-Hunt note is not contributed in exchange for equity upon consummation of the transaction, which would also satisfy Petro-Hunts equity obligation.
(7)	To record the release of Infinity Corp.'s investment held in the trust account and reclassification of $46 million to cash that becomes available for Business Combination expenses, Transaction Merger consideration and operating expenses of the combined company following the Business Combination.
(8)	To reclassify amounts classified as ordinary shares subject to possible redemption (temporary equity) to ordinary shares (permanent equity).
(9)	Intentionally omitted
(10)	The Glori Energy Inc. preferred stock (temporary equity) will be transferred into Common Stock. The related par value adjustment is made in connection with the entire Business Combination par value adjustment in pro forma adjustment (15).
(11)	The Glori Energy Inc. historical additional paid in capital is reversed out of accumulated deficit to present it separately on the pro forma Business Combination balance sheet.
(12)	The Glori Energy Inc. preferred warrants are converted to Common Stock. The Infinity Corp. Warrants remain outstanding and are reclassed to equity.
(13)	To record payment of deferred legal fees.
(14)	To record the Business Combination's total estimated merger costs of $2.61 million which include fees such as legal and accounting, consulting, valuation, administrative and other fees. The board of directors of each company considered the estimated merger costs in their evaluation of the business combination.
(15)	To record par value of all Common Stock outstanding. Par value of shares is $0.001 per share and there are 31,934,557 shares issued and outstanding.

167

(16)	To record PIPE Investment of $6.5 million for 812,500 shares (excluding Petro-Hunt's portion of the PIPE Investment of 250,000 shares which is included in the Coke Field Acquisition balance sheet column, see footnote (6)).
(17)	To reverse the par value for the Glori Energy Inc. common stock.
(18)	To reclassify the $4 million note payable to current as it becomes payable within 60 days of the consummation of the Business Combination.

Pro forma common stock

(19)	Pro forma combined ordinary shares equals the sum of (i) Infinity Corp. Founders Shares of 1,437,500 (ii) 5,750,000 ordinary shares held by Infinity Corp. after the Business Combination, (iii) underwriter UPO's warrant conversion 100,000 shares, (iv) PIPE Investment shares of 812,500 (excluding Petro-Hunt’s portion of PIPE Investment) (v) PIPE Investment shares of 250,000 (Petro-Hunt portion of PIPE Investment) and (vi) Glori Energy Inc. shares of 23,584,557.

Reconciliation of minimum balance requirement

(20)	The Merger Agreement requires a $25 million minimum balance (in cash or in kind, including debt instruments). In the scenario above, the required balance is met as follows (in millions) :

PIPE Investment (Pro forma adjustment (16) above)	$6.5
PIPE Investment, Petro-Hunt portion (Included in cash and additional paid in capital on the Coke Field Acquisition balance sheet, see footnotes (2) and (6) above)	2.0
Restricted cash held in trust of approximately $46.0 million (Pro forma adjustment (7) above)	46.0
Total cash received meets minimum $25 million requirement	$54.5

168

Infinity Cross Border Acquisition Corporation

Unaudited Condensed Combined Pro Forma Balance Sheet

Assuming Maximum Tender of Ordinary Shares

As of December 31, 2013

(in thousands, except share and per share data)

						Glori Energy Inc.,
	Glori Energy		Coke Field			and Infinity Corp Pro Forma	Combined
	Inc.		Acquisition (1)	Infinity Corp.		Adjustments	Pro Forma

ASSETS
Current assets:
Cash and cash equivalents	$20,867	(2)	$(10,595)	$2	(7)	45,996	$32,560
					(9)	(38,000)
					(13)	(100)
					(14)	(2,610)
					(16)	15,000
					(6)	2,000
Accounts receivable, net of allowance for doubtful accounts of $80	307		-	-			307
Prepaid expenses and other current assets	71		-	3			74
Inventory	24		-	-			24
Restricted cash held in trust	-			45,996	(7)	(45,996)	-
Total current assets	21,269		(10,595)	46,001			32,965

Property and equipment, at cost, net of accumulated depreciation, depletion and amortization	2,810	(3)	39,953	-			42,763

Deferred offering costs	378		-	-			378

Deferred loan costs and other	162	(4)	440	-			602
Total assets	$24,619		$29,798	$46,001			$76,708

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$534		$-	$-			$534
Deferred revenue	1,753		-	-			1,753
Accrued expenses	417		-	153			570
Deferred legal fees	-		-	100	(13)	(100)	-
Warrant liabilities	13,905	(5)	2,051	6,342	(12)	(22,298)	-
Current portion of long-term debt	3,499	(4)	450	-	(18)	(4,000)	7,949
Total current liabilities	20,108		2,501	6,595			10,806

Long-term liabilities:
Long-term debt, less current portion	1,771	(4)	23,550	-	(18)	(4,000)	21,321
Other long-term liabilities	449	(3)	749	-			1,198
Total long-term liabilities	2,220		24,299	-			22,519
Total liabilities	22,328		26,800	6,595			33,325

Commitments and contingencies

Temporary equity:
Infinity Corp. ordinary shares subject to possible redemption; 4,300,751 shares (at redemption value)	-		-	34,406	(8)	(34,406)	-
Glori Energy Inc. Series A cumulative convertible redeemable preferred stock, $.0001 par value, 521,852 shares authorized; 475,541 shares issued and outstanding; stated at liquidation preference	13,762		-	-	(10)	(13,762)	-
Glori Energy Inc. Series B cumulative convertible redeemable preferred stock, $.0001 par value; 2,901,052 shares authorized, issued and outstanding; stated at liquidation preference	31,900		-	-	(10)	(31,900)	-
Glori Energy Inc. Series C cumulative convertible redeemable preferred stock, $.0001 par value; 13,780,033 shares authorized; 7,296,607 shares issued and outstanding; stated at liquidation preference	29,773		-	-	(10)	(29,773)	-
Glori Energy Inc. Series C-1 cumulative convertible redeemable preferred stock, $.0001 par value; 8,836,718 shares authorized; 4,462,968 shares issued and outstanding; stated at liquidation preference	3,234		-	-	(10)	(3,234)	-
Glori Energy Inc. Series C-2 cumulative convertible redeemable preferred stock, $.0001 par value; 3,482,952 shares authorized issued and outstanding; stated at liquidation preference	-	(5)	2,998	-	(10)	(2,998)	-
Total temporary equity	78,669		2,998	34,406			-

Stockholders' equity:
Pro forma warrants	-		-	-	(12)	6,342	6,342
Pro forma common stock; $0.001 par value; unlimited shares authorized; 28,247,057 shares issued and outstanding (19)	-		-	-	(15)	28	28
Infinity Corp. ordinary shares, no par value; unlimited shares authorized; 2,886,749 issued and outstanding (which excludes 4,300,751 shares subject to possible redemption)	-		-	-			-
Glori Energy Inc. common stock, $.0001 par value, 100,000,000 shares authorized; 3,295,771 shares issued and outstanding	1		-	-	(17)	(1)	-
Additional paid-in capital (20)	-			5,000	(8)	34,406	82,041
					(9)	(38,000)
					(11)	47,706
					(12)	15,956
					(16)	15,000
					(15)	(28)
					(17)	1
					(6)	2,000

Accumulated deficit	(76,379)		-	-	(10)	81,667	(45,028)
					(11)	(47,706)
					(14)	(2,610)
Total stockholders' equity	(76,378)		-	5,000			43,383
Total liabilities, temporary equity and stockholders' equity	$24,619		$29,798	$46,001			$76,708

169

Coke Field Acquisition Balance Sheet and Transaction

(1)	Glori Energy Inc. has agreed to pay $37.204 million in cash for the Coke Field Acquisition and to incur a note payable to Petro-Hunt for $2 million which is convertible into 250,000 shares of common stock in the Business Combination upon consummation of the transaction at the option of Petro-Hunt or post-Business Combination management. Since the conversion is optional, the pro forma presentation shown above shows the Petro-Hunt note payable to remain outstanding. The Business Combination also requires Petro-Hunt to hold 250,000 shares upon consummation of the transaction through either contribution of the note in exchange for Common Stock or payment of $2 million for Common stock. If the note payable were to remain outstanding, as is shown, Petro-Hunt would be required to contribute $2 million for Common Stock also shown in the presentation above. Glori Energy Inc. obtained financing for the required cash portion of the transaction through two credit facilities, a senior secured loan facility of $18 million with 11% interest which will be funded net of a 2% origination fee of $360,000 and a subordinated $4 million credit facility with 12% interest which will be funded net of a 2% origination fee of $80,000. The $4 million subordinated loan is required to be paid off within 60 days upon consummation of the Business Combination with Infinity Corp. The cash required in the transaction was also funded by Glori Energy Inc.'s issuance of 1,842,028 C-2 preferred shares and 1,640,924 C-2 warrants. The remaining balance will be paid out of Glori Energy Inc.'s cash.

(2)	The Coke Field Acquisition cash balance of a negative $10.595 million represents Glori Energy Inc.'s cash payment required in Coke Field Acquisition. The balance is made up of the $39.204 million that Glori Energy Inc. agreed to pay in total for the Coke Field Assets less the $2 million in cash received from Petro-Hunt in the form of the convertible note payable, the $17.64 million net cash received from the $18 million note payable (the $18 million note payable is funded net of a $360,000 origination fee), the $3.92 million net cash received from the $4 million note payable (the $4 million note payable is funded net of an $80,000 origination fee) and the $5.049 million obtained through the issuance of the C-2 preferred shares and warrants.

(3)	The Coke Field Acquisition balance sheet is composed of property and equipment in the amount of $39.953 million, which represents the $39.204 million purchase price of the acquisition and $749,000 related to the asset portion of the asset retirement obligation. The Coke Field Acquisition balance sheet is also made up of another long-term liability of $749,000 which represents the liability portion of the asset retirement obligation estimate (the plugging and abandonment liability) associated with the Coke Field Assets.

(4)	The Coke Field Acquisition combined long-term and current debt balance of $24 million is comprised of the $18 million senior secured note payable, the $4 million subordinated note payable and the $2 million convertible Petro-Hunt note payable, $450,000 of which is current debt. The deferred loan costs of $440,000 represents the origination fee (expensed) portion of the debt. Both the $18 million and $4 million credit facilities were funded net of the origination fee. The $18 million note payable has a $360,000 fee and the $4 million note payable has an $80,000 fee.

(5)	The $5.049 million received for the C-2 preferred shares and warrants represents the 1,842,028 preferred shares and 1,640,924 warrants issuance which occurred in March 2014 to facilitate the financing of the Coke Field Assets. The $5.049 million cash value received was allocated, for pro forma purposes, by first assigning warrant value based on Glori's valuation as of December 31, 2013 which resulted in a $1.25 price per warrant for the C and C-1 warrants. The remaining cash value was allocated to the series C-2 preferred shares. The C-2 preferred shares and warrants are substantially equivalent to the C and C-1 preferred shares and warrants.

Glori and Infinity Pro Forma Adjustments

(6)	The $2 million pro forma adjustment is the equity amount in the Business Combination required to be held by Petro-Hunt. This portion represents 250,000 shares in the Business Combination and is Petro-Hunt's portion of the PIPE Investment (the remaining portion of the PIPE Investment is included in footnote (16)). In the pro forma presentation above it is assumed that the optional $2 million Petro-Hunt note is not contributed in exchange for equity upon consummation of the transaction, which would also satisfy Petro-Hunt’s equity obligation.

(7)	To record the release of Infinity Corp's investment held in the trust account and reclassification of $46 million to cash that becomes available for Business Combination expenses, Transaction Merger consideration, redemption of public shares and operating expenses of the combined company following the Business Combination.

(8)	To reclassify amounts classified as ordinary shares subject to possible redemption (temporary equity) to ordinary shares (permanent equity).

(9)	To record the payment of $38 million for the purchase of 4,750,000 shares of Infinity Corp. at $8.00 per share for the Ordinary Shares redeemed.

(10)	The Glori Energy Inc. preferred stock (temporary equity) is transferred into Common Stock. The related par value adjustment is made in connection with the entire Business Combination par value adjustment in pro forma adjustment (15).

170

(11)	The Glori Energy Inc. historical additional paid in capital is reversed out of accumulated deficit to present it separately on the pro forma Business Combination balance sheet.

(12)	The Glori Energy Inc. preferred warrants are converted to Common Stock. The Infinity Corp. Warrants remain outstanding and are reclassed to equity.

(13)	To record payment of deferred legal fees.

(14)	To record the Business Combination's total estimated merger costs of $2.61 million which include fees such as legal and accounting, consulting, valuation, administrative and other fees. The board of directors of each company considered the estimated merger costs in their evaluation of the business combination.

(15)	To record par value of all Common Stock outstanding. Par value of shares is $0.001 per share and there are 28,247,057 shares issued and outstanding.

(16)	To record PIPE Investment of $15 million for 1,875,000 shares (Petro-Hunt's portion of the PIPE Investment of 250,000 shares is included in the Coke Field Acquisition balance sheet column, see footnote (6)).

(17)	To reverse the par value for the Glori Energy Inc. common stock.

(18)	To reclassify the $4 million note payable to current as it becomes payable within 60 days of the consummation of the Business Combination.

Pro forma common stock

(19)	Pro forma combined ordinary shares equals the sum of (i) Infinity Corp. founders shares of 1,437,500, (ii) 1,000,000 ordinary shares held by Infinity Corp. after the Business Combination (5,750,000 ordinary shares issued to Infinity Corp. less ordinary shares redeemed 4,750,000), (iii) underwriter UPO's warrant conversion 100,000 shares, (iv) PIPE Investment shares of 1,875,000 (v) PIPE Investment shares of 250,000 (Petro-Hunt portion of the PIPE investment) and (vi) Glori Energy Inc. shares of 23,584,557.

Reconciliation of minimum balance requirement

(20)	The Merger Agreement requires a $25 million minimum balance (in cash or in kind, including debt instruments). In the scenario above, the required balance is met as follows (in millions) :

PIPE Investment (Pro forma adjustment (16) above)	$15.0
PIPE Investment, Petro-Hunt portion (Included in cash and additional paid in capital on the Coke Field Acquisition Balance Sheet, see footnotes (2) and (6) above)	2.0
Restricted cash held in trust of approximately $46.0 million (Pro forma adjustment (7) above) less $38.0 million through shares tendered (Pro forma adjustment (9) above)	8.0
Total cash received meets minimum $25 million requirement	$25.0

171

Infinity Cross Border Acquisition Corporation

Unaudited Condensed Combined Pro Forma Statements of Operations

For the Year Ended March 31, 2013

(in thousands, except share and per share data)

	Glori					Glori Energy
	Energy	Coke Field		Coke Field		Inc. and	Pro Forma
	Inc. Year	Acquisition	Infinity Corp.	Acquisition Pro		Infinity Corp.	Combined
	Ended	Year Ended	Year Ended	Forma		Pro Forma	Financials Year
	December 31,	December 31,	March 31,	Adjustments		Adjustments	Ended March
	2012	2012	2013	(1)		(1)	31, 2013

Revenues:
Oil and gas revenue	$463	$15,962	$-				$16,425
Service revenue	1,718	-	-				1,718
Total revenues	2,181	15,962	-				18,143

Operating expenses:
Oil and gas operations	1,786	8,661	-				10,447
Service operations	2,115	-	-				2,115
Science and technology	1,459	-	-				1,459
Write-off of deferred offering costs	1,492	-	-				1,492
Selling, general and administrative	3,411	-	294				3,705
Depreciation, depletion and amortization	560	-	- (4)	72			4,420
			(5)	3,788
Total operating expenses	10,823	8,661	294				23,638

(Loss) income from operations	(8,642)	7,301	(294)				(5,495)

Other (expense) income:
Loss on change in fair value of derivative liabilities	(2,317)	-	-		(2)	2,317	-
Loss on change in fair value of warrant liabilities	(506)	-	(106)		(3)	612	-
Interest expense	(480)	-	- (6)	(2,681)			(3,161)
Increase in fair value of trust fund	-	-	14				14
Gain on disposal of property and equipment and other	5	-	-				5
Total other expense, net	(3,298)	-	(92)				(3,142)

Net (loss) income before taxes on income	(11,940)	7,301	(386)				(8,637)

Taxes on income	-	-	-				-

Net (loss) income	$(11,940)	$7,301	$(386)				$(8,637)

							No Tender	Maximum Tender
Net loss attributable to ordinary shares not subject to possible redemption			$(.16)				$(.27)	$(.31)

Weighted average shares outstanding:
Basic			2,365,902				31,934,557 (7)	28,247,057	(8)
Diluted			2,365,902				31,934,557 (7)	28,247,057	(8)

172

(1)	The year ended pro forma statements of operations only reflect adjustments that would have occurred assuming the Business Combination was consummated as of the beginning of the fiscal year for each entity (Jan. 1, 2012 for Glori Energy Inc. and Coke Field Acquisition and April 1, 2012 for Infinity Corp.).
(2)	To remove Glori Energy Inc.'s loss on change in fair value of derivative liabilities. The Glori Energy Inc. derivatives were created by a redemption feature of the preferred stock. The Glori Energy Inc. derivatives do not exist in the Business Combination since the warrant holders, preferred stock holders and common stock holders exchanged all such Glori Energy Inc. interests for common stock in the business combination.
(3)	To remove Glori Energy Inc. and Infinity Corp.'s loss on change in fair value of warrant liabilities. The Glori Energy Inc. warrants do not exist in the Business Combination as the warrant holders, preferred stock holders and common stock holders exchanged all such Glori Energy Inc. interests for common stock in the Business Combination. The Infinity Corp. Warrants remain outstanding and the presentation is changed to equity with no resulting change in fair value.
(4)	To record the accretion of discount on the asset retirement obligation associated with the Coke Field Acquisition.
(5)	To record depletion on the Coke Field Acquisition. Depletion is based on the Coke Field Acquisition production for the year ended December 31, 2012 and Glori Energy Inc. internal reserves estimates on the Coke Field performed by Glori Energy Inc. petroleum engineers.
(6)	To record interest on the 6% interest rate $2 million note payable to Petro-Hunt, the 11% interest rate $18 million note payable secured by the Coke Field Assets and the $400,000 pre-payment penalty (10%) and $80,000 expense for deferred loan costs on the $4 million subordinated debt required to be paid within 60 days of the Business Combination consummation.

(7)	Basic and Diluted Weighted average shares outstanding were calculated as follows:

Ordinary shares issued to Infinity Corp. founder shareholders	1,437,500
Ordinary shares issued to Infinity Corp. shareholders	5,750,000
Ordinary shares issued underwriter for UPO warrant conversion	100,000
Ordinary shares issued for PIPE Investment (excluding Petro-Hunt’s portion of PIPE Investment)	812,500
Ordinary shares issued for PIPE Investment (Petro-Hunt portion of PIPE Investment)	250,000
Ordinary shares issued to Glori Energy Inc. shareholders	23,584,557
31,934,557

The combined pro forma diluted EPS excludes 5,750,000 Public Warrants and 4,820,000 Insider Warrants from diluted EPS as the impact would be anti-dilutive.

(8)	Basic and Diluted Weighted average shares outstanding were calculated as follows:

Ordinary shares issued to Infinity Corp. founder shareholders	1,437,500
Ordinary shares issued to Infinity Corp. shareholders	5,750,000
Less: Ordinary shares redeemed	(4,750,000)
Ordinary shares issued underwriter for UPO warrant conversion	100,000
Ordinary shares issued for PIPE Investment (excluding Petro-Hunt’s portion of PIPE Investment)	1,875,000
Ordinary shares issued for PIPE Investment (Petro-Hunt portion of PIPE Investment)	250,000
Ordinary shares issued to Glori Energy Inc. shareholders	23,584,557
28,247,057

The combined pro forma diluted EPS excludes 5,750,000 Public Warrants and 4,820,000 Insider Warrants from diluted EPS as the impact would be anti-dilutive.

173

Infinity Cross Border Acquisition Corporation

Unaudited Condensed Combined Pro Forma Statements of Operations

For the Nine Months December 31, 2013

(in thousands, except share and per share data)

	Glori Energy	Coke Field
	Inc. Nine	Acquisition				Glori Energy	Pro Forma
	Months	Nine	Infinity Corp.	Coke Field		Inc. and	Combined
	Ended	Months Ended	Nine Months	Acquisition Pro		Infinity Corp.	Financials Nine
	December 31,	December 31,	Ended	Forma		Pro Forma	Months Ended
	2013	2013	December 31,	Adjustments		Adjustments	December 31,
	(8)	(8)	2013	(1)		(1)	2013

Revenues:
Oil and gas revenues	$469	$12,578	$-				$13,047
Service revenues	2,026	-	-				2,026
Total revenues	2,495	12,578	-				15,073

Operating expenses:
Oil and gas operations	1,653	7,598	-				9,251
Service operations	1,710	-	-				1,710
Science and technology	1,315	-	-				1,315
Write-off of deferred offering costs	126						126
Impairment of oil and gas property	2,190						2,190
Selling, general and administrative	3,212	-	415				3,627
Depreciation, depletion and amortization	433	-	- (3)	60			3,516
			(4)	3,023
Total operating expenses	10,639	7,598	415				21,735

(Loss) income from operations	(8,144)	4,980	(415)				(6,662)

Other income (expense):
Gain (loss) on change in fair value of warrant liabilities	592	-	(317)		(2)	(275)	-
Interest expense	(694)	-	- (5)	(2,136)			(2,830)
Decrease in fair value of trust fund	-	-	(18)				(18)
Loss on disposal of property and equipment and other	(55)	-	-				(55)
Total other expense, net	(157)	-	(335)				(2,903)

Net (loss) income before taxes on income	(8,301)	4,980	(750)				(9,565)

Taxes on income	-	-	-				-

Net (loss) income	$(8,301)	$4,980	$(750)				$(9,565)

							No Tender	Maximum Tender
Net loss attributable to ordinary shares not subject to possible redemption			$(.26)				$(.30)	$(.34)

Weighted average shares outstanding:
Basic			2,845,144				31,934,557 (6)	28,247,057	(7)
Diluted			2,845,144				31,934,557 (6)	28,247,057	(7)

174

(1)	The nine months ended pro forma statements of operations only reflect adjustments that would have occurred assuming the Business Combination was consummated as of the beginning of the nine month period (April 1, 2013).
(2)	To remove Glori Energy Inc.'s gain on change in fair value of warrant liabilities and Infinity Corp.'s loss on change in fair value of warrant liabilities. The Glori Energy Inc. warrants do not exist in the Business Combination as the warrant holders, preferred stock holders and common stock holders exchanged all such Glori Energy Inc. interests for common stock in the Business Combination. The Infinity Corp. Warrants remain outstanding and the presentation is changed to equity with no resulting change in fair value.
(3)	To record the accretion of discount on the asset retirement obligation associated with the Coke Field Acquisition.
(4)	To record depletion on the Coke Field Acquisition. Depletion is based on the Coke Field Acquisition production for the nine months ended December 31, 2013 and Glori Energy Inc. internal reserves estimates on the Coke Field performed by Glori Energy Inc. petroleum engineers.
(5)	To record interest on the 6% interest rate $2 million note payable to Petro-Hunt, the 11% interest rate $18 million note payable secured by the Coke Field Assets and the $400,000 pre-payment penalty (10%) and $80,000 expense of deferred loan costs on the $4 million subordinated debt required to be paid within 60 days of the Business Combination consummation.

(6)	Basic and Diluted Weighted average shares outstanding were calculated as follows:

Ordinary shares issued to Infinity Corp. founder shareholders	1,437,500
Ordinary shares issued to Infinity Corp. shareholders	5,750,000
Ordinary shares issued underwriter for UPO warrant conversion	100,000
Ordinary shares issued for PIPE Investment (excluding Petro-Hunt PIPE Investment)	812,500
Ordinary shares issued for PIPE Investment (Petro-Hunt portion of PIPE investment)	250,000
Ordinary shares issued to Glori Energy Inc. shareholders	23,584,557
31,934,557

The combined pro forma diluted EPS 5,750,000 Public Warrants and 4,820,000 Insider Warrants from diluted EPS as the impact would be anti-dilutive.

(7)	Basic and Diluted Weighted average shares outstanding were calculated as follows:

Ordinary shares issued to Infinity Corp. founder shareholders	1,437,500
Ordinary shares issued to Infinity Corp. shareholders	5,750,000
Less: Ordinary shares redeemed	(4,750,000)
Ordinary shares issued underwriter for UPO warrant conversion	100,000
Ordinary shares issued for PIPE Investment (excluding Petro-Hunt PIPE Investment)	1,875,000
Ordinary shares issued for PIPE Investment (Petro-Hunt portion of PIPE investment)	250,000
Ordinary shares issued to Glori Energy Inc. shareholders	23,584,557
28,247,057

The combined pro forma diluted EPS excludes 5,750,000 Public Warrants and 4,820,000 Insider Warrants from diluted EPS as the impact would be anti-dilutive.

(8)	The below tables show the three month ended March 31, 2013 and year ended December 31, 2013 operating results for Glori Energy Inc. and the revenues and direct operating results for the Coke Field Acquisition. This information was used to compute the nine months ended December 31, 2013 operating results for Glori Energy Inc. and the nine months ended December 31, 2013 revenues and direct operating expenses for the Coke Field Acquisition shown in the first two columns in table above which conforms to the reporting period used by Infinity Corp. and in the pro forma combined financial statements.

175

	Glori Energy	Glori Energy	Glori Energy
	Inc. Year	Inc.	Inc. Nine
	Ended	Three Months	Months Ended
	December 31,	Ended March 31,	December 31,
	2013	2013	2013*
Revenues:
Oil revenues	$576	$107	$469
Service revenues	2,643	617	2,026
Total revenues	3,219	724	2,495

Operating expenses:
Oil operations	2,230	577	1,653
Service operations	2,281	571	1,710
Science and technology	1,682	367	1,315
Write-off of deferred offering costs	126	-	126
Impairment of oil and gas property	2,190		2,190
Selling, general and administrative	4,279	1,067	3,212
Depreciation, depletion and amortization	603	170	433
Total operating expenses	13,391	2,752	10,639

Loss from operations	(10,172)	(2,028)	(8,144)

Other income (expense):
Gain on change in fair value of warrant liabilities	592	-	592
Interest expense	(959)	(265)	(694)
Loss on disposal of property and equipment and other	(70)	(15)	(55)
Total other expense	(437)	(280)	(157)
Net loss before taxes on income	(10,609)	(2,308)	(8,301)

Taxes on income	-	-	-

Net loss	$(10,609)	$(2,308)	$(8,301)

*The Glori Energy Inc. nine months ended December 31, 2013 operating results were calculated by subtracting the three months operating results from the year ended December 31, 2013 operating results shown above.

	Coke Field		Coke Field
	Acquisition Year	Coke Field	Acquisition Nine
	Ended	Acquisition Three	Months Ended
	December 31,	Months Ended	December 31,
	2013	March 31, 2013	2013*

Revenues	$16,162	$3,584	$12,578
Direct operating expenses	8,568	1,556	7,012
Severance tax	753	167	586
Revenue in excess of direct operating expenses	$6,841	$1,861	$4,980

*The Coke Field Acquisition nine months ended December 31, 2013 operating results were calculated by subtracting the three months operating results from the year ended December 31, 2013 operating results shown above.

176

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF INFINITY CORP.

The following tables set forth information regarding the beneficial ownership of Infinity Corp.’s Ordinary Shares as of March 24, 2014, beneficial ownership of Glori as of December 31, 2013, and Infinity Acquisition’s Common Stock immediately following the Business Combination by:

•	each person (i) known to be the beneficial owner of more than 5% of Infinity Corp.’s outstanding Ordinary Shares as of March 24, 2014, (ii) known to be the beneficial owner of more than 5% of Glori’s outstanding common stock as of December 31, 2013, and (iii) expected to be beneficial owners of more than 5% of the outstanding Common Stock immediately following the Business Combination;

•	each of Infinity Corp.’s officers and directors;

•	each person anticipated to become an executive officer or director of Infinity Acquisition upon consummation of the Business Combination;

•	the current executive officers and directors of Infinity Corp. as a group; and

•	the post-Business Combination executive officers and directors of Infinity Acquisition as a group.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, Infinity Corp. believes, based on the information furnished to it, that the persons and entities named in the table below have sole voting and investment power with respect to all Infinity Corp. Ordinary Shares that they beneficially own, subject to applicable community property laws. All Ordinary Shares subject to options or warrants exercisable within 60 days of March 24, 2014 are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, percentage ownership of outstanding shares is based on 7,187,500 Ordinary Shares outstanding as of the date of this Offer to Purchase and assumes that (i) no Infinity Corp. Warrants are exercised (including the Insider Warrants and any warrants issuable upon conversion of the Notes) and (ii) none of the Public Shares held by the public shareholders are validly tendered pursuant to the Offer.

177

Title of Class:  Ordinary Shares of Infinity Corp.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Ordinary shares
Infinity-CSVC Partners, Ltd. (1)(2)(3)	575,000	8.00%
Amir Gal-Or, Co-Chief Executive Officer, Co-President and Co-Chairman (1)(2)(3)(4)	79,061	1.10%
Avishai Silvershatz, Co-Chief Executive Officer, Co-President and Co-Chairman (1)(2)(3)(4)	79,061	1.10%
Thomas O. Hicks (5)	575,000	8.00%
HH Energy Group, LP (5)	575,000	8.00%
Mark Chess (1)(4)	71,875	1.00%
Mark B. Segall (1)	7,503	*
JFI Fixed, LLC (6)	400,000	5.57%
Jacobson Family Investments, Inc. (6)	400,000	5.57%
Mitchell Jacobson (6)	400,000	5.57%
Marjorie Gershwind (6)	400,000	5.57%
Davidson Kempner Partners (7) (10)	63,862	0.89%
Davidson Kempner Institutional Partners, L.P. (8) (10)	149,554	2.08%
Davidson Kempner International, Ltd. (9) (10)	156,584	2.18%
Davidson Kempner Capital Management LLC (10)	370,000	5.15%
Thomas L. Kempner, Jr. (10)	370,000	5.15%
Stephen M. Dowicz (10)	370,000	5.15%
Woodland Partners (11)	250,000	3.48%
Brookwood Partners, L.P. (11)	100,000	1.39%
Barry Rubenstein (11)	590,800	8.22%
Marilyn Rubenstein (11)	590,800	8.22%
Polar Securities Inc. (12)	552,341	7.68%

All current directors and executive officers as a group (5 individuals)	1,362,500	18.95%

178

*	Less than 1%

(1)	The business address of each of the individuals is located at c/o Infinity-C.S.V.C. Management Ltd., 3 Azrieli Center (Triangle Tower), 42 nd Floor, Tel Aviv, Israel, 67023.

(2)	Infinity-CSVC Partners, Ltd. is the general partner of Infinity I-China Fund (Cayman), L.P., Infinity I-China Fund (Israel), L.P., Infinity I-China Fund (Israel 2), L.P. and Infinity I-China Fund (Israel 3), L.P. The board of managers of Infinity-CSVC Partners, Ltd. makes investment decisions on behalf of the limited partners of the Infinity Funds. No limited partner holds an interest in the Infinity Funds that could be deemed a 5% owner of us. Additionally, Infinity-CSVC Partners, Ltd. holds voting and dispositive power over the ordinary shares owned by the Infinity Funds. The board of managers is comprised of five individuals, including Amir Gal-Or, Avishai Silvershatz, Avi Fischer, Lin Xianghong and Fei Jianjiang. As a result, we have determined no single member of this board holds voting and dispositive power over our ordinary shares.

(3)	The shareholders of Infinity-CSVC Partners, Ltd., the general partner of each of the Infinity Funds, are Amir Gal-Or, Avishai Silvershatz, Clal Industries and Investments Ltd. and Hua Yuan International Limited.

(4)	Amounts include ordinary shares directly owned by each of these directors and officers as a result of transfers made by the Sponsors to such officers and directors as of May 3, 2011 and their permitted transferees.

(5)	Mr. Hicks is the sole member and manager of HEP-INXB LLC, the sole general partner of HH Energy Group, LP, and may be considered to have beneficial ownership of the securities owned by such entity. Mr. Hicks disclaims beneficial ownership of any Ordinary Shares in which he does not have a pecuniary interest. Their business address is 100 Crescent Court, Suite 1200, Dallas, Texas 75201.

(6)	Jacobson Family Investments, Inc. and JFI Fixed, LLC may each be deemed to have the sole power to direct the voting and disposition of the ordinary shares. Mitchell Jacobson and Marjorie Gershwind may be deemed to share the power to direct the voting and disposition of the 400,000 ordinary shares that may be deemed to be owned beneficially by each of Jacobson Family Investments, Inc. and JFI Fixed, LLC. The address of the principal office of each of JFI Fixed, LLC, Jacobson Family Investments, Inc., Mitchell Jacobson and Marjorie Gershwind is 152 West 57th Street, 56th Floor, New York, New York, 10019.

(7)	MHD Management Co., a New York limited partnership (“MHD”), is the general partner of Davidson Kempner Partners, a New York limited partnership (“DKP”) and MHD Management Co. GP, L.L.C., a Delaware limited liability company is the general partner of MHD. DKCM (as defined below) is responsible for the voting and investment decisions of DKP. The business address for DKP is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

(8)	Davidson Kempner Advisers Inc., a New York corporation, is the general partner of Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership (“DKIP”). DKCM is responsible for the voting and investment decisions of DKIP. The business address for DKIP is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

(9)	Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company, is the investment manager of Davidson Kempner International, Ltd., a British Virgin Islands corporation (“DKIL”). DKCM is responsible for the voting and investment decisions of DKIL. The business address for DKIL is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

(10)	Davidson Kempner Capital Management LLC, a New York limited liability company and a registered investment adviser with the U.S. Securities and Exchange Commission, acts as investment manager to each of DKP, DKIP and DKIL (“DKCM”) either directly or by virtue a sub-advisory agreement with the investment manager of the relevant fund. The managing members of DKCM are Messrs. Thomas L. Kempner, Jr., Stephen M. Dowicz, Scott E. Davidson, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman, Conor Bastable, Shulamit Leviant and Morgan Blackwell; and Messrs. Thomas L. Kempner, Jr. and Stephen M. Dowicz, through DKCM, are responsible for the voting and investment decisions relating to the securities held by DKP, DKIP and DKIL reported herein. The business address for such reporting persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

(11)	Barry Rubenstein and Marilyn Rubenstein are general partners of Woodland Partners and Brookwood Partners, L.P. Barry Rubenstein is the husband of Marilyn Rubenstein. Barry Rubenstein and Marilyn Rubenstein have shared power to vote or to direct the vote of (i) the 200,000 ordinary shares held between them in a joint account, (ii) the 250,000 ordinary shares held by Woodland Partners and (iii) the 100,000 ordinary shares held by Brookwood Partners, L.P. Marilyn Rubenstein has sole power to vote or to direct the vote of the 40,800 shares held solely by her and Barry Rubenstein has shared power to vote or direct the vote of such shares. Both Barry and Marilyn Rubenstein disclaim beneficial ownership of these securities except to the extent of their equity interest therein. The business address for each of Barry and Marilyn Rubenstein, Woodland Partners and Brookwood Partners, L.P. is 68 Wheatley Road, Brookville, New York 11545.

179

(12)	Based on information contained in a Schedule 13G/A filed by the following persons on February 14, 2014, Polar Securities Inc. and North Pole Capital Master Fund share voting and dispositive power with respect to these shares. Paul Sabourin serves as the Chief Investment Officer of each of Polar Securities and North Pole, and their address is 401 Bay Street, Suite 1900, P.O. Box 19, Toronto, Ontario M5H 2Y4, Canada.

Title of Class: Common Stock of Glori

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Ordinary shares
GTI Glori Fund I L.P. (1)	11,295,443	15.4%
Energy Technology Ventures (2)	6,486,221	8.8%
Gentry-Glori Energy Investment LLC and affiliates (3)	4,465,464	6.0%
Texas ACP II, L.P. and affiliate (4)	7,118,660	9.5%
KPCB Holdings, Inc. as nominee	9,748,347	13.5%
Oxford Bioscience Partners V L.P. and affiliate (5)	15,211,661	20.6%
RAWOZ Technology Company Ltd. (6)	15,186,156	20.4%
Malaysian Life Sciences Capital Fund Ltd. (7)	11,156,650	15.1%
All current directors and executive officers as a group (15 individuals) (1) (3) (4) (5) (6) (7) (8)	54,435,027	52.4%

1)	GTI Glori Oil Fund I L.P. owns 10,179,298 of the referenced shares. GTI Ventures LLC, which owns 1,116,495 of the referenced shares is the general partner of GTI Co-Investment L.P., which is the general partner of GTI Glori Oil Fund I L.P. GTI Holdings LLC is owned by Michael Schulhof and Jonathan Schulhof, who exercise voting and investment control over the referenced shares, and GTI Holdings LLC is the managing member of GTI Ventures LLC. All such entities, Michael Schulhof and Jonathan Schulhof, directors of Glori, disclaim beneficial ownership of such shares except to the extent of their pecuniary interests in such shares. The business address of GTI Glori Oil Fund I L.P. and GTI Ventures LLC is located at 540 Madison Avenue, 28 th Floor, New York, NY, 10022. Beneficial ownership includes 1,061,701 common share equivalents available from the exercise of warrants.

2)	Energy Technology Ventures, LLC ("ETV") is a joint venture among General Electric Company, ConocoPhillips Company and NRG Cleantech Investments LLC (an affiliate of NRG Energy, Inc.) focused on the development of next-generation energy technologies through investments and strategic collaborations. The members of ETV share voting control over investments, dispositions and other material matters regarding the joint venture. The business address of Energy Technology Ventures, LLC is located at c/o GE Capital Equity, 201 Merritt 7, Norwalk, CT, 06851. Beneficial ownership includes 1,322,757 common share equivalents available from the exercise of warrants

3)	Gentry-Glori Energy Investment LLC owns 2,657,395 of the referenced shares. Gentry-Glori Energy Investment II LLC owns 722,563 of the referenced shares, Gentry-Glori Energy Investment III LLC (collectively, “Gentry”) owns 305,627 of the referenced shares and Gentry Technology Fund I, LLC owns 779,879 of the referenced shares. Larry Aschebrook is the founder and Chief Executive Officer of Gentry Financial Holding Group LLC, which wholly-owns Gentry Venture Management LLC. Gentry Venture Management LLC is the manager for Gentry and Larry Aschebrook is the manager of Gentry Venture Management LLC. Larry Aschebrook, a director of Glori, disclaims beneficial ownership of such shares except to the extent of his pecuniary interests in such shares. The business address of Gentry is located at 205 N. Michigan Ave., Suite 3770, Chicago, IL, 60601. Beneficial ownership includes 1,938,476 common share equivalents available from the exercise of warrants.

4)	Texas ACP Venture Partners I, LLC owns 3,700,126 of the referenced shares. Texas ACP II, L.P. owns 2,354,363 of the referenced shares and Texas ACP I, L.P. (collectively, “Texas ACP”) owns 1,064,171 of the referenced shares. Damon Rawie is an officer of each the general partners for Texas ACP II, L.P., and Texas ACP I, L.P. and is the Vice President of Texas ACP Venture Partners I, LLC. Damon Rawie, a director of Glori, disclaims beneficial ownership of such shares except to the extent of his pecuniary interests in such shares. The business address of Texas ACP and Advantage Capital Partners is located at 5000 Plaza on the Lake, Suite 195, Austin, TX, 78746. Beneficial ownership includes 3,127,288 common share equivalents available from the exercise of warrants.

5)	OBP Management V L.P. is the general partner of Oxford Bioscience Partners V L.P. (“Oxford”) and mRNA Fund V L.P. (“mRNA”). Oxford Bioscience Partners V L.P. owns 14,876,414 of the referenced shares and mRNA Fund V L.P. owns 335,247 of the referenced shares. Matthew Gibbs is a general partner of OBP Management V L.P. All such entities, Mr. Gibbs, a director of Glori, disclaims beneficial ownership of such shares except to the extent of their pecuniary interests in such shares. The business address of Oxford and mRNA is located at 222 Berkeley St., Suite 1650, Boston, MA, 02116. Beneficial ownership includes 1,949,996 common share equivalents available from the exercise of warrants.

180

6)	The business address of Rawoz Technology Company Ltd. is located at c/o H&J Corporate Service, Ocean Centre, Montagu Foreshore, East Bay Street, P.O. Box SS 19084, Nassau, Bahamas. Beneficial ownership includes 1,949,998 common share equivalents available from the exercise of warrants.

7)	Malaysian Life Sciences Capital Fund Ltd. owns the shares. Malaysian Life Sciences Capital Fund Management Company Ltd. is the manager of Malaysian Life Sciences Capital Fund Ltd. The following individuals comprise an investment committee of Malaysian Life Sciences Capital Fund Ltd.: Steven Burrill, Dr. Roger Wyse, Dr. John Hamer, Dr. Ganesh Kishore, Norhalim Yunus, Mariamah Daud and Rashidan Shah Abdul Rahim. The members of the investment committee exercise shared voting and dispositive control over the shares held by Malaysian Life Sciences Capital Fund Ltd. Mr. Kishore, a director of Glori, is also the chief executive officer of Malaysian Life Sciences Capital Fund Ltd. Each member of the investment committee disclaims beneficial ownership of the shares owned by Malaysian Life Sciences Capital Fund Ltd. except to the extent of the member’s pecuniary interest. The business address of Malaysian Life Sciences Capital Fund Ltd. is located at c/o Burrill & Company, One Embarcadero Center, Suite 2700, San Francisco, CA, 94111. Beneficial ownership includes 1,559,998 common share equivalents available from the exercise of warrants.

8)	Includes 15,749,891 common share equivalents available from the exercise of warrants and common share options.

Beneficial Ownership Immediately Following the Business Combination

Subject to the paragraph above, percentage ownership of outstanding shares is based on 31,934,557 shares of Common Stock to be outstanding upon consummation of the Business Combination as of April 15, 2014. In addition, the table below assumes: (i) that no   Ordinary Shares are validly tendered pursuant to the Offer; (ii) the issuance of 5,750,000 shares of Common Stock to Infinity Corp. shareholders in connection with the Redomestication; (iii) the issuance of 23,584,557 shares of Common Stock as merger consideration to Glori stockholders and warrantholders in connection with the Transaction Merger; (iv) that no warrants or options are exercised or converted into Common Stock, (v) that the 1,437,500 Founder Shares will be converted into 1,437,500 shares of Common Stock, subject to certain restrictions on transfer, (vi) that the 500,000 UPOs owned by the underwriters or their designees will be converted into 100,000 shares of Common Stock, subject to certain restrictions on transfer, and (vii) that 1,062,500 shares of Common Stock are purchased through the PIPE Investment.

Title of Class:  Common Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Ordinary shares
Thomas O. Hicks (3)	762,500	2.4%
HH Energy Group, LP (3)	762,500	2.4%
Mark Chess (1)(2)	71,875	*
Rawoz Technology Company Ltd. (4)	4,186,553	13.1%
Oxford Bioscience Partners V L.P. (5)	4,196,300	13.1%
Malaysian Life Sciences Capital Fund Ltd. (6)	3,104,588	9.7%
GTI Glori Oil Fund I LP. (7)	2,823,611	8.8%
KPCB Holdings Inc. as nominee (8)	2,491,113	7.8%
Texas ACP Venture Partners I, LLC (9)	2,381,697	7.5%
Gentry-Glori Energy Investment LLC and affiliates (12)	1,502,712	4.7%
Energy Technology Ventures, LLC (10)	1,890,181	5.9%
Stuart M. Page (11)	91,455	*
John Clarke (11)	1,724	*
Mark Puckett (11)	1,724	*
Victor M. Perez (11)	100	*
Dr. Michael Pavia (11)	100	*
William M. Bierhaus II (11)	100	*
Kenneth E. Nimitz (11)	100	*
Thomas Holland (11)	100	*
Matthew Gibbs (11)(5)	4,196,300	13.1%
Dr. Ganesh Kishore (11)(6)	3,104,588	9.7%
Jonathan Schulhof (11)(7)	2,823,611	8.8%
Michael Schulhof (11)(7)	2,823,611	8.8%
Larry Aschebrook (11)(12)	1,502,712	4.7%
Damon L. Rawie (11)(9)	2,381,611	7.5%
All post-Business Combination directors and executive officers as a group (16 individuals)	17,762,211	55.6%

181

*	Less than 1%

(1)	Mr. Chess’ business address is located at c/o Infinity-C.S.V.C. Management Ltd., 3 Azrieli Center (Triangle Tower), 42nd Floor, Tel Aviv, Israel, 67023.

(2)	Amount includes shares directly owned as a result of transfers made by Infinity’s sponsors to Mr. Chess.

(3)	Mr. Hicks is the sole member and manager of HEP-INXB LLC, the sole general partner of HH Energy Group, LP, and may be considered to have beneficial ownership of the securities owned by such entity. Mr. Hicks disclaims beneficial ownership of any shares of Common Stock in which he does not have a pecuniary interest. Their business address is 100 Crescent Court, Suite 1200, Dallas, Texas 75201.

(4)	The business address of Rawoz Technology Company LTD. Is located at c/o H&J Corporate Service, Ocean Centre, Montagu Foreshore, East Bay Street, P.O. Box SS 19084, Nassau, Bahamas.

(5)	OBP Management V L.P. is the general partner of Oxford Bioscience Partners V L.P. (“Oxford”) and mRNA Fund V L.P. (“mRNA”). Oxford Bioscience Partners V L.P. owns 4,103,819 of the referenced shares and mRNA Fund V L.P. owns 92,481 of the referenced shares. Matthew Gibbs is a general partner of OBP Management V L.P. All such entities, Mr. Gibbs disclaims beneficial ownership of such shares except to the extent of their pecuniary interests in such shares. The business address of Oxford and mRNA is located at 222 Berkeley St., Suite 1650, Boston, MA, 02116.

(6)	Malaysian Life Sciences Capital Fund Ltd. owns the shares. Malaysian Life Sciences Capital Fund Management Company Ltd. is the manager of Malaysian Life Sciences Capital Fund Ltd. The following individuals comprise an investment committee of Malaysian Life Sciences Capital Fund Ltd.: Steven Burrill, Dr. Roger Wyse, Dr. John Hamer, Dr. Ganesh Kishore, Norhalim Yunus, Mariamah Daud and Rashidan Shah Abdul Rahim. The members of the investment committee exercise shared voting and dispositive control over the shares held by Malaysian Life Sciences Capital Fund Ltd. Mr. Kishore is also the chief executive officer of Malaysian Life Sciences Capital Fund Ltd. Each member of the investment committee disclaims beneficial ownership of the shares owned by Malaysian Life Sciences Capital Fund Ltd. except to the extent of the member’s pecuniary interest. The business address of Malaysian Life Sciences Capital Fund Ltd. Is located at c/o Burrill & Company, One Embarcadero Center, Suite 2700, San Francisco, CA, 94111.

(7)	GTI Glori Oil Fund I L.P. owns 2,448,581 of the referenced shares. GTI Ventures LLC, which owns 375,030 of the referenced shares is the general partner of GTI Co-Investment L.P., which is the general partner of GTI Glori Oil Fund I L.P. GTI Holdings LLC is owned by Michael Schulhof and Jonathan Schulhof, who exercise voting and investment control over the referenced shares, and GTI Holdings LLC is the managing member of GTI Ventures LLC. All such entities, Michael Schulhof and Jonathan Schulhof disclaim beneficial ownership of such shares except to the extent of their pecuniary interests in such shares. The business address of GTI Glori Oil Fund I L.P. and GTI Ventures LLC is located at 540 Madison Avenue, 28 th Floor, New York, NY, 10022.

(8)	Kleiner Perkins Caufield & Byers XII, LLC owns 2,546,625 of the referenced shares and KPCB XII Founders Fund, LLC owns 40,445 of the referenced shares. The managing member of Kleiner Perkins Caufield & Byers XII, LLC and KPCB XII Founders Fund, LLC is KPCB XII Associates, LLC, which is affiliated with Kleiner Perkins Caufield & Byers, a venture capital firm. These 2,587,070 shares are held for convenience in the name of “KPCB Holdings, Inc.”. The business address of KPCB Holdings, Inc. is located at 2750 Sand Hill Road, Menlo Park, CA, 94025.

182

(9)	1,238,142 shares will be distributed to Texas ACP Venture Partners I, LLC, 790,134 shares will be distributed to Texas ACP II, L.P., and 353,421 shares will be distributed to Texas ACP I, L.P. (collectively, “Texas ACP”). Damon Rawie is an officer of each the general partners for Texas ACP II, L.P., and Texas ACP I, L.P. and is the Vice President of Texas ACP Venture Partners I, LLC. Damon Rawie disclaims beneficial ownership of such shares except to the extent of his pecuniary interests in such shares. The business address of Texas ACP and Advantage Capital Partners is located at 5000 Plaza on the Lake, Suite 195, Austin, TX, 78746.

(10)	Energy Technology Ventures, LLC ("ETV") is a joint venture among General Electric Company, ConocoPhillips Company and NRG Cleantech Investments LLC (an affiliate of NRG Energy, Inc.) focused on the development of next-generation energy technologies through investments and strategic collaborations. The members of ETV share voting control over investments, dispositions and other material matters regarding the joint venture. The business address of Energy Technology Ventures, LLC is located at c/o GE Capital Equity, 201 Merritt 7, Norwalk, CT, 06851.

(11)	The business address of each of the individuals is located at c/o Glori Energy, Inc., 4315 South Drive, Houston, Texas, 77053.

(12)	910,312 shares will be distributed to Gentry-Glori Energy Investment LLC, 238,915 shares will be distributed to Gentry-Glori Energy Investment II LLC, 101,052 shares will be distributed to Gentry-Glori Energy Investment III LLC and 252,433 shares will be distributed to Gentry Technology Fund I, LLC. (collectively, “Gentry”). Larry Aschebrook is the founder and Chief Executive Officer of Gentry Financial Holding Group LLC, which wholly-owns Gentry Venture Management LLC. Gentry Venture Management LLC is the manager for Gentry and Larry Aschebrook is the manager of Gentry Venture Management LLC. Larry Aschebrook disclaims beneficial ownership of such shares except to the extent of his pecuniary interests in such shares. The business address of Gentry is located at 205 N. Michigan Ave., Suite 3770, Chicago, IL, 60601.

Transfers of Founder Shares and Sponsors Warrants

The Founder Shares, Insider Warrants, repurchased public warrants and any ordinary shares and warrants purchased in the offering or issued upon exercise of the Insider Warrants or repurchased public warrants are each subject to transfer restrictions pursuant to lockup provisions in the letter agreements entered into between Infinity Corp., each of our Sponsors, initial shareholders and the representative of our underwriters. Those lock-up provisions provide that such securities are not transferable or salable (i) in the case of the Founder Shares, until the earlier of (1) one year after the completion of Infinity Corp.’s initial business combination and (2) the date on which Infinity Corp. consummates a liquidation, merger, share exchange or other similar transaction after its initial business combination that results in all of its shareholders having the right to exchange their ordinary shares for cash, securities or other property, and (ii) in the case of the Insider Warrants, repurchased warrants and the ordinary shares underlying such warrants, until after the completion of Infinity Corp.’s initial business combination, except in the case of both (i) and (ii) (a) to its officers or directors, any affiliates or family members of any of its officers or directors, any of the Sponsors, or any affiliates of its Sponsors, including any members of management of any of the Sponsors, (b) by gift to a member of one of the members of the Sponsor’s immediate family or to a trust, the beneficiary of which is a member of one of the members of our Sponsor’s immediate family, an affiliate of our Sponsors or to a charitable organization; (c) by virtue of laws of descent and distribution upon death of one of the members of our Sponsors; (d) pursuant to a qualified domestic relations order; (e) by virtue of the laws of the jurisdiction of organization of our Sponsors upon dissolution of one of our Sponsors; (f) in the event of Infinity Corp.’s liquidation prior to its completion of an initial business combination; or (g) in the event of the consummation of a liquidation, merger, share exchange or other similar transaction which results in all of Infinity Corp.’s shareholders having the right to exchange their ordinary shares for cash, securities or other property subsequent to our consummation of our initial business combination; provided, however, in the case of each of clauses (a) through (e), that these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions. Notwithstanding the foregoing, in the event the sales price of Infinity Corp.’s shares reaches or exceeds $9.60 for any 20 trading days within any 30-trading day period during such one year period, 50% of the Founder Shares shall be released from the lock-up and, if Infinity Corp.’s share price reaches or exceeds $12.00 for any 20 trading days within any 30-trading day period during such one year period, the remaining 50% of the Founder Shares shall be released from the lock-up.

Registration Rights

In connection with the Transaction Merger, Infinity Acquisition will enter into a Registration Rights Agreement with the former Glori shareholders and warrantholders that provides for the registration of the Common Stock received as merger consideration. The former Glori shareholders and warrantholders will be entitled to make up to three demands for registration of their shares, excluding short form registration demands, that Infinity Acquisition register such securities for sale under the Securities Act. In addition, the former Glori shareholders and warrantholders will have “piggy-back” registration rights to include their securities in other registration statements filed by Infinity Acquisition.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Transactions of Infinity Corp.

On July 25, 2012, simultaneously with the closing of the initial public offering, Infinity Corp. consummated the private sale of 4,400,000 Insider Warrants at a price of $0.50 per warrant, for an aggregate purchase price of $2,200,000. On July 27, 2012, simultaneously with the sale of the over-allotment units, Infinity Corp. consummated the private sale of an additional 420,000 Insider Warrants at a price of $0.50 per warrant, for an aggregate purchase price of $210,000. The Insider Warrants, which were purchased by the Infinity Funds ($2,190,909 in the aggregate) and EBC ($219,091 in the aggregate), the representative of the underwriters of the offering, are identical to the Infinity Corp. Warrants included in the units sold in the offering except that the Insider Warrants are exercisable for cash or on a cashless basis, at the option of the holder, and are not redeemable by Infinity Corp. so long as they are still held by the initial purchasers or their permitted transferees. Additionally, the period during which the EBC Warrants are exercisable may not be extended beyond July 19, 2017. The purchasers have agreed that the Insider Warrants will not be sold or transferred by them (except to certain permitted transferees) until after Infinity Corp. has completed an initial business combination.

In April 2011, Infinity Corp. issued an aggregate of 1,150,000 Founder Shares to the Initial Shareholders for an aggregate purchase price of $25,000 in cash, or approximately $0.022 per share. As of May 3, 2011, the Initial Shareholders sold, at approximately $0.022 per share, an aggregate of 230,000 of such Founder Shares to certain of Infinity Corp.’s officers and directors. In February 2012, each of Limei Zhao and Kersten Hui (two of Infinity Corp.’s executive officers) sold, at cost, 3,001 Founder Shares (for an aggregate of 6,002 Founder Shares) to Mark B. Segall, an. independent director. On May 24, 2012, Infinity Corp. effectuated a 1.25-for-1 forward split of Infinity Corp. outstanding Ordinary Shares, leaving Infinity Corp. Sponsors and the Initial Shareholders with 1,437,500 Founder Shares. In January 2014, the Infinity Funds sold 575,000 Founder Shares to HH Energy Group, LP, an affiliate of a new director.

Infinity Corp.’s officers and directors have agreed, pursuant to a written agreement with Infinity Corp., that until the earliest of its initial business combination, liquidation or such time as he ceases to be an officer or director, to present to Infinity Corp. for consideration, prior to presentation to any other entity, any business opportunity, where the total consideration to be paid (either in ordinary shares, cash or otherwise) is expected to be at least $32,000,000 or more, subject to any pre-existing fiduciary or contractual obligations he might have. If any of Infinity Corp.'s officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he has pre-existing fiduciary or contractual obligations, he may be required to present such business combination opportunity to such entity prior to presenting such business combination opportunity to Infinity Corp.

Infinity-C.S.V.C. Management Ltd., an affiliate of the Infinity Funds, has agreed to, from the date that its securities were first listed on Nasdaq through the earlier of the consummation of its initial business combination and liquidation, make available to Infinity Corp office space and certain office and secretarial services, as it may require from time to time. Infinity Corp. has agreed to pay until the consummation of its business combination, an aggregate of $10,000 per month to the Infinity Funds or their affiliates for these services. However, this arrangement is solely for Infinity Corp.'s benefit and is not intended to provide the Infinity Funds with compensation in lieu of salary. Infinity Corp. believes, based on rents and fees for similar services in the Tel Aviv, Israel area, that the fee charged by Infinity-C.S.V.C. Management Ltd. is at least as favorable as Infinity Corp. could have obtained from an unaffiliated person.

Other than the $10,000 per-month administrative fee which will be paid to Infinity-C.S.V.C. Management Ltd. for the reimbursement of any out-of-pocket expenses incurred in connection with activities on Infinity Corp.’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations and up to an aggregate maximum of $400,000 as determined by Infinity Corp. board, no compensation will be paid to the Sponsors, officers or directors, or to any of their respective affiliates, prior to or in connection with its initial business combination (regardless of the type of transaction). Infinity Corp.’s independent directors will review on a quarterly basis all payments that were made to the Sponsors, officers, directors. or their affiliates and will be responsible for reviewing and approving all related party transactions as defined under Item 404 of Regulation S-K, after reviewing each such transaction for potential conflicts of interests and other improprieties.

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In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsors, affiliates of the Sponsors or certain of Infinity Corp.'s officers and directors may, but are not obligated to, loan Infinity Corp. funds as may be required. If Infinity Corp. consummates an initial business combination, Infinity Corp. would repay such loaned amounts. In the event that the initial business combination does not close, Infinity Corp. may use a portion of the offering proceeds held outside the trust account to repay such loaned amounts but no proceeds from Infinity Corp. trust account would be used for such repayment, other than the interest on such proceeds that may be released to us for working capital purposes. Up to $500,000 of such loans may be convertible into warrants of the post business combination entity at a price of $0.50 per warrant at the option of the lender. The warrants would be identical to the Insider Warrants. As of the date of this Offer to Purchase, the Sponsors or their affiliates have loaned Infinity Corp. $500,000, which loans are convertible into warrants of Infinity Acquisition at a price of $0.50 per warrant at the option of the lenders.

The Infinity Funds have committed to purchase at $0.60 per public warrant the balance of the outstanding public warrants in a tender offer that will commence after Infinity Corp. announcement of a business combination and filing of proxy or tender offer materials related to such business combination. If Infinity Corp. is unable to consummate a business combination within the allotted time, Continental Stock Transfer & Trust Company will use the funds held in a segregated escrow account, initially in the amount of $3,450,000, in order to distribute $0.60 per public warrant to the holders of such warrants, excluding public warrants held by the Sponsors, and thereafter, all such public warrants and repurchased public warrants will expire.

In the event that Infinity Corp. is unable to close a business combination within the allotted time, the escrow agent will be authorized to transfer $0.60 per public warrant, to holders of public warrants other than the Sponsors, as promptly as reasonably possible but no more than five business days thereafter and all such public warrants and repurchased public warrants will expire worthless.

On January 7, 2014, Infinity Corp. and Infinity Acquisition entered into a share purchase agreement with the Sponsors and other investors pursuant to which the Sponsors and the other investors collectively (i) agreed to purchase the Minimum Commitment necessary to ensure that Infinity Corp. meets the $25.0 million minimum balance requirement set forth in the Merger Agreement, assuming that at least $8.0 million in cash remains in the Trust Account following the consummation of the Offer, and (ii) were granted an option to purchase an additional $8.0 million of shares of Common Stock (above and beyond the Minimum Commitment) to increase their total investment to a maximum of $25.0 million, such additional investment to be used to provide additional working capital to Infinity Acquisition. The purchase price for the shares to be issued in the PIPE Investment is $8.00 per share. The PIPE Investment will be consummated simultaneously with the closing of the Business Combination. Infinity Acquisition and the investors in the PIPE Investment will also enter into a registration rights agreement that provides for the registration of the Common Stock purchased in the PIPE Investment.

On January 8, 2014, Infinity Corp. borrowed, pursuant to certain non-interest bearing unsecured convertible promissory notes (the “Notes”), an aggregate of $500,000 from Infinity-C.S.V.C. Management Ltd., an affiliate of the Infinity Funds ($250,000) and HH Energy Group, LP, one of the Sponsors ($250,000), for the payment of various expenses in connection with the Business Combination and Offer. The Notes are due upon consummation of the Business Combination. The Notes may, at the option of each holder, be converted into warrants of the post-business transaction entity, at a price of $0.50 per warrant, that have identical terms to the Insider Warrants, as set forth in Infinity Corp.’s IPO prospectus. Accordingly, if the Notes are converted by the holders in full, the holders would be issued an aggregate of 1,000,000 warrants of Infinity Acquisition upon consummation of the Business Combination, which warrants would be subject to the terms set forth in the Warrant Amendment. The holders of the Notes have waived all claims against Infinity Corp.’s Trust Account. The holders of the Notes have certain registration rights as described therein. If the Business Combination is not consummated, the Notes will not be repaid from funds in the Trust Account.

Certain Transactions of Glori

Since January 1, 2008, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which Glori was or is a party in which the amount involved exceeded or exceeds $120,000 and in which any of Glori’s directors, executive officers, holders of more than 5% of any class of Glori voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described under “Management” and “Executive Compensation” and the transactions described below.

Preferred Stock Issuances

Issuance of Series A Preferred Stock

Between November 2006 and September 2008, Glori sold an aggregate of 47,554,100 shares of series A preferred stock at a price of $0.2208 per share for gross proceeds of approximately $10.5 million. On October 15, 2009, Glori effected a 100 to 1 reverse stock split on its series A preferred stock. The table below sets forth the number of shares of series A preferred stock sold to Glori’s directors, executive officers and 5% stockholders and their affiliates, after giving effect to such reverse stock split, and the number of shares of and value of Common Stock anticipated to be received by such persons following the Closing in exchange for their shares, dividends and warrants relating to the series A preferred stock.

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Investor	Number of shares of Series A preferred stock	Aggregate purchase price	Anticipated number of shares of Common Stock to be received at Closing (2)	Anticipated value of Common Stock to be received at Closing (3)
GTI Glori Oil Fund I L.P. (1)	271,738	$6,000,000	1,837,543	$14,700,344
KPCB Holdings, Inc.	181,159	4,000,000	1,109,874	$8,878,993

Investor	Number of shares of Series A preferred stock	Aggregate purchase price
GTI Glori Oil Fund I L.P. (1)	271,738	$6,000,000
KPCB Holdings, Inc.	181,159	4,000,000

(1)	269,474 shares of series A preferred stock were sold to GTI Glori Oil Fund I L.P. 2,264 shares of series A preferred stock were sold to GTI Ventures LLC, which is the general partner of GTI Co-Investment L.P., which is the general partner of GTI Glori Oil Fund I L.P. Michael Schulhof, one of Glori’s directors, is a managing director of GTI Capital Group, and Jonathan Schulhof, chairman of Glori’s board, is a managing partner of GTI Capital Group. GTI Capital Group is managed by GTI Holdings LLC and three other partners. GTI Holdings LLC is owned by Michael Schulhof and Jonathan Schulhof and GTI Holdings LLC is the managing member of GTI Ventures LLC.

(2)	Closing assumed to occur on April 15, 2014. Common Stock to be received includes all preferred stock received as dividends, on an as-converted basis.

(3)	Calculated value assumes (A) Closing will occur on April 15, 2014, and (B) a price for the Common Stock at closing of $8.00 per share.

Issuance of Series B Preferred Stock

Between October 2009 and May 2011, Glori sold an aggregate of 2,901,052 shares of series B preferred stock at a price of $5.5216 per share for gross proceeds of approximately $16.0 million. The table below sets forth the number of shares of series B preferred stock sold to Glori’s directors, executive officers and 5% stockholders and their affiliates, and the number of shares of and value of Common Stock anticipated to be received by such persons following the Closing in exchange for their shares and dividends relating to the series B preferred stock.

Investor	Number of shares of Series B preferred stock	Aggregate purchase price	Anticipated number of shares of Common Stock to be received at Closing (4)	Anticipated value of Common Stock to be received at Closing (5)
GTI Glori Oil Fund I L.P. (1)	182,277	$1,006,473	630,335	$5,042,678
KPCB Holdings, Inc.	363,553	2,007,397	1,257,098	$10,056,786
Oxford Bioscience Partners V L.P. (2)	770,539	4,254,621	2,664,168	$21,313,345
Rawoz Technology Company Ltd.	769,703	4,250,000	2,661,188	$21,289,504
Malaysian Life Sciences Capital Fund Ltd. (3)	543,320	3,000,000	1,878,486	$15,027,889
Energy Technology Ventures, LLC	271,660	1,499,997	851,246	$6,809,966

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(1)	180,759 shares of series B preferred stock were sold to GTI Glori Oil Fund I L.P. 1,518 shares of series B preferred stock were sold to GTI Ventures LLC, which is the general partner of GTI Co-Investment L.P., which is the general partner of GTI Glori Oil Fund I L.P. Michael Schulhof, one of Glori’s directors, is a managing director of GTI Capital Group, and Jonathan Schulhof, chairman of Glori’s board, is a managing partner of GTI Capital Group. GTI Capital Group is managed by GTI Holdings LLC and three other partners. GTI Holdings LLC is owned by Michael Schulhof and Jonathan Schulhof and GTI Holdings LLC is the managing member of GTI Ventures LLC.

(2)	753,557 and 16,982 shares of series B preferred stock were sold to Oxford Bioscience Partners V L.P. and mRNA Fund V L.P., respectively. Matthew Gibbs is one of Glori’s directors and is the general partner of OBP Management V L.P., which is the general partner of Oxford Bioscience Partners V L.P. and mRNA Fund V L.P.

(3)	Ganesh Kishore is one of Glori’s directors and is the chief executive officer of Malaysian Life Sciences Capital Fund Ltd.

(4)	Closing assumed to occur on April 15, 2014. Common Stock to be received includes all preferred stock received as dividends, on an as-converted basis.

(5)	Calculated value assumes (A) Closing will occur on April 15, 2014, and (B) a price for the Common Stock at closing of $8.00 per share.

Issuance of Series C Preferred Stock

Between December 2011 and January 2012, Glori sold an aggregate of 7,296,607 shares of series C preferred stock at a price of $2.741 per share for gross proceeds of approximately $20 million. The table below sets forth the number of shares of series C preferred stock sold to Glori’s directors, executive officers and 5% stockholders and their affiliates, and the number of shares of and value of Common Stock anticipated to be received by such persons following the Closing in exchange for their shares, dividends and warrants relating to the series C preferred stock. As a result of the amendment of Glori’s certificate of incorporation in connection with the issuance of Glori’s series C-2 preferred stock, Glori’s series C preferred stock is entitled to a conversion ratio of approximately 2 to 1.

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Investor	Number of shares of Series C preferred stock	Aggregate purchase price	Anticipated number of shares of Common Stock to be received at Closing (6)	Anticipated value of Common Stock to be received at Closing (7)
GTI Ventures LLC (1)	36,483	$100,000	26,636	$213,089
KPCB Holdings, Inc.	182,415	$500,000	112,991	$903,290
Oxford Bioscience Partners V L.P. (2)	1,459,321	$3,999,999	1,065,457	$8,523,656
Rawoz Technology Company Ltd.	1,094,491	$3,000,000	799,093	$6,392,743
Malaysian Life Sciences Capital Fund Ltd. (3)	1,094,490	$2,999,997	799,092	$6,392,739
Energy Technology Ventures, LLC	937,623	$2,570,025	684,563	$5,476,503
Gentry-Glori Energy Investment LLC (4)	1,246,824	$3,417,545	910,312	$7,282,495
Advantage Capital (5)	1,244,960	$3,412,435	908,952	$7,271,608

(1)	Michael Schulhof, one of Glori’s directors, is a managing director of GTI Capital Group, and Jonathan Schulhof, one of Glori’s directors, is a managing partner of GTI Capital Group. GTI Capital Group is managed by GTI Holdings LLC and three other partners. GTI Holdings LLC is owned by Michael Schulhof and Jonathan Schulhof and GTI Holdings LLC is the managing member of GTI Ventures LLC.

(2)	1,427,159 and 32,162 shares of series C preferred stock were sold to Oxford Bioscience Partners V L.P. and mRNA Fund V L.P., respectively. Matthew Gibbs is one of Glori’s directors and is the general partner of OBP Management V L.P., which is the general partner of Oxford Bioscience Partners V L.P. and mRNA Fund V L.P.

(3)	Ganesh Kishore is one of Glori’s directors and is the chief executive officer of Malaysian Life Sciences Capital Fund Ltd.

(4)	Larry Aschebrook, one of Glori’s directors, is the managing member of Gentry-Glori Energy Investment LLC.

(5)	697,715 and 547,245 shares of series C preferred stock were sold to Texas ACP II, L.P. and Texas ACP Venture Partners I, LLC, respectively. Damon Rawie, one of Glori’s directors, is Vice President of ADVTG GP I, L.L.C, the general partner of Texas ACP II, L.P. and also of Texas ACP Venture Partners I, LLC.

(6)	Closing assumed to occur on April 15, 2014. Common Stock to be received includes all preferred stock received as dividends, on an as-converted basis.

(7)	Calculated value assumes (A) Closing will occur on April 15, 2014, and (B) a price for the Common Stock at closing of $8.00 per share .

Issuance of Series C-1 Preferred Stock

Between April 30, 2013 and November 14, 2013, Glori sold an aggregate of 4,462,988 shares of series C-1 preferred stock at a price of $2.741 per share for gross proceeds of approximately $12.2 million. The table below sets forth the number of shares of series C-1 preferred stock sold to Glori’s directors, executive officers and 5% stockholders and their affiliates, and the number of shares of and value of Common Stock anticipated to be received by such persons following the Closing in exchange for their shares, dividends and warrants relating to the series C-1 preferred stock. As a result of the amendment of Glori’s certificate of incorporation in connection with the issuance of Glori’s series C-2 preferred stock, Glori’s series C-1 preferred stock is entitled to a conversion ratio of approximately 2 to 1.

Investor	Number of shares of Series C-1 preferred stock	Aggregate purchase price	Anticipated number of shares of Common Stock to be received at Closing (6)	Anticipated value of Common Stock to be received at Closing (7)
GTI Ventures LLC (1)	18,241	$49,999	12,104	$96,830
Oxford Bioscience Partners V L.P. (2)	364,830	$999,999	242,090	$1,936,723
Rawoz Technology Company Ltd.	1,094,491	$3,000,000	726,272	$5,810,174
Malaysian Life Sciences Capital Fund Ltd. (3)	474,279	$1,299,999	314,717	$2,517,739
Energy Technology Ventures, LLC	364,830	$999,999	242,090	$1,936,723
Gentry-Glori Energy Investment LLC (4)	519,154	$1,423,000	339,967	$2,719,740
Advantage Capital (5)	1,627,143	$4,459,999	1,079,723	$8,637,787

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(1)	Michael Schulhof, one of Glori’s directors, is a managing director of GTI Capital Group, and Jonathan Schulhof, one of Glori’s directors, is a managing partner of GTI Capital Group. GTI Capital Group is managed by GTI Holdings LLC and three other partners. GTI Holdings LLC is owned by Michael Schulhof and Jonathan Schulhof and GTI Holdings LLC is the managing member of GTI Ventures LLC.

(2)	356,790 and 8,040 shares of series C-1 preferred stock were sold to Oxford Bioscience Partners V L.P. and mRNA Fund V L.P., respectively. Matthew Gibbs is one of Glori’s directors and is the general partner of OBP Management V L.P., which is the general partner of Oxford Bioscience Partners V L.P. and mRNA Fund V L.P.

(3)	Ganesh Kishore is one of Glori’s directors and is the chief executive officer of Malaysian Life Sciences Capital Fund Ltd.

(4)	364,831 and 154,323 shares of series C preferred stock were sold to Gentry-Glori Energy Investment II LLC and Gentry-Glori Energy Investment III LLC, respectively. Larry Aschebrook, one of Glori’s directors, is the managing member of Gentry Venture Management LLC, which is the managing member of Gentry-Glori Energy Investment II LLC and Gentry-Glori Energy Investment III LLC.

(5)	1,094,491 and 532,652 shares of series C-1 preferred stock were sold to Texas ACP Venture Partners I, LLC. and Texas ACP I, LP, respectively. Damon Rawie, one of Glori’s directors, is Vice President of ADVTG GP I, L.L.C, the general partner of Texas ACP I, L.P. and also of Texas ACP Venture Partners I, LLC.

(6)	Closing assumed to occur on April 15, 2014. Common Stock to be received includes all preferred stock received as dividends, on an as-converted basis.

(7)	Calculated value assumes (A) Closing will occur on April 15, 2014, and (B) a price for the Common Stock at closing of $8.00 per share.

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Issuance of Series C-2 Preferred Stock

On March 13, 2014, Glori sold an aggregate of 1,842,028 shares of series C-2 preferred stock at a price of $2.741 per share for gross proceeds of approximately $5.0 million. The table below sets forth the number of shares of series C-2 preferred stock sold to Glori’s directors, executive officers and 5% stockholders and their affiliates, and the number of shares of and value of Common Stock anticipated to be received by such persons following the Closing in exchange for their shares, dividends and warrants relating to the series C-2 preferred stock. As a result of the amendment of Glori’s certificate of incorporation in connection with the issuance of Glori’s series C-2 preferred stock, Glori’s series C-2 preferred stock is entitled to a conversion ratio of approximately 2 to 1.

Investor	Number of shares of Series C-2 preferred stock	Aggregate purchase price	Anticipated number of shares of Common Stock to be received at Closing (6)	Anticipated value of Common Stock to be received at Closing (7)
GTI Ventures LLC (1)	45,604	$125,001	28,073	$224,582.96
KPCB Holdings, Inc.	18,242	50,001	11,229	$89,833
Oxford Bioscience Partners V L.P. (2)	364,830	$999,999	224,584	$1,796,675
Malaysian Life Sciences Capital Fund Ltd. (3)	182,415	$500,000	112,292	$898,336
Energy Technology Ventures, LLC	182,415	$500,000	112,292	$898,336
Gentry Technology Fund I, LLC (4)	410,069	$1,123,999	252,433	$2,019,461
Advantage Capital (5)	638,453	$1,750,000	393,023	$3,144,184

(1)	Michael Schulhof, one of Glori’s directors, is a managing director of GTI Capital Group, and Jonathan Schulhof, one of Glori’s directors, is a managing partner of GTI Capital Group. GTI Capital Group is managed by GTI Holdings LLC and three other partners. GTI Holdings LLC is owned by Michael Schulhof and Jonathan Schulhof and GTI Holdings LLC is the managing member of GTI Ventures LLC.

(2)	356,790 and 8,040 shares of series C preferred stock were sold to Oxford Bioscience Partners V L.P. and mRNA Fund V L.P., respectively. Matthew Gibbs is one of Glori’s directors and is the general partner of OBP Management V L.P., which is the general partner of Oxford Bioscience Partners V L.P. and mRNA Fund V L.P.

(3)	Ganesh Kishore is one of Glori’s directors and is the chief executive officer of Malaysian Life Sciences Capital Fund Ltd.

(4)	Larry Aschebrook, one of Glori’s directors, is the managing member of Gentry Venture Management LLC, which is the managing member of Gentry Technology Fund I, LLC.

(5)	182,415 and 456,038 shares of series C-2 preferred stock were sold to Texas ACP Venture Partners I, LLC. and Texas ACP II, LP, respectively. Damon Rawie, one of Glori’s directors, is Vice President of ADVTG GP I, L.L.C, the general partner of Texas ACP I, L.P. and also of Texas ACP Venture Partners I, LLC.

(6)	Closing assumed to occur on April 15, 2014. Common Stock to be received includes all preferred stock received as dividends, on an as-converted basis.

(7)	Calculated value assumes (A) Closing will occur on April 15, 2014, and (B) a price for the Common Stock at closing of $8.00 per share.

Legal Proceedings

There is no litigation currently pending or, to Infinity Corp.’s knowledge, contemplated against Infinity Corp., its Sponsors or any of its officers or directors in their capacities as such.

Related Party Policy

Related party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of the Ordinary Shares, or (c) immediate family member of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).  A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively.  Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

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The audit committee of Infinity Acquisition’s board of directors will be responsible for reviewing and approving related party transactions to the extent it enters into such transactions.  The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.  No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction.  Additionally, we will require each of Infinity Acquisition’s directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

APPRAISAL RIGHTS

Infinity Corp.

Although the Business Combination does not require the approval of shareholders of Infinity Corp. to become effective, the Companies Act affords each Infinity Corp. shareholder a statutory right to dissent from the Redomestication.  This right entitles a dissenting Infinity Corp. shareholder to have his, her or its shares in Infinity Corp. bought out for fair value subject to the statutory procedure set forth below.

Outline of Plan of Merger

In connection with the rights of each shareholder of Infinity Corp. is required to receive either a copy or outline of the formal “plan of merger” that Infinity Corp. is required to prepare in respect of the Redomestication by the Companies Act. The following constituting an outline of the plan of merger in respect of the Redomestication has been provided to shareholders as part of the documents in respect of the Offer (including for the purposes of Section 172 (4) of the Companies Act to the extent required thereby):

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•	The constituent companies to the Redomestication will be Infinity Corp. and Infinity Acquisition.

•	Infinity Acquisition will be the surviving company.

•	At the time the plan of merger in respect of the Redomestication is to be approved:

•	Infinity Corp. will have 7,187,500 issued and outstanding Ordinary Shares, assuming there are no Ordinary Shares tendered in the Offer;

•	Infinity Acquisition will have 1,000 issued and outstanding shares of common stock of $0.0001 par value per share; and

•	Infinity Corp. will be the holder of all of such outstanding shares of common stock in Infinity Acquisition.

•	Upon the Redomestication becoming effective, the separate corporate existence of Infinity Corp. shall cease and Infinity Acquisition shall be the surviving entity and shall continue to operate under its current name.

•	The manner and basis of converting the shares of Infinity Corp. into shares of Infinity Acquisition shall be as follows:

•	each of the Public Shares will be cancelled and converted automatically into one share of Common Stock in Infinity Acquisition; and

•	each of the Founder Shares will be cancelled and converted automatically in the aggregate into 1,437,500 shares of Common Stock in Infinity Acquisition, which Founder Shares shall be subject to certain transfer restrictions not applying to the Public Shares.

•	The manner and basis of converting the warrants of Infinity Corp. into warrants of Infinity Acquisition shall be as follows:

•	each of the Infinity Corp. Warrants will be cancelled and converted automatically into one Infinity Acquisition Warrant to purchase Common Stock, each exercisable for one share of Common Stock at $10.00 per share; and

•	each of the 4,820,000 Insider Warrants will be cancelled and converted automatically in aggregate into 4,820,000 Insider Warrants of Infinity Acquisition.

•	As the separate corporate existence of Infinity Corp. will cease upon the Redomestication becoming effective, the Certificate of Incorporation of Infinity Acquisition, being the Delaware equivalent of the memorandum and articles of association of a company incorporated in the British Virgin Islands, as in effect on the effective date of the Redomestication shall be the Certificate of Incorporation of the surviving company until the same shall be altered or amended or until a new Certificate of Incorporation are adopted as provided therein.

Right of Dissent

As noted, the Companies Act gives each Infinity Corp. shareholder a statutory right to dissent from the Redomestication which entitles the dissenter to have his/her/its shares to be bought out at fair value. Infinity Corp. did not receive any notice of dissenters rights prior to the deadline for same. This right would have been required to be exercised in accordance with the following procedure:

•	an Infinity Corp. shareholder who wishes to dissent from the Redomestication shall give to Infinity Corp. a written notice of his/her/its election to dissent by February 23, 2014;

•	any notice of dissent in respect of the Redomestication must be sent to Infinity Corp. at the following address: c/o Infinity-C.S.V.C. Management Ltd., 3 Azrieli Center (Triangle Tower),42nd Floor, Tel Aviv, Israel, 67023;

•	any dissent in respect of the Redomestication must be given in respect of all of shares that the dissenting shareholder holds in Infinity Corp.;

192

•	upon giving a notice of election to dissent, the Infinity Corp. shareholder to whom the notice relates ceases to have any of the rights of a shareholder except the right to be paid the fair value of his, her or its shares;

•	within seven days immediately following the date on which the Redomestication is put into effect, the surviving company of the Redomestication (Infinity Acquisition) must make a written offer to each dissenting Infinity Corp. shareholder to purchase his, her or its shares in Infinity Corp. at a specified price that the surviving company determines to be their fair value;

•	if, within thirty days immediately following the date on which the offer is made, Infinity Acquisition and the dissenting Infinity Corp. Shareholder agree upon the price to be paid for the shareholders shares, the Companies Act requires that Infinity Acquisition pay to the shareholder the amount in money upon the surrender of the certificates representing his shares;

•	if Infinity Acquisition and a dissenting Infinity Corp. shareholder fail, within the above period of thirty days, to agree on the price to be paid for the shares owned by that shareholder, within twenty days immediately following the date on which the period of thirty days expires, the following shall apply:

•	Infinity Acquisition and the dissenting Infinity Corp. shareholder shall each designate an appraiser;

•	the two designated appraisers together shall designate a third appraiser;

•	the three appraisers shall fix the fair value of the shares owned by the dissenting Infinity Corp. shareholder, excluding any appreciation or depreciation directly or indirectly induced by the action or its proposal, and that value will be binding on Infinity Acquisition under the Companies Act and the dissenting shareholder for all purposes; and

•	Infinity Acquisition shall pay to the shareholder the amount in money upon the surrender by him of the certificates representing his shares.

Any Infinity Corp. shareholder electing to dissent with respect to the Redomestication may tender his, her or its Public Shares in this Offer to receive $8.00 per share.

Glori

In connection with the Transaction Merger, record holders of Glori common stock who comply with the procedures summarized below will be entitled to appraisal rights if the Transaction Merger is completed. Under Section 262 of the DGCL, as a result of the completion of the Transaction Merger, holders of shares of Glori common stock with respect to which appraisal rights are properly exercised and perfected and not withdrawn or lost are entitled, in lieu of receiving the merger consideration, to have the “fair value” of their shares at the effective time of the Transaction Merger (exclusive of any element of value arising from the accomplishment or expectation of the Transaction Merger) judicially determined and paid to them in cash by complying with the provisions of Section 262. Prior to the execution of the Merger Agreement, the stockholders of Glori holding a majority of the issued and outstanding shares of the voting stock of Glori executed a written consent in lieu of a stockholder meeting to approve and adopt the Merger Agreement. Glori is required to send a notice of the taking of the corporate action without a stockholder meeting to each stockholder not executing the written consent promptly after the action is taken.  Glori is also required to send a notice of appraisal rights to each stockholder prior to the effective date of the Transaction Merger. Glori is in the process of providing notice of the taking of the corporate action without a stockholder meeting and the notice of appraisal rights. Stockholders of record who desire to exercise their appraisal rights must satisfy all of the following conditions.

A stockholder who desires to exercise appraisal rights must (a) not vote in favor of the proposal to adopt the Merger Agreement and (b) deliver a written demand for appraisal of the stockholder’s shares to the Secretary of Glori within 20 days after the date of mailing of the corporate action without a stockholder meeting and the notice of appraisal rights.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as the stockholder’s name appears on the certificates representing shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose that, in making the demand, the agent is acting as agent for the record owner. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the effective time of the Transaction Merger.

193

As required by Section 262, a demand for appraisal must be in writing and must reasonably inform Glori of the identity of the record holder and of such holder’s intention to seek appraisal of such shares.

Stockholders of record who elect to demand appraisal of their shares must mail or deliver their written demand to: Glori Energy Inc., 4315 South Drive, Houston, Texas 77053, Attention: Victor Perez. The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares owned, and that the stockholder is demanding appraisal of his, her or its shares. The written demand must be received by Glori within 20 days of mailing of the corporate action without a stockholder meeting and the notice of appraisal rights.

Within 120 days after the effective time of the Transaction Merger, either the surviving corporation in the Transaction Merger or any stockholder who has timely and properly demanded appraisal of such stockholder’s shares and who has complied with the requirements of Section 262 and is otherwise entitled to appraisal rights, or any beneficial owner of the stock for which a demand for appraisal has been properly made, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all stockholders who have properly demanded appraisal. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the shares owned by those stockholders, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Transaction Merger, together with interest to be paid, if any, upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Transaction Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the effective date of the Transaction Merger and the date of payment of the judgment. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In  Weinberger v. UOP, Inc., et al. , the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered  acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that in making this determination of fair value the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of Transaction Merger which throw any light on future prospects of the merged corporation.” The Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Transaction Merger and not the product of speculation, may be considered.” However, the Delaware Supreme Court noted that Section 262 provides that fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the merger.”

Stockholders considering seeking appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more than, the same as, or less than the merger consideration they are entitled to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a stockholder seeking appraisal rights, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, but not limited to, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses.

194

Except as explained in the last sentence of this paragraph, at any time within 60 days after the effective time of the Transaction Merger, any stockholder who has demanded appraisal and who has not commenced an appraisal proceeding or joined that proceeding as a named party, shall have the right to withdraw such stockholder’s demand for appraisal and to accept the merger consideration to which the stockholder is entitled pursuant to the Transaction Merger. After this period, the stockholder may withdraw such stockholder’s demand for appraisal only with the consent of the surviving corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the Transaction Merger, stockholders’ rights to appraisal shall cease and all stockholders shall be entitled only to receive the merger consideration as provided for in the Merger Agreement. Inasmuch as the parties to the Merger Agreement have no obligation to file such a petition, and have no present intention to do so, any stockholder who desires that such petition be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any stockholders without the approval of the Delaware Court of Chancery, and that approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

The foregoing is a brief summary of Section 262 that sets forth the procedures for demanding statutory appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL.

WHERE YOU CAN FIND MORE INFORMATION

Infinity Corp. is subject to certain of the informational filing requirements of the Exchange Act. Since it is a “foreign private issuer,” Infinity Corp. is exempt from the rules and regulations under the Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchase and sale of our shares. In addition, Infinity Corp. is not required to file reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, Infinity Corp. is required to file with the SEC an Annual Report on Form 20-F containing financial statements audited by an independent accounting firm. Infinity Corp. also furnishes to the SEC, on Form 6-K, unaudited financial information after each of our first three fiscal quarters. We also have filed, pursuant to Rule 13e-4(c)(2), an Issuer Tender Offer Statement on Schedule TO as may be amended from time to time (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. The SEC also maintains a website at http://www.sec.gov that contains reports and other information that we file with or furnish electronically with the SEC, including the Schedule TO. You may also request a copy of the Schedule TO and related exhibits, at no cost, by writing or calling the Information Agent for the Offer at the telephone numbers set forth on the back cover of this Offer to Purchase.

None of Infinity Corp., Infinity Acquisition nor Glori has authorized anyone to provide you with information that differs from that contained in this Offer to Purchase.  You should not assume that the information contained in this Offer to Purchase is accurate as of any date other than the date of this Offer to Purchase, and neither the mailing of this Offer to Purchase to Infinity Corp. shareholders nor the decision to tender, or not to tender, Ordinary Shares, shall create any implication to the contrary.

This Offer to Purchase does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

195

INDEX TO FINANCIAL STATEMENTS

Page
Consolidated Financial Statements of Glori Energy Inc. and Subsidiaries

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets – As of December 31, 2012 and 2013	F-3

Consolidated Statements of Operations – For the years ended December 31, 2012 and 2013	F-4

Consolidated Statements of Temporary Equity and Stockholders’ Equity - For the years ended December 31, 2012 and 2013	F-5

Consolidated Statements of Cash Flows – For the years ended December 31, 2012 and 2013	F-6

Notes to Consolidated Financial Statements	F-7

Financial Statements of Infinity Cross Border Acquisition Corporation

Report of Independent Registered Public Accounting Firm	F- 37

Balance Sheets as of March 31, 2013 and as of March 31, 2012	F- 38

Statements of Operations for the period from April 6, 2011 (date of inception) to March 31, 2012, from April 1, 2012 to March 31, 2013 and from April 6, 2011 (date of inception) to March 31, 2013	F- 39

Statements of Changes in Shareholders’ Equity for the period from April 6, 2011 (date of inception) to March 31, 2013	F- 40

Statements of Cash Flows for the period from April 6, 2011 (date of inception) to March 31, 2012, from April 1, 2012 to March 31, 2013 and from April 6, 2011 (date of inception) to March 31, 2013	F- 41

Notes to Financial Statements	F-42

Balance Sheets as of December 31, 2013 and as of March 31, 2013	F-51

Interim Statements of Operations for the three and nine months ended December 31, 2013 and 2012 and for the period from April 6, 2011 (date of inception) to December 31, 2013	F -52

Statements of Changes in Shareholders’ Equity for the period from April 6, 2011 (date of inception) to December 31, 2013	F -53

Statements of Cash Flows for the nine months ended December 31, 2013 and 2012 and for the period from April 6, 2011 (date of inception) to December 31, 2013	F -54

Notes to Financial Statements	F -55

Statements of Revenues and Direct Operating Expenses of the Coke Field Acquisition

Report of Independent Registered Public Accounting Firm	F-64

Statements of Revenues and Direct Operating Expenses– For the years ended December 31, 2012 and 2013	F-65

Notes to the Statements of Revenues and Direct Operating Expenses	F-66

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Glori Energy Inc.

We have audited the accompanying consolidated balance sheets of Glori Energy Inc. and Subsidiaries (the “Company”) as of December 31, 2012 and 2013, and the related consolidated statements of operations, temporary equity and stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Glori Energy Inc. and Subsidiaries as of December 31, 2012 and 2013, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Houston, Texas

March 20, 2014

F-2

GLORI ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	As of December 31,
	2012	2013

ASSETS

Current assets:
Cash and cash equivalents	$18,707	$20,867
Accounts receivable, less allowance for doubtful accounts of $0 and $80 as of December 31, 2012 and 2013, respectively	231	307
Prepaid expenses and other current assets	172	71
Inventory	45	24
Total current assets	19,155	21,269

Property and equipment, at cost, net of accumulated depreciation, depletion and amortization	5,040	2,810

Deferred offering costs	-	378

Deferred loan costs and other	282	162
Total assets	$24,477	$24,619

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$368	$534
Deferred revenue	995	1,753
Accrued expenses	454	417
Derivative liabilities	2,329	-
Warrant liabilities	701	13,905
Current portion of long-term debt	2,906	3,499
Total current liabilities	7,753	20,108

Long-term liabilities:
Long-term debt, less current portion	4,973	1,771
Other long-term liabilities	276	449
Total long-term liabilities	5,249	2,220
Total liabilities	13,002	22,328

Commitments and contengencies

Temporary equity:
Series A cumulative convertible redeemable preferred stock, $.0001 par value; 521,852 shares authorized; 475,541 shares issued and outstanding; stated at liquidation preference	13,225	13,762
Series B cumulative convertible redeemable preferred stock, $.0001 par value; 2,901,052 shares authorized, issued and outstanding; stated at liquidation preference	26,482	31,900
Series C cumulative convertible redeemable preferred stock, $.0001 par value; 7,500,000 and 13,780,033 shares authorized as of December 31, 2012 and 2013, respectively; 7,296,607 shares issued and outstanding; stated at liquidation preference	24,402	29,773
Series C-1 cumulative convertible redeemable preferred stock, $.0001 par value; 8,836,718 shares authorized; 4,462,968 shares issued and outstanding as of December 31, 2013; stated at liquidation preference	-	3,234
Total temporary equity	64,109	78,669

Stockholders' equity:
Common stock, $.0001 par value, 100,000,000 shares authorized; 3,066,663 shares issued and outstanding as of December 31, 2012 and 3,295,771 shares issued and outstanding as of December 31, 2013	1	1
Accumulated deficit	(52,635)	(76,379)
Total stockholders' equity	(52,634)	(76,378)
Total liabilities, temporary equity and stockholders' equity	$24,477	$24,619

The accompanying notes are an integral part of these consolidated financial statements.

F-3

GLORI ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended December 31,
	2012	2013

Revenue	$2,181	$3,219

Operating expenses:
Operations	3,901	4,511
Science and technology	1,459	1,682
Write-off of deferred offering costs	1,492	126
Impairment of oil and gas property	-	2,190
Selling, general and administrative	3,411	4,279
Depreciation, depletion and amortization	560	603
Total operating expenses	10,823	13,391

Loss from operations	(8,642)	(10,172)

Other (expense) income:
Loss on change in fair value of derivative liabilities	(2,317)	-
(Loss) gain on change in fair value of warrant liabilities	(506)	592
Interest expense	(480)	(959)
Gain (loss) on disposal of property and equipment and other	5	(70)
Total other expense, net	(3,298)	(437)

Net loss before taxes on income	(11,940)	(10,609)

Taxes on income	-	-

Net loss	(11,940)	(10,609)

Less:
Accretion of redeemable preferred stock and preferred stock dividends	(9,736)	(14,317)

Net loss applicable to common stockholders	$(21,676)	$(24,926)

Net loss per common share, basic and diluted	$(7.08)	$(7.79)

Weighted average common shares outstanding, basic and diluted	3,060	3,201

The accompanying notes are an integral part of these consolidated financial statements.

F-4

GLORI ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY

(in thousands, except share data)

	Temporary equity - convertible redeemable preferred stock									Stockholders' equity
									Total		Additional			Total
	Series A Preferred		Series B Preferred		Series C Preferred		Series C-1 Preferred		temporary	Common stock		paid-in	Accumulated	stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	equity	Shares	Par value	capital	deficit	equity
Balances at January 1, 2012	475,541	$12,709	2,901,052	$21,990	2,876,041	$7,888	-	$-	$42,587	3,009,592	$1	$-	$(31,477)	$(31,476)
Stock-based compensation	-	-	-	-	-	-	-	-	-	-	-	291	-	291
Share issuance	-	-	-	-	4,420,566	11,786	-	-	11,786	57,071	-	227	-	227
Accretion of preferred stock	-	516	-	4,492	-	4,728	-	-	9,736	-	-	(518)	(9,218)	(9,736)
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	(11,940)	(11,940)
Balances at December 31, 2012	475,541	13,225	2,901,052	26,482	7,296,607	24,402	-	-	64,109	3,066,663	1	-	(52,635)	(52,634)
Stock-based compensation	-	-	-	-	-	-	-	-	-	-	-	774	-	774
Share issuance	-	-	-	-	-	-	4,462,968	243	243	229,108	-	408	-	408
Accretion of preferred stock	-	537	-	5,418	-	5,371	-	2,991	14,317	-	-	(1,182)	(13,135)	(14,317)
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	(10,609)	(10,609)
Balances at December 31, 2013	475,541	$13,762	2,901,052	$31,900	7,296,607	$29,773	4,462,968	$3,234	$78,669	3,295,771	$1	$-	$(76,379)	$(76,378)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

GLORI ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2012	2013
Cash flows from operating activities:
Net loss	$(11,940)	$(10,609)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization of property and equipment	560	603
Loss on disposal of property and equipment	-	25
Bad debt expense	-	80
Stock-based compensation	291	774
Loss on change in fair value of derivative liabilities	2,317	-
Amortization of deferred loan costs and other	57	156
Accretion of other long-term liabilities	66	115
Loss (gain) on change in fair value of warrant liabilities	506	(592)
Accretion of discount on long-term debt	34	67
Write-off of deferred offering costs	1,492	126
Impairment of oil and gas property	-	2,190
Changes in operating assets:
Accounts receivable	141	(156)
Prepaid expenses	(106)	51
Inventory	(7)	21
Accounts payable	(761)	(125)
Deferred revenue	362	758
Accrued expenses	121	(37)
Net cash used in operating activities	(6,867)	(6,553)

Cash flows from investing activities:
Purchase of property and equipment	(2,332)	(530)
Net cash used in investing activities	(2,332)	(530)

Cash flows from financing activities:
Proceeds from issuance of common and preferred stock	11,843	260
Proceeds from issuance of preferred warrants	195	11,858
Payments for deferred offering costs	(534)	(163)
Payments for deferred loan costs	-	(36)
Proceeds from issuance of long-term debt	7,557	-
Payments of long-term debt	(1)	(2,676)
Net cash provided by financing activities	19,060	9,243

Net increase in cash and cash equivalents	9,861	2,160

Cash and cash equivalents, beginning of year	8,846	18,707

Cash and cash equivalents, end of year	$18,707	$20,867

Non-cash financing and investing activities:
Issuance of preferred stock in settlement of accrued expense	$170	$-
Contribution of capital equal to fair value of derivative due to termination of derivative liability	-	2,329
Fair value of preferred stock and warrants in excess of proceeds	-	(1,938)

Supplemental cash flow information:
Interest paid	$271	$732

The accompanying notes are an integral part of these consolidated financial statements.

F-6

GLORI ENERGY INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION, NATURE OF BUSINESS AND LIQUIDITY

Glori Energy Inc., a Delaware corporation (formerly Glori Oil Limited) was incorporated in November 2005 (as successor in interest to Glori Oil LLC) to improve and increase production and recovery from mature oil wells using state of the art biotechnology solutions.

In October 2007, the company formed Glori Oil (Argentina) Limited, a Delaware corporation, as a wholly-owned subsidiary, to provide its solutions to South America. In April and May 2008 the company formed Glori Oil S.R.L. (see Note 15) a wholly-owned subsidiary of Glori Oil (Argentina) Limited (97%) and Glori Energy Inc. (3%) domiciled in Argentina to conduct the company’s Argentinian operations.

In September 2010, the Company incorporated Glori Canada Ltd. (formerly Glori Oil Ltd.) in the province of Alberta, Canada, with registration in the province of Saskatchewan, as a wholly-owned subsidiary, to conduct the Company’s business in Canada.

In October 2010, the Company activated a previously dormant wholly-owned subsidiary, Glori Holdings Inc. (formerly Glori Oil Holdings Company), to acquire a 100% working interest in a leasehold in Kansas, the Etzold Field, in exchange for the assumption of the asset retirement obligation (the plugging and abandonment liability) of the existing wells on the leasehold and an overriding royalty interest. In September 2012, the Company acquired a 100% working interest in an adjacent property, in exchange for the assumption of the asset retirement obligation, cash and an overriding royalty interest.

In February 2011, the Company incorporated Glori California Inc. (formerly Glori Oil California Limited) to conduct its operations in the state of California.

In September 2013, the Company incorporated OOO Glori Energy to conduct operations in Russia.

Glori Energy Inc., Glori Oil (Argentina) Limited, Glori Oil S.R.L., Glori Canada Ltd., Glori Holdings Inc., Glori California Inc. and OOO Glori Energy are collectively referred to as the “Company” in the consolidated financial statements.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Glori Energy Inc. and its wholly-owned subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.

F-7

GLORI ENERGY INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

Concentrations of Credit Risk

The Company maintains its cash in bank deposits with financial institutions. These bank deposits, at times, exceed Federal Deposit Insurance Corporation limits of $250,000 per depositor. The Company monitors the financial condition of the financial institutions and has not experienced any losses on such accounts. The Company is not party to any financial instruments which would have off-balance sheet credit or interest rate risk.

The Company derived service revenue from eight customers during 2012 and eleven customers during 2013. The following is a reconciliation of the customers that exceeded 10% of total service revenues in each of those periods:

	Percentage of Service Revenue
	Year Ended December 31,
Customer	2012	2013

A	12%	14%
B	16%	*
C	15%	-
D	19%	20%
E	12%	*
F	11%	-
G	*	20%
H	-	16%

* Revenues were less than 10% for the period.

Management believes these customers do not constitute a significant credit risk.

F-8

GLORI ENERGY INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

The Company had outstanding receivables related to service revenue from three customers as of December 31, 2012 and seven customers as of December 31, 2013. The following is a reconciliation of the customers that exceeded 10% of total accounts receivable from service revenues as of each of these dates:

	Percentage of outstanding
	accounts receivable from service revenue
	December 31,
Customer	2012	2013

A	64%	17%
B	21%	13%
D	-	25%
F	15%	-
I	-	26%

Accounts Receivable

Accounts receivable consists of amounts due in the ordinary course of business, primarily from companies engaged in the exploration of oil and gas. The Company performs ongoing credit evaluation of its customers and generally does not require collateral. Allowances are maintained for potential credit issues as they arise through management’s analysis of factors such as amount of time outstanding, customer payment history and customer financial condition. The Company has incurred inconsequential credit losses since inception.

Inventory

Inventory is stated at average cost and consists primarily of raw materials in the form of chemicals and finished goods that have been blended as part of the Company’s biotechnology solution.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized and depreciated over the remaining useful lives of the associated assets, and repairs and maintenance costs are charged to expense as incurred. When property and equipment are retired or otherwise disposed, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in the results of operations for the respective period.

F-9

GLORI ENERGY INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Depreciation and amortization for long-lived assets are recognized over the estimated useful lives of the respective assets by the straight-line method as follows:

Laboratory and manufacturing facility	5 years or the remaining term of the lease, whichever is shorter

Laboratory and field service equipment, office equipment and trucks	5 years

Computer equipment	3 years

Oil and Natural Gas Properties

The Company follows the successful efforts method of accounting for oil and gas operations whereby cost to acquire mineral investments in oil and gas properties, to drill successful exploratory wells, to drill and equip development wells and to install production facilities are capitalized. Certain exploration costs, including unsuccessful exploratory wells and geological and geophysical costs, are charged to operations as incurred. The Company’s acquisition and development costs of proved oil and gas properties are amortized using the units-of-production method, at the field level, based on total proved reserves and proved developed reserves as estimated by independent petroleum engineers.

Impairment of Long-Lived Assets

The Company reviews the recoverability of its long-lived assets, such as property, equipment and oil and gas properties, when events or changes in circumstances occur that indicate the carrying value of the asset or asset group may not be recoverable. The assessment of possible impairment is based on the Company’s ability to recover the carrying value of the asset or asset group from the expected future pre-tax cash flows (undiscounted) of the related operations. Individual assets are grouped for impairment purposes at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets, generally on a field-by-field basis for oil and gas properties. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value.

The Company deferred costs incurred for an initial public offering (“IPO”) of common stock prior to and during 2012 including legal and other professional fees. The IPO was withdrawn in 2012 due to market conditions, and as a result, the Company recorded a write-off of the deferred costs of $1,492,000 during 2012.

During 2013 the Company deferred offering costs for a subsequent C-1 preferred stock offering initially planned for the fourth quarter 2013. These costs, in the amount of $126,000, were written off as the Company abandoned the offering in pursuit of alternate financing through the proposed business combination with Infinity Cross Border Acquisition Corporation (see Note 15).

In 2013 the Company impaired proved-oil and gas properties, included in property, plant and equipment on the consolidated balance sheets. The write off was the result of a decline in proved reserves on the Company’s 2013 fiscal year end reserve report from the 2012 fiscal year end reserve report. The decline arose from the Company’s decision to abandon the development of proved undeveloped reserves in the field as recent results indicated these reserves would be uneconomic to produce. The Company used a discounted future cash flow approach based on the remaining reserves to calculate the value of the reserves at December 31, 2013. The reduction in asset value of proved-oil and gas properties of $2,190,000 represents the impairment amount (see Note 3) which is shown as impairment of oil and gas property on the consolidated statement of operations.

Derivatives

Derivative instruments, including derivative instruments embedded in other contracts, are recorded on the balance sheet as either an asset or liability measured at fair value. Changes in the fair value of derivative instruments are recognized currently in results of operations unless specific hedge accounting criteria are met. The Company has not entered into hedging activities to date. As a result of certain financings, derivative instruments were created that are measured at fair value and marked to market at each reporting period (see Note 6, 7 and 10). Changes in the derivative value are recorded in other (expense) income on the consolidated statements of operations.

F-10

GLORI ENERGY INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Asset Retirement Obligation

The Company recognizes the present value of the estimated future abandonment costs of its oil and gas properties in both assets and liabilities. If a reasonable estimate of the fair value can be made, the Company will record a liability for legal obligations associated with the future retirement of long-lived assets that result from the acquisition, construction, development and/or normal operation of the assets. The fair value of a liability for an asset retirement obligation is recognized in the period in which the liability is incurred. The fair value is measured using expected future cash outflows (estimated using current prices that are escalated by an assumed inflation rate) discounted at the Company’s credit-adjusted risk-free interest rate. The liability is then accreted each period until it is settled or the asset is sold, at which time the liability is reversed and any gain or loss resulting from the settlement of the obligation is recorded. The initial fair value of the asset retirement obligation is capitalized and subsequently depreciated or amortized as part of the carrying amount of the related asset.

The Company has recorded asset retirement obligations related to its oil and gas properties. There are no assets legally restricted for the purpose of settling asset retirement obligations.

Financial Instruments

Financial instruments consist of cash and cash equivalents, accounts receivable, accounts payables, long-term debt, derivatives, and warrants. The carrying values of cash and cash equivalents and accounts receivable and payables approximate fair value due to their short-term nature. Derivatives and warrants are recorded at fair value (see Note 6, 7 and 10). Management believes that because the fixed rate on the Company’s debt is comparable to the current rate the Company would receive for similar debt, the current carrying value of the debt approximates fair value.

Net Loss Per Share

Basic net loss per share is computed using the weighted-average number of shares of common stock outstanding during the period. In periods that have income, basic net earnings per common share is computed under the two-class method per guidance in Accounting Standards Codification (ASC) 260, Earnings per Share. The two-class method is an earnings allocation formula that determines earnings per share for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. Under the two-class method, basic earnings per common share is computed by dividing net earnings attributable to common shares after allocation of earnings to participating securities by the weighted-average number of common shares outstanding during the year. However, in periods of net loss, participating securities other than common stock are not included in the calculation of basic loss per share because there is not a contractual obligation for owners of these securities to share in the Company’s losses, and the effect of their inclusion would be anti-dilutive. Diluted earnings (loss) per common share is computed using the two-class method or the if-converted method, whichever is more dilutive (see Note 9).

Diluted net loss per share is the same as basic net loss per share for all periods presented because any potentially dilutive common shares were anti-dilutive. Such potentially dilutive shares are excluded from the computation of diluted net loss per share when the effect would be to reduce net loss per share. Therefore, in periods when a loss is reported, the calculation of basic and diluted loss per share results in the same value.

F-11

GLORI ENERGY INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Revenue Recognition

Revenue is recognized when all services are concluded and there is evidence that the customer has accepted the services. The Company’s service contracts typically include two service phases with separate pricing for each phase. During the initial phase known as Reservoir Analysis and Treatment Design (the “Analysis Phase”), the Company samples the target field and evaluates project feasibility and nutrient formulation by looking at field characteristics such as geology, microbial environment and geochemistry of the oil and water. Once the viability of the AERO System is demonstrated in the Analysis Phase the project proceeds to the Field Deployment Phase where the AERO System is initiated in the oil field to stimulate the indigenous microbes in the oil bearing reservoir.

For contracts which have multiple deliverable arrangements including those contracts lacking objective and reliable evidence regarding the fair value of the undelivered items, revenue recognition is deferred in accordance with ASC 605, Revenue Recognition: Multiple-Element Arrangements. If the customer does not have the unilateral right to proceed to the Field Deployment Phase after the completion of the Analysis Phase, the Company defers revenue received in the Analysis Phase and recognizes this revenue and the Field Deployment Revenue uniformly over the Field Deployment Phase timeline.

As of December 31, 2012 and 2013, the Company had deferred revenue of approximately $995,000 and $1,753,000 respectively, pursuant to contracts requiring substantial future performance.

Science and Technology

The Company expenses all science and technology costs as incurred. The science and technology work performed predominantly relates to the Analysis Phase and the fees are primarily made up of employee compensation, lab supplies and materials, legal fees related to intellectual property and corporate overhead allocations.

Income Taxes

The Company accounts for income taxes using the asset and liability method wherein deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and to net operating loss carry forwards, measured by enacted tax rates for years in which taxes are expected to be paid, recovered or settled. A valuation allowance is established to reduce deferred tax assets if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company follows ASC 740, Income Taxes (“ASC 740”), which creates a single model to address accounting for the uncertainty in income tax positions and prescribes a minimum recognition threshold a tax position must meet before recognition in the consolidated financial statements. The Company has identified one uncertain tax position meeting the criteria of ASC 740 (see Note 11).

The Company’s tax years 2005 through 2013 remain open and subject to examination by the Internal Revenue Service (“IRS”) and are open for examination until the expiration of statute of limitations under the relevant IRS Codes.

Stock-Based Compensation

Since the initiation of the 2006 Stock Option and Grant Plan, the Company has recorded all share-based payment expense associated with option awards in accordance with ASC 718, Compensation - Stock Compensation. Accordingly, the Company selected the Black-Scholes option-pricing model as the most appropriate method to value option awards and recognizes compensation cost on a straight-line basis over the option awards’ vesting period.

F-12

GLORI ENERGY INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Fair Value of Financial Instruments

FASB standards define fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The standard also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Accounting for Sales Tax

The Company uses the net method for accounting for sales taxes charged to customers and accordingly does not include sales or similar taxes as revenues; the Company does include sales and similar taxes paid as part of the cost of goods or services acquired.

Deferred Offering Costs

The Company has capitalized certain costs such as legal fees incurred related to the proposed business combination with Infinity Cross Border Acquisition Group (see Note 15). These costs will reduce the additional paid-in capital upon consummation of the transaction.

F-13

GLORI ENERGY INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

NOTE 3 – PROPERTY AND EQUIPMENT

As of December 31, 2012 and 2013, property and equipment consists of the following (in thousands):

	December 31,
	2012	2013

Laboratory and warehouse facility	$591	$591
Laboratory and field service equipment	2,725	2,968
Office and computer equipment	279	297
Trucks	134	134
Proved oil and gas properties - successful efforts	3,057	3,141
Construction in progress	787	902
	7,573	8,033
Less: accumulated depreciation, depletion and amortization	(2,533)	(5,223)

	$5,040	$2,810

Depreciation and amortization expense was $457,000 and depletion expense was $103,000 for the year ended December 31, 2012. Depreciation and amortization expense was $426,000 and depletion expense was $177,000 for the year ended December 31, 2013. The Company incurred an impairment of $2,190,000 (see Note 2) on the Company’s oil and gas property during 2013. This amount is included in accumulated depreciation, depletion and amortization in the table above.

During the year ended December 31, 2012, the Company capitalized $23,700 of interest expenses related to its investment in proved oil and gas properties; no interest was capitalized in the year ended December 31, 2013.

NOTE 4 – ASSET RETIREMENT OBLIGATION

The Company accounts for its asset retirement obligation (“ARO”) in accordance with ASC 410, Asset Retirement and Environmental Obligations. The fair value of a liability for an ARO is required to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made and the associated retirement costs can be capitalized as part of the carrying amount of the long-lived asset. The Company determined its ARO by calculating the present value of the estimated cash flows related to the liability based upon estimates derived from management and external consultants familiar with the requirements of the retirement, and the ARO is reflected in the accompanying consolidated balance sheets as an other long-term liability. The Company has not funded nor dedicated any assets to the retirement obligation.

F-14

GLORI ENERGY INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

The liability is periodically adjusted to reflect (1) new liabilities incurred; (2) liabilities settled during the period; (3) accretion expense; and (4) revisions to estimated future plugging and abandonment costs. The following is a reconciliation of the liability as of December 31, 2012 and 2013 (in thousands):

	Year Ended December 31,
	2012	2013
Balance at the beginning of period	$156	$228
Liabilities acquired during the period	48	-
Accretion expense	18	19
Revision in expected cash flows	6	58
Balance at the end of the period	$228	$305

NOTE 5 – ACCRUED EXPENSES

As of December 31, 2012 and 2013, the significant components of accrued expenses reported in the accompanying consolidated balance sheets are as follows (in thousands):

	December 31,
	2012	2013
Accrued compensation and benefits	$364	$158
Accrued interest	69	46
Accrued local taxes	-	46
Accrued legal and professional fees	21	61
Accrued invoices and other	-	106
	$454	$417

F-15

GLORI ENERGY INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

NOTE 6 – FINANCIAL LIABILITIES MEASURED AT FAIR VALUE

The following table summarizes the financial liabilities measured at fair value, on a recurring basis as of December 31, 2012 and 2013 (in thousands):

	Fair value measurements using
	Level 1	Level 2	Level 3	Total
December 31, 2012
Derivative liabilities	$-	$-	$2,329	$2,329
Warrant liabilities	-	-	701	701
Totals	$-	$-	$3,030	$3,030
December 31, 2013
Warrant liabilities	$-	$-	$13,905	$13,905
Totals	$-	$-	$13,905	$13,905

Level 3 Valuation Techniques

Financial assets and liabilities are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.  The Company’s Level 3 liabilities consist of the derivative liabilities associated with convertible redeemable preferred stock issuances that contain provisions allowing the redeemable preferred stock to be converted to common stock at any time (see Note 10) and warrant liabilities for Series A, Series C and Series C-1 preferred stock (see Note 10).

The Company uses an option-pricing model to determine the fair value of instruments classified as Level 3 within the fair value hierarchy. Significant inputs to the option-pricing model are the fair values of the Company at future dates based upon management’s estimate of the most probable scenarios. The Company uses lattice models which take into account volatility, dividend yield of common stock, risk free interest rates, and probability and timing of events negating the benefit of conversion. The probability assigned to each scenario considers the risk inherent in the success of the scenarios, including the risk free interest rate and discount rate for lack of marketability of the Level 3 instruments. As of December 31, 2012, the option-pricing model was based upon future Company values of $53 million and $373 million, with weighting of eventuality of 88% and 12%, respectively, attained in 3 and 2 years, respectively. As of December 31, 2013 the option-pricing model was based upon future Company values of $50 million, $195 million and $198 million with weighting eventuality of 32%, 8% and 60% respectively, attained in 3 years, 2 years and in less than 1 year, respectively. There is a direct relationship between the probability assigned to the scenarios and the resulting fair value of the Level 3 instruments.

F-16

GLORI ENERGY INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

The following table provides a summary of the changes in fair value, including net transfers in and/or out, of all financial assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs during the years ended December 31, 2012 and 2013 (in thousands):

Derivative
and warrant
liabilities
Balance, January 1, 2012	$12
Total unrealized loss included in other income	2,823
Issuances	195
Balance, December 31, 2012	3,030
Termination of derivative liability	(2,329)
Issuances	13,796
Total unrealized gains included in other income	(592)
Balance, December 31, 2013	$13,905

NOTE 7 – DERIVATIVE LIABILITIES

The Company has issued Series A, Series B and Series C Preferred Stock that contain provisions allowing the redeemable preferred stock to be converted to common stock at any time (see Note 10). Management has concluded the conversion features of the redeemable preferred stock are required to be accounted for as derivatives effective January 1, 2009. The conversion features that are classified as derivative liabilities are recorded in the consolidated balance sheets at fair value with changes in the value of these derivatives reflected in the consolidated statements of operations as gain or loss on derivative liabilities. These derivative instruments are not designated as hedging instruments under the FASB standards.

The derivatives were valued using the fair values of the Company at future dates based upon management’s estimate of the most probable scenarios and option pricing models. The Company uses lattice models which take into account volatility, dividend yield of common stock, risk free interest rates, and probability and timing of events negating the benefit of conversion.

All derivative instruments are recorded on the consolidated balance sheets at fair value. As of December 31, 2012, the conversion options were recorded as current derivative liabilities at $2,329,000. The related fair valuation impact on the 2012 statement of operations was a loss on change in fair value of derivative liabilities of $2,317,000.

F-17

GLORI ENERGY INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

In April 2013, the Company filed Amended and Restated Articles of Incorporation that removed the condition that created the embedded derivative with no impact to the Company’s consolidated statement of operations (see Note 10).

NOTE 8 – LONG-TERM DEBT

On June 11, 2012, the Company entered into a secured term promissory note in the amount of $8,000,000. The note contains a 10% annual interest rate subject to increase based upon an increase in the prime rate. The loan is secured by substantially all assets of the Company. The lender also received a warrant to purchase 145,932 shares of the Company’s Series C Preferred Stock at the per share price of $2.741 for a period of 10 years (see Note 10). Equal monthly principal payments are due over 27 months beginning in April 2013 through June 2015 plus an end of term charge of $280,000. As of December 31, 2012 and 2013, the ratable liability for the end of term charge was $48,000 and $144,000, respectively and is included in other long-term liabilities on the accompanying consolidated balance sheets. The loan agreement contains covenants which place restrictions on the incurrence of debt, liens and capital expenditures. The Company is in compliance with all the covenants as of December 31, 2013.

In October 2012, the Company financed the purchase of a truck by executing a promissory note in the amount of approximately $42,000, repayable in monthly installments of approximately $1,000 including interest over four years and bearing interest at 6.24% annually. The promissory note is secured by the respective truck.

F-18

GLORI ENERGY INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Maturities on long-term debt during the next four years are as follows (in thousands):

Year ending
December 31,	Amount

2014	$3,499
2015	1,761
2016	10
$5,270

NOTE 9 – LOSS PER SHARE

The Company follows current guidance for share-based payments which are considered as participating securities. Share-based payment awards that contain non-forfeitable rights to dividends, whether paid or unpaid, are designated as participating securities and are included in the computation of basic earnings per share. However, in periods of net loss, participating securities other than common stock are not included in the calculation of basic loss per share because there is not a contractual obligation for owners of these securities to share in the Company’s losses, and the effect of their inclusion would be anti-dilutive.

The following table sets forth the computation of basic and diluted loss per share (in thousands, except per share data):

	For the Years Ended
	December 31,
	2012	2013
Numerator:

Net loss	$(11,940)	$(10,609)
Less: Accretion of redeemable preferreed stock and preferred stock dividends	(9,736)	(14,317)
Net loss applicable to common stockholders	$(21,676)	$(24,926)

Denominator:

Weighted-average common shares outstanding—basic	3,060	3,201
Effect of dilutive securities	-	-
Weighted-average common shares - diluted	3,060	3,201

Net loss per common share - basic and diluted	$(7.08)	$(7.79)

F-19

GLORI ENERGY INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

The following weighted average securities outstanding were not included in the calculation of weighted average diluted shares outstanding as they would have been anti-dilutive (in thousands of shares):

	Year Ended December
	31,
	2012	2013

Series A preferred stock warrants	46	46
Series A cumulative convertible redeemable preferred stock	476	476
Series B cumulative convertible redeemable preferred stock	2,901	2,901
Series C cumulative convertible redeemable preferred stock	7,297	7,297
Series C-1 cumulative convertible redeemable preferred stock	-	2,912
Series C preferred stock warrants	146	4,400
Series C-1 preferred stock warrants	-	2,594
Common stock warrants	-	3
Common stock options	5,039	5,503

NOTE 10 – TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY

Series A Cumulative Convertible Redeemable Preferred Stock

The Series A Preferred Stock has cumulative dividend rights which are accrued at the per share rate of 4% per annum, compounded quarterly, and are payable if, as and when declared by the Board of Directors or upon certain events (the “Series A Accruing Dividends”), based upon the original issue price of $2.208 per share. No dividends have been declared as of December 31, 2012 and 2013. Dividends in arrears as of December 31, 2012 and 2013 are approximately $2,727,000 and $3,264,000, respectively. In the event of any merger, consolidation, sale, lease, transfer, exclusive license or other disposition of the Company such that the holders of a majority of capital stock immediately prior to such transaction cease to own at least a majority of capital stock immediately after such transaction (a “Liquidating Event”), holders of the Series A Preferred Stock, before any payment shall be made to the holders of Common Stock, will receive the greater of (i) the Series A original issue price plus any Accruing Dividends unpaid thereon or (ii) the amount per share of the Series A Preferred Stock which such holder of Series A Preferred Stock would receive if such holder had converted such shares of Series A Preferred into Common Stock immediately prior to such event. If upon such event the assets available for distribution shall be insufficient to pay the holders of the shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of Series A Preferred Stock share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full (a “Ratable Participation”). For the Series A Preferred Stock liquidation preference and price under a redemption, see Redemption of Preferred Stock.

In addition to the liquidation and redemption provisions, each share of the Series A Preferred Stock is convertible, at the option of the holder, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A original issue price plus any accrued or declared but unpaid dividends on each share, by the conversion price in effect at the time, see Conversion Features of Redeemable Preferred Stock.

F-20

GLORI ENERGY INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Due to the nature of the redemption feature and other provisions, the Company has classified the Series A Preferred Stock as temporary equity. The carrying value is being accreted to its redemption value over a period of five years.

Of the total shares of Series A Preferred Stock issued and outstanding, 452,897 were issued for cash. In October 2007, the Company issued 22,644 Series A Preferred Stock to a common stockholder in satisfaction of a research and development contract that began in October 2006 and expired December 31, 2011. The Company’s Board of Directors determined that the fair value of the work product received by the Company was $500,000.

Series B Cumulative Convertible Redeemable Preferred Stock

The Series B Preferred Stock has cumulative dividend rights which are accrued at the per share rate of 8% per annum, compounded quarterly, and are payable if, as and when declared by the Board of Directors or upon certain events (the “Series B Accruing Dividends”) based upon the original issue price of $5.52 per share. No dividends have been declared as of December 31, 2012 and 2013. Dividends in arrears as of December 31, 2012 and 2013 are approximately $3,853,000 and $5,491,000, respectively. In the case of any Liquidating Event, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to receive, before any payment to the holders of Series A Preferred Stock and Common Stock, an amount per share equal to the greater of (i) two times the Series B Preferred Stock original issue price, plus any Series B Accruing Dividends unpaid thereon, or (ii) the amount per share of the Series B Preferred Stock which such holder of Series B Preferred Stock would receive if such holder had converted such shares of Series B Preferred Stock into Common Stock immediately prior to such event. If upon such event the assets available for distribution shall be insufficient to pay the holders of the shares of Series B Preferred Stock the full amount to which they shall be entitled, the holders of the shares of Series B Preferred Stock will have Ratable Participation. For the Series B Preferred Stock liquidation preference and price under a redemption, see Redemption of Preferred Stock.

In addition to the liquidation and redemption provisions, each share of the Series B Preferred Stock is convertible, at the option of the holder, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B original issue price plus any accrued or declared but unpaid dividends on each share, by the conversion price in effect at the time see Conversion Features of Redeemable Preferred Stock.

Due to the nature of the redemption feature and other provisions, the Company has classified the Series B Preferred Stock as temporary equity. The carrying value is being accreted to its redemption value over a period of five years.

Series C Cumulative Convertible Redeemable Preferred Stock

On December 30, 2011, the Company entered into an agreement for the sale of 2,876,041 shares of its Series C Preferred Stock for proceeds of approximately $7.8 million, of which approximately $5,570,000 was purchased by four holders of Series B Preferred Stock. Of the total proceeds received in December 2011, approximately $1,571,000 represented the issuance of 572,973 Series C Preferred shares in exchange for a convertible promissory note and interest thereon originally issued on May 31, 2011 to Energy Technology Ventures. On January 19, 2012, the Company sold an additional 4,420,566 shares of its Series C Preferred Stock for proceeds of approximately $11.8 million to substantially the same group of investors.

F-21

GLORI ENERGY INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

The Series C Preferred Stock has cumulative dividend rights which are accrued at the per share rate of 8% for the first year following the date of issuance of the Series C Preferred Stock, (the “Original Issue Date”), 10% from the first anniversary date of the Original Issue Date to the day prior to the second anniversary of the Original Issue Date, and 12% from and after the third anniversary of the Original Issue Date. Dividends compound quarterly and are payable if, as and when declared by the Board of Directors or upon certain events (the “Series C Accruing Dividends”) based upon the original issue price of $2.741 per share. No dividends have been declared as of December 31, 2012 and 2013. Dividends in arrears as of December 31, 2012 and 2013 are approximately $1,682,000 and $3,966,000, respectively. In the case of any Liquidating Event, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to receive, before any payment to the holders of Series A and Series B Preferred Stock and Common Stock, an amount per share equal to the greater of (i) two times the Series C Preferred Stock original issue price, plus any Series C Accruing Dividends unpaid thereon, or (ii) the amount per share of the Series C Preferred Stock which such holder of Series C Preferred Stock would receive if such holder had converted such shares of Series C Preferred into Common Stock immediately prior to such event. If upon such event the assets available for distribution shall be insufficient to pay the holders of the shares of Series C Preferred Stock the full amount to which they shall be entitled, the holders of the shares of Series C Preferred Stock shall share a Ratable Participation. For the Series C Preferred Stock liquidation preference and price under a redemption, see Redemption of Preferred Stock.

In addition to the liquidation and redemption provisions, each share of the Series C Preferred Stock is convertible, at the option of the holder, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series C original issue price plus any accrued or declared but unpaid dividends on each share, by the conversion price in effect at the time see Conversion Features of Redeemable Preferred Stock.

Due to the nature of the redemption feature and other provisions, the Company has classified the Series C Preferred Stock as temporary equity. The carrying value is being accreted to its redemption value over a period of five years.

Series C-1 Cumulative Convertible Redeemable Preferred Stock

On April 30, 2013, the Company executed the Series C-1 Preferred Stock and Warrant Purchase Agreement for the sale of 4,462,968 shares of its Series C-1 Preferred Stock at the per share price of $2.741 for net proceeds of $11.7 million. The Series C-1 Preferred Shares are substantially equivalent to the Series C Preferred Shares. For the Series C-1 Preferred Stock liquidation preference and price under a redemption see Redemption of Preferred Stock and Conversion Features of Redeemable Preferred Stock.

In addition to the Series C-1 Preferred shares, each Series C-1 investor received warrants to acquire Series C-1 and Series C Preferred Stock equal to 325,000 shares of Series C-1 Preferred Stock for each $1 million of investment and warrants to acquire 325,000 shares of Series C Preferred Stock for each $1 million of previous investment in Series C Preferred Stock, see Series C Preferred Stock Warrants and Series C-1 Preferred Stock Warrants.

No dividends have been declared as of December 31, 2013 and dividends in arrears as of December 31, 2013 are $827,000.

F-22

GLORI ENERGY INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Redemption of Preferred Stock

The holders of at least 66⅔ percent of the then outstanding shares of Series C-1 Preferred Stock, Series C Preferred Stock and Series B Preferred Stock, voting together as a single class, may, by written notice, on or after April 30, 2018, require the Company to redeem either (a) all of the outstanding shares of Series C and Series C-1 Preferred Stock (a “Series C/C-1 Redemption”) or (b) all outstanding shares of Preferred Stock (a “Preferred Stock Redemption”). The redemption price for Series B Preferred Stock, Series C Preferred Stock, and Series C-1 Preferred Stock is a price per share of two times the issuance price plus accrued dividends. The Series A redemption price is the issuance price plus accrued dividends. If a redemption request is made, then the Company shall redeem either (i) in the case of a Series C/C-1 Redemption, all of the outstanding shares of Series C Preferred Stock and Series C-1 Preferred Stock, or (ii) in the case of a Preferred Stock Redemption, first, all outstanding shares of Series C Preferred Stock and Series C-1 Preferred Stock, second, all outstanding shares of Series B Preferred Stock, and third, all outstanding shares of Series A Preferred Stock, at per share amounts equal to the respective redemption amounts, in three equal annual installments commencing 60 days after the receipt of the redemption notice.

Conversion Features of Redeemable Preferred Stock

The conversion prices for the Series C-1 Preferred Stock, the Series C Preferred Stock, the Series B Preferred Stock, the Series A Preferred Stock, and the Series C-1 Preferred Stock, the Series C Preferred Stock and the Series A Preferred Stock underlying the respective Preferred Stock Warrants are subject to adjustment for stock splits and for certain dividends or other distributions payable on the Common Stock in additional shares of the Company.

The original issue price of the Series A Preferred Stock was $2.208 per share; however, as a result of the issuance of 1,578,976 shares of Series B Preferred Stock on October 15, 2009 and the issuance of 1,050,416 shares of Series B Preferred Stock on October 7, 2010, pursuant to the terms of the anti-dilution provisions set forth in the Company’s Amended and Restated Certificate of Incorporation, the conversion price of the Series A Preferred Stock was reduced to $1.028 per share. The conversion price adjustment provisions essentially reduce the conversion price as a function of the number of common shares outstanding before and after sales of preferred stock which are issued at a price per share less than the original issue price.

The Series B Preferred Stock has similar conversion price adjustment provisions. The conversion price of the Series B Preferred Stock is $0.552, which is the original issue price adjusted for the 10 to 1 stock split which was effective in May of 2010.

The Series C and Series C-1 Preferred Stock have optional conversion provisions by which, in the event of a Deemed Liquidating Event, generally defined as a merger or consolidation resulting in a transfer of at least a majority of the voting power of the Company’s shares of capital stock, or a Qualified Private Equity Financing, generally defined as the placement of capital shares in one transaction or a series of related transactions to new investors for gross proceeds of at least $10 million, the shares of Series C and Series C-1 Preferred Stock may be converted into Common Stock at the lesser of the current Series C and Series C-1 Conversion Price or 40% of the consideration per share of Common Stock to be received from Deemed Liquidating Event or Qualified Private Equity Financing (60% should the Qualified Private Equity Financing occur within one year of the Original Issue Date of the respective shares), as determined in good faith by the Board of Directors.

F-23

GLORI ENERGY INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Embedded Derivatives

In accordance with the provisions of ASC 815, the Company identified the conversion feature of the Company’s Series A, Series B and Series C cumulative convertible redeemable preferred stock as an embedded derivative which would be classified as a liability, with changes in fair value of the derivatives at each consolidated balance sheet date reflected in the Company’s consolidated results of operations.

The Company has computed the fair value of the embedded derivatives for the year ended December 31, 2012 using the following assumptions: a probability of an event negating the value of conversion of 12%, an expected volatility of 55%, a minimum time to redemption period of 3 years, no dividend yield and a risk free interest rate of 0.3%.

In connection with the issuance of the Series C-1 cumulative convertible preferred stock, the Company filed Amended and Restated Articles of Incorporation that, among other things, removed the condition that created the embedded derivative. As a result, in April 2013 the Company recognized a contribution to capital of the fair value of the embedded derivative of $2.3 million.

Series A Preferred Stock Warrants

At December 31, 2012 and 2013, the Company had outstanding warrants which entitle holders to purchase an aggregate of 46,311 shares of Series A Preferred Stock at an exercise price of approximately $22.08 per share. Of the total, 45,289 were issued in November 2006 and are exercisable through November 30, 2014 and 1,022 were issued August 2008 and are exercisable through August 5, 2015. The exercise price was based upon the per share price of previous sales of Series A Preferred Stock. These warrants are measured at fair value and are recorded as a liability of $506,000 and $831,000, respectively in the accompanying consolidated balance sheets.

Series C Preferred Stock Warrants

At December 31, 2012 and 2013, the Company had an outstanding warrant which entitles the holder to purchase an aggregate of 145,932 shares of Series C Preferred Stock at an exercise price of $2.741 per share through June 11, 2022. The warrant was issued in June 2012 in conjunction with the long-term borrowing (see Note 8). The warrant is measured at fair value and is recorded as a liability of $195,000 and $182,000 as of December 31, 2012 and 2013, respectively in the accompanying consolidated balance sheets.

At December 31, 2013, the Company had outstanding warrants issued in connection with the sale of Series C-1 Preferred Stock that entitle the holders to purchase an aggregate of 6,337,494 shares of Series C Preferred stock at an exercise price of $2.741 through April 2023. These warrants are measured at fair value and shown as a liability of $7,922,000 at December 31, 2013 in the accompanying consolidated balance sheet.

F-24

GLORI ENERGY INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

C-1 Preferred Stock Warrants

At December 31, 2013, the Company had outstanding warrants issued in connection with the sale of Series C-1 Preferred Stock that entitle the holders to purchase an aggregate of 3,975,718 shares of Series C-1 Preferred stock at an exercise price of $2.741 through April 2023. These warrants are measured at fair value and are recorded, net of the subscription, as a liability of $4,970,000 at December 31, 2013 in the accompanying consolidated balance sheet.

Common Stock Warrants

The Company issued to a vendor a warrant to purchase 26,040 shares of the Company’s Common Stock for $2.208 per share through March 2012. In February 2012, this warrant was exercised for proceeds of $57,000. Management has determined the value of the service rendered to be nominal and no expense has been recorded within the consolidated statements of operations.

The Company has issued to a shareholder a warrant to acquire 31,031 shares of common stock pursuant to an agreement to settle a liability for services in the amount of approximately $170,000. In January 2012, this warrant was exercised.

The Company issued a warrant to acquire 25,000 shares of common stock at an exercise price of $2.74 in November 2013 in exchange for consulting services related to operations of the Company’s Russian subsidiary, OOO Glori Energy. No value has been assigned to this warrant as the value was determined to be insignificant.

NOTE 11 – INCOME TAXES

At December 31, 2012 and 2013, the Company has net operating loss (“NOL”) carry forwards for federal income tax reporting purposes of approximately $22.1 million and $31.4 million, respectively. The NOL carry forwards will begin to expire in the year 2025. At December 31, 2012 and 2013 the Company had tax credit carry forwards of approximately $248,000 and $367,000 that will begin to expire in 2027. The NOL carry forward has been reduced by approximately $5.4 million because management estimates such amount of the loss carry forwards will expire due to limitations from changes in control.

Income tax benefit for the periods presented differs from the U.S. Federal benefit calculated at the statutory income tax rate due to the following (in thousands):

	Year Ended December 31,
	2012	2013

Federal benefit at statutory income tax rate	$(4,059)	$(3,607)
R&D credits	-	(118)
Non-deductible expenses (nontaxable income)	663	(17)
State income taxes	(25)	(19)
Embedded derivative cancellation	-	797
Other permanent items	(67)	-
Change in valuation allowance	3,488	2,964
Taxes on income	$-	$-

F-25

GLORI ENERGY INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

The tax effects of temporary differences that give rise to significant portions of the Company’s net deferred tax assets at December 31, 2012 and 2013 are as follows (in thousands):

	December 31,
	2012	2013

Deferred tax assets:
Federal net operating loss carryforwards	$7,702	$10,737
Derivative liabilities	800	-
Deferred revenue	324	439
Research credits	248	367
Change in fair value of warrant liabilities	174	(29)
Asset retirement obligation	78	104
Property and equipment	13	556
Allowance for doubtful accounts	-	27
Accrued expenses and other, net	49	151
	9,388	12,352

Less: valuation allowance	(9,388)	(12,352)
Deferred tax asset, net	$-	$-

The NOL carryforwards result in deferred tax assets for which a full valuation allowance has been established for financial reporting purposes because realization of a future tax deduction is deemed not more likely than not. Accordingly, no net deferred tax asset has been recorded in the accompanying consolidated balance sheets. Internal Revenue Code Section 382 places a limitation (the “Section 382 Limitation”) on the amount of taxable income that can be offset by an NOL after a change in control (typically, a greater than 50% change in ownership) of a loss corporation. Generally, after a control change, loss corporations cannot deduct NOL carryforwards in excess of the Section 382 Limitation. Due to these “change in ownership” provisions, utilization of the NOL carryforwards may be subject to an annual limitation regarding their utilization against taxable income in future periods.

Management believes that the issuance of Series B Preferred Stock on October 15, 2009 has resulted in the Section 382 Limitation, and thereby the federal net operating loss carryovers have been reduced by the estimated effect.

The Company had no uncertain tax positions as of December 31, 2012. As of December 31, 2013, the Company had an uncertain tax position related to not filing Form 926 Return by a U.S. Transferor of Property to a Foreign Corporation in the amount of approximately $31,000, for the tax years 2010 and 2011. This form would have reported cash transfers to support the operations of its subsidiary Glori Oil S.R.L. The Company intends to amend these returns and believes any liability will be abated; accordingly, the Company has not recognized any liability in the accompanying consolidated financial statements. The Company does not expect a material change to the consolidated financial statements related to uncertain tax positions in the next 12 months.

At December 31, 2012 and 2013, the Company had NOLs in Canada of $720,000 and $267,000, respectively which will begin to expire in 2031. These net operating loss carryforwards result in deferred tax assets for which a full valuation allowance has been established for financial reporting purposes because realization of a future tax deduction is deemed not more likely than not.

F-26

GLORI ENERGY INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

NOTE 12 – EMPLOYEE RETIREMENT SAVINGS PLAN

The Company sponsors an employee retirement saving plan (the “401(k) Plan”) that is intended to qualify under Section 401(k) of the Internal Revenue Code. The 401(k) Plan is designed to provide eligible employees with an opportunity to make regular voluntary contributions into a long-term investment and saving program. There is no minimum age or service requirement to participate, and the Company may make discretionary matching contributions. For the years ended December 31, 2012 and 2013, the Company made no discretionary matching contributions.

NOTE 13 – COMMITMENTS AND CONTINGENCIES

Litigation

From time to time, the Company may be subject to legal proceedings and claims that arise in the ordinary course of business. The Company is not a party to any material litigation or proceedings and is not aware of any material litigation or proceedings, pending or threatened against it.

Commitments

The Company leases its Houston office, laboratory, and manufacturing facility and Gull Lake, Saskatchewan warehouse facility under operating leases. The Houston facility lease expires in May 2014 (see Note 15) is leased for $10,586 per month and the Saskatchewan warehouse is a month-to-month lease which rents for $1,000 per month and is cancellable with 30 days’ notice.

In April 2013, the Company entered into an additional office space lease agreement adjacent to the current office location in Houston Texas. The monthly rent is $8,250 and the lease expires in May 2014. In addition to the lease commitments, the Company also has various other commitments such as technology hardware and support and software commitments.

Approximate minimum future rental payments under these noncancellable operating leases as of December 31, 2013 are as follows (in thousands):

Year Ending
December 31,
2014	$137
2015	4
2016	1
$142

Total rent expense for the years ended December 31, 2012 and 2013 was $181,000 and $265,000, respectively.

F-27

GLORI ENERGY INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

NOTE 14 – STOCK BASED COMPENSATION

Stock Incentive Plan

In September 2012, the Compensation Committee of the Board of Directors authorized the reservation and issuance of an additional 226,508 shares of Common Stock pursuant to the Glori Oil Limited 2006 Stock Option and Grant Plan (the “Plan”), increasing the total Common Stock available for issuance under the Plan to 5,680,248 as of December 31, 2012. Through unanimous consent of the Board of Directors, the reservation of an additional 1,156,690 shares of Common Stock were authorized in July 2013 and 648,514 in December 2013 increasing the total Common Shares to 7,485,452 available for issuance under the Plan as of December 31, 2013. These shares of Common Stock are available for issuance to officers, directors, employees and consultants of the Company. Options are typically issued at an exercise price equal to the fair market value of the Company’s Common Stock at the grant date, as determined by the Board of Directors. Generally, the options vest 25 percent after 1 year, and thereafter ratably by month over the next 36 months, and may be exercised for a period of 10 years subject to vesting. At December 31, 2012, the Company had 5,039,137 options to purchase shares outstanding under the Plan, of which 2,946,678 were exercisable. At December 31, 2013, the Company had 6,734,322 options to purchase shares outstanding under the Plan, of which 5,473,948 were exercisable.

The Company has computed the fair value of all options granted during the years ended December 31, 2012 and 2013, using the following assumptions:

	Year Ended December 31,
	2012	2013

Risk-free interest rate	0.87%	2.23%
Expected volatility	89%	55%
Expected dividend yield	-	-
Expected life (in years)	4.47	7.09
Expected forfeiture rate	-	-

F-28

GLORI ENERGY INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

The following tables summarize the activity of the Company’s Plan related to stock options:

			Weighted
		Weighted	average
		average	remaining
	Number	exercise	contractual
	of options	price per share	term (years)
Outstanding - January 1, 2012	4,215,248	$0.35	8.4
Awarded	872,978	$1.15
Forfeited or Expired (1)	(49,089)	$0.39
Outstanding as of December 31, 2012	5,039,137	$0.49	7.7
Awarded	2,650,173	$0.40
Exercised	(229,108)	$0.08
Forfeited or Expired (1)	(725,880)	$0.64
Oustanding as of December 31, 2013	6,734,322	$0.28	7.7
Exercisable as of December 31, 2013	5,473,948	$0.26	7.5

(1)	Management considers the circumstances generating these forfeitures to be unusual and nonrecurring in nature; accordingly, no allowance for forfeitures of options to purchase shares has been considered in determining future vesting or expense.

The total intrinsic value of options exercised for the year ended December 31, 2013 was $74,000. The aggregate intrinsic value of options outstanding and exercisable as of December 31, 2012 is $3,339,000 and $2,729,000, respectively. The aggregate intrinsic value of options outstanding and exercisable as of December 31, 2013 is $782,000 and $768,000, respectively. The total fair value of options vested in fiscal years 2012 and 2013 was $223,000 and $818,000, respectively.

Stock-based compensation expense is included primarily in selling, general and administrative expense and was $291,000 and $774,000 for the years ended December 31, 2012 and 2013, respectively. The Company has future unrecognized compensation expense for nonvested shares at December 31, 2013 of $555,000 and a remaining weighted average vesting period of 2.2 years.

On June 4, 2013, the Compensation Committee of the Board of Directors approved the reduction in the exercise price from $1.15 per share to $.40 per share of approximately 1.8 million previously issued options. The effect of the reduction was included in compensation expense for the year ended December 31, 2013.

F-29

GLORI ENERGY INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

NOTE 15 – SUBSEQUENT EVENTS

Management has evaluated subsequent events through March 20, 2014, the date the consolidated financial statements were available to be issued, and identified the following matters:

Management has undertaken the dissolution of Glori Oil S.R.L. and is awaiting confirmation on the effectiveness of the dissolution. During the years ended December 31, 2012 and 2013, the Company derived no revenue from this subsidiary and at December 31, 2013, the subsidiary had no assets. Management does not anticipate significant expenses for any remaining dissolution efforts.

On January 8, 2014, the Company executed a Merger and Share Exchange Agreement with Infinity Cross Border Acquisition Corporation (“Infinity Corp.” - a special purpose acquisition company or blank check company) which must be concluded by April 25, 2014. The business combination is considered a recapitalization of the Company, after which the current Glori shareholders will retain a substantial majority of both the voting interest and the Board of Directors. The Company’s current management will also be retained.

Management estimates that the Company will receive at least $22.3 million dollars net of estimated expenses, subject to adjustment for various terms of the transaction and transaction costs. All of the Company’s common shares, preferred shares and warrants will be exchanged for approximately 23.6 million common shares of Infinity Corp., and accordingly, the Company will no longer have liabilities for the fair value of warrants and temporary equity currently reported in the accompanying consolidated balance sheets.

Infinity Corp. is publicly traded and is listed on NASDAQ. Upon consummation of the transaction, the name of the new entity will be Glori Energy Inc.

Related to this Merger and Share Exchange Agreement, between December 30, 2013 and January 2, 2014, the Company executed two agreements with unrelated parties to obtain an opinion with respect to the fairness of the transaction and for assistance with the proposed Merger and Share Exchange Agreement. Total fees for these two agreements are approximately $325,000, of which $200,000 is contingent upon consummation of the Merger and Share Exchange Agreement. The Company also previously executed an agreement with an affiliate of one of the Company’s preferred shareholders and directors to evaluate financing alternatives. This affiliated agreement will require fees of $400,000 contingent upon the consummation of the Merger and Share Exchange Agreement.

On February 21, 2014 the Company reached an agreement in principal with the landlord of the Company’s office, laboratory and warehouse space in Houston, Texas to extend the lease for an additional 36 months, at a comparable monthly rate.

On March 14, 2014, Glori Energy Production, a newly created subsidiary of Glori Holdings Inc., a subsidiary of the Company, acquired certain oil, gas and mineral leases in Wood County Texas (the “Coke Field Acquisition”) from Petro-Hunt L.L.C. for (i) $38 million in cash and a $2 million convertible note payable to the Seller and, subject to purchase price adjustments primarily for net revenues in excess of direct operating expenses of the property since January 1, 2014 through acquisition date, and (ii) the assumption of the asset retirement obligation related to plugging and abandoning the Coke Field Acquisition. Approximately $800,000 of the excess net revenue was realized at Closing by reducing the actual cash paid to Petro-Hunt LLC to $37.2 million, and further favorable adjustments are expected. The note payable to Petro-Hunt L.L.C. has a one year term bearing interest at 6% and is convertible into 250,000 common shares of Infinity Corp. at either party’s option upon consummation of the business combination with Infinity Corp.

The Company entered into two debt transactions and the sale of C-2 cumulative convertible redeemable preferred shares (“Series C-2 Preferred Stock”) and C-2 preferred share warrants to partially finance a portion of the $37.2 million cash portion of the acquisition. The debt financing consists of two notes of $18 million and $4 million which closed on March 14, 2014.

The $18 million note is a senior secured term loan facility secured by the assets of Glori Energy Production and has a three year term bearing interest at 11% and is payable in principal payments of $112,500 plus interest quarterly. The credit agreement requires additional quarterly principal payments, applied to the loan balance, of 50% of the excess cash flows, as defined, from the Coke Field Acquisition during the first year and 75% thereafter.

The $4 million note has a 2 year term bearing interest at 12% and is secured by the assets of the Company but is subordinate to exiting Company debt. The note must be liquidated within 60 days of consummation of the business combination with Infinity Corp., and Glori will incur a 10% existing pre-payment penalty.

In addition to the debt, effective March 13, 2014, Glori issued to current investors 1,842,028 shares of Series C-2 Preferred Stock and 1,640,924 Series C-2 preferred share warrants for gross proceeds of $5,049,000. The Series C-2 Preferred Stock has preference in liquidation but is otherwise substantially equivalent to the Series C Preferred Stock and Series C-1 Preferred Stock.

In connection with the execution of mutual releases, on March 19, 2014, the Company reimbursed $105,000 of certain expenses incurred by a third party related to a potential banking arrangement.

NOTE 16 – SUPPLEMENTAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (Unaudited)

Reserve Quantity Information

For all years presented, the estimate of proved reserves and related valuations were based on reports prepared by the Company’s independent petroleum engineers.

Proved reserve estimates included herein conform to the definitions prescribed by the U.S. Securities and Exchange Commission. The estimates of proved reserves are inherently imprecise and are continually subject to revision based on production history, results of additional exploration and development, price changes and other factors.

F-30

GLORI ENERGY INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Proved reserves are estimated quantities of crude oil, natural gas and natural gas liquids, which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under economic and operating conditions existing as of the end of each respective year. Proved developed reserves are those that are expected to be recovered through existing wells with existing equipment and operating methods.

Presented below is a summary of the changes in estimated proved reserves of the Company, all of which are located in the United States, for the years ended December 31, 2012 and 2013:

Quantities of Proved Reserves:

Crude Oil
(MMBls)

Proved Developed Reserves, January 1, 2012	160
Revisions of previous estimates (1)	(127)
Purchase of minerals in place (2)	75
Production	(5)
Proved Developed Reserves, December 31, 2012	103
Revisions of previous estimates (3)	(79)
Production	(6)
Proved Developed Reserves, December 31, 2013	18

1)	The Etzold field was developed in phases. During 2011 only the initial phase was operating and thus the reserves for the second phase were based on the results achieved in the initial phase. These reserve estimates declined as of December 31, 2012 since the second phase production results were not as economically favorable as the initial phase.

2)	In September 2012, the Company acquired a 100% working interest in a property adjacent to the Company’s previously leased property in Kansas, the Etzold Field.

3)	Unfavorable production results on wells achieved in 2013 led to the Company’s decision to abandon the proved developed behind pipe reserves as recent results indicated these reserves would be uneconomic to produce.

Proved Developed and Undeveloped Reserves:

Crude Oil
(MMBls)

December 31, 2012
Proved developed reserves	103
Proved undeveloped reserves	-
Total	103

December 31, 2013
Proved developed reserves	18
Proved undeveloped reserves	-
Total	18

F-31

GLORI ENERGY INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Capitalized Costs Related to Oil and Gas Producing Activities

The following table presents the Company’s capitalized costs related to oil and gas producing activities at December 31, 2012 and 2013 (in thousands):

	December 31,
	2012	2013

Unproved properties	$-	$-
Proved properties	3,057	3,141
Total	3,057	3,141
Less - accumulated depreciation, depletion and amortization (1)	(103)	(2,493)
Net capitalized costs	$2,954	$648

(1) Accumulated depreciation, depletion and amortization includes the 2013 oil and gas property impairment of $2,190,000

Costs Incurred in Oil and Gas Producing Activities

The following table presents the net costs incurred in property acquisition, exploration and development activities for the years ended December 31, 2012 and 2013 (in thousands):

	Year Ended December 31,
	2012	2013
Acquisition of properties	$139	$-

Development	1,227	84

Total costs incurred	$1,366	$84

F-32

GLORI ENERGY INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Results of Operations from Oil and Gas Producing Activities

The following table presents the Company’s results of operations from oil and gas producing activities for the years ended December 31, 2012 and 2013 (in thousands):

	For the Year Ended
	December 31,
	2012	2013

Revenues from oil and gas producing activities	$463	$576

Production costs	528	475
State severance taxes	21	26
Impairment of oil and gas property	-	2,190
Depreciation, depletion and amortization	111	177

Total expenses	660	2,868

Pre-tax loss from producing activites	(197)	(2,292)

Income tax expense	-	-

Results of oil and gas producing activities	$(197)	$(2,292)

Standardized Measure of Discounted Future Net Cash Flows

The standardized measure of discounted future net cash flows relating to proved oil and gas reserves and the changes in standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves were prepared in accordance with ASC 932, Extractive Activities – Oil and Gas. Future cash inflows as of December 31, 2012 and 2013, were computed by applying average fiscal-year prices (calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month periods ended December 31, 2012 and 2013) to estimated future production. Future production and development costs are computed by estimating the expenditures to be incurred in developing and producing the proved oil and natural gas reserves at year-end, based on year-end costs and assuming the continuation of existing economic conditions.

F-33

GLORI ENERGY INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Future income tax expense is calculated by applying appropriate year-end tax rates to future pretax net cash flows relating to proved oil and natural gas reserves, less the tax basis of the properties involved. Future income tax expense gives effect to permanent differences, tax credits and loss carry forwards relating to the proved oil and natural gas reserves. Future net cash flows are discounted at a rate of 10% annually to derive the standardized measure of discounted future net cash flows. This calculation does not necessarily result in an estimate of the fair value of the Company’s oil and gas properties.

Presented below is the standardized measure of discounted future net cash flows (in thousands):

December 31, 2012
Future cash inflows	$9,087
Future production and development costs
Production	(5,203)
Development	(721)
Future cash flows before income taxes	3,163
Future income taxes	(225)
Future net cash flows after income taxes	2,938
10% annual discount for estimated timing of cash flows	(1,150)
Standardized measure of discounted future net cash flows	$1,788

December 31, 2013
Future cash inflows	$1,603
Future production and development costs
Production	(896)
Development	-
Future cash flows before income taxes	707
Future income taxes	-
Future net cash flows after income taxes	707
10% annual discount for estimated timing of cash flows	(146)
Standardized measure of discounted future net cash flows	$561

F-34

GLORI ENERGY INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

The following reconciles the changes in the standardized measure of discounted future net cash flows (in thousands):

January 1, 2012	$1,020

Changes from:
Sales, net of production costs	65
Net changes in prices and production costs	(1,233)
Changes in estimated future development costs	(596)
Development costs incurred during the year, previously estimated	1,031
Revisions to quantity estimates	(770)
Accretion of discount	245
Purchases of reserves in place	1,351
Net changes in income taxes	(164)
Changes in timing of cash flows and other	839
December 31, 2012	$1,788

Changes from:
Sales, net of production costs	(101)
Net changes in prices and production costs	(15)
Changes in estimated future development costs	(655)
Revisions to quantity estimates	(638)
Accretion of discount	56
Net changes in income taxes	(65)
Changes in timing of cash flows and other	191
Net decrease in standardized measure	(1,227)
December 31, 2013	$561

F-35

GLORI ENERGY INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

NOTE 17 – SELECTED QUARTERLY FINANCIAL RESULTS (Unaudited)

Summary data relating to the results of operations for the years ended December 31, 2013 and 2012 follows (in thousands, except per share data):

	Three Months ended
	March 31	June 30	September 30	December 31
Year ended December 31, 2013
Net revenues	$724	$935	$775	$785
Loss from operations	(2,028)	(1,821)	(1,766)	(4,557)
Net loss applicable to common stockholders	(4,945)	(5,580)	(4,904)	(9,497)
Net Loss per common share, basic and diluted[1]	$(1.60)	$(1.78)	$(1.49)	$(2.88)
Weighted average shares outstanding, basic and diluted	3,087	3,127	3,295	3,295

Year ended December 31, 2012
Net revenues	$482	$657	$383	$659
Loss from operations	(1,534)	(1,629)	(1,818)	(3,661)
Net loss applicable to common stockholders	(4,046)	(3,949)	(4,402)	(9,279)
Net Loss per common share, basic and diluted[1]	$(1.33)	$(1.29)	$(1.44)	$(3.03)
Weighted average shares outstanding, basic and diluted	3,042	3,066	3,066	3,066

[1]	Quarterly loss per share is based on the weighted average number of shares outstanding during the quarter. Because of changes in the number of shares outstanding during the quarters, due to the excersise of stock options and issuance of commom stock, the sum of quarterly losses per share may not equal loss per share for the year.

F-36

Report of Independent Registered Public Accounting Firm

To The Board of Directors and Shareholders of Infinity Cross Border Acquisition Corporation:

We have audited the accompanying balance sheets of Infinity Cross Border Acquisition Corporation (a corporation in the development stage) (the “Company”) as of March 31, 2013 and 2012, and the related statement of operations, cash flows and changes in shareholders’ equity for the year ended in March 31, 2013 and for the periods from April 6, 2011 (date of inception) to March 31, 2012 and 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles we used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that out audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material aspects, the financial position of Infinity Cross Border Acquisition Corporation (a company in the development stage) as of March 31, 2013 and 2012 and the related statement of operations, cash flows and the changes in shareholders’ equity for the year ended in March 31, 2013 and for the periods from April 6, 2011 (date of inception) to March 31, 2012 and 2013 in conformity with U.S. generally accepted accounting principles.

/s/ Ziv Haft
Tel Aviv, Israel	Ziv Haft
July 25, 2013	Certified Public Accountants (Isr.)
BDO Member Firm

F-37

INFINITY CROSS BORDER ACQUISITION CORPORATION

(a corporation in the development stage)

BALANCE SHEETS

	March 31, 2013	March 31, 2012
ASSETS

Current assets
Cash	$385,128	$152
Prepaid expenses	10,466	-
Deferred offering costs (Note 2)	-	62,500
Restricted cash held in trust (Note 1,7)	46,013,666	-
Total Assets	$46,409,260	$62,652

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities

Note and advances payable to affiliate (Note 4)	$-	$55,940
Accrued offering costs	-	8,836
Accrued expenses	128,097	-
Deferred legal fees	100,000	-
Warrant Liability	6,024,900	-
Total current liabilities	6,252,997	64,776

Commitments and Contingencies (Note 1,3,4,6)

Ordinary shares subject to possible redemption; 4,394,533 and 4,394,533 shares (at redemption value)	35,156,262	-

Shareholders’ Equity:
Ordinary shares, no par value; unlimited shares authorized; 2,792,967 issued and outstanding (which excludes 4,394,533 shares subject to possible redemption as of March 31, 2013); 1,437,500 issued and outstanding as of March 31, 2012 (Note 5)	-	-

Additional paid-in capital	5,000,001	25,000

Deficit accumulated during the development stage	-	(27,124)
Total shareholders’ equity	5,000,001	(2,124)
Total liabilities and shareholders’ equity	$46,409,260	$62,652

The accompanying notes should be read in conjunction with the financial statements

F-38

INFINITY CROSS BORDER ACQUISITION CORPORATION

(a corporation in the development stage)

STATEMENTS OF OPERATIONS

	Year ended March 31,	Period from April 6, 2011 (inception) to March 31, 2012	Period from April 6, 2011 (inception) to March 31, 2013
	2013
Formation and operating costs	$294,154	$27,124	$321,278
Increase in fair value of Trust Fund	$(13,666)	$-	$(13,666)
Increase in fair value of warrant liability	$105,700	$-	$105,700

Net loss attributable to ordinary shares not subject to possible redemption	$(386,188)	$(27,124)	$(413,312)

Weighted average number of ordinary shares outstanding, excluding shares subject to possible redemption	2,365,902	1,437,500	1,906,195

Net loss per ordinary share, excluding shares subject to possible redemption	$(0.16)	$(0.02)	$(0.22)

The accompanying notes should be read in conjunction with the financial statements

F-39

INFINITY CROSS BORDER ACQUISITION CORPORATION

 (a corporation in the development stage)

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the period from April 6, 2011 (inception) to March 31, 2013

	Ordinary shares		Additional paid-in capital	Deficit accumulated during the development stage	Total Shareholders’ equity
	Shares	Amount

Sale of ordinary shares to Sponsor on April 6, 2011 at approximately $ 0.022 per share (Note 4)	1,150,000	$-	$25,000	$-	$25,000

Net loss attributable to ordinary shares not subject to possible redemption	-	-	-	(27,124)	(27,124)

Balances as of March 31, 2012 (Audited)	1,150,000	-	25,000	(27,124)	(2,124)

Share increase as a result of a 1.25 for 1 forward stock split	287,500	-	-	-	-

Sale on July 25 and July 26, 2012, of 5,750,000 units through public offering at $8 per unit (including 4,432,984 shares subject to possible redemption)	5,750,000	-	46,000,000	-	46,000,000

Underwriter’s discount and offering expenses	-	-	(1,946,225)	-	(1,946,225)

Warrant liability	-	-	(5,919,200)	-	(5,919,200)

Proceeds from issuance of warrants	-	-	2,410,000	-	2,410,000

Proceeds subject to possible redemption of 4,394,533 ordinary shares at redemption value	(4,394,533)	-	(35,569,574)	413,312	(35,156,262)

Net loss attributable to ordinary shares not subject to possible redemption	-	-	-	(386,188)	(386,188)

Balances as of March 31, 2013 (Audited)	2,792,967	-	5,000,001	-	5,000,001

The accompanying notes should be read in conjunction with the financial statements

F-40

INFINITY CROSS BORDER ACQUISITION CORPORATION

(a corporation in the development stage)

STATEMENTS OF CASH FLOWS

	Year ended March 31, 2013	Period from April 6, 2011 (inception) to March 31, 2012	Period from April 6, 2011 (inception) to March 31, 2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss for the period	(386,188)	(27,124)	(413,312)
Adjustments to reconcile net income to net cash used in operating activities:
Increase in fair value of warrant liability	105,700	-	105,700
Increase in fair value of Trust Fund	(13,666)	-	(13,666)
Change in operating liabilities:
Prepaid expenses	(10,466)	-	(10,466)
Accrued expenses	128,097	-	128,097
Deferred legal fees	100,000	-	100,000
Net cash used in operating activities	(76,523)	(27,124)	(103,647)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash contributed to Trust Fund	(46,000,000)	-	(46,000,000)
Net cash used in investing activities	(46,000,000)	-	(46,000,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Deferred offering costs	53,664	(53,664)	-
Proceeds from sale of ordinary shares to Sponsor	-	25,000	25,000
Proceeds from note and advances payable to affiliate	(55,940)	55,940	-
Proceeds from issuance of warrants	2,410,000	-	2,410,000
Portion of net proceeds from sale of units through Public offering allocable to shares subject to possible redemption	39,078,774	-	39,078,774
Net proceeds from sale of units through public offering allocable to shareholders’ equity	4,975,001	-	4,975,001
Net cash provided by financing activities	46,461,499	27,276	46,488,775

Net increase in cash	384,976	152	385,128
Cash beginning of period	152	-	-
End of period	385,128	152	385,128

SUPPLEMENTAL SCHEDULE FOR NON-CASH FINANCING ACTIVITIES
Deferred offering costs included in accrued offering costs	-	8,836	8,836
Deferred legal fees	100,000	-	100,000
Adjustment for warrant liability in connection with the public offering	5,919,200	-	5,919,200

The accompanying notes should be read in conjunction with the financial statements

F-41

INFINITY CROSS BORDER ACQUISITION CORPORATION

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

1. Organization and Business Operations

Incorporation

Infinity Cross Border Acquisition Corporation f/k/a Infinity China 1 Acquisition Corporation (the “Company”) was incorporated in the British Virgin Islands on April 6, 2011.

Sponsor

The Company’s sponsors are Infinity I-China Fund (Cayman), L.P., Infinity I-China Fund (Israel), L.P., Infinity I-China Fund (Israel 2), L.P. and Infinity I-China Fund (Israel 3), L.P., the general partner of each of aforementioned funds is Infinity-CSVC Partners, Ltd., a Cayman Islands exempted company (the “Sponsor”).

Fiscal Year End

The Company has selected March 31 as its fiscal year end.

Business Purpose

The Company was formed to effect a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (an “Initial Business Combination”).

Financing

The registration statement for the Company’s initial public offering was declared effective on July 19, 2012. On July 25, 2012, the Company consummated a public offering of 5,000,000 units (the “Public Units”) (the “Public Offering” – Note 3).  Each Unit consists of one ordinary share, no par value (“Ordinary Shares”), and one redeemable Ordinary Share purchase warrant (the “Public Warrant”). The Ordinary Shares sold as part of the units in the Public Offering are referred herein as “Public Shares.” On July 25, 2012, the Company completed a private placement of 4,400,000 Warrants to the initial investors and the lead underwriter (the “Private Placement Warrants”).  The Company received gross proceeds of $42,200,000 before deducting underwriters’ compensation of $1,400,000, and including $2,200,000 received for the purchase of the 4,400,000 Private Placement Warrants by the sponsors and the lead underwriter, EarlyBirdCapital, Inc (“EBC”).

On July 26, 2012, the underwriters of the Public Offering exercised in full their option (the “Over-Allotment Option”) to purchase up to an additional 750,000 Units (the “Over-Allotment Units”) for additional gross proceeds of $6,000,000 (before deduction of underwriters compensation of $210,000) to the Company. Simultaneously with the closing of the Over-Allotment Option, the Company consummated the private sale of an additional 420,000 Private Placement Warrants (together with the sale of the 4,400,000 Private Placement Warrants, the “Private Placement”).

After giving effect to the Public Offering, the sale of the Over-Allotment Units and the Private Placement, a total of 7,187,500 Ordinary Shares (including 5,750,000 public shares and 1,437,500 shares held by the Company’s initial shareholders) and 10,570,000 Warrants (including 5,750,000 public warrants and 4,820,000 Private Placement Warrants) are outstanding. Of the proceeds from the Public Offering, the sale of the Over-Allotment Units and the Private Placement, a total of $46,000,000 (or $8.00 per public share) was initially placed in a trust account (the “Trust Account”) established for the benefit of the Company’s public shareholders.

The proceeds placed into the Trust Account may be invested only in any of (i) U.S. Treasuries having a maturity of 180 days or less, (ii) any open ended investment company that holds itself out as a registered money market fund, which invests in U.S. Treasuries, or (iii) any open ended investment company that holds itself out as a money market fund, which invests in U.S. Treasuries selected by the Company meeting the conditions of paragraphs (c)(2), (c)(3) and (c)(4) of Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended (the “Act”), as determined by the Company and, with respect to option (iii) above, accompanied by an opinion of counsel reasonably satisfactory to EBC that such investment would not cause the Company to be an investment company under the Act. The Trust Account is held overseas and maintained by Continental Stock Transfer & Trust Company, acting as trustee. At March 31, 2013 all proceeds in the trust account were held in USA Treasury Bills.

F-42

INFINITY CROSS BORDER ACQUISITION CORPORATION

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

1. Organization and Business Operations- (continued)

Except for a portion of the interest income from trust fund that may be released to the Company to pay any taxes and to fund the Company’s working capital requirements, none of the funds held in trust will be released from the Trust Account until the earlier of: (i) the consummation of an Initial Business Combination within 18 months from the closing of the Public Offering (or 21 months from the closing of the Public Offering, if a definitive acquisition agreement is executed within 18 months but the Initial Business Combination has not been consummated within such period) and (ii) a redemption to public shareholders prior to any voluntary winding-up in the event the Company does not consummate an Initial Business Combination within the applicable period.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering and Private Placement, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating an Initial Business Combination.

The Company’s initial shareholders, officers and directors have agreed that the Company will only have until January 25, 2014 to consummate its Initial Business Combination (or April 25, 2014, if the Company has entered into a definitive agreement for, but has not yet consummated, its Initial Business Combination with a target business by January 25, 2014). If the Company does not consummate its Initial Business Combination within this period of time, it will (i) as promptly as reasonably possible but no more than five business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (less up to $50,000 of the net interest earned thereon to pay dissolution expenses), pro rata to the public shareholders by way of redemption and cease all operations except for the purposes of winding up its affairs. This redemption of public shareholders from the Trust Account shall be done automatically by function of the Company’s memorandum and articles of association and prior to any voluntary winding up. The initial shareholders have waived their rights to participate in any redemption with respect to their initial shares. However, if the initial shareholders or any of the Company’s officers, directors or affiliates acquire Ordinary Shares in or after the Public Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not consummate its Initial Business Combination within the required time period. In the event of such distribution, it is possible the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Public Offering.

Business Combination

An Initial Business Combination is subject to the following size, focus and shareholder approval provisions:

Size  — The prospective target business or businesses must have a fair market value that is at least equal to 80% of the balance of the Trust Account at the time of the execution of a definitive agreement with such target. The Company will not consummate an Initial Business Combination unless it acquires a controlling interest in a target company or is otherwise not required to register as an investment company under the Act.

Focus  — The Company will seek to identify, acquire and operate a business located in Canada, Europe, Africa or Israel, although the Company may pursue acquisition opportunities in other geographic regions.

Tender Offer/Shareholder Approval  — The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) provide shareholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less taxes payable plus amounts released to fund working capital requirements, or (ii) if the Company loses its status as a foreign private issuer (“FPI”) and is subject to the Exchange Act rules applicable to domestic issuers, seek shareholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which shareholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less taxes payable plus amounts released to fund working capital requirements.

F-43

INFINITY CROSS BORDER ACQUISITION CORPORATION

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

1. Organization and Business Operations- (continued)

The decision as to whether the Company will seek shareholder approval of the Initial Business Combination or will allow shareholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as whether the Company is deemed a FPI, the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval. If the Company seeks shareholder approval, it will consummate its Initial Business Combination only if a majority of the outstanding ordinary shares voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Furthermore, the redemption threshold may be further limited by the terms and conditions of the Initial Business Combination.

Regardless of whether the Company holds a shareholder vote or a tender offer in connection with an Initial Business Combination, a public shareholder will have the right to redeem their Public Shares for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less taxes payable and amounts released to fund working capital requirements. As a result, such Ordinary Shares are recorded at redemption/tender value and classified as temporary equity as of the completion of the Public Offering, in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

Liquidation  — If the Company does not consummate an Initial Business Combination within 18 (or 21 months) from the closing of the Public Offering, the Company (i) will, as promptly as reasonably possible but no more than five business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (less up to $50,000 of the net interest earned thereon to pay dissolution expenses), pro rata, to holders of Public Shares by way of redemption and (ii) intends to cease all operations except for the purposes of any winding up of its affairs. This redemption of public shareholders from the Trust Account shall be done automatically by function of the Company’s memorandum and articles of association and prior to any voluntary winding up, although at all times subject to the BVI Business Companies Act, 2004 of the British Virgin Islands.

In the event of liquidation, it is possible the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Public Offering (assuming no value is attributed to the Public Warrants discussed in Note 3).

2. Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the Securities and Exchange Commission.

Development Stage Company

The Company is considered to be in the development stage as defined by FASB ASC 915, “Development Stage Entities,” and is subject to the risks associated with activities of development stage companies. The Company has neither engaged in any operations nor generated any income to date. All activity through March 31, 2013 relates to the Company’s formation and the Public Offering and since consummation of the Public Offering, the search for a prospective target business with which to complete an Initial Business Combination. The Company will not generate any operating revenues until after completion of an Initial Business Combination, at the earliest. The Company may generate non-operating income in the form of interest income from the designated Trust Account.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of Ordinary Shares outstanding during the period. Diluted net loss per share is computed by dividing net loss per share by the weighted average number of Ordinary Shares outstanding, plus to the extent dilutive, the incremental number of Ordinary Shares to settle warrants held by the Sponsor and the Public (see Note 4), as calculated using the treasury stock method. As the Company reported a net loss for all periods presented in the accompanying interim statements of operations, the effect of the 10,570,000 warrants (including 4,820,000 Private Placement Warrants issued to the Sponsor and lead underwriter in the private placement), have not been considered in the diluted loss per ordinary share because their effect would be anti-dilutive. As a result, dilutive loss per ordinary share is equal to basic loss per ordinary share.

F-44

INFINITY CROSS BORDER ACQUISITION CORPORATION

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

2. Significant Accounting Policies- (continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company was incorporated in the British Virgin Islands, and as such, is not subject to corporate income taxes. The Company is required to determine whether its tax positions are more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit recognized is measured as the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority. De-recognition of a tax benefit previously recognized results in the Company recording a tax liability that reduces ending retained earnings. Based on its analysis, the Company has determined that it has not incurred any liability for unrecognized tax benefits as of March 31, 2013. The Company’s conclusions may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analyses of and changes to tax laws, regulations and interpretations thereof.

The Company recognizes interest and penalties related to unrecognized tax benefits in interest expense and other expenses, respectively. No interest expense or penalties have been recognized as of and for the year ended March 31, 2013. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company may be subject to potential examination by U.S. federal, U.S. state or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Deferred Offering Costs

Deferred offering costs consist principally of legal and accounting fees incurred through the balance sheet date that are related to the Public Offering and that were charged to capital upon the receipt of the capital raised.

Warrant Liability

The Company accounts for the 10,570,000 warrants issued in connection with its Offering (consisting of 5,750,000 warrants issued in the Offering and the 4,820,000 Sponsor Warrants) in accordance with the guidance contained in 815-40-15-7D, “Contracts in Entity’s Own Equity” whereby under that provision they do not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classifies the warrant instrument as a liability at its fair value and adjusts the instrument to fair value at each reporting period. Management used the quoted market price for the valuation of the warrants to determine the warrant liability to be $6,024,900 as of March 31, 2013. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations.

Fair Value of Financial Instruments

Unless otherwise disclosed, the fair values of financial instruments, including cash and the note payable to related party, approximate their carrying amount due primarily to their short-term nature.

Recent Accounting Pronouncements

Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

F-45

INFINITY CROSS BORDER ACQUISITION CORPORATION

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

2. Significant Accounting Policies- (continued)

Redeemable ordinary shares

As discussed in Note 1, all of the 5,750,000 Public Shares contain a redemption feature which allows for the redemption of such shares under the Company’s liquidation or tender offer/shareholder approval provisions. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company does not specify a maximum redemption threshold, its memorandum and articles of association provides that in no event will the Company redeem its public shares in an amount that would cause its net tangible assets (shareholders’ equity) to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Ordinary Shares shall be affected by charges against the par value of common stock and retained earnings, or in the absence of retained earnings, by charges against paid-in capital in accordance with ASC 480-10-S99.

Accordingly, at March 31, 2013, 4,394,533 of the 5,750,000 public shares are classified outside of permanent equity at their redemption value. The redemption value is equal to the pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less taxes payable (approximately $8.00 at March 31, 2013).

3. Public Offering

Public Units

On July 25, 2012, the Company sold 5,000,000 Public Units at a price of $8.00 per unit. Each Public Unit consists of one Public Share and one Public Warrant to purchase one Ordinary Share. On July 26, 2012, the Company sold an additional 750,000 Public Units at a price of $8.00 per unit. See footnote 1 for a discussion of the “Public Offering”.

On September 14, 2012, the Company, announced that EBC notified it that commencing September 20, 2012, the holders of the Company’s Public Units may elect to separately trade the Ordinary Shares and Public Warrants underlying such Public Units. Those Public Units not separated will continue to trade on the Nasdaq Capital Market under the symbol “INXBU” and each of the underlying Ordinary Shares and Warrants will trade under the symbols “INXB” and “INXBW”, respectively. Holders of Public Units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the Public Units into Ordinary Shares and Public Warrants.

Public Warrant Terms and Conditions:

Exercise Conditions  — Each Public Warrant entitles the holder to purchase from the Company one Ordinary Share at an exercise price of $7 per share commencing on the later of the completion of an Initial Business Combination and July 25, 2013, provided that the Company has an effective registration statement under the Securities Act of 1933, as amended, covering the Ordinary Shares issuable upon exercise of the Public Warrants and such shares are registered or qualified under the securities laws of the state of residence of the exercising holder. The Public Warrants expire three years from the date of the completion of the Company’s Initial Business Combination, unless earlier redeemed. The Public Warrants will be redeemable in whole and not in part at a price of $0.01 per warrant upon a minimum of 30 days’ notice after the warrants become exercisable, only in the event that the last sale price of the Ordinary Shares exceeds $10.50 per share for any 20 trading days within a 30-trading day period. If the Public Warrants are redeemed by the Company, management will have the option to require all holders that wish to exercise such warrants to do so on a cashless basis.

F-46

INFINITY CROSS BORDER ACQUISITION CORPORATION

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

3. Public Offering- (continued)

Registration Risk  — In accordance with a warrant agreement relating to the Public Warrants, the Company will be required to use its best efforts to maintain the effectiveness of a registration statement relating to the Ordinary Shares issuable upon exercise of the Public Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event a registration statement is not effective at the time of exercise, the holders of such Public Warrants shall not be entitled to exercise such Public Warrants (except on a cashless basis under certain circumstances) and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle or cash settle the Public Warrants. Consequently, the Public Warrants may expire unexercised, unredeemed and worthless, and an investor in the Public Offering may effectively pay the full unit price solely for the ordinary shares included in the Public Units.

Accounting  — Management has determined, in accordance with the guidance contained in 815-40-15-7D, “Contracts in Entity’s Own Equity” whereby under that provision the Public Warrants, Sponsor Warrants or EBC Warrants do not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classifies the warrant instrument as a liability at its fair value and adjusts the instrument to fair value at each reporting period.

Underwriting Agreement  — The Company paid an underwriting discount of 3.5% of the Public Unit offering price to the underwriters at the closing of the Public Offering (an aggregate of $1,610,000). The Company also issued a unit purchase option, for $100, to EBC or its appointees or its designees, to purchase 500,000 units at an exercise price of $8.80 per unit. The unit purchase option is exercisable commencing on the later to occur of the consummation of the Initial Business Combination and July 19, 2013 and expires July 19, 2017. The units issuable upon exercise of this option are identical to the units sold in the Public Offering. The Company has accounted for the fair value of the unit purchase option, inclusive of the receipt of $100 cash payment, as an expense of the Public Offering resulting in a charge directly to shareholders’ equity. The Company estimated that the fair value of this unit purchase option was approximately $1,105,719 (or $2.21 per unit) using a Black-Scholes option-pricing model. The fair value of the unit purchase option was estimated as of the date of grant using the following assumptions: (1) expected volatility of 35%, (2) risk-free interest rate of 0.27% and (3) expected life of five years. The unit purchase option may be exercised for cash or on a “cashless” basis, at the holder’s option (except in the case of a forced cashless exercise upon the Company’s redemption of the Warrants, as described above), such that the holder may use the appreciated value of the unit purchase option (the difference between the exercise prices of the unit purchase option and the underlying Warrants and the market price of the Units and underlying ordinary shares) to exercise the unit purchase option without the payment of any cash. The holder of the unit purchase option is entitled to certain demand and piggy-back registration rights. The Company has no obligation to net cash settle the exercise of the unit purchase option or the Warrants underlying the unit purchase option. The holder of the unit purchase option is not entitled to exercise the unit purchase option or the Warrants underlying the unit purchase option unless a registration statement covering the securities underlying the unit purchase option is effective or an exemption from registration is available. If the holder is unable to exercise the unit purchase option or underlying Warrants, the unit purchase option or Warrants, as applicable, will expire worthless.

The Company has engaged EBC on a non-exclusive basis, to act as its advisor and investment banker in connection with its Initial Business Combination to provide it with assistance in negotiating and structuring the terms of its Initial Business Combination. The Company will pay EBC a cash fee of $860,000 for such services upon the consummation of its Initial Business Combination.

4. Related Party Transactions

Founder Shares  — In April 2011, the Sponsors purchased 1,150,000 ordinary shares as adjusted, (the “Founder Shares”) for $25,000, or approximately $0.022 per share. On May 24, 2012, the Company effectuated a 1.25-for-1 forward split of the outstanding Ordinary Shares, leaving the sponsors and initial shareholders with 1,437,500 founder shares.

Forfeiture  — The Founder Shares included 187,500 Ordinary Shares that were subject to forfeiture if and to the extent the underwriters’ over-allotment option was not exercised, so that the initial shareholders would own 20% of the Company’s issued and outstanding shares after the Public Offering. On July 26, 2012 the over-allotment option was exercised in full and therefore no such shares are subject to forfeiture.

Rights  — The Founder Shares are identical to the Ordinary Shares included in the Public Units sold in the Public Offering except that (i) the Founder Shares are subject to certain transfer restrictions, as described in more detail below, and (ii) the initial shareholders have agreed to waive their redemption rights with respect to the Founder Shares and any Public Shares they purchase in connection with the Initial Business Combination and have also waived their redemption rights with respect to the Founder Shares if the Company fails to consummate an Initial Business Combination within 18 (or 21) months from the closing of the Public Offering.

F-47

INFINITY CROSS BORDER ACQUISITION CORPORATION

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

4. Related Party Transactions- (continued)

Voting  — If the Company seeks shareholder approval of its Initial Business Combination, the initial shareholders have agreed to vote the Founder Shares and any Public Shares purchased during or after the Public Offering in favor of the Initial Business Combination.

Liquidation  — Although the initial shareholders and their permitted transferees have waived their redemption rights with respect to the Founder Shares if the Company fails to consummate an Initial Business Combination within 18 (or 21) months from the closing of the Public Offering, they are entitled to redemption rights with respect to any Public Shares they may own.

Sponsor and EBC Warrants  — On July 25, 2012, the Sponsors and EBC purchased an aggregate of 4,000,000 and 400,000 warrants, respectively (the “Sponsor Warrants” and “EBC Warrants”, respectively) at $0.50 per warrant (for an aggregate purchase price of $2,200,000) from the Company on a private placement basis simultaneously with the closing of the Public Offering. On July 26,2012 the Sponsors and EBC purchased an aggregate of 381,818 and 38,182 warrants, respectively at $0.50 per warrant (for an aggregate purchase price of $210,000) from the Company on a private placement basis simultaneously with the closing of the over-allotment closing.

Exercise Conditions  — Each Sponsor Warrant and EBC Warrant is exercisable into one ordinary share at $7 per share. The proceeds from the Sponsor Warrants and EBC Warrants were added to the proceeds from the Public Offering held in the Trust Account. The Sponsor Warrants and EBC Warrants are identical to the Public Warrants except that (a) the Sponsor Warrants and EBC Warrants and any Public Warrants purchased by the Sponsors or their affiliates (i) will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by the Company, in each case so long as they are held by the initial purchasers or their affiliates, and (ii) will be subject to certain transfer restrictions described in more detail below, and (b) the period during which the EBC Warrants are exercisable may not be extended beyond five years from the effective date of the registration statement of which this prospectus forms a part. The purchasers have agreed that the Sponsor Warrants and EBC Warrants will not be sold or transferred by them (except to certain permitted transferees) until after the Company has completed the Initial Business Combination.

Accounting  — Management has determined, in accordance with the guidance contained in 815-40-15-7D, “Contracts in Entity’s Own Equity” whereby under that provision the Sponsor Warrants, EBC Warrants, or the Public Warrants do not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classifies the warrant instrument as a liability at its fair value and adjusts the instrument to fair value at each reporting period.

Disposition Restrictions

The initial shareholders have agreed not to transfer, assign or sell any of their Founder Shares (except in limited circumstances to permitted assigns) until the earlier of (1) one year after the completion of its Initial Business Combination and (2) the date on which the Company consummate a liquidation, share exchange, share reconstruction and amalgamation, or other similar transaction after its Initial Business Combination that results in all of its shareholders having the right to exchange their ordinary shares for cash, securities or other property (the “Lock-Up Period”). Notwithstanding the foregoing, if the Company’s share price reaches or exceeds $9.60 for any 20 trading days within at least one 30-trading day period during the Lock-Up Period, 50% of the Founder Shares will be released from the lock-up and, if the Company’s share price reaches or exceeds $12.00 for any 20 trading days within at least one 30-trading day period during such Lock Up Period, the remaining 50% of the Founder Shares shall be released from the lock-up. The Sponsor has agreed not to transfer, assign or sell any of the Sponsor Warrants including the Ordinary Shares issuable upon exercise of the Sponsor Warrants until after the completion of an Initial Business Combination.

F-48

INFINITY CROSS BORDER ACQUISITION CORPORATION

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

4. Related Party Transactions- (continued)

Registration Rights

The holders of the Founder Shares, Sponsor Warrants, EBC Warrants and warrants that may be issued upon conversion of working capital loans (and the Ordinary Shares underlying all of such warrants) have registration rights to require the Company to register a sale of any of the securities held by them pursuant to a registration rights agreement signed on July 19, 2012. These holders are entitled to make up to three demands (or one demand in the case of the EBC Warrants), excluding short form demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the Founder Shares, upon the earlier of (1) one year after the completion of the Company’s Initial Business Combination or (2) the date (1) one year after the completion of the Company’s Initial Business Combination or (2) the date on which the Company consummates a liquidation, merger, share exchange or other similar transaction after the Company’s Initial Business Combination that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property, and (ii) in the case of the Sponsor Warrants and EBC Warrants and the respective Ordinary Shares underlying such warrants, after the completion of the Company’s Initial Business Combination. Notwithstanding the foregoing, in the event the sales price of the Company’s Ordinary Shares reaches or exceeds $9.60 for any 20 trading days within any 30-trading day period during such one year period, 50% of the Founder Shares shall be released from the lock-up and, if the sales price of the Company’s shares reaches or exceeds $12.00 for any 20 trading days within any 30-trading day period during such one year period, the remaining 50% of the Founder Shares shall be released from the lock-up. In addition, members of the Company’s Sponsor and the underwriters have agreed not to, subject to certain limited exceptions, transfer, assign or sell any of the Sponsor Warrants or EBC Warrants (including the Ordinary Shares issuable upon exercise of such Warrants) until after the completion of the Initial Business Combination. The Company will bear the costs and expenses of filing any such registration statements.

Administrative Services

The Company has agreed pay $10,000 per month for up to 21 months for office space, utilities and secretarial and administrative services to Infinity-C.S.V.C. Management Ltd, an affiliate of the Infinity Funds. Services commenced July 20, 2012 and will terminate upon the earlier of (i) the consummation of an Initial Business Combination or (ii) the liquidation of the Company.

Note and advances Payable

In April, 2011, the Company issued an unsecured promissory note for $45,000 to the Sponsors and received from the Sponsors advances in the amount of $93,265; proceeds from the loan and the advances were used to fund a portion of the organizational and offering expenses owed by the Company to third parties. The principal balances of the loan and the advances are repayable on the earlier of (i) the date of the consummation of the Public Offering or (ii) September 30, 2012. The principal balance was pre-payable without penalty at any time in whole or in part. No interest accrued on the unpaid principal balance of the loan and the advances. The loan and the advances were due and payable upon the consummation of the Public Offering. As at March 31, 2013, the loan and the advances have been paid.

5. Shareholders’ Equity

Ordinary Shares  — The Company has unlimited Ordinary Shares authorized. Holders of the Company’s Ordinary Shares are entitled to one vote for each Ordinary Share. At March 31, 2013, there were 2,792,488 Ordinary Shares outstanding (excluding 4,394,533 shares subject to possible redemption).

Preferred Shares  — The Company is authorized to issue an unlimited number of preferred shares in five different classes with such designations, voting and other rights and preferences as may be determined from time to time by Board of Directors. At March 31, 2013 the Company has not issued any preferred shares.

6. Commitments

The Company has committed to pay its attorneys a deferred legal fee of $100,000 upon the consummation of the Initial Business Combination relating to services performed in connection with the Public Offering. This amount has been accrued in the accompanying balance sheet.

F-49

INFINITY CROSS BORDER ACQUISITION CORPORATION

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

7. Fair Value Measurement

The Company complies with FASB ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis as of March 31, 2013, and indicate the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability:

Fair Value of Financial Assets as of March 31, 2013

Description	Balances, at March 31, 2013	Quoted Prices in Active Markets (level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$46,013,666	$46,013,666	-	-
Liabilities:
Warrant liability	$6,024,900	$6,024,900	-	-
Total	$39,988,766	$39,988,766	-	-

The fair values of the Company’s investments held in the Trust Account are determined through market, observable and corroborated sources. Under the terms of the trust there was an increase in fair value of $13,666 as of March 31,2013.

F-50

INFINITY CROSS BORDER ACQUISITION CORPORATION

(a corporation in the development stage)

BALANCE SHEETS

	December 31, 2013 (Unaudited)	March 31, 2013 (Audited)
ASSETS
Current assets
Cash	$2,329	$385,128
Prepaid expenses	3,226	10,466
Deferred offering costs (Note 2)	-	-
Restricted cash held in trust (Note 1,7)	45,995,860	46,013,666
Total Assets	$46,001,415	$46,409,260

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Note and advances payable to affiliate (Note 4)	$-	$-
Accrued offering costs	-	-
Accrued expenses	153,407	128,097
Deferred legal fees	100,000	100,000
Warrant Liability	6,342,000	6,024,900
Total current liabilities	6,595,407	6,252,997

Commitments and Contingencies (Note 1,3,4,6)

Ordinary shares subject to possible redemption; 4,300,751 shares as of December 31, 2013 and 4,394,533 shares as of March 31, 2013 (at redemption value)	34,406,007	35,156,262
Shareholders' Equity:
Ordinary shares, no par value; unlimited shares authorized; 2,886,749 issued and outstanding (which excludes 4,300,751 shares subject to possible redemption as of December 31, 2013); 2,792,967 issued and outstanding (which excludes 4,394,533 shares subject to possible redemption as of March 31, 2013) (Note 5)	-	-
Additional paid-in capital	5,000,001	5,000,001
Deficit accumulated during the development stage	-	-
Total shareholders’ equity (deficit )	5,000,001	5,000,001
Total liabilities and shareholders’ equity	$46,001,415	$46,409,260

The accompanying notes should be read in conjunction with the financial statements

F-51

INFINITY CROSS BORDER ACQUISITION CORPORATION

(a corporation in the development stage)

INTERIM STATEMENTS OF OPERATIONS

	Three months ended December 31,		Nine months ended December 31,		Period from April 6, 2011 (inception) to December 31,
	2013	2012	2013	2012	2013
		As Restated		As Restated	As Restated
Formation and operating costs	$166,368	$61,108	$415,349	$227,305	$736,628
Decrease in fair value of Trust Fund	$920	$16,290	$17,806	$28,018	$4,140
Increase (decrease) in fair value of warrant liability	$(528,500)	$422,800	$317,100	$317,100	$422,800
Net gain (loss) attributable to ordinary shares not subject to possible redemption	$361,212	$(500,198)	$(750,255)	$(572,423)	$(1,163,568)
Weighted average number of ordinary shares outstanding, excluding shares subject to possible redemption	2,901,800	2,816,247	2,845,144	2,239,680	2,164,195
Net loss per ordinary share, excluding shares subject to possible redemption	$0.12	$(0.18)	$(0.26)	$(0.26)	$(0.54)

The accompanying notes should be read in conjunction with the financial statements

F-52

INFINITY CROSS BORDER ACQUISITION CORPORATION

(a corporation in the development stage)

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the period from April 6, 2011 (inception) to December 31, 2013

	Ordinary shares		Additional paid-in capital	Deficit accumulated during the development stage	Total Shareholders’ equity
	Shares	Amount
Sale of ordinary shares to Sponsor on April 6, 2011 at approximately $ 0.022 per share (Note 4)	1,150,000	$-	$25,000	$-	$25,000
Net loss attributable to ordinary shares not subject to possible redemption	-	-	-	(27,124)	(27,124)
Balances as of March 31, 2012 (Audited)	1,150,000	-	25,000	(27,124)	(2,124)
Share increase as a result of a 1.25 for 1 forward stock split	287,500	-	-	-	-
Sale on July 25 and July 26, 2012, of 5,750,000 units through public offering at $8 per unit (including 4,394,533 shares subject to possible redemption)	5,750,000	-	46,000,000	-	46,000,000
Underwriter's discount and offering expenses	-	-	(1,946,225)	-	(1,946,225)
Warrant liability	-	-	(5,919,200)	-	(5,919,200)
Proceeds from issuance of warrants	-	-	2,410,000	-	2,410,000
Proceeds subject to possible redemption of 4,394,533 ordinary shares at redemption value	(4,394,533)	-	(35,569,574)	413,312	(35,156,262)
Net loss attributable to ordinary shares not subject to possible redemption	-	-	-	(386,188)	(386,188)
Balances as of March 31, 2013 (Audited)	2,792,967	-	5,000,001	-	5,000,001
Proceeds subject to possible redemption of 93,782 ordinary shares at redemption value	93,782	-	-	750,255	750,255
Net loss attributable to ordinary shares not subject to possible redemption	-	-	-	(750,255)	(750,255)
Balances as of December 31, 2013 (Unaudited)	2,886,749	-	5,000,001	-	5,000,001

The accompanying notes should be read in conjunction with the financial statements

F-53

INFINITY CROSS BORDER ACQUISITION CORPORATION

(a corporation in the development stage)

STATEMENTS OF CASH FLOWS

	Nine months ended December 31,		Period from April 6, 2011 (inception) to December 31,
	2013	2012	2013
		As Restated
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period	(750,255)	(572,423)	(1,163,567)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Increase (decrease) in fair value of warrant liability	317,100	317,100	422,800
Decrease in fair value of Trust Fund	17,806	28,018	4,140
Change in operating liabilities:
Prepaid expenses	7,240	(14,094)	(3,226)
Accrued expenses	25,310	92,754	153,407
Deferred legal fees	-	100,000	100,000
Net cash provided by (used in) operating activities	(382,799)	(48,645)	(486,446)

CASH FLOWS FROM INVESTING ACTIVITY
Cash contributed to Trust Fund	-	(46,000,000)	(46,000,000)
Net cash used in investing activity	-	(46,000,000)	(46,000,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Deferred offering costs	-	53,665	-
Proceeds from sale of ordinary shares to Sponsor	-	-	25,000
Proceeds from note and advances payable to affiliate	-	(55,940)	-
Proceeds from issuance of warrants	-	2,410,000	2,410,000
Portion of net proceeds from sale of units through public offering allocable to shares subject to possible redemption	-	39,078,774	39,078,774
Net proceeds from sale of units through public offering allocable to shareholders' equity	-	4,975,001	4,975,001
Net cash provided by financing activities	-	46,461,499	46,488,775

Net increase (decrease) in cash	(382,799)	412,854	2,329
Cash beginning of period	385,128	152	-
End of period	2,329	413,006	2,329

SUPPLEMENTAL SCHEDULE FOR NON-CASH FINANCING ACTIVITIES
Deferred offering costs included in accrued offering costs	-	-	8,836
Deferred legal fees	-	100,000	100,000
Adjustment for warrant liability in connection with the public offering	-	5,919,200	5,919,200

The accompanying notes should be read in conjunction with the financial statements

F-54

INFINITY CROSS BORDER ACQUISITION CORPORATION

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

1. Organization and Business Operations

Incorporation

Infinity Cross Border Acquisition Corporation f/k/a Infinity China 1 Acquisition Corporation (the “Company”) was incorporated in the British Virgin Islands on April 6, 2011.

Sponsor

The Company’s sponsors are Infinity I-China Fund (Cayman), L.P., Infinity I-China Fund (Israel), L.P., Infinity I-China Fund (Israel 2), L.P. and Infinity I-China Fund (Israel 3), L.P., the general partner of each of aforementioned funds is Infinity-CSVC Partners, Ltd., a Cayman Islands exempted company (the “Sponsor”).

Fiscal Year End

The Company has selected March 31 as its fiscal year end.

Business Purpose

The Company was formed to effect a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (an “Initial Business Combination”).

Financing

The registration statement for the Company’s initial public offering was declared effective on July 19, 2012. On July 25, 2012, the Company consummated a public offering of 5,000,000 units (the “Public Units”) (the “Public Offering” – Note 3).  Each Unit consists of one ordinary share, no par value (“Ordinary Shares”), and one redeemable Ordinary Share purchase warrant (the “Public Warrant”). The Ordinary Shares sold as part of the units in the Public Offering are referred herein as “Public Shares.” On July 25, 2012, the Company completed a private placement of 4,400,000 Warrants to the initial investors and the lead underwriter (the “Private Placement Warrants”).  The Company received gross proceeds of $42,200,000 before deducting underwriters’ compensation of $1,400,000, and including $2,200,000 received for the purchase of the 4,400,000 Private Placement Warrants by the sponsors and the lead underwriter, Early Bird Capital, Inc ("EBC").

On July 26, 2012, the underwriters of the Public Offering exercised in full their option (the “Over-Allotment Option”) to purchase up to an additional 750,000 Units (the “Over-Allotment Units”) for additional gross proceeds of $6,000,000 (before deduction of underwriters compensation of $210,000) to the Company. Simultaneously with the closing of the Over-Allotment Option, the Company consummated the private sale of an additional 420,000 Private Placement Warrants (together with the sale of the 4,400,000 Private Placement Warrants, the “Private Placement”).

After giving effect to the Public Offering, the sale of the Over-Allotment Units and the Private Placement, a total of 7,187,500 Ordinary Shares (including 5,750,000 public shares and 1,437,500 shares held by the Company’s initial shareholders) and 10,570,000 Warrants (including 5,750,000 public warrants and 4,820,000 Private Placement Warrants) are outstanding. Of the proceeds from the Public Offering, the sale of the Over-Allotment Units and the Private Placement, a total of $46,000,000 (or $8.00 per public share) was initially placed in a trust account (the “Trust Account”) established for the benefit of the Company’s public shareholders.

The proceeds placed into the Trust Account may be invested only in any of (i) U.S. Treasuries having a maturity of 180 days or less, (ii) any open ended investment company that holds itself out as a registered money market fund, which invests in U.S. Treasuries, or (iii) any open ended investment company that holds itself out as a money market fund, which invests in U.S. Treasuries selected by the Company meeting the conditions of paragraphs (c)(2), (c)(3) and (c)(4) of Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended (the “Act”), as determined by the Company and, with respect to option (iii) above, accompanied by an opinion of counsel reasonably satisfactory to EBC that such investment would not cause the Company to be an investment company under the Act. The Trust Account is held overseas and maintained by Continental Stock Transfer & Trust Company, acting as trustee. At December 31, 2013 all proceeds in the trust account were held in USA Treasury Bills.

Except for a portion of the interest income that may be released to the Company to pay any taxes and to fund the Company’s working capital requirements, none of the funds held in trust will be released from the Trust Account until the earlier of: (i) the consummation of an Initial Business Combination within 18 months from the closing of the Public Offering (or 21 months from the closing of the Public Offering, if a definitive acquisition agreement is executed within 18 months but the Initial Business Combination has not been consummated within such period) and (ii) a redemption to public shareholders prior to any voluntary winding-up in the event the Company does not consummate an Initial Business Combination within the applicable period.

F-55

INFINITY CROSS BORDER ACQUISITION CORPORATION

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

1. Organization and Business Operations- (continued)

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering and Private Placement, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating an Initial Business Combination.

The Company’s initial shareholders, officers and directors have agreed that the Company will only have until January 25, 2014 to consummate its Initial Business Combination (or April 25, 2014, if the Company has entered into a definitive agreement for, but has not yet consummated, its Initial Business Combination with a target business by January 25, 2014). If the Company does not consummate its Initial Business Combination within this period of time, it will (i) as promptly as reasonably possible but no more than five business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (less up to $50,000 of the net interest earned thereon to pay dissolution expenses), pro rata to the public shareholders by way of redemption and cease all operations except for the purposes of winding up its affairs. This redemption of public shareholders from the Trust Account shall be done automatically by function of the Company’s memorandum and articles of association and prior to any voluntary winding up. The initial shareholders have waived their rights to participate in any redemption with respect to their initial shares. However, if the initial shareholders or any of the Company’s officers, directors or affiliates acquire Ordinary Shares in or after the Public Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not consummate its Initial Business Combination within the required time period. In the event of such distribution, it is possible the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Public Offering.

Business Combination

An Initial Business Combination is subject to the following size, focus and shareholder approval provisions:

Size — The prospective target business or businesses must have a fair market value that is at least equal to 80% of the balance of the Trust Account at the time of the execution of a definitive agreement with such target. The Company will not consummate an Initial Business Combination unless it acquires a controlling interest in a target company or is otherwise not required to register as an investment company under the Act.

Focus — The Company will seek to identify, acquire and operate a business located in Canada, Europe, Africa or Israel, although the Company may pursue acquisition opportunities in other geographic regions.

Tender Offer/Shareholder Approval  — The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) provide shareholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less taxes payable plus amounts released to fund working capital requirements, or (ii) if the Company loses its status as a foreign private issuer (“FPI”) and is subject to the Exchange Act rules applicable to domestic issuers, seek shareholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which shareholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less taxes payable plus amounts released to fund working capital requirements.

The decision as to whether the Company will seek shareholder approval of the Initial Business Combination or will allow shareholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as whether the Company is deemed a FPI, the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval. If the Company seeks shareholder approval, it will consummate its Initial Business Combination only if a majority of the outstanding ordinary shares voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Furthermore, the redemption threshold may be further limited by the terms and conditions of the Initial Business Combination.

F-56

INFINITY CROSS BORDER ACQUISITION CORPORATION

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

1. Organization and Business Operations- (continued)

Regardless of whether the Company holds a shareholder vote or a tender offer in connection with an Initial Business Combination, a public shareholder will have the right to redeem their Public Shares for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less taxes payable and amounts released to fund working capital requirements. As a result, such Ordinary Shares are recorded at redemption/tender value and classified as temporary equity as of the completion of the Public Offering, in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

Liquidation  — If the Company does not consummate an Initial Business Combination within 18 (or 21 months) from the closing of the Public Offering, the Company (i) will, as promptly as reasonably possible but no more than five business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (less up to $50,000 of the net interest earned thereon to pay dissolution expenses), pro rata, to holders of Public Shares by way of redemption and (ii) intends to cease all operations except for the purposes of any winding up of its affairs. This redemption of public shareholders from the Trust Account shall be done automatically by function of the Company’s memorandum and articles of association and prior to any voluntary winding up, although at all times subject to the BVI Business Companies Act, 2004 of the British Virgin Islands.

In the event of liquidation, it is possible the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Public Offering (assuming no value is attributed to the Public Warrants discussed in Note 3).

2. Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the Securities and Exchange Commission.

Development Stage Company

The Company is considered to be in the development stage as defined by FASB ASC 915, “Development Stage Entities,” and is subject to the risks associated with activities of development stage companies. The Company has neither engaged in any operations nor generated any income to date. All activity through December 31, 2013 relates to the Company’s formation and the Public Offering and since consummation of the Public Offering, the search for a prospective target business with which to complete an Initial Business Combination. The Company will not generate any operating revenues until after completion of an Initial Business Combination, at the earliest. The Company may generate non-operating income in the form of interest income from the designated Trust Account.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of Ordinary Shares outstanding during the period. Diluted net loss per share is computed by dividing net loss per share by the weighted average number of Ordinary Shares outstanding, plus to the extent dilutive, the incremental number of Ordinary Shares to settle warrants held by the Sponsor and the public (see Note 4), as calculated using the treasury stock method. As the Company reported a net loss for all periods presented in the accompanying interim statements of operations, the effect of the 10,570,000 warrants (including 4,820,000 Private Placement Warrants issued to the Sponsor and lead underwriter in the private placement), have not been considered in the diluted loss per ordinary share because their effect would be anti-dilutive. As a result, dilutive loss per ordinary share is equal to basic loss per ordinary share.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

F-57

INFINITY CROSS BORDER ACQUISITION CORPORATION

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

2. Significant Accounting Policies- (continued)

Income Taxes

The Company was incorporated in the British Virgin Islands, and as such, is not subject to corporate income taxes. The Company is required to determine whether its tax positions are more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit recognized is measured as the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority. De-recognition of a tax benefit previously recognized results in the Company recording a tax liability that reduces ending retained earnings. Based on its analysis, the Company has determined that it has not incurred any liability for unrecognized tax benefits as of December 31, 2013. The Company’s conclusions may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analyses of and changes to tax laws, regulations and interpretations thereof.

The Company recognizes interest and penalties related to unrecognized tax benefits in interest expense and other expenses, respectively. No interest expense or penalties have been recognized as of and for the period ended December 31, 2013. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company may be subject to potential examination by U.S. federal, U.S. state or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Deferred Offering Costs

Deferred offering costs consist principally of legal and accounting fees incurred through the balance sheet date that are related to the Public Offering and that were charged to capital upon the receipt of the capital raised.

Warrant Liability

The Company accounts for the 10,570,000 warrants issued in connection with its Offering (consisting of 5,750,000 warrants issued in the Offering and the 4,820,000 Sponsor Warrants) in accordance with the guidance contained in 815-40-15-7D, “Contracts in Entity's Own Equity” whereby under that provision they do not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classifies the warrant instrument as a liability at its fair value and adjusts the instrument to fair value at each reporting period. Management used the quoted market price for the valuation of the warrants to determine the warrant liability to be $6,342,000 as of December 31, 2013. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company's statement of operations.

Fair Value of Financial Instruments

Unless otherwise disclosed, the fair values of financial instruments, including cash and the note payable to related party, approximate their carrying amount due primarily to their short-term nature.

Recent Accounting Pronouncements

Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Redeemable Ordinary Shares

As discussed in Note 1, all of the 5,750,000 Public Shares contain a redemption feature which allows for the redemption of such shares under the Company's liquidation or tender offer/shareholder approval provisions. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity's equity instruments, are excluded from the provisions of ASC 480. Although the Company does not specify a maximum redemption threshold, its memorandum and articles of association provides that in no event will the Company redeem its public shares in an amount that would cause its net tangible assets (shareholders' equity) to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Ordinary Shares shall be affected by charges against retained earnings, or in the absence of retained earnings, by charges against paid-in capital in accordance with ASC 480-10-S99.

F-58

INFINITY CROSS BORDER ACQUISITION CORPORATION

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

2. Significant Accounting Policies- (continued)

Accordingly, at December 31, 2013, 4,300,751 of the 5,750,000 public shares are classified outside of permanent equity at their redemption value. The redemption value is equal to the pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less taxes payable (approximately $8.00 at December 31, 2013).

3. Public Offering

Public Units

On July 25, 2012, the Company sold 5,000,000 Public Units at a price of $8.00 per unit. Each Public Unit consists of one Public Share and one Public Warrant to purchase one Ordinary Share. On July 26, 2012, the Company sold an additional 750,000 Public Units at a price of $8.00 per unit. See footnote 1 for a discussion of the "Public Offering".

On September 14, 2012, the Company, announced that EBC notified it that commencing September 20, 2012, the holders of the Company’s Public Units may elect to separately trade the Ordinary Shares and Public Warrants underlying such Public Units. Those Public Units not separated will continue to trade on the Nasdaq Capital Market under the symbol “INXBU” and each of the underlying Ordinary Shares and Warrants will trade under the symbols “INXB” and “INXBW”, respectively. Holders of Public Units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the Public Units into Ordinary Shares and Public Warrants.

Public Warrant Terms and Conditions:

Exercise Conditions  — Each Public Warrant entitles the holder to purchase from the Company one Ordinary Share at an exercise price of $7 per share commencing on the later of the completion of an Initial Business Combination and July 25, 2013, provided that the Company has an effective registration statement under the Securities Act of 1933, as amended, covering the Ordinary Shares issuable upon exercise of the Public Warrants and such shares are registered or qualified under the securities laws of the state of residence of the exercising holder. The Public Warrants expire three years from the date of the completion of the Company’s Initial Business Combination, unless earlier redeemed. The Public Warrants will be redeemable in whole and not in part at a price of $0.01 per warrant upon a minimum of 30 days’ notice after the warrants become exercisable, only in the event that the last sale price of the Ordinary Shares exceeds $10.50 per share for any 20 trading days within a 30-trading day period. If the Public Warrants are redeemed by the Company, management will have the option to require all holders that wish to exercise such warrants to do so on a cashless basis.

Registration Risk  — In accordance with a warrant agreement relating to the Public Warrants, the Company will be required to use its best efforts to maintain the effectiveness of a registration statement relating to the Ordinary Shares issuable upon exercise of the Public Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event a registration statement is not effective at the time of exercise, the holders of such Public Warrants shall not be entitled to exercise such Public Warrants (except on a cashless basis under certain circumstances) and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle or cash settle the Public Warrants. Consequently, the Public Warrants may expire unexercised, unredeemed and worthless, and an investor in the Public Offering may effectively pay the full unit price solely for the ordinary shares included in the Public Units.

Accounting  — Management has determined, in accordance with the guidance contained in 815-40-15-7D, “Contracts in Entity's Own Equity” whereby under that provision the Public Warrants, Sponsor Warrants or EBC Warrants do not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classifies the warrant instrument as a liability at its fair value and adjusts the instrument to fair value at each reporting period.

F-59

INFINITY CROSS BORDER ACQUISITION CORPORATION

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

3. Public Offering- (continued)

Underwriting Agreement  — The Company paid an underwriting discount of 3.5% of the Public Unit offering price to the underwriters at the closing of the Public Offering (an aggregate of $1,610,000). The Company also issued a unit purchase option, for $100, to EBC or its appointees or its designees, to purchase 500,000 units at an exercise price of $8.80 per unit. The unit purchase option is exercisable commencing on the later to occur of the consummation of the Initial Business Combination and July 19, 2013 and expires July 19, 2017. The units issuable upon exercise of this option are identical to the units sold in the Public Offering. The Company has accounted for the fair value of the unit purchase option, inclusive of the receipt of $100 cash payment, as an expense of the Public Offering resulting in a charge directly to shareholders’ equity. The Company estimated that the fair value of this unit purchase option was approximately $1,105,719 (or $2.21 per unit) using a Black-Scholes option-pricing model. The fair value of the unit purchase option was estimated as of the date of grant using the following assumptions: (1) expected volatility of 35%, (2) risk-free interest rate of 0.27% and (3) expected life of five years. The unit purchase option may be exercised for cash or on a “cashless” basis, at the holder’s option (except in the case of a forced cashless exercise upon the Company’s redemption of the Warrants, as described above), such that the holder may use the appreciated value of the unit purchase option (the difference between the exercise prices of the unit purchase option and the underlying Warrants and the market price of the Units and underlying ordinary shares) to exercise the unit purchase option without the payment of any cash. The holder of the unit purchase option is entitled to certain demand and piggy-back registration rights. The Company has no obligation to net cash settle the exercise of the unit purchase option or the Warrants underlying the unit purchase option. The holder of the unit purchase option is not entitled to exercise the unit purchase option or the Warrants underlying the unit purchase option unless a registration statement covering the securities underlying the unit purchase option is effective or an exemption from registration is available. If the holder is unable to exercise the unit purchase option or underlying Warrants, the unit purchase option or Warrants, as applicable, will expire worthless.

The Company has engaged EBC on a non-exclusive basis, to act as its advisor and investment banker in connection with its Initial Business Combination to provide it with assistance in negotiating and structuring the terms of its Initial Business Combination. The Company will pay EBC a cash fee of $860,000 for such services upon the consummation of its Initial Business Combination.

4. Related Party Transactions

Founder Shares  — In April 2011, the Sponsors purchased 1,150,000 ordinary shares as adjusted, (the “Founder Shares”) for $25,000, or approximately $0.022 per share. On May 24, 2012, the Company effectuated a 1.25-for-1 forward split of the outstanding Ordinary Shares, leaving the sponsors and initial shareholders with 1,437,500 founder shares.

Forfeiture  — The Founder Shares included 187,500 Ordinary Shares that were subject to forfeiture if and to the extent the underwriters’ over-allotment option was not exercised, so that the initial shareholders would own 20% of the Company’s issued and outstanding shares after the Public Offering. On July 26, 2012 the over-allotment option was exercised in full and therefore no such shares are subject to forfeiture.

Rights  — The Founder Shares are identical to the Ordinary Shares included in the Public Units sold in the Public Offering except that (i) the Founder Shares are subject to certain transfer restrictions, as described in more detail below, and (ii) the initial shareholders have agreed to waive their redemption rights with respect to the Founder Shares and any Public Shares they purchase in connection with the Initial Business Combination and have also waived their redemption rights with respect to the Founder Shares if the Company fails to consummate an Initial Business Combination within 18 (or 21) months from the closing of the Public Offering.

Voting  — If the Company seeks shareholder approval of its Initial Business Combination, the initial shareholders have agreed to vote the Founder Shares and any Public Shares purchased during or after the Public Offering in favor of the Initial Business Combination.

Liquidation  — Although the initial shareholders and their permitted transferees have waived their redemption rights with respect to the Founder Shares if the Company fails to consummate an Initial Business Combination within 18 (or 21) months from the closing of the Public Offering, they are entitled to redemption rights with respect to any Public Shares they may own.

F-60

INFINITY CROSS BORDER ACQUISITION CORPORATION

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

4. Related Party Transactions- (continued)

Sponsor and EBC Warrants  — On July 25, 2012, the Sponsors and EBC purchased an aggregate of 4,000,000 and 400,000 warrants, respectively (the “Sponsor Warrants” and “EBC Warrants”, respectively) at $0.50 per warrant (for an aggregate purchase price of $2,200,000) from the Company on a private placement basis simultaneously with the closing of the Public Offering. On July 26,2012 the Sponsors and EBC purchased an aggregate of 381,818 and 38,182 warrants, respectively at $0.50 per warrant (for an aggregate purchase price of $210,000) from the Company on a private placement basis simultaneously with the closing of the over-allotment closing.

Exercise Conditions  — Each Sponsor Warrant and EBC Warrant is exercisable into one ordinary share at $7 per share. The proceeds from the Sponsor Warrants and EBC Warrants were added to the proceeds from the Public Offering held in the Trust Account. The Sponsor Warrants and EBC Warrants are identical to the Public Warrants except that (a) the Sponsor Warrants and EBC Warrants and any Public Warrants purchased by the Sponsors or their affiliates (i) will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by the Company, in each case so long as they are held by the initial purchasers or their affiliates, and (ii) will be subject to certain transfer restrictions described in more detail below, and (b) the period during which the EBC Warrants are exercisable may not be extended beyond five years from the effective date of the registration statement of which this prospectus forms a part. The purchasers have agreed that the Sponsor Warrants and EBC Warrants will not be sold or transferred by them (except to certain permitted transferees) until after the Company has completed the Initial Business Combination.

Accounting  — Management has determined, in accordance with the guidance contained in 815-40-15-7D, “Contracts in Entity's Own Equity” whereby under that provision the Sponsor Warrants, EBC Warrants, or the Public Warrants do not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classifies the warrant instrument as a liability at its fair value and adjusts the instrument to fair value at each reporting period.

Disposition Restrictions

The initial shareholders have agreed not to transfer, assign or sell any of their Founder Shares (except in limited circumstances to permitted assigns) until the earlier of (1) one year after the completion of its Initial Business Combination and (2) the date on which the Company consummate a liquidation, share exchange, share reconstruction and amalgamation, or other similar transaction after its Initial Business Combination that results in all of its shareholders having the right to exchange their ordinary shares for cash, securities or other property (the “Lock-Up Period”). Notwithstanding the foregoing, if the Company’s share price reaches or exceeds $9.60 for any 20 trading days within at least one 30-trading day period during the Lock-Up Period, 50% of the Founder Shares will be released from the lock-up and, if the Company’s share price reaches or exceeds $12.00 for any 20 trading days within at least one 30-trading day period during such Lock Up Period, the remaining 50% of the Founder Shares shall be released from the lock-up. The Sponsor has agreed not to transfer, assign or sell any of the Sponsor Warrants including the Ordinary Shares issuable upon exercise of the Sponsor Warrants until after the completion of an Initial Business Combination.

Registration Rights

The holders of the Founder Shares, Sponsor Warrants, EBC Warrants and warrants that may be issued upon conversion of working capital loans (and the Ordinary Shares underlying all of such warrants) have registration rights to require the Company to register a sale of any of the securities held by them pursuant to a registration rights agreement signed on July 19, 2012. These holders are entitled to make up to three demands (or one demand in the case of the EBC Warrants), excluding short form demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the Founder Shares, upon the earlier of (1) one year after the completion of the Company’s Initial Business Combination or (2) the date (1) one year after the completion of the Company’s Initial Business Combination or (2) the date on which the Company consummates a liquidation, merger, share exchange or other similar transaction after the Company’s Initial Business Combination that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property, and (ii) in the case of the Sponsor Warrants and EBC Warrants and the respective Ordinary Shares underlying such warrants, after the completion of the Company’s Initial Business Combination. Notwithstanding the foregoing, in the event the sales price of the Company’s Ordinary Shares reaches or exceeds $9.60 for any 20 trading days within any 30-trading day period during such one year period, 50% of the Founder Shares shall be released from the lock-up and, if the sales price of the Company’s shares reaches or exceeds $12.00 for any 20 trading days within any 30-trading day period during such one year period, the remaining 50% of the Founder Shares shall be released from the lock-up. In addition, members of the Company’s Sponsor and the underwriters have agreed not to, subject to certain limited exceptions, transfer, assign or sell any of the Sponsor Warrants or EBC Warrants (including the Ordinary Shares issuable upon exercise of such Warrants) until after the completion of the Initial Business Combination. The Company will bear the costs and expenses of filing any such registration statements.

F-61

INFINITY CROSS BORDER ACQUISITION CORPORATION

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

4. Related Party Transactions- (continued)

Administrative Services

The Company has agreed pay $10,000 per month for up to 21 months for office space, utilities and secretarial and administrative services to Infinity-C.S.V.C. Management Ltd, an affiliate of the Company’s sponsors. Services commenced July 20, 2012 and will terminate upon the earlier of (i) the consummation of an Initial Business Combination or (ii) the liquidation of the Company.

Note and advances Payable

In April, 2011, the Company issued an unsecured promissory note for $45,000 to the Sponsors and received from the Sponsors advances in the amount of $93,265; proceeds from the loan and the advances were used to fund a portion of the organizational and offering expenses owed by the Company to third parties. The principal balances of the loan and the advances are repayable on the earlier of (i) the date of the consummation of the Public Offering or (ii) September 30, 2012. The principal balance was pre-payable without penalty at any time in whole or in part. No interest accrued on the unpaid principal balance of the loan and the advances. The loan and the advances were due and payable upon the consummation of the Public Offering. As at December 31, 2012, the loan and the advances have been paid.

5. Shareholders’ Equity

Ordinary Shares  — The Company has unlimited Ordinary Shares authorized. Holders of the Company’s Ordinary Shares are entitled to one vote for each Ordinary Share. At December 31, 2013, there were 2,886,749 Ordinary Shares outstanding (excluding 4,300,751 shares subject to possible redemption).

Preferred Shares  — The Company is authorized to issue an unlimited number of preferred shares in five different classes with such designations, voting and other rights and preferences as may be determined from time to time by Board of Directors. At December 31, 2013 the Company has not issued any preferred shares.

6. Commitments

The Company has committed to pay its attorneys a deferred legal fee of $100,000 upon the consummation of the Initial Business Combination relating to services performed in connection with the Public Offering. This amount has been accrued in the accompanying balance sheet.

7. Fair Value Measurement

The Company complies with FASB ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis as of March 31, 2013 and as of December 31, 2013, and indicate the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

F-62

INFINITY CROSS BORDER ACQUISITION CORPORATION

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

7. Fair Value Measurement- (continued)

Fair Value of Financial Assets and Liabilities as of December 31, 2013

Description	Balances, at December 31, 2013	Quoted Prices in Active Markets (level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$45,995,860	$45,995,860	-	-
Liabilities:
Warrant liability	$6,342,000	$6,342,000	-	-
Total	$39,653,860	$39,653,860	-	-

The fair values of the Company’s investments held in the Trust Account are determined through market, observable and corroborated sources. There was a decrease in the fair value of the Company's investments of $4,140 as of December 31, 2013.

Fair Value of Financial Assets and Liabilities as of March 31, 2013

Description	Balances, at March 31, 2013	Quoted Prices in Active Markets (level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$46,013,666	$46,013,666	-	-
Liabilities:
Warrant liability	$6,024,900	$6,024,900	-	-
Total	$39,988,766	$39,988,766	-	-

The fair values of the Company’s investments held in the Trust Account are determined through market, observable and corroborated sources. There was an increase in the fair value of the Company's investments of $13,666 as of March 31, 2013.

8. Subsequent Events

On January 8, 2014, the Company, Glori Acquisition Corp., a wholly owned subsidiary of the Company (“Infinity Acquisition”), Glori Merger Subsidiary, Inc., a wholly owned subsidiary of Infinity Acquisition (“Merger Sub”), Infinity-C.S.V.C. Management Ltd. in its capacity as the INXB Representative (the “INXB Representative”) and Glori Energy Inc., a Delaware corporation (“Glori”), entered into a Merger and Share Exchange Agreement (the “Merger Agreement”). Pursuant to the Merger Agreement, the Company will effect a merger in which it will merge with and into Infinity Acquisition, a Delaware corporation, with Infinity Acquisition surviving the merger (the “Redomestication”). Immediately following the Redomestication, Infinity Acquisition will effect an acquisition of Glori by Merger Sub merging with and into Glori, with Glori continuing as the surviving entity (the “Transaction Merger” and, together with the Redomestication, the “Business Combination”). In the Redomestication, the outstanding equity securities of the Company will be cancelled and the holders of the outstanding Ordinary Shares and warrants of the Company will receive substantially identical securities of Infinity Acquisition. In the Transaction Merger, the outstanding shares of capital stock and warrants of Glori will be cancelled in exchange for the right to receive in the aggregate 22,953,432 shares of common stock of Infinity Acquisition, subject to the amount withheld for escrow. Outstanding options of Glori will be replaced with substantially equivalent options of Infinity Acquisition, with the number of shares of Common Stock that can be acquired thereunder and the exercise price of such options revised based on the exchange ratio of Glori common stock for Infinity Acquisition’s common stock implied by the merger consideration.

F-63

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Glori Energy Inc.

We have audited the accompanying statements of revenues and direct operating expenses of the Coke Field Acquisition for the years ended December 31, 2012 and 2013. These financial statements are the responsibility of Glori Energy Inc.’s (the “Company”) management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the statements of revenues and direct operating expenses are free of material misstatement. We were not engaged to perform an audit of the Company’s or any other party’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1, the accompanying statements are prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Glori Acquisition Corp.’s Registration Statement on Form S-4 and amendments thereto and are not intended to be a complete financial presentation.

In our opinion, the statements of revenues and direct operating expenses referred to above present fairly, in all material respects, the revenues and direct operating expenses of the Coke Field Acquisition, for the years ended December 31, 2012 and 2013.

/s/ GRANT THORNTON LLP

Houston, Texas

March 20, 2014

F-64

COKE FIELD ACQUISITION

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

For years ended December 31, 2012 and 2013 (in thousands of US dollars)

	Year Ended
	December 31
	2012	2013

Revenues	$15,962	$16,162

Direct Operating Expenses	7,921	8,568
Severance Tax	740	753

Revenue in Excess of Direct Operating Expenses	$7,301	$6,841

F-65

COKE FIELD ACQUISITION

NOTES TO THE STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

1.	Background and Basis of Presentation

On February 4, 2014, Glori Energy Inc. (the "Company"), signed an agreement to acquire the operating interests in oil and natural gas leaseholds in certain oil and natural gas leases, wells and equipment in the Coke and Quitman Fields in Wood County, Texas from Petro-Hunt, L.L.C. (the “Seller"). The total interests acquired from the Seller are collectively referred to herein as the "Coke Field Acquisition." The purchase consideration for the Coke Field Acquisition is $38 million in cash, the issuance of a $2 million convertible note payable to the Seller, and the assumption of the asset retirement obligation related to plugging and abandoning the Coke Field Acquisition, subject to certain adjustments primarily for net revenues in excess of direct operating expenses of the property since January 1, 2014 through the acquisition date of March 14, 2014.  Approximately $800,000 of the excess net revenues was realized at closing by reducing the actual cash paid to Petro-Hunt L.L.C. to $37.2 million, and further favorable adjustments are expected. At the option of the Company or the Seller, the $2 million note consideration for the Coke Field Acquisition may be converted into 250,000 shares of common stock upon consummation of the Company’s proposed business combination with Infinity Cross Border Acquisition Corporation.

The accompanying statements of revenues and direct operating expenses relate to the operations of the oil and natural gas properties acquired by the Company and were derived from the Seller’s accounting records. During the periods presented, the Coke Field Acquisition was not accounted for or operated as a consolidated entity or as a separate division by the Seller. Revenues and direct operating expenses for the Coke Field Acquisition included in the accompanying statements represent the net collective working and revenue interests to be acquired by the Company. The revenues and direct operating expenses presented herein relate only to the interests in the producing oil and natural gas properties which will be acquired and do not represent all of the oil and natural gas operations of the Seller. Direct operating expenses include lease operating expenses, workovers and production and other related taxes. General and administrative expenses, depreciation depletion and amortization (DD&A), accretion, and interest expense of oil and natural gas properties and federal and state taxes have been excluded from direct operating expenses in the accompanying statements of revenues and direct operating expenses because the allocation of certain expenses would be arbitrary and would not be indicative of what such costs would have been had the Coke Field Acquisition been operated as a stand-alone entity. Exploration expenses and dry hole costs are not applicable to this presentation. Full separate financial statements prepared in accordance with accounting principles generally accepted in the United States of America do not exist for the Coke Field Acquisition and are not practicable to prepare in these circumstances. The statements of revenues and direct operating expenses presented are not indicative of the financial condition or results of operations of the Coke Field Acquisition on a going forward basis due to changes in the business and the omission of various operating expenses.

2.	Summary of Significant Accounting Policies

Use of Estimates – The preparation of statements of revenues and direct operating expenses requires management to make certain estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting periods. Although these estimates are based on management’s best available knowledge of current and future events, actual results could be different from those estimates.

Revenue Recognition – Revenues are recognized for oil and natural gas sales under the sales method of accounting. Under this method, revenues are recognized on production as it is taken and delivered to the purchasers. The volumes sold may be less than the volumes to which the seller is entitled, based on the owner's net interest in the Coke Field Acquisition. These differences result from production imbalances, which are not significant, and are reflected as adjustments to proved reserves and future cash flows in the unaudited supplementary oil and natural gas information included herein.

Direct Operating Expenses – Direct operating expenses are recognized when incurred and consist of the direct expenses of operating the Coke Field Acquisition. The direct operating expenses include lease operating expenses, electricity, production, ad valorem taxes, transportation expenses, well work over costs and other field expenses. Lease operating expenses also include expenses directly associated with support personnel, support services, equipment, facilities and insurance directly related to oil and natural gas production activities of the business.

Costs Incurred – There were no additional acquisition costs, exploration costs or development costs during the periods presented in the statements of revenues and direct operating expenses.

3.	Subsequent Events

Management has evaluated subsequent events through March 20, 2014, and has identified the following matter:

To finance the Coke Field Acquisition, among other things, Glori Energy Production Inc., the acquirer, borrowed $18 million on March 14, 2014 in the form of a senior secured term loan, secured by the property.  The remaining cash purchase price was contributed in cash by Glori Energy Inc.

F-66

COKE FIELD ACQUISITION

NOTES TO THE STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

4.	Supplemental Oil and Natural Gas Information (unaudited)

Estimated Net Quantities of Oil and Natural Gas Reserves

The following unaudited supplemental reserve information summarizes the net proved reserves of oil and natural gas and the standardized measure thereof for each of the two years in the period ended December 31, 2013 attributable to the Coke Field Acquisition. All of the reserves are located in East Texas and were based upon reserve reports prepared by the Company for December 2012 and by William M. Cobb & Associates, Inc. for December 2013.

There are numerous uncertainties inherent in estimating quantities and values of proved reserves, in projecting future rates of production, and the amount and timing of development expenditures, including many factors beyond the property owner’s control. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation and judgment. Because all reserve estimates are to some degree subjective, the quantities of oil and natural gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures, and future oil and natural gas sales prices may each differ from those assumed in these estimates. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data. The standardized measure shown below represents estimates only and should not be construed as the current market value of the estimated oil and natural gas reserves attributable to the Coke Field Acquisition. In this regard, the information set forth in the following tables includes revisions of reserve estimates attributable to proved properties included in the preceding year’s estimates. Such revisions reflect additional information from subsequent development activities, production history of the Coke Field Acquisition, and any adjustments in the projected economic life of such resulting from changes in product prices.

The following table sets forth certain data pertaining to transferred interests’ proved, proved developed, and proved undeveloped reserves for each of the two years in the period ended December 31, 2013.

Estimated quantities of proved domestic oil and natural gas reserves and changes in quantities of proved developed and undeveloped reserves in barrels (“Bbls”), thousand cubic feet (“Mcf”) and barrels of oil equivalent (“BOE”) in which six Mcf of natural gas equals one Bbl of oil were as follows:

Quantities of Proved Reserves

	Oil	Natural Gas	Total
	(MBbls)	(MMcf)	(MBOE)
December 31, 2011	2,353	1,179	2,549
Revisions	29	(142)	5
Improved recovery	-	-	-
Purchases	-	-	-
Extensions and discoveries	-	-	-
Sales of minerals in place	-	-	-
Production	(189)	(72)	(201)

December 31, 2012	2,193	965	2,353
Revisions(1)	(339)	(462)	(416)
Improved recovery	-	-	-
Purchases	-	-	-
Extensions and discoveries	-	-	-
Sales of minerals in place	-	-	-
Production	(172)	(102)	(189)
December 31, 2013	1,682	401	1,748

Proved developed reserves
December 31, 2012	1,673	965	1,833
December 31, 2013	1,682	401	1,748
Proved undeveloped reserves
December 31, 2012	520	-	520
December 31, 2013	-	-	-

(1)	Proved reserves decreased from 2012 to 2013 as a result of a decrease in proved undeveloped reserve estimates. The internal reserve report produced as of January 1, 2013 includes proved undeveloped reserves in the Sub-Clarksville unit which is not included in the January 1, 2014 third party report.

F-67

COKE FIELD ACQUISITION

NOTES TO THE STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

Discounted Future Net Cash Flows

A summary of discounted future net cash flows relating to proved crude oil and natural gas reserves is presented below (in thousands):

	December 31,
	2012	2013

Future cash inflows from production sold	$192,718	$152,620

Future production and development costs:
Future production costs	(103,487)	(92,994)
Future development costs	(6,672)	-
Future cash inflows before income taxes	82,559	59,626
Future income taxes	(14,895)	(6,869)

Future net cash flows after income taxes	67,664	52,757
10% annual discount for estimated timing of cash flows	(34,672)	(28,057)
Standardized measure of discounted future cash flows	$32,992	$24,700

The discounted future net cash flows (discounted at 10%) from production of proved reserves was developed as follows:

1.	An estimate was made of the quantity of proved reserves and the future periods in which they are expected to be produced based on year-end economic conditions.

2.	In accordance with SEC guidelines, the engineers’ estimates of future net revenues from proved properties and the present value thereof for 2012 and 2013 are made using the twelve-month average of the first-day-of-the-month reference prices as adjusted for location and quality differentials.

3.	The future gross revenue streams were reduced by estimated future operating costs (including production and ad valorem taxes) and future development and abandonment costs, all of which were based on current costs in effect at December 31 of the years presented and held constant throughout the life of the properties. Future income taxes were calculated by applying the statutory rates and allowances.

F-68

COKE FIELD ACQUISITION

NOTES TO THE STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

Changes in Discounted Future Net Cash Flows

A summary of the changes in the discounted future net cash flows applicable to proved crude oil and natural gas reserves are as follows (in thousands):

	Year Ended December 31,
	2012	2013
Beginning of period	$37,098	$32,992
Sales net of production costs	(7,301)	(6,841)
Net changes in prices and production costs	(2,589)	(1,027)
Changes in estimated future development costs	-	-

Development costs incurred during the year, previously estimated	-	-

Revisions to quantity estimates	88	(6,246)

Accretion of discount	4,174	3,611
Purchases of reserves in place	-	-
Net changes in income tax	1,249	1,793
Changes in timing of cash flows and other	273	418

End of period	$32,992	$24,700

F-69

Annex A

MERGER AND SHARE EXCHANGE AGREEMENT

by and among

INFINITY CROSS BORDER ACQUISITION CORPORATION,

a British Virgin Islands company, as the Parent,

GLORI ACQUISITION CORP.,

a Delaware corporation, as the Purchaser,

GLORI MERGER SUBSIDIARY, INC.,

a Delaware corporation, as Merger Sub,

INFINITY-C.S.V.C. MANAGEMENT LTD.,

as the INXB Representative,

and

GLORI ENERGY INC.,

a Delaware corporation, as the Company

Dated as of January 8, 2014

- i -

(continued)

- ii -

(continued)

- iii -

(continued)

- iv -

(continued)

- v -

(continued)

EXHIBITS
Exhibit A	Form of Lock-Up Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Termination and Release Agreement
Exhibit D	Form of Employment Agreement
Exhibit E	Form of Company Warrant Termination Agreement

- vi -

MERGER AND SHARE EXCHANGE AGREEMENT

This Merger and Share Exchange Agreement (this “ Agreement ”) is made and entered into as of January 8, 2014 by and among Infinity Cross Border Acquisition Corporation , a British Virgin Islands business company with limited liability (the “ Parent ”), Glori Acquisition Corp. , a Delaware corporation and wholly-owned subsidiary of the Parent (the “ Purchaser ”), Glori Merger Subsidiary, Inc. , a Delaware corporation and wholly-owned subsidiary of the Purchaser (“ Merger Sub ”), Infinity-C.S.V.C. Management Ltd. in its capacity as the representative from and after the Transaction Effective Time (as defined below) for the stockholders of the Purchaser as of immediately prior to the Transaction Effective Time in accordance with the terms and conditions of this Agreement (the “ INXB Representative ”), and Glori Energy Inc. , a Delaware corporation (the “ Company ”). The Parent, the Purchaser, Merger Sub, the INXB Representative and the Company are sometimes referred to herein individually as a “ Party ” and, collectively, as the “ Parties ”.

WITNESSETH:

A.           The Company, directly and indirectly through its subsidiaries, provides proprietary microbial biotechnology to oil and gas producers to increase recoverable oil;

B.           The Parent owns all of the issued and outstanding shares of equity securities of the Purchaser, which was formed for the sole purpose of the merger of the Parent with and into the Purchaser, in which the Purchaser will be the surviving corporation (the “ Redomestication Merger ”);

C.           Purchaser owns all of the issued and outstanding shares of equity securities of Merger Sub, which was formed for the sole purpose of the Transaction Merger (as defined below);

D.           The Parties intend to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity (the “ Transaction Merger ”), as a result of which all of the issued and outstanding capital stock and warrants of the Company, immediately prior to the Transaction Effective Time (as defined herein), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate or other instrument previously representing any such shares or warrants shall thereafter represent the right to receive a Pro Rata Share (as defined herein) of the Merger Consideration (as defined herein), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (as amended, the “ DGCL ”), all in accordance with the terms of this Agreement;

E.           The Redomestication Merger and the Transaction Merger are part of the same integrated transaction, with the Redomestication Merger occurring immediately prior to the Transaction Merger (the Redomestication Merger and the Transaction Merger are collectively referred to herein as the “ Transactions ”); and

F.           Certain capitalized terms used herein are defined in Article XII hereof.

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NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

REDOMESTICATION MERGER

1.1            Redomestication Merger . At the Redomestication Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the BVI Business Companies Act, 2004, as amended (“ BVI Law ”), and the DGCL, respectively, the Parent and the Purchaser shall consummate the Redomestication Merger, pursuant to which the Parent shall be merged with and into the Purchaser, following which the separate corporate existence of the Parent shall cease and the Purchaser shall continue as the surviving corporation. The Purchaser as the surviving corporation after the Redomestication Merger is hereinafter sometimes referred to as the “ Redomestication Surviving Corporation ”.

1.2            Redomestication Effective Time . The Parties hereto shall cause the Redomestication Merger to be consummated by filing a Certificate of Merger for the merger of the Parent with and into the Purchaser (the “ Redomestication Certificate of Merger ”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL, and a Plan of Merger for the merger of the Parent with and into the Purchaser (the “ Redomestication Plan of Merger ”) (and other documents required by BVI Law) with the Registry of Corporate Affairs in the British Virgin Islands, in accordance with the relevant provisions of the BVI Law (the time of such filings, or such later time as specified in the Redomestication Certificate of Merger and the Redomestication Plan of Merger, being the “ Redomestication Effective Time ”).

1.3            Effect of the Redomestication Merger . At the Redomestication Effective Time, the effect of the Redomestication Merger shall be as provided in this Agreement, the Redomestication Certificate of Merger, the Redomestication Plan of Merger and the applicable provisions of the DGCL and BVI Law. Without limiting the generality of the foregoing, and subject thereto, at the Redomestication Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Parent and the Purchaser shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Redomestication Surviving Corporation (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Redomestication Surviving Corporation of any and all agreements, covenants, duties and obligations of the Parent and the Purchaser set forth in this Agreement to be performed after the Redomestication Effective Time.

1.4            Memorandum and Articles of Association . At the Redomestication Effective Time, the memorandum and articles of association of the Parent, as in effect immediately prior to the Redomestication Effective Time, shall cease and the Certificate of Incorporation and By-Laws of the Purchaser, as amended and restated as set forth in the Redomestication Plan of Merger (such amendment and restatement subject to the consent of the Company, not to be unreasonably withheld, delayed or conditioned), shall be the Certificate of Incorporation and By-Laws of the Redomestication Surviving Corporation.

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1.5            Directors and Officers of the Redomestication Surviving Corporation . Immediately after the Redomestication Effective Time and prior to the Closing, the board of directors and executive officers of the Redomestication Surviving Corporation shall be the board of directors and executive officers of the Parent immediately prior to the Redomestication Merger.

1.6            Effect on Issued Securities of Parent .

(a)           Conversion of Parent Ordinary Shares.

(i)          At the Redomestication Effective Time, every issued and outstanding Parent Unit shall be automatically detached and the holder thereof shall be deemed to hold one Parent Ordinary Share and one Parent Public Warrant. At the Redomestication Effective Time, every issued and outstanding Parent Ordinary Share (other than those described in Section 1.6(e) below) shall be converted automatically into one share of Purchaser Common Stock, following which, all Parent Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing Parent Ordinary Shares outstanding immediately prior to the Redomestication Effective Time shall cease to have any rights with respect to such Parent Ordinary Shares, except as provided herein or by Law. Each certificate previously evidencing Parent Ordinary Shares shall be exchanged for a certificate representing the same number of shares of Purchaser Common Stock upon the surrender of such certificate in accordance with Section 1.7.

(ii)         Each certificate formerly representing Parent Ordinary Shares (other those described in Section 1.6(e) below) shall thereafter represent only the right to receive the same number of shares of Purchaser Common Stock. Each certificate formerly representing Parent Ordinary Shares owned by holders of Parent Ordinary Shares who have validly elected to dissent from the Redomestication Merger pursuant to Section 179(5) of the BVI Law shall thereafter represent only the right to receive fair value for their Parent Ordinary Shares.

(b)           Parent Public Warrants . At the Redomestication Effective Time, each of the outstanding Parent Public Warrants shall be converted into one Purchaser Public Warrant. At the Redomestication Effective Time, the Parent Public Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Purchaser Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Parent Public Warrants. At or prior to the Redomestication Effective Time, the Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Purchaser Public Warrants remain outstanding, a sufficient number of shares of Purchaser Common Stock for delivery upon the exercise of such Purchaser Public Warrants.

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(c)           Parent Sponsor/EBC Warrants . At the Redomestication Effective Time, each of the outstanding Parent Sponsor/EBC Warrants shall be converted into one Purchaser Sponsor/EBC Warrant. At the Redomestication Effective Time, the Parent Sponsor/EBC Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Purchaser Sponsor/EBC Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Parent Sponsor/EBC Warrants. At or prior to the Redomestication Effective Time, the Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Purchaser Sponsor/EBC Warrants remain outstanding, a sufficient number of shares of Purchaser Common Stock for delivery upon the exercise of such Purchaser Sponsor/EBC Warrants.

(d)           Parent UPO. At the Redomestication Effective Time, the Parent UPO shall be terminated and cancelled in full and in exchange therefore, EBC, as the holder thereof, shall receive one hundred thousand (100,000) shares of Purchaser Common Stock in accordance with the terms of the Parent UPO Termination Agreement.

(e)           Cancellation of Parent Ordinary Shares Owned by Parent . At the Redomestication Effective Time, if there are any Parent Ordinary Shares that are owned by the Parent as treasury shares or any Parent Ordinary Shares owned by any direct or indirect Subsidiary of the Parent immediately prior to the Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(f)           Transfers of Ownership . If any certificate for securities of the Purchaser is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to the Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of the Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of the Purchaser or any agent designated by it that such tax has been paid or is not payable.

(g)           No Liability . Notwithstanding anything to the contrary in this Section 1.6, none of the Redomestication Surviving Corporation, the Purchaser or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.7            Surrender of Parent Certificates . All securities issued upon the surrender of Parent Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Parent Securities shall also apply to the Purchaser Securities so issued in exchange.

1.8            Lost, Stolen or Destroyed Parent Certificates . In the event any certificates shall have been lost, stolen or destroyed, the Purchaser shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 1.7; provided, however, that the Redomestication Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Redomestication Surviving Corporation with respect to the certificates alleged to have been lost, stolen or destroyed.

4

1.9            Section 368 Reorganization . For U.S. federal income tax purposes, the Redomestication Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The Parties hereby (a) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (b) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (c) agree to file all Tax and other informational returns on a basis consistent with such characterization. Each of the Parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Redomestication Merger is determined not to qualify as a reorganization under Section 368 of the Code.

1.10          Taking of Necessary Action; Further Action . If, at any time after the Redomestication Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Redomestication Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Parent and the Purchaser, the officers and directors of the Parent and the Purchaser are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.11          Agreement of Fair Value . The Parent and the Purchaser respectively agree that they consider the consideration payable for the Parent Ordinary Shares to represent the fair value of such Parent Ordinary Shares.

ARTICLE II

TRANSACTION MERGER

2.1            Transaction Merger . At the Transaction Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub and the Company shall consummate the Transaction Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Transaction Merger, is hereinafter sometimes referred to as the “ Transaction Surviving Corporation ”.

2.2            Transaction Effective Time . The Parties hereto shall cause the Transaction Merger to be consummated by filing the Certificate of Merger for the merger of Merger Sub with and into the Company (the “ Transaction Certificate of Merger ”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL, (the time of such filing, or such later time as specified in the Transaction Certificate of Merger, being the “ Transaction Effective Time ”); provided, however, that the Transaction Effective Time shall not be earlier than one minute after the Redomestication Effective Time.

5

2.3            Effect of the Transaction Merger . At the Transaction Effective Time, the effect of the Transaction Merger shall be as provided in this Agreement, the Transaction Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Transaction Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Transaction Surviving Corporation, which shall include the assumption by the Transaction Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Transaction Effective Time.

2.4            Certificate of Incorporation . At the Transaction Effective Time, the Company Charter as in effect immediately prior to the Transaction Effective Time, shall cease and the Certificate of Incorporation and By-Laws of Merger Sub, as in effect immediately prior to the Transaction Effective Time, shall be the charter documents of the Transaction Surviving Corporation.

2.5            Directors and Officers of the Transaction Surviving Corporation . Immediately after the Transaction Effective Time and prior to the Closing, the board of directors and executive officers of the Transaction Surviving Corporation shall be the board of directors and executive officers of Merger Sub immediately prior to the Transaction Merger.

2.6           [Intentionally omitted]

2.7            Merger Consideration . As consideration for the Transaction Merger, the Company Stockholders and the Company Warrantholders collectively shall be entitled to receive from the Purchaser at the Closing an aggregate consideration of twenty-two million, nine hundred fifty-three thousand, four hundred thirty-two (22,953,432) shares of newly issued Purchaser Common Stock (the “ Merger Consideration ”), with each Company Holder receiving the percentage of the Merger Consideration that is equal to (a) the sum of (i) the total number of shares of Company Common Stock held by such Company Holder (including all shares of Company Common Stock into which such Company Holder has the right to convert any Company Preferred Stock held by such Company Holder, calculated on a Convertible Basis) plus (ii) in accordance with the terms of the applicable Company Warrant Termination Agreement, a number equal to the number of shares of Company Common Stock which such Company Holder has the right to acquire under any Company Warrant owned by such Company Holder (including any right under such Company Warrant to acquire Company Preferred Stock calculated on a Convertible Basis, as amended by the Company Warrant Termination Agreement), divided by (b) a number equal to the sum of (i) the total number of shares of Company Common Stock (including all of the issued and outstanding Company Preferred Stock calculated on a Convertible Basis and excluding any Company Securities described in Section 2.8(b)) plus (ii) a number equal to the number of shares of Company Common Stock which can be acquired under all outstanding Company Warrants (including any rights under Company Warrants to acquire Company Preferred Stock calculated on a Convertible Basis as amended by the Company Warrant Termination Agreements) (such percentage, a Company Holder’s “ Pro Rata Share ”), with the results of such calculations based on the interests of the Company Holders projected as of April 15, 2014 being set forth on Schedule 2.7 hereto, which Schedule 2.7 the Parties agree to update prior to the Closing for any changes in the interests of the Company Holders or the Company’s capitalization (including for changes in applicable conversion ratios of Company Preferred Stock to Company Common Stock and for additional accrued dividends) during the Interim Period that is permitted by the terms of this Agreement, including Section 6.3 hereof; provided, that the Merger Consideration is subject to the withholding of the Escrow Shares that are deposited in the Escrow Account in accordance with Section 2.15. The Escrow Shares (and any dividends, distributions or other income thereon, which dividends, distributions and other income, for the avoidance of doubt, shall not be Merger Consideration) (collectively, the “ Escrowed Property ”) shall be released or distributed from the Escrow Account subject to and in accordance with Section 2.15 and the Escrow Agreement, with each Company Holder receiving its Pro Rata Share of such Escrowed Property. For the avoidance of doubt, the number of shares of Company Common Stock which can be acquired under the Company Warrants as amended by the Company Warrant Termination Agreements takes into account the exercise price of such Company Warrants.

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2.8            Effect of Transaction Merger on Company Securities . At the Transaction Effective Time, by virtue of the Transaction Merger and without any action on the part of any Party or any Company Holders or the holders of any shares of capital stock of the Purchaser or Merger Sub:

(a)           Company Stock . Subject to clause (b) below, all shares of Company Stock issued and outstanding immediately prior to the Transaction Effective Time will be cancelled and automatically deemed for all purposes to represent the right to receive the Merger Consideration, with each Company Stockholder receiving their Pro Rata Share of the Merger Consideration (including upon and subject to its release from the Escrow Account for the benefit of the Company Holders in accordance with this Agreement and the Escrow Agreement, the Escrowed Property) with respect to their shares of Company Stock, without interest, upon surrender of their Company Certificates and delivery of a Lock-Up Agreement in accordance with Section 2.9. All shares of Company Preferred Stock will be treated on a Convertible Basis. As of the Transaction Effective Time, each Company Stockholder shall cease to have any other rights with respect to the Company Stock, except the rights set forth in Section 2.12 below or as otherwise required under applicable Law.

(b)           Treasury Stock . Notwithstanding clause (a) above or any other provision of this Agreement to the contrary, at the Transaction Effective Time, if there are any Company Securities that are owned by the Company as treasury shares or any Company Securities owned by any direct or indirect Subsidiary of the Company immediately prior to the Transaction Effective Time, such Company Securities shall be canceled and extinguished without any conversion thereof or payment therefor.

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(c)           Company Warrants . Each outstanding Company Warrant shall be cancelled, retired and terminated and cease to represent a right to acquire shares of Company Stock and automatically converted into the right to receive such Company Warrantholder’s Pro Rata Share of the Merger Consideration (including, upon and subject to its release from the Escrow Account for the benefit of the Company Holders in accordance with this Agreement and the Escrow Agreement, the Escrowed Property) with respect to such Company Warrant, as more fully described in Section 2.7 and in accordance with the terms of the Company Warrant Termination Agreement, upon delivery of a Lock-Up Agreement in accordance with Section 2.9. All Company Warrants to acquire Company Preferred Stock will be treated on a Convertible Basis.

(d)           Company Options . As of the Transaction Effective Time, by virtue of the Transaction Merger, each Company Option that is outstanding and unexercised immediately prior to the Transaction Effective Time, shall be assumed by the Purchaser and shall be converted into a right (an “ Adjusted Option ”) to acquire Purchaser Common Stock in accordance with this Section 2.8(d). Each such Adjusted Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Option immediately prior to the Transaction Effective Time, including the same vesting schedule as the applicable Company Option (and no Company Option shall have its vesting accelerated in connection with the consummation of the transactions contemplated by this Agreement) (provided, that no Adjusted Options shall be exercisable prior to the earlier to occur of (i) the one (1) year anniversary of the Closing Date or (ii) sixty (60) days after the Company Option holder’s termination of employment or termination of service with the Purchaser and its “affiliates” (within the meaning of the Company Stock Plan)), except that as of the Transaction Effective Time, the Adjusted Option as so assumed and converted shall be exercisable for that number of whole shares of Purchaser Common Stock (rounded down to the nearest whole share) equal to the product of (x) the number of shares of Company Common Stock subject to such Company Option multiplied by (y) the Exchange Ratio, at an exercise price per share of Purchaser Common Stock (rounded up to the nearest whole cent) equal to the quotient of (a) the exercise price per share of Company Common Stock of such Company Option, divided by (b) the Exchange Ratio; provided that the exercise price and/or the number of shares of Purchaser Common Stock  that may be purchased under the Adjusted Option shall be further adjusted to the extent required to remain compliant with, or exempt from, the requirements of Section 409A of the Code; and provided further, that in the case of Company Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, the exercise price and the number of shares of Purchaser Common Stock subject to the Adjusted Option shall be determined in a manner consistent with the requirements of Section 424 of the Code and the Department of Treasury Regulations issued thereunder. Further, with respect to three percent (3%) of the shares which can be acquired under each Adjusted Option (such 3%, the “ Reserved Portion ”), in addition to the above-described exercisability restrictions applicable to the Adjusted Option, the Reserved Portion shall (A) in no event be exercisable until after the Expiration Date, (B) immediately after 11:59 p.m. New York City time on the Expiration Date, the Reserved Portion shall be forfeited in the same proportion that the number of Escrow Shares that are not released from the Escrow Account to the Exchange Agent for distribution to Company Holders, net of the number of Escrow Shares retained for Pending Claims, bears to the aggregate number of Escrow Shares deposited in the Escrow Account at the Closing (subject to equitable adjustment for stock dividends, recapitalizations, stock exchanges and other similar transactions) and (C) with respect to the portion of the Reserved Portion equal to the number of Escrow Shares retained after the Expiration Date for Pending Claims divided by the aggregate number of Escrow Shares deposited in the Escrow Account at the Closing (subject to equitable adjustment for stock dividends, recapitalizations, stock exchanges and other similar transactions) (the “ Pending Reserved Portion ”), (I) such Pending Reserved Portion shall continue to not be exercisable until after the final resolution of all Pending Claims, and (II) upon the final resolution of all Pending Claims, the Pending Reserved Portion shall be forfeited in the same proportion that the number of Escrow Shares that were retained for Pending Claims that are not released from the Escrow Account to the Exchange Agent for distribution to Company Holders (or, to the extent required by Section 2.9(h), to the Purchaser for distribution to such Company Holders) bears to the aggregate number of Escrow Shares that were retained for Pending Claims. For the avoidance of doubt, the period of exercisability of an Adjusted Option, including the Reserved Portion, shall not be extended. For purposes of this Agreement, “ Exchange Ratio ” means the ratio at which a share of Company Common Stock is exchanged for shares of Purchaser Common Stock at the Transaction Effective Time, as calculated pursuant to Section 2.7. From and after the Transaction Effective Time, (i) all references to the Company (including any references relating to a “Sale Event” involving the Company) in the Company Stock Plan and in each agreement evidencing any outstanding award of Company Options shall be deemed to refer to the Purchaser and (ii) the aggregate number of awards permitted to be issued or granted under the Company Stock Plan shall be adjusted to an amount equal to (A) the aggregate number of shares subject to awards permitted to be issued or granted under the Company Stock Plan immediately prior to the Transaction Effective Time multiplied by (B) the Exchange Ratio. Prior to the Transaction Effective Time, the Company Stock Plan shall be amended, to the extent necessary, to reflect the transactions contemplated by this Section 2.8(d), including the conversion of the Company Options and the substitution of the Purchaser for the Company thereunder to the extent appropriate to effectuate the assumption of such Company Stock Plan by the Purchaser.  Promptly after the Closing, the Purchaser shall take all action necessary or appropriate in accordance with applicable securities Laws to have available for issuance under an effective registration statement filed with the SEC a sufficient number of shares of Purchaser Common Stock for delivery upon exercise or vesting of the Adjusted Options.  As of the Transaction Effective Time, except as provided in this Section 2.8(d), all rights under any Company Option and any provision of the Company Stock Plan providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be cancelled. The Company shall ensure that, as of and after the Transaction Effective Time, except as provided in this Section 2.8(d), no Person shall have any rights under the Company Stock Plan.

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2.9            Surrender of Company Securities and Payment of Merger Consideration .

(a)          Prior to the Transaction Effective Time, the Purchaser shall appoint Continental Stock Transfer & Trust Company or another agent reasonably acceptable to the Company (the “ Exchange Agent ”) for the purpose of exchanging for the Merger Consideration certificates representing shares of Company Stock (“ Company Certificates ”) and any delivery required by the Company Warrantholders hereunder. At or prior to the Transaction Effective Time, the Purchaser shall deposit, or cause to be deposited, with the Exchange Agent the Merger Consideration to be paid to the Company Holders, in each case in accordance with each Company Holder’s Pro Rata Share, or deposited in the Escrow Account in accordance with Section 2.15, as appropriate. Promptly after the Transaction Effective Time, the Purchaser shall send, or shall cause the Exchange Agent to send, to each holder of record of Company Certificates as of immediately prior to the Transaction Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent) for use in such exchange.

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(b)          Each Company Stockholder shall be entitled to receive, as soon as reasonably practicable, upon delivery to the Exchange Agent of (i) the Company Certificate(s) for its Company Stock, together with a properly completed and duly executed letter of transmittal and such other documents as may be reasonably requested by the Exchange Agent and (ii) a duly executed counterpart to the lock-up agreement with the Purchaser, effective as of the Transaction Effective Time, substantially in the form attached as Exhibit A hereto (the “ Lock-Up Agreement ”), its Pro Rata Share of the Merger Consideration, other than the Escrow Shares which shall be held in escrow in accordance with Section 2.15, in respect of the Company Stock represented by the Company Certificate(s). Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Merger Consideration. Each Company Stockholder shall also be entitled to receive a copy of the registration rights agreement with the Purchaser, effective as of the Transaction Effective Time, substantially in the form attached as Exhibit B hereto (the “ Registration Rights Agreement ”), duly executed by the Purchaser, upon its delivery to the Exchange Agent of a duly executed counterpart to the Registration Rights Agreement.

(c)          Each Company Warrantholder that has executed a Company Warrant Termination Agreement shall be entitled to receive, as soon as reasonably practicable, upon delivery to the Exchange Agent of a Lock-Up Agreement with respect to the shares of Purchaser Common Stock to be issued in exchange for its Company Warrants in accordance with the terms of the applicable Company Warrant Termination Agreement and Section 2.7 hereof, its Pro Rata Share of the Merger Consideration, other than the Escrow Shares which shall be held in escrow in accordance with Section 2.15, in respect of the Company Warrants subject to such Company Warrant Termination Agreement. Each Company Warrantholder shall also be entitled to receive a copy of the Registration Rights Agreement, duly executed by the Purchaser, upon its delivery to the Exchange Agent of a duly executed counterpart to the Registration Rights Agreement

(d)          If any portion of the Merger Consideration is to be delivered to a Person, or issued in a name, other than the Person in whose name the surrendered Company Certificate or the terminated Company Warrant is registered, it shall be a condition to such delivery that (i) the transfer of (A) such Company Stock shall have been permitted in accordance with the terms of the Company Charter as in effect immediately prior to the Transaction Effective Time and, to the extent applicable, the Company Investor Agreement, and (B) such Company Warrant shall have been permitted in accordance with the terms of such Company Warrant, including any reference to the Company Charter, (ii) such Company Certificate or Company Warrant, as applicable, shall be properly endorsed or shall otherwise be in proper form for transfer or assignment and, (iii) the recipient of such portion of the Merger Consideration, or the Person in whose name such portion of the Merger Consideration is issued, shall have already executed and delivered a Lock-Up Agreement and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or Company Warrant or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

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(e)          Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to the Exchange Agent, the Company Stockholder may instead deliver to the Exchange Agent an affidavit of lost certificate in form and substance reasonably acceptable to the Purchaser, which at the sole discretion of the Purchaser may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Purchaser or the Transaction Surviving Corporation with respect to the Company Certificates alleged to have been lost, stolen or destroyed. Any affidavit of lost Company Certificate properly delivered in accordance with this Section 2.9(e) shall be treated as a Company Certificate for all purposes of this Agreement.

(f)          After the Transaction Effective Time, there shall be no further registration of transfers of Company Stock. If, after the Transaction Effective Time, Company Certificates are presented to the Surviving Company, the Purchaser or the Exchange Agent, they shall be canceled and exchanged for the applicable portion of the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

(g)          All securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities.

(h)          Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.9(a) and any Escrowed Property disbursed to the Exchange Agent in accordance with the Escrow Agreement that remains unclaimed by Company Holders two (2) years after the Transaction Effective Time shall be returned to the Purchaser, upon demand, and any such Company Holder who has not exchanged shares of Company Stock or Company Warrants for the applicable portion of the Merger Consideration in accordance with Section 2.7 and this Section 2.9 prior to that time shall thereafter look only to the Purchaser for, and, subject to such Company Holder satisfying the requirements for payment of the Merger Consideration as set forth in this Agreement, the Purchaser agrees to be responsible for, payment of the portion of the Merger Consideration in respect of such shares of Company Stock and Company Warrants without any interest thereon (but with any dividends or distributions paid with respect thereto). Notwithstanding the foregoing, none of the Transaction Surviving Corporation, the Purchaser or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(i)          The Purchaser shall not issue Adjusted Options for Company Options until it shall have received from each holder thereof a termination and release agreement in the form of Exhibit C hereto acknowledging the termination and replacement of the Company Option (a “ Termination and Release Agreement ”), and a duly executed counterpart to the agreement for such Adjusted Option.

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2.10          Effect of Transaction on Merger Sub Stock . At the Transaction Effective Time, by virtue of the Transaction Merger and without any action on the part of any Party or the holders of any Company Stockholders or the holders of any shares of capital stock of the Purchaser or Merger Sub, each share of Merger Sub Common Stock outstanding immediately prior to the Transaction Effective Time shall be converted into an equal number of shares of common stock of the Transaction Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Transaction Surviving Corporation.

2.11          Taking of Necessary Action; Further Action . If, at any time after the Transaction Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Transaction Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.12          Appraisal and Dissenter’s Rights .

(a)          Each certificate formerly representing Company Stock (“ Dissenting Shares ”) owned by the Company Stockholders who have validly exercised and not effectively withdrawn or lost their appraisal rights pursuant to Section 262 of the DGCL (“ Dissenting Stockholders ”) shall thereafter represent only the right to receive the applicable payments set forth in Section 2.12(b), unless and until such Dissenting Stockholder effectively withdraws its demand for, or loses its rights to, appraisal rights pursuant to Section 262 of the DGCL with respect to any Dissenting Shares.

(b)          No person who has validly exercised their appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive any portion of the Merger Consideration with respect to the Dissenting Shares owned by such Dissenting Stockholder unless and until such Dissenting Stockholder shall have effectively withdrawn or lost their appraisal rights under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment resulting from the procedure set forth in Section 262 of the DGCL with respect to the Dissenting Shares owned by such Dissenting Stockholder. The Company shall give the Purchaser (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to any Dissenting Stockholder’s rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of the Purchaser, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

2.13          Agreement of Fair Value . The Purchaser, Merger Sub and the Company respectively agree that they consider the consideration payable for the Company Common Stock to represent the fair value for the Company Common Stock.

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2.14          Section 368 Reorganization . For U.S. federal income tax purposes, the Transaction Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The Parties hereby (a) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (b) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (c) agree to file all Tax and other informational returns on a basis consistent with such characterization. Each of the Parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Transaction Merger is determined not to qualify as a reorganization under Section 368 of the Code.

2.15          Escrow . At or prior to the Closing, the Purchaser, the Company, the INXB Representative and Continental Stock Transfer & Trust Company, as escrow agent (the “ Escrow Agent ”), shall enter into an Escrow Agreement, effective as of the Transaction Effective Time, in form and substance reasonably satisfactory to the Parties (the “ Escrow Agreement ”), pursuant to which the Purchaser shall deposit six hundred eight-eight thousand, six hundred and three (688,603) shares of the Purchaser Common Stock (including any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “ Escrow Shares ”) with the Escrow Agent to be held and disbursed by the Escrow Agent in a segregated escrow account (“ Escrow Account ”) in accordance with the terms of Article VII hereof and the Escrow Agreement. The Escrow Shares shall be allocated among the Company Holders pro rata based on their respective Pro Rata Share. The Escrow Shares to be deposited in the Escrow Account shall be issued in the name of the Company Holders who would otherwise have received those shares in the Transaction Merger. Those Company Holders shall also have the right to vote the Escrow Shares and to receive currently any ordinary income dividends with respect thereto. The Escrow Shares, along with any dividends, distributions or other income thereon (other than ordinary income dividends previously distributed), shall be applied to satisfy any indemnification claims against the Indemnifying Party pursuant to and in accordance with Article VII hereof. The Escrow Shares shall no longer be subject to any indemnification claim after the first (1 st ) anniversary of the Closing Date (the “ Expiration Date ”); provided, however, with respect to any indemnification claims made in accordance with Article VII hereof on or prior to the Expiration Date that remain unresolved at the time of the Expiration Date (“ Pending Claims ”), all or a portion of the Escrow Shares (and any dividends, distributions or other income thereon (other than ordinary income dividends previously distributed)) necessary to satisfy such Pending Claims (as determined based on the amount of the indemnification claim included in the Claim Notice provided by the INXB Representative under Article VII and the Purchaser Share Price as of the first day after the Expiration Date) shall remain in the Escrow Account until such time as such Pending Claim shall have been finally resolved pursuant to the provisions of Article VII. After the Expiration Date, any remaining Escrowed Property remaining in the Escrow Account that is not subject to Pending Claims, if any, shall be disbursed to the Exchange Agent for distribution to the Company Holders that have met the requirements for payment of the Merger Consideration in accordance with Section 2.9, with each such Company Holder receiving their Pro Rata Share of such Escrowed Property. Promptly after the final resolution of all Pending Claims, the Escrow Agent shall disburse any remaining Escrowed Property remaining in the Escrow Account to the Exchange Agent for distribution to the Company Holders that have met the requirements for payment of the Merger Consideration in accordance with Section 2.9 (or, to the extent required by Section 2.9(h), to the Purchaser for distribution to such Company Holders), with each Company Holder receiving its Pro Rata Share of such Escrowed Property. The Escrow Agent will, promptly after its receipt of any ordinary income dividend declared and paid on the Escrow Shares, disburse from the Escrow Account such ordinary income dividend to the Exchange Agent for distribution to the Company Holders, with each Company Holder receiving their Pro Rata Share of such ordinary income dividend. While the Escrow Shares are in the Escrow Account, the Company Holders shall have the right to vote with respect to the Escrow Shares, with each Company Holder having the right to vote its Pro Rata Share of such Escrow Shares. The Escrow Shares will appear as issued and outstanding on the Purchaser’s balance sheet and will be legally outstanding under the DGCL, except with respect to any Escrow Shares that are disbursed from the Escrow Account to a Purchaser Indemnified Party in satisfaction of an indemnification claim on behalf of a Purchaser Indemnified Party in accordance with the terms of this Agreement and the Escrow Agreement.

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ARTICLE III

CLOSING

3.1           Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing of the Transactions (the “ Closing ”) shall take place at the offices of Ellenoff Grossman & Schole, LLP, 1345 Avenue of the Americas, New York, NY 10105, on the third (3 rd ) Business Day after all the closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “ Closing Date ”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER, THE PARENT AND MERGER SUB

Except as set forth in the disclosure schedules delivered by the Parent to the Company on the date hereof (the “ Parent Disclosure Schedules ”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or in the SEC Reports, each of the Parent, the Purchaser and Merger Sub represents and warrants, jointly and severally, to the Company as follows:

4.1            Due Organization and Good Standing . The Parent is a business company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands, and each of the Purchaser and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of the Parent, the Purchaser and Merger Sub has all requisite corporate, limited liability, or other organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Parent, the Purchaser and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. The Parent has heretofore made available to the Company accurate and complete copies of the Organizational Documents of each of the Parent, the Purchaser and Merger Sub, as currently in effect.

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4.2            Authorization; Binding Agreement . Each of the Parent, the Purchaser and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each other Ancillary Document to which it is a party, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each other Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by each of the Parent, the Purchaser and Merger Sub, and (b) no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of the Parent, the Purchaser or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each other Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Parent, the Purchaser or Merger Sub is a party shall be when delivered, duly and validly executed and delivered by the Parent, the Purchaser or Merger Sub, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Parent, the Purchaser or Merger Sub party to this Agreement or such Ancillary Document, enforceable against such Party in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “ Enforceability Exceptions ”).

4.3            Governmental Approvals . No Consent of or with any Governmental Authority, on the part of the Parent, the Purchaser or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each other Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) such filings as may be required in any jurisdiction where such Party is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (b) pursuant to Antitrust Laws, (c) such filings as contemplated by this Agreement, (d) any filings required with NASDAQ or the SEC with respect to the transactions contemplated by this Agreement, including the Redomestication Merger, the Tender Offers, the Registration Statement and issuance of the Purchaser Securities and (e) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder.

4.4            Non-Contravention . The execution and delivery by each of the Parent, the Purchaser and Merger Sub of this Agreement and each other Ancillary Document to which it is a party, the consummation by the Parent, the Purchaser and the Merger Sub of the transactions contemplated hereby and thereby, and compliance by the Parent, the Purchaser and Merger Sub with any of the provisions hereof and thereof, will not, (a) conflict with or violate any provision of such Party’s Organizational Documents, or (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law to which such Party is subject.

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4.5            Capitalization .

(a)          The Parent is authorized to issue an unlimited number of Parent Ordinary Shares and an unlimited number of preferred shares, no par value. As of the date hereof, (i) 7,187,500 Parent Ordinary Shares are issued and outstanding, and (ii) no preferred shares are issued and outstanding. Parent issued 5,750,000 Parent Units in its IPO. As of the date hereof, there are issued and outstanding a total of (i) 5,750,000 Parent Public Warrants issued as part of Parent Units in the IPO, (ii) 4,820,000 Parent Sponsor/EBC Warrants and (iii) the Parent UPO to purchase up to 500,000 Parent Ordinary Shares and 500,000 Parent Public Warrants. All outstanding Parent Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of BVI Law, the Parent Charter or any Contract to which the Parent is a party. None of the outstanding Parent Securities has been issued in violation of any applicable securities Laws.

(b)          Prior to giving effect to the transactions contemplated by this Agreement: (i) (A) the Purchaser has an authorized capitalization of 1,000 shares of Purchaser Common Stock, of which 1,000 shares are issued and outstanding, and (B) all of the issued and outstanding shares of Purchaser Common Stock are owned by the Parent; and (ii) (A) Merger Sub has an authorized capitalization of 1,000 shares of Merger Sub Common Stock, of which 1,000 shares are issued and outstanding, and (B) all of the issued and outstanding shares of Merger Sub Common Stock are owned by the Purchaser. As of the date of this Agreement, each of the Purchaser and Merger Sub are newly-formed entities with no operations, no contractual obligations and no assets or Liabilities (other than immaterial Liabilities incurred in connection with their formation). Other than the Purchaser and Merger Sub, the Parent does not, directly or indirectly through its Subsidiaries, have any Subsidiaries or own any equity interests in any other Person.

(c)          Except as set forth in Sections 4.5(a) or 4.5(b), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character, (A) relating to the issued or unissued shares of the Parent, the Purchaser or Merger Sub, (B) obligating the Parent, the Purchaser or Merger Sub to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating the Parent, the Purchaser or Merger Sub to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such shares. Other than the Offer or as expressly set forth in this Agreement, there are no outstanding obligations of the Parent, the Purchaser or Merger Sub to repurchase, redeem or otherwise acquire any shares of the Parent, the Purchaser or Merger Sub or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 4.5(c) , there are no shareholders agreements, voting trusts or other agreements or understandings to which the Parent, the Purchaser or Merger Sub is a party with respect to the voting of any shares of such Party.

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(d)          All Indebtedness of the Parent, the Purchaser or Merger Sub is disclosed on Schedule 4.5(d) . No Indebtedness of the Parent, the Purchaser or Merger Sub contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Parent, the Purchaser or Merger Sub or (iii) the ability of the Parent, the Purchaser or Merger Sub to grant any Lien on its properties or assets.

(e)          Since the date of formation of each of the Parent, the Purchaser and Merger Sub, and except as contemplated by this Agreement, no such Party has declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and such Party’s board of directors has not authorized any of the foregoing.

4.6            SEC Filings and Parent Financial Statements .

(a)          The Parent, since its formation, has filed all forms, reports, schedules, statements, registrations statements, prospectuses and other documents required to be filed or furnished by the Parent with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Schedule 4.6 lists and, except to the extent available in full without redaction on the SEC’s web site through EDGAR, the Parent has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Parent’s Annual Reports on Form 20-F for each fiscal year of the Parent beginning with the first year the Parent was required to file such a form, (ii) the Parent’s Reports of Foreign Issuer on Form 6-K for each fiscal quarter that the Parent filed such reports to disclose its quarterly financial results in each of the fiscal years of the Parent referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Parent with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “ SEC Reports ”) and (iv) all certifications and statements required by (w) Rules 13a-14 or 15d-14 under the Exchange Act, and (x) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to in clause (i) above (collectively, the “ Public Certifications ”). Except for the restatement by the Parent of certain of its SEC Reports for the reasons set forth in the Form 6-K filed by Parent on July 18, 2013 (the “ Restatement ”), the SEC Reports (y) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (z) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) or at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Parent Ordinary Shares and the Parent Public Warrants are listed on the NASDAQ, (B) the Parent has not received any written or, to the Knowledge of the Parent, oral deficiency notice from NASDAQ relating to the continued listing requirements of the Parent Ordinary Shares or the Parent Public Warrants, (C) there are no Actions pending or, to the Knowledge of the Parent, threatened against the Parent by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of the Parent Ordinary Shares or the Parent Public Warrants on the NASDAQ and (D) the Parent Ordinary Shares and the Parent Public Warrants are in compliance with all of the applicable listing and corporate governance rules of the NASDAQ.

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(b)          The financial statements and notes contained or incorporated by reference in the SEC Reports, as amended for the Restatement (the “ Parent Financials ”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Parent at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c)          Except as and to the extent reflected or reserved against in the Parent Financials, the Parent has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Parent Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Parent’s formation in the ordinary course of business.

4.7            Absence of Certain Changes . As of the date of this Agreement, the Parent has (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial business combination as described in the IPO Prospectus (including the investigation of Glori and the negotiation and execution of this Agreement) and related activities and (b) since January 1, 2013, not been subject to a Material Adverse Effect.

4.8            Compliance with Laws . Each of the Parent, the Purchaser and Merger Sub is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business in all material respects, and no such Party has received written notice alleging any material violation of applicable Law by such Party.

4.9            Actions; Orders; Permits . There is no pending or, to the Knowledge of the Parent, the Purchaser or Merger Sub, threatened Action to which such Party is subject which would reasonably be expected to have a Material Adverse Effect on the Parent, the Purchaser or Merger Sub, nor is there any reasonable basis for any such Action to be made. There is no Action that the Parent, the Purchaser or Merger Sub has pending against any other Person. None of the Parent, the Purchaser or Merger Sub is subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Each of the Parent, the Purchaser and Merger Sub holds all Consents necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Parent, the Purchaser or Merger Sub. Since January 1, 2011, none of the current or former officers, senior management or directors of any of the Parent, the Purchaser, or Merger Sub have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

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4.10          Taxes and Returns .

(a)          The Parent has or will have timely filed, or caused to be timely filed, all material Tax Returns by it, which such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Parent Financials have been established in accordance with GAAP. Schedule 4.10(a) sets forth each jurisdiction where the Parent files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against the Parent in respect of any Tax, and the Parent has not been notified in writing or, to the Knowledge of the Parent, orally of any proposed Tax claims or assessments against the Parent (other than, in each case, claims or assessments for which adequate reserves in the Parent Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the Parent’s assets, other than Permitted Liens. The Parent has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Parent for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b)          The Parent has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Parent is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(c)          Since the date of its formation, the Parent has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund, or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

4.11          Employees and Employee Benefit Plans . None of the Parent, the Purchaser or Merger Sub (a) has any paid employees or (b) maintains, or has Liability under, any Benefit Plans.

4.12          Intellectual Property . None of the Parent, the Purchaser or Merger Sub owns, licenses or otherwise has any right, title or interest in any material Intellectual Property.

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4.13          Real and Personal Property . None of the Parent, the Purchaser nor Merger Sub owns or leases any material real property or Personal Property.

4.14          Material Contracts .

(a)          Except as set forth on Schedule 4.14(a) , other than this Agreement and the other Ancillary Documents, there are no Contracts to which the Parent, the Purchaser or Merger Sub is a party or by or to which any of their respective properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by the Parent, the Purchaser or Merger Sub on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of such Party as its business is currently conducted, any acquisition of material property by such Party, or restricts in any material respect the ability of such Party from engaging in business as currently conducted by it or from competing with any other Person (each, a “ Parent Material Contract ”). All Parent Material Contracts have been made available to the Company other than those that are available in full without redaction as exhibits to the SEC Reports.

(b)          With respect to each Parent Material Contract: (i) the Parent Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Parent Material Contract is legal, valid, binding and enforceable in all material respects against the Parent, the Purchaser or Merger Sub party thereto, as applicable, and, to the Knowledge of the Parent, the Purchaser and Merger Sub, the other parties thereto, and is in full force and effect (except as such enforcement may be limited by the Enforceability Exceptions); (iii) none of the Parent, the Purchaser or Merger Sub is in breach or default, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by the Parent, the Purchaser or Merger Sub, or permit termination or acceleration by the other party, under such Parent Material Contract; and (iv) to the Knowledge of the Parent, the Purchaser and Merger Sub, no other party to any Parent Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Parent, the Purchaser or Merger Sub, under any Parent Material Contract.

4.15          Transactions with Affiliates . Schedule 4.15 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between any of the Parent, the Purchaser or Merger Sub and any (a) present or former director, officer or employee or Affiliate of the Parent, the Purchaser or Merger Sub, or any family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Parent’s outstanding Parent Ordinary Shares as of the date hereof.

4.16          Investment Company Act . None of the Parent, the Purchaser nor Merger Sub is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

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4.17          Finders and Brokers . Except as set forth on Schedule 4.17 , no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Company, the Parent, the Purchaser, Merger Sub or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Parent, the Purchaser or Merger Sub.

4.18          Trust Account . As of the date of this Agreement, the Parent has investments in the Trust Account that will be worth at least $46,000,000 upon the maturity of such investments on March 6, 2014.

4.19          Ownership of Purchaser Securities . All Purchaser Securities issued and delivered in accordance with Article II to the Company Holders and the holders of Company Options as a result of the Transaction Merger shall be, upon issuance and delivery of such Purchaser Securities, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, the Lock-Up Agreement, the Registration Rights Agreement and any Liens incurred by such holder, and the issuance and sale of such Purchaser Securities pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

4.20          Ethical Business Practices . None of the Parent, the Purchaser or Merger Sub, nor any of their respective Representatives acting on their behalf has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (c) made any other unlawful payment. None of the Parent, the Purchaser or Merger Sub, nor any of their respective Representatives acting on their behalf has, since the formation of the Parent, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Parent, the Purchaser or Merger Sub or assist any of them in connection with any actual or proposed transaction.

4.21          Money Laundering Laws . The operations of each of the Parent, the Purchaser and Merger Sub are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Parent, the Purchaser or Merger Sub with respect to the any of the foregoing is pending or, to the Knowledge of the Parent, the Purchaser or Merger Sub, threatened.

4.22          OFAC . None of the Parent, the Purchaser or Merger Sub or any of their respective directors or officers, or, to the Knowledge of the Parent, the Purchaser or Merger Sub, any other Representative acting on behalf of the Parent, the Purchaser or Merger Sub is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“ OFAC ”); and none of the Parent, the Purchaser or Merger Sub has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

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4.23          Insurance .

(a)           Schedule 4.23(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Parent, the Purchaser or Merger Sub relating to any of the Parent, the Purchaser or Merger Sub or their business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Parent, the Purchaser or Merger Sub are otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Parent, the Purchaser and Merger Sub, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies.

(b)          There have been no insurance claims made by any of the Parent, the Purchaser or Merger Sub. The Parent, the Purchaser and Merger Sub have each reported to their insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the Parent, the Purchaser or Merger Sub.

4.24          NASDAQ Fair Market Value Determination . As of the date of this Agreement, the Board of Directors of the Parent (including any required committee or subgroup of the Board of Directors of the Parent) has unanimously made the determination required by NASDAQ listing rule IM-5101-2(b) relating to the fair market value of the Target Companies.

4.25          PIPE Investment . Immediately prior to the execution of this Agreement, the Parent and the Purchaser entered into an agreement with the Sponsors and certain other Persons pursuant to which the Sponsors and such other Persons agreed to make a private equity investment in the Purchaser of a minimum of Eight Million, Five Hundred Thousand Dollars ($8,500,000) and a maximum of Twenty-Five Million Dollars ($25,000,000) in the aggregate in exchange for additional shares of Purchaser Common Stock valued at an amount no less than $8.00 per share, with such transaction to be consummated after the Redomestication Merger, but prior to or simultaneously with the Transaction Merger (the “ PIPE Investment ”).

4.26          Warrant Amendment . Immediately prior to the execution of this Agreement, the holders of a majority, in the aggregate, of the Parent Public Warrants and the Parent Sponsor/EBC Warrants signed a consent to amend the Parent Public Warrants and the Parent Sponsor/EBC Warrants, effective as of the Redomestication Effective Time, to, among other matters: (a) increase the exercise price of such warrants (and any Purchaser Warrants issued in exchange therefor) from $7.00 per share to $10.00 per share, (b) increase the redemption price of such warrants (and any Purchaser Warrants issued in exchange therefor) from $10.50 per share to $15.00 per share, (c) extend the exercise period of such warrants (and any Purchaser Warrants issued in exchange therefor) from three (3) years after the completion of the Transaction Merger to five (5) years after the completion of the Transaction Merger, (d) delete the provision in such warrants (and any Purchaser Warrants issued in exchange therefor) that provide for a decrease in the exercise price in connection with certain transactions and (e) allow such warrants (and any Purchaser Warrants issued in exchange therefor) to be converted, at the holder’s option, into shares of Purchaser Common Stock on a one (1) for ten (10) basis, during the thirty (30) day period commencing thirty-one (31) days after the consummation of the Transaction Merger (the “ Warrant Amendment ”).

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4.27          Parent UPO Termination . Immediately prior to the execution of this Agreement, EBC and the Parent entered into an agreement (the “ Parent UPO Termination Agreement ”) pursuant to which the parties agreed to terminate and cancel the Parent UPO in its entirety in exchange for one hundred thousand (100,000) shares of Purchaser Common Stock, such cancellation and issuance to be effective at the Redomestication Effective Time.

4.28          Warrant Conversion Agreement . Prior to the execution of this Agreement, the Parent, the Purchaser and each of the Sponsors and EBC entered into an agreement (the “ Warrant Conversion Agreement ”), pursuant to which each Sponsor and EBC agreed that if requested by the Purchaser during the thirty (30) day period commencing thirty-one (31) days after the consummation of the Transactions, they will convert all of their Sponsor/EBC Purchaser Warrants for shares of Purchaser Common Stock at a ratio of ten (10) warrants for one (1) share of Purchaser Common Stock.

4.29          Independent Investigation . Without limiting Section 7.5(e) hereof, the Parent, the Purchaser and Merger Sub have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. The Parent, the Purchaser and Merger Sub acknowledge and agree that: (a) in making their decision to enter into this Agreement and to consummate the transactions contemplated hereby, they have relied solely upon their own investigation and the express representations and warranties of the Company set forth in Article V (including the related portions of the Company Disclosure Schedules and any Supplemental Disclosure Schedules provided by the Company); and (b) none of the Company or its Representatives has made any representation or warranty as to the Target Companies or this Agreement, except as expressly set forth in Article V (including the related portions of the Company Disclosure Schedules and Supplemental Disclosure Schedules provided by the Company).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Parent on the date hereof (the “ Company Disclosure Schedules ”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to the Parent, the Purchaser and Merger Sub as follows:

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5.1            Due Organization and Good Standing . The Company is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Except as set forth in Schedule 5.1 , each Target Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. Schedule 5.1 lists all jurisdictions in which any Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business. The Company has provided to the Parent accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents.

5.2            Authorization; Binding Agreement . The Company has all requisite corporate power and authority to execute and deliver this Agreement and each other Ancillary Document to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Ancillary Document to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Board of Directors and the Company Stockholders to the extent required by the Company’s Organizational Documents and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each other Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

5.3            Capitalization .

(a)          The authorized capital of the Company consists of: (i) 100,000,000 shares of Company Common Stock, 3,295,771 shares of which are issued and outstanding; and (ii) 26,039,655 shares of Company Preferred Stock, (A) 521,852 of which have been designated Company Series A Preferred Stock, 475,541 of which are issued and outstanding, (ii) 2,901,052 of which have been designated Company Series B Preferred Stock, 2,901,052 of which are issued and outstanding, (iii) 13,780,033 of which have been designated Company Series C Preferred Stock, 7,296,607 of which are issued and outstanding, and (iv) 8,836,718 of which have been designated Company Series C-1 Preferred Stock, 4,308,645 of which are issued and outstanding. Schedule 5.3(a) sets forth the beneficial and record owners of all issued and outstanding shares of capital stock of the Company, all of which shares are owned free and clear of any Liens other than those imposed under the Company Charter or the Company Investor Agreements. All of the outstanding shares of Company Stock have been duly authorized, are fully paid and non-assessable and were validly issued in compliance with all applicable federal and state securities laws and not in violation of any preemptive rights or rights of first refusal or first offer. The Company holds no Company Stock in its treasury. The rights, privileges and preferences of the Company Preferred Stock are as stated in the Company’s Organizational Documents and as provided by the DGCL.

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(b)          The Company has reserved 7,485,452 shares of Company Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to the Company Stock Plan, which was duly adopted by the Company’s Board of Directors and approved by the Company Stockholders. Of the 7,485,452 shares of Company Common Stock reserved for issuance under the Company Stock Plan, (x) 6,734,322 of such shares are reserved for issuance upon exercise of currently outstanding Company Stock Options, (y) 751,130 of such shares are currently issued and outstanding that were issued upon exercise of options granted, or pursuant to restricted stock purchases effected, under the Company Stock Plan, and (z) no shares of Company Common Stock remain available for future stock options and other awards permitted under the Company Stock Plan. The Company has furnished to the Parent complete and accurate copies of the Company Stock Plan and forms of agreements used thereunder. Schedule 5.3(b) sets forth the beneficial and record owners of all outstanding Company Stock Options, including with respect to each Company Stock Option the grant date, the number of shares of Company Common Stock which can be acquired thereunder, the exercise price and the vesting schedule. Schedule 5.3(b) also sets forth the beneficial and record owners of all outstanding Company Warrants, including with respect to each Company Warrant the issuance date, the number and class or series of shares of Company Stock which can be acquired thereunder and the exercise price. Other than as set forth on Schedule 5.3(b) , there are no options, warrants or other rights to subscribe for or purchase any equity interests of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity interests of the Company, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. Other than as set forth on Schedule 5.3(b) , there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company, nor are there any voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company Stock. Except as set forth in the Company Charter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable foreign, state and federal securities Laws. Other than as set forth on Schedule 5.3(b) , as a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

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(c)          Each Company Stock Option intended to qualify as an “incentive stock option” under the Code so qualifies. Other than as set forth on Schedule 5.3(c) , each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective by all necessary corporate action, and: (i) the stock option agreement governing such grant was duly executed and delivered by each party thereto; (ii) each such grant was made in accordance with the terms of the Company Stock Plan and all other applicable Laws; (iii) the per share exercise price of each Company Stock Option was equal to the fair market value of a share of Company Common Stock on the applicable grant date; and (iv) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company.

(d)          Since January 1, 2009, the Company and has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interest of the Company, and the Board of Directors of the Company has not authorized any of the foregoing.

5.4            Subsidiaries . Schedule 5.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized capital stock or other equity interests (if applicable), (c) the number of issued and outstanding shares of capital stock or other equity interests and the record holders and beneficial owners thereof and (d) its Tax election to be treated as a corporate or a disregarded entity under the Code and any state or applicable non-U.S. Tax laws, if any. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, were offered, sold and delivered in compliance with all applicable Laws governing the issuance of securities, are fully paid and non-assessable, and are owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. Except for the equity interests of the Subsidiaries listed on Schedule 5.4 , the Company does not own or have any rights to acquire, directly or indirectly, any capital stock or other equity interests of any Person. Other than as set forth on Schedule 5.4 , none of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.5            Governmental Approvals . Except as otherwise described in Schedule 5.5 , no Consent of or with any Governmental Authority on the part of the Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (i) such filings as expressly contemplated by this Agreement and (ii) pursuant to Antitrust Laws.

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5.6            Non-Contravention . Except as otherwise described in Schedule 5.6 , the execution and delivery by the Company of this Agreement and each other Ancillary Document and the consummation by the Company of the transactions contemplated hereby and thereby and compliance by the Company with any of the provisions hereof or thereof will not, as the case may be, (a) violate, conflict with or result in a breach of, (b) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (c) result in the termination, withdrawal, suspension, cancellation or modification of, (d) accelerate the performance required by any Target under, (e) result in a right of termination or acceleration under, (f) give rise to any obligation to make payments or provide compensation under, (g) result in the creation of any Lien upon any of the properties or assets of any Target Company under, (h) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (i) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of (i) any Target Company’s Organizational Documents, (ii) any Law, Order or Consent applicable to any Target Company or any of its properties or assets or (iii) any Company Material Contract, except for any deviations from any of the foregoing that would not reasonably be expected to have a Material Adverse Effect on any Target Company.

5.7            Financial Statements .

(a)          As used herein, the term “ Company Financials ” means the (i) audited consolidated financial statements of the Company and its Subsidiaries (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2012 and December 31, 2011, and the related consolidated audited statements of operations, consolidated statements of temporary equity and shareholders’ equity and consolidated statements of cash flows for the years then ended, and (ii) the unaudited financial statements, consisting of the consolidated balance sheet of the Company and its Subsidiaries as of November 30, 2013 (the “ Interim Balance Sheet Date ”) and the related consolidated statement of operations, consolidated statements of temporary equity and shareholders’ equity and consolidated statement of cash flows for the eleven (11) months then ended. True and correct copies of the Company Financials have been provided or made available to Purchaser. The Company Financials (i) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments, which are not reasonably expected to be material in amount), and (iii) fairly present in all material respects the financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of the operations and cash flows of the Company and its Subsidiaries for the periods indicated.

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(b)          Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with the Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company and its Subsidiaries. Since January 1, 2010, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiaries or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c)          No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(d)          All Indebtedness of the Target Companies is disclosed on Schedule 5.7(d) . Except as disclosed on Schedule 5.7(d) , no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(e)          Except as set forth on Schedule 5.7(e) , no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials or (ii) that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice, none of which are material.

(f)          All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to the Parent or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

5.8            Absence of Certain Changes . Except as set forth on Schedule 5.8 , since January 1, 2013, each Target Company has (a) conducted its business only in the ordinary course of business, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.3(b) (without giving effect to Schedule 6.3 ) if such action were taken on or after the date hereof without the consent of the Parent or its Affiliates.

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5.9            Compliance with Laws . Except as set forth on Schedule 5.9 , no Target Company is or has been in material conflict or non-compliance with, or in material default or violation of, nor has any Target Company received, since January 1, 2009, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

5.10          Company Permits . Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and to own, lease and operate its assets and properties (collectively, the “ Company Permits ”). The Company has made available to Purchaser true, correct and complete copies of all material Company Permits. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit.

5.11          Litigation . Except as described on Schedule 5.11 , there is no (a) material Action of any nature pending or, to the Company’s Knowledge, threatened, nor is there any reasonable basis for any material Action to be made, or (b) material Order pending now or rendered by a Governmental Authority since January 1, 2009, in either case (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets. Since January 1, 2009, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

5.12          Material Contracts .

(a)           Schedule 5.12(a) sets forth a true, correct and complete list of, and the Company has made available to Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each, a “ Company Material Contract ”) that:

(i)          contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)         involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

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(iii)        involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)        evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $100,000;

(v)         involves the acquisition or disposition (to the extent such transaction would be consummated after the date hereof), directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business) or capital stock or other equity interests of another Person;

(vi)        relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii)       by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of more than $100,000 per year or $250,000 in the aggregate;

(viii)      obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;

(ix)         is between any Target Company and any Top Customer or Top Supplier;

(x)          is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi)         obligates the Target Companies to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(xii)        relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations);

(xiii)       provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xiv)      relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any Target Company, other than Off-the-Shelf Software Agreements; or

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(xv)       is otherwise material to any Target Company or outside of the ordinary course of business of the Target Companies and not described in clauses (i) through (xiv) above.

(b)          Except as disclosed in Schedule 5.12(b) , with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto (subject to Enforceability Exceptions) and, to the Knowledge of the Company, each other party thereto, and are in full force and effect; (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract against the Target Company party thereto or, to the Knowledge of the Company, any other party thereto; (iii) no Target Company is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company; and (vi) no Target Company has waived any rights under any such Material Contract.

5.13          Intellectual Property .

(a)           Schedule 5.13(a)(i) sets forth all U.S. and foreign Patents and Patent applications, Trademark and service mark registrations and applications, internet domain name registrations and applications, and copyright registrations and applications owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“ Company Registered IP ”), specifying as to each item, as applicable: (i) the nature of the item, including the title, (ii) the owner of the item, (iii) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (iv) the issuance, registration or application numbers and dates. Schedule 5.13(a)(ii) sets forth all licenses, sublicenses and other agreements or permissions (“ Company IP Licenses ”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $5,000 per year (collectively, “ Off-the-Shelf Software Agreements ”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from a Target Company, if any. Each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, and previously used or licensed by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses. For each Patent in the Company Registered IP, the Target Companies have obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 5.13(a)(iii) , all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP.

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(b)           Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted. Each Target Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Target Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. All registrations for Copyrights, Patents and Trademarks that are owned by or exclusively licensed to any Target Company are valid and in force, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(c)           Schedule 5.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor (each, an “ Outbound IP License ”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to a Target Company, if any. Each Target Company has performed all obligations imposed on it in the Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d)          No Action is pending or, to the Company’s Knowledge, threatened that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently licensed, used or held for use by the Target Companies in any material respect. No Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which any Target Company is a party or is otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by a Target Company. To the Knowledge of the Company, no Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person. To the Company’s Knowledge, no third party is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company (“ Company IP ”) in any material respect.

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(e)          All employees and independent contractors of a Target Company have assigned to the Target Companies all Intellectual Property arising from the services performed for a Target Company by such Persons. No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. The Company has provided the Parent true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to a Target Company.

(f)          To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data in the possession of a Target Company, nor has there been any other compromise of the security, confidentiality or integrity of such information or data. Each Target Company has complied with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Target Companies has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g)          The consummation of any of the transactions contemplated by this Agreement will neither violate nor by their terms result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, the Transaction Surviving Corporation shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Contracts or IP Licenses described in the previous sentence to the same extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

5.14          Taxes and Returns .

(a)          Each Target Company has or will have timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns and reports required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. Each Target Company has complied with all applicable Laws relating to Tax.

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(b)          There is no current pending or, to the Knowledge of the Company, threatened Action against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)          No Target Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no written or, to the Knowledge of the Company, oral claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d)          There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e)          Each Target Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f)          No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g)          No Target Company has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h)          No Target Company has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation section 1.6011-4.

(i)          No Target Company has any Liability for the Taxes of another Person (other than another Target Company) (i) under any applicable Law related to Tax, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise. No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority) that will be binding on the Transaction Surviving Corporation or its Subsidiaries with respect to any period following the Closing Date.

(j)          No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any Taxes, nor is any such request outstanding.

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(k)          No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

5.15          Real Property . Schedule 5.15 contains a complete and accurate list of all premises leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company (the “ Leased Premises ”), and of all leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “ Company Real Property Leases ”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Parent a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, except for such defaults that would not reasonably be expected to have a Material Adverse Effect on any Target Company. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

5.16          Personal Property . Each item of Personal Property which is owned, used or leased by a Target Company with a book value or fair market value of greater than Thirty Thousand Dollars ($30,000) is set forth on Schedule 5.16 , along with, to the extent applicable, a list of lease agreements and lease guarantees related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“ Company Personal Property Leases ”). All such items of Personal Property are in reasonable operating condition and repair (reasonable wear and tear excepted) and are suitable for their intended use in the business of the Target Companies. The Company has provided to the Parent a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, except for such defaults that would not reasonably be expected to have a Material Adverse Effect on any Target Company.

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5.17          Title to and Sufficiency of Assets . Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (i) Permitted Liens, (ii) such imperfections of title and non-monetary Liens as are not, individually or in the aggregate, reasonably likely to be material to any of the Target Companies, (iii) the rights of landlords or lessors under leasehold interests, (iv) Liens specifically identified on the Interim Balance Sheet, and (v) Liens set forth on Schedule 5.17 . The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted.

5.18          Employee Matters .

(a)          No Target Company is a party to any collective bargaining agreement or other Contract or agreement with any group of employees, labor organization or other representative of any of the employees of any Target Company and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 5.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between the any Target Company and Persons employed by or providing services to a Target Company. No officer or employee of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.

(b)          Except as set forth in Schedule 5.18(b) , each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not received written notice, or any other form of notice, that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied Contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

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(c)           Schedule 5.18(c) hereto sets forth a complete and accurate list of all employees of the Target Companies showing for each as of that date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Target Companies)), (ii) any bonus, commission or other remuneration other than salary paid during the calendar year ending December 31, 2012, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee for the calendar year ending December 31, 2013. Except as set forth on Schedule 5.18(c) , (A) no employee is a party to a written employment Contract with a Target Company and each is employed “at will”, and (B) the Target Companies have paid in full to all such employees all wages, salaries, commission, bonuses and other compensation due to such employees, including overtime compensation, and there are no severance payments which are or could become payable by a Target Company to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any Law, custom, trade or practice. Except as set forth in Schedule 5.18(c) , each such employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with the Company or its Subsidiaries, a copy of which has been provided or made available to the Parent by the Company.

(d)           Schedule 5.18(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 5.18(d) , all of such independent contractors are a party to a written Contract with a Target Company. Each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided or made available to the Parent by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

5.19          Employee Benefit Plans; ERISA .

(a)          Set forth on Schedule 5.19(a) is a true and complete list of each Benefit Plan of a Target Company (each, a “ Company Benefit Plan ”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no material unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. No Target Company is or has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does any Target Company have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA.

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(b)          Each Company Benefit Plan is and has been operated at all times in compliance in all material respects with all applicable Laws, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Target Companies have requested an initial favorable U.S. Internal Revenue Service determination of qualification and/or exemption within the period permitted by applicable Law. Except as would not reasonably be expected to have a Material Adverse Effect on any Target Company, no fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c)          With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has provided or made available to the Parent accurate and complete copies, if applicable, of: (i) all Company Benefit Plans and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) the most recent summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Forms 5500 and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the U.S. Internal Revenue Service; (vii) the most recent actuarial valuation; and (viii) all communications with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding Liability or obligation.

(d)          With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms, the Code and ERISA; (ii) no material breach of fiduciary duty has occurred; (iii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (iv) all contributions and premiums due through the Closing Date have been made as required under ERISA or have been fully accrued on the Company Financials. With respect to each Company Benefit Plan, no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration).

(e)          No Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and no Target Company has incurred any Liability or otherwise has any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. No Target Company currently maintains or contributes to, or has any Liability (whether contingent or otherwise) with respect to, any “multiemployer plan,” within the meaning of Section 3(37) or 4001(a)(3) of ERISA. No Target Company currently maintains or has, during the past six (6) years, maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

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(f)          There is no arrangement under any Company Benefit Plan with respect to any employee that would result in the payment of any amount that by operation of Sections 280G or 162(m) of the Code would not be deductible by the Target Companies and no arrangement exists pursuant to which a Target Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(g)          With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of a Target Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Each Target Company has complied with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(h)          The consummation of the transactions contemplated by this Agreement and the other Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code; or (iv) constitute or involve a prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code), or constitute or involve a breach of fiduciary responsibility within the meaning of Section 502(l) of ERISA or otherwise violate Part 4 of Subtitle B of Title I of ERISA.

(i)          Except to the extent required by Section 4980B of the Code or similar state Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(j)          Each Company Benefit Plan that is subject to Section 409A of the Code (each, a “ Section 409A Plan ”) has been administered in compliance, and is in documentary compliance, in all material respects with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. No Target Company has any obligation to any employee or other service provider with respect to any Section 409A Plan that may be subject to any Tax under Section 409A of the Code. No payment to be made under any Section 409A Plan is, or to the Knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code.

5.20          Environmental Matters . Except as set forth in Schedule 5.20 :

(a)          Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying with all Permits required for its business and operations by Environmental Laws (“ Environmental Permits ”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

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(b)          No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c)          No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d)          No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

(e)          There is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or any material Environmental Liabilities.

(f)          To the Company’s Knowledge, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) friable asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g)          The Company has provided to the Parent all environmentally related site assessments, audits, studies, reports and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company.

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5.21          Transactions with Related Persons . Except as set forth on Schedule 5.21 , no Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “ Related Person ”) is presently, or in the past three (3) years has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a public company). Except as set forth on Schedule 5.21 , no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. Schedule 5.21 specifically identifies all Contracts, arrangements or commitments set forth on such Schedule 5.21 that cannot be terminated upon sixty (60) days’ notice by the Target Companies without cost or penalty.

5.22          Insurance .

(a)           Schedule 5.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Parent. All premiums due and payable under all such insurance policies have been timely paid and the Company and its Subsidiaries are otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. No Target Company has any self-insurance or co-insurance programs.

(b)           Schedule 5.22(b) identifies each individual insurance claim in excess of $25,000 made by a Target Company since January 1, 2009. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on any Target Company. No Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

5.23          Top Customers and Suppliers . Schedule 5.23 lists, by dollar volume paid for each of (a) the twelve (12) months ended on the December 31, 2012 and (b) the period from January 1, 2013 through the Interim Balance Sheet Date, the ten (10) largest customers of the Target Companies (the “ Top Customers ”) and the five (5) largest suppliers of goods or services to the Target Companies (the “ Top Suppliers ”), along with the amounts of such dollar volumes. The relationships of each Target Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any relationships of such Person with a Target Company, (ii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to any Target Company or seek to exercise any remedy against any Target Company, (iii) no Target Company has within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer, and (iv) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the other Ancillary Documents will not affect the relationship of any Target Company with any Top Supplier or Top Customer. Other than as set forth on Schedule 5.23 , each Target Company provides services and has never sold, licensed or distributed any product to any Person.

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5.24          Books and Records . All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

5.25          Accounts Receivable . All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Target Companies (the “ Accounts Receivable ”) arose from sales actually made or services actually performed and represent valid obligations to a Target Company. None of the Accounts Receivable are, to the Knowledge of the Company, subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefor on the Company Financials.

5.26          Oil and Gas Matters . Subject to, and except as provided in, Schedule 5.26 :

(a)          For purposes of this Agreement, (i) “ Oil and Gas Properties ” means all interests in and rights with respect to oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions related thereto and (ii) “ Company Oil and Gas Agreements ” means the following types of Contracts to which any Target Company is a party, whether as an original party, by succession or assignment or otherwise, with respect to the Oil and Gas Properties forming the basis for the reserves reflected in the Reserve Reports: oil and gas leases, joint ventures, farm-in and farm-out agreements, agreements providing for an overriding royalty interest, agreements providing for a royalty interest, agreements providing for a net profits interest, crude oil or natural gas sales or purchase contracts, joint operating agreements, unit operating agreements, unit agreements, field equipment leases, agreements involving gas gathering, gas purchasing, or the marketing, transportation and/or processing of production, agreements containing obligations to drill additional wells or conduct other material development operations, and agreements providing for an area of mutual interest or restricting any Target Company’s ability to operate, obtain, explore for or develop interests in a particular geographic area. Complete copies of all material Company Oil and Gas Agreements related to Oil and Gas Properties of the Target Companies have been made available to the Parent.

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(b)          The Company has provided or made available to the Parent true and correct copies of all written reports requested or commissioned by a Target Company and received prior to the date of this Agreement estimating any Target Company’s proved oil and gas reserves prepared by an unaffiliated third Person concerning the Oil and Gas Properties of the Target Companies for any of the past two (2) fiscal years of the Target Companies (the “ Reserve Reports ”). The factual, non-interpretive data provided by the Target Companies to the third party preparer of any Reserve Report that were used to prepare such Reserve Report were accurate in all material respects at the time such data was provided to such preparer. Without limiting the generality of the preceding sentence, with respect to each lease, unit or well reflected in the Reserve Reports, the Target Companies were, to the Knowledge of the Company, (i) entitled to not less than the “net revenue interest” and (ii) obligated to bear a percentage of the costs and expenses relating to the maintenance, development, operation and production of any oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons in an amount not greater than the “working interest”, in each case as reflected in the applicable Reserve Reports.

(c)          All material items of operating equipment, pipelines and facilities owned or leased by any Target Company and used in the operation of the Oil and Gas Properties forming the basis for the reserves reflected in the Reserve Reports are, in the aggregate, in a state of repair so as to be adequate to carry on the businesses of the Target Companies as presently conducted with regards to such Oil and Gas Properties.

(d)          Except for goods and other property sold, used or otherwise disposed of since the date of the most recent Reserve Report in the ordinary course of business or reflected as having been sold, used or otherwise disposed of in the Company Financials, the Target Companies own or have valid leases in or contractual rights to use all material operating equipment, pipelines and facilities used in the operation of their respective Oil and Gas Properties forming the basis for the reserves reflected in the Reserve Reports.

(e)          Except for property sold or otherwise disposed of since the date of the most recent Reserve Report in the ordinary course of business or reflected as having been sold or otherwise disposed of in the Company Financials, the Target Companies have Defensible Title to all Oil and Gas Properties forming the basis for the reserves reflected in the Reserve Reports, in each case relating to the interests referred to therein as of the date of such report, and in each case as attributable to interests owned by the Target Companies, free and clear of any Liens, except for (i) Permitted Liens, (ii) such imperfections of title and non-monetary Liens as are not, individually or in the aggregate, reasonably likely to be material to any of the Target Companies, (iii) the rights of landlords or lessors under leasehold interests, (iv) Liens specifically identified on the Interim Balance Sheet. For purposes hereof, the term “ Defensible Title ” means such title to Oil and Gas Properties that is with respect to each recorded ownership interest, evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction to the extent necessary to entitle the applicable Target Company to receive, throughout the productive life of the well associated with such Oil and Gas Property, not less than the “net revenue interest” set forth in the applicable Reserve Report in and to all hydrocarbons produced from or allocated to such well, and obligate such applicable Target Company to bear, throughout the productive life of such well, not greater than the “working interest” set forth in the applicable Reserve Report of such well, except increases in such “working interest” that result in at least a proportionate increase in the “net revenue interest” for such well.

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(f)          The Target Companies have paid all material royalties, overriding royalties and other burdens on production due and payable by the Target Companies with respect to their respective Oil and Gas Properties forming the basis for the reserves reflected in the Reserve Reports (other than items that are being held in suspense).

(g)          There are no material assets constituting the Target Companies’ Oil and Gas Properties (i) that are currently required to be Decommissioned pursuant to applicable Laws or Contracts that have not been Decommissioned; (ii) that formerly produced but that are currently shut in or temporarily abandoned not in compliance with applicable Laws and Contracts in any material respect; or (iii) that have been Decommissioned but that have not been Decommissioned in compliance with applicable Laws and Contracts in any material respect. For purposes hereof, “ Decommissioning ” means (A) the abandonment, removal, decommissioning or plugging of any Oil and Gas Properties, (B) as applicable, clearing the seafloor of any or all obstructions and debris created by or related to any Oil and Gas Properties, including the operation thereof and (C) the investigation, clean-up and restoration activities related to clauses (A) or (B).

(h)          No Target Company has any outstanding bonds, letters of credit or other forms of financial assurance posted or provided by any Target Company with or to any Governmental Authority or other Person which are required to be posted or provided in compliance with applicable Laws or Contracts and related to the Oil and Gas Properties operated by the Target Companies.

(i)          To the Knowledge of the Company, none of the Oil and Gas Properties of the Target Companies forming the basis for the reserves reflected in the Reserve Reports are subject to any (i) preferential purchase, consent or similar right that would become operative as a result of the transactions contemplated by this Agreement or (ii) tax partnership agreement or other provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(j)          No Target Company has received any material advance, take-or-pay or other similar payments that entitle purchasers of production from the Oil and Gas Properties forming the basis for the reserves reflected in the Reserve Reports to receive deliveries of any oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons without paying therefor, except as set forth in the Company Financials.

(k)          No Target Company has made any election to not participate in any operation or activity proposed with respect to any material Oil and Gas Properties of the Target Companies which would be reasonably likely to result in such Target Company’s interests in such Oil and Gas Properties being subject to a material penalty or forfeiture as a result of such election not to participate in such operation or activity.

(l)           Schedule 5.26(l) sets forth, as of the date of this Agreement, a true and complete list of all authorities for expenditures or capital commitments relating to the Oil and Gas Properties of the Target Companies that expressly and specifically bind the Target Companies to spend, individually or in the aggregate, more than $100,000 on drilling or reworking wells or on other capital projects from and after the date of this Agreement.

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(m)          The Oil and Gas Properties of the Target Companies are (i) exempt from regulation by the U.S. Federal Energy Regulatory Commission under applicable Law and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

5.27          Ethical Business Practices . No Target Company, nor any of their respective Representatives acting on their behalf has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (c) made any other unlawful payment. No Target Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

5.28          Money Laundering Laws . The operations of each Target Company are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

5.29          OFAC . No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC; and no Target Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

5.30          Investment Company Act . No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

5.31          Finders and Investment Bankers . Except as set forth in Schedule 5.31 , no Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

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5.32          Independent Investigation . Without limiting Section 7.5(e) hereof, the Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Parent, the Purchaser and Merger Sub, and acknowledge that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Parent, the Purchaser and Merger Sub for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Parent, the Purchaser and Merger Sub set forth in Article IV (including the related portions of the Parent Disclosure Schedules and any Supplemental Disclosure Schedules provided by the Parent); and (b) none of the Parent, the Purchaser, Merger Sub or any of their respective Representatives has made any representation or warranty as to the Parent, the Purchaser or Merger Sub or this Agreement, except as expressly set forth in Article IV (including the related portions of the Parent Disclosure Schedules and Supplemental Disclosure Schedules provided by the Parent).

5.33          Information Supplied . None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any Report of Foreign Issuer on Form 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Offer Documents; or (c) in the mailings or other distributions to the Parent’s shareholders and prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Parent, the Purchaser, Merger Sub or any of their respective Affiliates.

5.34          Disclosure . No representations or warranties by the Company in this Agreement (including the disclosure schedules hereto) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the disclosure schedules hereto and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.

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ARTICLE VI

COVENANTS; OTHER AGREEMENTS

6.1            Access and Information .

(a)          The Company shall give, and shall direct its Representatives to give, the Parent and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, and subject to any confidentiality agreements with third Persons (the existence and scope of which have been disclosed to the Parent and the Purchaser in advance), access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as the Parent or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and instruct each of the Company’s Representatives to reasonably cooperate with the Parent and its Representatives in their investigation; provided , however , that the Parent and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company or any of its Subsidiaries.

(b)          The Parent shall give, and shall direct its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, and subject to any confidentiality agreements with third Persons (the existence and scope of which have been disclosed to the Company in advance), access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Parent or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Parent, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and instruct each of the Parent’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Parent or any of its Subsidiaries.

6.2            Confidentiality . All information obtained by the Parent and its Representatives, on the one hand, and the Company and its Representatives, on the other hand, pursuant to this Agreement or otherwise, shall be kept confidential in accordance with and subject to the Confidentiality Agreement, dated as of July 1, 2013, by and between the Parent and the Company (the “ Confidentiality Agreement ”). The Parties further acknowledge and agree that the existence and terms of this Agreement and the transactions contemplated hereby are strictly confidential and that the Parties and their respective Representatives shall not disclose to the public or to any third Person the terms of this Agreement and the transactions contemplated hereby other than with the express prior written consent of the other Parties, except (a) as may be required by applicable Law or at the request of any Governmental Authority having jurisdiction over the such Party or any of its Representatives, Control Persons or Affiliates, including any applicable public listing requirements, (b) as required to carry out a Party’s obligations hereunder or (c) as may be required to defend any action brought against such Person in connection with this Agreement.

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6.3            Conduct of Business of the Company .

(a)          Unless the Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “ Interim Period ”), except as expressly contemplated by this Agreement or as set forth on Schedule 6.3 , the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Company and its Subsidiaries and their respective businesses, assets and employees, and (iii) take those commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, to maintain, in all material respects, their existing relationships with all Top Customers and Top Suppliers, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b)          Without limiting the generality of Section 6.3(a) and except as contemplated by the terms of this Agreement or as set forth on Schedule 6.3 , during the Interim Period, without the prior written consent of the Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i)          amend, waive or otherwise change, in any respect, its Organizational Documents, except as explicitly contemplated by this Agreement;

(ii)         authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other security interests, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such equity securities or other security interests;

(iii)        split, combine, recapitalize or reclassify any of its equity interests or issue any other securities in respect thereof or pay or set aside any distribution or other dividend (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its equity securities or other security interests;

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(iv)        incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 6.3(b)(iv) shall not prevent the Target Companies from refinancing any previously existing Indebtedness for the same or lesser amounts on terms more favorable to the Target Companies, as determined in the reasonable judgment of the Company);

(v)         increase the wages, salaries or compensation of its employees in the aggregate by more than five percent (5%), or increase bonuses for employees in the aggregate in excess of five percent (5%), or make commitments to advance with respect to bonuses for fiscal year 2013 or 2014, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

(vi)        make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii)       transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of the Company Registered IP, Company Licensed IP or other Company IP, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii)      terminate, waive or assign any material right under any Company Material Contract or any tenant lease or enter into any Contract (A) involving amounts reasonably expected to exceed $100,000 per year, (B) that would be a Company Material Contract or (C) with a term longer than one year that cannot be terminated without payment of a material penalty and upon notice of sixty (60) days or less;

(ix)         fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x)          establish any Subsidiary outside of the ordinary course of business or enter into any new line of business;

(xi)         fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xii)        revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to maintain compliant with GAAP and after consulting the Company’s outside auditors;

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(xiii)       waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiv)      close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv)       acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xvi)      make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $250,000 in the aggregate;

(xvii)     adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii)    voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xix)       sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights, other than pursuant to operation of Law;

(xx)        enter into any agreement, understanding or arrangement with respect to the voting of Company Securities;

(xxi)       take any action that would reasonably be expected to materially delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

(xxii)      enter into, amend, waive or terminate (other than terminations in accordance with their terms) any material transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business); or

(xxiii)     authorize or agree to do any of the foregoing actions.

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6.4            Conduct of Business of the Parent, the Purchaser and Merger Sub .

(a)          Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule 6.4 , the Parent shall, and shall cause the Purchaser and Merger Sub to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Parent, the Purchaser and Merger Sub and their respective businesses, assets and employees, and (iii) take those commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b)          Without limiting the generality of Section 6.4(a) and except as contemplated by the terms of this Agreement or as set forth on Schedule 6.4 , during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Parent shall not, and shall cause the Purchaser and Merger Sub to not:

(i)          amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii)         except as contemplated herein, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other security interests, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such equity securities or other security interests;

(iii)        split, combine, recapitalize or reclassify any of its equity interests or issue any other securities in respect thereof or pay or set aside any distribution or other dividend (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its equity securities or other security interests;

(iv)        incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person ( provided , that this Section 6.3(b)(iv) shall not prevent the Parent or the Purchaser from borrowing funds necessary to finance their Expenses incurred in connection with the consummation of the Transactions up to an aggregate of $1,000,000, up to $500,000 of which Indebtedness from the Sponsors the Parent may, in accordance with and as described in the IPO Prospectus, satisfy at or prior to the Transaction Merger Effective Time by converting such Indebtedness into warrants of Parent on terms substantially identical to the Parent Sponsor/EBC Warrants);

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(v)         make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi)        amend, waive or otherwise change in any manner adverse to the Parent the agreements governing the Trust Account;

(vii)       terminate, waive or assign any material right under any material agreement to which it is a party;

(viii)      fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix)         establish any Subsidiary outside of the ordinary course of business or enter into any new line of business;

(x)          fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi)         revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to maintain compliant with GAAP and after consulting the Parent’s outside auditors;

(xii)        waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Parent, the Purchaser or Merger Sub) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Parent Financials;

(xiii)       acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv)      make capital expenditures in excess of $100,000 individually for any project (or set of related projects) (or set of related projects) or $250,000 in the aggregate;

(xv)       adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

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(xvi)      voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate other than pursuant to the terms of a material Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.4 during the Interim Period;

(xvii)     sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights, other than pursuant to operation of Law;

(xviii)    enter into any agreement, understanding or arrangement with respect to the voting of Parent Securities;

(xix)       take any action that would reasonably be expected to materially delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement; or

(xx)        authorize or agree to do any of the foregoing actions.

6.5          Annual and Interim Financial Statements . From the date hereof through the Closing Date, within forty-five (45) calendar days following the end of each calendar month, each three-month quarterly period and each fiscal year, the Company shall deliver to the Purchaser and the Parent an unaudited consolidated summary of its earnings and an unaudited consolidated balance sheet for the period from the Interim Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Company and its Subsidiaries as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company shall promptly deliver to the Purchaser and the Parent copies of any audited consolidated financial statements of the Company and its Subsidiaries that the Company’s certified public accountants may issue.

6.6          Parent Public Filings . During the Interim Period, the Parent will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts to maintain the listing of the Parent Ordinary Shares and the Parent Public Warrants on the NASDAQ.

6.7          No Solicitation .

(a)          For purposes of this Agreement, (i) an “ Acquisition Proposal ” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “ Alternative Transaction ” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of all or any material part of (I) the business or assets of the Company and its Subsidiaries, taken as a whole (other than in the ordinary course of business), or (II) the capital stock or other securities of the Company or its Subsidiaries (including any Company Securities), whether such transaction takes the form of a sale of equity, assets, merger, consolidation, or issuance of debt securities or making of a loan or otherwise or any joint venture or partnership (provided, that an Alternative Transaction shall exclude (x) a financing which occurs with parties already subject to a confidentiality agreement with the Company and pursuant to which discussions are in progress in connection with the Company’s equity capital raise for additional shares of Company Series C-1 Preferred Stock, (y) any financing entered into for the purpose of completing acquisitions permitted by Section 6.3 or (z) the refinancing of outstanding Indebtedness with new Indebtedness) and (B) with respect to the Parent and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination.

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(b)          During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the other Parties, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c)          Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if verbal) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

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6.8          Notification; Commercially Reasonable Efforts .

(a)           Notification of Certain Matters . Each of the Parties shall give prompt notice to the other Parties if any of the following occurs after the date of this Agreement: (i) there has been a material failure on the part of the Party providing the notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt of any notice or other communication in writing from any third party (including any Governmental Authority) alleging (A) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement (other than those Consents that are already disclosed as of the date of this Agreement on the disclosure schedules to this Agreement as being required in connection with the transactions contemplated by this Agreement) or (B) any non-compliance with any Law; (iii) receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iv) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article VIII not being satisfied or the satisfaction of those conditions being materially delayed; or (v) the commencement or threat, in writing, of any Action against any Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

(b)           Commercially Reasonable Efforts .

(i)          Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all Requisite Regulatory Approvals), and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

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(ii)         In furtherance and not in limitation of Section 6.8(b)(i), to the extent required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“ Antitrust Laws ”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (A) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (B) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, the Federal Trade Commission (the “ FTC ”), the Antitrust Division of the Department of Justice (the “ DOJ ”), the SEC or any other U.S. or foreign Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (C) permit the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ, the SEC or any other Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by the FTC, the DOJ, the SEC or such other applicable Governmental Authority or other Person, give the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c)          As soon as reasonably practicable following the date of this Agreement, the Parties shall cooperate in all respects with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting.

(d)          If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any suit is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private party challenging any of the transactions contemplated by this Agreement as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby.

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(e)          In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the transactions contemplated by this Agreement, or any other Ancillary Document, the Parties shall, and shall cause their respective Representatives to, cooperate in all respects with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(f)          Prior to the Transaction Effective Time, each Party shall use its commercially reasonable efforts to obtain any Consents of third Persons as may be necessary for the consummation of the transactions contemplated hereby by such Party or required as a result of the execution, performance or consummation of the transactions contemplated hereby by such Party, and the other Parties shall provide reasonable cooperation in connection with such efforts.

(g)          Notwithstanding anything herein to the contrary, no Party shall be required to agree to any term, condition or modification with respect to obtaining any Consents in connection with the transactions contemplated by this Agreement that would result in, or would be reasonably likely to result in: (i) a Material Adverse Effect to such Party or its Affiliates, or (ii) such Party having to cease, sell or otherwise dispose of any material assets or businesses (including the requirement that any such assets or business be held separate).

6.9          Further Assurances . The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

6.10        Parent Ordinary Offer .

(a)           Tender Offer . Prior to the Closing Date, as soon as is reasonably practicable after receipt by the Parent from the Company of all financial and other information required in the Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “ Schedule TO ”), the Parent shall commence (under the meaning of Rule 14d-2 under the Exchange Act) a tender offer to purchase up to 4,750,000 of the outstanding Parent Ordinary Shares sold in its IPO (the “ Offer ”) for cash in accordance with the Parent Charter and the IPO Prospectus. In accordance with the Parent Charter and the IPO Prospectus, the proceeds held in the Trust Account will be used for the purchase of the Parent Ordinary Shares validly tendered in the Offer. In connection therewith, the Parent shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, the Schedule TO, which shall contain or shall incorporate by reference an offer to purchase and forms of the letter of transmittal and such other required documents (collectively, the “ Offer Documents ”) for the purpose of conducting the Offer. The Company shall furnish to the Parent all information concerning the Target Companies, including a description of their respective businesses, management, operations and financial condition, required to be set forth in the Offer Documents. The Company and its counsel shall be given an opportunity to review and comment on the Offer Documents prior to their filing with the SEC. The Parent, with the assistance of the Company, shall promptly respond to any SEC comments on the Offer Documents and shall otherwise use commercially reasonable efforts to complete the SEC review process as promptly as practicable. The Parent shall promptly distribute the completed Offer Documents to the holders of its Parent Ordinary Shares and subject to the other provisions of this Agreement and applicable Laws and SEC regulations, purchase the Parent Ordinary Shares validly tendered to the Parent pursuant to the Offer. The Parent may, without the consent of the Company, extend the Offer for any period required by any rule, regulation or interpretation of the SEC or its staff applicable to the Offer.

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(b)           Offer Documents . The Parent shall comply in all material respects with the applicable provisions of and rules under the Securities Act, the Exchange Act and the applicable provisions of the Laws of the British Virgin Islands in the preparation, filing and distribution of the Offer Documents, the conduct of the Offer thereunder, and the purchase of the Parent Ordinary Shares thereunder, including the applicable tender offer rules promulgated by the SEC. Without limiting the foregoing, the Parent shall ensure that the Offer Documents do not, as of the date on which they are first distributed to the shareholders of the Parent, and as of the date of the closing of the Offer, contain, with respect to the Parent, the Purchaser or Merger Sub and their respective businesses, management, operations and financial condition, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; provided, that in accordance with Section 6.10(c) below , the Company and not the Parent, the Purchaser or Merger Sub is responsible for the information regarding Target Companies and their respective businesses, management, operations and financial condition.

(c)           Company Cooperation . The Company acknowledges that a substantial portion of the filings with the SEC and mailings to the Parent’s shareholders with respect to the Offer shall include disclosures regarding the Target Companies and their respective businesses, management, operations and financial condition. Accordingly, the Company agrees to (i) provide, as promptly as practicable, the Parent with such information as shall be reasonably requested by the Parent for inclusion in or attachment to the Offer Documents to be filed and/or mailed as of and following the commencement of the Offer (including any audited financial statements of the Target Companies required by applicable tender offer rules promulgated by the SEC) and (ii) ensure that such information is accurate in all material respects, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company and its Subsidiaries as is required under Regulation 14A promulgated under the Exchange Act regulating the solicitation of proxies even if such information is not required under the tender offer rules. The Company understands that such information shall be included in the Offer Documents and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company shall, and shall cause its Subsidiaries to, make its directors, officers and employees available to the Parent and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

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6.11        Sponsor Tender Offer . Prior to the Closing Date, in accordance with the IPO Prospectus and the agreements between the Parent and the Sponsors described therein, the Parent and its Affiliates will cause the Sponsors to commence (under the meaning of Rule 14d-2 under the Exchange Act) a tender offer (the “ Warrant Tender Offer ” and together with the Offer, the “ Tender Offers ”) to purchase all of the issued and outstanding Parent Public Warrants validly tendered and not withdrawn for a cash price of sixty cents ($0.60) per Parent Public Warrant. The Warrant Tender Offer shall be conducted pursuant to the applicable tender offer rules under the Exchange Act and promulgated by the SEC. The Sponsors may, without the consent of, but with prior notice to, the Company, extend the Warrant Tender Offer for any period required by any rule, regulation or interpretation of the SEC or its staff applicable to the Warrant Tender Offer. The Company shall cooperate with the efforts of the Parent to cause the Sponsors to conduct the Warrant Tender Offer, including (a) providing as promptly as practicable upon request by Parent or the Sponsors such information regarding the Target Companies, including a description of their respective management, businesses, operations and financial condition, as shall be reasonably requested by the Parent and the Sponsors for inclusion in the Warrant Tender Offer documents (including any attachments thereto) and (b) ensuring that such information is accurate in all material respects, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company shall, and shall cause its Subsidiaries to, make its directors, officers and employees available to the Parent, the Sponsors and their respective counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

6.12        Registration Statement . As soon as practicable after the date hereof, Purchaser shall prepare and file with the SEC a registration statement on Form S-4 to register the issuance of the Purchaser Securities to be issued in the Redomestication Merger (the “ Registration Statement ”). Purchaser shall cooperate and provide the Company (and its counsel) and the Parent (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide the Purchaser with such information concerning the Target Companies that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Parent and the Purchaser will use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing.

6.13        Public Announcements .

(a)          The Parties hereto agree that no public release, filing or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by any Party or any of their Affiliates without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

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(b)          As promptly as practicable after the execution of this Agreement, the Parties shall mutually agree on and issue a press release announcing the execution of this Agreement (the “ Signing Press Release ”). Immediately after the issuance of the Signing Press Release, the Parent shall prepare and file a pre-commencement Schedule TO-C or Schedule TO-I amendment and/ or Report on Form 6-K. As promptly as practicable after the completion of the Offer, the Parent shall prepare a draft amendment to Schedule TO and/or Report on Form 6-K announcing the completion of the Offer, if applicable, together with, or incorporating by reference such other information that may be required to be disclosed with respect to such results in any report or form to be filed with the SEC (“ Closing Filing ”), which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. As promptly as practicable after the completion of the Offer, the Parties shall mutually agree on and issue a press release announcing the results of the Offer and, if applicable, the consummation of the Transactions (“ Closing Press Release ”). Concurrently with the Closing, the Parent shall distribute the Closing Press Release and the Parent shall file the Closing Filing with the SEC as soon as reasonably practicable thereafter. In connection with the preparation of the Signing Press Release, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and stockholders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

6.14        Post-Closing Board of Directors and Executive Officers .

(a)          The Parties shall take all necessary action, including causing the directors of the Purchaser and the Transaction Surviving Corporation to resign, so that effective at the Closing the Purchaser’s board of directors (the “ Post-Closing Purchaser Board ”) will consist of twelve (12) individuals. At the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Purchaser Board the ten (10) directors of the Company immediately prior to the Transaction Effective Time and the two (2) persons that are either designated by the Purchaser prior to the Transaction Effective Time or by the INXB Representative after the Transaction Effective Time (the “ INXB Directors ”). Pursuant to the Purchaser Charter as in effect at the Transaction Effective Time, the Post-Closing Purchaser Board shall be a classified board with two classes of directors, with one class of directors, the Class A Directors, initially serving a one (1) year term, such term effective from the Closing (but any subsequent Class A Directors serving two (2) year terms) and the other class of directors, the Class B Directors, serving a two (2) year term, such term effective from the Closing. The INXB Directors shall be included in Class B Directors. In accordance with the Purchaser Charter as in effect at the Transaction Time, no director on the Post-Closing Purchaser Board may be removed without cause. The Parties will work together to assure that a majority of the directors designated for the Post-Closing Purchaser Board qualify as an independent director under the SEC and NASDAQ rules. The Parties also agree to jointly work together during the Interim Period to identify a prestigious industry thought leader to serve as an independent director for the Purchaser from and after the Closing (initially as a Class B Director), and the Company agrees to appoint such individual to its board of directors prior to the Closing. The Parties hereto agree that the board of directors of the Transaction Surviving Corporation following the Closing will be identical to that of the Post-Closing Purchaser Board.

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(b)          The Parties shall take all action necessary, including causing the executive officers of the Purchaser and the Transaction Surviving Corporation to resign, so that the individuals serving as executive officers of the Purchaser and the Transaction Surviving Corporation immediately after the Closing will be the same individuals (in the same offices) as those of the Company immediately prior to the Transaction Effective Time.

6.15        Use of Trust Account Proceeds after the Closing . The Parties agree that after the Closing, the funds in the Trust Account and any proceeds received by the Purchaser or its Affiliates from the PIPE Investment, after taking into account payments for the Offer, shall first be used (a) to pay the Parties accrued Expenses for the Transactions and (b) to pay the deferred Expenses (including underwriting commissions payable to the underwriters and any legal fees) of the IPO. Such Expenses will be paid at the Closing. Any remaining cash will be used for general corporate purposes. The Parties’ accrued Expenses as of the date of this Agreement are set forth on Schedule 6.15 , and the Parties agree to update Schedule 6.15 prior to the Closing for additional Expenses of the Parties that are accrued after the date of this Agreement.

6.16        Supplemental Disclosure Schedules . During the Interim Period, each of the Company and the Parent shall have the right, by providing one or more written supplemental disclosure schedules (“ Supplemental Disclosure Schedules ”) to the other, to update its disclosure schedules (and with respect to the Parent, the disclosures by the Purchaser and Merger Sub) to disclose updates: (a) to reflect changes in the ordinary course of business first existing or occurring after the date of this Agreement, which if existing or occurring on or prior to the date of this Agreement, would have been required to be set forth on such schedules, and (b) which updates do not result from any breach of a covenant made by such disclosing Party or its Affiliates in this Agreement. Other than any updates permitted by the prior sentence, no Supplemental Disclosure Schedule shall affect any of the conditions to the Parties’ respective obligations under the Agreement (including for purposes of determining satisfaction or waiver of the conditions set forth in Article VIII), or any indemnification rights under Article VII or any other remedy available to the Parties arising from a representation or warranty that was or would be inaccurate, or a warranty that would be breached, without qualification by the update.

6.17        No Other Representations .

(a)          Each of the Parent, the Purchaser and Merger Sub agrees that, except for the representations and warranties expressly set forth in Article V or in any certificate delivered by or on behalf of the Company or its Representatives pursuant hereto, none of the Company or any of its Representatives has made or will be deemed to have made to the Parent or its Representatives any representation or warranty of any kind in connection with this Agreement or the transactions contemplated hereby.

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(b)          The Company acknowledges and agrees that, except for the representations and warranties of the Parent, the Purchaser and Merger Sub expressly set forth in Article IV or in any certificate delivered by or on behalf of such Party or its Representatives pursuant hereto, none of the Parent, the Purchaser, Merger Sub, nor any of their respective Representatives makes or has made to the Company or its Representatives any representation or warranty of any kind in connection with this Agreement or the transactions contemplated hereby.

6.18        Company Warrant Termination Agreement . Within ten (10) Business Days of execution of this Agreement, the Company shall enter into an agreement with each Company Warrantholder in the form of Exhibit E hereto (a “ Company Warrant Termination Agreement ”) setting forth the amendment and termination of the Company Warrants.

6.19        Amendment of Company Charter . Following the execution of this Agreement, the Company shall cause the Company Charter to be amended to (a) cause the Transaction Merger to be considered a “Deemed Liquidation Event” or another defined event having comparable effect and (b) conform the provisions governing conversion of Company Preferred Stock contained therein to the methodology used in Schedule 2.7 .

ARTICLE VII
SURVIVAL AND INDEMNIFICATION

7.1          Survival . The representations, warranties and pre-Closing covenants of the Company, the Parent, the Purchaser and Merger Sub which are contained in or made pursuant to this Agreement will survive the Closing until and including the Expiration Date; provided , however , that any representation, warranty or covenant the breach or violation of which is made the basis of a claim for indemnification made on or prior to the Expiration Date will survive, solely with respect to such claim for indemnification, until such time as such claim is finally resolved in accordance with this Agreement and the Escrow Agreement.

7.2          Indemnification by the Company . Subject to the terms and conditions of this Article VII, from and after the Closing the Company (including the Transaction Surviving Corporation and any other successors or assigns) (with respect to any claim made under this Section 7.2, the “ Company Indemnifying Party ”) shall indemnify and hold harmless the Purchaser and its Affiliates and their respective successors and permitted assigns (each, with respect to any claim made under this Section 7.2, a “ Purchaser Indemnified Party ”) from and against any and all losses, Actions, Orders, Liabilities, damages (including consequential damages), diminution in value, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses), (any of the foregoing, a “ Loss ”) paid, suffered or incurred by, or imposed upon, any Purchaser Indemnified Party, to the extent resulting from, relating to, arising out of or attributable to any breach by the Company Indemnifying Party of any representations, warranties, covenants or agreements contained in this Agreement or in any Ancillary Document.

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7.3          Indemnification by the Purchaser . Subject to the terms and conditions of this Article VII and Section 10.1, from and after the Closing the Purchaser (including the Redomestication Surviving Corporation and any other successors or assigns) (with respect to any claim made under this Section 7.3, the “ Purchaser Indemnifying Party ” and, each Purchaser Indemnifying Party and Company Indemnifying Party, an “ Indemnifying Party ”) shall indemnify and hold harmless the Company and its Affiliates and their respective successors and permitted assigns (each, with respect to any claim made under this Section 7.3, a “ Company Indemnified Party ” and, each Purchaser Indemnified Party and Company Indemnified Party, an “ Indemnified Party ”) from and against any and all Losses paid, suffered or incurred by, or imposed upon, any Company Indemnified Party, to the extent resulting from, relating to, arising out of or attributable to any breach by the Parent, the Purchaser or Merger Sub of any representations or warranties relating to a period at or prior to the Closing or any covenants or agreements to be performed at or prior to the Closing contained in this Agreement or in any Ancillary Document.

7.4          Payment from Escrow Account . Notwithstanding anything to the contrary contained herein, any indemnification claims against an Indemnifying Party under this Article VII shall be exclusively brought against and paid solely from the Escrow Account, and the aggregate indemnification claims shall not exceed the Escrow Shares and other amounts in the Escrow Account. Any payments from the Escrow Account shall first be paid with the Escrow Shares and then with any remaining property in the Escrow Account. With respect to any indemnification payment that includes Escrow Shares, the value of each Escrow Share for purposes of determining the indemnification payment shall be the Purchaser Share Price on the date that the indemnification claim is finally determined in accordance with this Article VII. For successful indemnification claims by a Purchaser Indemnified Party under Section 7.2, promptly after the indemnification claim is finally determined in accordance with this Article VII, the Escrow Agent shall disburse a number of Escrow Shares equal to the amount of such indemnification claim (as determined in accordance with this Section 7.4) from the Escrow Account to the Purchaser, and the Purchaser shall cancel any Escrow Shares that any Purchaser Indemnified Party receives promptly after receipt thereof. For successful indemnification claims by a Company Indemnified Party under Section 7.3, promptly after the indemnification claim is finally determined in accordance with this Article VII, the Escrow Agent shall disburse a number of Escrow Shares equal to the amount of such indemnification claim (as determined in accordance with this Section 7.4) from the Escrow Account to the Exchange Agent for distribution to the Company Holders with each Company Holder receiving their Pro Rata Share of such Escrow Shares.

7.5          Limitations and General Indemnification Provisions .

(a)          Except as otherwise expressly provided in this Article VII, the Purchaser Indemnified Parties will not be entitled to receive any indemnification payments under Section 7.2 until the aggregate amount of Losses incurred by the Purchaser Indemnified Parties exceed $1,000,000 (the “ Deductible ”), and then the Purchaser Indemnified Parties shall only receive the amount of aggregate Losses in excess of the Deductible; provided, however, that the Deductible shall not apply to indemnification claims (i) for breaches of any of the representations and warranties contained in Sections 5.1, 5.2, 5.3, 5.4 or 5.31 or (ii) that are based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

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(b)          Except as otherwise expressly provided in this Article VII, the Company Indemnified Parties will not be entitled to receive any indemnification payments under Section 7.3 until the aggregate amount of Losses incurred by the Company Indemnified Parties exceed the Deductible, and then the Company Indemnified Parties shall only receive the amount of aggregate Losses in excess of the Deductible; provided, however, that the Deductible shall not apply to indemnification claims (i) for breaches of any of the representations and warranties contained in Sections 4.1, 4.2, 4.5, 4.17 or 4.18 or (ii) that are based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

(c)          The maximum aggregate amount of indemnification payments to which the Indemnified Parties will be entitled to receive under Sections 7.2 and 7.3 upon the triggering of any indemnification obligation hereunder shall not exceed the value of the Escrowed Property in the Escrow Account. For the avoidance of doubt, (i) any Losses suffered by the Indemnified Parties which are indemnifiable under this Agreement from and after the Closing shall be indemnified only from the Escrow Account, and any other Losses suffered by the Indemnified Parties which would be indemnifiable under this Agreement from and after the Closing but for the exhaustion of the Escrow Account shall not be indemnified and (ii) the limitations of this Section 7.5(c) shall apply to the absolute total of indemnification claims made by all Indemnified Parties.

(d)          For purposes of determining the amount of Losses under this Article VII (but not for determining whether there has been a breach giving rise to the indemnification claim), all of the representations, warranties and covenants set forth in this Agreement (including the disclosure schedules hereto) or any Ancillary Document that are qualified by materiality, Material Adverse Effect or words of similar import or effect will be deemed to have been made without any such qualification.

(e)          No investigation or knowledge by an Indemnified Party or the INXB Representative or their respective Representatives of a breach of a representation, warranty, covenant or agreement of an Indemnifying Party shall affect the representations, warranties, covenants and agreements of the Indemnifying Party or the recourse available to the Indemnified Parties under any provision of this Agreement, including this Article VII, with respect thereto.

(f)          The amount of any Losses suffered or incurred by any Indemnified Party shall be reduced by the amount of any insurance proceeds paid to the Indemnified Party or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), net of the costs of collection and any related anticipated future increases in insurance premiums resulting from such Loss or insurance payment.

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7.6          Indemnification Procedures .

(a)          The INXB Representative shall have the sole right to act on behalf of the Purchaser Indemnified Parties and the Purchaser Indemnifying Parties with respect to any indemnification claims made pursuant to this Article VII, including bringing and settling any claims hereunder and receiving any notices on behalf of the Purchaser Indemnified Parties and the Purchaser Indemnifying Parties. The Company shall have the sole right to act on behalf of the Company Indemnified Parties and the Company Indemnifying Parties with respect to any indemnification claims made pursuant to this Article VII, including bringing and settling any claims hereunder and receiving any notices on behalf of the Company Indemnified Parties and the Company Indemnifying Parties.

(b)          In order to make a claim for indemnification hereunder, Glori on behalf of a Company Indemnified Party or the INXB Representative on behalf of a Purchaser Indemnified Party (as applicable, the “ Notifying Person ”) must provide written notice (a “ Claim Notice ”) of such claim to the Escrow Agent and, (A) in the case of Glori on behalf of a Company Indemnified Party, the INXB Representative on behalf of the Purchaser Indemnifying Party, and (B) in the case of the INXB Representative on behalf of a Purchaser Indemnified Party, Glori on behalf of the Company Indemnifying Party (such Person entitled to receive notice under clauses (A) or (B) as applicable, the “ Notified Person ”), which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known and (ii) the amount of Losses suffered by the Indemnified Party in connection with the claim to the extent known or reasonably estimable (provided, that the Notifying Person may thereafter in good faith adjust the amount of Losses with respect to the claim by providing a revised Claim Notice to the Notified Person and the Escrow Agent); provided, that the copy of any Claim Notice provided to the Escrow Agent shall be redacted for any confidential or proprietary information of the Indemnifying Party or the Indemnified Party described in clause (i).

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(c)          In the case of any claim for indemnification under Section 7.2 or Section 7.3 arising from a claim of a third party (including the IRS or any other Governmental Authority) (a “ Third Party Claim ”), the Notifying Person must give a Claim Notice with respect to such Third Party Claim to the Notified Person promptly (but in no event later than twenty (20) days) after the Notifying Person’s receipt of notice of such Third Party Claim; provided , that the failure to give such notice will not relieve the Indemnifying Party of its indemnification obligations except to the extent that the defense of such Third Party Claim is materially and irrevocably prejudiced by the failure to give such notice. The Notifying Person will have the right to defend and to direct the defense against any such Third Party Claim in its name and at its expense, and with counsel selected by the Notifying Person unless (i) the Notified Person fails to acknowledge fully to the Notifying Person the obligations of the Indemnifying Party to the Indemnified Party within twenty (20) days after receiving notice of such Third Party Claim or contests, in whole or in part, its indemnification obligations therefor or (ii) there is a conflict of interest between the Notified Person and the Notifying Person in the conduct of such defense. If the Notified Person elects on behalf of the Indemnifying Person, and is entitled, to compromise or defend such Third Party Claim, it will within twenty (20) days (or sooner, if the nature of the Third Party Claim so requires) notify the Notifying Person of its intent to do so, and the Notifying Person and the Indemnified Party will, at the request and expense of the Indemnifying Party, cooperate in the defense of such Third Party Claim. If the Notified Person on behalf of the Indemnifying Party elects not to, or is not entitled under this Section 7.6 to, compromise or defend such Third Party Claim, fails to notify the Notifying Person of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Notifying Person on behalf of Indemnified Party may pay, compromise or defend such Third Party Claim. Notwithstanding anything to the contrary contained herein, the Indemnifying Party will have no indemnification obligations with respect to any such Third Party Claim which has been or will be settled by the Indemnified Party or the Notifying Person without the prior written consent of the Notified Person on behalf of the Indemnifying Party (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnified Party will not be required to refrain from paying any Third Party Claim which has matured by a final, non-appealable judgment, nor will it be required to refrain from paying any Third Party Claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnified Party or where any delay in payment would cause the Indemnified Party material economic loss. The Notified Person’s right on behalf of the Indemnifying Party to direct the defense will include the right to compromise or enter into an agreement settling any Third Party Claim; provided , that no such compromise or settlement will obligate the Indemnified Party to agree to any settlement that that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnified Party other than the execution of a release for such Third Party Claim, except with the prior written consent of the Notifying Person on behalf of the Indemnified Party (such consent to be withheld, conditioned or delayed only for a good faith reason). Notwithstanding the Notified Person’s right on behalf of the Indemnifying Party to compromise or settle in accordance with the immediately preceding sentence, the Notified Person on behalf of the Indemnifying Party may not settle or compromise any Third Party Claim over the objection of the Notifying Person on behalf of the Indemnified Party; provided, however, that consent by the Notifying Person on behalf of the Indemnified Party to settlement or compromise will not be unreasonably withheld, delayed or conditioned. The Notifying Person on behalf of the Indemnified Party will have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Notified Person’s right on behalf of the Indemnifying Party to direct the defense.

(d)          With respect to any direct indemnification claim that is not a Third Party Claim, the Notified Person on behalf of the Indemnifying Party will have a period of thirty (30) days after receipt of the Claim Notice to respond thereto. If the Notified Person on behalf of the Indemnifying Party does not respond within such thirty (30) days, the Indemnifying Party will be deemed to have accepted responsibility for the Losses set forth in such Claim Notice and will have no further right to contest the validity of such Claim Notice. If the Notified Person on behalf of the Indemnifying Party responds within such thirty (30) days after the receipt of the Claim Notice and rejects such claim in whole or in part, the Notifying Person on behalf of the Indemnified Party will be free to pursue such remedies as may be available under this Agreement, any other Ancillary Documents or applicable Law.

7.7          Exclusive Remedy; Non-Recourse .

(a)          From and after the Closing, except with respect to claims based upon fraud in the negotiation or execution of this Agreement or claims seeking injunctions or specific strict performance (including pursuant to Section 11.9 ), indemnification pursuant to this Article VII shall be the sole and exclusive remedy for the Parties with respect to matters arising under this Agreement of any kind or nature, including for any misrepresentation or breach of any warranty, covenant, or other provision contained in this Agreement or otherwise relating to the subject matter of this Agreement, including the negotiation and discussion thereof.

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(b)          This Agreement may only be enforced against the Parties hereto (and their successors and assigns). All claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in connection with this Agreement), may be made only against the Persons that are expressly identified as Parties (and their successors and assigns), and no officer, director, partner, manager, equity holder, employee, consultant, representative, agent or Affiliate of any Party (including any Person negotiating or executing this Agreement on behalf of a Party) shall have any Liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract, tort or otherwise) that may arise out of or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including a representation or warranty made in connection with this Agreement).

ARTICLE VIII
CLOSING CONDITIONS

8.1          Conditions to Each Party’s Obligations . The obligations of each Party to consummate the transactions described herein shall be subject to the satisfaction or written waiver (where permissible) of the following conditions:

(a)           Tender Offers . Each of the Tender Offers shall have been completed in accordance with Section 6.10 and Section 6.11.

(b)           Registration Statement . The SEC shall have declared the Registration Statement effective, and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued.

(c)           Redomestication Merger . The Redomestication Merger shall have been consummated and the applicable certificates filed in the appropriate jurisdictions.

(d)           Antitrust Laws. The waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(e)           Requisite Regulatory Approvals . All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement (the “ Requisite Regulatory Approvals ”), shall have been obtained or made.

(f)           Requisite Consents . The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 8.1(f) shall have each been obtained or made.

(g)           No Law . No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

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(h)           No Litigation . There shall not be any pending Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

8.2          Additional Conditions to Obligations of the Company . In addition to the conditions specified in Section 8.1, the obligations of the Company to consummate the Transaction Merger are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a)           Representations and Warranties . All of the representations and warranties of the Parent, the Purchaser and Merger Sub set forth in this Agreement and in any certificate delivered by any such Party pursuant hereto shall be true and correct on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that do not materially and adversely affect the Parent’s, the Purchaser’s or Merger Sub’s ability to consummate the transactions contemplated hereby.

(b)           Agreements and Covenants . Each of the Parent, the Purchaser and Merger Sub shall have performed in all material respects all of such Party’s obligations and complied in all material respects with all of such Party’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)           No Material Adverse Effect . No Material Adverse Effect shall have occurred with respect to the Parent, the Purchaser or Merger Sub since the date of this Agreement.

(d)           Officer Certificate . Each of the Parent, the Purchaser and Merger Sub shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of such Party in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.2(a), 8.2(b) and 8.2(c).

(e)           Secretary Certificate . Each of the Parent, the Purchaser and Merger Sub shall have delivered to the Company a certificate from its secretary certifying as to (A) copies of such Party’s certificate of incorporation and bylaws (or similar applicable Organizational Documents) as in effect as of the Closing Date, (B) the resolutions of such Party’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the other Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Transactions and each of the transactions contemplated hereby and thereby, and (C) the incumbency of officers authorized to execute this Agreement or any other Ancillary Document to which such Party is or is required to be a party or by which such Party is or is required to be bound.

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(f)           Good Standing . Each of the Parent, the Purchaser and Merger Sub shall have delivered to the Company good standing certificates (or similar documents applicable for such jurisdictions) for each such Party certified as of a date no later than sixty (60) days prior to the Closing Date from the proper Governmental Authority of such Party’s jurisdiction of organization and from each other jurisdiction in which such Party is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(g)          PIPE Investment . The Purchaser shall have completed the PIPE Investment for at least Eight Million, Five Hundred Thousand dollars ($8,500,000) at or prior to the Closing.

(h)          Trust Account and PIPE Proceeds. After payment by the Parent to its stockholders in consideration for Parent Ordinary Shares validly tendered and not validly withdrawn pursuant to the Offer, and prior to the payment by the Parent of its Expenses or Taxes, the amount in the Trust Account, together with the proceeds from the PIPE Investment, shall be no less than Twenty-Five Million Dollars ($25,000,000); provided , that Parent’s outstanding Expenses to be paid pursuant to this Section 8.2(h) shall not exceed Three Million Dollars ($3,000,000) (excluding (i) any Expenses that have been paid or otherwise satisfied by the Parent or its Affiliates at or prior to the Transaction Merger Effective Time and (ii) any commissions paid or payable to brokers, investment bankers or other financial advisors pursuant to advisory agreements entered into by the Parent or its Affiliates and disclosed to the Company).

(i)           Warrant Amendment . The Warrant Amendment shall be in effect as of the Transaction Effective Time.

(j)           Escrow . The Company shall have received a copy of the Escrow Agreement, duly executed by the Purchaser, the INXB Representative and the Escrow Agent.

(k)          NASDAQ Listing . The Parent Ordinary Shares and Parent Public Warrants shall be listed on the NASDAQ on the Closing Date (prior to the Redomestication Effective Time); provided , that the Parties acknowledge that such listing requirement shall not be applicable after giving effect to the Redomestication Merger or the Transaction Merger.

(l)           Lock-Up Agreement and Registration Rights Agreement . The Company shall have received copies of the Lock-Up Agreement, duly executed by the Purchaser and the INXB Representative, and the Registration Rights Agreement, duly executed by the Purchaser.

(m)         Legal Opinion . The Company shall have received opinions from the Parent’s counsels, Ellenoff Grossman & Schole LLP and Ogier, in form and substance reasonably satisfactory to the Company, addressed to the Company and dated as of the Closing Date.

8.3          Additional Conditions to Obligations of the Parent, the Purchaser and Merger Sub . In addition to the conditions specified in Section 8.1, the obligations of the Parent, the Purchaser and Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver (by the Parent) of the following conditions:

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(a)           Representations and Warranties . All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by the Company pursuant hereto shall be true and correct on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, any Target Company.

(b)           Agreements and Covenants . The Company shall have performed in all material respects all of the Company’s obligations and complied in all material respects with all of the Company’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)           No Material Adverse Effect . No Material Adverse Effect shall have occurred with respect to the Company or its Subsidiaries since the date of this Agreement.

(d)           Officer Certificate . The Company shall have delivered to the Purchaser a certificate, dated the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c).

(e)           Secretary Certificate . The Company shall have delivered to the Purchaser a certificate from its secretary certifying as to (i) copies of the Company’s Organizational Documents as in effect as of the Closing Date, (ii) the resolutions of the Company’s board of directors and stockholders authorizing the execution, delivery and performance of this Agreement and each of the other Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Merger Transaction and each of the transactions contemplated hereby and thereby, and (iii) the incumbency of officers authorized to execute this Agreement or any other Ancillary Document to which the Company is or is required to be a party or by which the Company is or is required to be bound.

(f)           Good Standing . The Company shall have delivered to the Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no later than sixty (60) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions; provided , that no such good standing certificate shall be required in respect of any Target Company organized under the laws of Argentina or the Russian Federation.

(g)          Employment Agreements . The Purchaser or its Subsidiaries shall have received duly executed employment agreements, in each case, effective as of immediately following the Transaction Effective Time, substantially in the form set forth in Exhibit D hereto (the “ Employment Agreements ”), with each of the executive officers and key employees of the Target Companies set forth on Schedule 8.3(g) hereto.

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(h)          Lock-Up Agreements and Registration Rights Agreements . The Purchaser and/or the Exchange Agent shall have received copies of Lock-Up Agreements and Registration Rights Agreements duly executed by each of the Company Holders, except for any Dissenting Stockholders.

(i)           Escrow . The Purchaser shall have received a counterpart signature page to the Escrow Agreement, duly executed by the Company and the Escrow Agent.

(j)           Legal Opinion . The Purchaser shall have received an opinion from the Company’s counsel, Norton Rose Fulbright, in form and substance reasonably satisfactory to the Purchaser, addressed to the Purchaser and dated as of the Closing Date.

(k)          FIRPTA Certificate . The Purchaser shall have received a certificate from the Company that meets the requirements of Treasury Regulation Section 1.897-2(h)(1), dated within thirty (30) calendar days prior to the Closing Date and in form and substance reasonably satisfactory to the Purchaser along with written authorization for the Purchaser to deliver such notice form to the IRS on behalf of the Company upon the Closing.

(l)           Company Indebtedness and Cash . Prior to giving effect to the transactions contemplated by this Agreement, the total consolidated Indebtedness of the Target Companies shall not exceed Six Million Dollars ($6,000,000) (increased by any Indebtedness incurred by the Company during the Interim Period to acquire material assets or businesses of another Person that is permitted (including with the Parent’s consent) under Section 6.3) and the consolidated cash on hand of the Target Companies (net of the aggregate balance of all outstanding checks or other debit instruments written against such accounts) shall be at least Fifteen Million Dollars ($15,000,000) (less any amounts of cash used by the Company during the Interim Period as the purchase price to acquire material assets or businesses of another Person that is permitted (including with the Parent’s consent) under Section 6.3).

(m)         Company Warrant Termination Agreements . The Purchaser shall have received copies of Company Warrant Termination Agreements duly executed by the Company and each of the Company Warrantholders.

(n)          Company Charter Amendment . The Company shall have effected the amendment of the Company Charter contemplated in Section 6.19.

8.4          Frustration of Conditions . Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

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ARTICLE IX
TERMINATION AND EXPENSES

9.1          Termination . This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time as follows:

(a)          by mutual written consent of the Purchaser and the Company;

(b)          by written notice by any Party if any of the conditions to the Closing set forth in Article VIII have not been satisfied or waived by April 25, 2014 (the “ Outside Date ”); provided, however, the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the intentional failure by such Party to fulfill a condition set forth in Sections 8.1 or 8.2, in the case of the Parent, the Purchaser or Merger Sub, or Sections 8.1 or 8.3, in the case of the Company, was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)          by written notice by any Party if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions or the other transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any Party whose failure to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)          by written notice by the Company, if (i) there has been a breach by the Parent, the Purchaser or Merger Sub of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Party shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by the Company or (B) the Outside Date; or

(e)          by written notice by the Purchaser or Parent, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by the Purchaser or its Affiliates or (B) the Outside Date .

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9.2          Effect of Termination . This Agreement may only be terminated in the circumstances described in Section 9.1 and pursuant to a written notice delivered by the applicable Party to the other Parties, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 6.2, 9.3, 9.4, Article VII, Article X, Article XI and this Section 9.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any action or omission that constitutes fraud, in either case, prior to termination of this Agreement (subject to Article X). Without limiting the foregoing, and except as provided in Article VII, Sections 9.3 and 9.4 and this Section 9.2, but subject to Article X, the Parties’ sole right with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 9.1.

9.3          Fees and Expenses . Subject to Sections 9.4, 10.1 and 11.11, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “ Expenses ” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to the Parent and the Purchaser, Expenses shall include (a) any and all deferred legal expenses of the IPO upon consummation of a business combination and (b) up to an aggregate of $400,000 in finder’s fees, consulting fees or other compensation payable to Parent’s officers or directors or other Persons, in any case, as determined by the Parent’s board of directors (in its sole discretion) in connection with the consummation of the Transactions, in any case, subject to the consummation of the Transactions.

9.4          Termination Fee .

(a)          Notwithstanding Section 9.3 above, in the event that (i) there is a termination of this Agreement by the Purchaser or Parent pursuant to Section 9.1(e) and (ii) within one hundred and twenty (120) days after the date of the termination of this Agreement, the Company or its Affiliates enter into an Alternative Transaction, the Company shall pay a termination fee equal to seventy-five percent (75%) of the Expenses documented and actually incurred by the Parent, the Purchaser and their respective Affiliates in connection with the authorization, preparation, negotiation, execution or performance of this Agreement and the transactions contemplated hereby, including the Registration Statement and the Tender Offers, up to a maximum amount of $300,000 (the “ Company Termination Fee ”).

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(b)          Notwithstanding Section 9.3 above, in the event that (i) there is a termination of this Agreement by the Company pursuant to Section 9.1(d) and (ii) within one hundred and twenty (120) days after the date of the termination of this Agreement, the Parent, Purchaser or their respective Affiliates enter into an Alternative Transaction, the Parent and the Purchaser shall jointly and severally pay a termination fee equal to seventy-five percent (75%) of the Expenses documented and actually incurred by the Company and its Affiliates in connection with the authorization, preparation, negotiation, execution or performance of this Agreement and the transactions contemplated hereby, including the Registration Statement and the Tender Offers, up to a maximum amount of $300,000 (the “ Purchaser Termination Fee ” and each of the Purchaser Termination Fee and the Company Termination Fee, a “ Termination Fee ”).

(c)          The applicable Termination Fee shall be paid, within ten (10) Business Days after the Party required to pay such Termination Fee receives the documented Expenses, by wire transfer of immediately available funds to an account designated in writing by the Party entitled to receive such Termination Fee. Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where a Termination Fee is payable, the payment of the Termination Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which the recipient(s) of the Termination Fee would otherwise be entitled to assert against the liable Party or its Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or stockholders with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to such Parties. Except for nonpayment of the Termination Fee, the Parties hereby agree that, upon termination of this Agreement in circumstances where the Termination Fee is payable, in no event shall the other Parties (i) seek to obtain any recovery or judgment against the Party liable for the Termination Fee or its Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or stockholders or (ii) be entitled to seek or obtain any other damages of any kind, including consequential, indirect or punitive damages; provided, that the foregoing shall not limit (x) any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any action or omission that constitutes fraud, in either case, prior to termination of this Agreement (subject to Article X) or (y) the rights of any Party to seek specific performance or other injunctive relief in lieu of terminating this Agreement.

9.5          Waiver . Any Party hereto may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of the INXB Representative.

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ARTICLE X
TRUST FUND WAIVER

10.1        Waiver of Claims Against Trust . Reference is made to the IPO Prospectus. The Company acknowledges that it has read the IPO Prospectus and understands that the Parent has established the Trust Account containing the proceeds of the IPO and certain additional proceeds (including interest accrued from time to time thereon) initially in an amount of $46,000,000 for the benefit of the Parent’s public stockholders (including overallotment shares acquired by the underwriters of the IPO) (the “ Public Stockholders ”) and that, except as otherwise described in the IPO Prospectus, the Parent may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Parent Ordinary Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“ Business Combination ”), (b) to the Public Stockholders if the Parent fails to either (i) execute a definitive agreement for a Business Combination within eighteen (18) months after the closing of the IPO or (ii) consummate a Business Combination within twenty (21) months after the closing of the IPO, and (c) to the Parent or the Parent’s successor after or concurrently with the consummation of its Business Combination. Subject to the last sentence of this Section 10.1, for and in consideration of the Parent entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Subsidiaries, that no Target Company does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between the Parent (or its Affiliates) and any Target Company, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “ Released Claims ”). Subject to the last sentence of this Section 10.1, the Company on behalf of itself and its Subsidiaries hereby irrevocably waives any Released Claims it may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, Contracts or agreements with Parent or its Affiliates and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Parent and its Affiliates to induce them to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable under applicable Law. To the extent any Target Company commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Parent or its Affiliates, which proceeding seeks, in whole or in part, monetary relief against the Parent or its Affiliates, the Company hereby acknowledges and agrees its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit any Target Company (or any party claiming on a Target Company’s behalf or in lieu of a Target Company) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that a Target Company commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Parent or its Affiliates which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, the Parent and its Affiliates shall be entitled to recover from the Target Companies the associated legal fees and costs in connection with any such action, in the event the Parent or its Affiliate prevails in such action or proceeding. Notwithstanding the foregoing, the Purchaser shall have all rights of the Parent to any distributions made to the Parent upon consummation of the Transactions after giving effect to (A) distributions made by the trustee to Public Stockholders that tender their Ordinary Shares in the Offer and (B) the payment of expenses incurred by or on behalf of the Parent.

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ARTICLE XI
MISCELLANEOUS

11.1        Notices . All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to the Company, to:

Glori Energy, Inc.
4315 South Drive
Houston, TX 77053
Attn: Stuart M. Page
Facsimile: (713) 237-8585
Email: spage@glorienergy.com

with a copy to (but which shall not constitute notice):

Norton Rose Fulbright
1301 McKinney, Suite 5100
Houston, TX 77010-3095
Attn: Charles Powell
Facsimile: (713) 651-5246
Email: Charles.powell@nortonrosefulbright.com

(b)	if to the Purchaser, the Parent or Merger Sub to:

c/o Infinity-C.S.V.C. Management Ltd.
3 Azrieli Center (Triangle Tower)
42nd Floor, Tel Aviv, Israel, 67023
Attn: Mark Chess
Facsimile: 972-3-6075456
Email: MarkC@infinity-equity.com

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with a copy to (but which shall not constitute notice):

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11 th Floor
New York, New York 10105
Attention:  Stuart Neuhauser
Facsimile: (212) 370-7889
Email: sneuhauser@egsllp.com

(c)	if to the INXB Representative to:

c/o Infinity-C.S.V.C. Management Ltd.
3 Azrieli Center (Triangle Tower)
42nd Floor, Tel Aviv, Israel, 67023
Attn: Mark Chess
Facsimile: 972-3-6075456
Email: MarkC@infinity-equity.com

with a copy to (but which shall not constitute notice):

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11 th Floor
New York, New York 10105
Attention:  Stuart Neuhauser
Facsimile: (212) 370-7889
Email: sneuhauser@egsllp.com

11.2        Binding Effect; Assignment . This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

11.3        Governing Law; Jurisdiction . This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York. Each Party hereto hereby (A) submits to the exclusive jurisdiction of any state or federal court located in New York, New York, for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (B) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. Each Party agrees that a final judgment in any such Action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or himself, or its or his property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 11.1. Nothing in this Section 11.3 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

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11.4        Waiver of Jury Trial . Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each Party hereto (i) certifies that no Representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any Action, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.4.

11.5        Counterparts . This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.6        Interpretation . The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) reference to any Law means such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”. The term “Dollars” or “$” means United States dollars. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Parent or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company by IntraLinks, Inc. or its Affiliates for the benefit of the Parent and its Representatives, and the Parent and its Representatives have been given access to the electronic folders containing such information.

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11.7        Entire Agreement . This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, and the Confidentiality Agreement embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein or the Confidentiality Agreement, which collectively supersede all prior agreements and the understandings among the Parties with respect to such subject matter. This Agreement may only be amended pursuant to a written agreement signed by each of the Parties hereto.

11.8        Severability . In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions to be consummated as originally contemplated to the fullest extent possible.

11.9        Specific Performance . Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

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11.10      Third Parties . Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

11.11       INXB Representative .

(a)          Each of the Parent, the Purchaser and Merger Sub (and their successors and assigns), by execution and delivery of this Agreement, hereby appoints, effective as of the Transaction Effective Time, Infinity-C.S.V.C. Management Ltd., in its capacity as the INXB Representative, as each such Party’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Party, to act on behalf of such Party in connection with: (i) bringing, managing, controlling, defending and settling any indemnification claims on behalf of a Purchaser Indemnified Party or Purchaser Indemnifying Party under Article VII hereof, including controlling, defending, managing, settling and participating in any Third Party Claim in accordance with Section 7.6 thereof, (ii) acting on behalf of the Purchaser Indemnified Parties and the Purchaser Indemnifying Parties under the Escrow Agreement, including giving and receiving all notices and communications on behalf of the Purchaser Indemnified Parties and the Purchaser Indemnifying Parties thereunder, and (iii) enforcing after the Closing the rights and obligations of such Parties and their respective successors and assigns under this Agreement and the other Ancillary Documents to which the INXB Representative is a party; provided , that the Parties acknowledge that the INXB Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of Purchaser Securities other than the Company Stockholders and their successors and assigns. All decisions and actions by the INXB Representative, including any agreement between the INXB Representative and the Company Indemnifying Party or Company Indemnified Party relating to the defense or settlement of any claims for which the Company Indemnifying Party may be required to indemnify a Purchaser Indemnified Party pursuant to Article VII hereof or for which the Purchaser Indemnifying Party may be required to indemnify a Company Indemnified Party pursuant to Article VII hereof, shall be binding upon all of the Parties, and no Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 11.11 are irrevocable and coupled with an interest.

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(b)          The INXB Representative shall not be liable for any act done or omitted under this Agreement as the INXB Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Parties shall jointly and severally indemnify the INXB Representative and hold the INXB Representative harmless against any damages, Liability, Loss or expense incurred without gross negligence, bad faith or willful misconduct on the part of the INXB Representative and arising out of or in connection with the acceptance or administration of the INXB Representative’s duties under this Agreement, including the reasonable fees and expenses of any legal counsel retained by the INXB Representative. In no event shall the INXB Representative in such capacity be liable hereunder or in connection herewith for any punitive or consequential damages. The INXB Representative shall be fully protected against the Parties in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof. No Person shall have any Liability for relying on the INXB Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the INXB Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Parties, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the INXB Representative may deem necessary or desirable from time to time. All of the indemnities, immunities, releases and powers granted to the INXB Representative under this Section 11.11(b) shall survive the Closing.

(c)          The Person serving as the INXB Representative may resign upon ten (10) days’ prior written notice to the Parties, provided, that the INXB Representative appoints a replacement INXB Representative. Each successor INXB Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original INXB Representative, and the term “INXB Representative” as used herein shall be deemed to include any such successor INXB Representatives.

11.12      Disclosure Schedules . For the purposes of the Company Disclosure Schedules and the Parent Disclosure Schedules, any information, item or other disclosure set forth in any party of such disclosure schedules (or, to the extent applicable, any Supplemental Disclosure Schedule) shall be deemed to have been set forth in all other applicable parts of such disclosure schedules (or, to the extent applicable, Supplemental Disclosure Schedules) to the extent that the applicability of such disclosure to such other parts is reasonably apparent on the face of such disclosure. Inclusion of information in any disclosure schedule or Supplemental Disclosure Schedule shall not be construed as an admission party that such information is material to the business, properties, financial condition or results of operations of, as applicable, the Company or the Parent, the Purchaser or Merger Sub. Matters reflected in any disclosure schedule or Supplemental Disclosure Schedule is not necessarily limited to matters required by this Agreement to be reflected therein and the inclusion of such matters shall not be deemed an admission that such matters were required to be reflected in such disclosure schedule or Supplemental Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

ARTICLE XII
DEFINITIONS

12.1        Certain Definitions . For purpose of this Agreement, the following capitalized terms have the following meanings:

“ Action ” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

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“ Affiliate ” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“ Ancillary Documents ” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement.

“ Benefit Plans ” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“ Business Day ” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“ Code ” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“ Company Charter ” means the Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on April 29, 2013, as amended.

“ Company Common Stock ” means the common stock, par value $0.0001 per share, of the Company.

“ Company Holder ” means a Company Stockholder or Company Warrantholder.

“ Company Investor Agreement ” means each of the Fourth Amended and Restated Investors’ Rights Agreement, the Fourth Amended and Restated Right of First Refusal and Co-Sale Agreement and the Fourth Amended and Restated Voting Agreement by and among the Company and the Company Stockholders party thereto, each dated as of April 30, 2013, as amended.

“ Company Options ” means mean options (including commitments to grant options) to purchase shares of Company Common Stock issued pursuant to the Company Stock Plan or any other Benefit Plan.

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“ Company Preferred Stock ” means, collectively, the Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock and the Company Series C-1 Preferred Stock.

“ Company Securities ” means, collectively, the Company Stock, the Company Options and the Company Warrants.

“ Company Series A Preferred Stock ” means the Series A Preferred Stock, par value $0.0001 per share, of the Company.

“ Company Series B Preferred Stock ” means the Series B Preferred Stock, par value $0.0001 per share, of the Company.

“ Company Series C Preferred Stock ” means the Series C Preferred Stock, par value $0.0001 per share, of the Company.

“ Company Series C-1 Preferred Stock ” means the Series C-1 Preferred Stock, par value $0.0001 per share, of the Company.

“ Company Stock ” means, collectively, the Company Common Stock and the Company Preferred Stock”

“ Company Stockholder ” means a holder of Company Stock.

“ Company Stock Plan ” means the Glori Energy Inc. 2006 Stock Option and Grant Plan (including, after the Closing, as assumed by the Purchaser and amended in accordance with Section 2.8(d)).

“ Company Warrantholder ” means a holder of any Company Warrants.

“ Company Warrants ” means those warrants entitling the holders thereof to purchase Company Common Stock or Company Preferred Stock.

“ Consent ” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“ Contracts ” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

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“ Control ” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “ Controlled Person ”) shall be deemed Controlled by (a) any other Person (the “ 10% Owner ”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“ Convertible Basis ” means, (a) with respect to shares of Company Preferred Stock, the number of shares of Company Common Stock that such shares of Company Preferred Stock (including any accrued and undeclared but unpaid dividends on such Company Preferred Stock) are convertible or exchangeable into pursuant to the terms of the Company Charter, as amended from time to time, including by the amendment contemplated by this Agreement, and (b) with respect to Company Warrants to acquire Company Preferred Stock, the number of shares of Company Common Stock that the Company Preferred Stock acquirable under such Warrants are convertible or exchangeable into in accordance with the applicable Company Warrant Termination Agreement.

“ Copyrights ” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“ EBC ” means Early Bird Capital, Inc., the lead underwriter in Parent’s IPO.

“ Environmental Law ” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. §1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Clean Water Act (33 U.S.C. §1251 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. §651 et seq.), as each has been or may be amended.

“ Environmental Liabilities ” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

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“ ERISA ” means the Employee Retirement Income Security Act of 1974, as amended.

“ Exchange Act ” means the Securities Exchange Act of 1934, as amended.

“ GAAP ” means generally accepted accounting principles as in effect in the United States of America.

“ Governmental Authority ” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“ Hazardous Material ” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“ Indebtedness ” of any Person means (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest) or for the deferred purchase price of property or services, (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (c) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all obligations of such Person in respect of acceptances issued or created, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by an Lien on any property of such Person and (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (i) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“ Intellectual Property ” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

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“ Internet Assets ” means any all domain name registrations, web sites and web pages and related rights, items and documentation related thereto.

“ IPO ” means the initial public offering of Parent Units pursuant to the IPO Prospectus.

“ IPO Prospectus ” means the final prospectus of the Parent, dated and filed with the SEC on July 19, 2012 (File No. 333-173575).

“ Knowledge ” means, with respect to any Party, the actual knowledge of its directors and executive officers, after due inquiry.

“ Law ” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“ Liabilities ” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax liabilities due or to become due.

“ Lien ” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“ Material Adverse Effect ” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries to consummate the transactions contemplated hereby on a timely basis; provided , however, that any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the United States or any other country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to Parent, the consummation and effects of the Tender Offers described in Sections 6.10 and 6.11 hereof; provided, further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses.

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“ Merger Sub Common Stock ” means the common stock, par value $0.01 per share, of Merger Sub.

“ Organizational Documents ” means, with respect to the Parent, the Parent Charter, and with respect to any other Party, its Certificate of Incorporation and Bylaws or similar organizational documents, in each case, as amended.

“ Order ” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“ Parent Charter ” means the memorandum and articles of association of Parent, as amended effective July 20, 2012.

“ Parent Ordinary Shares ” means the ordinary shares, no par value per share, of Parent.

“ Parent Public Warrant ” means one whole warrant entitling the holder thereof to purchase one (1) Parent Ordinary Share at a price of $7.00 per share.

“ Parent Securities ” means the Parent Ordinary Shares, the Parent Public Warrants, the Parent Sponsor/EBC Warrants and the Parent UPO, collectively.

“ Parent Sponsor/EBC Warrant ” means one whole warrant entitling the holder thereof to purchase one (1) Parent Ordinary Share at a purchase price of $7.00 per share.

“ Parent Unit ” means the units issued in the IPO consisting of one Parent Ordinary Share and one Parent Public Warrant.

“ Parent UPO ” means the unit purchase options granted to EBC to purchase up to 500,000 units at a price of $8.80 per unit, with each such unit consisting of one (1) Parent Ordinary Share and one (1) warrant entitling the holder thereof to purchase one (1) Parent Ordinary Share, with an exercise price of $7.00 per share. The Parent UPO will expire on July 19, 2017.

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“ Patents ” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“ Permits ” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“ Permitted Liens ” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“ Person ” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“ Personal Property ” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“ Purchaser Common Stock ” means the common stock, par value $0.01 per share, of Purchaser; provided, that at the Redomestication Merger Effective Time, the par value per share of the Redomestication Surviving Corporation shall be $0.0001 per share.

“ Purchaser Public Warrants ” means one whole warrant entitling the holder thereof to purchase one (1) share of Purchaser Common Stock at a price of $10.00 per share (after giving effect to the Warrant Amendment). Each Purchaser Public Warrant will be exercisable at the Closing and will expire five (5) years after the completion of the Transaction Merger, or earlier upon redemption or liquidation.

“ Purchaser Securities ” means the Purchaser Common Stock, the Purchaser Public Warrants and the Purchaser Sponsor/EBC Warrants, collectively.

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“ Purchaser Share Price ” shall mean the average closing trade price per share of Purchaser Common Stock as listed by NASDAQ (or any successor exchange or quotation system on which the Purchaser Common Stock is listed or quoted) for the twenty (20) day trading period ending on the trading day immediately prior to the date of determination.

“ Purchaser Sponsor/EBC Warrant ” means one whole warrant entitling the holder thereof to purchase one (1) share of Purchaser Common Stock at a purchase price of $10.00 per share (after giving effect to the Warrant Amendment).

“ Purchaser Warrant ” means any Purchaser Public Warrant or Purchaser Sponsor/EBC Warrant.

“ Release ” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“ Remedial Action ” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“ Representative ” means, as to any Person, such Person’s Affiliates and its and their managers, directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants).

“ SEC ” means the Securities and Exchange Commission (or any successor Governmental Authority).

“ Securities Act ” means the Securities Act of 1933, as amended.

“ Software ” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“ Sponsors ” means, collectively, (i) Infinity I-China Fund (Cayman), L.P., (ii) Infinity I-China Fund (Israel), L.P., (iii) Infinity I-China Fund (Israel 2), L.P. and (iv) Infinity I-China Fund (Israel 3), L.P., and, with respect to actions or events occurring from and after the date of this Agreement, HH Energy Group, LP.

“ Subsidiary ” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

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“ Target Company ” means each of the Company and its direct and indirect Subsidiaries.

“ Tax Return ” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“ Taxes ” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“ Trade Secrets ” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“ Trademarks ” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“ Trust Account ” means the trust account established by Parent with the proceeds from the IPO in accordance with the IPO Prospectus.

12.2          Section References . The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

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Term	Section
Accounts Receivable	5.25
Acquisition Proposal	6.7(a)
Adjusted Option	2.8(d)
Agreement	Preamble
Alternative Transaction	6.7(a)
Antitrust Laws	6.8(b)(ii)
Business Combination	10.1
BVI Law	1.1
Claim Notice	7.6(b)
Closing	3.1
Closing Date	3.1
Closing Filing	6.13(b)
Closing Press Release	6.13(b)
Company	Preamble
Company Benefit Plan	5.19(a)
Company Certificates	2.9(a)
Company Disclosure Schedules	Article V
Company Financials	5.7(a)
Company Indemnified Party	7.3
Company Indemnifying Party	7.2
Company IP	5.13(d)
Company IP Licenses	5.13(a)
Company Material Contract	5.12(a)
Company Oil and Gas Agreements	5.26(a)
Company Permits	5.10
Company Personal Property Leases	5.16
Company Real Property Leases	5.15
Company Registered IP	5.13(a)
Company Termination Fee	9.4(a)
Company Warrant Termination Agreement	6.18
Confidentiality Agreement	6.2
Decommissioning	5.26(g)
Deductible	7.5(a)
Defensible Title	5.26(e)
DGCL	Recitals
Dissenting Stockholders	2.12(a)
Dissenting Shares	2.12(a)
DOJ	6.8(b)(ii)
Employment Agreements	8.3(g)
Enforceability Exceptions	4.2
Environmental Permit	5.20(a)
Escrow Account	2.15
Escrow Agent	2.15
Escrow Agreement	2.15
Escrow Shares	2.15
Escrowed Property	2.7
Exchange Agent	2.9(a)
Exchange Ratio	2.8(d)
Expenses	9.3
Expiration Date	2.15
FTC	6.8(b)(ii)
Indemnified Party	7.3
Indemnifying Party	7.3
Interim Balance Sheet Date	5.7(a)
Interim Period	6.3
INXB Directors	6.14(a)
INXB Representative	Preamble
Leased Premises	5.15
Lock-Up Agreement	2.9(b)
Loss	7.2
Merger Consideration	2.7
Merger Sub	Preamble
Notified Person	7.6(b)
Notifying Person	7.6(b)
OFAC	4.22
Off-the-Shelf Software Agreements	5.13(a)
Offer Documents	6.10(a)
Oil and Gas Properties	5.26(a)
Outbound IP License	5.13(c)
Outside Date	9.1(b)
Parent	Preamble
Parent Disclosure Schedules	Article IV
Parent Financials	4.6(b)
Parent Material Contract	4.14(a)
Parent UPO Termination Agreement	4.27
Party(ies)	Preamble
Pending Claims	2.15
Pending Reserved Portion	2.8(d)
PIPE Investment	4.25
Post-Closing Purchaser Board	6.14(a)
Pro Rata Share	2.7
Public Certifications	4.6(a)
Public Stockholders	10.1
Purchaser	Preamble
Purchaser Indemnified Party	7.2

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Term	Section
Purchaser Indemnifying Party	7.3
Purchaser Termination Fee	9.4(b)
Redomestication Certificate of Merger	1.2
Redomestication Effective Time	1.2
Redomestication Merger	Recitals
Redomestication Plan of Merger	1.2
Redomestication Surviving Corporation	1.1
Registration Rights Agreement	2.9(b)
Registration Statement	6.12
Related Person	5.21
Released Claims	10.1
Requisite Regulatory Approvals	8.1(e)
Reserve Report	5.26(b)
Reserved Portion	2.8(d)
Restatement	4.6(a)
Schedule TO	6.10(a)
SEC Reports	4.6(a)
Section 409A Plan	5.19(j)
Offer	6.10(a)
Signing Press Release	6.13(b)
Supplemental Disclosure Schedules	6.16
Tender Offers	6.11
Termination and Release Agreement	2.9(i)
Termination Fee	9.4(b)
Third Party Claim	7.6(c)
Top Customer	5.23
Top Supplier	5.23
Transaction Certificate of Merger	2.2
Transaction Effective Time	2.2
Transaction Merger	Recitals
Transaction Surviving Corporation	2.1
Transactions	Recitals
Warrant Amendment	4.26
Warrant Conversion Agreement	4.28
Warrant Tender Offer	6.11

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first above written.

The Parent:

INFINITY CROSS BORDER ACQUISITION CORPORATION ,
a British Virgin Islands company

By:	/s/ Mark Chess
Name: Mark Chess
Title: Executive Vice President

The Purchaser:

GLORI ACQUISITION CORP. ,
a Delaware corporation

By:	/s/ Mark Chess
Name: Mark Chess
Title: President

Merger Sub:

GLORI MERGER SUBSIDIARY, INC. ,
a Delaware corporation

By:	/s/ Mark Chess
Name: Mark Chess
Title: President

The INXB Representative:

INFINITY-C.S.V.C. MANAGEMENT LTD.,
in its capacity hereunder as the INXB Representative

By:	/s/ Avishai Silvershatz
Name: Avishai Silvershatz
Title: Managing Partner

[SIGNATURE PAGE TO MERGER AND SHARE EXCHANGE AGREEMENT]

The Company:

GLORI ENERGY INC. ,
a Delaware corporation

By:	/s/ Stuart Page
Name: Stuart Page
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO MERGER AND SHARE EXCHANGE AGREEMENT]

FIRST AMENDMENT TO THE

MERGER AND SHARE EXCHANGE AGREEMENT

This First Amendment to the Merger and Share Exchange Agreement (this “ Amendment ”) is made and entered into as of February 20, 2014 by and among  Infinity Cross Border Acquisition Corporation , a British Virgin Islands business company with limited liability (the “ Parent ”),  Glori Acquisition Corp. , a Delaware corporation and wholly-owned subsidiary of the Parent (the “ Purchaser ”),  Glori Merger Subsidiary, Inc. , a Delaware corporation and wholly-owned subsidiary of the Purchaser (“ Merger Sub ”),  Infinity-C.S.V.C. Management Ltd.  in its capacity as the representative as further described in the Agreement (as defined below) (the “ INXB Representative ”), and  Glori Energy Inc. , a Delaware corporation (the “ Company ”). The Parent, the Purchaser, Merger Sub, the INXB Representative and the Company are sometimes referred to herein individually as a “ Party ” and, collectively, as the “ Parties ”. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings assigned to such terms in the Merger and Share Exchange Agreement, dated January 8, 2014, by and among the Parties (as amended, the “ Agreement ”).

WITNESSETH:

A.           The Parties have entered into the Agreement, which sets forth the Parties’ rights and obligations with respect to the Transactions; and

B.            The Parties desire to amend the Agreement to reflect the entrance by Glori Holdings Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“ Glori Holdings ”), and Petro-Hunt, L.L.C., a Texas limited liability company (“ Petro-Hunt ”), into that certain Purchase and Sale Agreement, dated as of February 4, 2014 (the “ PSA ”), as well as certain related and unrelated matters.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Amendment as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Amendment, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

AMENDMENTS

1.1             PIPE Investment Amendments . The Agreement is amended as follows.

(a)           Section 8.2(g) of the Agreement is amended to include the phrase “in cash or in kind (including debt instruments), with in kind amounts not to exceed $2,000,000,” after the words “Eight Million, Five Hundred Thousand dollars ($8,500,000)”.

(b)           Section 8.2(h) of the Agreement is amended to include the phrase “in cash or in kind (including debt instruments), with in kind amounts not to exceed $2,000,000,” after the words “Twenty-Five Million Dollars ($25,000,000)”.

(c)           The following is added to the Agreement as Section 6.20:

6.20            Petro-Hunt Note . The Purchaser acknowledges the agreement by Glori Holdings to issue the Petro-Hunt Note pursuant to the PSA, and the Purchaser, from and after the Closing, subject to the consummation of the transactions contemplated by the PSA, agrees to take all reasonable action necessary to implement the conversion features of the Petro-Hunt Note.

(d)           The following definitions are added to Section 12.1 of the Agreement:

“ Glori Holdings ” means Glori Holdings Inc., a Delaware corporation and a wholly owned subsidiary of the Company.

“ Petro-Hunt Note ” means that certain 6.0% Convertible Promissory Note for Two Million Dollars ($2,000,000) to be issued by Glori Holdings to Petro-Hunt L.L.C. upon the consummation of the transactions contemplated by the PSA and due one year thereafter.

“ PSA ” means that certain Purchase and Sale Agreement, dated as of February 4, 2014, by and between Glori Holdings and Petro-Hunt, L.L.C.

1.2             All Access Common Warrant . In connection with the issuance of that certain Common Stock Warrant, dated as of November 22, 2013, to All Access International, LLC by the Company, the Agreement is amended as follows:

(a)            Section 2.7 of the Agreement is amended (i) so that Subsection (a)(ii) includes the phrase “, calculated on a Convertible Basis, as amended by the relevant Company Warrant Termination Agreement” after the phrase “owned by such Company Holder”, (ii) so that the parenthetical in Subsection (a)(ii) includes the word “applicable” before the phrase “Company Warrant Termination Agreement” and (iii) so that Subsection (b)(ii) includes the phrase “, calculated on a Convertible Basis, as amended by the Company Warrant Termination Agreements” after the phrase “under all outstanding Company Warrants”.

(b)            The last sentence of Section 2.8(c) of the Agreement is amended to read as follows: “All Company Warrants to acquire Company Stock will be treated on a Convertible Basis.”

(c)            The definition of Convertible Basis set forth in the Agreement is amended so that all references to “Company Preferred Stock” in part (b) are replaced with references to “Company Stock”.

ARTICLE II

CONSENTS AND WAIVERS

2.1             Consent of the Parent . By executing this Amendment, the Parent (a) consents to the entrance into the PSA by Glori Holdings, and all of the transactions contemplated thereby, and such consent constitutes a written consent as required by Section 6.3 of the Agreement, and (b) acknowledges and agrees to the effect of the PSA and all of the transactions contemplated thereby on the Indebtedness and consolidated cash on hand of the Target Companies, as referenced in Section 8.3(l) of the Agreement.

2.2             Waivers by the Parent . The Parent hereby waives the failure by the Company to enter into Warrant Termination Agreements with Silicon Valley Bank and All Access International, LLC within ten (10) Business Days of execution of the Agreement as required by Section 6.18 of the Agreement;  provided , that the Parent does not waive its rights under any other provision of the Agreement with respect to the Warrant Termination Agreements, including Section 8.3(m) of the Agreement.

ARTICLE III

MISCELLANEOUS

3.1             Incorporation by Reference . Sections 11.1 through 11.6 and Section 11.8 through 11.10 of the Agreement are hereby incorporated by reference and apply to this Amendment as if all references to “Agreement” contained therein were instead references to “Amendment.”

3.2             Entire Agreement . This Amendment, the Agreement, and the documents or instruments referred to herein or therein, including any exhibits and schedules attached hereto or thereto, which exhibits and schedules are incorporated herein by reference, and the Confidentiality Agreement embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein or therein or the Confidentiality Agreement, which collectively supersede all prior agreements and the understandings among the Parties with respect to such subject matter. This Amendment may only be amended pursuant to a written agreement signed by each of the Parties hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party hereto has caused this Amendment to be signed and delivered by its respective duly authorized officer as of the date first above written.

The Parent:

INFINITY CROSS BORDER ACQUISITION CORPORATION , a British Virgin Islands company

By:	/s/ Mark Chess
	Name:	Mark Chess
	Title:	EVP

The Purchaser:

GLORI ACQUISITION CORP. , a Delaware corporation

By:	/s/ Mark Chess
	Name:	Mark Chess
	Title:	President

Merger Sub:

GLORI MERGER SUBSIDIARY, INC. , a Delaware corporation

By:	/s/ Mark Chess
	Name:	Mark Chess
	Title:	President

The INXB Representative:

INFINITY-C.S.V.C. MANAGEMENT LTD., in its capacity hereunder as the INXB Representative

By:	/s/ Avishai S. Ivershatz
	Name:	Avishai S. Ivershatz
	Title:	Managing Partner

[SIGNATURE PAGE TO FIRST AMENDMENT TO THE MERGER AND SHARE EXCHANGE AGREEMENT]

The Company

GLORI ENERGY INC. , a Delaware corporation

By:	/s/ Stuart Page
	Name:	Stuart Page
	Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO FIRST AMENDMENT TO THE MERGER AND SHARE EXCHANGE AGREEMENT]

93

Execution Version

SECOND AMENDMENT TO THE

MERGER AND SHARE EXCHANGE AGREEMENT

This Second Amendment to the Merger and Share Exchange Agreement (this “Amendment”) is made and entered into as of March 20, 2014 by and among Infinity Cross Border Acquisition Corporation, a British Virgin Islands business company with limited liability (the “Parent”), Glori Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Parent (the “Purchaser”), Glori Merger Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of the Purchaser (“Merger Sub”), Infinity-C.S.V.C. Management Ltd. in its capacity as the representative as further described in the Agreement (as defined below) (the “INXB Representative”), and Glori Energy Inc., a Delaware corporation (the “Company”). The Parent, the Purchaser, Merger Sub, the INXB Representative and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings assigned to such terms in the Merger and Share Exchange Agreement, dated January 8, 2014, by and among the Parties, as amended by the First Amendment to the Merger and Share Exchange Agreement, dated February 20, 2014, by and among the Parties (as amended, the “Agreement”).

WITNESSETH:

A.           The Parties have entered into the Agreement, which sets forth the Parties’ rights and obligations with respect to the Transactions; and

B.           The Parties desire to amend the Agreement to reflect the authorization by the Company of a new class of stock, designated Series C-2 Preferred, par value $0.0001 per share (the “Series C-2 Preferred Stock”), the entrance by the Company into the Series C-2 Preferred Stock and Warrant Purchase Agreement, dated as of March 13, 2014 (the “Series C-2 Purchase Agreement”), and the issuance by the Company of the Series C-2 Preferred Stock and the warrants to purchase shares of the Series C-2 Preferred Stock pursuant to the Series C-2 Purchase Agreement (the “Series C-2 Issuance”).

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Amendment as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Amendment, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
Amendments

1.1           Merger Consideration Amendments. The Agreement is amended as follows.

(a)          Section 2.7 of the Agreement is amended so that the language reading “twenty-two million, nine hundred fifty-three thousand, four hundred thirty-two (22,953,432)” is replaced with language reading “twenty-three million, five hundred eighty-four thousand, five hundred fifty-seven (23,584,557)”.

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(b)          Section 2.15 of the Agreement is amended so that the language reading “six hundred eight-eight thousand, six hundred and three (688,603)” is replaced with language reading “seven hundred seven thousand, five hundred thirty-seven (707,537)”.

(c)          The first sentence of Section 5.3(a) of the Agreement is amended to read as follows: “The authorized capital of the Company consists of: (i) 100,000,000 shares of Company Common Stock, 3,295,771 shares of which are issued and outstanding; and (ii) 29,522,607 shares of Company Preferred Stock, (A) 521,852 of which have been designated Company Series A Preferred Stock, 475,541 of which are issued and outstanding, (B) 2,901,052 of which have been designated Company Series B Preferred Stock, 2,901,052 of which are issued and outstanding, (C) 13,780,033 of which have been designated Company Series C Preferred Stock, 7,296,607 of which are issued and outstanding, (D) 8,836,718 of which have been designated Company Series C-1 Preferred Stock, 4,308,645 of which are issued and outstanding, and (E) 3,482,952 of which have been designated Company Series C-2 Preferred Stock, 1,842,028 of which are issued and outstanding.”

(d)          The definition of Company Investor Agreement set forth in the Agreement is amended so that each reference to “Fourth” is instead a reference to “Fifth” and each reference to “April 30, 2013” is instead a reference to “March 13, 2014”.

(e)          The definition of Company Preferred Stock set forth in the Agreement to is amended include the phrase “, the Company Series C-2 Preferred Stock” after the words “Company Series C Preferred Stock”.

(f)          The following definition is added to Section 12.1 of the Agreement:

“Company Series C-2 Preferred Stock” means the Series C-2 Preferred Stock, par value $0.0001 per share, of the Company.

1.2           Changes to Exhibits. Exhibits A and B to the Agreement are replaced with Exhibits A and B to this Amendment.

Article II
Consents and Waivers

2.1           Consent of the Parent. By executing this Amendment, the Parent (a) consents to the amendment of the Organizational Documents of the Company to reflect the authorization of the Series C-2 Preferred, (b) consents to the entrance by the Company into the Series C-2 Purchase Agreement, (c) consents to the entrance by the Company into the amended and restated Company Investor Agreement, (d) consents to the Series C-2 Issuance by the Company and each such consent constitutes a written consent as required by Section 6.3 of the Agreement.

2.2           Waivers by the Parent. The Parent hereby waives the failure by the Company to enter into Warrant Termination Agreements with holders of Series C-2 warrants within ten (10) Business Days of execution of the Agreement as required by Section 6.18 of the Agreement; provided, that the Parent does not waive its rights under any other provision of the Agreement with respect to the Warrant Termination Agreements, including Section 8.3(m) of the Agreement.

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Article III
MISCELLANEOUS

3.1           Incorporation by Reference. Sections 11.1 through 11.6 and Section 11.8 through 11.10 of the Agreement are hereby incorporated by reference and apply to this Amendment as if all references to “Agreement” contained therein were instead references to “Amendment.”

3.2           Entire Agreement. This Amendment, the Agreement, and the documents or instruments referred to herein or therein, including any exhibits and schedules attached hereto or thereto, which exhibits and schedules are incorporated herein by reference, and the Confidentiality Agreement embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein or therein or the Confidentiality Agreement, which collectively supersede all prior agreements and the understandings among the Parties with respect to such subject matter. This Amendment may only be amended pursuant to a written agreement signed by each of the Parties hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each Party hereto has caused this Amendment to be signed and delivered by its respective duly authorized officer as of the date first above written.

The Parent:

INFINITY CROSS BORDER ACQUISITION CORPORATION,
a British Virgin Islands company

By:
Name:
Title:

The Purchaser:

GLORI ACQUISITION CORP.,
a Delaware corporation

By:
Name: Mark Chess
Title: President

Merger Sub:

GLORI MERGER SUBSIDIARY, INC.,
a Delaware corporation

By:
Name: Mark Chess
Title:President

The INXB Representative:

INFINITY-C.S.V.C. MANAGEMENT LTD.,
in its capacity hereunder as the INXB Representative

By:
Name:
Title:

[SIGNATURE PAGE TO SECOND AMENDMENT TO THE MERGER AND SHARE EXCHANGE AGREEMENT]

The Company:

GLORI ENERGY INC.,
a Delaware corporation

By:
Name: Stuart Page
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO SECOND AMENDMENT TO THE MERGER AND SHARE EXCHANGE AGREEMENT]

EXHIBIT A

Form of Lock-Up Agreement

[See attached]

EXHIBIT B

Form of Registration Rights Agreement

[See attached]

IF YOU WOULD LIKE ADDITIONAL COPIES OF THIS SECOND AMENDED AND RESTATED OFFER TO PURCHASE OR IF YOU HAVE

QUESTIONS ABOUT THE TRANSACTION, YOU SHOULD CONTACT INFINITY BY TELEPHONE OR IN

WRITING AT THE FOLLOWING ADDRESS:

Infinity Cross Border Acquisition Corporation

c/o Infinity-C.S.V.C. Management Ltd.

3 Azrieli Center (Triangle Tower)

42nd Floor, Tel Aviv, Israel, 67023

Telephone: 011-972-3-607-5170

The Depositary for the Offer is:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

Attn: Reorganization Dept.

17 Battery Place, 8 th  Floor

New York, NY 10004

Questions and requests for assistance regarding the Offer may be directed to Morrow & Co., LLC, our Information Agent for the Offer at the telephone numbers set forth below.  You may also request additional copies of this Offer to Purchase, the Letter of Transmittal, and the other Offer documents from the Information Agent at the telephone numbers set forth below.  You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

The Information Agent for the Offer is:

470 West Avenue, 3 rd  Floor

Stamford, CT 06902

 Telephone: (800) 662-5200

 Banks and brokerage firms: (203) 658-9400

 inxb.info@morrowco.com

Second Amended and Restated Offer to Purchase

March 26, 2014

The Letter of Transmittal, certificates for Warrants and any other required documents should be sent or delivered by each Warrant holder who wishes to participate in the Offer or such Warrant holder’s broker, dealer, commercial bank, trust company or other nominee, to the Depositary by the Expiration Date at the address set forth below.

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company

Attn: Reorganization Dept.

17 Battery Place, 8th Floor

New York, NY 10004

Questions or requests for assistance may be directed to the Information Agent at its telephone numbers and address set forth below. Questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at the address and telephone numbers set forth below. Warrant holders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

470 West Avenue, 3rd Floor

Stamford, CT 06902

Telephone: (800) 662-5200

Banks and brokerage firms: (203) 658-9400

inxb.info@morrowco.com

Second Amended and Restated Offer to Purchase

March 27, 2014